As filed with the US Securities and Exchange Commission on August 6, 2007
Registration No. 333-143666

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
to
FORM F-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Barclays PLC	Barclays (Netherlands) N.V.
(Exact name of registrant as specified in its charter)
N/A
(Translation of registrant’s name into English)

Barclays PLC— England	6029	None
Barclays (Netherlands) N.V.— The Netherlands (State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

Barclays PLC 1 Churchill Place London E14 5HP United Kingdom Tel. No.: 011-44-20-7116-1000	Barclays (Netherlands) N.V. Fred. Roeskestraat 123-1 1076 EE Amsterdam The Netherlands Tel No.: 011-31-20-577-1177
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

James Walker
Barclays Bank PLC
200 Park Avenue,
New York, New York 10166
United States of America
Tel. No.: 1-212-412-4000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies To:

George H. White Sullivan & Cromwell LLP 1 New Fetter Lane London EC4A 1AN United Kingdom Tel. No.: 011-44-20-7959-8900	Margaret E. Tahyar Davis Polk & Wardwell 121 avenue des Champs-Elysees 75008 Paris France Tel. No.: 011-33-1-56-59-36-70

    Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

    The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Offer to Exchange

Each Ordinary Share	Each American Depositary Share
of
ABN AMRO Holding N.V.
for

2.13 Ordinary Shares	0.5325 American Depositary Shares

and €13.15 in cash	and €13.15 in cash (paid in US dollars)
of
Barclays PLC
    On April 23, 2007, Barclays PLC, a public limited company organized under the laws of England (“Barclays”), entered into a merger protocol (the “Merger Protocol”) with ABN AMRO Holding N.V., a public limited liability company organized under the laws of The Netherlands (“ABN AMRO”), providing for a combination of their businesses. The terms under which the proposed combination would take place, as well as the Merger Protocol, were revised on July 23, 2007, and the Merger Protocol was further revised on July 30, 2007 and, by a letter agreement, on August 3, 2007. The proposed combination of ABN AMRO and Barclays will create one of the world’s leading universal banks. Barclays will be the holding company of the combined group. ABN AMRO’s business will be brought under the combined group umbrella through an exchange offer by Barclays for all outstanding ABN AMRO ordinary shares, nominal value €0.56 per share, including all ABN AMRO American Depositary Shares, each representing one ABN AMRO ordinary share (“ABN AMRO ADSs”).
    This document is being sent to holders of ABN AMRO ordinary shares located in the United States and Canada and holders of ABN AMRO ADSs located in any Offer Jurisdiction (as defined on page i of this document) to effect the exchange offer. Separate offering documentation is being made available to holders of ABN AMRO ordinary shares located in Offer Jurisdictions other than the United States and Canada. Subject to a “mix-and-match” facility described in this document, Barclays is offering to exchange in the manner set out in this document (a) 2.13 Barclays ordinary shares, nominal value 25p per share, and €13.15 in cash for each ABN AMRO ordinary share, and (b) 0.5325 Barclays American Depositary Shares, each representing four Barclays ordinary shares (“Barclays ADSs”), and €13.15 in cash (paid in US dollars) for each ABN AMRO ADS, in each case that is validly tendered (or defectively tendered provided that such defect has been waived by Barclays) and not properly withdrawn. The cash consideration paid in respect of each ABN AMRO ADS that is validly tendered (or defectively tendered provided that such defect has been waived by Barclays) and not properly withdrawn, will be US dollars, based on the conversion of the Euro consideration into US dollars, net of any applicable fees and expenses, at the average exchange rate obtainable by The Bank of New York, as the ADS exchange agent, for the five business days preceding the date on which the cash consideration is received by the ADS exchange agent for delivery in respect of such ABN AMRO ADSs.
    The exchange offer is being made on the terms and pursuant to the conditions set forth in this document and, for ABN AMRO ordinary shares, the related form of acceptance, and, for the ABN AMRO ADSs, in the related letter of transmittal. Following the exchange offer, it is expected that, subject to applicable law, Barclays will take steps in order to cause ABN AMRO to become a direct or indirect wholly owned subsidiary of Barclays, as described in “Post-Closing Restructuring”.
    The exchange offer will commence in the United States and Canada at 9:00 a.m. New York City Time (3:00 p.m. Amsterdam Time), on August 7, 2007, and expire at 9:00 a.m. New York City Time (3:00 p.m. Amsterdam Time), on October 4, 2007, unless the exchange offer is extended or terminated prior to that time.
    Upon completion of the exchange offer, and assuming that all of the outstanding ABN AMRO ordinary shares and ABN AMRO ADSs are validly tendered (or defectively tendered provided that such defect has been waived by Barclays) and not withdrawn, existing holders of Barclays ordinary shares and Barclays ADSs and former holders of ABN AMRO ordinary shares and ABN AMRO ADSs will own approximately 56% and 35%, respectively, of the outstanding Barclays ordinary shares (including Barclays ordinary shares represented by Barclays ADSs). Based on the current number of outstanding ABN AMRO ordinary shares (including ABN AMRO ordinary shares represented by ABN AMRO ADSs), Barclays will issue approximately 4,012,764,544 Barclays ordinary shares (including Barclays ordinary shares represented by Barclays ADSs) in the exchange offer.
    Barclays ordinary shares and Barclays ADSs are listed on the New York Stock Exchange (the “NYSE”), where Barclays ADSs trade under the symbol “BCS”, and ABN AMRO ordinary shares and ABN AMRO ADSs are listed on the NYSE, where ABN AMRO ADSs trade under the symbol “ABN”. Barclays intends to apply to list the Barclays ordinary shares and the Barclays ADSs to be issued in the exchange offer on the NYSE, subject to official notice of issuance. Barclays will also make an application to the United Kingdom Listing Authority (the “UKLA”) and the London Stock Exchange (the “LSE”) for the Barclays ordinary shares to be issued in the exchange offer to be admitted to the Official List and to trading on the LSE, as well as to list such Barclays ordinary shares on the Tokyo Stock Exchange (the “TSE”). Barclays will also apply for a secondary listing on Eurolist by Euronext™ of Euronext Amsterdam N.V. (“Euronext”). If the exchange offer is declared unconditional by Barclays, ABN AMRO ordinary shares and ABN AMRO ADSs will be delisted from the NYSE and Euronext as soon as practicable thereafter.
    The exchange offer is subject to the conditions set forth in “The Exchange Offer — Conditions”. See “Risk Factors” for a discussion of various factors that you, as holders of ABN AMRO ordinary shares or ABN AMRO ADSs, should consider about the exchange offer.

    Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of the securities to be issued in the transactions described herein or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense.
The Dealer Manager for the Exchange Offer in the United States is
Deutsche Bank Securities

The date of this document is August 6, 2007

ADDITIONAL INFORMATION
      This document incorporates important business and financial information about ABN AMRO and Barclays from documents filed with the SEC that have not been included in, or delivered with, this document. See “Where You Can Find More Information”. Documents filed with or furnished to the SEC by Barclays or ABN AMRO on or after September 10, 2002 are available on the website maintained by the SEC at www.sec.gov. You may also request copies of these documents, without charge, upon written or oral request to Barclays information agent in the United States, Georgeson, at (212) 440-9800 or toll free at (888) 605-7547. In order to ensure timely delivery, any request should be submitted no later than September 27, 2007.
      You can also get more information by visiting ABN AMRO’s website at www.abnamro.com and Barclays website at www.barclays.com. Information contained in, or otherwise accessible through, these internet sites is not a part of this document and is not incorporated by reference herein. All references in this document to these internet sites are inactive textual references to these URLs and are for your information only. See “Where You Can Find More Information”.

      No person is authorized to give any information or to make any representation with respect to the matters that this document describes other than those contained in this document, and, if given or made, the information or representation must not be relied upon as having been authorized by ABN AMRO or Barclays. This document does not constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or a solicitation. Neither the delivery of this document nor any distribution of securities made under this document shall, under any circumstances, create an implication that there has been no change in the affairs of ABN AMRO or Barclays since the date of this document or that any information contained herein is correct as of any time subsequent to the date of this document.

      This document is being sent to holders of ABN AMRO ordinary shares located in the United States and Canada and holders of ABN AMRO ADSs located in every Offer Jurisdiction (as defined below) to effect the exchange offer. Separate offering documentation is being made available to holders of ABN AMRO ordinary shares located in Offer Jurisdictions other than the United States and Canada. The distribution of this document and any other documentation regarding the exchange offer may, in some jurisdictions, be restricted by law. Offering documentation regarding the exchange offer may not be distributed, directly or indirectly, in or into any jurisdiction other than The Netherlands, the United Kingdom, the United States, Austria, Belgium, Canada, France, Germany, Ireland, Luxembourg, Norway, Singapore, Spain and Switzerland, and any other jurisdictions in which Barclays determines that it may lawfully distribute offering documentation regarding the exchange offer in accordance with local law (together the “Offer Jurisdictions”). However, acceptances by holders of ABN AMRO ordinary shares or ABN AMRO ADSs not resident in the Offer Jurisdictions will be accepted by Barclays if such acceptance complies with the acceptance procedure and requirements set out in this document (see “The Exchange Offer — Procedure for Tendering and Electing”). Persons not resident in the Offer Jurisdictions who come into possession of this document should inform themselves of and observe any laws and regulations applicable to such persons regarding acceptance of the exchange offer and receipt of the offer consideration. Neither Barclays nor any person acting on its behalf assumes any responsibility for any violation by any person of any such laws or regulations. Any holder of ABN AMRO ordinary shares or ABN AMRO ADSs who is in any doubt as to its position should consult an appropriate professional advisor without delay.
      This document must not be distributed in whole or in part into Japan. This document and other documents related to the exchange offer may not be electronically provided to, nor accessed by, residents of Japan or persons who are in Japan. Copies of this document and any other documents related to the exchange offer are not being, and must not be, mailed or otherwise distributed or sent to any person or company in or from Japan. Persons receiving this document (including custodians, nominees and trustees) or other documents related to the exchange offer must not distribute or send them to any person or company in or from Japan. The exchange offer is not being made, directly or indirectly, in or into or by the use of the mails or any other means or instrumentality (including, without limitation, facsimile transmission, telex, telephone or internet) of interstate or foreign commerce of, or any such facilities of a national securities exchange of, Japan and is not capable of acceptance by such use, means, instrumentality or facilities from or within Japan.

i

      The exchange offer has not received clearance from the Commissione Nazionale per le Società e la Borsa pursuant to Italian securities laws and implementing regulations (in particular under Section 102 of Italian Legislative Decree No. 58 dated 24 February 1998). Consequently, any form of solicitation (i.e. any offer, invitation to offer or promotional advertisement) of acceptances of the exchange offer by holders of ABN AMRO ordinary shares and/or ABN AMRO ADSs based in Italy will be contrary to Italian laws and regulations and will not be made, directly or indirectly. Application for authorization by the relevant Italian authorities for the launching of an offer for ABN AMRO ordinary shares and/or ABN AMRO ADSs in the Republic of Italy has not yet been and is not currently intended to be made. Accordingly, Italian holders of ABN AMRO ordinary shares and/or ABN AMRO ADSs are hereby notified that, to the extent such holders of ABN AMRO ordinary shares and/or ABN AMRO ADSs are persons or entities resident and/or located in the Republic of Italy and until and to the extent that the relevant authorization has been obtained from the Italian authorities, the exchange offer is not made in or into Italy, as such would not be in compliance with local laws. Neither this document nor any other offering material related to the exchange offer or the ABN AMRO ordinary shares or ABN AMRO ADSs may be distributed or made available in the Republic of Italy.

ii

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER
      The following are some of the questions that you, as a holder of ABN AMRO ordinary shares or ABN AMRO ADSs, may have, along with answers to those questions. These questions and answers, as well as the following summary, are not meant to be a substitute for the information contained in the remainder of this document. Barclays urges you to read such documents in their entirety prior to making any decision as to your ABN AMRO ordinary shares or ABN AMRO ADSs.

Q:	What is the purpose of this exchange offer?

A:	The purpose of the exchange offer is to enable Barclays (and/or its wholly owned subsidiaries) to acquire all of the outstanding ABN AMRO ordinary shares and ABN AMRO ADSs. The proposed combination of ABN AMRO and Barclays will create one of the world’s leading universal banks. Both ABN AMRO and Barclays operate in a sector which is still fragmented in comparison to other global industries. The board of directors of Barclays (the “Barclays Board”) believes that universal banking is the model best equipped for success in an industry where customer needs are converging and where demand-led growth will be significant across the globe. Harmonization of customer needs is already well advanced in investment banking and investment management and is increasingly apparent in retail and commercial banking.

The proposed combination brings together two sets of high quality product capabilities and brands, which are well placed to create growth for shareholders from the relationship extension opportunities that exist in a combined base of 46 million personal and 1.4 million commercial customers.

Q:	What would I receive in exchange for my ABN AMRO ordinary shares or ABN AMRO ADSs?

A:	Barclays is offering to exchange in the manner set out in this document (a) 2.13 Barclays ordinary shares and €13.15 in cash for each outstanding ordinary share of ABN AMRO, and (b) 0.5325 Barclays ADSs and €13.15 (paid in US dollars) in cash for each ABN AMRO ADS, in each case that is validly tendered (or defectively tendered provided that such defect has been waived by Barclays) and not properly withdrawn. The cash consideration paid for ABN AMRO ADSs will be US dollars, based on the conversion of the Euro consideration into US dollars, net of any applicable fees and expenses, at the average exchange rate obtainable by the ADS exchange agent for the five business days preceding the date on which the cash consideration is received by the ADS exchange agent for delivery in respect of such ABN AMRO ADSs.

Holders of ABN AMRO ordinary shares or ABN AMRO ADSs may elect, subject to availability, to vary the proportions in which they receive Barclays ordinary shares or Barclays ADSs and cash in respect of their holdings of ABN AMRO ordinary shares or ABN AMRO ADSs under a “mix-and-match” facility (the “Mix and Match Facility”). That is, you may request that you receive a greater proportion of cash or Barclays ordinary shares or Barclays ADSs in respect of some or all of your ABN AMRO ordinary shares or ABN AMRO ADSs than you would receive under the default terms of the exchange offer.

The total number of Barclays ordinary shares, including those represented by Barclays ADSs, to be issued and the total amount of the cash consideration to be paid under the exchange offer will not be varied as a result of the Mix and Match Facility. Accordingly, satisfaction of elections by holders of ABN AMRO ordinary shares or ABN AMRO ADSs under the Mix and Match Facility will depend on the extent to which other holders of ABN AMRO ordinary shares or ABN AMRO ADSs (who together form one consideration pool) make offsetting elections. If elections cannot be satisfied in full, they will be scaled down on a pro rata basis. To the extent that elections can be satisfied, holders of ABN AMRO ordinary shares or ABN AMRO ADSs will receive Barclays ordinary shares or Barclays ADSs instead of cash or vice versa on the basis of a fixed rate of €11.87 for each Barclays ordinary share and the US dollar equivalent of €47.48 for each Barclays ADS.

These figures reflect the exchange price announced in the July 23, 2007 announcement of the revised offer of £8.00 per Barclays ordinary share (or $64.94 per Barclays ADS) using the exchange rate of £1.00 = €1.4839 and £1.00 = $2.0293 as published in the Financial Times on August 2, 2007. Barclays ordinary shares may be trading at a lower or higher price than £8.00 at the settlement date. Holders of ABN AMRO ordinary shares or ABN AMRO ADSs who make an election under the Mix and Match Facility will not know the exact number of Barclays ordinary shares or Barclays ADSs or the amount of cash that they will receive until settlement of the consideration under the exchange offer. An announcement will be made of the extent to which elections under the Mix and Match Facility have been satisfied.

If holders of ABN AMRO ordinary shares make no election, they will receive the default entitlement of €13.15 in cash and 2.13 Barclays ordinary shares in respect of each ABN AMRO ordinary share tendered. If holders of ABN AMRO ADSs make no such election, they will receive the default entitlement of €13.15 (paid in US dollars) in cash and 0.5325 Barclays ADS in respect of each ABN AMRO ADS tendered.

See “The Exchange Offer — Mix and Match Facility” for more detail

Q:	How long do I have to decide whether to tender and can the exchange offer be extended?

A:	You may tender your ABN AMRO ordinary shares or ABN AMRO ADSs into the exchange offer until 9:00 a.m. New York City Time (3:00 p.m. Amsterdam Time) on October 4, 2007, which is the scheduled expiration date of the initial offer period, unless Barclays decides to extend the initial offer period.

Q:	How will I be notified if the exchange offer is extended?

A:	Barclays will announce by press release any extension of the initial offer period no later than the third day on which Euronext is open for trading (each day on which Euronext is open for trading is referred to as a “Euronext trading day”) after the previously scheduled expiration date.

Q:	When will I be notified of the results of the exchange offer?

A:	Unless the initial offer period is extended, Barclays will determine within five Euronext trading days following the expiration of the initial offer period on October 4, 2007, whether the exchange offer conditions have been fulfilled or are to be waived and will announce whether (i) the exchange offer has been declared unconditional, (ii) there is still uncertainty as to the fulfilment of any of the exchange offer conditions, or (iii) the exchange offer is terminated, as a result of the exchange offer conditions not having been fulfilled or waived.

Q:	Under what circumstances will there be a subsequent offering period?

A:	If the minimum acceptance condition is satisfied or waived and the exchange offer is successful and declared unconditional, Barclays may elect to provide a subsequent offering period. A subsequent offering period, if one is provided, will be an additional period of time after Barclays has acquired ABN AMRO ordinary shares and ABN AMRO ADSs in the exchange offer, during which holders of ABN AMRO ordinary shares and ABN AMRO ADSs may tender, but not withdraw, their ABN AMRO ordinary shares and ABN AMRO ADSs. If Barclays determines to provide a subsequent offering period, it will publicly disclose its intentions and such subsequent offering period will commence immediately after the exchange offer is declared unconditional.

Q:	Will holders of ABN AMRO ordinary shares or ABN AMRO ADSs receive the same consideration if they tender in the subsequent offering period as if they tender during the initial offering period?

A:	In the event of a subsequent offering period, the exchange ratios will be the same as in the initial offering period. Because the exchange ratios are fixed, however, the market value of the consideration paid in the subsequent offering period may differ from the consideration paid in the initial offering period. Moreover, holders making an election under the Mix and Match Facility may receive a different proportion of their preferred consideration than those holders who accepted during the initial offer period, as it may have been extended, or during the subsequent offering period.

Q:	What will holders of depositary receipts for ABN AMRO convertible preference finance shares and holders of the ABN AMRO formerly convertible preference finance shares receive?

A:	In addition to the exchange offer for the ABN AMRO ordinary shares and ABN AMRO ADSs described in this document, Barclays is offering to acquire all of the outstanding depositary receipts for convertible preference finance shares with a par value of €0.56 per share of ABN AMRO (“ABN AMRO DR Preference Shares”). Barclays is also offering to acquire all of the outstanding formerly convertible preference finance shares with a par value of €2.24 per share of ABN AMRO (“ABN AMRO Formerly Convertible Preference Shares”). Any holder of ABN AMRO DR Preference Shares and ABN AMRO Formerly Convertible Preference Shares should refer solely to the separate offer document and prospectus, dated the same date as this document, for the terms and conditions of those offers.

Q:	How long will it take to complete the combination?

A:	Barclays expects to complete the proposed combination as soon as possible after completion of the exchange offer.

Q:	What are the most significant conditions to the exchange offer?

A:	The exchange offer is subject to the satisfaction or waiver of a number of conditions, including, among others:

•	At least 80% of the issued ABN AMRO ordinary shares (including ABN AMRO ordinary shares underlying ABN AMRO ADSs) have been tendered under the exchange offer or are otherwise held by Barclays;

•	No material adverse change in respect of Barclays or ABN AMRO;

•	No third party has indicated an intention to take any frustrating action (as defined in the Merger Protocol);

•	All necessary filings, notifications, and applications in connection with the exchange offer have been made and all authorizations and consents have been obtained and relevant waiting periods have expired;

•	The agreement (the “LaSalle Agreement”) between ABN AMRO Bank N.V. (“ABN AMRO Bank”) and Bank of America Corporation (“Bank of America”) for the sale of ABN AMRO North America Holding Company (and certain of its subsidiaries, including LaSalle Bank Corporation) (collectively, “LaSalle”), but excluding ABN AMRO WCS Holding Company and its subsidiaries, has been completed in accordance with its terms or a purchase and sale agreement with another party with respect to sale of LaSalle has been completed in accordance with its terms;

•	The competent regulatory authorities in The Netherlands have given their declaration of no objection and the Financial Services Authority (the “FSA”) in the United Kingdom has notified its approval of each person who will acquire control over any United Kingdom authorized person which is a member of the combined group or the relevant waiting period has expired;

•	No materially burdensome regulatory condition (as defined in the Merger Protocol) having been imposed or being reasonably likely to be imposed;

•	Barclays and ABN AMRO have received confirmation from the Dutch Central Bank (De Nederlandsche Bank N.V.) that it has no objection to the parties’ proposal for the composition of the managing board and supervisory board of ABN AMRO Bank N.V. and the FSA has approved the appointment of the proposed directors to the Barclays Board and the board of directors of Barclays Bank PLC (“Barclays Bank”)

•	All approvals have been received or notices have been filed under US federal or state banking laws that are necessary for completion of the exchange offer, and all required waiting periods have expired;

•	The European Commission has declared the exchange offer compatible with the common market or has granted its approval to the exchange offer and the applicable waiting period under the US Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”) in relation to the exchange offer has expired or been terminated;

•	Neither Barclays nor ABN AMRO has received any notification from the Dutch Central Bank or the FSA that there is likely to be a change in the supervisory, reporting or regulatory capital arrangements that will apply to the combined group;

•	The tax clearances from the relevant United Kingdom and Dutch tax authorities have not been withdrawn or amended;

•	Confirmation has been given that the Barclays ordinary shares being offered will be admitted to the Official List of the UKLA, admitted to trading on the main market for listed securities on the LSE, authorized for listing on Euronext and the TSE and the Barclays ordinary shares being offered and the Barclays ADSs representing such shares or a portion thereof have been approved for listing on the NYSE;

•	The general meetings of shareholders of ABN AMRO and Barclays have passed all agreed or required resolutions;

•	There has been no event, circumstance or series of linked events or circumstances that was not fairly disclosed in the 2006 annual reports and the annual accounts of either ABN AMRO or Barclays, respectively, or otherwise disclosed and that can reasonably be expected to have a negative impact of 5% or more on the respective 2006 consolidated operating income of ABN AMRO or Barclays;

•	The Merger Protocol has not been terminated;

•	Relevant regulatory consents to the investments by China Development Bank in Barclays ordinary shares have been obtained;

•	To the extent required, the De Nederlandsche Bank (“DNB”) has given consent to ABN AMRO and ABN AMRO Bank in relation to a distribution relating to the LaSalle proceeds following the exchange offer;

•	The obligation of Barclays to declare the exchange offer unconditional shall be subject to the condition precedent that no third party declares or reaffirms that it makes or intends to make an offer or an amended offer for shares in ABN AMRO (excluding the current offer by the Royal Bank of Scotland Group PLC, Fortis N.V. and Fortis S.A./N.V. and Banco Santander, S.A., acting together as a consortium, on the terms and conditions announced on July 20, 2007); and

•	The ABN AMRO Managing Board and the ABN AMRO Supervisory Board have confirmed in writing, and have made an appropriate press release confirming, their unanimous recommendation of the exchange offer for acceptance by the holders of ABN AMRO ordinary shares and the ABN AMRO ADSs.

These and other conditions to the exchange offer are discussed in this document under “The Exchange Offer — Conditions”.

Q:	What percentage of Barclays ordinary shares and Barclays ADSs will former holders of ABN AMRO ordinary shares or ABN AMRO ADSs own after the exchange offer?

A:	After completion of the exchange offer, and assuming that all of the outstanding ABN AMRO ordinary shares and ABN AMRO ADSs are validly tendered and not withdrawn, former holders of ABN AMRO ordinary shares and ABN AMRO ADSs would own approximately 35.1% of the outstanding Barclays ordinary shares (including Barclays ordinary shares underlying Barclays ADSs).

Q:	How do I participate in the exchange offer?

A:	If you hold your ABN AMRO ordinary shares as the registered holder, you may participate in the exchange offer by tendering your ABN AMRO ordinary shares to ABN AMRO Bank, the Dutch listing and exchange agent, in accordance with the procedures set forth in the appropriate version of the ordinary share deed of transfer you received with this document.

If you hold your ABN AMRO ADSs as the registered holder, either in the form of ABN AMRO American Depositary Receipts (“ADRs”) or in uncertificated form through the Direct Registration System (“DRS”), you may participate in the exchange offer by tendering your ABN AMRO ADSs to the ADS exchange agent in accordance with the procedures set forth in the ADS letter of transmittal you received with this document.

If you hold your ABN AMRO ordinary shares or ABN AMRO ADSs in “street name”, which means that a bank, broker or other nominee is the registered holder of the ABN AMRO ordinary shares or ABN AMRO ADSs on your behalf, you must follow the procedures of your bank, broker or other nominee in order to participate in the exchange offer.

See “The Exchange Offer — Procedure for Tendering and Electing” for more information on the procedures for tendering your ABN AMRO ordinary shares or ABN AMRO ADSs.

Q:	Will I have to pay any fees or commissions?

A:	It is expected that you will not have to pay any brokerage commissions if:

•	your ABN AMRO ordinary shares are registered in your name and you tender them to the Dutch listing and exchange agent, or

•	your ABN AMRO ADSs are registered in your name and you tender them directly to the ADS exchange agent.

If your ABN AMRO ordinary shares or ABN AMRO ADSs are held in street name through a bank, broker or other nominee, you are advised to consult with your bank, broker or other nominee as to whether or not they charge any transaction fee or service charge.

Holders of ABN AMRO ADSs will not have to pay any fees or incur any expenses in connection with the issuance of Barclays ADSs in the manner described in this document (except, any fees that may be charged by a holder’s bank, broker or other nominee, which will be determined, and communicated to the holder, directly by such holder’s bank, broker or other nominee).

Q:	Until what time may I withdraw previously tendered ABN AMRO ordinary shares or ABN AMRO ADSs?

A:	The tender of your ABN AMRO ordinary shares or ABN AMRO ADSs may generally be withdrawn at any time prior to the expiration of the exchange offer, which is 9:00 a.m. New York City Time (3:00 p.m. Amsterdam Time) on October 4, 2007 unless Barclays decides to extend the exchange offer. However, there will be no withdrawal rights during any subsequent offering period. See “The Exchange Offer — Withdrawal Rights” for more information.

Q:	How do I withdraw previously tendered ABN AMRO ordinary shares or ABN AMRO ADSs?

A:	If you hold your ABN AMRO ordinary shares as the registered holder and tendered them to the Dutch listing and exchange agent, you may withdraw your ABN AMRO ordinary shares by delivering a properly completed and duly executed notice of withdrawal to the Dutch listing and exchange agent prior to the expiration of the initial offer period (or such earlier date as announced by Barclays if Barclays reduces or waives the minimum condition as described in this document).

If you hold your ABN AMRO ADSs as the registered holder, either in ADR form or through DRS, and you tendered them to the ADS exchange agent, you may withdraw your ABN AMRO ADSs by delivering a properly completed and duly executed notice of withdrawal (guaranteed by an eligible guarantor institution if you were required to obtain a signature guarantee for the ADS letter of transmittal pursuant to which you ten-

dered you ABN AMRO ADSs) to the ADS exchange agent prior to the expiration of the initial offer period (or such earlier date as announced by Barclays if Barclays reduces or waives the minimum condition as described in this document).

If you hold your ABN AMRO ordinary shares or ABN AMRO ADSs in street name though a bank, broker or other nominee and you tendered them pursuant to the procedures of your bank, broker or other nominee, you must follow the bank’s, broker’s or other nominee’s, procedures in order to withdraw your ABN AMRO ordinary shares or ABN AMRO ADSs.

See “The Exchange Offer — Withdrawal Rights” for more information about the procedures for withdrawing your previously tendered ABN AMRO ordinary shares or ABN AMRO ADSs.

Q:	Will US holders be taxed on the consideration that they receive?

A:	US holders of ABN AMRO ordinary shares or ABN AMRO ADSs will recognize gain or loss for United States federal income tax purposes on the surrender of their ABN AMRO ordinary shares or ABN AMRO ADSs pursuant to the exchange offer equal to the difference between the fair market value of Barclays ordinary shares or Barclays ADSs (and any cash in lieu of fractional Barclays ordinary shares or Barclays ADSs) they receive and their tax basis in their ABN AMRO ordinary shares or ABN AMRO ADSs. See “Taxation — Material United States Federal Income Tax Considerations”.

US holders of ABN AMRO ordinary shares or ABN AMRO ADSs who realise capital gains pursuant to the exchange offer will generally not be subject to Dutch taxation on such capital gains unless the capital gains are attributable to an enterprise or part thereof that is either (a) effectively managed in The Netherlands or (b) carried on through a permanent establishment or a permanent representative in The Netherlands. However, other exceptions may apply which may result in US holders becoming subject to Dutch taxation on the capital gains concerned. See “Taxation — Material Dutch Tax Consequences”.

US holders of ABN AMRO ordinary shares or ABN AMRO ADSs, who are neither resident nor ordinarily resident in the UK for tax purposes, should not be subject to tax in the United Kingdom in respect of the exchange of their ABN AMRO ordinary shares or ABN AMRO ADSs pursuant to the exchange offer. See “Taxation — Material United Kingdom Tax Consequences”.

Q:	Is Barclays financial condition relevant to my decision to tender my ABN AMRO ordinary shares or ABN AMRO ADSs in the exchange offer?

A:	Yes, ABN AMRO ordinary shares or ABN AMRO ADSs accepted in the exchange offer will be exchanged for Barclays ordinary shares or Barclays ADSs, cash or some combination of Barclays ordinary shares or Barclays ADSs and cash. Consequently, you should consider Barclays financial condition before you participate in the exchange offer, even if you elect to receive cash, because you may become a holder of Barclays ordinary shares or Barclays ADSs through the exchange offer. In considering Barclays financial condition, you should review the documents incorporated by reference in this document because they contain detailed business, financial and other information about Barclays.

Q:	Will there be transfer restrictions on the Barclays ordinary shares or Barclays ADSs that are delivered in respect of tendered ABN AMRO ordinary shares or ABN AMRO ADSs?

A:	No, the Barclays ordinary shares and Barclays ADSs issued in the exchange offer will not be subject to transfer restrictions.

Q:	What happens if the exchange offer is terminated or not successful?

A:	If the exchange offer is not completed:

•	if you hold your ABN AMRO ordinary shares as the registered holder and tendered them to the Dutch listing and exchange agent, your ABN AMRO ordinary shares will be returned to you by the Dutch listing and exchange agent;

•	if you hold your ABN AMRO ADSs as the registered holder, either in ADR form or through DRS, and you tendered them to the ADS exchange agent, your ABN AMRO ADSs will be returned to you by the ADS exchange agent in the form in which you held them prior to tendering them;

•	if you hold your ABN AMRO ordinary shares or ABN AMRO ADSs in street name though a bank, broker or other nominee, your ABN AMRO ordinary shares or ABN AMRO ADSs will be returned to you by your bank, broker or other nominee in accordance with its procedures.

Q:	If I decide not to tender, how will the exchange offer affect my ABN AMRO ordinary shares and ABN AMRO ADSs?

A:	The purpose of the exchange offer is to enable Barclays (and/or its wholly owned subsidiaries) to acquire all of the outstanding ABN AMRO ordinary shares and ABN AMRO ADSs.

The acquisition by Barclays of ABN AMRO ordinary shares and ABN AMRO ADSs in the exchange offer will reduce the number of ABN AMRO ordinary shares and ABN AMRO ADSs that might otherwise trade publicly and will reduce the number of holders of ABN AMRO ordinary shares and ABN AMRO ADSs, which could adversely affect the liquidity and market value of the remaining ordinary shares and ABN AMRO ADSs held by the public. It is also currently intended that the ABN AMRO ordinary shares and ABN AMRO ADSs will be delisted from the stock exchanges on which they currently trade in the event that the exchange offer is completed. In addition, ABN AMRO may cease to make filings with the SEC or otherwise cease to be required to comply with the SEC’s rules relating to publicly held companies, to the extent permitted.

In addition, Barclays currently intends to take steps following the completion of the exchange offer in order to cause ABN AMRO to become a direct or indirect wholly owned subsidiary of Barclays. The following is a summary of the steps Barclays currently intends to take depending on the percentage of ABN AMRO’s issued and outstanding share capital that Barclays acquires in the exchange offer.

Barclays acquires 95% or more of the issued and outstanding share capital of ABN AMRO

If 95% or more of the issued and outstanding share capital of ABN AMRO is tendered in the exchange offer, Barclays currently intends to initiate squeeze-out proceedings in accordance with section 2:92a of the Dutch Civil Code (the “Ordinary Squeeze-Out”) to acquire 100% of the issued and outstanding share capital of ABN AMRO. If and when the squeeze out proceedings are included in Dutch law, implementing the EU Takeover Directive (2004/25/EC) (the “Takeover Squeeze-Out”), Barclays also intends to initiate the Takeover Squeeze-Out to acquire 100% of one or more specific classes of shares of the issued and outstanding share capital of ABN AMRO. Barclays may also first initiate the Takeover Squeeze-Out and (if this leads to Barclays acquiring 95% or more of the total issued and outstanding share capital of ABN AMRO) and subsequently initiate the Ordinary Squeeze-Out. In both proceedings, the price to be paid would be paid in cash only (which is different in form from the exchange offer consideration), in an amount determined by the Enterprise Chamber of the Amsterdam Court of Appeals, which amount may be lower than the consideration that holders of ABN AMRO ordinary shares, including ABN AMRO ordinary shares represented by ABN AMRO ADSs, received in the exchange offer.

Other Post-Closing Restructuring Measures

If Barclays is unable to acquire 95% or more of the issued and outstanding share capital of ABN AMRO by the use of the Ordinary Squeeze-Out or the Takeover Squeeze-Out, Barclays currently intends to implement other post-closing restructuring measures intended to eliminate any minority interest in ABN AMRO remaining after completion of the exchange offer. Such other post-closing restructurings can include a cross-border legal merger between ABN AMRO and Barclays, a sale and/or transfer of other assets and liabilities of ABN AMRO and/or ABN AMRO Bank) and other possible measures. If Barclays decides to pursue a cross border legal merger with a legal entity in another European jurisdiction, Barclays intends to follow the valuation procedures set out in the EU Takeover Directive as implemented in the relevant jurisdiction and to pay a fair consideration, but such consideration may, depending on the circumstances at the time of the relevant valuations, be substantially lower and/or different in form than the consideration that holders of ABN AMRO ordinary shares, including ABN AMRO ordinary shares represented by ABN AMRO ADSs, received in the exchange offer. Whether Barclays will implement any of such post-closing restructuring measures (and the form thereof) will depend on the number of ABN AMRO ordinary shares (including ABN AMRO ordinary shares represented by ABN AMRO ADSs) which are acquired by Barclays after completion of the exchange offer and the means available in a particular jurisdiction to achieve the objective of enabling Barclays (and/or its wholly owned subsidiaries) to acquire all of the outstanding ABN AMRO ordinary shares and ABN AMRO ADSs.

Protection of Minority Shareholders

In addition, if Barclays does not acquire 95% or more of the issued and outstanding ordinary share capital of ABN AMRO, two supervisory directors independent from Barclays will be appointed to the supervisory boards of ABN AMRO and ABN AMRO Bank. They will have full supervisory responsibility as well as having the special responsibility of safeguarding the interests of the minority ABN AMRO shareholders in all transactions between ABN AMRO and Barclays, directly or indirectly, outside the ordinary course of business (including transactions with any Barclays group company), including with respect to the implementation of any of the measures described in the section “Post-Closing Restructuring — Other Post-Closing Restructuring Measures.” The appointment of these independent directors is subject to the applicable regulatory approval and employee consultation.

General considerations

Post-closing restructuring measures may have adverse tax consequences for shareholders or certain groups of shareholders. For example, distributions made by ABN AMRO, whether as a dividend or a repayment of capital, in cash or in kind, and whether or not in the context of its dissolution, might give rise to a liability to Dutch dividend withholding tax. Application of the Dutch dividend withholding tax could cause the net value of the consideration received by holders of ABN AMRO ordinary shares or ABN AMRO ADSs in any post-closing reorganization to be substantially less than the net value of the consideration such holders would have received had they tendered their ABN AMRO ordinary shares or ABN AMRO ADSs in the exchange offer.

It is possible that Barclays may not be able to implement the post-closing restructuring promptly after the settlement date, that such restructuring is delayed or that such restructuring cannot take place at all. If Barclays decides not to, or is not able to, implement any post-closing restructuring measures, minority shareholders will remain shareholders of ABN AMRO. See “Post Closing Restructuring” for a summary of the reasons why Barclays may not be able to implement the post-closing restructuring, such restructuring may be delayed or why such restructuring cannot take place at all.

Assuming Barclays is able to implement post-closing restructuring measures of the type described above, Barclays believes that it is unlikely that it would choose not to do so. However, in the event that the costs of implementing such measures would outweigh the expected benefits of doing so, required regulatory approvals cannot be obtained or would be too burdensome to obtain, or changes in the business climate or economic environment would make the implementation of such measures inadvisable, Barclays may decide not to implement such measures. If Barclays decides not to implement any post-closing restructuring measures, the holders of ABN AMRO ordinary shares or ABN AMRO ADSs who did not exchange their ABN AMRO ordinary shares or ABN AMRO ADSs in the exchange offer will continue to hold a minority interest in ABN AMRO. As discussed above, it is currently intended that the ABN AMRO ordinary shares and ABN AMRO ADSs will be delisted from the stock exchanges on which they cur-

rently trade in the event that the exchange offer is completed.

See “Post-Closing Restructuring”.

Q:	Are appraisal rights available to holders of ABN AMRO ordinary shares or ABN AMRO ADSs?

You are not entitled to appraisal rights or dissenters’ rights in connection with the exchange offer. However, if 95% or more of the issued and outstanding share capital of ABN AMRO is tendered in the exchange offer and Barclays elects to initiate the Ordinary Squeeze-Out or the Takeover Squeeze-Out, the consideration to be paid to holders of ABN AMRO ordinary shares, including ABN AMRO ordinary shares represented by ABN AMRO ADSs, in such circumstances would be determined by the Enterprise Chamber of the Amsterdam Court of Appeals. The Amsterdam Court of Appeals may appoint one or three experts to advise the Court on the value of the minority shares. The Amsterdam Court of Appeals determines the squeeze out price. In the Ordinary Squeeze-Out proceedings following a public bid, the Amsterdam Court of Appeals usually sets the price for the minority shares at an amount equal to the price offered in the preceding public bid (or in case of an exchange offer, its value reflected is cash). However, the Amsterdam Court of Appeals may also set a lower price. The Amsterdam Court of Appeals usually determines the price for the shares as of the date of its decision, but it is at liberty to choose an earlier reference date if it believes such a date to be more appropriate. In Takeover Squeeze-Out proceedings, the consideration offered in the exchange offer is presumed fair if 90% or more of the shares in a public offer were acquired by the offeror. Takeover Squeeze-Out proceedings must be initiated within three months after the initial offer period has expired. See also “The Exchange Offer-Appraisal Rights”.

Q:	Where can I find out more information about Barclays and ABN AMRO?

A:	You can find out information about Barclays and ABN AMRO from the sources described under “Where You Can Find More Information”.

Q:	Who can I call with questions about the exchange offer?

A:	You can contact Barclays information agent in the United States, Georgeson, at
(212) 440-9800, for banks, brokers and other nominees, or toll free at (888) 605-7547, for all other holders, or the dealer manager in the United States, Deutsche Bank Securities Inc., toll free at (877) 221-7676.

INDICATIVE TIMETABLE
      You should take note of the dates and times set forth in the schedule below in connection with the exchange offer. These dates and times may be changed by Barclays in accordance with the terms and conditions of the exchange offer, as described in this document.

Event	Calendar Date

Beginning of exchange offer period	9:00 a.m. New York City Time (3:00 p.m. Amsterdam Time) on August 7, 2007
Extraordinary general meeting of Barclays shareholders	10:00 a.m. London Time on September 14, 2007
Barclays ordinary shareholder class meeting	10:15 a.m. London Time on September 14, 2007
Expiration of initial exchange offer period	9:00 a.m. New York City Time (3:00 p.m. Amsterdam Time) on October 4, 2007(a)
Announcement by Barclays of the results of the exchange offer	Not later than five Euronext trading days after the expiration of the initial exchange offer period, (a)
Settlement Date	Not later than five Euronext trading days after the announcement of the results of the exchange offer (a)(b)
Barclays ordinary shares to be issued in the exchange offer begin trading on the LSE	On or about the Settlement Date
Barclays ordinary shares to be issued in the exchange offer begin trading on Euronext	On or about the Settlement Date
Barclays ordinary shares to be issued in the exchange offer begin trading on the TSE	On or, about the Settlement Date
Barclays ADSs to be issued in the exchange offer begin trading on the NYSE	On or about the Settlement Date

(a)	If Barclays decides to extend the exchange offer, it will make an announcement to that effect no later than the third Euronext trading day after the previously scheduled expiration date of the exchange offer. If the exchange offer is declared unconditional, Barclays reserves the right to provide a subsequent offer period of not less than three US business days and up to 15 Euronext trading days but, in no event more than 20 US business days in length, following the date that the exchange offer is declared unconditional.

(b)	In the event that Barclays announces that the exchange offer is declared unconditional, holders of ABN AMRO ordinary shares who have tendered and delivered their ABN AMRO ordinary shares to Barclays will receive, within five Euronext trading days following the date on which the exchange offer was declared unconditional, Barclays ordinary shares and cash for ABN AMRO ordinary shares, calculated in the manner set forth in this document. Tendering holders of ABN AMRO ADSs will receive Barclays ADSs and cash as soon as practicable after the Barclays ordinary shares which the Barclays ADSs will represent have been delivered to the custodian of The Bank of New York as depositary for the Barclays ADR facility. If a subsequent offering period is announced, holders of ABN AMRO ordinary shares and ABN AMRO ADSs who have tendered and delivered their securities to Barclays during the subsequent offering period will receive their Barclays ordinary shares or Barclays ADSs and cash promptly following the expiration of the subsequent offering period.

SUMMARY
      This summary does not contain all of the information that is important to holders of ABN AMRO ordinary shares and ABN AMRO ADSs. To fully understand the exchange offer, holders of ABN AMRO ordinary shares and ABN AMRO ADSs should carefully read this entire document and all other documents to which this document refers.
Information About Barclays, Barclays (Netherlands) and ABN AMRO
Barclays
      Barclays PLC is a public limited company registered in England under company number 48839. The company, originally named Barclay & Company Limited, was incorporated in England on July 20, 1896 under the Companies Acts 1862 to 1890 as a company limited by shares. The company name was changed to Barclays Bank Limited on February 17, 1917, and it was reregistered in 1982 as a public limited company under the Companies Acts 1948 to 1980. On January 1, 1985, the company changed its name to Barclays PLC. Barclays is listed on the NYSE, LSE and TSE. Barclays principal executive offices are at 1 Churchill Place, London E14 5HP, United Kingdom and its telephone number is +44 20 7116 1000.
      Barclays is a major global financial services provider engaged in retail and commercial banking, credit cards, investment banking, wealth management and investment management services. It is one of the largest financial services companies in the world by market capitalization. Barclays operates in over 50 countries and employs 127,700 people. Barclays moves, lends, invests and protects money for over 27 million customers and clients worldwide. For further information about Barclays, please visit its website at www.barclays.com.
      Based on the closing price of Barclays ADSs on the NYSE on August 2, 2007, Barclays market capitalization was approximately $91.9 billion. As of July 30, 2007, there were 6,545,671,873 Barclays ordinary shares issued and outstanding, and there were outstanding options to purchase 97,948,735 Barclays ordinary shares. According to the Barclays Annual Report on Form 20-F for the year ended December 31, 2006, filed with the SEC on March 26, 2007 (the “Barclays 2006 Form 20-F”), at December 31, 2006, Barclays had total assets of £996,787 million ($1,950,912 million) and deposits from banks and customers accounts of £336,316 million ($658,238 million), using the exchange rate of £1 = $1.9572 as published by the Financial Times on January 2, 2007. As set forth in the Barclays Form 6-K for the period ended June 30, 2007, filed with the SEC on August 2, 2007, at June 30, 2007 Barclays had total assets of £1,158,262 million ($2,323,937 million) and deposits from banks and customers accounts of £379,873 million ($762,177 million), using the exchange rate of £1 = $2.0064 as published by the Financial Times on June 30, 2007.
Barclays (Netherlands)
      Barclays (Netherlands) N.V. (“Barclays (Netherlands)”) was incorporated on May 2, 2007 as a public company with limited liability under the laws of The Netherlands. Its statutory seat is in Amsterdam, The Netherlands and its registered office is at Fred. Roeskestraat 123-1, 1076 EE Amsterdam, The Netherlands, telephone number +31-20-5771177. It is registered with the trade register under number 34 27 30 29. The Barclays (Netherlands) Articles were last amended on June 8, 2007.
      Barclays owns the entire issued share capital in Barclays Investments (Netherlands) which, in turn, owns the entire issued share capital of Barclays (Netherlands). The Barclays (Netherlands) ordinary shares are admitted into the book-entry system operated by Euroclear Nederland on the basis of the Dutch Securities Giro Act and are administered in the securities account of Barclays Investments (Netherlands) held with the Dutch listing and exchange agent. Barclays (Netherlands) is indirectly owned by Barclays. The registered office of Barclays Investments (Netherlands) is at Fred. Roeskestraat 123-1, 1076 EE Amsterdam, The Netherlands.

ABN AMRO
      ABN AMRO Holding N.V. was incorporated under the laws of The Netherlands by deed of May 30, 1990 as the holding company of ABN AMRO Bank. The articles of association of ABN AMRO were last amended by a notarial deed executed by Mr. van Helden, civil law notary in Amsterdam, on June 9, 2005. ABN AMRO’s main purpose is to own ABN AMRO Bank and its subsidiaries. ABN AMRO owns 100% of the shares of ABN AMRO Bank and is jointly and severally liable for all liabilities of ABN AMRO Bank. ABN AMRO Bank is the result of the merger of Algemene Bank Nederland N.V. and Amsterdam-Rotterdam Bank N.V. in 1990. ABN AMRO Bank traces its origin to the formation of the Nederlandsche Handel-Maatschappij, N.V. in 1825, pursuant to a Dutch Royal Decree of 1824. ABN AMRO is listed on Euronext and the NYSE. ABN AMRO’s principal executive offices are at Gustav Mahlerlaan 10, 1082 PP Amsterdam, The Netherlands, and its telephone number is +31 20 628 9393.
      ABN AMRO is a prominent international bank with a clear focus on consumer and commercial clients in ABN AMRO’s local regions and globally on selected multinational corporations and financial institutions, as well as private clients.
      ABN AMRO is the eighth largest bank in Europe and thirteenth in the world based on total assets, with more than 4,500 branches in 56 countries and territories, a staff of more than 110,300 full-time equivalents, total assets (including LaSalle) of €987 billion ($1,302 billion) (LaSalle contributed €86 billion ($113 billion)) as at December 31, 2006, and pro forma total assets, excluding LaSalle, of €901 billion ($1,188 billion) as at December 31, 2006, using the exchange rate of €1 = $1.3187 as published by the Financial Times on January 2, 2007. Net profits for ABN AMRO for 2006, including LaSalle, were €4,780 million ($6,004 million) (LaSalle contributed €899 million ($1,129 million)), using the average world market exchange rate for 2006 of €1 = $1.256097. At June 30, 2007, ABN AMRO had total assets of €1,120.1 billion ($1,512.7 billion), using the exchange rate of €1 = $1.3505 as published by the Financial Times on June 30, 2007). Net profits for ABN AMRO for the half year ended June 30, 2007 were €2,220 million ($2,951.7 million), using average world market exchange rate for the first half of 2007 of €1 = $1.3296.
      Based on the closing price of ABN AMRO ADSs on the NYSE on August 2, 2007, ABN AMRO’s market capitalization was approximately $89.5 billion. As of July 30, 2007, there were 1,846,114,758 ABN AMRO ordinary shares issued and outstanding (adjusted for treasury shares). As at July 30, 2007, there were outstanding options to purchase 30,136,303 ABN AMRO ordinary shares and there were conditional share awards payable in shares representing 7,675,955 ABN AMRO ordinary shares.
The Combined Group (see page 66)
      The proposed combination of ABN AMRO and Barclays will create one of the world’s leading universal banks. Both ABN AMRO and Barclays operate in a sector which is still fragmented in comparison to other global industries. The Barclays Board believes that universal banking is the model best equipped for success in an industry where customer needs are converging and where demand-led growth will be significant across the globe.
      The proposed combination brings together two sets of what Barclays believes are high quality product capabilities and brands, which are well placed to create growth for shareholders from the relationship extension opportunities that exist in a combined base of approximately 46 million personal and 1.4 million commercial customers.
      There will be two principal business groupings within the combined group, Global Retail and Commercial Banking (GRCB) and Investment Banking and Investment Management (IBIM). The holding company of the combined group will be Barclays.
The Transaction (see page 51)
      Pursuant to the Merger Protocol, Barclays (through its wholly owned subsidiaries) is seeking to acquire ownership of ABN AMRO’s business through this exchange offer, and the businesses of the two groups will be combined through a combination under Dutch law. As soon as practicable after the successful completion of the exchange offer, Barclays intends to effectuate a post-closing reorganization to effect the combination of the two businesses. Such post-closing restructuring may include a statutory squeeze-out procedure under Dutch law, a legal merger under Dutch law, and other measures.
      The combination will be effected through the use of Barclays (Netherlands) N.V. (“Barclays (Netherlands)”), a public limited liability company organized under the laws of The Netherlands, which will be the direct holding company for ABN AMRO following consummation of the exchange offer. Prior to the date on which the exchange offer becomes effective, Barclays will own, directly or indirectly, 100% of the shares of Barclays (Netherlands). Barclays (Netherlands) shares are held in the Euroclear Nederland clearance system.
Investments by China Development Bank and Temasek (see page 86)
Investment by China Development Bank
      China Development Bank will invest a total of €8.5 billion (£5.8 billion) in the combined group and has entered into a strategic partnership with Barclays which establishes a framework for their strategic co-operation. Barclays will assist and advise China Development Bank in its evolution into a commercially operated financial institution, and the two parties will jointly exploit international business opportunities.
      Barclays and China Development Bank have agreed that:

•	China Development Bank will invest €2.2 billion (£1.5 billion) in Barclays through an unconditional subscription of 201 million new Barclays ordinary shares, or approximately 3.1% of Barclays existing issued share capital, at a price of £7.20 per share on August 14, 2007;

•	China Development Bank will also invest a further €6.4 billion (£4.3 billion) (using the exchange rate of £1.00 = €1.4839, as published by the Financial Times on August 2, 2007) in Barclays through a conditional investment agreement at a price of £7.40 per new ordinary share conditional on the combination with ABN AMRO completing (it is a condition to the conditional investment of €6.4 billion (£4.3 billion), and the consummation of the exchange offer, that the relevant regulatory consents to China Development Bank’s investment be obtained);

•	On July 23, 2007 China Development Bank purchased warrants in respect of 61 million new Barclays ordinary shares with an exercise price of £7.80 per share.

•	The warrants become exercisable only if the exchange offer becomes unconditional and are exercisable for a period of two years thereafter. If the warrants were exercised in full, China Development Bank’s shareholding in the combined group would rise by approximately 0.5%;

•	China Development Bank will be entitled to nominate a non-executive director to the Barclays Board;

•	China Development Bank will be free to acquire additional shares in Barclays on the open market subject to a standstill agreement limiting its shareholding to below 10% for three years from July 23, 2007; and

•	China Development Bank has agreed not to enter into a business collaboration agreement of a similar nature with another major banking institution with global operations.
Investment by Temasek
      Temasek Holdings (Private) Limited (“Temasek”) has agreed to become a major shareholder in Barclays and will invest a total of €3.1 billion (£2.1 billion) in the combined group. Barclays and Temasek have agreed that:

•	Temasek will invest €1.4 billion (£1.0 billion) (using the exchange rate of £1.00 = €1.4839, as published by the Financial Times on August 2, 2007), or approximately 2.1% of Barclays existing issued share capital, in Barclays through an unconditional placing of 135 million new Barclays ordinary shares at a price of £7.20 per share on August 14, 2007;

•	Temasek will also invest a further €1.7 billion (£1.1 billion) in Barclays shares at a price of £7.40 per share conditional on the merger completing;

•	On July 23, 2007 Temasek purchased warrants in respect of 61 million Barclays ordinary shares with an exercise price of £7.80 per share .The warrants become exercisable only if the exchange offer becomes unconditional and are exercisable for a period of two years thereafter. If the warrants were exercised in full, Temasek’s shareholding would rise by approximately 0.5%; and

•	Temasek will be entitled to nominate a non-executive director to the Barclays Board if the merger becomes unconditional.
Clawback Placing
      Of the Barclays ordinary shares which China Development Bank and Temasek have conditionally agreed to acquire, up to 229,729,730 were made available by way of a clawback placing, targeted at certain Barclays shareholders outside of the United States, at a price of £7.40 per share. Applications for subscription under the clawback placing resulted in the allocation of 153,772,445 shares at a price of £7.40 per share (representing €1.7 billion (£1.1 billion) (using the exchange rate of £1.00 = €1.4839, as published by the Financial Times on August 2, 2007) of Barclays ordinary shares) to certain existing Barclays shareholders and certain other institutional investors. As a result of this placing, China Development Bank and Temasek have been scaled back such that conditional upon the completion of the exchange offer, China Development Bank will now subscribe for a total of 582 million Barclays ordinary shares at a price of £7.40 per share (representing €6.4 billion (£4.3 billion) of Barclays ordinary shares), and Temasek will subscribe for a total of 153 million Barclays ordinary shares at a price of £7.40 per share (representing €1.7 billion (£1.1 billion) of Barclays ordinary shares). Assuming that the exchange offer is completed, China Development Bank will, upon completion, own approximately 6.8% and Temasek will own approximately 2.5% of the issued share capital of the combined group.
Share Buy-Back Program
      The total proceeds from the unconditional issuance of Barclays ordinary shares to China Development Bank and Temasek on August 14, 2007 will amount to €3.6 billion (£2.4 billion), and this amount is unconditionally committed. In the event that the exchange offer is not consummated, China Development Bank and Temasek nonetheless will already have purchased the first unconditional tranche of their investment, equal to approximately 5.2% of Barclays existing share capital. The share buy-back program will occur irrespective of whether the exchange offer is completed. On July 23, 2007, the Barclays Board announced the share buy-back program to minimize the dilutive effect on the existing Barclays shareholders of the issuance of Barclays ordinary shares to China Development Bank and Temasek. The share buy-back program will commence on August 6, 2007 and will be conducted in full compliance with applicable U.K. and Dutch laws and regulations and will be subject to oversight by the U.K. Financial Services Authority. The share buy-back program will be conducted on market by JPMorgan Cazenove Limited (“JPMorgan Cazenove”) as an independent third party on behalf of Barclays pursuant to Barclays existing general shareholder authority. Pursuant to the share buy-back program, JPMorgan Cazenove has been instructed to repurchase a number of Barclays ordinary shares equal to the lesser of: (1) such number of Barclays ordinary shares as will be issued to China Development Bank and Temasek in the unconditional portion of their subscription (336.8 million shares) and (2) such numbers of Barclays ordinary shares as JPMorgan Cazenove is able to acquire using the proceeds from the proceeds from the unconditional subscription by China Development Bank and Temasek (€3.6 billion (£2.4 billion)). The existing authority for Barclays to purchase its own shares was granted at the Barclays Annual General Meeting on April 26, 2007, and, if a resolution is passed at the Barclays Extraordinary General Meeting, will (subject to the combination becoming effective) be substituted by the authority granted pursuant to such resolution. The share buy-back program will be suspended during the 10 trading days prior to the expiration of the exchange offer acceptance period (as it may be extended from time to time) through the expiration of the subsequent offering period, if one is provided.
Reasons for the Transaction (see page 61)
      Based on the reasons for the combination described in this document (see “The Transaction — Reasons for the Transaction”), the Barclays Board is recommending the exchange offer because it believes that the exchange offer is in the best interests of the shareholders of both companies. The proposed combination of ABN AMRO and Barclays will create a strong and competitive combination for their clients with superior products and extensive distribution. Barclays believes that the combined group will generate significant and sustained future incremental earnings growth for shareholders.
      In deciding to revise the terms of the exchange offer, Barclays took into account the investments by China Development Bank and Temasek. The Barclays Board believes that the unconditional investments are an important endorsement of the Barclays strategy and management team. In addition, the Barclays Board believes that the conditional investments underscore the confidence of China Development Bank and Temasek in the value potential of the combination.
Third-Party Acquisition Proposals (see page 123)
      On April 25, 2007, ABN AMRO received an indicative proposal from the Royal Bank of Scotland Group PLC, Fortis N.V. and Fortis S.A./N.V. and Banco Santander, S.A., acting together as a consortium (the “Consortium”), to acquire ABN AMRO. On May 29, 2007, the Consortium announced a proposed offer for ABN AMRO. On July 16, 2007, the Consortium announced a revised offer for ABN AMRO, and the Consortium commenced its offer on July 20, 2007. See “The Transaction — Background to the Transaction”.
      On July 30, 2007 the managing board of ABN AMRO (the “ABN AMRO Managing Board”) and the supervisory board of ABN AMRO (the “ABN AMRO Supervisory Board”) announced that they, after having considered the advice of outside legal counsel and financial advisors, acting in good faith and observing their fiduciary duties, concluded not to continue to recommend the exchange offer for acceptance to the shareholders of ABN AMRO from a financial point of view, but to continue to support the strategic rationale of the exchange offer. On that same day, the ABN AMRO Managing Board and the ABN AMRO Supervisory Board also announced that they are not currently in a position to recommend the Consortium’s offer for acceptance to ABN AMRO shareholders.
      Under the Merger Protocol, as amended on July 30, 2007, ABN AMRO is entitled to engage in discussions or negotiations with the Consortium and to provide the Consortium with certain confidential information without ABN AMRO having to notify Barclays that the ABN AMRO Managing Board and the ABN AMRO Supervisory Board have concluded that the offer announced by the Consortium on July 20, 2007 would be reasonably likely to constitute or develop into a Competing Offer (as defined in the Merger Protocol).
      Subject to certain exceptions, the Merger Protocol generally restricts the ability of ABN AMRO to solicit or enter into discussions or negotiations with a third party regarding a proposal to acquire a significant interest in ABN AMRO. ABN AMRO may, however, continue any discussions with a third party existing on April 23, 2007. Further, ABN AMRO may have contacts with any third party to understand the contents of any proposal, provided that it notifies Barclays. Under certain circumstances, the ABN AMRO Managing Board and the ABN AMRO Supervisory Board may withdraw any recommendation of the exchange offer if those boards, acting in good faith and observing their fiduciary duties under applicable law, determine an alternative offer to be more beneficial than the exchange offer. Under the terms of the Merger Protocol, in the event of a competing offer being made by a third party to ABN AMRO, ABN AMRO must allow Barclays a five business day period to make a revised proposal, prior to which the ABN AMRO Managing Board and the ABN AMRO Supervisory Board may not withdraw or modify their respective recommendations or terminate the Merger Protocol.

The Exchange Offer (see page 75)
      Under the terms of the exchange offer, Barclays will, in the manner set out in this document and subject to the Mix and Match Facility, exchange 2.13 newly issued Barclays ordinary shares and €13.15 in cash for each issued and outstanding ABN AMRO ordinary share and 0.5325 Barclays ADSs and €13.15 in cash (paid in U.S. dollars) for each ABN AMRO ADS that is validly tendered (or defectively tendered provided that such defect has been waived by Barclays) and not properly withdrawn. The cash consideration paid in respect of ABN AMRO ADSs will be US dollars, based on the conversion of the Euro consideration into US dollars, net of any applicable fees and expenses, at the average exchange rate obtainable by the ADS exchange agent for the five business days preceding the date on which the cash consideration is received by the ADS exchange agent for delivery in respect of such ABN AMRO ADSs.
      The exchange offer values each ABN AMRO ordinary share at €34.83 ($47.64) and each ABN AMRO ADS at $47.87, and values ABN AMRO at approximately €65.6 billion ($89.7 billion), based on the fully-diluted number of ABN AMRO ordinary shares outstanding (excluding ordinary shares held as treasury shares, but including options and share awards), the share price of Barclays ordinary shares of £6.86 on August 2, 2007, the latest practicable date prior to the date of this document and using the exchange rates of £1 = €1.4839 and €1 = $1.3676, as published by the Financial Times on August 2, 2007.
      At the time of the announcement of the revised offer on July 23, 2007, the exchange offer valued each ABN AMRO ordinary share at €35.73 ($49.43) and each ABN AMRO ADS at $49.41 based on the closing share price of Barclays ordinary shares of £7.135 on July 20, 2007, the last business day before the announcement of the revised offer and using the exchange rates of £1 = €1.4856 and €1 = $1.3835, as published by the Financial Times on July 21, 2007. On this basis, the total consideration was valued as of July 23, 2007 at €67.5 billion ($93.4 billion), with approximately 37% of this consideration as cash.
      Pursuant to the Mix and Match Facility, holders of ABN AMRO ordinary shares and holders of ABN AMRO ADSs are being offered the opportunity to elect, subject to availability, to change the proportions in which they receive Barclays ordinary shares or Barclays ADSs and cash in respect of their holdings of ABN AMRO ordinary shares or ABN AMRO ADSs under the Mix and Match Facility. However, the total number of Barclays ordinary shares and Barclays ADSs to be issued and the maximum aggregate amount of cash to be paid under the exchange offer will not be varied as a result of elections under the Mix and Match Facility.
      Under the terms of the exchange offer, following completion existing ABN AMRO ordinary shareholders (including holders of ABN AMRO ADSs) will own approximately 35.1% of the issued ordinary share capital of the combined group and existing Barclays shareholders (including holders of Barclays ADSs) will own approximately 55.6% of the issued ordinary share capital of the combined group. In addition, after giving effect to the applications for subscriptions under the clawback placing, Temasek will own approximately 2.5% of the issued ordinary share capital of the combined group and China Development Bank approximately 6.8%. These figures assume that all of the ABN AMRO ordinary shares (including ABN AMRO ADSs) currently in issue (on a fully-diluted basis, excluding shares held as treasury shares, but including share options and share awards) are tendered into the exchange offer.
      The ABN AMRO ordinary share and ABN AMRO ADS exchange ratios will be adjusted to reflect certain transactions, which may be undertaken by either Barclays or ABN AMRO prior to the settlement date of the exchange offer, as well as certain other matters. See “The Exchange Offer — Adjustment of Exchange Ratio”.
      In addition to the exchange offer for the ABN AMRO ordinary shares and ABN AMRO ADSs described in this document, Barclays is offering to acquire all of the outstanding ABN AMRO DR Preference Shares. Barclays is also offering to acquire all of the outstanding ABN AMRO Formerly Convertible Preference Shares. Any holder of ABN AMRO DR Preference Shares and ABN AMRO Formerly Convertible Preference Shares should refer solely to the separate offer document and prospectus, dated the same date as this document, for the terms and conditions of those offers.

Initial Offer Period (see page 89)
      The initial offer period of the exchange offer begins on August 7, 2007 and ends, unless Barclays extends the initial offer period, on October 4, 2007 at 9:00 a.m., New York City Time (3:00 p.m. Amsterdam Time). If you hold your ABN AMRO ordinary shares or ABN AMRO ADSs through a bank, broker or other nominee, you should find out from such bank, broker or other nominee what its deadline is to receive your instructions to tender your ABN AMRO ordinary shares or ABN AMRO ADSs.
Extensions of the Initial Offer Period (see page 89)
      Barclays may extend the initial offer period, in which case all references in this document to the closing date shall, unless the context requires otherwise, be deemed to refer to the latest date and time to which the initial offer period has been extended. If Barclays extends the initial offer period, a public announcement to that effect shall be made not later than the third Euronext trading day following the date on which the initial offer period would otherwise have expired. Any ABN AMRO ordinary shares or ABN AMRO ADSs previously tendered and not withdrawn will remain subject to the exchange offer, subject to the right of each holder of ABN AMRO ordinary shares or ABN AMRO ADSs to withdraw the ABN AMRO ordinary shares or ABN AMRO ADSs that he or she has already tendered.
Announcement of the Results of the Exchange Offer and Declaring the Exchange Offer Unconditional (see page 89)
      Unless the initial offer period is extended, Barclays will determine within five Euronext trading days following the expiration of the initial offer period on October 4, 2007, whether the exchange offer conditions have been fulfilled or are to be waived and will announce whether (i) the exchange offer has been declared unconditional, (ii) there is still uncertainty as to the fulfilment of any of the exchange offer conditions, or (iii) the exchange offer is terminated, as a result of the exchange offer conditions not having been fulfilled or waived.
Subsequent Offering Period (see page 91)
      If the exchange offer is declared unconditional, Barclays reserves the right to provide a subsequent offering period of not less than three US business days and up to 15 Euronext trading days but, in no event, more than 20 US business days in length, following the date that the exchange offer is declared unconditional. In the event that Barclays waives the minimum acceptance condition at a percentage in excess of 50% pursuant to the procedure described in the second paragraph under “The Exchange Offer — Exchange Offer Period — Reduction of Minimum Acceptance Condition”, Barclays will be required to provide such a subsequent offering period. A subsequent offering period is an additional period of time, commencing immediately after the exchange offer is declared unconditional, during which any holder of ABN AMRO ordinary shares or ABN AMRO ADSs may tender their ABN AMRO ordinary shares or ABN AMRO ADSs not tendered in the exchange offer. A subsequent offering period, if one is provided, is not an extension of the initial offer period, which already will have expired, and ABN AMRO ordinary shares or ABN AMRO ADSs previously tendered and accepted for exchange in the initial offer period will not have any further withdrawal rights during the subsequent offering period. A subsequent offering period, if one is provided, will not affect the timing of the acceptance and delivery of ABN AMRO ordinary shares or ABN AMRO ADSs previously tendered and accepted for exchange in the initial offer period, as described below under the heading “The Exchange Offer — Settlement and Delivery of Securities”. During the subsequent offering period, tendering shareholders will not have withdrawal rights. The exchange ratios will be the same during any subsequent offering period as during the initial offer period, and the Mix and Match Facility will be available during any subsequent offering period. The extent to which a holder who makes an election under the Mix and Match Facility during a subsequent offering period receives the consideration that the holder elected for will depend on the elections made by other holders tendering during the subsequent offering period (and not on elections made by holders who tendered during the initial offer period).

Election of Exchange Alternatives (see page 75)
      Holders of ABN AMRO ordinary shares are presented with two options under the exchange offer: (1) the primary offer (the “Primary Exchange”); or (2) the direct exchange alternative (the “Alternative Exchange”). Holders of ABN AMRO ordinary shares tendering their ABN AMRO ordinary shares without opting validly for the Primary Exchange or the Alternative Exchange will be deemed to have accepted the Primary Exchange. The ultimate consideration for accepting holders of ABN AMRO ordinary shares will, in both cases, be such number of Barclays ordinary shares and such amount of cash as may be determined in accordance with the ABN AMRO ordinary share exchange ratio and any successful elections made under the Mix and Match Facility. The Primary Exchange is likely to be the preferred option for most holders of ABN AMRO ordinary shares. This is because the Barclays ordinary shares issued under the Primary Exchange will be issued into Euroclear Nederland via the CREST account of Euroclear Nederland and accordingly, for so long as these shares remain held in the Euroclear Nederland system and certain conditions are satisfied, these shares may be sold without any charge to United Kingdom stamp duty reserve tax or (in practice) stamp duty. In contrast, Barclays ordinary shares issued under the Alternative Exchange will be issued via CREST (by crediting a CREST member’s account) or in certificated form rather than being issued into Euroclear Nederland via the CREST account of Euroclear Nederland and accordingly on any subsequent sale of those shares United Kingdom stamp duty or stamp duty reserve tax is likely to be payable.
      However, electing for the Alternative Exchange may enable certain holders of ABN AMRO ordinary shares to obtain a tax deferral in certain jurisdictions on the exchange of their ABN AMRO ordinary shares for Barclays ordinary shares pursuant to the exchange offer. Holders of ABN AMRO ordinary shares should carefully consider the discussion under “Taxation” in this document.
      The Primary Exchange will be effected through the use of Barclays (Netherlands), which is the company that is the intended direct holding company for ABN AMRO following completion of the exchange offer. Prior to the settlement date Barclays (indirectly) owns, and after completion of all steps of the exchange offer, Barclays will (directly or indirectly) own, 100 percent of the shares of Barclays (Netherlands), which shares are held in the Euroclear Nederland system. The Primary Exchange will be effected through the use of Barclays Nominees (No. 1) Limited acting as appointed nominee for holders of ABN AMRO ordinary shares and the Dutch listing and exchange agent who will effect transactions through Euroclear Nederland.
      The steps involved in the Primary Exchange will be effected consecutively on the settlement date and are as follows,

(a)	By accepting the Primary Exchange, a holder of ABN AMRO ordinary shares

(i)	irrevocably instructs the nominee via his bank or broker to receive on such shareholder’s behalf, such number of Barclays (Netherlands) shares as will, after the transfer contemplated in paragraph (ii) below, as have a market value equal to the ABN AMRO ordinary shares he or she undertakes to tender,

(ii)	irrevocably instructs the Dutch listing and exchange agent to transfer his or her ABN AMRO ordinary shares to Barclays (Netherlands) in return, and

(iii)	irrevocably instructs the nominee to transfer, immediately after receipt by the nominee, the Barclays (Netherlands) shares to Barclays.

(b)	In exchange for the transfer to it of the Barclays (Netherlands) shares, Barclays will issue new Barclays ordinary shares and/or pay cash (as appropriate) to the ABN AMRO ordinary shareholder, completing the transaction for ABN AMRO ordinary shareholder.
      Consequently, the end result of all these steps is that the ABN AMRO ordinary shares tendered are held by Barclays (Netherlands), the Barclays (Netherlands) shares which are initially transferred to the nominee are ultimately transferred to Barclays, and Barclays ordinary shares are issued and cash is paid to tendering holders of ABN AMRO ordinary shares. The number of Barclays ordinary shares issued and the amount of cash paid in exchange for the transfer of the Barclays (Netherlands) shares will be determined by applying the ordinary share exchange ratio and any successful elections made under the Mix and Match Facility to the number of ABN AMRO ordinary shares transferred by the holders of ABN AMRO ordinary shares to Barclays (Netherlands). The ultimate consideration for accepting holders of ABN AMRO ordinary shares will, in both cases, be the number of Barclays ordinary shares issued pursuant to the exchange offer and such amount of cash, as may be determined in accordance with the ordinary share exchange ratio and any successful elections made under the Mix and Match Facility. The Barclays ordinary shares issued in the Primary Exchange will be issued into the Euroclear Nederland System via the CREST account of Euroclear Nederland. All irrevocable instructions are subject to applicable withdrawal rights under the exchange offer.
      A holder of ABN AMRO ordinary shares who selects the Alternative Exchange will tender his ABN AMRO ordinary shares via his bank or broker directly to Barclays via the Dutch listing and exchange agent and in return Barclays will issue new Barclays ordinary shares and/or pay cash (as appropriate) to the tendering ABN AMRO ordinary shareholders. The new Barclays ordinary shares issued directly to holders of ABN AMRO ordinary shares pursuant to the Alternative Exchange will be issued via CREST (by crediting a CREST member’s account) or in certificated form, rather than into Euroclear Nederland via the CREST account of the Euroclear Nederland system, and accordingly United Kingdom stamp duty reserve tax is likely to be payable on any subsequent sale of those shares.
      Holders of ABN AMRO ordinary shares tendering pursuant to the Primary or Alternative Exchange should carefully consider the discussion under “Taxation”.
      Holders of ABN AMRO ADSs will not be permitted to elect exchange alternatives. Instead, ABN AMRO ADSs that have been validly tendered (or defectively tendered provided that such defect has been waived by Barclays) and not withdrawn will be exchanged for Barclays ADSs and cash in the following manner. The ADS exchange agent will surrender all such ABN AMRO ADSs to the custodian of J.P. Morgan Chase Bank, N.A., as the depositary for ABN AMRO’s ADR facility (the “ABN AMRO Depositary”), in exchange for the ABN AMRO ordinary shares underlying them. The ADS exchange agent will then tender those ABN AMRO ordinary shares to the Dutch listing and exchange agent and will elect the Primary Exchange in respect of all of them. The Barclays ordinary shares issued and cash paid in respect of those ABN AMRO ordinary shares will be delivered to the custodian of The Bank of New York, as the depositary for Barclays ADR facility (the “Depositary”). The Depositary will then issue to the ADS exchange agent Barclays ADSs in respect of the Barclays ordinary shares it has received and transmit to the ADS exchange agent the cash it has received, and the ADS exchange agent will distribute the Barclays ADSs and cash to former holders of ABN AMRO ADSs.
Mix and Match Facility (see page 77)
      Holders of ABN AMRO ordinary shares or ABN AMRO ADSs may elect, subject to availability, to change the proportions in which they receive Barclays ordinary shares or Barclays ADSs and cash in respect of their holdings of ABN AMRO ordinary shares or ABN AMRO ADSs under the Mix and Match Facility. That is, holders of ABN AMRO ordinary shares or ABN AMRO ADSs may request that they receive a greater proportion of cash or Barclays ordinary shares or Barclays ADSs in respect of some or all of their ABN AMRO ordinary shares or ABN AMRO ADSs than they would receive under the default terms of the exchange offer. Making an election under the Mix and Match Facility will not affect the ability of holders of ABN AMRO ordinary shares to choose between the Primary Exchange and the Alternative Exchange.
      The total number of Barclays ordinary shares, including those represented by Barclays ADSs, to be issued and the total amount of the cash consideration to be paid under the exchange offer will not be varied as a result of Mix and Match Facility. Accordingly, satisfaction of elections by holders of ABN AMRO ordinary shares or ABN AMRO ADSs under the Mix and Match Facility will depend on the extent to which other holders of ABN AMRO ordinary shares or ABN AMRO ADSs (who together form one consideration pool) make offsetting elections. If elections cannot be satisfied in full, they will be scaled down on a pro rata basis. To the extent that elections can be satisfied, holders of ABN AMRO ordinary shares or ABN AMRO ADSs will receive Barclays ordinary shares or Barclays ADSs instead of cash or vice versa on the basis of a fixed rate of €11.87 for each Barclays ordinary share and the US dollar equivalent of €47.48 for each Barclays ADS. Barclays ordinary shares may be trading at a lower or higher price than £8.00 (or $64.94 per Barclays ADS) at the applicable settlement date. These figures reflect the exchange price announced in the July 23, 2007 announcement of the revised offer of £8.00 per Barclays ordinary share using the exchange rate of £1.00 = €1.4839 and £1.00 = $2.0293 as published in the Financial Times on August 2, 2007. Electing holders of ABN AMRO ordinary shares will receive the same amount of their elections regardless of whether they choose the Primary Exchange or the Alternative Exchange.
      Holders of ABN AMRO ordinary shares or ABN AMRO ADSs who make an election to receive a greater proportion of cash will receive a basic entitlement of €13.15 per ABN AMRO ordinary share or the US dollar equivalent thereof per ABN AMRO ADS tendered under this election. Holders of ABN AMRO ordinary shares or ABN AMRO ADSs who elect the Mix and Match Facility will then further receive additional cash to the extent that this has been made available by other holders of ABN AMRO ordinary shares or ABN AMRO ADSs. If there is not enough cash given up to give all of a holder’s consideration in cash, then holders who elect this Mix and Match Facility will receive the balance in Barclays ordinary shares or Barclays ADSs.
      If holders of ABN AMRO ordinary shares or ABN AMRO ADSs make an election to receive a greater proportion of Barclays ordinary shares or Barclays ADSs, such holders will receive a basic entitlement of 2.13 Barclays ordinary shares per ABN AMRO ordinary share tendered under this election, or 0.5325 Barclays ADS per ABN AMRO ADS that was tendered. Such holders will then further receive additional Barclays ordinary shares or Barclays ADSs to the extent that they have been made available by other holders of ABN AMRO ordinary shares or ABN AMRO ADSs who elect to receive their exchange offer consideration in cash. If there are not enough Barclays ordinary shares or Barclays ADSs given up to give all of a holder’s consideration in Barclays ordinary shares or Barclays ADSs, then such holders will receive the balance in cash.
      As a result, holders of ABN AMRO ordinary shares or ABN AMRO ADSs who make an election under the Mix and Match Facility will not know the exact number of Barclays ordinary shares or Barclays ADSs or the amount of cash that they will receive until settlement of the consideration under the exchange offer. The definitive announcement of the extent to which elections under the Mix and Match Facility have been satisfied will be made no later than the applicable settlement date.
      If holders of ABN AMRO ordinary shares make no election, they will receive the default entitlement of €13.15 in cash and 2.13 Barclays ordinary shares in respect of each ABN AMRO ordinary share tendered. If holders of ABN AMRO ADSs make no such election, they will receive the default entitlement of €13.15 (paid in US dollars) in cash and 0.5325 Barclays ADS in respect of each ABN AMRO ADS tendered.
      The cash consideration paid in respect of ABN AMRO ADSs will be US dollars, based on the conversion of the Euro consideration into US dollars, net of any applicable fees and expenses, at the average exchange rate obtainable by the ADS exchange agent for the five business days preceding the date on which the cash consideration is received by the ADS exchange agent for delivery in respect of such ABN AMRO ADSs.
Fractional Shares (see page 95)
      No fractional entitlements to Barclays ordinary shares or Barclays ADSs issued in the exchange offer will be issued to persons who validly tender and deliver ABN AMRO ordinary shares or ABN AMRO ADSs in the exchange offer. Each admitted institution of Euroclear Nederland (an “Admitted Institution”) that receives newly-issued Barclays ordinary shares as part of the exchange process (or, in the case of registered holders of ABN AMRO ordinary shares, the Dutch listing and exchange agent), and the ADS exchange agent as recipient of the newly-issued Barclays ADSs, will round down any fractional entitlements in accordance with their usual practice and sell the aggregate fractional entitlements in the secondary market and remit cash in lieu of any fractional entitlements (although in certain cases an Admitted Institution may have in place arrangements with its clients that would allow it to round up fractional entitlements instead and receive payment from the clients in respect of the differential). The amount in Euro (in case of the Primary Exchange discussed below), pounds sterling (in case of the Alternative Exchange discussed below) or dollars (in the case of fractional Barclays ADSs) that holders will receive in respect of fractional entitlements will be based on the average price, net of expenses, at which the fractional entitlements are sold in the secondary market.
Settlement (see page 95)
      In the event that Barclays announces that the exchange offer is declared unconditional, holders of ABN AMRO ordinary shares who have tendered and delivered their ABN AMRO ordinary shares to Barclays will receive, within five Euronext trading days following the date on which the exchange offer was declared unconditional, Barclays ordinary shares and cash for ABN AMRO, calculated in the manner set forth in this document. Tendering holders of ABN AMRO ADSs will receive Barclays ADSs and cash as soon as practicable after the Barclays ordinary shares which the Barclays ADSs will represent have been delivered to the custodian of the Depositary for the Barclays ADR facility. If a subsequent offering period is announced, holders of ABN AMRO ordinary shares and ABN AMRO ADSs who have tendered and delivered their securities to Barclays during the subsequent offering period will receive their Barclays ordinary shares or Barclays ADSs and cash promptly following the expiration of the subsequent offering period.
Post-Closing Restructuring (see page 105)
      If the exchange offer is successfully completed, Barclays intends to effect a post-closing restructuring of ABN AMRO and its subsidiaries that is intended to have the effect of acquiring ABN AMRO ordinary shares and ABN AMRO ADSs that remain outstanding after the exchange offer and, consequently, result in ABN AMRO becoming a wholly owned subsidiary of Barclays.
Financing of the Exchange Offer (see page 89)
      Barclays will finance the €24.8 billion cash consideration portion of the exchange offer consideration (the “Cash Consideration”) from the following sources:
Proceeds of the sale of LaSalle
      Barclays proposes to use approximately €12 billion of capital released from the sale of LaSalle to Bank of America, previously intended to be returned to shareholders of the combined group after the combination, to repay debt incurred to fund part of the Cash Consideration.
China Development Bank and Temasek Conditional Investment
      €8.1 billion of the Cash Consideration will be funded by the conditional investment of China Development Bank and Temasek; €1.7 billion will be funded by the conditional subscriptions pursuant to the clawback placing to certain existing Barclays shareholders and other institutional investors.

Available Cash Resources
      Barclays will fund approximately €3 billion of the Cash Consideration from available cash resources.
ABN AMRO Ordinary Shares held by Barclays and members of the ABN AMRO Managing Board and the ABN AMRO Supervisory Board (see page 72)
      Shareholdings of Barclays as at June 30, 2007 are as follows:

		Percentage of
	Number of	outstanding
	ABN AMRO	ABN AMRO
Barclays Entity	ordinary shares	ordinary shares

Barclays Global Investors	47,237,444	2.48%
Barclays Capital	4,735,790	0.25%
Other Barclays entities	10,285,980	0.54%

Total	62,259,214	3.27%

      None of Barclays directors and officers held any ABN AMRO ordinary shares or ABN AMRO ADSs as of June 30, 2007.
      Shareholdings of the members of the ABN AMRO Managing Board and the ABN AMRO Supervisory Board as at July 30, 2007 are as follows:

	Number of	Number of options
	ABN AMRO	for ABN AMRO
ABN AMRO Managing Board	ordinary shares	ordinary shares

Mr. Groenink	87,062	684,789
Mr. Jiskoot	69,679	410,011
Mr. Kuiper	72,668	410,011
Mr. Boumeester	85,168	213,372
Mr. Overmars	41,590	293,372
Mr. Teerlink	35,615	312,403

Total	391,782	2,323,958

Number of
ABN AMRO
ABN AMRO Supervisory Board	ordinary shares

Mr. Martinez	3,000
Mr. Olijslager	3,221
Mr. Pratini de Moreas	5,384
Mr. van den Bergh	13,112
Mr. Ruys	2,898
Mr. Scaroni	18,451

Total	46,066

Interests of ABN AMRO Directors and Officers in the Combination (see page 72)
      You should be aware that members of the ABN AMRO Managing Board and the ABN AMRO Supervisory Board have relationships, agreements or arrangements that provide them with interests in the combination that may be in addition to or different from your interests. These interests include:

•	the continued employment of some members of the ABN AMRO Managing Board by the combined group;

•	the continued positions of certain members of the ABN AMRO Managing Board and the ABN AMRO Supervisory Board as directors of the combined group;

•	employment agreements with certain members of the ABN AMRO Managing Board, which include terms regarding severance payments in accordance with Dutch labor laws in the event of termination of those agreements; and

•	the indemnification of former members of the ABN AMRO Managing Board and the ABN AMRO Supervisory Board by the combined company.
The Exchange Offer Is Subject to the Various Conditions (see page 80)
      The exchange offer is subject to various conditions. All conditions to the completion of the exchange offer must be satisfied or waived prior to the exchange offer being declared unconditional and the expiration of the initial offer period, as it may be extended pursuant to the terms of the exchange offer described in this document.
      Certain of these conditions to the exchange offer may be waived (either in whole or in part) by Barclays by written notice to ABN AMRO, certain may be waived (either in whole or in part) by ABN AMRO by written notice to Barclays, and certain may be waived (either in whole or in part) by either Barclays or ABN AMRO, subject to agreement in writing from respectively either ABN AMRO or Barclays.
      A waiver by Barclays of the minimum acceptance conditions will require approval of the ABN AMRO Supervisory Board in the event the tendered ABN AMRO ordinary shares (including ABN AMRO ordinary shares underlying ABN AMRO ADSs), together with the ABN AMRO ordinary shares already held by Barclays at the closing date would represent less than 50% plus one of the voting rights represented by ABN AMRO’s issued and outstanding share capital, consisting of ordinary shares, underlying preference shares and formerly convertible shares, and would represent less than 50% plus one of the ABN AMRO ordinary shares in ABN AMRO’s issued and outstanding ordinary share capital (excluding any ABN AMRO ordinary shares or ABN AMRO ADSs held by ABN AMRO or its subsidiaries).
Financial and Other Regulatory Authorities
      The completion of the exchange offer is subject to the receipt of the following approvals, among others:

•	The competent regulatory authorities in The Netherlands shall have given their declaration of no objection and the FSA shall have notified its approval of each person who will acquire control over any United Kingdom authorized person which is a member of the combined group or the relevant waiting period has expired;

•	Barclays and ABN AMRO shall have received confirmation from the Dutch Central Bank that it has no objection to the parties, proposal for the composition of the managing board and supervisory board of ABN AMRO Bank, and the FSA shall have approved the nomination of the proposed directors to the board of the combined group (the “Group Board of Directors”);

•	Neither Barclays nor ABN AMRO shall have received any notification from the Dutch Central Bank or the FSA that there is likely to be a change in the supervisory, reporting or regulatory capital arrangements that will apply to the combined group and;

•	Confirmation has been given that the Barclays ordinary shares being offered will be admitted to the Official List of the UKLA, admitted to trading on the main market for listed securities of the LSE, authorized for listing on Euronext and the TSE, and the Barclays ordinary shares and the Barclays ADSs have been approved for listing on the NYSE.
Competition and Antitrust
      Competition and regulatory notifications and approvals are required from certain European authorities. In particular, competition consent has been sought from the European Commission under Article 6(1)(b) of the EU Merger Regulation, to declare the exchange offer compatible with the Common

Market without attaching to its decision any conditions or obligations. Barclays and ABN AMRO are also required to make notifications under the US HSR Act and the rules promulgated thereunder by the Federal Trade Commission.
      While Barclays and ABN AMRO believe that they will receive the requisite competition and regulatory approvals for the combination, they can give no assurance that a challenge to the combination will not be made or, if made, would be unsuccessful. Obtaining certain government approvals applicable to the exchange offer is a condition to the combination.
Shareholder Approvals and Other Conditions
      The completion of the exchange offer is also subject to the satisfaction or waiver of additional conditions in the Merger Protocol, including the following conditions:

•	The extraordinary general meeting of shareholders of Barclays and the class meeting of Barclays ordinary shareholders shall have passed all agreed or required resolutions;

•	No material adverse change in respect of Barclays or ABN AMRO;

•	No third party shall have indicated an intention to take any frustrating action (as defined in the Merger Protocol);

•	The LaSalle Agreement shall have been completed in accordance with its terms or a purchase and sale agreement with another party with respect to the sale of LaSalle shall have been completed in accordance with its terms;

•	There shall have been no event, circumstance or series of linked events or circumstances that was not fairly disclosed in the 2006 annual reports and annual accounts of either ABN AMRO or Barclays, respectively, or otherwise disclosed and that can reasonably be expected to have a negative impact of 5% or more on the respective 2006 consolidated operating income of ABN AMRO or Barclays;

•	The obligation of Barclays to declare the exchange offer unconditional shall be subject to the condition precedent that no third party declares or reaffirms that it makes or intends to make an offer or an amended offer for shares in ABN AMRO (excluding the current offer by the Consortium on the terms and conditions announced on July 20, 2007); and

•	The ABN AMRO Managing Board and the ABN AMRO Supervisory Board have confirmed in writing, and have made an appropriate press release confirming, their unanimous recommendation of the exchange offer for acceptance by the holders of ABN AMRO ordinary shares and the ABN AMRO ADSs.
Barclays Extraordinary General Meeting and Class Meeting (see page 111)

      At 10:00 a.m., London Time and 10:15 a.m., London Time respectively, on September 14, 2007, the extraordinary general meeting of the shareholders of Barclays and the class meeting of Barclays ordinary shareholders will be convened at 1 Churchill Place, London E14 5HP. At the meetings, the relevant Barclays shareholders will be asked to consider the resolutions described in “Barclays Extraordinary General Meeting and Class Meeting.”
Approvals for Certain Purchases of ABN AMRO and Barclays Securities During the Exchange Offer (see page 98)
      ABN AMRO, Barclays and their respective financial advisors applied to the SEC for exemptive relief from the provisions of Rule 14e-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The SEC granted the requested relief on April 24, 2007, with the relief taking effect retroactively on April 23, 2007. Rule 14e-5, among other things, prohibits a person making a cash tender offer or exchange offer for an equity security, as well as any person acting, directly or indirectly, in concert with such person (or certain advisors or dealer-managers of such person), from purchasing, directly or indirectly, or making any arrangement to purchase such security or any related security except pursuant to such tender offer or exchange offer. ABN AMRO, Barclays and their respective financial advisors intend to carry on certain transactions in ABN AMRO securities outside of the exchange offer as permitted by Rule 14e-5 and the relief granted by the SEC. In particular, Barclays may acquire ABN AMRO ordinary shares outside of the exchange offer outside of the United States and in accordance with Dutch and other applicable laws.
      ABN AMRO and Barclays have applied to the SEC for exemptive and no-action relief from the provisions of Rule 102 of Regulation M. Barclays received certain of this relief on August 2, 2007, and ABN AMRO and Barclays expect to receive the remainder of the relief on or about August 6, 2007. Rule 102 provides that, subject to certain exceptions, in connection with a distribution of securities effected by or on behalf of an issuer or selling security holder, it is unlawful for such person, or any affiliated purchaser of such person, directly or indirectly, to bid for, purchase, or attempt to induce any person to bid for or purchase, a covered security during the applicable restricted period. ABN AMRO and Barclays believe that the exchange offer may constitute a distribution, that Barclays affiliates and ABN AMRO and its affiliates may be deemed “affiliated purchasers”, and that if the exchange offer constitutes a distribution the restricted period would last from the commencement of the exchange offer until its expiration. The relief which ABN AMRO and Barclays have received or expect to receive would allow ABN AMRO and Barclays to bid for, purchase and induce others to purchase Barclays ordinary shares and Barclays ADSs in connection with specified activities.
No Appraisal Rights in Connection with the Exchange Offer (see page 103)
      Under Dutch law, holders of ABN AMRO ordinary shares or ABN AMRO ADSs will not be entitled to appraisal rights in connection with the exchange offer. However, if 95% or more of the nominal value of the issued outstanding share capital of ABN AMRO is tendered in the exchange offer, and Barclays elects to initiate a compulsory acquisition procedure under Dutch law, the consideration to be paid to holders of ABN AMRO ordinary shares, including ABN AMRO ordinary shares represented by ABN AMRO ADSs, in such circumstances would be determined by the Enterprise Chamber of the Amsterdam Court of Appeals. The Amsterdam Court of Appeals may appoint one or three experts to advise the Court on the value of the minority shares. The Amsterdam Court of Appeals determines the squeeze out price. In the Ordinary Squeeze-Out proceedings following a public bid, the Amsterdam Court of Appeals usually sets the price for the minority shares at an amount equal to the price offered in the preceding public bid (or in case of an exchange offer, its value reflected is cash). However, the Amsterdam Court of Appeals may also set a lower price. The Amsterdam Court of Appeals usually determines the price for the shares as of the date of its decision, but it is at liberty to choose an earlier reference date if it believes such a date to be more appropriate. In Takeover Squeeze-Out proceedings, the consideration offered in the exchange offer is presumed fair if 90% or more of the shares in a public offer were acquired by the offeror. Takeover Squeeze-Out proceedings must be initiated within three months after the initial offer period has expired.
Directors and Management of Barclays Following the Combination (see page 139)
      The combined group will have a UK corporate governance structure with a unitary Group Board of Directors. Following the combination, the Group Board of Directors will initially consist of 19 members, with 10 members from Barclays and nine members from ABN AMRO. In addition, China Development Bank has the right to nominate a Barclays non-executive director and, subject to the combination becoming completed, Temasek will also have the right to nominate a Barclays non-executive director. In addition to the Chairman, the Deputy Chairman and the non-executive directors to be nominated by China Development Bank and Temasek, there will be 12 non-executive directors, with five initially nominated by Barclays and seven initially nominated by ABN AMRO. In the event that the number of directors of the Barclays Board shall in the two years following the consummation of the exchange offer be reduced, the pro rata representation of directors nominated by Barclays and ABN AMRO shall remain the same. It is expected that Mr. Hoffman, Dr. Cronjé, Professor Dame Sandra Dawson, Sir An-

drew Likierman, Mr. Russell and Sir John Sunderland will retire from the Barclays Board with effect from the settlement date, and that, following the settlement date, the Group Board of Directors composition will be as follows:

Chairman	Position as from the settlement date of the combination

Mr. Martinez	Chairman

Non-Executive Directors

Mr. Agius	Deputy Chairman
Mr. Booth	Non-Executive Director
Sir Richard Broadbent	Non-Executive Director
Mr. Clifford	Non-Executive Director
Mr. Conti	Non-Executive Director
Mr. Groenink	Non-Executive Director
Mr. Kramer	Non-Executive Director
Ms. Maas-de Brouwer	Non-Executive Director
Mr. Olijslager	Non-Executive Director
Sir Nigel Rudd	Non-Executive Director
Mr. Ruys	Non-Executive Director
Mr. Scaroni	Non-Executive Director
Mr. van den Bergh	Non-Executive Director

Executive Directors

Mr. Varley	Group Chief Executive
Mr. Boumeester	Group Chief Administrative Officer
Mr. Diamond	President of Barclays and CEO of IBIM
Mr. Lucas	Group Finance Director
Mr. Seegers	CEO of GRCB
      Mr. Agius is expected to become Deputy Chairman of the combined group and will remain Chairman of Barclays Bank. It is expected that he will succeed Mr. Martinez as Chairman of the combined group when Mr. Martinez retires.
      From the settlement date, Mr. Groenink is expected to cease to be Chairman of the ABN AMRO Managing Board, Mr. Hoffman is expected to cease to be the Group Vice-Chairman and Mr. Boumeester, successor to Mr. Scott-Barrett as Chief Financial Officer of ABN AMRO from July 1, 2007, is expected to cease to hold such office following the settlement date.
      The head office of the combined group will be located in Amsterdam. Day to day management of the combined group will be the responsibility of Mr. Varley, working with the Group Executive Committee, which is expected to consist of:

Group Executive Committee Member	Position as from the settlement date of the combination

Mr. Varley	Group Chief Executive
Mr. Diamond	Barclays President and CEO of IBIM
Mr. Seegers	CEO of GRCB
Mr. Overmars	CEO of Continental Europe and Asia, GRCB
Mr. Teerlink	Chief Operating Officer of GRCB
Mr. Idzik	Group Chief Operating Officer
Mr. Lucas	Group Finance Director
Mr. Boumeester	Group Chief Administrative Officer

Exchange Listing (see page 100)
      ABN AMRO ordinary shares are listed and trade on Euronext under the symbol “AABA”. ABN AMRO ordinary shares and ABN AMRO ADSs are listed on the NYSE, and ABN AMRO ADSs trade under the symbol “ABN”. Upon the completion of the exchange offer, it is intended that ABN AMRO’s listing of ABN AMRO ordinary shares on Euronext and its listing of ABN AMRO ADSs on the NYSE will be terminated as soon as practicable thereafter.
      Barclays intends to apply to list the Barclays ordinary shares and the Barclays ADSs to be issued in the exchange offer on the NYSE, and Barclays will also make an application to the FSA and the LSE for the Barclays ordinary shares to be issued in the exchange offer to be admitted to the Official List and to trading on the LSE, as well as to list such Barclays ordinary shares on the TSE. Barclays will also apply for a secondary listing on Euronext.
      ABN AMRO and Barclays have received confirmation from the FTSE and Euronext that, following the settlement date, Barclays ordinary shares are expected to qualify for inclusion with a full weighting in the UK Series of the FTSE indices, including the FTSE 100 Index, and in the AEX-Index (subject to a maximum weighting of 15%), respectively.
Material Differences in Rights of Shareholders (see page 195)
      The governing documents of Barclays and ABN AMRO vary, and to that extent, former holders of ABN AMRO ordinary shares will have different rights once they become holders of Barclays ordinary shares. Similarly, the laws of The Netherlands, where ABN AMRO is incorporated, differ from those of England, where Barclays is incorporated, in certain respects. The differences are described in more detail under “Comparison of Rights of Holders of Barclays Ordinary Shares and ABN AMRO Ordinary Shares”. Holders of Barclays ADSs are not treated as holders of Barclays ordinary shares and do not have the same rights as holders of Barclays ordinary shares. The Depositary will be the holder of the Barclays ordinary shares underlying the Barclays ADSs. Holders of Barclays ADSs have rights as holders of Barclays ADSs, which are set out in Barclays deposit agreement (the “Deposit Agreement”). The Deposit Agreement also sets out the rights and obligations of the Depositary. New York law governs the Deposit Agreement and the Barclays ADSs. See “Description of Barclays American Depositary Shares”.
Dividend Election Mechanism (see page 97)
      Following implementation of the combination, the combined group will present financial statements in Euro and will declare dividends in Euro. Holders of ordinary shares in the combined group will be able to elect to receive dividends paid in Euro or Sterling (converted at the then prevailing market rate). Unless they validly elect otherwise, accepting holders of ABN AMRO ordinary shares who receive Barclays ordinary shares pursuant to the Primary Exchange will receive dividends paid in Euro. Unless they validly elect otherwise, accepting holders of ABN AMRO ordinary shares who receive Barclays ordinary shares pursuant to the Alternative Exchange will receive dividends paid in Sterling (converted at the then prevailing market rate). Existing holders of Barclays ordinary shares will continue to receive dividends paid in Sterling (converted at the then prevailing market rate), unless they validly elect to receive dividends paid in Euro. The availability of the dividend currency election may be suspended or terminated by the Barclays Board at any time without notice, for any reason and without financial recompense.
      Holders of Barclays ADSs representing Barclays ordinary shares in the combined group will receive dividends paid in US dollars converted at the then prevailing market exchange rate and will not be able to elect to receive dividends in any other currencies. Existing holders of Barclays ADSs will continue to receive dividends paid in US dollars or can elect to have their dividends reinvested. Accepting holders of ABN AMRO ADSs who receive Barclays ADSs pursuant to the exchange offer will also receive dividends paid in US dollars or can elect to have their dividends reinvested.

Material Tax Consequences (see page 130)
      US holders of ABN AMRO ordinary shares or ABN AMRO ADSs will recognize gain or loss on the surrender of their ABN AMRO ordinary shares or ADSs pursuant to the exchange offer equal to the difference between the fair market value of Barclays ordinary shares or ADSs (and any cash in lieu of fractional Barclays ordinary shares or ADSs) they receive and their tax basis in their ABN AMRO ordinary shares or ADSs. See “Taxation — Material United States Federal Income Tax Considerations”.
      US holders of ABN AMRO ordinary shares or ABN AMRO ADSs who realize capital gains pursuant to the exchange offer will generally not be subject to Dutch taxation on such capital gains unless the capital gains are attributable to an enterprise or part thereof that is either (a) effectively managed in The Netherlands or (b) carried on through a permanent establishment or a permanent representative in The Netherlands. However, other exceptions may apply which may result in US holders becoming subject to Dutch taxation on the capital gains concerned. See “Taxation — Material Dutch Tax Consequences”.
      US holders of ABN AMRO ordinary shares or ABN AMRO ADSs, who are neither resident nor ordinarily resident in the UK for tax purposes and who receive Barclays (Netherlands) shares and/or Barclays ordinary shares or Barclays ADSs pursuant to the exchange, should not be subject to tax in the United Kingdom in respect of the exchange of their ABN AMRO ordinary shares or ABN AMRO ADSs pursuant to the exchange offer. See “Taxation — Material United Kingdom Tax Consequences”.
Summary Selected Historical Consolidated Financial Information of Barclays (see page 146)
      The following selected historical consolidated financial information of Barclays for the six months ended June 30, 2007 has been derived from the IFRS unaudited interim condensed consolidated financial statements and related notes, which was filed with the SEC on Form 6-K on August 2, 2007 and incorporated by reference into this document. The following selected historical consolidated financial information of Barclays for the years ended December 31, 2006, 2005, 2004, 2003 and 2002 has been derived from Barclays audited consolidated financial statements in the Barclays 2006 Form 20-F incorporated by reference into this document, and the Barclays Annual Report on Form 20-F for the year ended December 31, 2005, which was filed with the SEC on March 29, 2006 (“Barclays 2005 Form 20-F”), not incorporated by reference into this document. The data below should be read in conjunction with the consolidated financial statements, related notes and other financial information of Barclays incorporated by reference into this document. See “Selected Historical Consolidated Financial Information of Barclays”.

Consolidated Income Statement Data of Barclays for the Six Months Ended June 30, 2007 and 2006

	For the Six Months
	Ended June 30,

	2007		2006

	£m		£m
Interest income	12,037		10,544
Interest expense	(7,448)		(6,140)
Net interest income	4,589		4,404
Fee and commission income	4,292		4,077
Fee and commission expense	(480)		(425)
Net fee and commission income	3,812		3,652
Net trading income	2,811		2,201
Net investment income	396		374
Principal transactions	3,207		2,575
Net premiums from insurance contracts	442		510
Other income	100		61

Total income	12,150		11,202
Net claims benefits incurred on insurance contracts	(248)		(233)

Total income net of insurance claims	11,902		10,969
Impairment charges	(959)		(1,057)

Net income	10,943		9,912
Operating expenses excluding amortisation of intangible assets	(6,760)		(6,206)
Amortisation of intangible assets	(87)		(63)
Operating expenses	(6,847)		(6,269)
Share of post-tax results of associates and joint ventures	—		30
Profit on disposal of subsidiaries, associates and joint ventures	5		—

Profit before tax	4,101		3,673
Tax	(1,158)		(1,072)
Profit after tax	2,943		2,601

Profit attributable to minority interests	309		294
Profit attributable to equity holders of the parent	2,634		2,307

	2,943		2,601

Basic earnings per ordinary share	41.4	p	36.3	p
Diluted earnings per ordinary share	40.1	p	35.1	p
Dividends per ordinary share:
Interim dividend	11.5		10.5
Final dividend	—		—
Dividend	£731	m	£666	m

Consolidated Balance Sheet Data of Barclays as at June 30, 2007

As at June 30, 2007

£m
Assets
Cash and balances at central banks	4,785
Items in the course of collection from other banks	2,533
Trading portfolio assets	217,573
Financial assets designated at fair value:
— held on own account	46,171
— held in respect of linked liabilities to customers under investment contracts	92,194
Derivative financial instruments	174,225
Loans and advances to banks	43,191
Loans and advances to customers	321,243
Available for sale financial investments	47,764
Reverse repurchase agreements and cash collateral on securities borrowed	190,546
Other assets	6,289
Current tax assets	345
Investments in associates and joint ventures	228
Goodwill	6,635
Intangible assets	1,228
Property, plant and equipment	2,538
Deferred tax assets	774

Total assets	1,158,262

Liabilities
Deposits from banks	87,429
Items in the course of collection due to other banks	2,206
Customer accounts	292,444
Trading portfolio liabilities	79,252
Financial liabilities designated at fair value	63,490
Liabilities to customers under investment contracts	93,735
Derivative financial instruments	177,774
Debt securities in issue	118,745
Repurchase agreements and cash collateral on securities lent	181,093
Other liabilities	10,908
Current tax liabilities	1,003
Insurance contract liabilities, including unit-linked liabilities	3,770
Subordinated liabilities	15,067
Deferred tax liabilities	258
Provisions	527
Retirement benefit liabilities	1,840

Total liabilities	1,129,541

Shareholders’ equity
Called up share capital	1,637
Share premium account	5,859
Other reserves	271
Retained earnings	13,461
Less: treasury shares	(255)

Shareholders’ equity excluding minority interests	20,973
Minority interests	7,748

Total shareholders’ equity	28,721

Total liabilities and shareholders’ equity	1,158,262

Consolidated Income Statement Data of Barclays for the years ending December 31, 2006, 2005 and 2004

	For the year ended December 31,

	2006	2005	2004(a)

	£m	£m	£m
(IFRS)
Continuing operations
Net interest income	9,143	8,075	6,833
Net fee and commission income	7,177	5,705	4,847
Principal transactions	4,576	3,179	2,514
Net premiums from insurance contracts	1,060	872	1,042
Other income	214	147	131

Total income	22,170	17,978	15,367
Net claims and benefits paid on insurance contracts	(575)	(645)	(1,259)

Total income net of insurance claims	21,595	17,333	14,108
Impairment charges	(2,154)	(1,571)	(1,093)

Net income	19,441	15,762	13,015
Operating expenses	(12,674)	(10,527)	(8,536)
Share of post-tax results of associates and joint ventures	46	45	56
Profit on disposal of subsidiaries, associates and joint ventures	323	—	45

Profit before tax	7,136	5,280	4,580
Tax	(1,941)	(1,439)	(1,279)

Profit after tax	5,195	3,841	3,301

Profit attributable to minority interests	624	394	47
Profit attributable to equity holders of the parent	4,571	3,447	3,254

	5,195	3,841	3,301
Selected Financial Statistics of Barclays for the years ending December 31, 2006, 2005 and 2004

Basic earnings per share	71.9	p	54.4	p	51.0	p
Diluted earnings per share	69.8	p	52.6	p	49.8	p
Dividends per ordinary share	31.0	p	26.6	p	24.0	p
Dividend payout ratio	43.1%		48.9%		47.1%
Profit attributable to the equity holders of the parent as a percentage of:
average shareholders’ equity	24.7%		21.1%		21.7%
average total assets	0.4%		0.4%		0.5%
Cost: income ratio	59%		61%		61%
Cost: net income ratio	65%		67%		66%
Average US dollar exchange rate used in preparing the accounts	1.84		1.82		1.83
Average Euro exchange rate used in preparing the accounts	1.47		1.46		1.47
Average rand exchange rate used in preparing the accounts	12.47		11.57		11.83

(a)	Does not reflect the application of IAS 32, IAS 39 and IFRS 4 which Barclays adopted January 1, 2005.

Consolidated profit and loss account of Barclays for the years ending December 31, 2003 and 2002

For the year ended
December 31,

2003	2002

£m	£m
(UK GAAP)
Interest receivable	12,427	12,044
Interest payable	(5,823)	(5,839)

Net interest income	6,604	6,205
Fees and commissions receivable	4,896	4,454
Less: fees and commissions payable	(633)	(529)
Dealing profits	1,054	833
Other operating income	490	364

Operating income	12,411	11,327

Administration expenses— staff costs	(4,295)	(3,755)
Administration expenses— other	(2,404)	(2,312)
Depreciation	(289)	(303)
Goodwill amortization	(265)	(254)

Operating expenses	(7,253)	(6,624)

Operating profit before provisions	5,158	4,703

Provisions for bad and doubtful debts	(1,347)	(1,484)
Provisions for contingent liabilities and commitments	1	(1)

Provisions	(1,346)	(1,485)

Operating profit	3,812	3,218
Profit/(loss) from joint ventures	1	(5)
Profit/(loss) from associates	28	(5)
Exceptional items	4	(3)

Profit on ordinary activities before tax	3,845	3,205
Tax on profit on ordinary activities	(1,076)	(955)

Profit on ordinary activities after tax	2,769	2,250
Minority interests (including non-equity interests)	(25)	(20)

Profit for the financial year attributable to the members of Barclays PLC	2,744	2,230
Dividends	(1,340)	(1,206)

Profit retained for the financial year	1,404	1,024

Selected Financial Statistics for Barclays for the years ending December 31, 2003 and 2002

(UK GAAP)
Basic earnings per share	42.3	p	33.7	p
Diluted earnings per share	42.1	p	33.4	p
Dividends per ordinary share	20.50	p	18.35	p
Dividend payout ratio	48.5%	54.5%
Attributable profit as a percentage of:
average shareholders’ funds	17.0%	14.7%
average total assets	0.6%	0.5%
Average US dollar exchange rate used in preparing the accounts	1.64	1.50
Average Euro exchange rate used in preparing the accounts	1.45	1.59

Consolidated Balance Sheet Data of Barclays as at December 31, 2006, 2005 and 2004

	As at December 31,

	2006		2005		2004(a)

	£m		£m		£m
(IFRS)
Assets
Cash and other short-term funds	9,753		5,807		3,525
Treasury bills and other eligible bills	n/a		n/a		6,658
Trading and financial assets designated at fair value	292,464		251,820		n/a
Derivative financial instruments	138,353		136,823		n/a
Debt securities and equity shares	n/a		n/a		141,710
Loans and advances to banks	30,926		31,105		80,632
Loans and advances to customers	282,300		268,896		262,409
Available for sale investments	51,703		53,497		n/a
Reverse repurchase agreements and cash collateral on securities borrowed	174,090		160,398		n/a
Property, plant and equipment	2,492		2,754		2,282
Other assets	14,706		13,257		40,965

Total Assets	996,787		924,357		538,181

Liabilities
Deposits and items in the course of collection due to banks	81,783		77,468		112,229
Customer accounts	256,754		238,684		217,492
Trading and financial liabilities designated at fair value	125,861		104,949		n/a
Liabilities to customers under investment contracts	84,637		85,201		n/a
Derivative financial instruments	140,697		137,971		n/a
Debt securities in issue	111,137		103,328		83,842
Repurchase agreements and cash collateral on securities lent	136,956		121,178		n/a
Insurance contract liabilities, including unit-linked liabilities	3,878		3,767		8,377
Subordinated liabilities	13,786		12,463		12,277
Other liabilities	13,908		14,918		87,200

Total liabilities	969,397		899,927		521,417

Shareholders’ equity
Shareholders’ equity excluding minority interests	19,799		17,426		15,870
Minority interests	7,591		7,004		894

Total shareholders’ equity	27,390		24,430		16,764

Total liabilities and shareholders’ equity	996,787		924,357		538,181

Risk weighted assets and capital ratios
Risk weighted assets	297,833		269,148		218,601
Tier 1 ratio(b)	7.7%		7.0%		7.6%
Risk asset ratio(b)	11.7%		11.3%		11.5%
Selected financial statistics
Net asset value per ordinary share	303	p	269	p	246	p
Year-end US dollar exchange rate used in preparing the accounts	1.96		1.72		1.92
Year-end Euro exchange rate used in preparing the accounts	1.49		1.46		1.41
Year-end rand exchange rate used in preparing the accounts	13.71		10.87		10.86

(a)	Does not reflect the application of IAS 32, IAS 39 and IFRS 4 which Barclays adopted January 1, 2005.

(b)	Capital ratios for 2004 are based on UK GAAP and have not been restated as these remain as reported to the Financial Services Authority (FSA). As at January 1, 2005 the tier 1 ratio was 7.1% and the risk asset ratio was 11.8% reflecting the impact of IFRS, including the adoption of IAS 32, IAS 39 and IFRS 4 at this date.

Consolidated Balance Sheet Data of Barclays as at December 31, 2003 and 2002

	As at December 31,

	2003		2002

	£m		£m
(UK GAAP)
Assets
Loans and advances to banks and customers	288,743		260,572
Other assets	139,818		129,136

	428,561		389,708
Infrastructure	6,624		6,015

	435,185		395,723
Retail life-fund assets attributable to policyholders	8,077		7,284

Total assets	443,262		403,007

Liabilities
Deposits by banks, customer accounts and debt securities in issue	328,529		304,817
Other liabilities	77,660		64,067

	406,189		368,884

Capital resources
Undated loan capital	6,310		6,678
Dated loan capital	6,029		4,859

Total subordinated liabilities	12,339		11,537

Minority interests	283		156
Shareholders’ equity excluding minority interests	16,374		15,146

Total shareholders’ equity	16,657		15,302

Total capital resources	28,996		26,839

	435,185		395,723
Retail life-fund liabilities attributable to policyholders	8,077		7,284

Total liabilities and shareholders’ equity	443,262		403,007

Risk weighted assets and capital ratios
Risk weighted assets	188,997		172,748
Tier 1 ratio	7.9%		8.2%
Risk asset ratio	12.8%		12.8%
Selected financial statistics
Net asset value per ordinary share	250	p	230	p
Year-end US dollar exchange rate used in preparing the accounts	1.78		1.61
Year-end Euro exchange rate used in preparing the accounts	1.41		1.54

US GAAP Selected Financial Data of Barclays as at and for the years ended December 31, 2006, 2005, 2004, 2003 and 2002

	2006(a)	2006	2005	2004	2003	2002

	¢	p	p	p	p	p
(US GAAP)
Barclays PLC Group
Earnings per 25p ordinary share (basic)	132.4	67.9	46.3	47.5	26.8	37.4
Dividends per 25p ordinary share	54.2	27.8	25.0	21.7	19.1	17.2
Book value per 25p ordinary share	599	307	291	266	260	242

		%	%	%	%	%
Net income as a percentage of:
— average total assets		0.5	0.4	0.5	0.3	0.5
— average shareholders’ equity		23.4	16.8	18.0	10.6	16.6
Dividends as a percentage of net income		42.0	54.0	46.5	71.5	44.7
Average shareholders’ equity as a percentage of average total assets		2.3	2.6	2.5	3.2	3.1

Barclays Bank PLC Group
Net income as a percentage of:
— average total assets		0.6	0.5	0.5	0.4	0.5
— average shareholders’ equity		20.6	13.8	17.2	10.1	15.6
Average shareholders’ equity as a percentage of average total assets		2.8	3.0	2.7	3.5	3.4

	2006(a)	2006	2005	2004	2003	2002

	$m	£m	£m	£m	£m	£m
(US GAAP)
Net income:
Barclays PLC Group	8,420	4,318	2,932	3,032	1,740	2,476
Barclays Bank PLC Group	9,068	4,650	3,164	3,137	1,842	2,578

Shareholders’ equity:
Barclays PLC Group	39,062	20,032	18,461	16,953	16,830	16,015
Barclays Bank PLC Group	48,883	25,068	23,114	19,594	18,646	17,846
Total assets:
Barclays PLC Group	1,809,711	928,057	840,657	654,580	541,969	491,466
Barclays Bank PLC Group	1,809,157	927,773	840,470	654,699	542,080	491,586

(a)	The US dollar financial information has been translated for convenience at the rate of $1.95 to £1, the Noon Buying Rate for cable transfers in New York City, payable in Sterling, at December 31, 2006.

Summary Selected Historical Consolidated Financial Information of ABN AMRO (see page 152)
      The following selected historical consolidated financial information of ABN AMRO for the six months ended June 30, 2007 has been derived from the IFRS unaudited interim consolidated financial statements and related notes, which was filed with the SEC on Form 6-K on July 30, 2007 and incorporated by reference into this document. The following selected historical consolidated financial information of ABN AMRO, presented in Euros, has been derived from ABN AMRO’s audited consolidated financial statements in ABN AMRO’s Annual Report on Form 20-F for the year ended December 31, 2006, filed with the SEC on April 2, 2007, as amended on Form 20-F/A and filed with the SEC on August 3, 2007 (“ABN AMRO 2006 Form 20-F”), incorporated by reference into this document, the audited consolidated financial statements in the ABN AMRO’s Annual Report on Form 20-F for the year ended December 31, 2005, which was filed with the SEC on April 3, 2006 (“ABN AMRO 2005 Form 20-F”), not incorporated by reference into this document and the audited consolidated financial statements in the ABN AMRO Annual Report on Form 20-F for the year ended December 31, 2003, which was filed with the SEC on March 31, 2004 (“ABN AMRO 2003 Form 20-F”), not incorporated by reference into this document. The data below should be read in conjunction with the consolidated financial statements, related notes and other financial information of ABN AMRO incorporated by reference into this document. See “Selected Historical Consolidated Financial Information of ABN AMRO”.
Selected Consolidated Income Statement of ABN AMRO for the Six Months Ended June 30, 2007 and 2006

	For the Six Months Ended June 30,
	2007	2006

	€m	€m
Net interest income	4,594	4,311
Net fee and commission income	2,872	2,602
Net trading income	1,940	1,477
Results from financial transactions	667	321
Share of result in equity accounted investments	139	124
Other operating income	294	488
Income of consolidated private equity holdings	2,783	2,634

Operating income	13,289	11,957

Personnel expenses	4,281	3,596
General and administrative expenses	3,449	3,195
Depreciation and amortisation	626	564
Goods and materials of consolidated private equity holdings	1,949	1,855

Operating expenses	10,305	9,210
Loan impairment and other credit risk provisions	886	720

Total expenses	11,191	9,930

Operating profit before taxes	2,098	2,027
Income tax expense	432	348

Profit from continuing operations	1,666	1,679
Profit from discontinued operations net of tax	554	573
Profit for the period	2,220	2,252

Attributable to:
Shareholders of the parent company	2,165	2,219
Minority interests	55	33
Earnings per share attributable to the shareholders of the parent company (in euros)
From continuing operations
Basic	0.87	0.88
Diluted	0.86	0.88
From continuing and discontinued operations
Basic	1.17	1.18
Diluted	1.16	1.18

Selected Consolidated Balance Sheet Data as at June 30, 2007

At June 30, 2007

€m
Assets
Cash and balances at central banks	14,485
Financial assets held for trading	248,925
Financial investments	101,701
Loans and receivables — banks	183,338
Loans and receivables — customers	441,904
Equity accounted investments	1,591
Property and equipment	3,798
Goodwill and other intangible assets	7,140
Assets of businesses held for sale	84,442
Accrued income and prepaid expenses	9,822
Other assets	22,913

Total assets	1,120,059

Liabilities
Financial liabilities held for trading	159,709
Due to banks	254,299
Due to customers	354,260
Issued debt securities	191,160
Provisions	7,951
Liabilities of businesses held for sale	80,380
Accrued expenses and deferred income	8,710
Other liabilities	22,053

Total liabilities (excluding subordinated liabilities)	1,078,522
Subordinated liabilities	14,707

Total liabilities	1,093,229

Equity
Share capital	1,085
Share premium	5,257
Treasury shares	(2,213)
Retained earnings	19,843
Net gains not recognised in the income statement	709

Equity attributable to shareholders of the parent company	24,681
Equity attributable to minority interests	2,149

Total equity	26,830

Total equity and liabilities	1,120,059

Credit related contingent liabilities	57,614
Committed credit facilities	151,607

Selected Consolidated Income Statement of ABN AMRO for the years ending December 31, 2006, 2005 and 2004.

	For the year ended December 31,

	2006(a)	2006	2005	2004

	$m	€m	€m	€m
(IFRS)
Net interest income	13,371	10,575	8,785	8,525
Net fee and commission income	7,665	6,062	4,691	4,485
Net trading income	3,767	2,979	2,621	1,309
Results from financial transactions	1,374	1,087	1,281	905
Share of result in equity accounted investments	307	243	263	206
Other operating income	1,747	1,382	1,056	745
Income of consolidated private equity holdings	6,718	5,313	3,637	2,616
Operating income	34,948	27,641	22,334	18,791
Operating expenses	26,189	20,713	16,301	15,180
Loan impairment and other credit risk provisions	2,345	1,855	635	607
Total expenses	28,534	22,568	16,936	15,787
Operating profit before tax	6,414	5,073	5,398	3,004
Income tax expense	1,140	902	1,142	715
Profit from continuing operations	5,274	4,171	4,256	2,289
Profit from discontinued
operations net of tax	770	609	187	1,651
Profit for the year	6,044	4,780	4,443	3,940
Attributable to shareholders of the parent company	5,961	4,715	4,382	3,865
Dividends on ordinary shares	2,722	2,153	2,050	1,665
Per share financial data
Average number of ordinary shares outstanding (in millions)	—	1,882.5	1,804.1	1,657.6
Basic earning per shares (in €)	—	2.50	2.43	2.33
Fully diluted earnings per share (in €)	—	2.49	2.42	2.33
Net profit per ordinary share from continuing operations (in €)(b)	—	2.18	2.33	1.34
Fully diluted net profit per ordinary share from continuing operations (in €)(b)	—	2.17	2.32	1.34
Dividend per ordinary share (in €)(b)	—	1.15	1.10	1.00
Net profit per American Depositary
Share (in US dollars)(b)(c)	—	3.16	3.01	2.91
Dividend per American Depositary Share (in US dollars) (b)(d)	—	1.50	1.34	1.27

(a)	Solely for your convenience, Euro amounts have been translated into US dollars at an exchange rate of $1 = € 0.7909, which is the rate equal to the average of the month-end rates for 2006.

(b)	Adjusted for increases in share capital, as applicable. See Note 13 to ABN AMRO’s consolidated financial statements for a description of the computation of earnings per ordinary share.

(c)	Solely for your convenience, this item has been translated into US dollars at the rate equal to the average of the month-end rates for the applicable year.

(d)	Solely for your convenience, this item has been translated into US dollars at the applicable rate on the date of payment, other than for the 2006 final dividend, which has been translated into US dollars at the March 16, 2006 exchange rate of $1 = € 0.7515, the latest practicable date for which information is available.

Selected Consolidated Income Statement of ABN AMRO for the years ending December 31, 2003 and 2002

	For the Year Ended
	December 31,

	2003	2002

	€m	€m
	(except per share data)
(Dutch GAAP)
Net interest revenue	9,723	9,845
Net commissions	4,464	4,639
Results from financial transactions	1,993	1,477
Other revenue	2,613	2,319

Total revenue	18,793	18,280
Operating expenses	12,585	13,148
Provision for loan losses	1,274	1,695
Operating profit before taxes	4,918	3,388
Net profit	3,161	2,207
Net profit attributable to Ordinary Shares	3,116	2,161
Dividends on Ordinary Shares	1,589	1,462
Per Share Financial Data
Average number of Ordinary Shares outstanding (in millions)	1,610.2	1,559.3
Net profit per Ordinary Share (in €)(a)	1.94	1.39
Fully diluted net profit per Ordinary Share (in €)(a)	1.93	1.38
Dividend per Ordinary Share (in €)(a)	0.95	0.90
Net profit per American Depositary Share (in US$)(a)(b)	2.21	1.48
Dividend per American Depositary Share (in US$)(a)(c)	1.09	0.92

(a)	Adjusted for increases in share capital, as applicable.

(b)	This item has been translated into US dollars at the rate equal to the average of the month-end rates for the applicable year.

(c)	Solely for your convenience, this item has been translated into US dollars at the applicable rate on the date of payment.

Selected Consolidated Balance Sheet Data of ABN AMRO as at December 31, 2006, 2005 and 2004

	At December 31,

	2006(a)	2006	2005	2004

	$m	€m	€m	€m
(IFRS)
Assets
Financial assets held for trading	271,283	205,736	202,055	167,035
Financial investments	165,327	125,381	123,774	102,948
Loans and receivables — banks	177,772	134,819	108,635	83,858
Loans, and receivables — customers	584,476	443,255	380,248	320,022
Total Assets	1,301,543	987,064	880,804	727,454
Liabilities
Financial liabilities held for trading	191,677	145,364	148,588	129,506
Due to banks	247,882	187,989	167,821	133,529
Due to customers	477,838	362,383	317,083	281,379
Issued debt securities	266,418	202,046	170,619	121,232
Capitalization
Equity attributable to shareholders of the parent company(c)	31,115	23,597	22,221	14,815
Equity attributable to minority interests	3,030	2,298	1,931	1,737
Subordinated liabilities	25,334	19,213	19,072	16,687
Group capital(c)	59,479	45,108	43,224	33,239
Per Share Financial data
Ordinary shares outstanding (in millions)	—	1,853.8	1,877.9	1,669.2
Equity attributable to shareholders of the parent company per ordinary share (in €)(c)	—	12.73	11.83	8.88
Equity attributable to shareholders of the parent company per American Depositary Share (in $)(b)(c)	—	16.78	14.00	12.11

(a)	Solely for your convenience, Euro amounts have been translated into US dollars at an exchange rate of $1 = € 0.75838, which is the year-end rate for 2006.

(b)	This item has been translated into US dollars at the applicable year-end rate.

(c)	Pursuant to a directive of the Dutch “Raad voor de Jaarverslaggeving” (Council for Annual Reporting), from January 1, 2003, ABN AMRO calculates shareholders’ equity before profit appropriation instead of after profit appropriation, which is how ABN AMRO used to present its financials. The consequence of this new directive is that the profit during the year will be added to shareholders’ equity for the full amount until shareholders have approved the proposed profit appropriation. To be able to compare on a like for like basis, ABN AMRO has re-presented shareholders’ equity, group capital and shareholders’ equity per ABN AMRO ordinary share and per ABN AMRO ADS as at December 31, 2002 before profit appropriation.

Selected Consolidated Balance Sheet Data of ABN AMRO as at December 31, 2003 and 2002

	At December 31,

	2003	2002

	€m	€m
	(except per share data)
(Dutch GAAP)
Assets
Banks	58,800	41,924
Loans	296,843	310,903
Interest-bearing securities	132,041	141,494
Total assets	560,437	556,018

Liabilities
Banks	110,887	95,884
Total customer accounts	289,866	289,461
Debt securities	71,688	71,209

Capitalization
Fund for general banking risks	1,143	1,255
Shareholders’ equity(a)	13,047	11,081
Minority interests	3,713	3,810
Subordinated debt	13,900	14,278
Group capital(a)	31,803	30,424

Per Share Financial Data
Ordinary Shares outstanding (in millions)	1,637.9	1,585.6
Shareholders’ equity per Ordinary Share (in €)(a)	7.47	6.47
Shareholders’ equity per American Depositary Share (in US$)(a)(b)	9.42	6.79

(a)	Pursuant to a directive of the Dutch “Raad voor de Jaarverslaggeving” (Council for Annual Reporting), from January 1, 2003, ABN AMRO calculated shareholders’ equity before profit appropriation instead of after profit appropriation, which is how ABN AMRO used to present its financials. The consequence of this new directive is that the profit during the year will be added to shareholders’ equity for the full amount until shareholders have approved the proposed profit appropriation. To be able to compare on a like for like basis, ABN AMRO has re-presented shareholders’ equity, group capital and shareholders’ equity per ABN AMRO ordinary share and per ABN AMRO ADS as at December 31, 2002 before profit appropriation.

(b)	This item has been translated into US dollars at the applicable year-end rate.

Selected US GAAP Financial Data of ABN AMRO as at and for the years ended December 31, 2006, 2005 and 2004

	For the year ended December 31,

	2006(a)	2006	2005	2004

	$m	€m	€m	€m
	(except per share data)
(US GAAP)
Income Statement Data
Net interest income	11,430	9,040	8,565	8,886
Non-interest income	15,224	12,041	8,247	5,995
Total revenue	26,654	21,081	16,812	14,881
Loan impairment and other credit risk provisions	2,419	1,913	536	(191)
Operating profit before tax	6,345	5,018	3,246	2,447
Net profit	5,640	4,461	2,870	2,824
Balance Sheet Data
Shareholders’ equity	37,026	28,080	28,494	21,537
Minority interests	3,030	2,298	1,931	1,737
Total assets	1,289,731	978,106	876,366	725,172
Share Information
Basic earnings per Ordinary Share (in €)		2.35	1.57	1.68
Diluted earnings per Ordinary Share (in €)		2.34	1.56	1.67
Basic earnings per American Depositary Share (in $)(b)		2.97	1.94	2.09
Shareholders’ equity per Ordinary Share (in €)		14.73	14.76	12.44
Shareholders’ equity per American Depositary Share (in $)(c)		19.43	17.47	16.97

(a)	Solely for your convenience, Euro amounts have been translated into US dollars for income statement items at an exchange rate of $1 = € 0.7909, the rate equal to the average of the month-end rates for 2006, and for balance sheet items at an exchange rate of $1 = € 0.75838, the exchange rate on December 31, 2006.

(b)	This item has been translated into US dollars at the rate equal to the average of the month-end rates for the applicable year.

(c)	This item has been translated into US dollars at the applicable year-end rate.

Selected US GAAP Financial Data of ABN AMRO as at and for the years ended December 31, 2003 and 2002

	At or for the Year Ended
	December 31,

	2003	2002

	€m	€m
	(except per share data)
(US GAAP)
Income Statement Data
Net interest revenue	8,052	7,879
Non-interest revenue	9,472	10,057
Total revenue	17,524	17,936
Loan impairment and other credit risk provisions	1,274	1,695
Pre-tax profit	4,967	3,711
Net profit	3,119	2,110

Balance Sheet Data
Shareholders’ equity	20,143	19,013
Minority interests	3,713	3,810
Total assets	565,039	562,478

Share Information
Basic earnings per ordinary share (in €)	1.91	1.32
Diluted earnings per ordinary share (in €)	1.90	1.32
Basic earnings per American Depositary Share (in $)(a)	2.17	1.25
Shareholders’ equity per ordinary share (in €)	11.80	11.47
Shareholders’ equity per American Depositary Share (in $) (b)	14.87	12.03

(a)	This item has been translated into US dollars at the rate equal to the average of the month-end rates for the applicable year.

(b)	This item has been translated into US dollars at the applicable year-end rate.
Summary Unaudited Pro Forma Combined Condensed Financial Information (see page 159)
      The following table shows selected information about the pro forma financial condition and results including per share data, of Barclays after the proposed combination.
      The table sets forth selected unaudited pro forma combined condensed balance sheet data as at, and unaudited pro forma combined condensed income statement data for the year ended December 31, 2006, based on the historical financial statements of Barclays and ABN AMRO after giving effect to the proposed combination using the purchase method of accounting. The pro forma financial information includes appropriate adjustments to account for the events directly associated with the proposed combination. Any potential synergy benefits are not included within the pro forma financial information. Only costs which are expected to be directly incurred as part of the proposed combination have been included within the pro forma financial information.
      The pro forma adjustments directly relating to the proposed combination are based on effecting the disposal of LaSalle before the completion of the exchange offer, an estimate of the fair value of the consideration to be provided, and preliminary assessments of the fair values of assets acquired and liabilities assumed and available information and assumptions. If the proposed combination did occur, a final determination of these fair values will be based on Barclays management’s estimates of the fair values of the remaining assets and liabilities and an assessment of the fair values of the intangible assets as at the actual date of the combination. The final determination of these fair values will result in potential material changes to the pro forma adjustments and the pro forma financial information included herein. See “Unaudited Pro Forma Combined Condensed Financial Information”.
      The information below should be read together with the publicly available historical consolidated financial statements of ABN AMRO and Barclays incorporated by reference into this document. The unaudited pro forma financial information is not necessarily indicative of results that actually would have occurred had the combination been completed on the dates indicated or that may be obtained in the future. See also “Risk Factors” and “Forward-Looking Statements”.

Year Ended
December 31,
2006

£m
Total income net of insurance claims	36,888
Earnings per share data (pence)
— Basic	44.4
— Diluted	43.5
Total assets	1,624,977
Total liabilities	1,561,148
Total shareholders’ equity	63,829
Summary Comparative Historical and Pro Forma Per Share Information (see page 173)
      The following table summarizes share information for Barclays and ABN AMRO on a historical basis, an unaudited pro forma combined basis for the combined group and equivalent information per ABN AMRO ordinary share, based on the exchange ratio of 2.13 Barclays ordinary shares and €13.15 in cash for each ABN AMRO ordinary share. The following information should be read in conjunction with the audited consolidated financial statements of Barclays and ABN AMRO incorporated by reference into this document, and the unaudited pro forma combined condensed financial information. See “Comparative Historical and Pro Forma Per Share Information”.

Year Ended
December 31,
2006

Barclays— Historical
Historical per ordinary share:
Basic earnings per ordinary share	£ 0.72
Dividend per ordinary share	£ 0.31
Book value per share	£ 3.03
ABN AMRO— Historical
Historical per ordinary share:
Basic earnings per ordinary share	€2.50
Dividend per ordinary share	€1.15
Book value per share	€12.73
Unaudited Pro Forma on a combined basis per ordinary share
Unaudited pro forma on a combined basis per ordinary share:
Basic earnings per ordinary share	€44.95
Dividends declared per ordinary share	€0.45
Book value per share	€7.01
Unaudited Pro Forma per ABN AMRO Ordinary Share Equivalents
Unaudited pro forma per share of ABN AMRO ordinary shares:
Basic earnings per ordinary share	€95.74
Dividend per ordinary share	€0.96
Book value per share	€28.08

Summary Comparative Market Price and Dividend Per Share Information (see page 174)
      The following table presents trading information for Barclays ordinary shares, Barclays ADSs and ABN AMRO ordinary shares and ABN AMRO ADSs on March 16, 2007, the last trading day before Barclays and ABN AMRO confirmed they were in exploratory discussions, April 20, 2007, the last trading day before the public announcement of the execution of the Merger Protocol, July 20, 2007, the last trading day before the announcement of the revised exchange offer, and August 2, 2007, the last practicable trading day before the date of the commencement of the exchange offer.

	Barclays Ordinary Shares	ABN AMRO Ordinary Shares

March 16, 2007	£6.825	€27.29
April 20, 2007	£7.50	€36.29
July 20, 2007	£7.135	€36.63
August 2, 2007	£6.86	€35.24

	Barclays ADSs	ABN AMRO ADSs

March 16, 2007	$53.50	$36.24
April 20, 2007	$60.00	$49.29
July 20, 2007	$58.63	$50.84
August 2, 2007	$56.13	$48.49
      For illustrative purposes, the following table provides ABN AMRO equivalent per ABN AMRO ordinary share and ABN AMRO ADS information on each of the relevant dates. ABN AMRO equivalent per ABN AMRO ordinary share and ABN AMRO ADS amounts are calculated by multiplying the Barclays ordinary share and Barclays ADS amounts, respectively, by the relevant exchange ratio and adding the relevant cash amount.

	Barclays Ordinary Shares	ABN AMRO Equivalent per Share

March 16, 2007	£6.825	€34.37	(a)
April 20, 2007	£7.50	€36.70	(b)
July 20, 2007	£7.135	€35.73	(c)
August 2, 2007	£6.86	€34.83	(d)

(a)	Based on the Barclays ordinary share closing price of £6.825 on March 16, 2007 and an exchange rate of £1.00 = €1.4597, as published by the Financial Times on March 17, 2007.

(b)	Based on the Barclays ordinary share closing price of £7.50 on April 20, 2007 and an exchange rate of £1.00 = €1.4739, as published by the Financial Times on April 21, 2007.

(c)	Based on the Barclays ordinary share closing price of £7.135 on July 20, 2007 and an exchange rate of £1.00 = €1.4856, as published by the Financial Times on July 21, 2007.

(d)	Based on the Barclays ordinary share price of £6.86 on August 2, 2007 and the exchange rate of £1 = €1.4839, as published by the Financial Times on August 2, 2007.

	Barclays ADSs	ABN AMRO Equivalent per ADS

March 16, 2007	$53.50	$45.99(a	)
April 20, 2007	$60.00	$49.82(b	)
July 20, 2007	$58.63	$49.41(c	)
August 2, 2007	$56.13	$47.87(d	)

(a)	Based on the Barclays ADS closing price of $53.50 on March 16, 2007 and an exchange rate of €1.00 = $1.3307, as published by the Financial Times on March 17, 2007.

(b)	Based on the Barclays ADS closing price of $60.00 on April 20, 2007 and an exchange rate of €1.00 = $1.3593, as published by the Financial Times on April 21, 2007.

(c)	Based on the Barclays ADS closing price of $58.63 on July 20, 2007 and an exchange rate of €1.00 = $1.3835, as published by the Financial Times on July 21, 2007.

(d)	Based on the Barclays ADS closing price of $56.13 on August 2, 2007 and an exchange rate of €1.00 = $1.3676, as published by the Financial Times on August 2, 2007.

     The tables below set forth, for the periods indicated, the high and low closing prices of Barclays ordinary shares and ABN AMRO ordinary shares as reported on the LSE and Euronext, respectively, as well as the annual dividend amounts paid since 2002.

	Barclays Ordinary Shares			ABN AMRO Ordinary Shares

	High	Low	Dividends	High	Low	Dividends

2002	£6.24	£3.55	£0.1835	€22.78	€10.45	€0.90
2003	£5.27	£3.11	£0.205	€18.88	€11.93	€0.95
2004	£5.86	£4.43	£0.24	€19.79	€16.47	€1.00
2005	£6.15	£5.20	£0.266	€22.34	€18.27	€1.10
2006	£7.37	£5.86	£0.31	€25.92	€20.46	€1.15
      The tables below set forth, for the periods indicated, the high and low closing prices of Barclays ADSs and ABN AMRO ADSs as reported on the NYSE, as well as the annual dividend amounts paid since 2002.

	Barclays ADSs			ABN AMRO ADSs

	High	Low	Dividends	High	Low	Dividends

2002	$36.80	$22.30	$1.16	$20.32	$10.54	$0.92
2003	$36.35	$20.60	$1.43	$23.48	$13.39	$1.09
2004	$45.68	$33.06	$1.80	$26.65	$19.67	$1.27
2005	$46.76	$37.57	$1.89	$27.86	$22.95	$1.34
2006	$58.38	$42.03	$2.41	$32.60	$25.57	$1.50
      See “Comparative Historical and Pro Forma Per Share Information”.

RISK FACTORS
      You should carefully consider the following risks and the risk factors incorporated by reference into this document from the Barclays 2006 Form 20-F and the ABN AMRO 2006 Form 20-F, together with other information contained in or incorporated by reference into this document, before making any decision concerning the terms of this exchange offer or whether to accept it. Any of these risks could have a material adverse effect on the businesses, financial conditions and results of operations of Barclays, ABN AMRO and the combined group, which could, in turn, affect the price of the Barclays ordinary shares and Barclays ADSs.
Additional Risks Related to Barclays
      In addition to the risk factors described in the Barclays 2006 Form 20-F, you should also carefully consider the following risk factor.
Governmental policy and regulation may have an effect on Barclays results.
      Barclays businesses and earnings can be affected by the fiscal or other policies and other actions of various governmental and regulatory authorities in the United Kingdom, the European Union, the United States, South Africa and elsewhere.
      There is continuing political and regulatory scrutiny of the operation of the retail banking and consumer credit industries in the United Kingdom and elsewhere. The nature and impact of future changes in policies and regulatory action are not predictable and are beyond Barclays control, but could have an impact on Barclays businesses and earnings.
      In the European Union as a whole, these regulatory actions included an inquiry into retail banking in all of the then 25 member states by the European Commission’s Directorate General for Competition. The inquiry looked at retail banking in Europe generally, and Barclays has fully co-operated with the inquiry. On January 31, 2007 the European Commission announced that the inquiry had identified barriers to competition in certain areas of retail banking, payment cards and payment systems in the European Union. The European Commission indicated it will use its powers to address these barriers, and will encourage national competition authorities to enforce European and national competition laws where appropriate. Any action taken by the European Commission and national competition authorities could have an impact on the payment cards and payment systems businesses of Barclays and on its retail banking activities in the European Union countries in which it operates.
      In the United Kingdom, in September 2005 the Office of Fair Trading (the “OFT”) received a super-complaint from the Citizens Advice Bureau relating to payment protection insurance (“PPI”). As a result, the OFT commenced a market study on PPI in April 2006. In October 2006, the OFT announced the outcome of the market study and, following a period of consultation, the OFT referred the PPI market to the UK Competition Commission for an in-depth inquiry on February 7, 2007. This inquiry could last for up to two years. Also, in October 2006, the FSA published the outcome of its broad industry thematic review of PPI sales practices in which it concluded that some firms fail to treat customers fairly. Barclays has cooperated fully with these investigations and will continue to do so.
      In April 2006, the OFT commenced a review of the undertakings given following the conclusion of the Competition Commission Inquiry in 2002 into the supply of banking services to small and medium enterprises (“SMEs”). Barclays is cooperating fully with that review.
      The OFT has carried out investigations into Visa and MasterCard credit card interchange rates. The decision by the OFT in the MasterCard interchange case was set aside by the Competition Appeals Tribunal in June 2006. The OFT’s investigations in the Visa interchange case and a second MasterCard interchange case are ongoing. The outcome is not known, but these investigations may have an impact on the consumer credit industry in general and, therefore on Barclays business in this sector. On

February 9, 2007, the OFT announced that it was expanding its investigation into interchange rates to include debit cards.
      On April 1, 2007, the UK consumer interest association known as “Which?” submitted a super-complaint to the OFT pursuant to the Enterprise Act 2002. The super-complaint criticizes the various ways in which credit card companies calculate interest charges on credit card accounts. On June 26, 2007, the OFT announced a new program of work with the credit card industry and consumer bodies in order to make the costs of credit cards easier for consumers to understand. This OFT decision follows the receipt by the OFT of the super-complaint from “Which?” This new work will explore the issues surrounding the costs of credit for credit cards including purchases, cash advances, introductory offers and payment allocation. The OFT’s program of work is expected to take six months.
      The OFT announced the findings of its investigation into the level of late and over-limit fees on credit cards on April 5, 2006, requiring a response from credit card companies by May 31, 2006. Barclaycard responded by confirming that it would reduce its late and over-limit fees on credit cards from August 1, 2006.
      On September 7, 2006, the OFT announced that it had decided to undertake a fact find on the application of its statement on credit card fees to current account unauthorized overdraft fees. The fact find was completed in March 2007. On March 29, 2007, the OFT announced its decision to conduct a formal in-depth investigation into the fairness of bank current account charges. The OFT announced a market study into personal current accounts (“PCAs”) in the UK on April 26, 2007. The market study will look at: (i) whether the provision of “free if in credit” PCAs delivers sufficiently high levels of transparency and value for customers; (ii) the implications for competition and consumers if there were to be a shift away from “free if in credit” PCAs; (iii) the fairness and impact on consumers generally of the incidence, level and consequences of account charges; and (iv) what steps could be taken to improve customers’ ability to secure better value for money, in particular to help customers make more informed current account choices and drive competition. The study will focus on PCAs but will include an examination of other retail banking products, in particular savings accounts, credit cards, personal loans and mortgages in order to take into account the competitive dynamics of UK retail banking. On July 27, 2007, the OFT commenced High Court proceedings by agreement with Barclays and seven other banks and building societies in which both the OFT and the banks and building societies seek declarations on legal issues arising from the banks’ terms and conditions relating to overdraft charges. Specifically, those declarations will address key aspects of the applicability of the Unfair Terms in Consumer Contracts Regulations to those terms and conditions and the question of whether such terms are capable of amounting to unlawful penalty charges.
      The proceedings will run in parallel with the ongoing OFT dual inquiry into unauthorized overdraft charges and PCAs. As the purpose of the proceedings is to seek to clarify the legitimacy of the banks’ overdraft charging provisions, the banks are seeking a stay of all pending county court litigation in relation to such matters. The Financial Ombudsman Service has agreed to suspend reviews of such cases and the FSA has granted complaints handling waivers in respect of all complaints on the same issues pending conclusion of the test case.
      On January 26, 2007, the FSA issued a Statement of Good Practice relating to Mortgage Exit Administration Fees. Barclays will charge the fee applicable at the time the customer took out the mortgage, which is one of the options recommended by the FSA.
      Other areas where changes could have an impact include:

•	the monetary, interest rate and other policies of central banks and regulatory authorities;

•	general changes in government or regulatory policy that may significantly influence investor decisions in particular markets in which Barclays operates;

•	general changes in the regulatory requirements, for example, prudential rules relating to the capital adequacy framework;

•	changes in competition and pricing environments;

•	further developments in the financial reporting environment;

•	expropriation, nationalization, confiscation of assets and changes in legislation relating to foreign ownership; and

•	other unfavorable political, military or diplomatic developments producing social instability or legal uncertainty which, in turn, may affect demand for Barclays products and services.
Because the Barclays share buy-back program may be delayed or not completed at all, it may not result in an anti-dilutive effect on Barclays ordinary shares and Barclays ADSs.
      The €3.6 billion (£2.4 billion) share buy-back program announced by Barclays on July 23, 2007 is subject to market and economic conditions and therefore may take longer to complete than anticipated or may not be completed at all. For example, there can be no certainty that trading volumes will be sufficient to enable Barclays to complete the share buy-back program in the expected timeframe. In these circumstances, the share buy-back program may not minimize the dilutive effect of the unconditional share issuance to China Development Bank and Temasek.
Risks Related to the Exchange Offer and the Combined Group
Because the exchange ratios are fixed, the market value of the consideration paid in the exchange offer may be more or less than the market value of ABN AMRO ordinary shares or ABN AMRO ADSs.
      Holders of ABN AMRO ordinary shares and ABN AMRO ADSs who receive Barclays ordinary shares or Barclays ADSs in the exchange offer will receive a fixed number of Barclays ordinary shares or Barclays ADSs rather than a number of securities with a particular fixed market value. The market value of Barclays ordinary shares or Barclays ADSs at the time of the closing of the offer or any post-closing restructuring — which is expected to be a transaction or a series of transactions having the effect of acquiring by Barclays of ABN AMRO ordinary shares and ABN AMRO ADSs which remain outstanding after the exchange offer — may vary significantly from their prices on the date of the Merger Protocol, the date of this document, the date on which holders of ABN AMRO ordinary shares or ABN AMRO ADSs tender their ABN AMRO ordinary shares or ABN AMRO ADSs in the exchange offer or the effective date of the combination. Because the exchange ratios will not be adjusted to reflect any changes in the market price of Barclays ordinary shares or Barclays ADSs or ABN AMRO ordinary shares or ABN AMRO ADSs, the value of the consideration paid to holders of ABN AMRO ordinary shares and ABN AMRO ADSs who receive Barclays ordinary shares or Barclays ADSs in the exchange offer may be higher or lower than the market value of such securities on earlier dates. Because the exchange ratios are fixed, the market value of consideration paid in any subsequent offering period may also differ from the consideration paid in the initial offering period.
      Changes in share prices may result from a variety of factors that are beyond the control of Barclays and ABN AMRO, including changes in their respective businesses, operations and prospects, regulatory considerations, governmental actions, and legal proceedings and developments. Market assessments of the benefits of the combination and of the likelihood that the combination will be completed, and general and industry-specific market and economic conditions may also have an effect on prices. Neither Barclays nor ABN AMRO is permitted to terminate the Merger Protocol solely because of changes in the market price of either party’s shares. See “The Merger Protocol — Termination” for a description of the circumstances in which Barclays and ABN AMRO may terminate the Merger Protocol.
      In addition, it is possible that the exchange offer and any post-closing restructuring may not be completed until a significant period of time has passed after the commencement of the exchange offer. As a result, the market values of Barclays ordinary shares, Barclays ADSs, ABN AMRO ordinary shares and ABN AMRO ADSs may vary significantly from the date of this document to the dates of the completion of the exchange offer and any post-closing restructuring. You are urged to obtain up-to-date prices for Barclays ordinary shares, Barclays ADSs, ABN AMRO ordinary shares and ABN AMRO ADSs. See “Comparative Per Share Market Price and Dividend Information” for ranges of historic prices of Barclays ordinary shares, Barclays ADSs, ABN AMRO ordinary shares and ABN AMRO ADSs, and for prices on March 16, 2007, the last trading day before ABN AMRO and Barclays confirmed that they were in exploratory discussions, April 20, 2007, the last trading day before the public announcement of the Merger Protocol, July 20, 2007, the last trading day before the announcement of the revised exchange offer, and August 2, 2007.
The ability of a holder of ABN AMRO ordinary shares or ABN AMRO ADSs to increase the amount of cash or the number of Barclays ordinary shares or Barclays ADSs that they receive in the exchange offer pursuant to the Mix and Match Facility will be based on the elections made by other ABN AMRO shareholders and may be subject to proration.
      Holders of ABN AMRO ordinary shares or ABN AMRO ADSs may elect, subject to availability, to vary the proportions in which they receive Barclays ordinary shares or Barclays ADSs and cash in respect of their holdings of ABN AMRO ordinary shares or ABN AMRO ADSs under the Mix and Match Facility. However, the total number of Barclays ordinary shares, including those represented by Barclays ADSs, to be issued and the total amount of the cash consideration to be paid under the exchange offer will not be varied as a result of the Mix and Match Facility. Accordingly, satisfaction of elections by holders of ABN AMRO ordinary shares or ABN AMRO ADSs under the Mix and Match Facility will depend on the extent to which other holders of ABN AMRO ordinary shares or ABN AMRO ADSs (who together form one consideration pool) make offsetting elections.
      If elections under the Mix and Match Facility cannot be satisfied in full, they will be scaled down on a pro rata basis. If a holder has elected to receive more Barclays ordinary shares or Barclays ADSs and less cash, but there are not enough Barclays ordinary shares or Barclays ADSs given up by other holders to satisfy the holder’s election, the holder will receive fewer Barclays ordinary shares or Barclays ADSs and more cash than the holder elected. Similarly, if a holder has elected to receive more cash and fewer Barclays ordinary shares or Barclays ADSs, but there is not enough cash given up by other holders to satisfy the holder’s election, the holder will receive less cash and more Barclays ordinary shares or Barclays ADSs than the holder elected.
      As a result, holders of ABN AMRO ordinary shares or ABN AMRO ADSs who make an election under the Mix and Match Facility may not have their election satisfied in full, and they may not know the exact number of Barclays ordinary shares or Barclays ADSs or the amount of cash that they will receive until settlement of the consideration under the exchange offer. An announcement will be made of the extent to which elections under the Mix and Match Facility have been satisfied, no later than the applicable settlement date.
The exchange price under the Mix and Match Facility may not reflect the current trading price.
      Satisfaction of elections (in whole or part) under the Mix and Match Facility will be carried out on the basis of a fixed rate of €11.87 for each Barclays ordinary share and the US dollar equivalent of €47.48 for each Barclays ADS. These figures reflect the exchange price of £8.00 per Barclays ordinary share (or $64.94 per Barclays ADS), using the exchange rate of £1.00 = €1.4839 and £1 = $2.0293 published in the Financial Times on August 2, 2007, as announced in the July 23, 2007 announcement of the revised offer. Barclays ordinary shares may be trading at a lower or higher price than £8.00 at the applicable date of settlement.
If conditions to the exchange offer are not satisfied or waived, the exchange offer may not be completed.
      The Merger Protocol contains certain conditions to the consummation of the exchange offer. Certain of these conditions may not be waived without written agreement of both Barclays and ABN AMRO. If any of the conditions are not satisfied, and waiver is not granted, the exchange offer will not be completed. In addition, under the circumstances specified in the Merger Protocol, Barclays and ABN AMRO may terminate the Merger Protocol for other reasons. If the exchange offer is not completed, the price of the Barclays ordinary shares and Barclays ADSs and the ABN AMRO ordinary shares and ABN AMRO ADSs may fall significantly. In addition, the exchange offer is subject to a condition that the LaSalle Agreement with Bank of America for the sale of LaSalle has been completed in accordance with its terms or a purchase and sale agreement with another party with respect to the sale of LaSalle has been completed with its terms. The LaSalle Agreement is subject to a number of conditions to closing described in “The Exchange Offer — Terms of LaSalle Agreement”. See “The Exchange Offer — Conditions” for a discussion of the conditions to the completion of the exchange offer and “The Merger Protocol — Termination” for a description of the circumstances in which Barclays and ABN AMRO may terminate the Merger Protocol.
Obtaining required approvals may delay or prevent completion of the exchange offer or reduce the anticipated benefits of the combination.
      Completion of the exchange offer is conditional upon, among other things, the receipt of material governmental authorizations, consents, orders and approvals. Barclays and ABN AMRO intend to pursue all required approvals in accordance with their obligations under the Merger Protocol. In connection with granting these approvals, the respective governmental or other authorities may impose conditions on, or require divestitures or other changes relating to, the divisions, operations or assets of Barclays and/or ABN AMRO. Neither Barclays nor ABN AMRO can predict what, if any, changes may be required. More generally, these and other conditions, divestitures or other changes may jeopardize or delay completion of the exchange offer, reduce the anticipated benefits of the combination and/or have a material adverse effect on the business and financial condition of the combined group. See “The Merger Protocol — Conditions to the Exchange Offer” for a discussion of the conditions to the completion of the exchange offer.
If the exchange offer is successful, but some ABN AMRO ordinary shares or ABN AMRO ADSs remain outstanding, the liquidity and market value of these ABN AMRO ordinary shares or ABN AMRO ADSs held by the public could be adversely affected by the fact that they will be held by a small number of holders.
      Depending upon the number of ABN AMRO ordinary shares and ABN AMRO ADSs tendered in the exchange offer, following the successful completion of the exchange offer, ABN AMRO ordinary shares may no longer meet the requirements of Euronext and/or the NYSE, as applicable, for continued listing. Moreover, to the extent permitted under applicable law and stock exchange regulations, Barclays intends to request the delisting of ABN AMRO ordinary shares from Euronext, as well as ABN AMRO ordinary shares and ABN AMRO ADSs from the NYSE. Such delisting may also occur because of certain actions taken in connection with any post-closing reorganization.
      If the ABN AMRO ordinary shares are delisted from Euronext, and ABN AMRO ordinary shares and ABN AMRO ADSs are delisted from the NYSE, but any post-closing reorganization has not yet been (or is not able to be) completed and ABN AMRO ordinary shares and ABN AMRO ADSs remain outstanding, the market for ABN AMRO ordinary shares and ABN AMRO ADSs could be adversely affected. Although it is possible that ABN AMRO ordinary shares and ABN AMRO ADSs would be traded in over-the-counter markets prior to any post-closing reorganization, such alternative trading markets may not exist. In addition, the extent of the public market for the ABN AMRO ordinary shares and ABN AMRO ADSs and the availability of market quotations would depend upon the number of holders and/or the aggregate market value of ABN AMRO ordinary share and ABN AMRO ADSs remaining at such time, as well as the interest in maintaining a market in ABN AMRO ordinary shares and ABN AMRO ADSs on the part of securities firms. If ABN AMRO ordinary shares and ABN AMRO ADSs are delisted, ABN AMRO could also cease making disclosures and reports required for listed or publicly traded companies, which could further impact the value of the ABN AMRO ordinary shares and ABN AMRO ADSs. To the extent the availability of such continued listings or quotations depends on steps taken by ABN AMRO or Barclays, ABN AMRO or Barclays may or may not take such steps. Therefore, you should not rely on any such listing or quotation or trading being available.
ABN AMRO ADSs may cease to be “margin securities”.
      ABN AMRO ADSs currently are “margin securities” under Regulation T issued by the Board of Governors of the US Federal Reserve System. This status has the effect, among other things, of allowing US broker-dealers to extend credit on the collateral of ABN AMRO ADSs for purposes of buying, carrying and trading in securities. Upon the delisting of ABN AMRO ADSs from the NYSE, they might no longer constitute “margin securities”. In such event, US broker-dealers may not extend loans for such purposes against such collateral. Existing margin accounts with US broker-dealers in which such collateral is held may also be affected in various respects. The foregoing may be relevant to you in the event that you do not tender your ABN AMRO ADSs in the exchange offer.
Barclays may not be able to complete any post-closing restructuring of ABN AMRO and its subsidiaries promptly after the closing of the exchange offer, or at all. In addition, even if Barclays is able to effect any post-closing restructuring, the consideration that ABN AMRO shareholders receive in the post-closing restructuring may be lower and/or different in form than the consideration that they would have received had they tendered their ABN AMRO ordinary shares or ABN AMRO ADSs in the exchange offer (and they may also be subject to additional taxes).
      If the exchange offer is successfully completed, Barclays intends to effect a post-closing restructuring of ABN AMRO and its subsidiaries that is intended to have the effect of acquiring ABN AMRO ordinary shares and ABN AMRO ADSs that remain outstanding after the exchange offer and, consequently, result in ABN AMRO becoming a wholly owned subsidiary of Barclays. However, Barclays may not be able to effect any post-closing restructuring promptly after the closing of the exchange offer, or at all. In addition, any post-closing restructuring could be the subject of litigation, and a court could delay any post-closing restructuring or prohibit it from occurring on its proposed terms, or from occurring at all. Accordingly, holders of ABN AMRO ordinary shares and ABN AMRO ADSs who do not tender their ABN AMRO ordinary shares or ABN AMRO ADSs in the exchange offer may not receive consideration for such shares promptly after the closing of the exchange offer, or at all.
      To effect squeeze-out proceedings for the remaining ABN AMRO ordinary shares, Barclays will need to first obtain at least 95% of the nominal value of the issued and outstanding ordinary share capital of ABN AMRO (including ABN AMRO ADSs). However, the acceptance condition in the exchange offer is 80% and is capable of being waived. Barclays could thus complete the exchange offer without being able to compulsorily acquire the remaining ABN AMRO ordinary shares (including ABN AMRO ordinary shares represented by ABN AMRO ADSs) it does not own. Were this to happen, Barclays would be entitled to exercise control of ABN AMRO and nominate the majority of the boards of ABN AMRO; any merger carried out would have to be in the best interests of all ABN AMRO shareholders; and the full amount of the cost synergies and revenue benefits identified for the merger may not be obtained or may only be obtained over a longer period of time.
      In addition, even if Barclays is able to complete any post-closing restructuring, the consideration that holders of ABN AMRO ordinary shares or ABN AMRO ADSs will receive in any post-closing restructuring may be lower and/or substantially different in form than the consideration that they would have received had they tendered their ABN AMRO ordinary shares or ABN AMRO ADSs in the exchange offer. Such differences could result from the fact that:

•	any post-closing restructuring may require a consideration taking a form (cash or securities) other than that proposed under the exchange offer;

•	the consideration issued in certain post-closing restructuring steps may be determined by a court;

•	the tax consequences to the holders of ABN AMRO ordinary shares or ABN AMRO ADSs of receiving consideration in any post-closing reorganization may be different than they would be if the holders of ABN AMRO ordinary shares or ABN AMRO ADSs had tendered their ABN AMRO ordinary shares or ABN AMRO ADSs in the exchange offer;

•	the Barclays ordinary shares received as part of the consideration may have a different value at the time of completion of any post-closing restructuring than at the time of the completion of the exchange offer and also the value of the ABN AMRO ordinary shares or ABN AMRO ADSs may have changed since; and

•	the legal rights of holders of ABN AMRO ordinary shares or ABN AMRO ADSs may change as a result of post-closing restructuring measures or vary depending on the form of post-closing restructuring measures used.
      Post-closing restructuring measures, including but not limited to the making of distributions to shareholders, whether as a dividend or a repayment of capital, the making of distributions other than in cash, and dilution resulting from an issuance of securities, may have adverse tax consequences for shareholders, or certain groups of shareholders. Although the structure of any post-closing restructuring may not be determined until after the expiration of the exchange offer, in the event that fewer than 95% of the outstanding ABN AMRO ordinary shares (including ABN AMRO ordinary shares represented by ABN AMRO ADSs) are acquired in the exchange offer or are otherwise held by Barclays, any payment made to holders of ABN AMRO ordinary shares or ABN AMRO ADSs in connection with any post-closing restructuring might give rise to a liability to Dutch dividend withholding tax. Application of the Dutch dividend withholding tax could cause the net value of the consideration received by holders of ABN AMRO ordinary shares or ABN AMRO ADSs in any post-closing restructuring to be substantially less than the net value of the consideration such shareholders would have received had they tendered their ABN AMRO ordinary shares or ABN AMRO ADSs in the exchange offer. For more information on any post-closing restructuring see “Post-Closing Restructuring” and “The Merger Protocol — The Exchange Offer — Post-Closing Actions”.
Whether or not the proposed combination of Barclays and ABN AMRO is completed, the announcement and pendency of the transaction could cause disruptions in the businesses of Barclays and/or ABN AMRO, which could have an adverse effect on their businesses and financial results, as well as on the business prospects and future financial results of the combined group.
      Whether or not the proposed combination of Barclays and ABN AMRO is completed, the announcement and pendency of the combination could cause disruptions in the businesses of Barclays and ABN AMRO. Specifically:

•	some current and prospective employees may experience uncertainty about their future roles within the combined group, which might adversely affect Barclays and ABN AMRO’s ability to retain or recruit key managers and other employees;

•	such uncertainty as to whether or not the proposed combination will be completed may affect Barclays and ABN AMRO’s ability to retain current, and attract prospective customers; and

•	the attention of management of each of Barclays and ABN AMRO may be diverted from the operation of the businesses toward the completion of the proposed combination.
      Such risks may increase as the transaction becomes pending for longer periods of time. If Barclays and ABN AMRO fail to manage these risks effectively, the business and financial results of Barclays, ABN AMRO and the combined group could be adversely affected.

Barclays and ABN AMRO may not be able to successfully integrate their large and complex businesses.
      Barclays and ABN AMRO operate as independent companies, and will continue to do so until the completion of the combination, which involves the integration of two large and complex businesses. Consequently, Barclays and ABN AMRO may face significant challenges in integrating the two companies’ technologies, organizations, procedures, policies and operations in a timely and efficient manner, as well as in addressing differences in the business cultures of the two companies, and retaining key Barclays and ABN AMRO personnel.
      The integration process may prove to be complex and time consuming, require substantial resources and effort and lead to a degree of uncertainty for customers and employees. It may also disrupt each company’s ongoing businesses, which may adversely affect the combined group’s relationships with customers, employees, regulators and others with whom Barclays and ABN AMRO have business or other dealings. The combined companies’ competitors may also seek to take advantage of potential integration problems to gain customers. Furthermore, the process of harmonizing Barclays and ABN AMRO’s differing risk management strategies and techniques may initially leave the combined group exposed to unidentified and unanticipated risks that may be different than those previously faced by the two companies as separate entities.
      If Barclays and ABN AMRO fail to manage the integration of their businesses effectively, the growth strategy and future profitability of the combined group could be negatively affected, and they may fail to achieve the anticipated benefits of the combination. In addition, difficulties in integrating these businesses could harm the reputation of the combined group.
The combined group may fail to realize the anticipated cost savings, growth opportunities and synergies and other benefits anticipated from the combination.
      The success of the combination will depend, in part, on the combined group’s ability to realize anticipated cost savings, revenue synergies and growth opportunities from combining the businesses of Barclays and ABN AMRO. The combined group expects to benefit from synergies resulting from the consolidation of capabilities, rationalization of operations and headcount, greater efficiencies from increased scale and market integration, experience of product and service offerings and organic growth. Specifically, Barclays and ABN AMRO expect that the combined group will achieve a rate of annual cost savings of approximately €1,195 million by the end of 2008, €2,270 million by the end of 2009 and €2,800 million by the end of 2010. Barclays and ABN AMRO also expect that the combination will create approximately €700 million in incremental annual revenues starting in 2010.
      There is a risk, however, that the businesses of Barclays and ABN AMRO may not be combined in a manner that permits these costs savings and revenue synergies to be realized in the time, manner or amounts currently expected, or at all. For example, although the products and customer bases of Barclays and ABN AMRO are complementary in many respects and should provide the combined group with numerous cross-selling opportunities, there may be some degree of commercial overlap that could negatively impact the combined group’s revenue to a greater extent than anticipated. The completion of the exchange offer or any post-closing reorganization may also be delayed, challenged by parties opposing the completion of the combination or not possible at all. This may limit or delay the combined group management’s ability to integrate the two companies’ technologies, organizations, procedures, policies and operations. In addition, a variety of factors, including, but not limited to, wage inflation, currency fluctuations, regulatory requirements and difficulty integrating technology platforms, may adversely affect the combined group’s anticipated cost savings and revenues.
      Finally, although work has been done on the development of detailed plans for achieving the synergy and other benefits from the combination, such plans have not been finalized and cannot be implemented until the completion of the combination. If the combined group is not able to successfully achieve these objectives, the anticipated benefits of the combination may not be realized fully, or at all, or may take longer to realize than expected.

Barclays and ABN AMRO will incur significant transaction- and combination-related costs in connection with the combination.
      Barclays and ABN AMRO expect to incur a number of non-recurring costs associated with combining the operations of the two companies, anticipated to be approximately €2,160 million in 2008, €1,080 million in 2009 and €360 million in 2010. In addition, Barclays and ABN AMRO will incur legal, accounting and other transaction fees and other costs related to the combination, anticipated to be approximately €462 million (£311 million) (using the exchange rates of £1 = €1.4839, as published by the Financial Times on August 2, 2007). Some of these costs are payable regardless of whether the combination is completed. Moreover, under specified circumstances, Barclays or ABN AMRO may be required to pay an amount by way of compensation in connection with the termination of the Merger Protocol under circumstances specified in that document. See “The Merger Protocol — Termination” for a description of the circumstances in which Barclays and ABN AMRO may terminate the Merger Protocol. Additional unanticipated costs may also be incurred in the integration of the businesses of Barclays and ABN AMRO.
      Although the combined group expects that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, will offset these transaction- and combination-related costs over time, this net benefit may not be achieved in the near term, or at all.
      Furthermore, as a result of certain of the post-closing restructuring measures which Barclays and ABN AMRO may consider, the proportion of the balance sheet of ABN AMRO or its successor entities that is represented by debt may increase substantially as compared to the current position.
Certain members of the ABN AMRO Managing Board and the ABN AMRO Supervisory Board may have certain interests in the proposed combination that are different from, or in addition to, the interests of holders of ABN AMRO ordinary shares and ABN AMRO ADSs.
      Certain members of the ABN AMRO Managing Board and the ABN AMRO Supervisory Board negotiated the terms of the Merger Protocol and the members of the ABN AMRO Managing Board and the ABN AMRO Supervisory Board unanimously approved the Merger Protocol. Certain members of the ABN AMRO Managing Board and the ABN AMRO Supervisory Board may have interests in the transaction that are different from, or in addition to, the interests of holders of ABN AMRO ordinary shares and ABN AMRO ADSs. Holders of ABN AMRO ordinary shares and ABN AMRO ADSs should take into account such interests.
      These interests include:

•	the continued employment of some members of the ABN AMRO Managing Board by the combined group;

•	the continued positions of certain members of the ABN AMRO Managing Board and the ABN AMRO Supervisory Board as members of the Group Board of Directors;

•	employment agreements with certain members of the ABN AMRO Managing Board, which include terms regarding severance payments in accordance with Dutch labor law in the event of termination of those agreements; and

•	the indemnification of former members of the ABN AMRO Managing Board and the ABN AMRO Supervisory Board by the combined group.
The financial results of the combined group will be more exposed to currency exchange rate fluctuations as a result of the combination and the resulting increased proportion of assets, liabilities and earnings denominated in foreign currency.
      The combined group will present its financial statements in Euro and will have a significant proportion of net assets and income in non-Euro currencies, primarily Sterling and US dollars as well as a range of emerging market currencies. The combined group’s financial results and capital ratios will therefore be sensitive to movements in foreign exchange rates. A depreciation of non-Euro currencies relative to the Euro would have an adverse impact on the combined group’s financial results.
Risks Related to the Share Capital of the Combined Group
There will be material differences between the current rights of holders of ABN AMRO ordinary shares and ABN AMRO ADSs and the rights they can expect to have as holders of Barclays ordinary shares and Barclays ADSs.
      Holders of ABN AMRO ordinary shares and ABN AMRO ADSs will receive Barclays ordinary shares and Barclays ADSs, respectively, in the exchange offer, and will consequently become holders of Barclays ordinary shares or Barclays ADSs. Their rights as holders of Barclays ordinary shares or Barclays ADSs will be governed by the Barclays memorandum and articles of association, by English law and, in the case of Barclays ADSs, by the Deposit Agreement with the Depositary. As a result, there will be material differences between the current rights of holders of ABN AMRO ordinary shares or ABN AMRO ADSs and the rights they can expect to have as holders of Barclays ordinary shares or Barclays ADSs.
      Also, in the event that ABN AMRO or its successor entity will no longer be listed on any stock exchange and the ABN AMRO ordinary shares and ABN AMRO ADSs will no longer be publicly traded, certain customary statutory provisions applicable to the governance of listed companies may no longer apply, and the rights of minority shareholders may be limited. In addition, the implementation of post-closing restructuring measures, including but not limited to the transfer or issuance to holders of ABN AMRO ordinary shares or ABN AMRO ADSs of shares in another company (including a non-Dutch and/or a non-listed company), by way of legal merger, legal de-merger, distribution in kind or otherwise, or the transfer or issuance to them of any form of financial instruments issued by any issuer under any jurisdiction, may result in the relevant shareholders losing forms of statutory shareholder rights, including access to certain types of court proceedings, that they currently enjoy as shareholders of a Dutch public limited liability company. See “Post-Closing Restructuring”.
      For a discussion of these and other material differences between the current rights of holders of ABN AMRO ordinary shares or ABN AMRO ADSs and the rights they can expect to have as holders of Barclays ordinary shares or Barclays ADSs, see “Comparison of Rights of Holders of Barclays Ordinary Shares and ABN AMRO Ordinary Shares” and “Description of Barclays ADSs”.
Holders of ABN AMRO ordinary shares or ABN AMRO ADSs and holders of Barclays ordinary shares or Barclays ADSs will have a reduced ownership and voting interest in the combined group after the combination and will exercise less influence over management.
      After the completion of the combination, holders of ABN AMRO ordinary shares or ABN AMRO ADSs and holders of Barclays ordinary shares or Barclays ADSs will own a smaller percentage of the combined group than they currently own of ABN AMRO and Barclays, respectively. Assuming that all of the outstanding ABN AMRO ordinary shares and ABN AMRO ADSs are validly tendered in the exchange offer and not withdrawn, existing holders of Barclays ordinary shares and Barclays ADSs and former holders of ABN AMRO ordinary shares or ABN AMRO ADSs will own approximately 56% and 35%, respectively, of the outstanding shares of the combined group immediately after the combination. Consequently, former holders of ABN AMRO ordinary shares or ABN AMRO ADSs, as a group, will have reduced ownership and voting power in the combined group compared to their ownership and voting power in ABN AMRO, and existing holders of Barclays ordinary shares or Barclays ADSs, as a group, will have reduced ownership and voting power in the combined group compared to their ownership and voting power in Barclays. Following the settlement date of the exchange offer, Barclays will own the majority of ABN AMRO ordinary shares (including ABN AMRO ordinary shares formerly represented by ABN AMRO ADSs) and thus control the nomination of all of the members of the ABN AMRO Managing Board and the ABN AMRO Supervisory Board.

The trading price of Barclays ordinary shares and Barclays ADSs may be affected by factors different from those affecting the price of ABN AMRO ordinary shares and ABN AMRO ADSs.
      The businesses of Barclays and ABN AMRO differ in some respects and, accordingly, the results of operations of the combined group and the market price of the combined group’s securities may be affected by factors different from those currently affecting the independent results of operations of each of Barclays and ABN AMRO. For a discussion of the businesses of Barclays and ABN AMRO and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this document and referred to under “Where You Can Find More Information”.
The market price of the Barclays ordinary shares and Barclays ADSs could be volatile and subject to significant fluctuations due to a variety of factors.
      The market price of Barclays ordinary shares and Barclays ADSs could be subject to fluctuations in response to certain factors, such as changes in sentiment in the market regarding Barclays, any regulatory changes affecting Barclays operations, variations in Barclays anticipated or actual operating results, business developments of Barclays or its competitors, the operating and share price performance of other companies in the industries and markets in which Barclays operates, speculation about Barclays business in the press, media or the investment community, changes in conditions affecting the economy generally, as well as other factors unrelated to the operating results of Barclays. Volatility in the market price of Barclays ordinary shares and Barclays ADSs following the combination may prevent former holders of ABN AMRO ordinary shares or ABN AMRO ADSs from selling Barclays ordinary shares or Barclays ADSs they may receive in the exchange offer at or above the value of their ABN AMRO ordinary shares or ABN AMRO ADSs tendered in exchange for such Barclays ordinary shares or Barclays ADSs.
Barclays ownership structure may contain restrictions on shareholder rights and, in addition, holders of the Barclays ADSs are not able to exercise certain rights of holders of Barclays ordinary shares.
      Barclays articles of association may contain restrictions on shareholder rights that differ from US practice. The Depositary is the holder of the Barclays ordinary shares underlying the Barclays ADSs. A holder of Barclays ADSs will have those rights contained in the Deposit Agreement between Barclays, the Depositary and the Barclays ADS holders. These rights may be different from those of the holders of the Barclays ordinary shares, including with respect to the receipt of information, the receipt of dividends or other distributions and the exercise of voting rights. These rights, however, do not materially differ from the current rights of ABN AMRO ADS holders under the ABN AMRO ADS deposit agreement. In particular, a holder of Barclays ADSs must instruct the Depositary to vote on the Barclays ordinary shares underlying the Barclays ADSs. As a result, it may be more difficult for Barclays ADS holders to exercise those rights. In addition, there are fees and expenses related to the issuance and cancellation of the Barclays ADSs. See “Description of Barclays Ordinary Shares”.
Holders of ABN AMRO ordinary shares or ABN AMRO ADSs may experience a loss of certain legal protections.
      The implementation of post-closing restructuring measures, including but not limited to the transfer or issuance to holders of ABN AMRO ordinary shares or ABN AMRO ADSs of shares in another company (including a non-Dutch and/or a non-listed company), by way of legal merger, legal de-merger, distribution in kind or otherwise, or the transfer or issuance to them of any form of financial instruments issued by any issuer under any jurisdiction, may result in the relevant ABN AMRO shareholders losing forms of statutory protection rights, including access to certain types of court proceedings, that are currently available to them as shareholders of a Dutch public limited liability company.
You may have difficulty enforcing civil judgments against Barclays.
      Barclays is organized under the laws of England and the members of the Barclays Board, with certain exceptions, are residents of countries outside the United States. Although some of Barclays affiliates have substantial assets in the United States, substantially all of the assets of Barclays and of the members of the Barclays Board are located outside the United States. As a result, it may not be possible for investors to effect service of process upon Barclays or upon these persons, or to enforce judgments of US courts predicated upon the civil liability provisions of US securities laws against Barclays or these persons.
Resales of Barclays ordinary shares and Barclays ADSs following the exchange offer may cause the market price of such Barclays ordinary shares and Barclays ADSs to fall.
      In connection with the exchange offer, Barclays estimates to issue approximately 4,012,764,544 Barclays ordinary shares, including those underlying Barclays ADSs, assuming the maximum number of Barclays ordinary shares is issued pursuant to the exchange offer. The increase in the number of Barclays ordinary shares and Barclays ADSs may lead to sales of such securities or the perception that such sales may occur, either of which may adversely affect the market for, and the market price of, Barclays ordinary shares and Barclays ADSs.
Certain Barclays Bank securities include terms restricting payments of dividends by Barclays on the Barclays ordinary shares.
      Barclays Bank has issued several series of reserve capital instruments and tier one notes which place restrictions on Barclays ability to (i) declare or pay dividends (other than a dividend declared by Barclays before deferral, or intra-group dividends) on shares (including Barclays ordinary shares) or (ii) redeem, purchase, reduce or otherwise acquire any of the share capital or securities of Barclays (including Barclays ordinary shares).
      This restriction arises if Barclays Bank defers the payment of any coupon due on the relevant series of reserve capital instruments or tier one notes and remain until Barclays Bank next pays (or sets aside funds to pay) a coupon on the reserve capital instruments or tier one notes or the reserve capital instruments or tier one notes are redeemed in full.

FORWARD-LOOKING STATEMENTS
      Certain statements and assumptions in this document and in the documents incorporated by reference contain certain forward-looking statements with respect to certain of ABN AMRO’s and Barclays plans and their current goals and expectations relating to their future financial condition and performance and which involve a number of risks and uncertainties. Barclays cautions readers that no forward-looking statement is a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statements. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Forward-looking statements sometimes use words such as “aim”, “anticipate”, “target”, “expect”, “estimate”, “intend”, “plan”, “goal”, “believe”, or other words of similar meaning. Examples of forward-looking statements include, among others, statements regarding the consummation of the combination between ABN AMRO and Barclays within the expected timeframe and on the expected terms (if at all), the benefits of the combination transaction between ABN AMRO and Barclays, including the achievement of synergy targets, ABN AMRO’s and Barclays future financial position, income growth, impairment charges, business strategy, projected costs and estimates of capital expenditures and revenue benefits, projected levels of growth in the banking and financial markets, the combined group future financial and operating results, future financial position, projected costs and estimates of capital expenditures, and plans and objectives for future operations of ABN AMRO, Barclays and the combined group and other statements that are not historical facts. Additional risks and factors are identified in ABN AMRO’s and Barclays filings with the SEC, including the ABN AMRO 2006 Form 20-F and the Barclays 2006 Form 20-F, which are available on ABN AMRO’s website at www.abnamro.com and Barclays website at www.barclays.com, respectively, and on the SEC’s website at www.sec.gov.
      Any forward-looking statements made in this document speak only as of the date they are made. Barclays does not undertake to update forward-looking statements to reflect any changes in expectations with regard thereto or any changes in events, conditions or circumstances on which any such statement is based. The reader should, however, consult any additional disclosures that ABN AMRO or Barclays has made or may make in documents ABN AMRO or Barclays has filed or may file with the SEC.
      Notwithstanding any statement in this document or in any other document that Barclays has filed with the SEC in connection with the exchange offer, Barclays acknowledges that the safe harbor for forward-looking statements under Section 27A of the Securities Act and Section 21E of the Exchange Act, as added by the Private Securities Litigation Reform Act of 1995, does not apply to forward-looking statements made in connection with a tender offer.

THE TRANSACTION
General
      On April 23, 2007, the ABN AMRO Managing Board, the ABN AMRO Supervisory Board and the Barclays Board jointly announced that agreement had been reached on the terms of a recommended combination of ABN AMRO and Barclays to create one of the world’s leading universal bank groups, to be called “Barclays”. The terms under which the combination would take place were revised following an announcement by Barclays on July 23, 2007.
      The consummation of the transaction remains subject to the satisfaction or waiver of a number of conditions, including the completion of the sale of LaSalle and the regulatory approvals and clearances referred to in “The Exchange Offer — Conditions”.
      The combination will be principally effected by means of the exchange offer, and the Barclays Board has resolved to recommend unanimously the exchange offer. Pursuant to the exchange offer and subject to the Mix and Match Facility, holders of ABN AMRO ordinary shares or ABN AMRO ADSs, as the case may be, will receive:

•	2.13 Barclays ordinary shares and €13.15 in cash for every 1 ABN AMRO ordinary share; or

•	0.5325 Barclays ADS and €13.15 in cash (paid in US dollars) for every 1 ABN AMRO ADS.
      The cash consideration paid for ABN AMRO ADSs will be US dollars, based on the conversion of the Euro consideration into US dollars, net of any applicable fees and expenses, at the average exchange rate obtainable by the ADS exchange agent for the five business days preceding the date on which the cash consideration is received by the ADS exchange agent for delivery in respect of such ABN AMRO ADSs.
      At the time of announcement of the revised exchange offer on July 23, 2007, the exchange offer valued each ABN AMRO ordinary share at €35.73 ($49.43), each ABN AMRO ADS at $49.41, based on the share price of Barclays ordinary shares of £7.135 on July 20, 2007, the last business day before the July 23, 2007 announcement of the revised exchange offer, using the exchange rates of £1 = €1.4856 and €1 = $1.3835, as published by the Financial Times on July 21, 2007.
      The exchange offer values each ABN AMRO ordinary share at €34.83 ($47.64), each ABN AMRO ADS at $47.87 and values ABN AMRO at approximately €65.6 billion ($89.7), based on the fully diluted number of ABN AMRO ordinary shares outstanding (excluding ordinary shares held as treasury shares, but including options and share awards), the share price of Barclays ordinary shares of £6.86 on August 2, 2007, the latest practicable date prior to the date of this document and using the exchange rates of £1 = €1.4839 €1 = $1.3676, as published by the Financial Times on August 2, 2007. Of this amount, approximately 38% will be payable in cash. The exchange offer represents a premium for holders of ABN AMRO ordinary shares or ABN AMRO ADSs of approximately:

•	27.6% to the closing share price of ABN AMRO ordinary shares on March 16, 2007, the last business day prior to the announcement that Barclays and ABN AMRO were in discussion; and

•	43.6% over the average share price of ABN AMRO ordinary shares in the six months up to and including March 16, 2007.
      Holders of ABN AMRO ordinary shares or ABN AMRO ADSs may elect, subject to availability, to vary the proportions in which they receive Barclays ordinary shares or Barclays ADSs and cash in respect of their holdings of ABN AMRO ordinary shares or ABN AMRO ADSs under the Mix and Match Facility. That is, holders of ABN AMRO ordinary shares or ABN AMRO ADSs may request to receive a greater proportion of cash or Barclays ordinary shares or Barclays ADSs in respect of some or all of their ABN AMRO ordinary shares or ABN AMRO ADSs than they would receive under the exchange offer. See “The Exchange Offer — Mix and Match Facility”.
      The ordinary share and ADS exchange ratios will be adjusted to reflect certain transactions undertaken by either ABN AMRO or Barclays prior to the settlement date of the exchange offer.

      See below under the caption “Background to the Transaction — The Sale of LaSalle” and “The Exchange Offer — Adjustment of Exchange Ratio”.
Background to the Transaction
Discussions between ABN AMRO and Barclays
      The ABN AMRO Managing Board and the ABN AMRO Supervisory Board have reviewed regularly ABN AMRO’s strategic growth objectives and the means by which it may achieve these objectives, including potential business acquisitions and combinations. In particular, the ABN AMRO Managing Board and the ABN AMRO Supervisory Board examined how ABN AMRO might execute its strategy of becoming a top five European bank by market capitalization. In addition to the “standalone” option, including growth through the acquisition of smaller banking operations, the option of merging with another European financial institution as large or larger than ABN AMRO has been part of the strategic agenda of the ABN AMRO Managing Board and the ABN AMRO Supervisory Board. In this context, the Chairman of the ABN AMRO Managing Board, Mr. Groenink, and the Chief Executive Officer of Barclays, Mr. Varley, have had regular contact over the past few years.
      On March 18, 2005, Mr. Groenink and Mr. Varley met to discuss the possibility of a business combination in connection with ABN AMRO’s continuing review of its business and prospects. In advance of the meeting, ABN AMRO and Barclays separately carried out an analysis which covered, amongst other things, strategic and financial rationale for a possible combination, an impact and contribution analysis and high level synergies. The discussions between Mr. Groenink and Mr. Varley were continued at a meeting on November 23, 2005.
      On December 7, 2005 and January 20, 2006, Mr. Groenink and Mr. Varley discussed the principles under which the parties would be willing to consider a business combination transaction. On March 3, 2006, another meeting was held between Mr. Groenink and Mr. Varley, at which they agreed to exchange position papers on a potential combination. ABN AMRO’s position paper was sent to Barclays on March 24, 2006 and a paper from Barclays was received by ABN AMRO shortly thereafter. Following the exchange of position papers, Mr. Groenink and Mr. Varley met on May 4, 2006 to discuss the potential strategy, vision and culture of a combined entity.
      The Barclays Board, the ABN AMRO Managing Board and the ABN AMRO Supervisory Board separately concluded that a business combination transaction between Barclays and ABN AMRO was strategically attractive. During the ABN AMRO Supervisory Board annual strategy discussion on July 27 and 28, 2006, different merger of equals options were discussed, as well as the “standalone” option with growth through the acquisition of smaller banking operations and the option of combining with another European financial institution that was as large or larger than ABN AMRO. At the end of the discussion, the ABN AMRO Supervisory Board determined that in the case of a merger with ABN AMRO as a junior partner, a combination with Barclays was one of its preferred options. During the remainder of 2006 and first quarter of 2007, the ABN AMRO Managing Board and the ABN AMRO Supervisory Board continued to discuss these strategic options. The Barclays Board also concluded that ABN AMRO was an attractive merger partner in its strategy meeting on November 16, 2006. Mr. Groenink and Mr. Varley continued to have informal contacts to explore the potential of a combination.
      ABN AMRO also discussed with ING Group the possibility of a combination of their businesses. During the period between December 2006 and March 2007, Mr Groenink had several discussions with Mr Michael Tilmant, Chairman of the Executive Committee of ING Group on the possibility of a transaction. Ultimately, however, the parties discontinued discussions when a transaction became less attractive as ABN AMRO’s share price increased significantly, while ING’s share price declined.
      ABN AMRO initiated talks leading to the current proposed combination with Barclays when, on February 8, 2007, Mr. Groenink and Mr. Varley met to discuss the key principles that would guide any potential combination discussion between ABN AMRO and Barclays. These discussions were continued on February 27, 2007.

      On February 22, 2007, the ABN AMRO Managing Board engaged Morgan Stanley & Co. Limited to act as its financial advisor in connection with the potential strategic options outlined above, including a possible combination with Barclays. Subsequently, in connection with Morgan Stanley & Co. Limited’s engagement, the ABN AMRO Managing Board requested that Morgan Stanley & Co. Limited evaluate the fairness, from a financial point of view, to holders of ABN AMRO ordinary shares (other than Barclays and its affiliates) of the exchange ratio to be received by holders of ABN AMRO ordinary shares pursuant to the combination solely in their capacity as ordinary shareholders of ABN AMRO.
      Also, on February 22, 2007, UBS Limited was engaged by the ABN AMRO Managing Board as financial advisor in connection with the potential strategic options outlined above. Subsequently, in connection with UBS Limited’s engagement, the ABN AMRO Managing Board requested that UBS evaluate the fairness, from a financial point of view, of the exchange ratio to holders of ABN AMRO ordinary shares, excluding Barclays and its affiliates.
      The ABN AMRO Managing Board also engaged Lehman Brothers on February 22, 2007 to act as its financial advisor in connection with the potential strategic options outlined above. Lehman Brothers’ advisory role has centered around the synergies of the proposed combination, potential investor and market reactions and listing considerations.
      NM Rothschild & Sons was appointed by the ABN AMRO Managing Board in February 2007 to advise on the viability of alternatives to a combination with another European financial institution as large or larger than ABN AMRO. ABN AMRO Corporate Finance provided initial advice on the general strategic options available to ABN AMRO. ABN AMRO Hoare Govett was retained to act as corporate broker in connection with strategic matters in February 2007 and subsequently in connection with the proposed exchange offer by Barclays for ABN AMRO ordinary shares and ABN AMRO ADSs.
      Also during February 2007, the ABN AMRO Managing Board retained Allen & Overy LLP, Davis Polk & Wardwell and NautaDutilh N.V. to provide it with legal advice in connection with strategic matters and subsequently retained them to advise on the Barclays transaction.
      During February 2007, Barclays requested that JPMorgan Cazenove Limited act as corporate broker, and Lazard & Co., Limited act as financial advisor, in connection with a proposed combination with ABN AMRO. In March 2007, Barclays Capital, Citigroup Global Markets Limited, Credit Suisse Securities (Europe) Limited, Deutsche Bank AG and JPMorgan Cazenove Limited were also contacted to act as financial advisors in connection with the proposed combination with ABN AMRO.
      At its meeting on March 14, 2007, the ABN AMRO Supervisory Board approved the initiation of negotiations with Barclays with a view to a potential combination.
      On March 16, 2007, Mr. Groenink called Mr. Varley to confirm that he was available to investigate a combination of ABN AMRO and Barclays. On March 18, 2007, senior management of ABN AMRO and Barclays, including Mr. Boumeester, a member of the ABN AMRO Managing Board, and Mr. Naguib Kheraj, then Group Finance Director of Barclays met to commence exploratory discussions on the terms of any transaction as well as the terms of a confidentiality and exclusivity agreement. Subsequently, Mr. Groenink informed Mr. Nout Wellink, President of the Dutch Central Bank, about the possibility of a combination transaction and Barclays kept the FSA informed about the status of discussions.
      On March 19, 2007, ABN AMRO and Barclays issued a press release to confirm that they were in exclusive preliminary discussions concerning a potential combination.
      On March 20, 2007, ABN AMRO and Barclays announced the principles of any potential combination between them.
      On March 21, 2007, ABN AMRO entered into a confidentiality, exclusivity and standstill agreement with Barclays. In addition to customary confidentiality provisions, this agreement provided that neither ABN AMRO nor Barclays would solicit any offer from a third party for all or a significant part of their respective assets or shares until April 18, 2007. If such an offer was received in good faith from a third party, however, the agreement provided that either the ABN AMRO Managing Board and the ABN AMRO

Supervisory Board or the Barclays Board, as the case may be, could enter into discussions with such third party if required to do so by their fiduciary duties. Additionally, the agreement permitted either party to have contacts with a third party to understand the contents of any good faith indication of interest by such third party.
      On March 21, 2007, the ABN AMRO Supervisory Board engaged Stibbe N.V. to provide it with independent Dutch legal advice.
      On March 22, 2007, representatives of ABN AMRO and Barclays together with their respective financial advisors met to discuss the organization of the work streams for any potential combination.
      On March 23, 2007, Mr. Groenink and Mr. Varley met to substantiate further aspects of the five broad principles indicated in the press release of March 20, 2007 and to discuss the organization of the process going forward.
      On March 24, 2007, members of the senior management of ABN AMRO met with members of senior management of Barclays in London. The parties exchanged information on their respective businesses and discussed the process and timing for due diligence.
      On March 26, 2007, the ABN AMRO Supervisory Board created an ad hoc advisory committee, composed of Mr. Martinez, Mr. Olijslager and Mr. van den Bergh in order to advise the ABN AMRO Supervisory Board on decisions to be taken in the context of the discussions with Barclays or other banks, the actions of activist shareholders and the upcoming shareholders’ meeting. In April 2007, the ad hoc committee met several times to prepare for the ABN AMRO Supervisory Board meetings.
      From March 26, 2007 to March 30, 2007 representatives from the various business units of ABN AMRO and Barclays first met to conduct due diligence, including an examination of the potential synergies that may result from a combination. Additional synergy validation and due diligence on specific topics continued through April 19, 2007.
      On March 27, 2007, representatives of ABN AMRO and Barclays, together with representatives of their respective financial, legal and tax advisors, met in Amsterdam to discuss the potential legal, regulatory and tax structures of any combination.
      On March 30, 2007, Mr. Groenink and Mr. Varley met to advance agreement on the details of the transaction.
      On April 3, 2007, Mr. Groenink and Mr. Varley met with representatives of the DNB. At this meeting the parties jointly presented their intentions for, and the anticipated benefits of, the proposed combination. The ABN AMRO Supervisory Board also met on April 3, 2007 and April 11, 2007 to discuss the latest developments in the negotiations with Barclays.
      From April 3, 2007 to April 16, 2007, the ABN AMRO Managing Board’s legal advisors engaged in a number of discussions, in person in Amsterdam and London and on the telephone, with Barclays legal advisors on certain terms of a draft Merger Protocol. Several of these meetings were attended by Mr. Boumeester and Mr. Kheraj.
      Between April 4, 2007 and April 21, 2007, representatives of ABN AMRO’s financial advisors met with representatives of Barclays financial advisors to discuss the methodologies to be used in the determination of any potential exchange ratio.
      On April 12, 2007, the ABN AMRO Supervisory Board engaged Goldman Sachs to undertake a study as to the fairness of any proposed combination with Barclays.
      On April 13, 2007, Mr. Groenink and Mr. Martinez received a letter from the Consortium, expressing their interest in making an alternative proposal for ABN AMRO and requesting, among other things, access to the same diligence information that Barclays had received.
      On April 15, 2007, a committee was established by the Barclays Board for the purpose of the transaction. During April 2007, the Barclays Board or the committee met frequently to receive updates on the status of the discussions with ABN AMRO from those members of the Barclays Board involved in the day to day negotiations.
      On April 16, 2007, Mr. Groenink and Mr. Varley met to discuss the progress to date and to evaluate the necessity of extending the initial exclusivity agreement. On April 17, 2007, ABN AMRO and Barclays separately announced that they had agreed to extend the exclusivity period. The ABN AMRO Supervisory Board also met and received an update on April 17, 2007. On April 18, 2007, Mr. Groenink and Mr. Varley met, and at this meeting, Mr. Varley gave an update on his meetings with the ABN AMRO Managing Board members during the course of the preceding days.
      On the evening of April 20, 2007, Mr. Boumeester informed Mr. Kheraj of Bank of America’s proposal to acquire LaSalle from ABN AMRO prior to a potential combination of ABN AMRO and Barclays.
      On April 21, 2007, Mr. Groenink and Mr. Varley discussed Bank of America’s proposal to acquire LaSalle from ABN AMRO prior to a potential combination of ABN AMRO and Barclays and the potential impact of this sale on any potential exchange ratio.
      Representatives of ABN AMRO and Barclays and their respective advisors met on a number of occasions in Amsterdam on April 21 and 22, 2007 to discuss further the draft Merger Protocol.
      On the evening of April 21, 2007, Mr. Groenink and Mr. Boumeester met with Mr. Varley and Mr. Kheraj in Amsterdam to agree the terms of the proposed combination with Barclays, including the exchange ratio of 3.225 Barclays ordinary shares for each ABN AMRO ordinary share.
      During March and April 2007, the ABN AMRO Managing Board met frequently and received updates on the status of the discussions with Barclays from those members of the ABN AMRO Managing Board involved in the day-to-day negotiations. As noted above, the ABN AMRO Supervisory Board and the ad hoc committee had also held several meetings during this time frame.
      During the course of the day on April 22, 2007 the ABN AMRO Managing Board and the ABN AMRO Supervisory Board met throughout the day both together and separately to discuss the evolving terms of the proposed transaction with Barclays, the proposed sale of LaSalle to Bank of America Corporation (see “— Background to the Transaction — The Sale of LaSalle” below) and the contents of the letter that had been received from the Consortium.
      During that day, Mr. Groenink updated the ABN AMRO Managing Board on the negotiations with Barclays several times. Representatives from NautaDutilh N.V., Allen & Overy LLP and Davis Polk & Wardwell were also present to brief the ABN AMRO Managing Board members on the terms of the draft Merger Protocol. Representatives from UBS delivered to the ABN AMRO Managing Board an oral opinion, confirmed by delivery of a written opinion, dated April 22, 2007, to the effect that, as of that date and based on and subject to various assumptions made, matters considered and limitations described in the opinion, the exchange ratio of 3.225 Barclays ordinary shares for each ordinary ABN AMRO ordinary share tendered pursuant to the offer, to be received by holders of ABN AMRO ordinary shares, other than Barclays and its affiliates, was fair, from a financial point of view, to such holders. Representatives from Morgan Stanley & Co. Limited reviewed its financial analyses and rendered to the ABN AMRO Managing Board its oral opinion, which was subsequently confirmed in writing and dated April 22, 2007, to the effect that, as of that date and based upon and subject to the various considerations set forth in the opinion, the exchange ratio set forth pursuant to the proposed Merger Protocol was fair, from a financial point of view, to the holders of ABN AMRO ordinary shares (other than Barclays and its affiliates) solely in their capacity as ABN AMRO ordinary shareholders. At its last meeting of the day, having considered a number of factors including the due diligence findings, merger benefits and financial analysis, the ABN AMRO Managing Board resolved unanimously to recommend to the ABN AMRO Supervisory Board to accept the offer for ABN AMRO from Barclays and to recommend the same to ABN AMRO’s shareholders.
      During that day, the ABN AMRO Supervisory Board also met with its independent legal and financial advisors in an executive session to consider the terms of the proposed combination with Barclays. At that session, they were briefed on the terms of the draft Merger Protocol by Stibbe N.V. Representatives from

Goldman Sachs rendered an oral opinion, later confirmed in writing, to the ABN AMRO Supervisory Board that, as of April 22, 2007, based upon and subject to the factors and assumptions set forth in such opinion, the ordinary share exchange ratio to be received by shareholders of ABN AMRO pursuant to the combination was fair from a financial point of view to such holders. During the day, Mr. Groenink updated the ABN AMRO Supervisory Board on the latest developments with Barclays and presented the ABN AMRO Managing Board’s decision on the Barclays transaction. Representatives from NautaDutilh N.V., Allen & Overy LLP and Davis Polk & Wardwell were present to answer questions on the draft Merger Protocol. At its last meeting of the day, having considered a number of factors, including the due diligence findings, merger benefits and financial analysis, the ABN AMRO Supervisory Board resolved unanimously to recommend the exchange offer for acceptance by the holders of the ABN AMRO ordinary shares.
      In their review and analysis of the proposed transaction with Barclays and the “no shop” provisions in the draft Merger Protocol, both the ABN AMRO Managing Board and the ABN AMRO Supervisory Board noted that the terms of the Merger Protocol, among other things, included provisions permitting them to continue contacts with a third party existing on April 23, 2007 and, in certain circumstances described elsewhere in this document, would permit them to withdraw their respective recommendations if the boards, acting in good faith and observing their fiduciary duties under applicable law, determined an alternative offer to be more beneficial than the exchange offer.
      On the evening of April 22, 2007, the Committee of the Barclays Board held two meetings. The first meeting was held to consider, among other matters, the Merger Protocol, due diligence findings, merger benefits, financial analysis, and a draft press announcement. The Committee then reconvened that same evening to consider the Merger Protocol and the press announcement. At the end of this meeting, the Committee resolved to enter into the Merger Protocol and approved the press announcement.
      Following these meetings, on April 22 and the early hours of April 23, representatives of each party together with their legal and financial advisors met again in Amsterdam to finalize the Merger Protocol.
      On April 23, 2007, ABN AMRO and Barclays announced that agreement had been reached on a combination.
The Sale of LaSalle
      As part of its regular review of strategic growth objectives, both the ABN AMRO Managing Board and the ABN AMRO Supervisory Board have repeatedly considered and discussed the future of LaSalle (which includes LaSalle Bank Corporation and its subsidiaries LaSalle Bank N.A. and LaSalle Bank Midwest N.A.). In the course of the mid-2006 review, the ABN AMRO Managing Board and the ABN AMRO Supervisory Board reached the view that within the next twelve to eighteen months, LaSalle would have to either grow through an acquisition or that it should be sold (the “up or out” strategy). It was decided at that time that in light of the fact LaSalle’s profitability remained good and in light of the current business cycle, there was no reason for an immediate decision in this matter. The potential disposition of LaSalle was discussed again at the ABN AMRO Managing Board meeting on February 6, 2007.
      As of December 31, 2006, LaSalle had more than $113,000 million in tangible assets and a tangible book value of $9.7 billion, adjusted for businesses that will be retained by ABN AMRO and for the previously announced sale of the mortgage operations unit and presented on a US GAAP basis. For the year ended December 31, 2006, LaSalle, presented on the same basis, had net income of $1,035 million.
      During the previous two years, Bank of America and other banks had informally approached ABN AMRO several times regarding their interest in acquiring LaSalle. As a result of these informal approaches, both the ABN AMRO Managing Board and the ABN AMRO Supervisory Board had analyzed a range of possible options for the sale of LaSalle and had reviewed the possible range of values that might be achieved.
      A potential sale of LaSalle was discussed at an ABN AMRO Supervisory Board meeting held on April 17, 2007. Later that evening, Bank of America informed ABN AMRO, through UBS, of its interest in acquiring LaSalle for a price of approximately $20 billion, subject to the completion of due diligence. Bank of America entered into a confidentiality agreement with ABN AMRO on April 19, 2007. Over the four day period ending on April 22, 2007, Bank of America completed its due diligence review of LaSalle. Updates on the diligence and the negotiations with Bank of America were discussed at ABN AMRO Managing Board meetings on April 19, 2007 and April 20, 2007.
      On April 20, 2007, Wachtell, Lipton, Rosen & Katz, counsel to Bank of America, circulated a draft purchase and sale agreement to Davis Polk & Wardwell, counsel to ABN AMRO. On April 22, 2007, the parties agreed in principle on consideration of $21 billion, subject to adjustment, and later that day reached agreement on the final terms of the purchase and sale agreement.
      The sale of LaSalle was discussed at both the ABN AMRO Managing Board and the ABN AMRO Supervisory Board meetings during the day of April 22, 2007. In an executive session, the ABN AMRO Supervisory Board was briefed on the LaSalle Agreement by its legal advisors and on the financial aspects of the deal by its financial advisors. Both boards also received advice of counsel that under Dutch law no shareholder vote was required to consummate the transaction. The ABN AMRO Managing Board was also briefed on the LaSalle Agreement by its legal advisors.
      Representatives from UBS delivered to the ABN AMRO Managing Board an oral opinion, confirmed by delivery of a written opinion, dated April 22, 2007, as to the fairness, from a financial point of view, of the consideration to be received by ABN AMRO pursuant to the LaSalle Agreement, as of such date and based upon and subject to the various considerations set forth in the written opinion.
      Representatives from Morgan Stanley & Co. Limited delivered to the ABN AMRO Managing Board an oral opinion which was subsequently confirmed in writing and dated April 22, 2007, as to the fairness, from a financial point of view, of the consideration to be received by ABN AMRO pursuant to the LaSalle Agreement, as of such date and based upon and subject to the various considerations set forth in the written opinion.
      Representatives from Lehman Brothers Europe Limited delivered to the ABN AMRO Managing Board an oral opinion, confirmed by delivery of a written opinion, dated April 22, 2007, as to the fairness, from a financial point of view, of the consideration to be received by ABN AMRO pursuant to the LaSalle Agreement, as of such date and based upon and subject to the various considerations set forth in the written opinion.
      On April 22, 2007, ABN AMRO Bank entered into the LaSalle Agreement with Bank of America pursuant to which ABN AMRO Bank agreed to sell LaSalle (which includes ABN AMRO’s US commercial, retail and trust banking operations and related businesses) to Bank of America for a total consideration of $21 billion in cash (subject to adjustment based on the financial performance of LaSalle before the closing of the sale). ABN AMRO will retain its global operations and, with limited exceptions, its other operations outside the US, as well as its principal broker dealer, investment advisory, wholesale banking and asset management operations in the US.
      The sale of LaSalle is subject to regulatory approvals and other customary closing conditions. See “The Exchange Offer — Terms of LaSalle Agreement”. The completion of the sale of LaSalle is an offer condition to the proposed combination. See “The Exchange Offer — Conditions”.
Events after the Announcement of the Transaction
      The LaSalle Agreement included a “go shop” provision that permitted ABN AMRO, for a period of 14 calendar days from April 22, 2007, to enter into a purchase and sale agreement for LaSalle with an alternative bidder, provided that such alternative bidder’s proposal was superior from a financial point of view to the LaSalle Agreement, for cash and not subject to a financing condition. The “go shop” provision granted Bank of America a right to match any such superior proposal and provided for Bank of America to receive a $200 million termination fee if it did not match such superior proposal.

      On April 25, 2007, ABN AMRO received an indicative proposal from the Consortium, to acquire ABN AMRO. Following that date, ABN AMRO made repeated requests to the Consortium to clarify the terms of their indicative proposal.
      On April 26, 2007, Vereniging van Effectenbezitters (“VEB”) filed suit in the Enterprise Chamber of the Amsterdam Court of Appeal seeking, among other things, a provisional injunction restraining ABN AMRO and ABN AMRO Bank from proceeding to completion under the LaSalle Agreement without approval of ABN AMRO’s shareholders. On that date, the ABN AMRO Supervisory Board also engaged Debevoise & Plimpton LLP to provide it with independent US legal advice.
      On April 27, 2007, a purported class action lawsuit relating to the sale of LaSalle was filed in the New York State Supreme Court for New York County against ABN AMRO, each member of the ABN AMRO Managing Board and the ABN AMRO Supervisory Board and Bank of America. The lawsuit, Halpert Enterprises v. ABN AMRO Holding N.V., et al., generally alleges, among other things, that members of the ABN AMRO Managing Board and the ABN AMRO Supervisory Board violated their fiduciary duties by, among other things, preventing a full and fair sale process for the whole of ABN AMRO. The complaint also names Bank of America as a defendant and seeks, among other forms of relief, a declaration that the termination fee is unenforceable, a declaration that the LaSalle Agreement was entered into in breach of fiduciary duties and therefore is unlawful and unenforceable, an injunction against the consummation of the LaSalle Agreement, the imposition of a constructive trust in favor of plaintiff and the alleged class and an award of attorneys’ fees and expenses.
      On April 27, 2007, ABN AMRO entered into confidentiality agreements with the Consortium, and made available the same information regarding ABN AMRO as had been made available to Barclays.
      On April 28, 2007, ABN AMRO entered into confidentiality agreements with the Consortium, and made available the same information regarding LaSalle as had been made available to Bank of America.
      On May 3, 2007, the Enterprise Chamber of the Amsterdam Court of Appeal granted a provisional injunction restraining ABN AMRO and ABN AMRO Bank from proceeding to completion under the LaSalle Agreement without approval of ABN AMRO’s shareholders.
      On May 4, 2007, Bank of America filed a lawsuit in the United States District Court of the Southern District of New York against ABN AMRO. The lawsuit, Bank of America Corporation v. ABN AMRO BANK N.V. and ABN AMRO Holding N.V., generally alleges, among other things, that ABN AMRO Bank breached its representation in the LaSalle Agreement that no shareholder vote was necessary regarding the sale of LaSalle. The complaint seeks injunctive relief that ABN AMRO Bank be precluded from negotiating for the sale of LaSalle except as provided for in the “go shop” provision of the LaSalle Agreement, an order of specific performance for the delivery of LaSalle to Bank of America and unspecified money damages.
      On May 5, 2007, ABN AMRO received an acquisition proposal from the Consortium, to purchase LaSalle for $24.5 billion. This proposal was conditional on the purchase by the Consortium of ABN AMRO for an indicative price of €38.40 per ABN AMRO ordinary share and a number of other conditions. The considered view of the ABN AMRO Managing Board and the ABN AMRO Supervisory Board, having received advice from their respective financial and legal advisors, was that the Consortium’s acquisition proposal for LaSalle did not constitute an alternative proposal that was superior from a financial point of view to the LaSalle Agreement. This conclusion was principally based on the fact that the Consortium’s proposal for LaSalle was dependent on the success of a potential offer to be made for ABN AMRO and the various conditions and uncertainties attached to that potential offer. In particular, fundamental aspects of the potential offer for ABN AMRO, including with respect to financing, required regulatory notifications, tax clearances, the proposed material adverse change condition, required shareholder approvals and the pro forma financial impact upon each of the Royal Bank of Scotland Group PLC, Fortis N.V. and Fortis S.A./N.V. and Banco Santander, S.A., remained unclear despite repeated requests for clarification since April 25, 2007, the date on which ABN AMRO received an indicative proposal from the Consortium to acquire ABN AMRO. Prior to making their determination on May 6, 2007, the ABN AMRO Managing Board and the ABN AMRO Supervisory Board sent a detailed information request letter seeking clarifica-

tion and evidence on various aspects of the Consortium’s potential offer for ABN AMRO which had first been requested on April 25, 2007, but the requested information was not provided. Without details about the consortium’s financing and the pro forma financial impact on each of the Royal Bank of Scotland Group PLC, Fortis N.V. and Fortis S.A./N.V. and Banco Santander, S.A., the ABN AMRO Supervisory Board and the ABN AMRO Managing Board were unable to assess the likelihood that any separate shareholder vote required by the Royal Bank of Scotland Group PLC, Fortis N.V. and Fortis S.A./N.V. and Banco Santander, S.A. would be successful, and therefore whether or not the potential offer to acquire ABN AMRO had a reasonable likelihood of consummation.
      The 14-day “go shop” period expired at 11:59 pm New York time on May 6, 2007, and no alternative agreement was entered into prior to that time. Two other parties had signed confidentiality agreements and certain due diligence information had been provided to them but ultimately neither submitted a bid for LaSalle.
      On May 15, 2007, ABN AMRO filed an appeal in the Supreme Court of The Netherlands requesting that the Supreme Court nullify the decision of the Enterprise Chamber of the Amsterdam Court of Appeal issued on May 3, 2007 which granted a provisional injunction restraining ABN AMRO and ABN AMRO Bank from proceeding to completion under the LaSalle Agreement without approval of ABN AMRO’s shareholders. Bank of America filed an appeal seeking similar relief with the Supreme Court of The Netherlands also on May 15, 2007, as did Barclays.
      On May 17, 2007, two ABN AMRO shareholders filed a lawsuit against Bank of America in the United States District Court of the Southern District of New York. The lawsuit, Sadowsky v. Bank of America Corporation, generally alleges, among other things, that Bank of America entered into the LaSalle Agreement with knowledge that it was a defensive mechanism designed to foreclose alternative proposals to purchase ABN AMRO and that Bank of America’s lawsuit against ABN AMRO was filed in breach of the LaSalle Agreement. The complaint seeks rescission of the LaSalle Agreement, an injunction preventing Bank of America from enforcing the LaSalle Agreement, including the termination fee provisions therein, unspecified money damages and an award of attorneys’ fees and expenses.
      On May 23, 2007, Barclays and ABN AMRO announced that they were making progress with the key regulatory filings required to proceed with the combination and expected to disseminate offer documentation in July 2007.
      On May 29, 2007, the Consortium, announced a proposed offer for ABN AMRO.
      On May 30, 2007, ABN AMRO announced publicly that the ABN AMRO Supervisory Board had formed a Transaction Committee, formed of the same members as the previously existing ad hoc committee (Mr. Martinez, Mr. Olijslager and Mr. van den Bergh) which will liaise with the ABN AMRO Managing Board and key staff and advisors of ABN AMRO on all matters with respect to the offer by Barclays and with respect to the proposed offer announced by the Consortium. The Transaction Committee will operate in all respects so as to enable the ABN AMRO Supervisory Board to take on an informed basis and with the help of its own independent financial and legal advisors the appropriate decisions with due consideration of the interests of ABN AMRO and its stakeholders.
      On June 11, 2007, at the joint request of Bank of America and ABN AMRO, the United States District Court for the Southern District of New York adjourned the initial conference in the lawsuit filed by Bank of America against ABN AMRO until July 27, 2007 in view of the pendency of the appeals filed by ABN AMRO and Bank of America to the Dutch Supreme Court from the decision of the Enterprise Chamber of the Amsterdam Court of Appeal dated May 3, 2007.
      On June 12, 2007, Barclays announced publicly that, in collaboration with ABN AMRO, it has made substantially all of the pre-acquisition competition and regulatory filings required to proceed with the proposed combination and expected to publish the offer documentation in July 2007.
      On June 12, 2007, Barclays also announced publicly that it had filed the draft documentation in relation to the exchange offer with regulators in The Netherlands, the United Kingdom and the United

States of America (including the draft registration statement on Form F-4 containing the preliminary version of the Offer Document/ Prospectus).
      On June 26, 2007, the Advocate General to the Supreme Court of The Netherlands published a recommendation to the Supreme Court to nullify the decision of the Enterprise Chamber of the Amsterdam Court of Appeal issued on May 3, 2007. This recommendation was independent legal advice issued to the Supreme Court.
      On June 28, 2007, four trade unions joined the investigation proceedings initiated on April 26, 2007 by VEB at the Enterprise Chamber of the Amsterdam Court of Appeal. The trade unions have put forward certain additional objections and requested that the Enterprise Chamber of the Amsterdam Court of Appeal order an investigation into certain affairs of ABN AMRO in respect of the offer process.
      On July 9, 2007, ABN AMRO filed a statement of defense in response to the request of VEB to order an investigation into certain affairs of ABN AMRO in respect of the offer process.
      On July 10, 2007, VEB requested that the Enterprise Chamber of the Amsterdam Court of Appeal, in the context of the investigation proceedings initiated by it on April 26, 2007, appoint three independent members of the ABN AMRO Supervisory Board. The request was revoked prior to the hearing, which was then cancelled.
      On July 13, 2007, the Supreme Court of the Netherlands upheld the appeals filed by ABN AMRO, Bank of America and Barclays on May 15, 2007 against the decision of the Enterprise Chamber of the Amsterdam Court of Appeal issued on May 3, 2007. The Supreme Court nullified the decision of the Enterprise Chamber of the Amsterdam Court of Appeal and irrevocably dismissed the request of VEB for a provisional injunction restraining ABN AMRO and ABN AMRO Bank from proceeding to completion under the LaSalle Agreement without approval of ABN AMRO’s shareholders.
      On July 16, 2007, the Consortium announced its intention to make an offer to acquire ABN AMRO for approximately $98 billion, through a combination of cash and newly issued shares of RBS.
      On the evening of July 18, 2007, Mr. Varley informed Mr. Groenink that the AFM had granted Barclays an extension so that an announcement of its formal offer documentation being available could be made on or before August 6, 2007. Mr. Varley also informed Mr. Groenink that Barclays was considering possible alternative offer structures, including the introduction of a partial cash consideration element into its offer.
      On July 19, 2007, Barclays announced it was considering possible alternative offer structures, including the introduction of a partial cash consideration element into its offer but that no decision had yet been taken.
      On the evening of July 19, 2007, during a telephone conversation between Mr. Groenink and Mr. Varley, Mr. Varley outlined further details about the revised offer for ABN AMRO that Barclays was considering.
      On July 20, 2007, the Central Works council of ABN AMRO provided positive advice in respect of the proposed combination with Barclays.
      On the evening of July 20, 2007, ABN AMRO received a letter from Barclays outlining the terms and conditions of its revised offer for ABN AMRO.
      On July 21 and 22, 2007, representatives of ABN AMRO and Barclays discussed and agreed the provisions of an amendment to the Merger Protocol dated April 23, 2007, to accommodate ABN AMRO’s review of the revised proposal from Barclays and to facilitate Barclays public announcement of its revised proposal on July 23, 2007.
      On July 23, 2007, Barclays announced the revised terms of its offer for ABN AMRO.

      On July 25, 2007, Mr. Varley sent a letter to Mr. Groenink and Mr. Martinez to restate the key points underlying Barclays revised proposal and why the ABN AMRO Boards should continue to recommend this proposed exchanged offer to ABN AMRO shareholders.
      On the morning of July 26, 2007, the ABN AMRO Managing Board met to consider the revised terms of the Barclays proposed exchange offer and the terms of the Consortium’s offer.
      Later on the same day, the ABN AMRO Managing Board and the ABN AMRO Supervisory Board held a joint meeting to discuss the two competing proposals and received a combined presentation from members of the ABN AMRO Managing Board, outside legal counsel and financial advisors and members of the management, followed by a Q&A session.
      On the evening of July 26, 2007, Mr. Varley made a presentation to the ABN AMRO Supervisory Board and Mr. Groenink.
      During the course of the day on July 27, 2007, the ABN AMRO Managing Board and the ABN AMRO Supervisory Board met throughout the day both together and separately in executive sessions and with outside legal counsel and financial advisors. As a result of these meetings, each of the ABN AMRO Managing Board and the ABN AMRO Supervisory Board, after having considered the advice of outside legal counsel and financial advisors, acting in good faith and observing their fiduciary duties, resolved to make the statement contained in the press release issued on July 30, 2007 and in Item 4 of ABN AMRO’s Solicitation/ Recommendation Statement on Schedule 14D-9, which was filed with the SEC on July 30, 2007.
      On the evening of July 27, 2007, Mr. Groenink and Mr. Varley agreed in principle that neither ABN AMRO, nor Barclays, wished to terminate the Merger Protocol and/or to claim payment at that time of the break fees contemplated therein.
      On July 27, 2007, the lawsuit filed in the United States District Court of the Southern District of New York against ABN AMRO by Bank of America on May 4, 2007, was dismissed.
      During the course of the day on July 28, and July 29, representatives of ABN AMRO and Barclays, and their respective advisors, worked on the second amendment to the Merger Protocol, dated, July 30, 2007.
      On August 2, 2007, a hearing was held at the Enterprise Chamber of the Amsterdam Court of Appeal in respect of the requests of VEB and four trade unions to order an investigation into certain affairs of ABN AMRO in respect of the offer process. In relation thereto, ABN AMRO has committed to continue to update investors in accordance with all applicable laws and regulations.
Reasons for the Transaction
      In reaching its decisions to approve the Merger Protocol and recommend the transaction, the Barclays Board consulted with management and its respective financial and legal advisors and considered a variety of factors, including the material factors described below. In light of the number and wide variety of factors considered in connection with its evaluation of the transaction, the Barclays Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination. The Barclays Board viewed its position as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of the reasons for the proposed combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Forward-Looking Statements”.

Strategic Considerations
      The Barclays Board, considered a number of factors pertaining to the strategic rationale for the transaction as generally supporting its decision to enter into the Merger Protocol, including the following:

•	the expectation that the proposed combination of ABN AMRO and Barclays would create one of the world’s leading universal banks in a sector which is still fragmented;

•	the belief that universal banking is the model best equipped for success in an industry where customer needs are converging and where demand-led growth will be significant across the globe;

•	the belief that harmonization of customer needs is already well advanced in investment banking and investment management and is increasingly apparent in retail and commercial banking;

•	the belief that the proposed combination brings together two sets of high quality product capabilities and brands, which are well placed to create growth for shareholders from the relationship extension opportunities that exist in a combined base of approximately 46 million personal and 1.4 million commercial customers;

•	the belief that, in global retail and commercial banking, ABN AMRO and Barclays bring together two sets of highly complementary geographies. Approximately 90% of the combined group’s branches will be in seven countries. In Europe the combination will have leading franchises in the UK and The Netherlands and attractive positions in the Italian, Spanish and Portuguese markets. Additionally, the combination will have significant exposure to the high growth developing economies of Brazil and South Africa offering substantial revenue and profit growth opportunities. The combined group will also leverage ABN AMRO’s fast growing Asian business;

•	the expectation that customers will benefit from the enhanced retail and commercial product capabilities of the combined group drawing on, for example, ABN AMRO’s global cash and payments infrastructure and Barclays expertise in credit cards;

•	the fact that ABN AMRO and Barclays are both recognized leaders in commercial banking and both have relevant presence in the mid-market segment. The combination is expected to accelerate Barclays ambition to develop its business banking activities globally. The combined group should be further strengthened by the linkage between a strong investment banking product range and the track record of both ABN AMRO and Barclays in selling investment banking products to mid-market clients across the combined group’s broad geographic footprint;

•	the belief that there is significant opportunity for increased cost efficiency through the optimization of the operating infrastructure and processes;

•	the belief that the combination of ABN AMRO and Barclays will support the ambition to be a leading global investment bank in risk management and financing through enhanced product expertise and broader geographic exposure;

•	the expectation that Barclays existing investment banking product capabilities will be considerably enhanced, particularly in commodities, FX, equities, M&A, corporate broking, structured credit and private equity and its geographic and client reach will also be extended significantly into Asia, Latin America and Continental Europe;

•	the fact that the combined group will be the world’s largest institutional asset manager and that Barclays Global Investors’ index-based, exchange-traded fund and quantitative active capabilities will be complemented by ABN AMRO’s active fundamentals-based capabilities and products;

•	the expectation that there are expanded opportunities for retail distribution of the current product set including Barclays Global Investors’ rapidly growing iShares exchange-traded funds; and

•	the fact that the combined group will be the world’s eighth largest wealth manager and that the expanded distribution network will position the merged business well to benefit from favorable demographic trends and increasing demand-led client volumes.
Financial Considerations
      The Barclays Board also considered a number of financial factors pertaining to the combination as generally supporting its decision. Potential synergies arising from the combination have been analysed by a joint team from ABN AMRO and Barclays through a detailed bottom up approach involving business leaders from both banks. Bob Diamond, Barclays Group President, will be the Accountable Executive for the integration and synergy programs, reporting to the Group Chief Executive and will chair the Integration Committee which will comprise: himself, Huibert Boumeester, Group Chief Administrative Officer, Paul Idzik, Group Chief Operating Officer, Ron Teerlink, GRCB Chief Operating Officer; and Rich Ricci, IBIM Chief Operating Officer. The Integration Committee will have the responsibility for the delivery of the estimated cost synergies and revenue benefits. Capturing the expected synergies will assist the management of the combined group in achieving top quartile cost: income ratios across all businesses by 2010.
      Below is a summary of the estimated pre-tax annual cost synergies and revenue benefits, and the estimated costs to achieve them, that are expected to be realized in the three calendar years commencing 2008:

Pre-Tax Annual Cost Synergies, Revenue Synergies and Integration Costs	2008e	2009e	2010e

	(€m)	(€m)	(€m)
Cost Synergies	1,195	2,270	2,800
Revenue Synergies	(470)	—	700

Total Synergies and Benefits	725	2,270	3,500

Integration Costs	2,160	1,080	360
Global Retail and Commercial Banking
      It is estimated that the pre-tax annual cost synergies in retail and commercial banking will be €1,650 million in 2010, representing approximately 10% of the combined group’s retail and commercial banking cost base excluding LaSalle. The cost synergies are expected to result from the consolidation of the retail and commercial banking activities into a universal banking model including:

•	best practice off-shoring, improved procurement and real estate rationalization;

•	the consolidation of data centers and supporting IT networks;

•	the use of ABN AMRO’s trade and payments back office operations in the Barclays network and integration of card operations under Barclaycard; and

•	the reduction of overlaps in management structures and the retail and commercial operations in the eight overlapping countries.
      Revenue benefits are estimated to amount to at least €150 million on a pre-tax basis in 2010, which is equivalent to 0.5% of combined revenues. These are expected to be primarily derived from extending ABN AMRO’s broader cash management product offering, increasing ABN AMRO’s revenue per credit card towards Barclays comparable levels and realizing the network benefits of increased global presence.
Investment Banking and Investment Management
      The estimated annual pre-tax cost synergies in investment banking in 2010 are expected to amount to approximately €850 million. Pre-tax cost synergies are equivalent to 8% of combined costs. The cost synergies are expected to be derived from the integration of the two banks’ operations onto one operating platform and subsequent reduction of back office staff and non-staff cost.

      It is estimated that revenue benefits, net of assumed revenue attrition, in investment banking in 2010 will be €500 million pre-tax, equivalent to 3% of combined revenues. These benefits are expected to be derived from offering a stronger and broader product set to the combined client base and building on the productivity gains within ABN AMRO’s investment banking operations. It is expected that, in addition to the revenue benefits, the combined business will continue to be able to deliver attractive organic growth consistent with Barclays Capital’s and ABN AMRO’s existing prospects.
      Further revenue benefits of approximately €50 million are estimated to arise primarily in the wealth and asset management businesses as a result of the enhanced distribution capabilities of the combined group. Approximately €100 million of annual pre tax cost synergies is expected to arise from the reduction of overlap in wealth and asset management.
Other Synergies
      It is estimated that further cost synergies of €200 million are expected to arise from the rationalization of the two head offices.
Integration Costs
      The total pre-tax integration cost of realizing the synergy benefits is estimated to be €3,600 million of which approximately €2,160 million is expected to be incurred in 2008, approximately €1,080 million is expected to be incurred in 2009 and approximately €360 million is expected to be incurred in 2010.
Financial Terms
      The Barclays Board also considered the financial terms of the exchange offer, including:

•	the 2.13 Barclays ordinary shares and €13.15 in cash that ABN AMRO ordinary shareholders would receive in the exchange offer for each of their ABN AMRO ordinary shares or the 0.5325 Barclays ADSs and €13.15 in cash (paid in U.S. dollars) that ABN AMRO ADS holders would receive in the exchange offer for each of their ABN AMRO ADSs, in each case subject to the Mix and Match Facility;

•	the fact that the exchange offer represents a premium of 27.6% over the closing price of ABN AMRO ordinary shares on March 16, 2007, the last trading day prior to the announcement that Barclays and ABN AMRO were in discussions and a premium of 43.6% over the average share price of ABN AMRO ordinary shares in the six months up to and including March 16, 2007;

•	the earnings, cash flow and balance sheet impact of the proposed combination based on public information and third-party analyst forecasts, as well as the historical financial performance of Barclays and the historical trading price of Barclays ordinary shares and Barclays ADSs and ABN AMRO ordinary shares and ABN AMRO ADSs;

•	the expectation that Barclays ordinary shareholders will hold approximately 55.6% and ABN AMRO ordinary shareholders will hold approximately 35.1% of the outstanding shares of the combined group immediately after the combination and will have the opportunity to share in the future growth and expected synergies of the combined group; and

•	the expectation that the proposed combination will lead to 5% accretion in Barclays adjusted earnings per share(a) in 2010(b), and significant accretion in ABN AMRO’s 2008 adjusted earnings per share(a) in 2008 for accepting holders of ABN AMRO ordinary shares (including ABN AMRO ordinary shares represented by ABN AMRO ADSs), and that the return on investment will be approximately 13% in 2010.

(a)	Adjusted earnings per share is the profit attributable to ordinary shareholders adjusted to exclude the amortization of identifiable intangible assets, and fair value adjustments and integration costs related to the combination, divided by the weighted average number of ordinary shares.

(b)	This statement is not intended to be and should not be interpreted to mean that the future adjusted earnings per share of Barclays will necessarily match or exceed its historical published adjusted earnings per share.
     The Barclays Board also considered the results of the financial, legal and operational due diligence performed by its senior management and financial advisors.
Other Transaction Considerations
      The Barclays Board also considered a number of additional factors in its decision to enter into the Merger Protocol, including the following:

•	the UK corporate governance structure of the combined group with a unitary board;

•	the fact that the head office of the combined group will be located in Amsterdam with management of the combined group the responsibility of a group Executive Committee;

•	the fact that the Dutch Central Bank and the FSA have agreed that the FSA will be lead supervisor of the combined group and that the Dutch Central Bank and FSA will be the consolidated supervisors of the ABN AMRO and Barclays groups, respectively;

•	the fact that the holding company for the combined group, Barclays, will remain UK incorporated and will remain a UK tax resident; and

•	the fact that the holding company for the combined group will remain UK listed and is expected to qualify for a inclusion with a full weighting in the FTSE 100 index and in the AEX index (subject to a maximum weighting cap of 15%).
Risks
      The Barclays Board also considered a number of uncertainties, risks and other potentially negative factors associated with the combination, including the following:

•	the value of the Barclays ordinary shares and Barclays ADSs at the time of the closing of the combination could be lower than the price of Barclays ordinary shares and Barclays ADSs as of the date of the Merger Protocol as a result of, among other things, a change in the value of the assets and liabilities of Barclays and ABN AMRO;

•	the risk that the amount of cost savings and revenue synergies that are actually achieved by the combination may turn out to be less than originally projected;

•	the possibility that regulatory or governmental authorities in the United States, Europe or elsewhere might seek to impose conditions on or otherwise prevent or delay the combination;

•	the risks and costs to Barclays and ABN AMRO if the combination is not completed, including the potential diversion of management and employee attention, potential employee attrition and the potential effect on business and customer relationships;

•	the risk that the potential benefits of the combination may not be fully or partially realized, recognizing the many potential management and regulatory challenges associated with successfully combining the businesses of Barclays and ABN AMRO;

•	the risk of diverting management focus and resources from other strategic opportunities and from operational matters, and potential disruption associated with combining and integrating the companies;

•	the risk that certain members of Barclays and ABN AMRO senior management who have been selected to hold senior management positions in the combined company might not choose to remain with the combined company;

•	the potential challenges and difficulties relating to integrating the operations of Barclays and ABN AMRO;

•	the risk that holders of Barclays ordinary shares or Barclays ADSs may fail to approve the combination or that an insufficient number of holders of ABN AMRO ordinary shares or ABN AMRO ADSs tender their ABN AMRO ordinary shares or ABN AMRO ADSs into the exchange offer;

•	that some officers and directors of Barclays and ABN AMRO have interests in the combination as individuals in addition to, and that may be different from, the interests of holders of Barclays ordinary shares or Barclays ADSs or ABN AMRO ordinary shares or ABN AMRO ADSs;

•	the fees and expenses associated with completing the combination; and

•	various other risks associated with the combination and the business of the Barclays, ABN AMRO and the combined company described under “Risk Factors”.
      The Barclays Board believed that these potential risks and drawbacks were greatly outweighed by the potential benefits that the Barclays Board expected Barclays and ABN AMRO to achieve as a result of the proposed combination.
      In considering the proposed combination, the Barclays Board was aware of the interests of certain officers and directors of, and advisors to, ABN AMRO or Barclays and their boards in the combination, as described under “The Transaction — Interests of ABN AMRO’s and Barclays Directors and Officers in the Combination” and “The Transaction — Certain Relationships and Related Party Transactions”.
The Combined Group after the Combination
General
      The proposed combination of ABN AMRO and Barclays will create one of the world’s leading universal banks. Both ABN AMRO and Barclays operate in a sector which is still fragmented in comparison to other global industries. Universal banking is the model best equipped for success in an industry where customer needs are converging and where demand-led growth will be significant across the globe. Harmonization of customer needs is already well advanced in investment banking and investment management and is increasingly apparent in retail and commercial banking.
      The proposed combination brings together two sets of high quality product capabilities and brands, which are well placed to create growth for shareholders from the relationship extension opportunities that exist in a combined base of 46 million personal and 1.4 million commercial customers.
      The combined group will have a simple and transparent management structure. The management team will be clearly accountable for delivering sustained incremental earnings growth and value for shareholders by leading strong performance from the underlying businesses and by capturing the substantial synergies made available by the merger.
      There will be two principal business groupings within the combined group, Global Retail and Commercial Banking (“GRCB”) and Investment Banking and Investment Management (“IBIM”).

Global Retail and Commercial Banking
      ABN AMRO and Barclays bring together two sets of highly complementary geographies. Approximately 90% of the combined group’s branches will be in seven countries. In Europe the combination will have leading franchises in the UK and The Netherlands and attractive positions in the Italian, Spanish and Portuguese markets.
      Additionally, the combination will have significant exposure to the high growth developing economies of Brazil and South Africa offering substantial revenue and profit growth opportunities. The combined group will also leverage on ABN AMRO’s fast growing Asian business. Customers will benefit from the enhanced product capabilities of the combined group drawing on, for example, ABN AMRO’s global cash and payments infrastructure and Barclays expertise in credit cards.
      ABN AMRO and Barclays are both recognized leaders in commercial banking. They both have relevant presence in the mid-market sector. The combination will accelerate Barclays ambition to develop its business banking activities globally. The franchise will be further strengthened by the linkage between a strong investment banking product range and the track record of both ABN AMRO and Barclays in selling investment banking products to mid-market clients across the combined group’s broad geographic footprint.
      There is significant opportunity for increased cost efficiency through the optimization of the operating infrastructure and processes.
Investment Banking
      The combination of ABN AMRO and Barclays will support the ambition to be the premier global investment bank in risk management and financing through enhanced product expertise and broader geographic exposure. Barclays existing product capabilities will be considerably enhanced, particularly in commodities, FX, equities, M&A, corporate broking, structured credit and private equity and its geographic and client reach will also be extended significantly into Asia, Latin America and Continental Europe.
Asset Management
      The combined group will be the world’s largest institutional asset manager. Barclays Global Investors’ world leading index-based, exchange traded fund and quantitative active capabilities will be complemented by ABN AMRO’s active fundamental based capabilities. There are expanded opportunities for retail distribution of the current product set including Barclays Global Investors’ rapidly growing iShares exchange traded funds.
Wealth Management
      The combination of ABN AMRO and Barclays will create the world’s eighth largest wealth manager, with a leading European onshore franchise with leading positions in The Netherlands and the UK, a strong European franchise across Germany, Belgium, France and Spain and attractive growing positions in Asia and Brazil. The product development capabilities of the combined asset management business together with an extensive distribution network will allow the merged business to benefit from favorable demographic trends and increasing demand-led client volumes.
Board Composition
      The combined group will have a UK corporate governance structure with a unitary Group Board of Directors. Following the combination, the Group Board of Directors will initially consist of 19 members, with 10 members from Barclays and nine members from ABN AMRO. In addition China Development Bank has the right to nominate a Barclays non-executive director and, subject to the combination being completed, Temasek will have the right to nominate a Barclays non-executive director. In addition to the Chairman, the Deputy Chairman and the non-executive directors to be nominated by China Development Bank and Temasek, there will be 12 non-executive directors, with five initially nominated by Barclays and seven initially nominated by ABN AMRO. In the event that the number of directors of the Barclays Board shall in the two years following the consummation of the exchange offer be reduced, the pro rata representation of directors nominated by Barclays and ABN AMRO shall remain the same. It is expected that Mr. Hoffman, Dr. Cronjé, Professor Dame Sandra Dawson, Sir Andrew Likierman, Mr. Russell and Sir John Sunderland will retire from the Barclays Board with effect from the settlement date, and that, following the settlement date, the Group Board of Directors composition will be as follows:

Chairman	Position as from the settlement date of the combination

Mr. Martinez	Chairman

Non-Executive Directors

Mr. Agius	Deputy Chairman
Mr. Booth	Non-Executive Director
Sir Richard Broadbent	Non-Executive Director
Mr. Clifford	Non-Executive Director
Mr. Conti	Non-Executive Director
Mr. Groenink	Non-Executive Director
Mr. Kramer	Non-Executive Director
Ms. Maas-de Brouwer	Non-Executive Director
Mr. Olijslager	Non-Executive Director
Sir Nigel Rudd	Non-Executive Director
Mr. Ruys	Non-Executive Director
Mr. Scaroni	Non-Executive Director
Mr. van den Bergh	Non-Executive Director

Executive Directors

Mr. Varley	Group Chief Executive
Mr. Boumeester	Group Chief Administrative Officer
Mr. Diamond	President of Barclays and CEO of IBIM
Mr. Lucas	Group Finance Director
Mr. Seegers	CEO of GRCB
      Mr. Agius is expected to become Deputy Chairman of the combined group and will remain Chairman of Barclays Bank. It is expected that he will succeed Mr. Martinez as Chairman of the combined group when Mr. Martinez retires.
      From the settlement date, Mr. Groenink is expected to cease to be Chairman of the ABN AMRO Managing Board, Mr. Hoffman is expected to cease to be the Group Vice-Chairman, and Mr. Boumeester, successor to Mr. Scott Barrett as Chief Financial Officer of ABN AMRO from July 1, 2007, is expected to cease to hold such office.
Management and Operating Model
      The head office of the combined group will be located in Amsterdam in The Netherlands. Day to day management of the combined group is expected to be the responsibility of John Varley working with the Group Executive Committee, which is expected, at the closing of the exchange offer, to consist of:

•	Mr. Varley, Group Chief Executive

•	Mr. Diamond, Barclays President and CEO of IBIM

•	Mr. Seegers, CEO of GRCB

•	Mr. Overmars, CEO of Continental Europe and Asia, GRCB

•	Mr. Teerlink, Chief Operating Officer of GRCB

•	Mr. Idzik, Group Chief Operating Officer

•	Mr. Lucas, Group Finance Director

•	Mr. Boumeester, Group Chief Administrative Officer

      Wilco Jiskoot is expected to become a Vice-Chairman of Barclays Capital with senior responsibility for client relationships.
      IBIM will be headquartered in London. IBIM will comprise: Barclays Capital which will incorporate Barclays Capital and ABN AMRO Global Markets and Global Clients and ABN AMRO Private Equity businesses; Barclays Global Investors and ABN AMRO Asset Management; and Wealth Management which will incorporate Barclays Wealth and ABN AMRO Private Clients.
      GRCB will be headquartered in Amsterdam. GRCB will incorporate the retail & commercial banking operations of the combined group, including Barclays UK Retail Banking and UK Business Banking, International Retail and Commercial Banking and Barclaycard Operations; and ABN AMRO’s Transaction Banking, BU Netherlands, BU Europe (ex Global Markets), Antonveneta, BU Latin America and BU Asia.
Regulation and Tax
      The FSA and the Dutch Central Bank have agreed that the FSA will be lead supervisor of the combined group and that the Dutch Central Bank and FSA will be the consolidated supervisors of the ABN AMRO and Barclays groups respectively.
      Barclays, which will be the holding company for the combined group, will remain incorporated under the laws of England and will remain UK tax resident.
Capital Management and Dividend Policy
      ABN AMRO Bank and Barclays Bank will seek to maintain their strong credit ratings. On the effective date, it is expected that the tier one ratio of the combined group will be 7.5% and the core equity tier one ratio 5%. The combined group will take a disciplined approach to capital optimisation and will seek to maintain the tier one ratio at 7.5% and rebuild the core equity tier one ratio to 5.25% by the end of 2009 from the retention of cash flow from earnings. It has been assumed, for the purpose of estimating financial effects, that excess equity over and above the target equity tier one ratio after accounting for dividends and organic growth in risk weighted assets would be returned to shareholders by way of share buy-backs.
      It is expected that the combined group will maintain ABN AMRO’s and Barclays progressive dividend policy and that dividends per share will grow approximately in line with earnings per share over the longer term. With the benefit of the estimated synergies of the combination, Barclays annual dividend will be approximately twice covered by cash earnings. Management of each of ABN AMRO and Barclays believe that this policy will maintain an appropriate balance between income distribution to shareholders and earnings retention to fund growth. It is also expected that the combined group will continue Barclays practice of weighting the annual dividend towards the final dividend to maintain flexibility. It is not expected that the dividends per share in 2008 will be materially different to the dividend Barclays would have expected to distribute to holders of Barclays ordinary shares or Barclays ADSs had the combination not occurred.
      Following implementation of the combination, the combined group will present financial statements in Euro and will declare dividends in Euro. Holders of ordinary shares in the combined group will be able to elect to receive dividends paid in Euro or Sterling (converted at the then prevailing market rate) at any time. Unless they validly elect otherwise, accepting holders of ABN AMRO ordinary shares who receive Barclays ordinary shares pursuant to the Primary Exchange will receive dividends paid in Euro. Unless they validly elect otherwise, accepting holders of ABN AMRO ordinary shares who receive Barclays ordinary shares pursuant to the Alternative Exchange will receive dividends paid in Sterling (converted at the then-prevailing market rate). Existing holders of Barclays ordinary shares will continue to receive dividends paid in Sterling (converted at the then prevailing market rate), unless they validly elect to receive dividends paid in Euro.

      Holders of Barclays ADSs in the combined group will receive dividends paid in US dollars converted at the then prevailing market exchange rate and will not be able to elect to receive dividends in any other currency. Existing holders of Barclays ADSs will continue to receive dividends paid in US dollars or can elect to have their dividends reinvested. Accepting holders of ABN AMRO ADSs who receive Barclays ADSs pursuant to the exchange offer will also receive dividends paid in US dollars or can elect to have their dividends reinvested.
Employee Consultation
      Consultations have taken place with the trade unions involved, and the secretariat of the Social Economic Council (Sociaal Economische Raad) has been informed of the exchange offer in accordance with the SER Merger Code 2000 (SER besluit Fusiegedragsregels 2000).
      ABN AMRO and Barclays confirm that all requisite employee consultations and information procedures with employee representative bodies of ABN AMRO and Barclays have been completed and have resulted in a positive opinion of the European Staff Council and a positive advice from the Central Works Council in respect of the proposed combination with Barclays. The ABN AMRO Managing Board and the ABN AMRO Supervisory Board also noted the commitments made to employees and trade unions in respect of employees rights and respecting of existing agreements.
      ABN AMRO and Barclays have identified the possibility of rationalizing the number of staff of the combined group through a combination of natural attrition, off-shoring and outsourcing as well as redundancies. The rationalization of headcount is expected to be implemented over the three years following completion of the exchange offer.
      ABN AMRO and Barclays have, in their meetings with employee representative groups, including trade unions and works councils, committed to avoiding compulsory redundancies wherever possible and maintaining current redundancy terms for all existing ABN AMRO and Barclays employees worldwide for a period of two years from the closing date.
      The reduction in staff is a necessary part of the envisaged synergies from the combination of the two banks. Part of the expected staff reduction will be through establishing shared services and off-shoring those positions to low cost locations, such as India where new staff will be recruited at ABN AMRO’s existing ACES operations.
      It is expected that the combination of ABN AMRO and Barclays will result in a net reduction in staff of approximately 12,800. In addition, it is expected that approximately 10,800 full-time equivalent positions will be off-shored to low-cost locations. This will impact a gross total of approximately 23,600 full-time equivalent positions of the combined work force of approximately 220,600. (Barclays has approximately 126,600 employees, ABN AMRO has approximately 94,000 employees, excluding LaSalle). ABN AMRO and Barclays are aware of the fact that these measures can have difficult consequences for a number of staff. When it comes to matters affecting the staff of ABN AMRO and Barclays, both ABN AMRO and Barclays have a good reputation and are committed to that reputation. ABN AMRO and Barclays will inform and consult with the appropriate employee representative bodies in the relevant countries and will seek all necessary regulatory consents before taking decisions in relation to these anticipated effects of the combination. ABN AMRO and Barclays will honor all agreements with their respective unions.
Treatment of Options and Other Equity Awards
      The Merger Protocol contains provisions in relation to the treatment of options and awards under the ABN AMRO Employee Share Plans, which are composed of the ABN AMRO Stock Option Plans, the ABN AMRO Share Award Plan, the ABN AMRO Share Investment and Matching Plan and the ABN AMRO Retention Plans. The ABN AMRO Retention Plans are the ABN AMRO Global Key Employee Retention Plan, the ABN AMRO Key Employee Equity Programme with Co-Investment Plan, the ABN AMRO Key Employee Equity Programme with Co-Investment Plan 2005, the ABN AMRO Asset Management Key Employee

Retention Plan with Co-Investment Plan, the ABN AMRO Asset Management Key Employee Retention Plan with Co-Investment Plan 2005, the ABN AMRO BU Brazil Long Term Incentive Plan, the ABN AMRO BU North American Long Term Incentive Plan, and any other employee share plan or long term incentive plan adopted or implemented by ABN AMRO.
      Barclays and ABN AMRO are considering the proposed treatment of options and awards under the ABN AMRO Employee Share Plans although the treatment has not, at the date of this document, been finalized.
      The following is a summary of the proposals relating to the ABN AMRO Share Award Plan and the ABN AMRO Stock Option Plans (being those employee plans under which subsisting options or awards have been granted over or in respect of ABN AMRO ordinary shares) which at the date of this document have been considered by Barclays and ABN AMRO. The summary is without prejudice to further or alternative proposals that Barclays and ABN AMRO may agree within the parameters and in the context of both the Merger Protocol and the rules of the ABN AMRO Share Award Plan and the ABN AMRO Stock Option Plans and any applicable laws. The ABN AMRO Stock Option Plans are the ABN AMRO Top Executive Stock Option Plan, the ABN AMRO Key Staff Stock Option Plan, the ABN AMRO UK Approved Stock Option Plan and the ABN AMRO Equity Option Scheme. The ABN AMRO Share Award Plan is the ABN AMRO Performance Share Plan (also comprising the ABN AMRO Restricted Share Plan).
      The normal vesting dates for outstanding awards granted under the ABN AMRO Share Award Plan, which are subject to both performance conditions and service conditions, have not yet occurred. Barclays has proposed that awards under the ABN AMRO Share Award Plan will be replaced, as permitted under the rules of those plans and subject to any applicable laws, with awards over or in respect of Barclays ordinary shares on terms satisfying the provisions of those plans and consistent with the Merger Protocol, and ABN AMRO is considering this proposal.
      Apart from certain options granted in 2005 under the ABN AMRO Stock Option Plans, all subsisting options have already vested and are therefore currently exercisable subject to any applicable laws. The intention of ABN AMRO and Barclays is that options over or in respect of ABN AMRO ordinary shares under the ABN AMRO Stock Option Plans which are not already exercisable shall vest and become exercisable in full, in accordance with and to the extent permitted by the rules of the relevant ABN AMRO Stock Option Plans, when the exchange offer becomes unconditional. After the exchange offer becomes unconditional, options not yet exercised will be exercisable for a limited period after which they will lapse. Subject to any applicable laws and the relevant terms, options to acquire ABN AMRO ordinary shares that are exercised will be satisfied in ABN AMRO ordinary shares.
      In relation to awards over or in respect of ABN AMRO ordinary shares under the ABN AMRO Share Investment and Matching Share Plan (which are not subject to performance conditions), it is intended that, as provided for in the rules of that plan and subject to any applicable laws, awards will vest in full when the exchange offer becomes unconditional.
      Barclays and ABN AMRO have agreed that the proposals that shall be agreed between them and made to holders of subsisting options and awards under the ABN AMRO Employee Share Plans in due course should not have any material incremental accounting costs for either party nor cause the €250 million cap set out in the Merger Protocol on the amount of cash payable in respect of the cash settlement or cancellation of options and awards over ABN AMRO ordinary shares to be exceeded.

ABN AMRO Ordinary Shares held by Barclays and Members of ABN AMRO Managing Board and ABN AMRO Supervisory Board
      Shareholdings of Barclays as at June 30, 2007 are as follows:

		Percentage of
	Number of	outstanding
	ABN AMRO	ABN AMRO
Barclays Entity	ordinary shares	ordinary shares

Barclays Global Investors	47,237,444	2.48%
Barclays Capital	4,735,790	0.25%
Other Barclays entities	10,285,980	0.54%

Total	62,259,214	3.27%

      None of Barclays directors and officers held any ABN AMRO ordinary shares or ABN AMRO ADSs as of June 30, 2007.
      Shareholdings of the members of the ABN AMRO Managing Board and the ABN AMRO Supervisory Board as at July 30, 2007 are as follows:

	Number of	Number of options
	ABN AMRO	for ABN AMRO
ABN AMRO Managing Board	ordinary shares	ordinary shares

Mr. Groenink	87,062	684,789
Mr. Jiskoot	69,679	410,011
Mr. Kuiper	72,668	410,011
Mr. Boumeester	85,168	213,372
Mr. Overmars	41,590	293,372
Mr. Teerlink	35,615	312,403

Total	391,782	2,323,958

Number of
ABN AMRO
ABN AMRO Supervisory Board	ordinary shares

Mr. Martinez	3,000
Mr. Olijslager	3,221
Mr. Pratini de Moreas	5,384
Mr. van den Bergh	13,112
Mr. Ruys	2,898
Mr. Scaroni	18,451

Total	46,066

      At the date of this document, no options for ABN AMRO ordinary shares are held by any of the other members of the ABN AMRO Managing Board or the ABN AMRO Supervisory Board.
Interests of ABN AMRO’s and Barclays Directors and Officers in the Combination
Interests of ABN AMRO Directors and Executive Officers
      You should be aware that certain members of the ABN AMRO Managing Board and the ABN AMRO Supervisory Board have relationships, agreements or arrangements that provide them with interests in the combination that may be in addition to or different from those of the ABN AMRO shareholders.

      ABN AMRO Managing Board Members. The Group Board of Directors is expected to include Mr. Groenink (a proposed non-executive member of the Group Board of Directors) and Mr. Boumeester (the proposed chief administrative officer of the combined group). As of the completion of the exchange offer and combination, the combined group will be managed by a Group Executive Committee consisting of eight members. The Committee is expected to include Mr. Boumeester, Mr. Overmars, the proposed chief executive officer of continental Europe and Asia of the global retail and commercial banking segment of the combined group and Mr. Teerlink, the proposed chief operating officer of the global retail and commercial banking segment of the combined group. Mr. Jiskoot is expected to become a Vice Chairman of Barclays Capital with senior responsibility for client relationships.
      Mr. Boumeester will be eligible to be considered for a discretionary annual bonus award (including mandatory deferral into Barclays Executive Share Award Scheme) and for annual participation in long term incentive plan awards under the Barclays Performance Share Plan. In respect of 2008 it has been agreed he will receive a minimum bonus (including the Executive Share Award Scheme element) of 100% of base salary (capped at 250% of annual salary) and he will be recommended for a Barclays Performance Share Plan award with an aggregate market value on the day of the award of £600,000.
      ABN AMRO Supervisory Board Members. In addition, pursuant to the terms of the Merger Protocol, Mr. Martinez, the current chairman of the ABN AMRO Supervisory Board, is expected to become the chairman of the combined group and Mr. Kramer, Ms. Maas-de Brouwer, Mr. Ruys, Mr. Olijslager, Mr. Scaroni and Mr. van den Bergh, are expected to become members of the Group Board of Directors. In addition, it is expected that ABN AMRO will nominate additional members of the ABN AMRO Supervisory Board to serve on the Group Board of Directors. Members of the ABN AMRO Supervisory Board who will serve on the Group Board of Directors are expected to be compensated for their services in accordance with Barclays fee structure for non-executive directors.
      Beneficial Ownership of ABN AMRO Securities. As of December 31, 2006, the members of the ABN AMRO Managing Board, the ABN AMRO Supervisory Board and executive management beneficially owned a total of 387,232 ABN AMRO ordinary shares, representing less than 0.02% of the total ABN AMRO ordinary shares outstanding as of that date.
Interests of the Barclays Directors and Executive Officers
      You should be aware that members of the Barclays Board and its executive management have relationships, agreements or arrangements that provide them with interests in the combination that may be in addition to or different from those of the holders of Barclays ordinary shares or Barclays ADSs. The Barclays Board was aware of these relationships, agreements and arrangements during its deliberations on the merits of the combination. See “The Transaction — Reasons for the Transaction”.
      Barclays Directors. Pursuant to the terms of the Merger Protocol, Mr. Agius, the current Chairman of the Barclays Board, is expected to become the Deputy Chairman of the Group Board of Directors and is expected to remain chairman of Barclays Bank. In addition, the Group Board of Directors is expected to include Mr. Varley (the Chief Executive Officer of Barclays), Mr. Diamond (the President of Barclays), Mr. Seegers (the Chief Executive Officer of the global retail and commercial banking segment of Barclays) and Mr. Lucas (the Group Finance Director of Barclays), each of whom serve as members of the Barclays Board prior to the effective date of the combination. In addition, certain other members of the Barclays Board are expected to serve as members of the Group Board of Directors.
      Barclays Management. As of the completion of the combination, the combined group will be managed by a Group Executive Committee consisting of eight members. The Committee is expected to be chaired by Mr. Varley, the group Chief Executive Officer of Barclays, and include Mr. Diamond, the president of Barclays, Mr. Seegers, the Chief Executive Officer of the Global Retail and Commercial Banking segment of Barclays, Mr. Idzik, the Chief Operating Officer of Barclays, and Mr. Lucas, the Group Finance Director of Barclays.

Certain Relationships and Related Party Transactions
      Except as set forth in “Background to the Transaction” of this document, neither Barclays nor, to the best of its knowledge, any of its affiliates, nor any of the current directors and executive officers of Barclays, has made any arrangement or understanding with any other person with respect to any securities of ABN AMRO, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations. Except as described in “— Background to the Transaction”, there have been no material contacts, negotiations or transactions since January 1, 2004, between Barclays or, to the best of its knowledge, any of the current directors and executive officers of Barclays or any of Barclays affiliates on the one hand, and ABN AMRO or its affiliates, on the other hand, concerning a merger, consolidation, acquisition, a tender offer or other acquisition of ABN AMRO securities, an election of ABN AMRO’s directors, or a sale or other transfer of a material amount of ABN AMRO’s assets. In the normal course of their businesses, ABN AMRO and Barclays are parties to transactions and agreements with each other. Neither Barclays, nor, to the best of its knowledge, any of the persons named in “Directors and Executive Officers of Barclays after the Combination”, nor any of its affiliates has since January 1, 2004 engaged in any transaction with ABN AMRO or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to the exchange offer. To the best of Barclays knowledge, (except as set forth in the preceding sentence and in “— Interests of ABN AMRO’s and Barclays Directors and Officers in the Combination — Interests of the Barclays Directors and Executive Officers”,) none of the persons named in “Directors and Executive Officers of Barclays after the Combination”, and none of Barclays and such persons’ respective associates and majority-owned subsidiaries own ABN AMRO ordinary shares or have engaged in any transactions in ABN AMRO ordinary shares in the past 60 days.

THE EXCHANGE OFFER
General
      Subject to the satisfaction or waiver of certain conditions, Barclays will make an exchange offer to holders of ABN AMRO ordinary shares or ABN AMRO ADSs, as the case may be, pursuant to which they will receive (subject to the Mix and Match Facility):

•	2.13 Barclays ordinary shares and €13.15 in cash for every 1 ABN AMRO ordinary share; or

•	0.5325 Barclays ADSs and €13.15 in cash (paid in US dollars) for every 1 ABN AMRO ADS.
      The cash consideration paid in respect of ABN AMRO ADSs will be U.S. dollars, based on the conversion of the Euro consideration into US dollars, net of any applicable fees and expenses, at the average exchange rate obtainable by the ADS exchange agent for the five business days preceding the date on which the cash consideration is received by the ADS exchange agent for delivery in respect of such ABN AMRO ADSs.
      Upon completion of the exchange offer, the nominal ordinary share capital of Barclays will be increased by a maximum of £1,225,319,514* from £1,636,417,968 to £2,861,737,483 as a consequence of the exchange offer. If all the holders of ABN AMRO ordinary shares, including holders of ABN AMRO ADSs, tender their securities to receive Barclays ordinary shares or Barclays ADSs, respectively, a maximum of 4,901,278,058* Barclays ordinary shares, including Barclays ordinary shares represented by Barclays ADSs, will be issued, and the number of issued Barclays ordinary shares will increase from 6,545,671,873 as at July 30, 2007 to 11,446,949,931*. The maximum of 4,012,764,544 Barclays ordinary shares offered to holders of ABN AMRO ordinary shares and ABN AMRO ADSs represents approximately 35%* of the share capital and voting rights of Barclays after the completion of the exchange offer. The issue of a maximum of 4,901,278,058* Barclays ordinary shares is not expected to affect the operations or liabilities of ABN AMRO.
      In addition to the exchange offer for the ABN AMRO ordinary shares and ABN AMRO ADSs described in this document, Barclays is offering to acquire all of the outstanding ABN AMRO DR Preference Shares. Barclays is also offering to acquire all of the outstanding ABN AMRO Formerly Convertible Preference Shares. Any holder of ABN AMRO DR Preference Shares or ABN AMRO Formerly Convertible Preference Shares should refer solely to the separate offer document and prospectus, date of even date with this document, for the terms and conditions of those offers.
Election of Exchange Alternatives
      Holders of ABN AMRO ordinary shares are presented with two options pursuant to the exchange offer: (1) the Primary Exchange; or (2) the Alternative Exchange. Holders of ABN AMRO ordinary shares tendering their ABN AMRO ordinary shares without opting validly for the Primary Exchange or the Alternative Exchange will be deemed to have accepted the Primary Exchange. The ultimate consideration for accepting holders of ABN AMRO ordinary shares will in both cases be such number of new Barclays ordinary shares and such amount of cash as may be determined in accordance with the ABN AMRO ordinary share exchange ratio and any successful elections made under the Mix and Match Facility. The Primary Exchange is likely to be preferred option for most holders of ABN AMRO ordinary shares. This is because the Barclays ordinary shares issued under the Primary Exchange will be issued into the Euroclear Nederland system via the CREST account of Euroclear Nederland and accordingly for so long as these shares remain held in the Euroclear Nederland system and certain conditions are satisfied, these shares

*	These figures are (i) calculated on the assumption that there is full acceptance of the exchange offer, (ii) based on the number of ABN AMRO ordinary shares in issue (excluding treasury shares but including all share options and awards) as at July 30, 2007, (iii) calculated on the basis of 6,545,671,873 Barclays ordinary shares being in issue on July 30, 2007 and (iv) are calculated taking into account the conditional and unconditional issuance of Barclays ordinary shares to China Development Bank and Temasek, the completion of the clawback placing and the share buy-back in full, but excluding the issue of warrants to Temasek and China Development Bank.

may be sold without any charge to United Kingdom stamp duty reserve tax or (in practice) stamp duty. In contrast, the Barclays ordinary shares issued under the Alternative Exchange will be issued via CREST (by crediting a CREST member’s account) or in certificated form rather than being issued into the Euroclear Nederland system via the CREST account of Euroclear Nederland and accordingly on any subsequent sale of those shares United Kingdom stamp duty or stamp duty reserve tax is likely to be payable. However, electing for the Alternative Exchange may enable certain holders of ABN AMRO ordinary shares to obtain a tax deferral in certain jurisdictions on the exchange of their ABN AMRO ordinary shares for Barclays ordinary shares pursuant to the exchange offer. Holders of ABN AMRO ordinary shares should carefully consider the discussion under “Taxation” in this document.
      The Primary Exchange will be effected through the use of Barclays (Netherlands), which is the company that is the intended direct holding company for ABN AMRO following completion of the exchange offer. Prior to the settlement of the exchange offer, Barclays (indirectly) owns, and after completion of all steps of the exchange offer Barclays will, directly or indirectly own, 100% of the shares of Barclays (Netherlands), which shares are held in the Euroclear Nederland system. The Primary Exchange will be effected through the use of Barclays Nominees (No. 1) Limited as appointed nominee for the holders of ABN AMRO ordinary shares and the Dutch listing and exchange agent, who will effect transactions through the Euroclear Nederland system.
      The steps involved in the Primary Exchange will be effected consecutively on the settlement date and are as follows,

(a)	By accepting the Primary Exchange, a holder of ABN AMRO ordinary shares

(i)	irrevocably instructs the nominee via his bank or broker to receive on such shareholder’s behalf, such number of Barclays (Netherlands) shares as will, after the transfer contemplated in sub-paragraph (ii) below, have a market value equal to the ABN AMRO ordinary shares he or she undertakes to tender,

(ii)	irrevocably instructs the Dutch listing and exchange agent to transfer his or her ABN AMRO ordinary shares to Barclays (Netherlands) in return, and

(iii)	irrevocably instructs the nominee to transfer, immediately after receipt by the nominee, the Barclays (Netherlands) shares to Barclays.

(b)	In exchange for the transfer to it of the Barclays (Netherlands) shares, Barclays will issue new Barclays ordinary shares and/or pay cash (as appropriate) to the ABN AMRO ordinary shareholder, completing the transaction for ABN AMRO ordinary shareholder.
      Consequently the end result of all these steps is that the ABN AMRO ordinary shares tendered are held by Barclays (Netherlands), the Barclays (Netherlands) shares which are initially transferred to the nominee are ultimately transferred to Barclays, and Barclays ordinary shares are issued and cash is paid pursuant to the exchange offer to tendering holders of ABN AMRO ordinary shares. The number of Barclays ordinary shares issued and the amount of cash paid pursuant to the exchange offer in exchange for the transfer of the Barclays (Netherlands) shares will be determined by applying the ordinary share exchange ratio and any successful elections made under the Mix and Match Facility to the number of ABN AMRO ordinary shares transferred by the holders of ABN AMRO ordinary shares to Barclays (Netherlands). The ultimate consideration will be such number of Barclays ordinary shares and such amount of cash as may be determined for accepting holders of ABN AMRO ordinary shares in accordance with the ordinary share exchange ratio and any successful elections made under the Mix and Match Facility. The Barclays ordinary shares issued in the Primary Exchange will be issued into the Euroclear Nederland system via the CREST account of Euroclear Nederland. All irrevocable instructions are subject to available withdrawal rights under the exchange offer.
      A holder of ABN AMRO ordinary shares who selects the Alternative Exchange will tender his ABN AMRO ordinary shares via his bank or broker directly to Barclays via the Dutch listing and exchange agent and in return Barclays will issue Barclays ordinary shares and/or pay cash (as appropriate) to the tendering ABN AMRO ordinary shareholder. The new Barclays ordinary shares issued directly to holders of ABN AMRO ordinary shares pursuant to the Alternative Exchange will be issued via CREST (by crediting a CREST member’s account) or in certificated form, rather than in the Euroclear Nederland system via the CREST account of Euroclear Nederland and accordingly United Kingdom stamp duty or stamp duty reserve tax is likely to be payable on any subsequent sale of those shares.
      Holders of ABN AMRO ordinary shares tendering pursuant to the Primary or Alternative Exchange should carefully consider the discussion under “Taxation”.
      Holders of ABN AMRO ADSs will not be permitted to elect exchange alternatives. Instead, ABN AMRO ADSs that have been validly tendered (or defectively tendered provided that such defect has been waived by Barclays) and not withdrawn will be exchanged for Barclays ADSs and cash in the following manner. The ADS exchange agent will surrender all such ABN AMRO ADSs to the custodian of J.P. Morgan Chase Bank, N.A., as the depositary for ABN AMRO’s ADR facility (the “ABN AMRO Depositary”), in exchange for the ABN AMRO ordinary shares underlying them. The ADS exchange agent will then tender those ABN AMRO ordinary shares to the Dutch listing and exchange agent and will elect the Primary Exchange in respect of all of them. The Barclays ordinary shares issued and cash paid in respect of those ABN AMRO ordinary shares will be delivered to the custodian of The Bank of New York, as the depositary for Barclays ADR facility (the “Depositary”). The Depositary will then issue to the ADS exchange agent Barclays ADSs in respect of the Barclays ordinary shares it has received and transmit to the ADS exchange agent the cash it has received, and the ADS exchange agent will distribute the Barclays ADSs and cash to former holders of ABN AMRO ADSs.
Mix and Match Facility
      Holders of ABN AMRO ordinary shares or ABN AMRO ADSs may elect, subject to availability, to change the proportions in which they receive Barclays ordinary shares or Barclays ADSs and cash in respect of their holdings of ABN AMRO ordinary shares or ABN AMRO ADSs under the Mix and Match Facility. That is, holders of ABN AMRO ordinary shares or ABN AMRO ADSs may request that they receive a greater proportion of cash or Barclays ordinary shares or Barclays ADSs in respect of some or all of their ABN AMRO ordinary shares or ABN AMRO ADSs than they would receive under the default terms of the exchange offer. Making an election under the Mix and Match Facility will not affect the ability of holders of ABN AMRO ordinary shares to choose between the Primary Exchange and the Alternative Exchange.
      The total number of Barclays ordinary shares, including those represented by Barclays ADSs, to be issued and the total amount of the cash consideration to be paid under the exchange offer will not be varied as a result of Mix and Match Facility. Accordingly, satisfaction of elections by holders of ABN AMRO ordinary shares or ABN AMRO ADSs under the Mix and Match Facility will depend on the extent to which other holders of ABN AMRO ordinary shares or ABN AMRO ADSs (who together form one consideration pool) make offsetting elections. If elections cannot be satisfied in full, they will be scaled down on a pro rata basis. To the extent that elections can be satisfied, holders of ABN AMRO ordinary shares or ABN AMRO ADSs will receive Barclays ordinary shares or Barclays ADSs instead of cash or vice versa on the basis of a fixed rate of €11.87 for each Barclays ordinary share and the US dollar equivalent of €47.48 for each Barclays ADS. This figure reflects the exchange price of £8.00 per Barclays ordinary share (or $64.94 per Barclays ADS), using the exchange rate of £1.00 = €1.4839 and £1 = $2.0293 as published in the Financial Times on August 2, 2007, announced in the July 23, 2007 announcement of the revised offer. Barclays ordinary shares may be trading at a lower or higher price than £8.00 at the applicable settlement date. Electing holders of ABN AMRO ordinary shares will receive the same proration of their elections regardless of whether they choose the Primary Exchange or the Alternative Exchange.
      Holders of ABN AMRO ordinary shares or ABN AMRO ADSs who make an election to receive a greater proportion of cash will receive a basic entitlement of €13.15 per ABN AMRO ordinary share or ABN AMRO ADS tendered under this election. Holders of ABN AMRO ordinary shares or ABN AMRO ADSs who elect the Mix and Match Facility will then further receive additional cash to the extent that this has been made available by other holders of ABN AMRO ordinary shares or ABN AMRO ADSs. If there is not enough cash given up to give all of a holder’s consideration in cash, then holders who elect this Mix and Match Facility will receive the balance in Barclays ordinary shares or Barclays ADSs.
      If holders of ABN AMRO ordinary shares or ABN AMRO ADSs make an election to receive a greater proportion of Barclays ordinary shares or Barclays ADSs, such holders will receive a basic entitlement of 2.13 Barclays ordinary shares per ABN AMRO ordinary share tendered under this election, or 0.5325 Barclays ADS per ABN AMRO ADS that tendered. Such holders will then further receive additional Barclays ordinary shares or Barclays ADSs to the extent that they have been made available by other holders of ABN AMRO ordinary shares or ABN AMRO ADSs who elect to receive their exchange offer consideration in cash. If there are not enough Barclays ordinary shares or Barclays ADSs given up to give all of a holder’s consideration in Barclays ordinary shares or Barclays ADSs, then such holders will receive the balance in cash.
      As a result, holders of ABN AMRO ordinary shares or ABN AMRO ADSs who make an election under Mix and Match Facility will not know the exact number of Barclays ordinary shares or Barclays ADSs or the amount of cash that they will receive until settlement of the consideration under the exchange offer. The definitive announcement of the extent to which elections under the Mix and Match Facility have been satisfied will be made no later than the applicable settlement date.
      If holders of ABN AMRO ordinary shares make no such election, they will receive the default entitlement of €13.15 in cash and 2.13 Barclays ordinary shares in respect of each ABN AMRO ordinary share tendered. If holders of holders of ABN AMRO ADSs make no such election, they will receive the default entitlement of €13.15 in cash (paid in US dollars) and 0.5325 Barclays ADS in respect of each ABN AMRO ADS tendered.
      The cash consideration paid in respect of ABN AMRO ADSs will be US dollars, based on the conversion of the Euro consideration into US dollars, net of any applicable fees and expenses, at the average exchange rate obtainable by the ADS exchange agent for the five business days preceding the date on which the cash consideration is received by the ADS exchange agent for delivery in respect of such ABN AMRO ADSs.
      Elections under the Mix and Match Facility for cash or Barclays ordinary shares in excess of the basic requirements will only be accepted in respect of whole numbers of ABN AMRO ordinary shares or ABN AMRO ADSs. The number of ABN AMRO ordinary shares or ABN AMRO ADSs in respect of which an election under the Mix and Match Facility is made represents the number of ABN AMRO ordinary shares or ABN AMRO ADSs in respect of which the holder wishes to receive either all cash or all Barclays ordinary shares or Barclays ADSs as consideration for the exchange offer. In the event that a holder purports to elect in respect of the same ABN AMRO ordinary shares or ABN AMRO ADSs, for both additional cash and additional Barclays ordinary shares or Barclays ADSs, both purported elections shall be deemed to be void, and the holder will receive the default entitlement of €13.15 in cash or the US dollar equivalent and 2.13 Barclays ordinary shares or 0.5325 Barclays ADSs for each ABN AMRO ordinary share or ABN AMRO ADS.
      If Barclays conducts a subsequent offering period, Barclays shall treat elections received (or validated or completed) during such subsequent offering period as forming a separate pool for the purposes of determining the cash and Barclays ordinary shares (including Barclays ordinary shares represented by Barclays ADSs) available to meet such elections. As a result, holders who tender their ABN AMRO ordinary shares or ABN AMRO ADSs during a subsequent offering period and elect for more cash or more Barclays ordinary shares or Barclays ADSs under the Mix and Match Facility may receive a different proportion of their preferred consideration to those who accepted during the initial offer period. However, holders who make an election during a subsequent offering period will be guaranteed to receive at least their default entitlement of €13.15 in cash or the US dollar equivalent and 2.13 Barclays ordinary shares or 0.5325 Barclays ADSs for each ABN AMRO ordinary share or ABN AMRO ADS.

Adjustment of Exchange Ratio
      The Merger Protocol contains no provision that permits either party to terminate the Merger Protocol, or that alters the exchange ratio, because the price of Barclays or ABN AMRO ordinary shares or ABN AMRO ADSs has fallen below any agreed-upon minimum price or risen above an agreed-upon maximum price. The Merger Protocol does provide for the exchange ratio to be adjusted in certain situations in order to factor into the exchange ratio the impact on the relative values of ABN AMRO ordinary shares and Barclays ordinary shares arising from certain actions.
      The ordinary share exchange ratio was determined on the basis of the number of ABN AMRO ordinary shares in issue on July 16, 2007 (excluding treasury shares but including all share options and awards) and Barclays share price, on July 20, 2007, being the last trading day prior to July 23, 2007, the date on which the revised terms of the exchange offer were announced. Depending on their terms, issuances of ordinary shares or paid-for newly granted rights to acquire the issued Barclays ordinary shares or ABN AMRO ordinary shares, as applicable (any such issuance, a “Capital Raising”), or, subject to specified exceptions, the declaration of a dividend, capital repayment or any other distribution in respect of their respective ordinary shares (any such declaration, a “Capital Return”) by either or both of ABN AMRO and Barclays may be accretive or dilutive to the value of the ABN AMRO ordinary shares and/or the Barclays ordinary shares. For this reason, the terms of the exchange offer provide for the adjustment of the ordinary share exchange ratio in the event that there are Capital Raisings or Capital Returns by either or both of ABN AMRO and Barclays between July 20, 2007 and the settlement date. The investments by China Development Bank and Temasek and the shares issued in the clawback placing and the share buyback program will not result in an adjustment to the exchange ratio.
      The adjustment seeks to address the possible impact on the ABN AMRO ordinary share price of certain Capital Raisings or Capital Returns by ABN AMRO, and the possible impact on the Barclays ordinary share price of certain Capital Raisings or Capital Returns by Barclays, such that the terms of the exchange offer continue to reflect both the ABN AMRO and Barclays understanding of the fundamental value of the exchange offer.
      The ordinary share exchange ratio shall be adjusted in accordance with the following formula (calculated to two decimal places):-
      The adjusted ordinary share exchange ratio is equal to:

((A × B × C) - D + E - ((F - C) × K))		((B × G) - H + I)
÷

F		J
      Where:

A is the ordinary share exchange ratio of 2.13 Barclays ordinary shares for each ABN AMRO ordinary share on the calculation date;

B is the Barclays ordinary share price of 713.5 pence per Barclays ordinary share on July 20, 2007 being the last business day prior to July 23, 2007, the date on which the revised terms of the exchange offer were announced;

C is the number of ABN AMRO ordinary shares in issue (excluding treasury shares) of 1,889,108,963 on a fully diluted basis on July 16, 2007;

D is the aggregate value of Capital Return(s) by ABN AMRO between July 16, 2007 and the settlement date (in Sterling);

E is the aggregate value of Capital Raising(s) by ABN AMRO between July 16, 2007 and the settlement date (in Sterling);

F is the number of ABN AMRO ordinary shares in issue on a fully diluted basis (excluding ordinary shares held as treasury shares, but includes options and share awards) on the settlement date plus all ordinary shares repurchased on July 16, 2007 to the settlement date;

G is the number of Barclays ordinary shares in issue (excluding ordinary shares held as treasury shares, but including options and share awards) of 6,643,816,834 on a fully diluted basis on July 16, 2007;

H is the aggregate value of Capital Raising(s) by Barclays between July 16, 2007 and the settlement date (in Sterling);

I is the aggregate value of Capital Return(s) by Barclays between July 16, 2007 and the settlement date (in Sterling);

J is the number of Barclays ordinary shares in issue on a fully diluted basis (excluding ordinary shares held as treasury shares, but including options and share awards) on the settlement date plus all Barclays ordinary shares repurchased on July 16, 2007 to the settlement date; and

K is €13.15 in cash.
      In the event that the ordinary share exchange ratio is adjusted in accordance with the formula above, the ADS exchange ratio will be adjusted by the same proportion.
      Both ABN AMRO and Barclays are permitted to repurchase shares at a price not exceeding the market price of the shares at the time of repurchase or, in the case of ABN AMRO, the daily reference price. Any such repurchase shall not result in an adjustment of the exchange ratio.
      In any calculation of the adjusted ordinary share exchange ratio, the £/€ exchange rate shall be the relevant reference rate as published by the European Central Bank (and quoted on its website) prevailing on the date of the Capital Return or the Capital Raising.
      The proposed dividends to be declared (paid) by Barclays and ABN AMRO relating to the financial year ended December 31, 2006 and any interim dividends in respect of the financial year commenced on January 2007 (provided any such interim dividend is consistent with the dividend policy and does not exceed reasonable market expectations as at July 20, 2007) do not fall within the definition of “Capital Returns” or “Capital Raising” and shall not result in an adjustment of the ordinary share exchange ratio.
      Any adjustment to the ordinary share exchange ratio and the ADS exchange ratio as contemplated above will be communicated to holders of ABN AMRO ordinary shares and ABN AMRO ADSs and holders of Barclays ordinary shares and Barclays ADSs by means of a public announcement and may require an extension to the initial offer period. See “The Exchange Offer — Exchange Offer Period — Extensions of the Initial Offer Period.”
Conditions
      The exchange offer is subject to the satisfaction or waiver of a number of conditions all of which must be either satisfied or waived prior to the exchange offer being declared unconditional and the expiration of the initial offer period, including, among others:

•	At least 80% of the issued ABN AMRO ordinary shares (including ABN AMRO ordinary shares represented by ADSs) have been tendered under the exchange offer or are otherwise held by Barclays;

•	No material adverse change in respect of Barclays or ABN AMRO;

•	No circumstance, occurrence or development has occurred since the date of the Merger Protocol that will constitute or constitutes: (i) suspension of or limitation in trading in the ABN AMRO ordinary shares or ABN AMRO’s convertible shares (other than on a temporary basis in the ordinary course of trading); or (ii) suspension of or limitation in trading in Barclays ordinary shares (other than on a temporary basis in the ordinary course of trading);

•	No third party has indicated an intention to take any frustrating action (as defined in the Merger Protocol);

•	All necessary filings, notifications, and applications in connection with the exchange offer have been made and all authorizations and consents have been obtained and relevant waiting periods have expired;

•	All regulatory approvals required for completion of the LaSalle Agreement (or a purchase and sale agreement with another party) in accordance with its terms have been obtained and the LaSalle Agreement with Bank of America for the sale of LaSalle has been completed in accordance with its terms or a purchase and sale agreement with another party with respect to sale of LaSalle has been completed in accordance with its terms;

•	The competent regulatory authorities in The Netherlands have given their declaration of no objection and the FSA in the United Kingdom has notified its approval of each person who will acquire control over any United Kingdom authorized person which is a member of the combined group or the relevant waiting period has expired;

•	No materially burdensome regulatory condition (as defined in the Merger Protocol) having been imposed or being reasonably likely to be imposed;

•	ABN AMRO and Barclays have received confirmation from the Dutch Central Bank that it has no objection to the parties proposal for the composition of the managing board and supervisory board of ABN AMRO Bank and the FSA has approved the appointment of the proposed directors to the Barclays Board;

•	All approvals have been received or notices have been filed under US federal or state banking laws that are necessary for completion of the exchange offer and merger and all required waiting periods have expired;

•	The European Commission has declared the exchange offer compatible with the common market or has granted its approval to the exchange offer and the applicable waiting period under the HSR Act in relation to the exchange offer has expired or been terminated;

•	Neither Barclays nor ABN AMRO has received any notification from the Dutch Central Bank or the FSA that there is likely to be a change in the supervisory, reporting or regulatory capital arrangements that will apply to the combined group;

•	The tax clearances from the relevant UK and Dutch tax authorities have not been withdrawn or amended;

•	Confirmation has been given that the Barclays ordinary shares being offered will be admitted to the Official List of the UKLA, admitted to trading on the main market for listed securities on the LSE, authorized for listing on Euronext and the TSE and the Barclays ordinary shares being offered hereby and the Barclays ADSs representing such shares have been approved for listing on the NYSE;

•	The general meetings of shareholders of Barclays have passed all agreed or required resolutions;

•	There has been no event, circumstance or series of linked events or circumstances that was not fairly disclosed in the annual reports and the annual accounts for 2006 of ABN AMRO and Barclays respectively or otherwise disclosed and that can reasonably be expected to have a negative impact on the consolidated operating income in 2006 of ABN AMRO or Barclays of respectively 5% or more;

•	The Merger Protocol has not been terminated;

•	Relevant regulatory consents to the investments by China Development Bank in Barclays ordinary shares have been obtained;

•	to the extent required, the DNB has given consent to ABN AMRO and ABN AMRO Bank in relation to a distribution relating to the LaSalle proceeds following the exchange offer;

•	no third party shall declare or reaffirm that it makes or intends to make an offer or an amended offer for shares in ABN AMRO (excluding the current offer by the Consortium on the terms and conditions as announced on July 20, 2007, but including, for example, any amendments to that offer or the terms and conditions of that offer (including an amendment in, or waiver of, any of the offer conditions), any new offer or a reaffirmation of any offer by the Consortium or any declaration in relation thereto by the Consortium). In case this offer condition is not fulfilled, Barclays may change the consideration offered in the exchange offer, provided that the change shall not comprise a decrease of the consideration offered in the exchange offer compared to the consideration offered by the exchange offer just prior to the time the change is made (for so long as the Merger Protocol is not terminated, Barclays agrees with ABN AMRO that it shall not invoke this offer condition without announcing a change to the consideration offered in the exchange offer, unless it has obtained the prior written agreement of ABN AMRO); and

•	the ABN AMRO Managing Board and the ABN AMRO Supervisory Board having confirmed in writing, and having made an appropriate press release confirming, their unanimous recommendation of the exchange offer for acceptance by the holders of ABN AMRO ordinary shares and the ABN AMRO ADSs.
      Barclays has undertaken to the China Development Bank not to waive (a) the 80% minimum acceptance condition to less than 70%, (b) any of the material adverse change conditions, or (c) any right to terminate, rescind or withdraw the exchange offer, without prior consultation with China Development Bank and having due regard to its views.
      Barclays and ABN AMRO have made all of the relevant filings globally which are now due where a consent or notification is required in respect of the exchange offer. Some such approvals have already been received (including from the FSA) and it is expected that substantially all remaining approvals will be received by the end of August 2007, and in any case prior to the expiration of the exchange offer. Until all approvals have been received, Barclays and ABN AMRO will continue to communicate and work with the appropriate regulatory authorities to ensure that all approvals are received prior to the closing date.
Terms of LaSalle Agreement
      As described above, the exchange offer is subject to, among other things, a condition that the LaSalle Agreement with Bank of America for the sale of LaSalle has been completed in accordance with its terms or a purchase and sale agreement with another party with respect to sale of LaSalle has been completed in accordance with its terms. The following is a summary of terms of the LaSalle Agreement that may be material to the proposed combination. This summary is qualified in its entirety by reference to the LaSalle Agreement, which was filed by ABN AMRO with the SEC on a Current Report on Form 6-K on April 24, 2007 and is incorporated by reference in this document. See “Where You Can Find More Information”. You should read carefully the full text of the LaSalle Agreement.
Purchase Price Adjustment
      If the sum of (i) the actual net income of LaSalle for the three months ended March 31, 2007 and (ii) the net income of LaSalle, with certain limited adjustments, for the period commencing on April 1, 2007 and concluding on the earlier of the date of the closing of the sale of LaSalle and December 31, 2007 (the “Measurement Period”), is less than the Income Threshold (as defined below), the $21 billion purchase price will be decreased by the amount of the shortfall. “Income Threshold” means at any time the amount equal to the sum of (a) the product of (x) $600 million and (y) a fraction, the numerator of which is the number of calendar days that have elapsed during the Measurement Period and the denominator of which is 274 and (b) $270 million.

Certain Pre-Closing Actions
      Prior to the closing of the sale, ABN AMRO Bank will cause LaSalle to distribute the stock of its subsidiary ABN AMRO WCS Holding Company to ABN AMRO Bank or an affiliate of ABN AMRO Bank.
      Prior to the closing of the sale, ABN AMRO Bank will convert $6,148 million of intercompany debt owed by LaSalle to ABN AMRO Bank or affiliates of ABN AMRO Bank into shares of common stock of LaSalle’s parent holding company that will be purchased by Bank of America pursuant to the LaSalle Agreement. The additional shares to be issued as a result of the conversion are included in the $21 billion purchase price, as may be adjusted as described above.
Conditions to Completing the Sale of LaSalle to Bank of America
      The obligations of Bank of America and ABN AMRO Bank to complete the sale are subject to the following material conditions:

•	receipt of approval of the Federal Reserve Board and the expiration of any waiting periods under the Bank Holding Company Act of 1956, as amended, and the HSR Act;

•	accuracy of the other party’s representations and warranties, except, (1) in the case of ABN AMRO Bank, for inaccuracies that, in the aggregate, would not have a material adverse effect on LaSalle, and that do not constitute material inaccuracies in ABN AMRO Bank’s capitalization and authority representations, and (2) in the case of Bank of America, for inaccuracies that, in the aggregate, would not materially impede Bank of America’s ability to consummate the transaction;

•	material compliance by each party with its obligations and covenants under the LaSalle Agreement; and

•	the absence of any order, injunction, decree or judgment issued by a governmental entity prohibiting the completion of the transaction, and the absence of any action by or settlement with the US Department of Justice or any US Attorney’s Office imposing a material restriction, condition or burden on LaSalle or Bank of America (including any of its subsidiaries).
      A material adverse effect on LaSalle is any event, circumstance, change or effect that has a material adverse effect on the business, results of operations or financial condition of LaSalle, but excluding any effects to the extent resulting from (1) changes in generally accepted accounting principles, regulatory accounting requirements, laws, rules or regulations applicable to depositary institutions or their holding companies generally; (2) changes in political conditions generally or in general or regional economic or market conditions affecting depositary institutions and their holding companies generally; (3) public disclosure of the LaSalle Agreement; and (4) certain actions or inactions required by the LaSalle Agreement or requested by Bank of America. In addition, a material adverse effect occurs with respect to a party if there is an event that prevents such party from consummating the transactions contemplated by the LaSalle Agreement.
Efforts to Complete the Sale of LaSalle to Bank of America
      The parties have agreed to take all commercially reasonable actions necessary or advisable to comply promptly with all legal requirements that may be imposed on such party with respect to the sale, including in connection with obtaining any third-party consent that may be required to be obtained in connection therewith, as well as to obtain any consent, authorization, order or approval of, or any exemption by, any governmental entity that is required or advisable to be obtained.
      The parties have agreed to take all commercially reasonable actions to resolve any objections that may be asserted by any governmental entity with respect to the sale, and that it would be commercially reasonable for Bank of America to take any action, or commit to take any action, or agree to any condition or restrictions, in connection with obtaining the foregoing approvals of governmental entities or third parties, unless doing so would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of LaSalle or Bank of America (measured on a scale relative to LaSalle) following the closing of the sale. The parties have also agreed that any actions, conditions or restrictions that relate to Bank of America’s compliance with the conditions in Section 3(d)(2) of the Bank Holding Company Act of 1956, as amended, or the Bank Merger Act relating to the nationwide deposit cap and to any applicable state deposit caps would be deemed not to have a such a material adverse effect.
Non-Solicitation and Solicitation Period
Non-Solicit
      In the LaSalle Agreement, ABN AMRO Bank agreed that, except for the actions permitted during the solicitation period described below, it would terminate any discussion with any person with respect to any Acquisition Proposal (as defined below). ABN AMRO Bank also agreed that, except for the actions permitted during the solicitation period described below, ABN AMRO Bank and its affiliates would not, directly or indirectly, take certain actions, including soliciting competing Acquisition Proposals or participating in discussions or negotiations relating thereto. “Acquisition Proposal” means any offer or proposal, or any indication of interest in making an offer or proposal, made by a person or group at any time which is structured to permit such person or group to acquire, directly or indirectly, beneficial ownership of LaSalle pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction, including any single or multi-step transaction or series of related transactions, in each case other than the sale of LaSalle to Bank of America, any transaction expressly permitted under the conduct of business covenants described below and any transaction involving a combination with or acquisition of ABN AMRO Bank and its affiliates substantially as a whole (but, in such latter case, would preserve the rights and obligations under the LaSalle Agreement).
Solicitation Period
      For a period beginning April 22, 2007 and continuing for 14 calendar days, ABN AMRO Bank and its representatives were permitted to solicit Acquisition Proposals from any Qualified Purchaser (as defined below) relating to the purchase of LaSalle (including by way of providing access to non-public information pursuant to a confidentiality agreement no less favorable to ABN AMRO Bank than the existing confidentiality agreement between ABN AMRO Bank and Bank of America) and conduct discussions with respect to Acquisition Proposals. “Qualified Purchaser” means any US or foreign bank or bank holding company that is reasonably capable of entering into, within the 14-day solicitation period, an alternative acquisition agreement.
      If ABN AMRO Bank had received an Acquisition Proposal from any Qualified Purchaser prior to the end of the 14-day period that ABN AMRO Bank concluded in good faith constituted a Superior Proposal (as defined below), ABN AMRO Bank was permitted to enter into an agreement with respect to such Superior Proposal. “Superior Proposal” means any bona fide Acquisition Proposal made in writing that (1) is on terms that ABN AMRO Bank determines in its good faith judgment (after taking into account all legal, financial, regulatory and other aspects of the proposal, including likelihood of consummation) is superior from a financial point of view to the LaSalle Agreement for ABN AMRO Bank’s shareholders and (2) is for cash and is not subject to any financing condition.
Match Right
      If ABN AMRO Bank had entered into an alternative agreement, Bank of America would have had a period of five business days thereafter to revise the terms of the LaSalle Agreement so that the Acquisition Proposal ceased to constitute a Superior Proposal. If Bank of America had revised the terms of the LaSalle Agreement such that ABN AMRO Bank had concluded that the alternative agreement no longer constituted a Superior Proposal, the alternative agreement would have automatically terminated (without any cost, liability or obligation to LaSalle, Bank of America or their respective subsidiaries). If during such period, Bank of America did not revise the terms of the LaSalle Agreement accordingly, ABN AMRO Bank was permitted to terminate the LaSalle Agreement, subject to payment by ABN AMRO Bank to Bank of America of a $200 million termination fee.

Termination
      The LaSalle Agreement can be terminated at any time prior to the closing of the sale by mutual consent and by either party in the following circumstances:

•	if any required regulatory approval is denied, and such denial is final and non-appealable, or any governmental entity of competent jurisdiction has issued a final, non-appealable injunction permanently enjoining or otherwise prohibiting the consummation of the sale of LaSalle to Bank of America;

•	if the closing of the sale of LaSalle to Bank of America has not occurred on or before May 1, 2008 (provided that the right to terminate the LaSalle Agreement for this reason is not available to any party whose action or failure to act was the cause of or resulted in the failure of the closing to occur on or before such date and such action or failure to act constituted a breach of the LaSalle Agreement); or

•	if there is a breach by the other party that would cause the failure of the closing conditions described above, unless the breaching party is using all commercially reasonable efforts to cure such breach.
      The LaSalle Agreement could also have been terminated pursuant to the solicitation period provisions described above.
      If the LaSalle Agreement is terminated pursuant to the termination provisions described above, neither party will have any liability or further obligation to the other party except for certain limited continuing covenants and except that any such termination will not relieve a breaching party from liability for any willful and material breach of the LaSalle Agreement.
Indemnification
      From and after the closing of the sale, ABN AMRO Bank is required to indemnify Bank of America and its officers, directors, employees, agents, advisors, representatives and affiliates for losses to the extent resulting or arising from breaches of certain of ABN AMRO Bank’s covenants, the businesses excluded from the sale of LaSalle to Bank of America, liabilities of ABN AMRO Bank to the extent not related to the business being acquired and certain specified pre-closing tax and ERISA matters.
      From and after the closing of the sale, Bank of America is required to indemnify ABN AMRO Bank and its officers, directors, employees, agents, advisors, representatives and affiliates for losses to the extent resulting or arising from breaches of Bank of America’s covenants and liabilities of LaSalle to the extent not related to the businesses excluded from the sale of LaSalle to Bank of America.
Conduct of Business Covenants
      ABN AMRO Bank has agreed that, until the earlier of the closing and the termination of the LaSalle Agreement, it will, and will cause LaSalle and each of its subsidiaries to: (1) conduct LaSalle’s business in all material respects in the usual, regular and ordinary course consistent with past practice; and (2) use commercial reasonable efforts to maintain and preserve intact the business organizations and goodwill of LaSalle’s business and such business’s current relationships with customers, regulators, employees and other persons with which such business has significant business or other relationships.
      ABN AMRO Bank has further agreed during that period not to undertake certain actions without the prior written consent of Bank of America (which may not be unreasonably withheld or delayed), including certain actions relating to indebtedness, dividends, capital expenditures, share and option transactions, sales and acquisitions of assets, compensation, employee benefits, settlement of litigation and other accounting, tax or business management policies.

Other Covenants
      Bank of America and ABN AMRO Bank have agreed to cooperate to effect on mutually acceptable terms the transfer to LaSalle of the ownership interests in two Chicago properties that were subject to a sale/leaseback arrangement with ABN AMRO.
      All intercompany debt, agreements and accounts between LaSalle, on the one hand, and ABN AMRO, on the other hand, will be repaid, settled or terminated effective as of the closing of the transaction, with the parties discussing in good faith the appropriate method to settle intercompany indebtedness and intercompany derivative contracts.
      The parties have agreed to identify and transfer between LaSalle and ABN AMRO certain funding subsidiaries.
      ABN AMRO Bank has agreed to take certain actions with respect to certain voting rights of shares of preferred stock issued by ABN AMRO North America Holding Company and its subsidiaries.
      The parties have agreed to certain other customary covenants.
Representations and Warranties
      The LaSalle Agreement contains customary representations and warranties for transactions of this type, including representations by ABN AMRO Bank as to corporate organization, capitalization, requisite corporate authority to enter into the agreements contemplated by the sale, consents and approvals, regulatory filings, financial statements, undisclosed liabilities, absence of certain changes since December 31, 2006, legal proceedings, tax and employee benefit matters, compliance with law, material contracts, investment securities and derivative instruments, environmental matters, insurance, properties, intellectual property, sufficiency of assets, investment advisor and broker/dealer subsidiaries, intercompany arrangements, divested businesses and broker’s fees.
Choice of Law and Jurisdiction
      The LaSalle Agreement provides that it is to be interpreted, construed and governed by New York law.
      The parties agreed to submit to the exclusive jurisdiction of the federal courts in New York (or if federal court jurisdiction is not available, New York state court) in respect of any claim, dispute or controversy relating to or arising out of the negotiation, interpretation or enforcement of the LaSalle Agreement.
Investments by China Development Bank and Temasek
      On July 23, 2007 the Barclays Board also announced an investment by China Development Bank and Temasek of up to €13.4 billion (£9 billion) in Barclays through the subscription by China Development Bank and Temasek for Barclays ordinary shares. This investment allows Barclays to build on its long-standing relationship with China Development Bank, making it now a strategic partner and strategic investor and makes Temasek a major shareholder. The management of Barclays believes there are substantial benefits for each of Barclays, China Development Bank and Temasek as a result of these arrangements.
Investment by China Development Bank
      China Development Bank will invest a total of €8.5 billion (£5.8 billion) in the combined group and has entered into a strategic partnership with Barclays which establishes a framework for their strategic co-operation. Barclays will assist and advise China Development Bank in its evolution into a commercially operated financial institution. The two parties will jointly exploit international business opportunities, including:

•	cross-referral of clients, when the clients’ needs can better be met by the other partner;

•	extensive training and talent management. China Development Bank will use Barclays global presence to identify and to recruit talent outside China, and will benefit from the provision of extensive training and the regular secondment of managers from Barclays; and

•	collaboration in commodities products, where Barclays Capital is already established as one of the world’s leading firms;
      In addition, China Development Bank will use Barclays Global Investors as one of its preferred asset managers. Both parties have agreed to co-operate where further opportunities to develop new markets and products in the region are identified. Barclays will provide expertise and advice in fields including risk management, corporate governance and IT strategy and procurement.
      Barclays and China Development Bank have agreed that:

•	China Development Bank will invest €2.2 billion (£1.5 billion) in Barclays through an unconditional subscription of 201 million new Barclays ordinary shares, or approximately 3.1% of Barclays existing issued share capital, at a price of £7.20 per share on August 14, 2007;

•	China Development Bank will also invest a further €6.4 billion (£4.3 billion) (using the exchange rate of £1.00 = €1.4839, as published by the Financial Times on August 2, 2007) in Barclays through a conditional investment agreement at a price of £7.40 per new ordinary share conditional on the combination with ABN AMRO completing (it is a condition to the conditional investment of €6.4 billion (£4.3 billion), and the consummation of the exchange offer, that the relevant regulatory consents to China Development Bank’s investment be obtained);

•	On July 23, 2007, China Development Bank purchased warrants in respect of 61 million new Barclays ordinary shares with an exercise price of £7.80 per share. The warrants become exercisable only if the exchange offer becomes unconditional and are exercisable for a period of two years thereafter. If the warrants were exercised in full, China Development Bank’s shareholding in the combined group would rise by approximately 0.5%;

•	China Development Bank will be entitled to nominate a non-executive director to the Barclays Board;

•	China Development Bank will be free to acquire additional shares in Barclays on the open market subject to a standstill agreement limiting its shareholding to below 10% for three years from July 23, 2007; and

•	China Development Bank has agreed not to enter into a business collaboration agreement of a similar nature with another major banking institution with global operations.
Investment by Temasek
      Temasek agreed to become a major shareholder in Barclays and will invest a total of €3.1 billion (£2.1 billion) in the combined group. The key terms of the Temasek investment are set out below.

•	Temasek will invest €1.4 billion (£1.0 billion) (using the exchange rate of £1.00 = €1.4839, as published by the Financial Times on August 2, 2007), or approximately 2.1% of Barclays existing issued share capital, in Barclays through an unconditional placing of 135 million new Barclays ordinary shares at a price of £7.20 per share on August 14, 2007;

•	Temasek will also invest a further €1.7 billion (£1.1 billion) in Barclays shares at a price of £7.40 per share conditional on the merger completing;

•	On July 23, 2007, Temasek purchased warrants in respect of 61 million Barclays ordinary shares with an exercise price of £7.80 per share. If the warrants were exercised in full, Temasek’s shareholding would rise by approximately 0.5%; and

•	Temasek will be entitled to nominate a non-executive director to the Barclays Board if the merger becomes unconditional.
Other
      Any material revision to the financial terms of the exchange offer would require the consent of China Development Bank and Temasek.
Clawback Placing
      Of the Barclays ordinary shares which China Development Bank and Temasek have conditionally agreed to acquire, up to 229,729,730 were made available by way of a clawback placing, targeted at certain Barclays shareholders outside of the United States, at a price of £7.40 per share. Applications for subscription under the clawback placing resulted in the allocation of 153,772,445 shares at a price of £7.40 per share (representing £1.1 billion of Barclays ordinary shares) to existing Barclays shareholders and certain other institutional investors. As a result of this placing, China Development Bank and Temasek have been scaled back such that conditional upon the completion of the exchange offer, China Development Bank will now subscribe for a total of 582 million Barclays ordinary shares at a price of £7.40 per share (representing £4.3 billion of Barclays ordinary shares), and Temasek will subscribe for a total of 153 million Barclays ordinary shares at a price of £7.40 per share (representing £1.1 billion of Barclays ordinary shares). Assuming that the exchange offer is competed, China Development Bank will, upon completion, own approximately 6.8% and Temasek will own approximately 2.5% of the issued share capital of the combined group.
Share Buy-Back Program
      The total proceeds from the unconditional issuance of Barclays ordinary shares to China Development Bank and Temasek on August 14, 2007 will amount to €3.6 billion (£2.4 billion) and this amount is unconditionally committed. In the event that the exchange offer is not consummated, China Development Bank and Temasek nonetheless will already have purchased the first unconditional tranche of their investment, equal to approximately 5.2% of Barclays existing share capital. On July 23, 2007, the Barclays Board announced the share buy-back program to minimize the dilutive effect on the existing Barclays shareholders of the issuance of Barclays ordinary shares to China Development Bank and Temasek. The share buy-back program will occur irrespective of whether the exchange offer is completed. The share buy-back program will commence on August 6, 2007 and will be conducted in full compliance with applicable U.K. and Dutch laws and regulations and will be subject to oversight by the U.K. Financial Services Authority. The share buy-back program will be conducted on market by JPMorgan Cazenove as an independent third party on behalf of Barclays pursuant to Barclays existing general shareholder authority. Pursuant to the share buy-back program, JPMorgan Cazenove has been instructed to repurchase a number of Barclays ordinary shares equal to the lesser of: (1) such number of Barclays ordinary shares as will be issued to China Development Bank and Temasek in the unconditional portion of their subscription (336.8 million shares) and (2) such numbers of Barclays ordinary shares as JPMorgan Cazenove is able to acquire using the proceeds from the proceeds from the unconditional subscription by China Development Bank and Temasek (€3.6 billion (£2.4 billion)). The existing authority for Barclays to purchase its own shares was granted at the Barclays Annual General Meeting on April 26, 2007, and if a resolution is passed at the Barclays Extraordinary General Meeting, will (subject to the combination becoming effective) be substituted by the authority granted pursuant to such resolution. The share buy-back program will be suspended during the 10 trading days prior to the expiration of the exchange offer acceptance period (as it may be extended from time to time).

Source and Amount of Funds
      Barclays will finance the Cash Consideration of the exchange offer pursuant to the clawback placing to certain existing Barclays shareholders and other institutional investors from the following sources:

•	Proceeds of the sale of LaSalle. Barclays proposes to use approximately €12 billion of capital released from the sale of LaSalle to Bank of America, previously intended to be returned to Barclays shareholders post the combination, to repay borrowings incurred in order to fund part of the Cash Consideration.

•	Conditional Investments. As described above, €8.1 billion of the Cash Consideration will be funded by the conditional investments by China Development Bank and Temasek.

•	Clawback Placing. As described above, €1.7 billion of the Cash Consideration will be funded by subscription pursuant to the clawback placing to certain existing Barclays shareholders and other institutional investors.

•	Available Cash Resources. Barclays will fund approximately €3 billion of the Cash Consideration from available cash resources.
Exchange Offer Period
General
      The initial offer period of the exchange offer will commence on August 7, 2007 and expire at 9:00 a.m. New York City Time (3:00 p.m. Amsterdam Time) on October 4, 2007, unless the initial offer period is extended by Barclays.
Announcement of the Results of the Exchange Offer and Declaring the Exchange Offer Unconditional
      Unless the initial offer period is extended, Barclays will determine within five Euronext trading days following the expiration of the initial offer period on October 4, 2007, whether the exchange offer conditions have been fulfilled or are to be waived and will announce whether (i) the exchange offer has been declared unconditional, (ii) there is still uncertainty as to the fulfilment of any of the exchange offer conditions, or (iii) the exchange offer is terminated, as a result of the exchange offer conditions not having been fulfilled or waived. Announcements will be made by means of a press release on the Dow Jones News Service, among others, and, to the extent required under applicable rules and regulations, by publication in the Daily Official List of Euronext and at least two Dutch national newspapers. In addition, notice will be posted on www.barclays.com.
      If one or more of the offer conditions described in this document under “— Conditions” is not fulfilled at the time the exchange offer is due to expire, Barclays may, with the prior written consent of ABN AMRO, extend the period of time for which the exchange offer is open to allow for all the conditions listed above under “— Conditions” to be satisfied if possible or, to the extent permitted, waived. In accordance with Dutch law, Barclays may extend the period of time for which the exchange offer is open for a period of between two and ten weeks.
      If Barclays extends, terminates, withdraws or declares the exchange offer unconditional (in accordance with applicable law), Barclays will notify the ADS exchange agent and the Dutch listing and exchange agent by written notice or oral notice confirmed in writing.
Extensions of the Initial Offer Period
      If Barclays decides to extend the initial offer period, it will also make an announcement to that effect no later than the third Euronext trading day after the previously scheduled expiration date of the initial offer period. Barclays will announce any extension of the initial offer period by issuing a press release on, among others, the Dow Jones News Service and by publication in the Daily Official List of Euronext and at least two Dutch national newspapers. In addition, notice will be posted on www.barclays.com. During an extension of the initial offer period, any ABN AMRO ordinary shares or ABN AMRO ADSs validly tendered (or defectively tendered provided that such defect has been waived by Barclays) and not properly withdrawn will remain subject to the exchange offer, subject to the right of each holder to withdraw the ABN AMRO ordinary shares or ABN AMRO ADSs he or she has already tendered in the manner described in this document.
      If Barclays extends the period of time during which the initial offer period is open, the offer will expire at the latest time and date to which Barclays extends the initial offer period.
      Subject to the requirements of Dutch tender offer regulations and the US federal securities laws (including US federal securities laws which require that material changes to the offer be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Barclays may choose to make any public announcement, Barclays will have no obligation to communicate any public announcement other than as described above.
      Barclays will extend the initial offer period if Barclays changes the consideration being offered within 10 US business days of the then-scheduled expiration date of the initial offer period, so that the initial offer period will expire no less than 10 US business days after the publication of the change. If, prior to the expiration date of the initial offer period, Barclays changes the consideration being offered in the exchange offer, the change will be applicable to all holders of ABN AMRO ordinary shares or ABN AMRO ADSs whose ABN AMRO ordinary shares or ABN AMRO ADSs are accepted for exchange pursuant to the exchange offer, whether or not those ABN AMRO ordinary shares or ABN AMRO ADSs were tendered prior to the change.
      Barclays will also extend the exchange offer, to the extent required by applicable Dutch tender offer regulations or US federal securities laws, if Barclays:

•	makes a material change to the terms of the exchange offer, other than a change in the consideration being offered in the offer; or

•	makes a material change in the information concerning the exchange offer.
Waiver of the Minimum Acceptance Condition
      Barclays reserves the right to waive the minimum acceptance condition, subject to its obligation under the Conditional Investment Agreement to consult with China Development Bank, having due regard to its views, if Barclays wishes to waive the minimum acceptance condition at a percentage less than 70% and to its obligation under the Merger Protocol to obtain the approval of the ABN AMRO Supervisory Board if Barclays wishes to waive the minimum acceptance condition at a percentage less than 50%.
      If Barclays wishes to waive the minimum acceptance condition at a percentage in excess of 50%, it may choose to do so according to the following procedure. Barclays would make an announcement at least five US business days prior to the expiration of the exchange offer indicating that it may waive the minimum acceptance condition and the percentage of ABN AMRO ordinary shares (including ABN AMRO ordinary shares underlying ABN AMRO ADSs) that would need to have been tendered or otherwise held by Barclays in order for Barclays to waive the minimum acceptance condition if it elects to waive the minimum acceptance condition. Any such announcement will be made through a press release and by placing an announcement in a newspaper of national circulation in the United States. ABN AMRO ordinary shares and ABN AMRO ADSs will be capable of withdrawal until the expiration of the exchange offer, and the announcement that Barclays may waive the minimum acceptance condition will advise shareholders to withdraw their acceptances immediately if their willingness to accept the offer would be affected by such waiver. After the exchange offer expires, Barclays will determine the number of ABN AMRO ordinary shares and ABN AMRO ADSs that have been validly tendered (or defectively tendered provided that such defect has been waived by Barclays) and not withdrawn, and following completion of this process Barclays will determine whether to waive the minimum acceptance condition in accordance with the terms of the previous announcement. In the event that Barclays does waive the minimum acceptance condition pursuant to this procedure Barclays will provide a subsequent offering period, as described below, lasting not less than five US business days.
      ABN AMRO shareholders should note that because the procedure described in the previous paragraph would allow Barclays to waive the minimum acceptance condition after the initial offer period has closed, and any ABN AMRO ordinary shares or ABN AMRO ADSs tendered during the initial offer period will not be capable of withdrawal following the closing of the initial offer period, shareholders will not be able to withdraw tendered ABN AMRO ordinary shares or ABN AMRO ADSs after Barclays announces that it has determined to waive the minimum acceptance condition. However, ABN AMRO shareholders will have had the opportunity to withdraw tendered ABN AMRO ordinary shares or ABN AMRO ADSs for at least five US business days after Barclays announces that it may waive the minimum acceptance condition, and Barclays would only use this procedure to waive the minimum acceptance condition at a percentage that would still result in Barclays controlling ABN AMRO following completion of the exchange offer.
      If Barclays waives the minimum acceptance condition and, after any subsequent offering period has expired, Barclays still does not have the applicable threshold amount of ABN AMRO shares to implement one of the squeeze-out procedures described under “Post-Closing Restructuring” below, the process to acquire the remaining outstanding ABN AMRO ordinary shares (including ABN AMRO ordinary shares represented by ABN AMRO ADSs) will be subject to additional uncertainty and possible further delay as described in “Post-Closing Restructuring” below.
      As described in “Post-Closing Restructuring” below, if Barclays does not acquire 95% of the issued and outstanding ordinary share capital of ABN AMRO, two supervisory directors will be appointed to the supervisory board of ABN AMRO and ABN AMRO Bank who will have the special responsibility of safeguarding the interests of minority shareholders. These directors would supervise all transactions between ABN AMRO and Barclays outside the ordinary course of business including steps taken with a view to realise synergies. The impact of a waiver of the minimum acceptance condition on Barclays ability to realise synergies and integrate the two businesses is therefore not expected to be significant as the governance arrangements in place to safeguard shareholders’ interests will be the same at any acceptance level below 95%.
      Were Barclays to acquire over 50% but less than 100% of the shares in ABN AMRO, ABN AMRO would still be a subsidiary of Barclays but Barclays would issue fewer of its shares in exchange for a reduced stake in ABN AMRO. Barclays would continue to consolidate from the date of completion of the combination all of the assets and liabilities in ABN AMRO at their fair value. However, the percentage of the net assets acquired by Barclays would be reduced and therefore the goodwill acquired would also be reduced. Minority interests in shareholders equity would increase and a higher percentage of the profit after tax would be allocated to minority interests. The larger the minority stake, the larger those adjustments would be.
      Alternatively, Barclays may waive the minimum acceptance condition at any percentage including at 50% or less, by announcing that it has waived the minimum acceptance condition at any time prior to the exchange offer being declared unconditional, disseminating such information about the waiver as necessary to inform shareholders of its consequences, and holding the initial offer period open (including by extending the initial offer period if necessary) for at least five US business days following the waiver.
Subsequent Offering Period
      If the exchange offer is declared unconditional, Barclays reserves the right to provide a subsequent offering period of not less than three US business days and up to 15 Euronext trading days, but in no event more than 20 US business days in length, following the date the exchange offer is declared unconditional. In the event that Barclays waives the minimum acceptance condition at a percentage in excess of 50% pursuant to the procedure described in the second paragraph under “ Exchange Offer Period — Reduction of the Minimum Acceptance Condition”, Barclays will be required to provide such a subsequent offering period. A subsequent offering period is an additional period of time, following the date the exchange offer is declared unconditional, during which any holder of ABN AMRO ordinary shares or ABN AMRO ADSs may tender their ABN AMRO ordinary shares or ABN AMRO ADSs not tendered in the exchange offer. A subsequent offering period, if one is provided, will commence immediately after the exchange offer is declared unconditional and is not an extension of the exchange offer, which already will have expired, and ABN AMRO ordinary shares or ABN AMRO ADSs previously tendered and accepted for exchange in the exchange offer will not be subject to any further withdrawal rights. A subsequent offering period, if one is provided, will not affect the timing of the acceptance and delivery of ABN AMRO ordinary shares or ABN AMRO ADSs previously tendered and accepted for exchange in the exchange offer, as described below under the heading “— Settlement and Delivery of Securities”. During the subsequent offering period, tendering shareholders will not have withdrawal rights.
      The default exchange ratios will be the same during any subsequent offering period as during the initial offer period, and the Mix and Match Facility will be available during any subsequent offering period. The extent to which a holder who makes an election under the Mix and Match Facility during a subsequent offering period receives the consideration that the holder elected for will depend on the elections made by other holders tendering during the subsequent offering period (and not on elections made by holders who tendered during the initial offer period).
      The Mix and Match Facility is conditional upon the exchange offer becoming or being declared unconditional in all respects. The Mix and Match Facility will lapse if the exchange offer lapses or expires. Any subsequent offering period will be announced simultaneously with an announcement that the exchange offer has been declared unconditional.
Procedure for Tendering and Electing
      You must follow the procedures described below in a timely manner in order to tender your ABN AMRO ordinary shares or ABN AMRO ADSs. The method of delivery of ordinary share forms of acceptance, ADS letters of transmittal, ADRs and any other documents (including documents required pursuant to the procedures of the bank, broker or other nominee through which you hold your ABN AMRO ordinary shares or ABN AMRO ADSs) is at your option and risk, and the delivery will be deemed made only when actually received by the addressee. In all cases, you should allow sufficient time to ensure timely delivery. Please do not send any ordinary share forms of acceptance, ADS letters of transmittal or other documents to Barclays directly.
Registered Holders of ABN AMRO ordinary shares
      If you hold your ABN AMRO ordinary shares as the registered holder, you may tender your ABN AMRO ordinary shares to ABN AMRO Bank, the Dutch listing and exchange agent, by following the procedures set forth in the appropriate version of the ordinary share deed of transfer you received with this document. If you wish to elect for the Primary Exchange, you should use the version of the ordinary share form of acceptance marked “Primary Exchange”, and if you wish to elect for the Alternative Exchange, you should use the version of the ordinary share form of acceptance marked “Alternative Exchange”. The form should be completed, signed and returned so as to reach the Dutch listing and exchange agent not later than 9:00 a.m. New York City Time (3:00 p.m. Amsterdam Time) on the expiration date of the initial offer period, as it may be extended by Barclays.
No Guaranteed Delivery Procedure
      If you are a registered holder of ABN AMRO ordinary shares and you wish to tender them in the exchange offer, you must validly tender them to the Dutch listing and exchange agent prior to the expiration of the exchange offer. There is no guaranteed delivery procedure open to registered holders of ABN AMRO ordinary shares.

Making an Election under the Mix and Match Facility
      If you are a registered holder of ABN AMRO ordinary shares, you may make an election under the Mix and Match Facility by validly completing the section of the appropriate version of the ordinary share deed of transfer you received with this document and tender your ABN AMRO ordinary shares to the Dutch listing and exchange agent in accordance with the procedures described above and in the appropriate version of the ordinary share deed of transfer you received with this document.
Registered Holders of ABN AMRO ADSs
      If you hold your ABN AMRO ADSs as the registered holder, either in ADR form or in uncertificated form through DRS, you may tender your ABN AMRO ADSs to the ADS exchange agent by following the procedures set forth in the ADS letter of transmittal you received with this document. The ADS letter of transmittal should be properly completed and executed and returned so as to reach the ADS Exchange Agent no later than 9:00 a.m. New York City Time (3:00 p.m. Amsterdam Time) on the expiration date of the initial offer period, as it may be extended by Barclays, or the subsequent offering period, if one is provided by Barclays.
Guaranteed Delivery Procedures
      If you are a registered holder of ABN AMRO ADSs and you wish to tender them in the exchange offer, but your ABN AMRO ADSs are not immediately available or time will not permit them to be validly tendered to the ADS exchange agent prior to the expiration of the exchange offer, you may nevertheless properly tender your ABN AMRO ADSs if all the following conditions are satisfied:

•	your tender is made by or through an eligible institution (as that term is defined in the ADS letter of transmittal you received with this document);

•	a properly completed and duly executed notice of guaranteed delivery substantially in the form provided with this document, is received by the ADS exchange agent as provided in the instructions thereto prior to the relevant expiration date; and

•	a duly executed letter of transmittal, together with any ADRs or other required documentation as described in the ADS letter of transmittal, is received by the ADS exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery. A NYSE trading day is a day on which the NYSE is open for business.
Making an Election under the Mix and Match Facility
      If you are a registered holder of ABN AMRO ADSs, you may make an election under the Mix and Match Facility by validly completing the section of the ADS letter of transmittal entitled “Mix and Match Election” and tendering your ABN AMRO ADSs to the ADS exchange agent in accordance with the procedures described above and in the ADS letter of transmittal.
Other Holders of ABN AMRO Ordinary Shares and ABN AMRO ADSs
      If you hold your ABN AMRO ordinary shares or ABN AMRO ADSs in street name through a bank, broker or other nominee, you must follow the procedures of your bank, broker or other nominee in order to tender your ABN AMRO ordinary shares or ABN AMRO ADSs (including through a notice of guaranteed delivery, if applicable) or to make an election under the Mix and Match Facility. If you follow those procedures in a timely manner, your bank, broker or other nominee (or any nominee through which your bank, broker or other nominee ultimately holds your ABN AMRO ordinary shares or ABN AMRO ADSs) will in turn tender your ABN AMRO ordinary shares or ABN AMRO ADSs, and convey any election you have made under the Mix and Match Facility, to the Dutch listing and exchange agent or the ADS exchange agent, respectively.

Restrictions on Tendered ABN AMRO Ordinary Shares and ABN AMRO ADSs
      Tendered ABN AMRO ordinary shares and ABN AMRO ADSs will be held in an account controlled by the Dutch listing and exchange agent and the ADS exchange agent, respectively, and consequently you will not be able to sell, assign, transfer or otherwise dispose of such securities until such time as (i) you withdraw your ABN AMRO ordinary shares or ABN AMRO ADSs from the exchange offer; (ii) your ABN AMRO ordinary shares or ABN AMRO ADSs have been exchanged in the manner set out in this document (subject to the terms and conditions of the exchange offer) for Barclays ordinary shares or Barclays ADSs (in which case you will only be able to sell, assign, transfer or otherwise dispose of the Barclays ordinary shares or Barclays ADSs received in respect of your ABN AMRO ordinary shares or ABN AMRO ADSs); or (iii) your ABN AMRO ordinary shares or ABN AMRO ADSs have been returned to you if the exchange offer is terminated or because they were not accepted for exchange.
Withdrawal Rights
General
      ABN AMRO ordinary shares and ABN AMRO ADSs tendered for exchange may be withdrawn at any time prior to the expiration of the initial offer period, including during any extension of the initial offer period. Barclays may terminate withdrawal rights once all conditions to the offer are satisfied and/or waived. The minimum acceptance condition may be reduced or waived by Barclays. See “The Exchange Offer — Exchange Offer Period — Reduction of the Minimum Acceptance Condition.”
      Withdrawal rights will not be extended during the subsequent offering period, if one is provided by Barclays. Withdrawal rights will not be offered during the period between the expiration of the initial offer, as it may be extended by Barclays and the commencement of any subsequent offer period, if one is provided by Barclays on the terms described in this document.
Withdrawal of Tendered ABN AMRO Ordinary Shares
      If you hold your ABN AMRO ordinary shares as the registered holder and tendered them to the Dutch listing and exchange agent, you may withdraw your ABN AMRO ordinary shares by delivering a properly completed and duly executed notice of withdrawal to the Dutch listing and exchange agent prior to the expiration of the initial offer period (or such earlier date as announced by Barclays if Barclays effectively reduces or waives the minimum condition as described in this document).
      If you hold your ABN AMRO ordinary shares in street name though a bank, broker or other nominee and you tendered them pursuant to the procedures of your bank, broker or other nominee, you must follow the bank’s, broker’s or other nominees procedures in order to withdraw your ABN AMRO ADSs.
Withdrawal of Tendered ABN AMRO ADSs
      If you hold your ABN AMRO ADSs as the registered holder, either in ADR form or through DRS, and you tendered them to the ADS exchange agent, you may withdraw your ABN AMRO ADSs by delivering a properly completed and duly executed notice of withdrawal (guaranteed by an eligible guarantor institution if you were required to obtain a signature guarantee for the ADS letter of transmittal pursuant to which you tendered your ABN AMRO ADSs) to the ADS exchange agent prior to the expiration of the initial offer period (or such earlier date as announced by Barclays if Barclays effectively reduces or waives the minimum condition as described in this document).
      If you hold your ABN AMRO ADSs in street name though a bank, broker or other nominee and you tendered them pursuant to the procedures of your bank, broker or other nominee, you must follow the bank’s, broker’s or other nominee’s procedures in order to withdraw your ABN AMRO ADSs.

Other
      None of Barclays, ABN AMRO, the ADS exchange agent, the Dutch listing and exchange agent, the information agent, the dealer manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal nor will any of them incur any liability for failure to give any notification. Any ABN AMRO ordinary shares or ABN AMRO ADSs properly withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer. However, you may re-tender withdrawn ABN AMRO ordinary shares or ABN AMRO ADSs by following one of the procedures discussed under “The Exchange Offer — Procedure for Tendering and Electing” at any time prior to the expiration of the initial offer period or the subsequent offering period, if one is provided by Barclays.
Validity of the Tendered Securities
      Barclays will determine questions as to the validity, form, eligibility, including time of receipt, and acceptance for exchange of any tender of ABN AMRO ordinary shares or ABN AMRO ADSs, in its sole discretion and Barclays determination shall be final and binding. Barclays reserves the right to reject any and all tenders of ABN AMRO ordinary shares or ABN AMRO ADSs that it determines are not in proper form or the acceptance of or exchange for which may be unlawful. No tender of ABN AMRO ordinary shares or ABN AMRO ADSs will be deemed to have been validly made until all defects and irregularities in tenders of ABN AMRO ordinary shares have been cured or waived. Barclays interpretation of the terms and conditions of the exchange offer, including the acceptance forms and instructions thereto, will be final and binding.
Fractional Shares
      No fractional entitlements to Barclays ordinary shares or Barclays ADSs issued in the exchange offer will be delivered to persons who validly tender and deliver ABN AMRO ordinary shares or ABN AMRO ADSs in the exchange offer. Each Admitted Institution that receives newly-issued Barclays ordinary shares as part of the exchange process (or, in the case of registered holders of ABN AMRO ordinary shares, the Dutch listing and exchange agent), and the ADS exchange agent as recipient of the newly-issued Barclays ADSs, will round any fractional entitlements down in accordance with their usual practice and sell the aggregate fractional entitlements in the secondary market (although in certain cases an Admitted Institution may have in place arrangements with its clients that would allow it to round fractional entitlements up instead and receive payment from the clients in respect of the differential). The amount in Euro (in the case of the Primary Exchange), pounds sterling (in the case of the Alternative Exchange) or dollars (in the case of fractional Barclays ADSs) that holders will receive in respect of fractional entitlements will be based on the average price, net of expenses, at which the fractional entitlements are sold in the secondary market.
Settlement and Delivery of Securities
Initial Offer Period
Delivery of Barclays ordinary shares and cash
      If the conditions referred to under “— Conditions” have been fulfilled or, to the extent permitted, waived and the exchange offer is declared unconditional, Barclays will accept for exchange and will procure the exchange in the manner set out in this document of all ABN AMRO ordinary shares that have been validly tendered (or defectively tendered provided that such defect has been waived by Barclays) and not withdrawn pursuant to the terms of the exchange offer during the initial offer period, and deliver or procure the delivery of Barclays ordinary shares and cash for the account of the tendering registered holders by no later than five Euronext trading days after the exchange offer is declared unconditional.

Delivery of Barclays ADSs and cash
      Subject to the terms and conditions of the exchange offer, upon Barclays acceptance of the ABN AMRO ordinary shares represented by ABN AMRO ADSs tendered in the exchange offer, confirmation from the Depositary of receipt of the applicable number of Barclays ordinary shares to be represented by the Barclays ADSs to be issued in the exchange offer by the Depositary and receipt by the ADS exchange agent of the cash to be paid in the exchange offer, the ADS exchange agent will deliver the applicable whole number of Barclays ADSs, together with the cash consideration and any cash in respect of fractional entitlements to Barclays ADSs, to the tendering holders of ABN AMRO ADSs through DRS, in the case of holders who were registered holders of ABN AMRO ADSs (regardless of whether they held them in ADR form or through DRS), or to the relevant bank’s, broker’s or other nominee’s account with the Depository Trust Company, in the case of holders who held their ABN AMRO ADSs in street name.
Subsequent Offering Period
      If a subsequent offering period is announced by Barclays, holders of ABN AMRO ordinary shares and ABN AMRO ADSs who have tendered and delivered their securities to Barclays during the subsequent offering period will receive their Barclays ordinary shares or Barclays ADSs and cash promptly following the expiration of the subsequent offering period.
Other
      Under no circumstances will interest be paid on the exchange of ABN AMRO ordinary shares or ABN AMRO ADSs, regardless of any delay in making the exchange or any extension of the exchange offer. The cash consideration paid for each ABN AMRO ADS that is validly tendered (or defectively tendered provided that such defect has been waived by Barclays) and not properly withdrawn, will be US dollars, based on the conversion of the Euro consideration into US dollars, net of any applicable fees and expenses, at the average exchange rate obtainable by the ADS exchange agent for the five business days preceding the date on which the cash consideration is received by the ADS exchange agent for delivery in respect of such ABN AMRO ADSs.
Dividend Payments
      The Barclays ordinary shares to be issued in connection with the exchange offer, including the Barclays ordinary shares to be represented by Barclays ADSs, will have the same dividend rights as the other currently outstanding Barclays ordinary shares.
Barclays
      Barclays announced an interim dividend of 11.5 pence per Barclays ordinary share in respect of the 2007 financial year on July 23, 2007. The ex-dividend date for such interim dividend is August 15, 2007, and its record date is August 17, 2007. The interim dividend is expected to be paid on October 1, 2007. The Barclays ordinary shares issued pursuant to the exchange offer will not rank for this dividend, although the Barclays ordinary shares which China Development Bank and Temasek have unconditionally agreed to purchase will have been subscribed for by the record date and therefore will rank for this dividend.
ABN AMRO
      ABN AMRO announced an interim dividend of €0.58 in respect of the 2007 financial year on July 30, 2007. The ex-dividend date for such interim dividend is July 31, 2007, and its record date is August 2, 2007. The interim dividend is expected to be paid on or about August 27, 2007, for holders of ABN AMRO ordinary shares and on or about September 4, 2007 for holders of ABN AMRO ADSs and holders of ABN AMRO ordinary shares and ABN AMRO ADSs will be able to receive and retain such dividend. The dividend will not affect the ordinary share exchange ratio.

The Combined Group
      Assuming the settlement date occurs on or before the record date for the Barclays final dividend for 2007, which is expected to be in early March 2008, the first dividend payable to holders of Barclays ordinary shares or Barclays ADSs is expected to be the Barclays final dividend for 2007, which is expected to be payable in late April 2008.
Dividend Election Mechanism
      Following the effective date of the combination, the combined group will present financial statements in Euro and will declare dividends in Euro. Barclays shareholders will be able to elect to receive dividends paid in Euro or Sterling. Accepting ABN AMRO ordinary shareholders who receive Barclays ordinary shares (other than those who validly elect to receive the Alternative Exchange under the exchange offer) will receive dividends paid in Euro unless they validly elect to receive dividends paid in Sterling. Existing Barclays holders of ordinary shares will continue to receive dividends paid in Sterling unless they validly elect to receive dividends paid in Euro. The availability of the dividend currency election may be suspended or terminated by the Barclays Board at any time without notice, for any reason and without financial recompense.
      Holders of Barclays ADSs in the combined group will receive dividends paid in US dollars converted at the then prevailing market exchange rate. Existing holders of Barclays ADSs will continue to receive dividends paid in US dollars or can elect to have their dividends reinvested. Accepting holders of ABN AMRO ADSs who receive Barclays ADSs pursuant to the exchange offer will also receive dividends paid in US dollars or can elect to have their dividends reinvested.
Brokerage Commissions
      If (1) your ABN AMRO ordinary shares are registered in your name and you tender them to the Dutch listing and exchange agent, ABN AMRO Bank, (2) you instruct an Admitted Institution to tender your ABN AMRO ordinary shares, subject to policies of such Admitted Institution, or (3) if you hold ABN AMRO ADSs and you tender them directly to the ADS exchange agent, it is expected that you will not have to pay any brokerage commissions. If your ABN AMRO ordinary shares are held through a bank, broker or other nominee (which does not directly tender and deliver your ABN AMRO ordinary shares to the Dutch listing and exchange agent), you are advised to consult with your bank, broker or other nominee as to whether or not they charge any transaction fee or service charge.
      Admitted Institutions will receive from the listing and exchange agent on behalf of Barclays a commission in the amount of €0.0094 in respect of each ABN AMRO ordinary share validly tendered (or defectively tendered provided that such defect has been waived by Barclays) and delivered, up to a maximum of €10,000 per ABN AMRO shareholder tender, as well as an additional compensation of €2.50 per deposit client for rounding off of fractions of Barclays ordinary shares. The commission must be claimed from Barclays through ABN AMRO Bank, the Dutch listing and exchange agent, within 30 days of the date on which the exchange offer becomes unconditional. No costs will be charged to the holders of ABN AMRO ordinary shares or ADSs by Barclays or ABN AMRO for the delivery of the ABN AMRO ordinary shares or ABN AMRO ADSs so long as an Admitted Institution is involved in making the delivery. Costs might be charged in case a foreign institution is involved in the delivery and payment of the ABN AMRO ordinary shares or ABN AMRO ADSs.
      Holders of ABN AMRO ADSs will not have to pay any fees or incur any expenses in connection with the issuance of Barclays ADSs in the manner described in this document (except any fees that may be charged by a holders’ bank, broker or other nominee, which will be determined, and communicated to the holder, directly by such holder’s bank, broker or other nominee).

Trading in Shares During and After the Exchange Offer Period
      ABN AMRO ordinary shares not tendered in the exchange offer will continue to trade on Euronext, and ABN AMRO ADSs not tendered in the exchange offer will continue to trade on the NYSE, during the exchange offer. The trading in ABN AMRO ordinary shares and ABN AMRO ADSs may continue on Euronext or the NYSE, as the case may be, after the completion of the exchange offer to the extent shares are not tendered in the exchange offer. However, following completion of the exchange offer and depending on the number of ABN AMRO ordinary shares and ABN AMRO ADSs acquired pursuant to the offer, Barclays intends to request that ABN AMRO seek the delisting of the ABN AMRO ordinary shares from Euronext and the delisting of the ABN AMRO ADSs from the NYSE as set forth in this document under the heading “— Delisting of ABN AMRO Ordinary Shares and ABN AMRO ADSs” below. In addition, depending on the number of ABN AMRO ADSs acquired pursuant to the exchange offer, ABN AMRO ADSs may no longer be eligible for trading on the NYSE.
Approvals for Certain Purchases of ABN AMRO Shares and Barclays Shares Before and During the Exchange Offer
Rule 14e-5
      Barclays, ABN AMRO and their respective financial advisors applied to the SEC for exemptive relief from the provisions of Rule 14e-5 under the Exchange Act. The SEC granted the requested relief on April 24, 2007, with the relief taking effect retroactively on April 23, 2007. Rule 14e-5, among other things, prohibits a person making a cash tender offer or exchange offer for an equity security, as well as any person acting, directly or indirectly, in concert with such person (or certain advisors or dealer-managers of such person), from purchasing, directly or indirectly, or making any arrangement to purchase such security or any related security except pursuant to such tender offer or exchange offer, or pursuant to the exceptions set forth in Rule 14e-5.
      The relief granted permits, subject to certain enumerated conditions as set forth in the relief letter, (i) Barclays, any of its subsidiaries or subsidiary undertakings and Lazard & Co., Limited and Lazard Frères & Co. LLC, Citigroup Global Markets Limited, Credit Suisse Group, JPMorgan Chase & Co. and Deutsche Bank AG and any other advisor, broker or financial institution acting as an advisor to Barclays and their respective affiliates and separately identifiable departments (collectively with such affiliates and departments, the “Barclays Prospective Purchasers”) and (ii) ABN AMRO, any of its subsidiaries or subsidiary undertakings and Lehman Brothers Europe Limited, Morgan Stanley & Co. Limited, UBS AG, NM Rothschild & Sons Limited, and Goldman Sachs International and any other advisor, broker or financial institution acting as an advisor to ABN AMRO and their respective affiliates and separately identifiable departments (collectively with such affiliates and departments, the “ABN AMRO Prospective Purchasers” and, collectively with the Barclays Prospective Purchasers, the “Prospective Purchasers”), to conduct certain trading activities involving ABN AMRO ordinary shares and ABN AMRO ADSs and various related derivative securities prior to and during the conduct of, but outside of the terms of, the exchange offer in the ordinary course of their businesses (including certain activities related to Barclays iShares business in the United States), none of which will be undertaken for the purpose of promoting or otherwise facilitating the exchange offer.
      The relief also permits ABN AMRO to continue repurchases under its share repurchase program. The relief granted further permits, subject to certain enumerated conditions as set forth in the letter, the Barclays Prospective Purchasers to purchase or arrange to purchase ABN AMRO shares for their own account outside of the exchange offer in accordance with Dutch law.
      ABN AMRO, Barclays and their respective financial advisors intend to carry on certain transaction in ABN AMRO securities outside of the exchange offer as permitted by Rule 14e-5 and the relief granted by the SEC. In particular, Barclays may acquire ABN AMRO ordinary shares outside of the exchange offer outside of the US and in accordance with Dutch and other applicable laws.

Regulation M
      ABN AMRO and Barclays have applied to the SEC for exemptive and no-action relief from the provisions of Rule 102 of Regulation M. Barclays received certain of this relief on August 2, 2007, and ABN AMRO and Barclays expect to receive the remainder of the relief on or about August 6, 2007. Rule 102 provides that, subject to certain exceptions, in connection with a distribution of securities effected by or on behalf of an issuer or selling security holder, it is unlawful for such person, or any affiliated purchaser of such person, directly or indirectly, to bid for, purchase, or attempt to induce any person to bid for or purchase, a covered security during the applicable restricted period. ABN AMRO and Barclays believe that the exchange offer may constitute a distribution, that Barclays affiliates and ABN AMRO and its affiliates may be deemed “affiliated purchasers”, and that if the exchange offer constitutes a distribution the restricted period would last from the commencement of the exchange offer until its expiration. The relief which ABN AMRO and Barclays have received or expect to receive would allow ABN AMRO and Barclays to bid for, purchase and induce others to purchase Barclays ordinary shares and Barclays ADSs in connection with specified activities.
Purchases of Barclays Ordinary Shares and Barclays ADSs by Barclays and Barclays Affiliates
      Since the announcement of the exchange offer, certain Barclays affiliates have engaged and intend to continue to engage in various dealing and brokerage activities involving Barclays ordinary shares. Among other things, Barclays affiliates (1) have made and intend to continue to make a market, from time to time, in derivatives (such as options, warrants and other instruments) on Barclays ordinary shares by purchasing and selling derivatives on Barclays ordinary shares for their own accounts; (2) have engaged and intend to continue to engage in dealings in Barclays ordinary shares for their accounts and the accounts of customers for the purpose of hedging their positions established in connection with certain derivatives activities (such as options, warrants and other instruments) relating to Barclays ordinary shares entered into by Barclays affiliates and their customers; (3) have engaged and intend to continue to engage in transactions in Barclays ordinary shares as trustees and/or personal representatives of trusts and estates; (4) have marketed and sold and intend to continue to market and sell to customers funds which include Barclays ordinary shares; (5) have provided and intend to continue to provide to customers investment advice and financial planning guidance which may include information about Barclays ordinary shares; and (6) have purchased and intend to continue to purchase Barclays ordinary shares on behalf of participants in employee share incentive plans. All of these activities have occurred and are expected to continue to occur in the United Kingdom and elsewhere outside the United States.
      Separately, certain Barclays affiliates (1) have purchased and sold, and intend to continue to purchase and sell, Barclays ordinary shares and Barclays ADSs as part of their ordinary asset management activities; (2) have effected and intend to continue to effect unsolicited brokerage transactions in Barclays ordinary shares and Barclays ADSs with their customers; and (3) have engaged in and may continue to engage in the lending of Barclays ordinary shares and Barclays ADSs, as well as accepting Barclays ordinary shares and Barclays ADSs as collateral for loans. These activities have occurred and are expected to continue to occur both outside and inside the United States.
      Barclays Global Fund Advisors has engaged and may continue to engage in the issue of shares, known as “iShares”, from certain iShares Index Funds in exchange for deposit securities that are purchased in the United States and which contain Barclays ordinary shares or Barclays ADSs.
      Barclays has also received no-action relief from the SEC to conduct the share buy-back program described under “The Exchange Offer — Investments by China Development Bank and Temasek — Share Buy-Back Program
Purchases of Barclays Ordinary Shares and Barclays ADSs by ABN AMRO Affiliates
      Since the announcement of the exchange offer, certain ABN AMRO affiliates have engaged and intend to continue to engage in various dealing and brokerage activities involving Barclays ordinary shares. Among other things, ABN AMRO affiliates have made a market, from time to time, in derivatives (such as options, warrants and other instruments) on Barclays ordinary shares by purchasing and selling derivatives on Barclays ordinary shares for their own accounts. ABN AMRO affiliates have also engaged, and intend to continue to engage, in dealings in Barclays ordinary shares for their accounts and the accounts of customers for the purpose of hedging their positions established in connection with certain derivatives activities (such as options, warrants and other instruments) relating to Barclays ordinary shares entered into by ABN AMRO affiliates and their customers. In addition, certain ABN AMRO affiliates have engaged and intend to continue to engage in transactions in Barclays ordinary shares as trustees and/or personal representatives of trusts and estates. Certain ABN AMRO affiliates have also marketed and sold and intend to continue to market and sell to customers funds which include Barclays ordinary shares and have provided and intend to continue to provide to customers investment advice and financial planning guidance which may include information about Barclays ordinary shares. All of these may occur in the Netherlands, the United Kingdom and elsewhere outside the United States.
      Separately, certain asset management companies that are ABN AMRO affiliates have purchased and sold, and intend to continue to purchase and sell, Barclays ordinary shares and Barclays ADSs as part of their ordinary investing activities, as well as to effect unsolicited brokerage transactions in Barclays ordinary shares and Barclays ADSs with their customers. Other ABN AMRO affiliates have engaged in and may continue to engage in the lending of Barclays ordinary shares and Barclays ADSs. These activities expected to continue to occur solely outside of the United States.
      Further, ABN AMRO, through an affiliate, has made a market, from time to time, and intends to continue to make a market, from time to time, in Barclays ordinary shares by purchasing and selling Barclays ordinary shares for its own account in the United Kingdom on the London Stock Exchange. ABN AMRO is not obliged to make a market in Barclays ordinary shares and any such market making may be discontinued at any time. All of these activities could have the effect of preventing or retarding a decline in the market price of the Barclays ordinary shares.
Listing of Barclays Ordinary Shares and Barclays ADSs
      It is intended that the Barclays ordinary shares issued pursuant to the exchange offer will be issued on the settlement date. The Barclays ordinary shares to be issued pursuant to the exchange offer will be issued credited as fully paid and will rank pari passu in all respects with existing Barclays ordinary shares and will be entitled to all dividends and other distributions declared or paid by Barclays by reference to a record date after the settlement date but not otherwise. Barclays pays dividends semi-annually.
      The Barclays ordinary shares issued pursuant to the exchange offer will be created under the Companies Act, and the legislation made thereunder, and will be issued in registered form. The Barclays ordinary shares issued pursuant to the exchange offer will be capable of being held in certificated and uncertificated form.
London Stock Exchange
      Applications will be made to the FSA for the Barclays ordinary shares issued pursuant to this exchange offer to be admitted to the Official List of the UKLA and to the LSE for the Barclays ordinary shares be admitted to trading on the LSE’s main market for listed securities under the symbols “BARC”. The applications are expected to become effective and dealings in the Barclays ordinary shares for normal settlement are expected to commence on the settlement date. It is expected that the Barclays ordinary shares issued pursuant to the exchange offer, when issued and fully paid, will be eligible to be held and transferred by means of CREST. It is expected that the Barclays ordinary shares to be issued pursuant to the exchange offer will trade under ISIN GB0031348658.
      ABN AMRO and Barclays have received confirmation from the FTSE and Euronext that, following the settlement date, Barclays ordinary shares are expected to qualify for inclusion with a full weighting in the UK Series of the FTSE indices, including the FTSE 100 Index, and in the AEX-Index (subject to a maximum weighting of 15%), respectively.

Euronext
      Barclays will also apply for a secondary listing of Barclays ordinary shares on Euronext. It is expected that admission of the Barclays ordinary shares on Euronext will become effective and dealing for normal settlement through the Euroclear Nederlands will also commence on the settlement date.
New York Stock Exchange and Tokyo Stock Exchange
      Applications will also be made to list the Barclays ordinary shares and the Barclays ADSs, which represent Barclays ordinary shares, issued pursuant to the exchange offer on the NYSE, where Barclays ADSs currently trade under the symbol “BCS”, and also to list the Barclays ordinary shares issued pursuant to the exchange offer on the TSE.
Delisting of ABN AMRO Ordinary Shares and ABN AMRO ADSs
      Following completion of the exchange offer and depending on the number of ABN AMRO ordinary shares acquired pursuant to the exchange offer by Barclays, Barclays intends to request that ABN AMRO seek the delisting of the ABN AMRO ordinary shares from the Euronext and the ABN AMRO ADSs from the NYSE as soon as reasonably practicable following the completion of the transaction. In addition, depending on the number of ABN AMRO ADSs acquired pursuant to the exchange offer, the ABN AMRO ADSs may no longer be eligible for trading on the NYSE.
      In order to seek de-listing of the ABN AMRO ordinary shares with the cooperation of Euronext, Barclays and its subsidiaries (other than ABN AMRO and its subsidiaries) must, in general, hold for its account at least 95% of the ABN AMRO ordinary shares.
      While ABN AMRO ordinary shares could continue to be traded in the over-the-counter market and price quotations could be reported, there can be no assurance that such an over-the-counter market will develop. The extent of the public market for ABN AMRO ordinary shares and the availability of such quotations would depend upon such factors as the number of holders of ABN AMRO ordinary shares remaining at such time, the interest on the part of securities firms in maintaining a market in ABN AMRO ordinary shares, and the possible termination of registration of ABN AMRO ordinary shares under the Exchange Act, which would adversely affect the amount of publicly available information with respect to ABN AMRO.
Certain Legal and Regulatory Matters
General
      ABN AMRO’s and Barclays obligation to complete the combination is conditioned upon the receipt of certain approvals from governmental authorities. While ABN AMRO and Barclays believe that they will receive the requisite regulatory approvals for the combination, there can be no assurances regarding the timing of the approvals, their ability to obtain the approvals on satisfactory terms or the absence of litigation challenging these approvals. There can likewise be no assurance that non-US, US federal or state regulatory authorities will not attempt to challenge the combination on antitrust grounds or for other reasons, or, if a challenge is made, as to the results of the challenge. See “The Merger Protocol — Conditions to the Exchange Offer”.
Competition and Antitrust
      In order to complete the exchange offer, competition and regulatory notifications and approvals are required from certain European authorities. In particular, competition consent has been sought from the European Commission under Article 6(1)(b) of the EU Merger Regulation to declare the combination and the exchange offer compatible with the Common Market without attaching to its decision any conditions or obligations. ABN AMRO and Barclays are also required to make notifications under the HSR Act and the rules promulgated thereunder.

      While ABN AMRO and Barclays believe that they will receive the requisite regulatory approvals for the combination, they can give no assurance that a challenge to the combination will not be made or, if made, would be unsuccessful.
Financial and Other Regulatory Authorities
      The completion of the exchange offer is also subject to the receipt of the following approvals:

•	The competent regulatory authorities in The Netherlands shall have given their declaration of no objection and the FSA shall have notified its approval of each person who will acquire control over any United Kingdom authorized person which is a member of the combined group or the relevant waiting period has expired;

•	ABN AMRO and Barclays shall have received confirmation from the Dutch Central Bank that it has no objection to the parties proposal for the composition of the managing board and supervisory board of ABN AMRO Bank and the FSA shall have approved the nomination of the proposed directors to the Group Board of Directors;

•	Neither Barclays nor ABN AMRO shall have received any notification from the Dutch Central Bank or the FSA that there is likely to be a change in the supervisory, reporting or regulatory capital arrangements that will apply to the combined group;

•	The tax clearances from the relevant UK and Dutch tax authorities have not been withdrawn or amended; and

•	Confirmation has been given that the Barclays ordinary shares being offered will be admitted to the Official List of the UKLA, admitted to trading on the main market for listed securities on the LSE, authorized for listing on Euronext and the TSE, and the Barclays ADSs representing such shares or a portion thereof have been approved for listing on the NYSE.
Commitment to Obtain Approvals
      ABN AMRO and Barclays have agreed to use reasonable best efforts to obtain as promptly as reasonably practicable all consents and approvals of any governmental entity or any other person required in connection with the combination, subject to limitations as set forth in the Merger Protocol.
Certain Consequences of the Offer
      Please see “Risk Factors — Risks Related to the Exchange Offer and the Combined Group” for a discussion of potential consequences to holders of ABN AMRO ordinary shares who do not tender their ABN AMRO ordinary shares or ABN AMRO ADSs, if the transaction is consummated.
Accounting Treatment
      The transaction will be accounted for as an acquisition under International Financial Reporting Standards (“IFRS”) by use of the purchase method of accounting and as a business combination under US GAAP by use of the purchase method of accounting. For accounting purposes, Barclays will be the acquirer and ABN AMRO will be the acquired entity.
Dealer Manager and Related Fees and Expenses
      Barclays has retained Deutsche Bank Securities, Inc. (“Deutsche Bank Securities”) to act as dealer manager in the United States in connection with the exchange offer. Deutsche Bank Securities will perform certain services in connection with the exchange offer, including soliciting tenders pursuant to the exchange offer and communicating generally with brokers, dealers, commercial banks and trust companies and other persons. Deutsche Bank Securities will be reimbursed for certain of its expenses, including certain attorneys’ fees, incurred in connection with performing such function. Barclays has agreed to indemnify Deutsche Bank Securities and related persons against certain liabilities and expenses in connection with their services, including liabilities and expenses under the Securities Act and the Exchange Act, or contribute to payments that the dealer manager may be required to make in that respect. Deutsche Bank Securities is currently engaged by Barclays, including as a financial advisor to Barclays in connection with the proposed combination with ABN AMRO, and has in the past provided, and may in the future provide, financial advisory or financing services to Barclays and has received, and may receive, fees for rendering these services. In the ordinary course of Deutsche Bank Securities’ business, Deutsche Bank Securities and its affiliates may actively trade securities of ABN AMRO and Barclays for their own account and for the accounts of their customers and, accordingly, may at any time hold a long or short position in these securities.
Other Fees and Expenses
      Barclays has retained Georgeson as information agent in the United States in connection with the exchange offer. The information agent may contact holders of ABN AMRO ordinary shares or ABN AMRO ADSs by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the offer to beneficial owners of ABN AMRO ordinary shares and ABN AMRO ADSs. Barclays will pay the information agent reasonable and customary compensation for these services in addition to reimbursing the information agent for its reasonable out-of-pocket expenses. Barclays has agreed to indemnify the information agent against certain liabilities and expenses in connection with the exchange offer, including certain liabilities under the US federal securities laws.
      In addition, Barclays has retained The Bank of New York to act as the ADS exchange agent to receive ABN AMRO ADSs validly tendered (or defectively tendered provided that such defect has been waived by Barclays) in the exchange offer and ABN AMRO Bank, an affiliate of ABN AMRO, to act as the Dutch listing and exchange agent in connection with the exchange offer for ABN AMRO ordinary shares. Barclays will pay these agents reasonable and customary compensation for their services in connection with the offer and will reimburse them for their reasonable out-of-pocket expenses and will indemnify them against certain liabilities and expenses.
      The expenses to be incurred in connection with the exchange offer to be paid by ABN AMRO and Barclays are estimated in the aggregate to be approximately £311 million (€462 million) (using the exchange rates of £1 = €1.4839, as published by the Financial Times on August 2, 2007). Such expenses include fees paid to financial advisors, transaction-related accounting and legal fees, printing costs, registration fees and transfer taxes, among others.
Appraisal Rights
      Under Dutch law, holders of ABN AMRO ordinary shares (including ABN AMRO ordinary shares represented by ABN AMRO ADSs) will not be entitled to appraisal rights in connection with the exchange offer. However, if 95% or more of the issued and outstanding share capital of ABN AMRO is tendered in the exchange offer and Barclays elects to initiate a compulsory acquisition procedure under Dutch law, the consideration to be paid to ABN AMRO holders of ABN AMRO ordinary shares (including ABN AMRO ordinary shares represented by ABN AMRO ADSs) in such circumstances would be determined by the Enterprise Chamber of the Amsterdam Court of Appeals. The Amsterdam Court of Appeals may appoint one or three experts to advise the Court on the value of the minority shares. The Amsterdam Court of Appeals determines the squeeze out price. In the Ordinary Squeeze-Out proceedings following a public bid, the Amsterdam Court of Appeals usually sets the price for the minority shares at an amount equal to the price offered in the preceding public bid (or in case of an exchange offer, its value reflected is cash). However, the Amsterdam Court of Appeals may also set a lower price. The Amsterdam Court of Appeals usually determines the price for the shares as of the date of its decision, but it is at liberty to choose an earlier reference date if it believes such a date to be more appropriate. In Takeover Squeeze-Out proceedings the consideration offered in the exchange offer is presumed fair if 90% or more of the shares in a public offer were acquired by the offeror. Takeover Squeeze-Out proceedings must be initiated within three months after the term for acceptance of the bid has lapsed. See also “The Exchange Offer — Appraisal Rights”.

Certain Information Relating to Barclays Directors and Officers
      The business address and business telephone number of each executive officer and director of Barclays is c/o Barclays PLC, 1 Churchill Place, London E14 5HP, United Kingdom, telephone number +44 20 7116 1000. The country of citizenship of each director and officer of Barclays is as follows:

Chairman	Citizenship
Mr. Agius	British
Executive Director	Citizenship
Mr. Diamond	American and British
Mr. Hoffman	British
Mr. Lucas	British
Mr. Seegers	Dutch
Mr. Varley	British
Non-executive Director	Citizenship
Mr. Booth	American
Sir Richard Broadbent	British
Mr. Clifford	Australian
Mr. Conti	Italian
Dr. Cronjé	South African
Professor Dame Sandra Dawson	British
Sir Andrew Likierman	British
Sir Nigel Rudd	British
Mr. Russell	British
Sir John Sunderland	British
Officers	Citizenship
Mr. Britton	British
Mr. Dickinson	British
Mr. Harding	British
Mr. Idzik	American and British
Mr. Le Blanc	British
      During the past five years, none of the directors or officers of Barclays was convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws.

POST-CLOSING RESTRUCTURING
Plans for ABN AMRO after the Exchange Offer
      Once Barclays has completed the combination with ABN AMRO, it intends for ABN AMRO to continue its current operations, as a direct or indirect wholly owned subsidiary of Barclays. Holders of ABN AMRO ordinary shares or ABN AMRO ADSs who did not exchange their ABN AMRO ordinary shares or ABN AMRO ADSs in the exchange offer will hold a minority interest in ABN AMRO unless and until Barclays becomes the sole shareholder in ABN AMRO.
Consideration Offered to Holders of ABN AMRO Ordinary Shares or ABN AMRO ADSs
      Following the successful completion of the exchange offer, Barclays and ABN AMRO currently intend to implement a post-closing restructuring of ABN AMRO and its subsidiaries that would have the effect of Barclays acquiring ABN AMRO ordinary shares and ABN AMRO ADSs that remain outstanding after the exchange offer and, consequently, result in the business of ABN AMRO being held in wholly owned subsidiaries of Barclays.
      The post-closing restructuring measures will generally be structured to provide the holders of ABN AMRO ordinary shares or ABN AMRO ADSs who did not exchange their ABN AMRO ordinary shares or ABN AMRO ADSs in the exchange offer with the same consideration they would have received had they tendered their ABN AMRO ordinary shares or ABN AMRO ADSs in the exchange offer, or a consideration which, considering all circumstances, can be deemed to be reasonably equivalent thereto. Such equivalent can include cash, securities, dividend distributions in cash or in kind, shares in the entity resulting from a merger between ABN AMRO and Barclays, or a combination thereof, all as set out below in this section. The precise consideration that holders of ABN AMRO ordinary shares or ABN AMRO ADSs will receive on implementation of the post-closing restructuring measures may be different than the consideration that they would have received had they tendered their ABN AMRO ordinary shares or ABN AMRO ADSs in the exchange offer, because:

•	Certain post-closing restructuring measures may provide for a consideration taking a form (cash or non-cash) other than proposed under the exchange offer;

•	The consideration issued in certain post-closing restructuring measures may be determined by a court;

•	The tax consequences to holders of ABN AMRO ordinary shares or ABN AMRO ADSs of receiving consideration in the post-closing restructuring may be different than they would be if the holders of ABN AMRO ordinary shares or ABN AMRO ADSs had tendered their ABN AMRO ordinary shares or ABN AMRO ADSs in the exchange offer;

•	The Barclays ordinary shares or Barclays ADSs received under the exchange offer may have a different value at the time of completion of the post-closing restructuring than at the time of the completion of the exchange offer and also, the value of the ABN AMRO ordinary shares or ABN AMRO ADSs (or substitute instruments resulting from intermediate steps) may have changed since; and

•	The legal rights of the holders of ABN AMRO ordinary shares or ABN AMRO ADSs may change as a result of post-closing restructuring steps or vary depending on the form of the post-closing restructuring measures applied such as dividend rights and voting rights, all as set out below.
Structural Steps to Implement the Post-Closing Restructuring
      The following paragraphs in this section describe certain steps, processes and measures that may be implemented by Barclays and ABN AMRO following the successful completion of the exchange offer. They are divided into steps that are taken if Barclays acquires 95% or more of the outstanding share capital of ABN AMRO, steps that are taken if Barclays acquires less than 95% of the outstanding ordinary share capital of ABN AMRO and other post-closing restructuring measures in case Barclays is unable to acquire the entire issued and outstanding share capital of ABN AMRO. Any or all of these steps, measures and processes may be applied cumulatively, alternatively, they may be delayed or cancelled or may not take place at all, at the discretion of Barclays and ABN AMRO, subject to applicable provisions of Dutch or other applicable law, and may constitute a “Rule 13e-3 transaction” under the Exchange Act. The precise steps, processes and measures have not yet been determined by Barclays and ABN AMRO as this will depend on future developments such as the percentage of ABN AMRO ordinary shares and ABN AMRO ordinary shares underlying ABN AMRO ADSs that will actually be tendered and the means available in a particular jurisdiction to achieve the objective of enabling Barclays (and/or its wholly owned subsidiaries) to acquire all of the outstanding ABN AMRO ordinary shares and ABN AMRO ADSs. This decision will take into account the applicable provisions of Dutch or other applicable law and corporate governance rules.
      Assuming Barclays is able to implement post-closing restructuring measures of the type described above, Barclays believes that it is unlikely that it would choose not to do so. However, in the event that the costs of implementing such measures would outweigh the expected benefits of doing so, required regulatory approvals cannot be obtained or would be too burdensome to obtain, or changes in the business climate or economic environment would make the implementation of such measures inadvisable, Barclays may decide not to implement such measures. If Barclays decides not to implement any post-closing restructuring measures, the holders of ABN AMRO ordinary shares or ABN AMRO ADSs who did not exchange their ABN AMRO ordinary shares or ABN AMRO ADSs in the exchange offer continue to hold a minority interest in ABN AMRO.
      Post-closing restructuring measures may have adverse tax consequences for ABN AMRO shareholders or certain groups of ABN AMRO shareholders. For example, distributions made by ABN AMRO, whether as a dividend or a repayment of capital, in cash or in kind, and whether or not in the context of its liquidation, might give rise to a liability to Dutch dividend withholding tax. Application of the Dutch dividend withholding tax could cause the net value of the consideration received by holders of ABN AMRO ordinary shares or ABN AMRO ADSs in any post-closing reorganization to be substantially less than the net value of the consideration such holders would have received had they tendered their ABN AMRO ordinary shares or ABN AMRO ADSs in the exchange offer.
Barclays acquires 95% or more of the issued and outstanding share capital of ABN AMRO
Statutory Squeeze-Out Procedure
      In the event that Barclays has acquired 95% or more of the issued and outstanding share capital of ABN AMRO at or following completion of the offer (excluding ABN AMRO ordinary shares or ABN AMRO ordinary shares underlying ABN AMRO ADSs that are held by ABN AMRO or its subsidiaries), Barclays intends to seek to acquire the remaining ABN AMRO ordinary shares or ABN AMRO ordinary shares underlying ABN AMRO ADSs through the Ordinary Squeeze-Out procedure in accordance with Article 2:92a of the Dutch Civil Code. In such circumstances, holders of ABN AMRO ordinary shares or ABN AMRO ADSs may not receive the consideration that ABN AMRO ordinary shareholders or holders of ABN AMRO ADSs received in the exchange offer. Instead, the price to be paid for the ABN AMRO ordinary shares or ABN AMRO ADSs in the Ordinary Squeeze-Out would be paid in cash only, in an amount determined by the Enterprise Chamber (Ondernemingskamer) of the Amsterdam Court of Appeals (Gerechtshof Amsterdam), which amount may be lower than the consideration that ABN AMRO ordinary shareholders or holders of ABN AMRO ADSs received in the exchange offer. The Amsterdam Court of Appeals may appoint one or three experts for advice on the fairness of the price and may set the squeeze out price at a lower price than the consideration offered in the exchange offer. Alternatively, Barclays may first initiate a Takeover Squeeze-Out (as described) and, if this leads to Barclays acquiring 95% or more of the total issued and outstanding share capital of ABN AMRO, subsequently initiate an Ordinary Squeeze-Out.
Takeover Squeeze-Out Procedure
      If and when the Takeover Squeeze-Out procedure, pursuant to the EU Takeover Directive (2004/25/EC), is implemented in Dutch law, Barclays intends to seek to acquire the remaining ABN

AMRO ordinary shares and ABN AMRO ADSs in addition to, or as an alternative for, the Ordinary Squeeze-Out (which will continue to be available in addition to the Takeover Squeeze-Out). Under the Takeover Squeeze-Out Barclays may initiate take over squeeze out proceedings against the remaining minority shareholders within three months of the end of the expiration of the initial offer period, as it may have been extended by Barclays. After that period, Barclays may still invoke the Ordinary Squeeze-Out. Barclays will be entitled to commence the Takeover Squeeze Out if it has acquired 95% of a single class of ABN AMRO shares, even if in aggregate it holds less than 95% of the total issued share capital (and represents less than 95% of the voting rights) of ABN AMRO with respect to the remaining shareholders holding the same class of shares. As is the case for the Ordinary Squeeze-Out, in such circumstances holders of ABN AMRO ordinary shares or ABN AMRO ADSs may not receive the consideration that ABN AMRO ordinary shareholders or holders of ABN AMRO ADSs received in the exchange offer. Instead, the price to be paid for the ABN AMRO ordinary shares or ABN AMRO ADSs in the Takeover Squeeze-Out would be paid in cash only, in an amount determined by the Enterprise Chamber (Ondernemingskamer) of the Amsterdam Court of Appeals (Gerechtshof Amsterdam), which amount may be lower than the consideration that ABN AMRO ordinary shareholders or holders of ABN AMRO ordinary shares underlying ABN AMRO ADSs received in the exchange offer. The rules governing a Takeover Squeeze-Out presumes that the consideration offered in the exchange offer for the ABN AMRO ordinary shares is a fair squeeze out price if 90% or more of the shares were acquired pursuant to the exchange offer, and the squeeze-out proceedings are initiated within the term of three months as mentioned above. The Amsterdam Court of Appeals may appoint one or three experts for advice on the fairness of the price and may set the squeeze-out price at a lower price than the consideration offered in the exchange offer.
Barclays acquires less than 95% of the issued and outstanding ordinary share capital of ABN AMRO
      If Barclays does not acquire 95% or more of the issued and outstanding ordinary share capital of ABN AMRO, two supervisory directors independent from Barclays will be appointed to the supervisory boards of ABN AMRO and ABN AMRO Bank. They will have full supervisory responsibility as well as having the special responsibility of safeguarding the interests of the minority ABN AMRO shareholders in all transactions between ABN AMRO and Barclays, directly or indirectly, outside the ordinary course of business, (including transactions with any Barclays group company), including with respect to the manner of implementation of any of the measures described below in this section. The appointment of these independent directors is subject to the applicable regulatory approval and employee consultation.
      Also, Dutch law contains safeguards to protect the interests of minority shareholders which include: (a) shareholders and/or holders of depositary receipts who, alone or jointly, represent 1% or more of the economic value of the capital or a block of shares at least worth EUR 50 million have the right to put items on the agenda and to convene a general meeting of shareholders, (b), subject to the limits of the articles of association, all shareholders have the right to attend, speak and to vote at a general meeting of shareholders, (c) certain shareholder resolutions require unanimity, a supermajority or a quorum as stipulated in the Dutch Civil Code or in the company’s articles of association, (d) upon any issue of shares, shareholders have a preferential right to subscribe for shares issued by the company in proportion to their existing shareholding to protect them from dilution, (e), subject to the limitations under Dutch law, shareholders have the right to obtain information from the management board and the supervisory board, unless such would be contrary to a substantial interest of the company, (f) shareholders representing 10% or more of the issued share capital or holding shares with a nominal value of EUR 225,000 have the right to request the Enterprise Section of the Amsterdam Court of Appeals to institute an investigation into the management and general course of business of the company and (g) the right to request nullification of resolutions on the grounds that such resolution constitutes a breach of legal provisions or regulations or that the resolution is contrary to the principles of reasonableness and fairness.

Other Post-Closing Restructuring Measures
      If Barclays is unable to acquire the entire issued and outstanding share capital of ABN AMRO by the use of the Ordinary Squeeze-Out and/or the Takeover Squeeze-Out, Barclays may implement other post-closing restructuring measures intended to eliminate any minority interest in ABN AMRO remaining after completion of the exchange offer. Such other post-closing restructurings can include a cross border merger between ABN AMRO and Barclays, a sale and/or transfer of ABN AMRO Bank (and/or other assets and liabilities of ABN AMRO and/or ABN AMRO Bank) and other possible measures as described below.
Legal Merger
      If and when the EU Cross-border Merger Directive has been implemented in both The Netherlands and the United Kingdom, or cross-border mergers of a relevant form will otherwise be possible, Barclays and ABN AMRO may initiate and seek the implementation of a legal merger between Barclays, or any of its affiliates, as the surviving company, and ABN AMRO as the disappearing company. As a result of such legal merger, ABN AMRO would cease to exist and the ABN AMRO ordinary shares or ABN AMRO ordinary shares underlying ABN AMRO ADSs which are not held by the surviving company at the time of the legal merger would be exchanged into shares, of a class to be determined, of the surviving company (subject to any cash or other alternative that would be available to either Barclays, ABN AMRO and/or holders of ABN AMRO ordinary shares or ABN AMRO ordinary shares underlying ABN AMRO ADSs under applicable law and the terms of the merger proposal). The result of such a merger will be that the holders of ABN AMRO ordinary shares or of ABN AMRO ADSs will become shareholder in a company with different assets and liabilities compared to those currently held by ABN AMRO and the value of such shares will also be determined by the business of the combined group or any part thereof, depending on the assets and/or liabilities held by ABN AMRO after such merger. In addition, it is possible that the shares in the surviving company held by former ABN AMRO shareholders or the ABN AMRO ordinary shares underlying ABN AMRO ADSs, will have different rights than the rights on the ABN AMRO ordinary shares or ABN AMRO ordinary shares underlying ABN AMRO ADSs, such as dividend rights and voting rights. Effecting such a merger will be subject to ABN AMRO’s and Barclays articles of association (as they may be amended from time to time) and applicable provisions of Dutch or other applicable law. If Barclays decides to pursue a cross border legal merger with a legal entity in another European jurisdiction, Barclays intends to follow the valuation procedures set out in the EU Takeover Directive as implemented in the relevant jurisdiction and to pay a fair consideration but such consideration may, depending on the circumstances at the time of the relevant valuations, be lower than the consideration that holders of ABN AMRO ordinary shares, including ABN AMRO ordinary shares represented by ABN AMRO ADSs, received in the exchange offer.
Sale and/or transfer of ABN AMRO Bank
      At any time after the settlement date, Barclays and ABN AMRO may take steps to implement a sale and/or transfer of ABN AMRO and/or ABN AMRO Bank (and/or other assets and liabilities of ABN AMRO and/or ABN AMRO Bank) to Barclays or any of its affiliates against a consideration which may consist of cash, cash equivalents or securities or other financial instruments (i) whose equity and dividend entitlements are limited and/or (ii) whose value depends on the value of the business of the combined group or any part thereof, or shares in the capital of Barclays or any affiliate thereof. Any of such sales and/or transfers lead to ABN AMRO shareholders or holders of ABN AMRO ADSs holding an interest in a company with different assets and liabilities compared to those currently held by ABN AMRO and the value of such an interest will also be determined by the business of the combined group or any part thereof, depending on the assets and/or liabilities held by ABN AMRO after such sale and transfer.
Other possible measures
      Barclays and ABN AMRO may initiate, and seek the implementation of, a number of other post-closing restructuring steps, whether before, after, in combination with or as an alternative to the potential measures set out under the subheadings “— Statutory Squeeze-out Procedure”, “— Takeover Squeeze-Out Procedure”, “— Legal Merger” and “— Sale and/or transfer of ABN AMRO Bank” in this section.
      Such other post-closing restructuring steps may include, but are not limited to, the following (to the extent permitted by and in accordance with applicable law):

•	an amendment of the ABN AMRO articles of association, to permit the creation of separate classes of shares and/or other securities and/or to alter the rights attaching to one or more classes of ABN AMRO ordinary shares or ABN AMRO ADSs, which may have an impact on the voting rights on the ABN AMRO ordinary shares or ABN AMRO ADSs;

•	the issue of shares in the capital of ABN AMRO of one or more classes to Barclays or any of its affiliates (with the exclusion of pre-emptive rights, if any, of other ABN AMRO shareholders, which shares can be paid up in cash and/or in kind, which could lead to a dilution of the interest of ABN AMRO shareholders in ABN AMRO;

•	the distribution of an extraordinary dividend or other distribution or repayment of capital on ABN AMRO ordinary shares or ABN AMRO ADSs or a particular class or classes of ABN AMRO ordinary shares or ABN AMRO ADSs, whether in cash or in kind. Any distributions made may take the form of a distribution out of reserves, an interim dividend, a final dividend, payment upon cancellation or, in case ABN AMRO is dissolved, a liquidation distribution, which may have certain tax consequences for ABN AMRO shareholders as described above;

•	the implementation by ABN AMRO and/or one or more subsidiaries of Barclays of a legal merger within the meaning of article 2:309 of the Dutch Civil Code and/or the laws of any other jurisdiction applicable from time to time;

•	the implementation by ABN AMRO and/or one or more subsidiaries of Barclays of a legal de-merger within the meaning of article 2:334a and/or 2:334cc of the Dutch Civil Code and/or the laws of any other jurisdiction applicable from time to time;

•	cancellation of one or more classes of ABN AMRO Shares;

•	a dissolution and liquidation of ABN AMRO;

•	a transformation of ABN AMRO into another legal form;

•	the incorporation of and/or merger into or with a European company (Societas Europaea); and/or

•	a conversion of ABN AMRO Shares held from time to time by Barclays or its subsidiaries from one class into another.
Other Considerations Applicable to Post-Closing Restructuring Measures
      Any single post-closing restructuring step described above may but need not be implemented for the sole purpose of facilitating the implementation of one or more other post-closing restructuring steps described above, or for the sole purpose of achieving a result in terms of financial entitlement that is similar to the result of another post-closing restructuring measure if, it is likely that implementation, of that other measure can be achieved only after a longer period of time. For instance, a sale by ABN AMRO of all or substantially all of its assets and liabilities against an instrument tracking the value of the Barclays ordinary shares or Barclays ADSs may be implemented as a temporary measure if at the time of implementation it is not or not yet possible to implement a cross-border statutory legal merger between Barclays as the surviving company and ABN AMRO as the disappearing company.
      Barclays reserves the right to use any other method permitted by applicable law to obtain the entire issued and outstanding capital of ABN AMRO, as well as to align the company structure of ABN AMRO with the combined group’s new holding and financing structure that will exist after the settlement date.
      Further, Barclays and ABN AMRO reserve the right to pursue alterations to the corporate, governance and capital structure of ABN AMRO, including internal reorganizations, changes to the accounting policies applied by ABN AMRO and/or one of the above, described methods, all to be effected in accordance with Dutch or other applicable law.

      It is possible that Barclays may not be able to implement the post-closing restructuring promptly after the settlement date, that such restructuring is delayed or that such restructuring cannot take place at all. This will depend on, among other things, the percentage of ABN AMRO ordinary shares or ABN ABN AMRO ADSs tendered under the exchange offer and the means available in a particular jurisdiction to achieve the objective of enabling Barclays (and/or its wholly owned subsidiaries) to acquire all of the outstanding ABN AMRO ordinary shares and ABN AMRO ADSs, taking into account options available under the applicable provisions of Dutch or other applicable law and corporate governance rules. In addition, the post-closing restructuring could be the subject of litigation, and a court could delay the post-closing restructuring or prohibit it from occurring on the terms described in this document, or from occurring at all. Accordingly, holders of ABN AMRO ordinary shares or ABN AMRO ADSs who do not tender their ABN AMRO ordinary shares or ABN AMRO ADSs in the exchange offer may not receive the standard offer consideration for such ABN AMRO ordinary shares or ABN AMRO ADSs on or promptly after the settlement date, or at all, and the liquidity and value of any ABN AMRO ordinary shares or ABN AMRO ADSs that remain outstanding could be negatively affected. If the exchange offer is successful, but some ABN AMRO ordinary shares or ABN AMRO ADSs remain outstanding, the liquidity and market value of these ABN AMRO ordinary shares or ABN AMRO ADSs held by the public could be adversely affected by the fact that they will be held by a small number of holders. Barclays may not be able to complete the post-closing restructuring of ABN AMRO and its affiliates promptly after the closing, such restructuring may be delayed or may not take place at all for the reasons described above. In addition, even if Barclays is able to effect the post-closing restructuring, the consideration that holders of ABN AMRO ordinary shares or ABN AMRO ADSs receive in the post-closing restructuring may be substantially lower and/or different in form than the consideration that they would have received had they tendered their ABN AMRO ordinary shares or ABN AMRO ADSs in the exchange offer (and they may also be subject to additional taxes). If Barclays decides not to implement any post-closing restructuring measures, the holders of ABN AMRO ordinary shares or ABN AMRO ADSs who did not exchange their ABN AMRO ordinary shares or ABN AMRO ADSs in the exchange offer will continue to hold a minority interest in ABN AMRO. In addition to the above, it is currently intended that the ABN AMRO ordinary shares and ABN AMRO ADSs will be delisted from the stock exchanges on which they currently trade in the event that the exchange offer is completed. See “Risk Factors.”

BARCLAYS EXTRAORDINARY GENERAL MEETING AND CLASS MEETING
Overview
      At 10:00 a.m. and 10:15 a.m. London Time respectively, on September 14, 2007, the extraordinary general meeting of the shareholders of Barclays and the class meeting of Barclays ordinary shareholders will be convened at 1 Churchill Place, London E14 5HP.
Resolutions to be Presented at the Barclays Extraordinary General Meeting
      An ordinary resolution will be presented to seek approval of the proposed combination, including the required increase in Barclays share capital and the necessary authorizations to allot the new Barclays ordinary shares in connection with the combination. A special resolution will also be presented to approve the creation and issue of Barclays preference shares as consideration for the depositary receipts representing convertible preference finance shares in ABN AMRO, and the adoption of new articles of association reflecting the rights attaching to those preference shares.
      Subject to the combination becoming effective, additional resolutions are proposed to provide future authority for the Barclays directors to allot securities and to make limited share issues on a non pre-emptive basis. Further shareholder approvals are sought to permit future buy-backs of Barclays ordinary shares (beyond the current share buy-back program) and a reduction of the Barclays share capital to create distributable reserves to allow, among other things, the payment of dividends following completion of the share buy-back program.
Resolutions to be Presented at the Barclays Class Meeting
      A single resolution is to be presented at the class meeting of Barclays ordinary shareholders, the purpose of which is to obtain the approval of such shareholders to the variation in their shareholder rights which may arise by reason of the creation and issue of the Barclays preference shares pursuant to the resolution referred to above.

THE MERGER PROTOCOL
      The following is a summary of selected provisions of the Merger Protocol, as amended by the Merger Protocol Amendment Letter, dated July 23, 2007, the Merger Protocol Amendment Letter, dated July 30, 2007, and a letter agreement, dated August 3, 2007, entered into by ABN AMRO and Barclays, which governs their relationship until the combination becomes effective or lapses. While Barclays believes this description covers the material terms of the Merger Protocol, and related letter agreements, it may not contain all the information that is important to you and is qualified in its entirety by reference to the Merger Protocol, and related letter agreements, which are incorporated by reference in its entirety and attached to this document. Barclays urges you to read the Merger Protocol and related letter agreements, in their entirety.
Structure of the Merger and Future Corporate Governance
Structure of the Merger
      Under the Merger Protocol, the merger is to be effected by way of public offers by Barclays into The Netherlands, the US and certain other jurisdictions to acquire all the issued and outstanding share capital of ABN AMRO. Barclays and ABN AMRO expect to use a newly incorporated Dutch company (“Subco N.V”.) to hold shares in ABN AMRO following completion of the exchange offer, with Barclays being the holding company of the combined group.
Future Corporate Governance and Identity
      The head office of the combined group will be in Amsterdam and the group will have a UK incorporated holding company. The Merger Protocol also prescribes the following corporate governance structure:

•	the combined group will have a UK-style unitary board operating in accordance with UK corporate governance principles and best practices prevailing at the time;

•	the Barclays Board will initially be composed of 19 directors, including the Chairman, Deputy Chairman, Chief Executive Officer, four other executive directors and 12 other non-executive directors;

•	in the event that the number of directors of the Barclays Board shall in the two years following the consummation of the exchange offer be reduced, the pro rata representation of directors nominated by ABN AMRO and of the directors nominated by Barclays shall remain the same;

•	Barclays will select the board of directors of Subco N.V.;

•	the chairman of the board and seven other non-executive directors will be nominated by ABN AMRO, while the Deputy Chairman, five non-executive directors and the next chief executive officer will be nominated by Barclays, each of them to be appointed with effect from the time the exchange offer is declared unconditional. In addition, China Development Bank has the right to nominate a Barclays non-executive director and, subject to the combination being completed, Temasek will also have the right to nominate a Barclays non-executive Director;

•	the Barclays Board will have a nomination committee, an audit committee and a remuneration committee, which will be chosen following a consultation process by the next chairman of the board with the other individual members of the board; the members of each such committee will include non-executive directors with suitable experience and qualifications;

•	Barclays and ABN AMRO will establish an integration planning committee, comprising senior management from Barclays and ABN AMRO, which committee will be responsible for preparatory work and planning activities in relation to the integration of the two businesses following the merger;

•	Barclays registered office will remain in England, while its head office will be located in Amsterdam, The Netherlands. The majority of the members of the Executive Committee (i.e., the chief executive officer, chief financial officer, chief operating officer, group chief administrative officer and three executive officers responsible for global retail and commercial banking) and the global head office of retail and commercial banking will be based in The Netherlands; the meetings of the Executive Committee of Barclays will be held primarily in The Netherlands; and the heads, senior management and appropriate core staff of all relevant group functions (including risk, compliance, legal, audit, human resources and finance) will be based in The Netherlands;

•	Barclays ordinary shares will have a primary listing on the LSE, maintaining the inclusion of Barclays ordinary shares in the FTSE 100 Index, and a secondary listing on Eurolist by Euronext;

•	the current members of the ABN AMRO Supervisory Board are expected to cease to be members of the ABN AMRO Supervisory Board and Mr. Groenink, Mr. Boumeester and Mr. Kuiper are expected to cease to be members of the ABN AMRO Managing Board, in both cases as of when the appointments of the new members of the supervisory boards and management boards of ABN AMRO and ABN AMRO Bank that are to be approved by the general meetings of shareholders of ABN AMRO and ABN AMRO Bank that are to be held following consummation of the exchange offer becoming effective;

•	the FSA is expected to be lead supervisor of the consolidated combined group and DNB and FSA are expected to be the consolidated supervisors of the ABN AMRO group and the Barclays group, respectively;

•	Barclays has agreed to respect and work within the Dutch employee co-determination regulations as applied by ABN AMRO as well as the covenant with the central works council of ABN AMRO;

•	Barclays will remain a UK tax resident following completion of the exchange offer; and

•	the board of directors of Barclays Bank will initially comprise members nominated by the Barclays Board.
The Exchange Offer
Merger Consideration
      Barclays is offering to acquire each issued ABN AMRO ordinary share for 2.13 Barclays ordinary shares and €13.15 in cash and each ABN AMRO ADS for 0.5325 Barclays ADS and €13.15 in cash (paid in US dollars), subject to the Mix and Match Facility. The cash consideration paid for ABN AMRO ADSs will be U.S. dollars (paid in US dollars), based on the conversion of the Euro consideration into US dollars, net of any applicable fees and expenses, at the average exchange rate obtainable by the ADS exchange agent for the five business days preceding the date on which the cash consideration is received by the ADS exchange agent for delivery in respect of such ABN AMRO ADSs.
Adjustments to the Exchange Ratio
      The Merger Protocol provides for the exchange ratio to be adjusted in certain situations in order to factor into the exchange ratio the impact of such situations on the relative values of Barclays and ABN AMRO ordinary shares. See “The Exchange Offer— Adjustment of Exchange Ratio” above.
LaSalle Consideration
      In the event that ABN AMRO receives cash consideration for the sale of LaSalle which is less than $21 billion, an amount equal to the shortfall shall be deemed to have been a distribution by ABN AMRO for purposes of determining whether, and the amount that, the exchange ratios should be adjusted. There shall be no corresponding adjustment as a result of the cash consideration received being greater than $21 billion.

Discretion of Barclays
      Barclays shall be entitled within its discretion to increase or subject to certain restrictions, revise at any time the consideration offered for the ordinary shares.
Share Price
      The Merger Protocol does not permit either party to terminate the Merger Protocol, nor provide for alteration of the exchange ratio, as a result of the price of Barclays or ABN AMRO ordinary shares or ADSs falling below any minimum price or rising above any maximum price.
Exchange Offer and Merger Process
      The exchange offer will remain open for a minimum of 20 US business days or, if required by law in any other jurisdiction in which the exchange offer is made, 30 calendar days. The closing date of the exchange offer will be the initial date on which the exchange offer closes for acceptance, unless Barclays, with reasonable input from ABN AMRO, decides to extend the exchange offer, in which case, the closing date shall be the last date on which the extended exchange offer closes. Barclays may also, with reasonable input from ABN AMRO, decide the duration of the initial acceptance period and of any extension thereof.
      In the event Barclays declares the exchange offer unconditional, Barclays may, with reasonable input from ABN AMRO, and in accordance with market practice and applicable rules and regulations, publicly announce a post-acceptance period and accept each ABN AMRO ordinary share that is tendered after the date of Barclays official notice to declare the exchange offer unconditional.
Consultation Process and Information Sharing
      Subject to confidentiality and certain other restrictions, the parties have each agreed to: (a) allow the other party and its advisors reasonable access to its directors, board members, certain agreed senior employees, information, documentation and advisors as may be reasonably requested by the other party in connection with the exchange offer or merger (except in respect of any Alternative Proposal or Barclays Alternative Proposal (as defined below)); (b) furnish the other party and its advisors, as soon as such is available, with regular updates on financial results and developments material to its group; and (c) provide such customary assistance reasonably requested by the other party in connection with any financing or regulatory compliance obligations affected by the exchange offer and merger or related matters.
      Barclays and ABN AMRO have agreed to consult and cooperate in respect of relevant matters in preparation for the exchange offer, including on public relations and any change of control issues triggered by the exchange offer and the change of control contemplated thereby, subject to the terms and provisions of the Merger Protocol, and, except with respect to a Competing Offer (as defined below), notify each other promptly and provide relevant information of any event or circumstance it may become aware of and which could reasonably be expected to (a) have a significant impact on the fulfillment of the conditions to the exchange offer and/or merger, (b) prejudice the success of the exchange offer, or (c) cause or constitute a material breach of any covenants or agreements in the Merger Protocol, provided that any delay in or absence of such notification by either party shall not prejudice any of such party’s rights under the Merger Protocol.
LaSalle Agreement
      ABN AMRO Bank has entered into the LaSalle Agreement and ABN AMRO agrees that it will keep Barclays fully and promptly informed of the progress of the transaction contemplated by such agreement and further agrees, without the prior written approval of Barclays (such approval not to be unreasonably withheld or delayed), not to amend or vary the agreement in any material respect or waive any of its material rights thereunder. Should the LaSalle Agreement be terminated without completion of the sale of LaSalle, ABN AMRO will, after consultation with Barclays, appoint a financial advisor to assist with the process to find an alternative buyer for LaSalle. Such process shall include the goal of achieving the highest possible price for the sale, taking into account all relevant considerations such as the suitability of the potential bidders and the time to completion of the regulatory process in the US. ABN AMRO has further agreed to provide Barclays with copies of all material documents relating to the potential sale and, in advance of (a) the publication of any sale materials, (b) any key decision or (c) the issue of any material correspondence, to consult with Barclays and take into account Barclays’ reasonable comments and representations. The final terms of any sale will be subject to Barclays’ prior written approval (such approval not to be unreasonably withheld).
      Barclays proposes to use approximately €12 billion of capital released from the sale of LaSalle to Bank of America, previously intended to be returned to shareholders of the combined group after the combination, to repay debt incurred to fund part of the Cash Consideration.
ABN AMRO Share Plans
      The parties will seek to agree, prior to the date of commencement of the exchange offer, on an offer to be made by Barclays to exchange all existing awards and options under the ABN AMRO employee share plans with new awards and options over Barclays shares on terms satisfying the requirements of the relevant ABN AMRO employee share plan. Barclays will consult with ABN AMRO prior and in relation to the making of such an offer and shall take into account ABN AMRO’s reasonable suggestions or requests.
      If the parties fail to agree in respect of such offer prior to the date of the commencement of the exchange offer, any of the ABN AMRO Managing Board, the ABN AMRO Supervisory Board, and the corporate body or committee with authority with respect to the ABN AMRO employee share plans may discretionally exercise any of its authority to accelerate vesting following a change in control of ABN AMRO or cancel any awards or options in return for a cash payment to the holders of such options or awards and resolve that any award or option granted under the ABN AMRO employee share plans become vested and exercisable as a result of the exchange offer, provided that existing awards or options that may in accordance with the plan rules be pro-rated on a time and/or performance basis are so pro-rated and provided that in the event any awards are satisfied in cash, the total cash amount does not exceed €250 million.
ABN AMRO Shareholder Meeting
      ABN AMRO will, after the date on which the exchange offer commences, send a notice to convene an extraordinary general meeting of shareholders to take place on September 20, 2007 in order to, among other things, provide required information concerning the exchange offer and merger. ABN AMRO has agreed with Barclays to convene an extraordinary general meeting of shareholders following the date the exchange offer is declared unconditional to effect changes to its supervisory and management boards, such meeting to be held at such time after the first settlement date under the offer as Barclays may choose.
Barclays Shareholder Meeting
      Barclays will, on the date on which the exchange offer commences, include in its shareholder circular a notice to convene an extraordinary general meeting of shareholders and an ordinary shareholder class meeting at which resolutions will be proposed to approve, among other things, the exchange offer and merger and the implementing measures thereof, and the increase of Barclays authorized share capital and the issuance of the new Barclays ordinary shares.
Union and Works Council Communications
      The parties have agreed to inform the unions of (a) the reasoning behind the exchange offer and merger, (b) the intentions with respect to future business strategy and the related social, economic and legal consequences of the exchange offer and merger, and (c) any intended measures that will be taken in respect of such strategy. The unions will subsequently be given the opportunity to discuss the timing and manner of informing the employees of ABN AMRO. The parties will also cooperate fully and coordinate in relation to informing and, to the extent legally required, obtaining advice from their respective works councils on the exchange offer and merger.

Director and Officer Indemnification
      Barclays and ABN AMRO have each agreed to indemnify each individual to become a member of a board of a company in its respective group, as of the time the exchange offer is declared unconditional, for any damages, costs, liabilities or expenses incurred by such individual arising out of inaccuracies or material misstatements in the parts of the applicable disclosure documentation for which such individual is or was responsible solely in his capacity as a proposed member of the relevant board with respect to the period prior to such person becoming a director to the same extent as available to members of the applicable board on the date of such documentation.
Post-Closing Actions
      The parties desire that Barclays acquire all ABN AMRO ordinary shares, including any ABN AMRO ordinary shares not tendered in the exchange offer. Under Dutch law, such ABN AMRO ordinary shares may be acquired pursuant to compulsory buy-out procedures or takeover buy-out procedures. A cross-border legal merger may also take place, in which ABN AMRO would be the disappearing entity, and as a result of which, holders of shares in the capital of ABN AMRO would become shareholders of Barclays. Alternatively, Barclays may effect its acquisition of the remaining ABN AMRO shares through any other legal means permitted. Any such post-offer actions will be structured and implemented in a reasonably efficient manner, from operational, legal and tax perspectives, taking into account relevant circumstances and applicable laws.
Conditions to the Exchange Offer
Conditions to Commencement of the Exchange Offer
Mutual Conditions
      Under the Merger Protocol, the obligation of Barclays to make the exchange offer was subject to each of the following conditions having been satisfied or waived by Barclays and ABN AMRO:

•	all notifications, filings and applications necessary or appropriate in connection with the merger or exchange offer and their implementation and the satisfaction of other conditions to the exchange offer or merger have been made (other than those notifications, filings or applications that cannot be made until after the commencement of the exchange offer);

•	all authorizations (other than with respect to the disclosure documentation) required for making the exchange offer have been obtained where the failure to obtain those authorizations (a) would result in Barclays violating any law, (b) reasonably could materially and adversely affect ABN AMRO, Barclays or the combined group, or (c) would otherwise mean that Barclays cannot reasonably be expected to continue with the exchange offer or merger;

•	Barclays and ABN AMRO have received written notification from the DNB and FSA confirming that the FSA will be lead supervisor of the consolidated combined group and act as the coordinator in relation to the combined group following completion of the exchange offer and the other arrangements and/or requirements that the DNB or FSA will implement or require in relation to the combined group, and neither party has received any notification from the DNB or FSA indicating there is likely to be any change with respect to the matters set out in such notifications;

•	clearances and confirmations from the relevant tax authorities in The Netherlands and the UK that, after the completion of the exchange offer Barclays will be considered to be resident for tax purposes in the United Kingdom, that, after consummation of the exchange offer, have been obtained in terms reasonably satisfactory to Barclays and ABN AMRO and that none of such clearances or confirmations has been withdrawn or modified;

•	all requisite employee consultations and information procedures with employee representative bodies of ABN AMRO and Barclays have been completed;

•	the AFM and UKLA have approved, or declared they have no further comments on, the relevant disclosure documentation, and the registration statement on Form F-4 has become effective under the Securities Act and no stop order suspending the effectiveness of the registration statement shall have been issued and be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn;

•	there is no indication that the Barclays ordinary shares issued pursuant to the exchange offer will not be admitted to the Official List of the UKLA, admitted to trading on the LSE, authorized for listing on the LSE, Euronext and the TSE, nor that the Barclays ordinary shares or Barclays ADSs issued pursuant to the exchange offer will not be approved for listing on the NYSE;

•	Euronext has confirmed it has no further comments on the proposed amendments to the articles of association of ABN AMRO;

•	the FTSE 100 Committee has provided written confirmation to the effect that Barclays ordinary shares will continue to be included in the FTSE 100 Index following the exchange offer being declared unconditional and the issue of new Barclays shares;

•	the parties have not received notification from the AFM that the preparations of the exchange offer are in breach of Netherlands law pursuant to which securities institutions would not be permitted to cooperate with the execution and completion of the exchange offer;

•	no condition to the merger has become permanently incapable of fulfillment and not been waived; and

•	the Merger Protocol has not been terminated.

Additional Barclays Conditions
      Under the Merger Protocol, the obligation of Barclays to make the exchange offer was subject to the following conditions having been satisfied (or waived by Barclays) and each of the conditions set out below have been either satisfied or waived by Barclays:

•	no ABN AMRO Material Adverse Change has occurred prior to the closing of the exchange offer;

•	there has been no event, circumstance or series of linked events or circumstances not fairly disclosed in ABN AMRO’s 2006 annual report or annual accounts or otherwise disclosed that can be expected to have a negative impact of 5% or more on ABN AMRO’s 2006 consolidated operating income;

•	Barclays has reasonably determined that the conditions to the merger pertaining to regulatory approvals will be fulfilled as of the anticipated closing date of the exchange offer;

•	if required, at least 60 (sixty) calendar days have passed following the date on which Barclays application, if required, under Section 3 of the United States Bank Holding Company Act of 1956, as amended, has been accepted for processing by the Board of Governors of the US Federal Reserve System;

•	no third party has decided to, or indicated any intention to, implement or threaten any frustrating action, as defined in the Merger Protocol, such that the parties cannot reasonably be expected to continue with the merger or declare the exchange offer unconditional;

•	all necessary corporate action has been taken in connection with the appointment of the nominated individuals to the supervisory board and management board of ABN AMRO Bank and Barclays (Netherlands) subject to and with effect as of the time the exchange offer has been declared unconditional; and

•	no circumstance, occurrence or development has occurred since the date of the Merger Protocol that will constitute or constitutes suspension or limitation of trading in ABN AMRO ordinary shares or convertible shares (other than on a temporary basis in the ordinary course of trading).

Additional ABN AMRO Conditions
      Under the Merger Protocol, the obligation of Barclays to make the exchange offer was subject to each of the following conditions having been satisfied (or waived by ABN AMRO) and each of the conditions set out below have been either satisfied or waived by ABN AMRO:

•	no Barclays Material Adverse Change (as defined below) has occurred prior to the closing of the exchange offer;

•	there has been no event, circumstance or series of linked events or circumstances not fairly disclosed in Barclays 2006 annual report or annual accounts or otherwise disclosed that can be expected to have a negative impact of 5% or more on Barclays 2006 consolidated operating income;

•	ABN AMRO has reasonably determined that the conditions to the merger pertaining to regulatory approvals will be fulfilled as of the anticipated closing date of the exchange offer;

•	no third party has decided to, or indicated any intention to, implement or threaten any frustrating action as defined in the Merger Protocol, such that the parties cannot reasonably be expected to continue with the merger; and

•	no circumstance, occurrence or development has occurred since the date of the Merger Protocol that will constitute or constitutes suspension or limitation of trading in Barclays ordinary shares (other than on a temporary basis in the ordinary course of trading).
      In the event any condition to the exchange offer becomes permanently incapable of fulfillment as a result of a breach of the Merger Protocol by the party for whose benefit the condition is expressed to be agreed, the condition shall be deemed to be waived by such party and the ability to waive or invoke such condition shall pass to the other party.
      Certain additional conditions which were originally conditions to the making of the exchange offer are now to be treated as conditions to the exchange offer and are set out in the section “Conditions to Completion of the Exchange Offer.”
Conditions to Completion of the Exchange Offer
Mutual Conditions
      The obligation of Barclays to complete the combination and to declare the exchange offer unconditional is subject to each of the following conditions having been satisfied (or waived by both Barclays and ABN AMRO if and to the extent such waiver is permitted):

•	all notifications, filings and applications necessary or appropriate in connection with the exchange offer or merger have been made, all applicable statutory or regulatory obligations have been complied with, all authorizations and consents have been obtained, and relevant waiting periods have expired;

•	the competent regulatory authorities in The Netherlands have given their declaration of no objection and the FSA has granted its approval of each person who will acquire control over any person which is a member of the combined group, or the relevant waiting period has expired;

•	Barclays and ABN AMRO have received confirmation from the DNB that it has no objection to the parties’ proposal for the composition of the managing and supervisory boards of ABN AMRO Bank, and the FSA has approved the nomination of the proposed directors to the Barclays Board;

•	all approvals have been received or notices have been filed under US federal or state banking laws that are necessary for completion of the exchange offer and merger, and all required waiting periods have expired;

•	the European Commission has declared the exchange offer compatible with the common market or has granted its approval to the exchange offer, and the applicable waiting period under the HSR Act has expired or been terminated;

•	all the above remain in full force and effect, and none is subject to any material term or conditions not fulfilled or satisfied;

•	neither Barclays nor ABN AMRO has received any notification from the DNB or FSA that there is likely to be a change in the supervisory, reporting or regulatory capital arrangements that will apply to the combined group;

•	the tax clearances from the relevant UK and Dutch tax authorities have not been withdrawn or amended;

•	the registration statement on Form F-4 has become effective under the Securities Act and no stop order suspending the effectiveness of such registration statement has been issued or is in effect and no proceedings for that purpose has been initiated by the SEC nor withdrawn;

•	prior to the closing date of the exchange offer and subject to the exchange offer being declared unconditional, the Barclays general meeting of shareholders shall have unconditionally passed all appropriate resolutions or such resolutions have otherwise been effected. See “— Barclays Shareholder Meeting”;

•	confirmation has been given that the Barclays ordinary shares issued pursuant to the exchange offer will be admitted to the Official List of the UKLA and admitted to trading on the LSE, authorized for listing on the LSE, Euronext and the TSE, and the Barclays ordinary shares and Barclays ADSs issued pursuant to the exchange offer will be approved for listing on the NYSE;

•	neither Barclays nor ABN AMRO has received notification from the FTSE 100 Committee that it intends to withdraw or modify its confirmation provided to Barclays before the making of the exchange offer;

•	the parties have not received notification from the AFM that the preparations of the exchange offer are in breach of Netherlands law pursuant to which securities institutions would not be permitted to cooperate with the execution and completion of the exchange offer; and

•	the Merger Protocol has not been terminated.
Additional Barclays Conditions
      The obligation of Barclays to complete the combination and to declare the exchange offer unconditional subject to each of the following conditions having been satisfied (or waived by Barclays, unless otherwise indicated):

•	at least 80% of the issued ABN AMRO ordinary shares have been tendered and not withdrawn under the exchange offer or are otherwise held by Barclays; if such percentage represents less than 50% plus one of the voting rights represented by the outstanding share capital of ABN AMRO and less than 50% of the ABN AMRO ordinary shares in ABN AMRO’s issued and outstanding ordinary share capital, this condition may not be waived except with the approval of the ABN AMRO Supervisory Board;

•	no ABN AMRO Material Adverse Change has occurred prior to the closing of the exchange offer;

•	there has been no event, circumstance or series of linked events or circumstances not fairly disclosed in ABN AMRO’s 2006 annual report or annual accounts or otherwise disclosed that can be expected to have a negative impact of 5% or more on ABN AMRO’s 2006 consolidated operating income;

•	no third party has decided, or indicated an intention, to implement or threaten any frustrating action, as defined in the Merger Protocol, such that the parties cannot be expected to continue with the merger or declare the exchange offer unconditional;

•	no circumstance, occurrence or development has occurred since the date of the Merger Protocol that will constitute or constitutes suspension or limitation of trading in ABN AMRO ordinary shares or convertible shares (other than on a temporary basis in the ordinary course of trading);

•	all regulatory approvals required for completion of the LaSalle Agreement (or a purchase and sale agreement with another party) in accordance with its terms have been obtained and the LaSalle Agreement has completed in accordance with its terms, or a purchase and sale agreement with another party with respect to the sale of LaSalle has completed in accordance with its terms;

•	no materially burdensome regulatory condition (as defined in the Merger Protocol) having been imposed or being reasonably likely to be imposed;

•	relevant regulatory consents to the investments by China Development Bank in Barclays ordinary shares have been obtained;

•	to the extent required, the DNB has given consent to ABN AMRO and ABN AMRO Bank in relation to a distribution relating to the LaSalle proceeds following the exchange offer;

•	no third party shall declare or reaffirm that it makes or intends to make an offer or an amended offer for shares in ABN AMRO. In case this offer condition is not fulfilled, Barclays may change the consideration offered in the exchange offer, provided that the change shall not comprise a decrease of the consideration offered in the exchange offer compared to the consideration offered by the exchange offer just prior to the time the change is made (for so long as the Merger Protocol is not terminated, Barclays agrees with ABN AMRO that it shall not invoke this offer condition without announcing a change to the consideration offered in the exchange offer, unless it has obtained the prior written agreement of ABN AMRO);

•	the ABN AMRO Managing Board and the ABN AMRO Supervisory Board having confirmed in writing, and having made an appropriate press release confirming, their unanimous recommendation of the exchange offer for acceptance by the holders of ABN AMRO ordinary shares and the ABN AMRO ADSs;

•	Barclays and ABN AMRO have received copies of resignation letters from those members of the ABN AMRO Managing Board, the ABN AMRO Supervisory Board and the ABN AMRO Bank management and supervisory boards who, it has been agreed, shall resign subject to the exchange offer being declared unconditional;

•	The Stichting Administratiekantoor Preferente Financieringsaandelen ABN AMRO which acts as depository for ABN AMRO’s convertible preference financing shares — for which depositary receipts have been issued (the “DR Prefs”), with a nominal value of €0.56 each (the “underlying preference shares”) has irrevocably agreed with Barclays and ABN AMRO that, subject to:

(i)	the exchange offer being declared unconditional;

(ii)	an undertaking of Barclays not to exercise more voting rights on the underlying preference shares than it could exercise as holder of ABN AMRO’s DR Prefs as long as the ABN AMRO ordinary shares are listed on Euronext; and

(iii)	the amendment of the terms of ABN AMRO’s DR Prefs necessary for an exchange by Barclays of DR Prefs for underlying preference shares and any other actions as may be legally required to enable such exchange, it will take all necessary action to exchange any ABN AMRO DR Prefs for underlying preference shares, if and when requested by Barclays and the irrevocable agreement between the depositary of the ABN AMRO convertible preference shares, Barclays and ABN AMRO in relation to such shares continues to be in full force and effect.

Additional ABN AMRO Conditions
      The obligation of ABN AMRO to complete the combination is conditioned upon the following conditions being satisfied (or waived by ABN AMRO):

•	no Barclays Material Adverse Change has occurred prior to the closing of the exchange offer;

•	there has been no event, circumstance or series of linked events or circumstances not fairly disclosed in Barclays 2006 annual report or annual accounts or otherwise disclosed that can be expected to have a negative impact of 5% or more on Barclays 2006 consolidated operating income;

•	no third party has decided, or indicated an intention, to implement or threaten any frustrating action, as defined in the Merger Protocol, such that the parties cannot be expected to continue with the merger or declare the exchange offer unconditional;

•	no circumstance, occurrence or development has occurred since the date of the Merger Protocol that will constitute or constitutes suspension of or limitation in trading in Barclays ordinary shares (other than on a temporary basis in the ordinary course of trading); and

•	Barclays and ABN AMRO have received copies of resignation letters from those members of the Barclays Board and board of Barclays Bank who, it has been agreed, shall resign subject to the exchange offer being declared unconditional.
      In addition, if any condition to the merger becomes permanently incapable of fulfillment because of a breach of the Merger Protocol by the party for whose benefit the condition is expressed to be agreed, such condition shall be deemed to be waived by such party and the ability to waive shall pass to the other party.
Material Adverse Change
      A “Material Adverse Change” means, with respect to either party (herein referred to as the affected party):
      (i) an event or circumstance that could be expected to result in a material adverse effect on the business, financial or capital position, assets, operational performance or prospects of the affected party’s group taken as a whole, not arising as a result of (a) a general economic decline in the financial services and banking industry, (b) a general economic decline affecting both parties in a similar and proportionate way; (c) any matter known to the other party or its advisors from information available publicly pursuant to regulatory filing procedures, applicable law, regulation or rules or otherwise fairly disclosed by the affected party to the other party or its advisors prior to the date of the Merger Protocol and which matter the other party could be expected to know at the signing of the Merger Protocol would constitute such an event if not for the disclosure; or (d) the announcement, making and implementation of the exchange offer; or
      (ii) a change since the date of the Merger Protocol in national or international capital markets (including an adverse change in applicable tax laws), financial, political or economic conditions or currency exchange rates or exchange controls (whether or not arising as a result of or in connection with any outbreak or escalation of hostilities or declaration of war or national emergency or act of terrorism or other national or international calamity), not arising as a result of (x) a general economic decline in the financial services and banking industry, (y) a general economic decline affecting both parties in a similar and proportionate way or (z) the announcement, making and implementation of the exchange offer.
Exclusivity
      Under the Merger Protocol, the “Exclusivity Period” is the period commencing on the date of the Merger Protocol and ending on the earlier of March 1, 2008 (if the exchange offer has not yet been declared unconditional) and the date on which the Merger Protocol is terminated.

Restrictions during the Exclusivity Period in respect of ABN AMRO
      ABN AMRO has agreed that neither it nor its representatives, during the Exclusivity Period, will initiate, solicit, or enter into discussions or negotiations with, provide any confidential information to, or enter into any agreement with, any third party regarding the making of a bona fide unsolicited offer or proposal involving the acquisition of, or for the making of an offer for, all or a substantial part of the issued share capital or the whole or any material part of the undertaking, business or assets of ABN AMRO, or any bona fide unsolicited proposal involving a merger, consolidation or demerger involving ABN AMRO or material reorganization or re-capitalization of ABN AMRO (an “Alternative Proposal”), except as disclosed by ABN AMRO to Barclays prior to the execution of the Merger Protocol. Following receipt by ABN AMRO of an Alternative Proposal or an unsolicited indication of interest in making an Alternative Proposal, ABN AMRO may have contacts with such third party to understand the contents of the Alternative Proposal, provided that ABN AMRO complies with the notice requirements to Barclays described below. Subject to the terms of the exclusivity, ABN AMRO shall also be allowed to continue discussions with a third party existing as at the date of the Merger Protocol, provided that it has notified Barclays thereof.
      ABN AMRO has agreed to notify Barclays promptly of any communication, invitation, approach or inquiry, or any request for information, received by ABN AMRO or its representatives from any third party in relation to an Alternative Proposal, it being understood that ABN AMRO shall advise Barclays of the identity of such third party and the proposed consideration and other principal terms of such Alternative Proposal, so as to enable Barclays to consider its position in light of the Alternative Proposal and to assess its potential effects on the exchange offer and the exchange offer’s chances of success. ABN AMRO has further agreed to keep Barclays informed of any discussions or developments with respect to such Alternative Proposal. This notification requirement applies equally to activities disclosed by ABN AMRO to Barclays prior to the execution of the Merger Protocol.
      In the event of a third party communicating an Alternative Proposal to ABN AMRO and the ABN AMRO boards concluding, while acting in good faith and observing their applicable fiduciary duties, that such Alternative Proposal would be likely to constitute or develop into a Competing Offer (as defined below in “Competing Offer for ABN AMRO”), ABN AMRO will promptly give written notice thereof to Barclays. After giving such notice, ABN AMRO may, subject to the terms of the exclusivity, engage in discussions or negotiations in relation to the Alternative Proposal with such third party and disclose confidential information to such third party.
      Before engaging in discussions or negotiations with a third party regarding an Alternative Proposal or disclosing confidential information to any third party, ABN AMRO must first seek to enter into a confidentiality and standstill agreement with such third party on terms materially no less favorable to ABN AMRO than the terms of the preliminary transaction agreement entered into with Barclays and dated March 21, 2007.
      ABN AMRO is not permitted to provide a third party with any confidential information it has not provided to Barclays unless it also promptly provides such confidential information to Barclays. ABN AMRO has further agreed not to enter into any break fee arrangement, incentive fee, cost compensation or any similar arrangement with any third party in connection with an Alternative Proposal, except as permitted in respect of a Competing Offer.
      Under the Merger Protocol, ABN AMRO confirmed that it was not, at the date of signing of the Merger Protocol, in negotiations, activities or discussions with any third party that could lead to an Alternative Proposal or a Competing Offer and that it had not been in any such negotiations, activities or discussions which it expected could be revived or re-commenced after the date thereof, except as fairly disclosed prior to the Merger Protocol’s execution.

Restrictions During the Exclusivity Period in Respect of Barclays
      Barclays has agreed that neither it nor its representatives, during the Exclusivity Period, will initiate, solicit, or enter into discussions or negotiations with, provide any confidential information to, or enter into any agreement with any third party regarding the making of a bona fide unsolicited offer or proposal involving the acquisition of, or for the making of an offer for, all or a substantial part of the issued share capital or the whole or any material part of the undertaking, business or assets of Barclays, or any bona fide unsolicited proposal involving a merger, consolidation or demerger involving Barclays or material reorganization or re-capitalization of Barclays (a “Barclays Alternative Proposal”), except as disclosed by Barclays to ABN AMRO prior to the Merger Protocol’s execution. Following receipt by Barclays of a Barclays Alternative Proposal or an unsolicited indication of interest in making a Barclays Alternative Proposal, Barclays may have contacts with such third party to understand the contents of the Barclays Alternative Proposal, provided that Barclays complies with the notice requirements to Barclays described below. Subject to the terms of the exclusivity, Barclays shall also be allowed to continue discussions with a third party existing as at the date of the Merger Protocol.
      Barclays has agreed to notify ABN AMRO promptly of any communication, invitation, approach or inquiry, or any request for information, received by Barclays or its representatives from any third party in relation to a Barclays Alternative Proposal, it being understood that Barclays shall advise ABN AMRO of the identity of such third party and the proposed consideration and other principal terms of such Barclays Alternative Proposal, so as to enable ABN AMRO to consider its position in light of the Barclays Alternative Proposal and to assess its potential effects on the exchange offer and the exchange offer’s chances of success. Barclays has further agreed to keep ABN AMRO informed of any discussions or developments with respect to such Barclays Alternative Proposal.
      In the event of a third party communicating a Barclays Alternative Proposal to Barclays and the Barclays board concluding, while acting in good faith and observing their applicable fiduciary duties, that it may be required to consider such Barclays Alternative Proposal, Barclays shall promptly give written notice thereof to ABN AMRO. After giving such notice, Barclays may, subject to the terms of the exclusivity, engage in discussions or negotiations in relation to the Barclays Alternative Proposal with such third party and disclose confidential information to such third party.
      Barclays has further agreed not to enter into any break fee arrangement, incentive fee, cost compensation or any similar arrangement with any third party in connection with a Barclays Alternative Proposal, unless the Barclays board’s recommendation has been withdrawn.
      Under the Merger Protocol, Barclays confirmed that it was not, at the date of signing of the Merger Protocol, in negotiations, activities or discussions with any third party that could lead to an Alternative Proposal and that it had not been in any such negotiations, activities or discussions which it expected could be revived or re-commenced after the date thereof, except as fairly disclosed prior to the Merger Protocol’s execution.
Competing Offer for ABN AMRO
      The Merger Protocol contains detailed provisions outlining the circumstances in which ABN AMRO may respond to competing offers received from third parties. A “Competing Offer” is an unsolicited written bona fide proposal from a third party involving an attempt to effect a change of control of ABN AMRO by way of a merger or through an offer for more than 50% of ABN AMRO’s voting or ordinary share capital or through an offer for the acquisition of all or substantially all (to mean at least 95% of all assets shown in the ABN AMRO consolidated balance sheet as at December 31, 2006) the assets, undertakings or business of ABN AMRO, which proposal is binding on the third party and which proposal is determined in the reasonable opinion of the ABN AMRO management and supervisory boards, after having considered the advice of outside advisors, acting in good faith and observing their applicable fiduciary duties, to be a more beneficial offer than Barclays exchange offer, specifically taking into account the overall terms set out in the Merger Protocol.

      In the event the ABN AMRO Boards determine that they intend to recommend the Competing Offer:

•	ABN AMRO shall promptly notify Barclays, including in such notice confirmation that the ABN AMRO boards intend, acting in good faith and observing their fiduciary duties under applicable law and in the absence of a Barclays revised offer, to recommend the Competing Offer for ABN AMRO and the most current version of such Competing Offer;

•	Barclays shall have five business days following the date on which it receives such notice to communicate to the ABN AMRO boards a Barclays revised offer;

•	in the event that either (a) Barclays fails to communicate a revised offer within five business days after having received such notice or (b) the ABN AMRO boards reaffirm to Barclays in writing at the end of such period, after taking into account any Barclays revised offer, that the ABN AMRO Boards intend, acting in good faith and observing their fiduciary duties under applicable law to recommend the Competing Offer, each of ABN AMRO and Barclays shall be entitled to terminate the Merger Protocol with immediate effect, subject to compensatory amounts or rights to otherwise terminate, and the ABN AMRO Boards may recommend the Competing Offer; and

•	if Barclays communicates a revised offer to the ABN AMRO Boards which the ABN AMRO Boards decide to recommend, ABN AMRO shall notify the third party proposing the Competing Offer that it does not intend to recommend such Competing Offer and publicly announce the terms of Barclays revised offer to be publicly recommended by the ABN AMRO boards. ABN AMRO and Barclays shall not therefore be permitted to terminate the Merger Protocol, and ABN AMRO and Barclays and their applicable representatives shall continue to enjoy and be bound by their respective rights and obligations under the Merger Protocol, including in relation to any other Competing Offer.
      Barclays has agreed not to cast the votes attached to any ABN AMRO ordinary shares acquired by it for its own account (i.e. outside the ordinary course of its investment banking, stock broking, asset or fund management businesses) after the date of the Merger Protocol (a) in favor of any shareholder resolutions in connection with an offer by Barclays for all the ABN AMRO ordinary shares no longer being recommended by the ABN AMRO boards or (b) against any shareholder resolutions in connection with a Competing Offer recommended by the ABN AMRO boards.
      Under the Merger Protocol, as amended on July 30, 2007, ABN AMRO is entitled to engage in discussions or negotiations with the Consortium and to provide the Consortium with certain confidential information, without ABN AMRO having to notify Barclays that the ABN AMRO Managing Board and the ABN AMRO Supervisory Board have concluded that the offer announced by the Consortium on July 20, 2007 would be reasonably likely to constitute or develop into a Competing Offer.
Termination
      The Merger Protocol and the rights and obligations thereunder will immediately terminate,

•	if not all the conditions to the commencement of the exchange offer have been fulfilled or duly waived, as permitted, on or before November 1, 2007;

•	if, upon expiration of the offer period, including any such extension thereof, the exchange offer has not been declared unconditional on or before March 1, 2008;

•	if, upon expiration of the offer period, including any such extension thereof, not all of the conditions to the completion of the exchange offer are fulfilled and the exchange offer is not declared unconditional or extended; or

•	if the Merger Protocol is otherwise terminated by Barclays or ABN AMRO.
      The Merger Protocol may be terminated at any time prior to the completion of the exchange offer by ABN AMRO,

•	if Barclays materially breaches any provision of the Merger Protocol or laws applicable to either party in connection with the transactions described herein;

•	if the Barclays Board determines, after having considered the advice of outside legal and financial advisors, acting in good faith and observing its applicable fiduciary duties, that it intends to withdraw its recommendation and informs ABN AMRO that it intends to do so; or

•	if any member of the Barclays Board qualifies his or her unanimous recommendation of the exchange offer or makes any contradictory public statements unless the Barclays Board reaffirms its recommendation by way of public announcement as soon as possible within 24 hours of becoming aware of such contradictory public statement.
      The Merger Protocol may be terminated at any time prior to the completion of the exchange offer by Barclays,

•	if ABN AMRO materially breaches any provision of the Merger Protocol or laws applicable to either party in connection with the transactions described herein; or

•	if any member of the ABN AMRO Boards (a) makes any contradictory public statement with respect to the exchange offer that would constitute a significant change in the ABN AMRO Boards’ position as an expression of support for the strategic benefits of the combination or (b) makes any public statement recommending any Alternative Proposal, unless the ABN AMRO Boards shall have reaffirmed by way of a public announcement the ABN AMRO Boards’ position with respect to the exchange offer and that the ABN AMRO Boards do not recommend any Alternative Proposal as soon as possible within 24 hours of them becoming aware of the statement described in (a) or (b).
      The Merger Protocol may additionally be terminated at any time prior to the completion of the exchange offer by either party in case of all the following:

•	ABN AMRO receives a Competing Offer;

•	ABN AMRO promptly informs Barclays in writing of the Competing Offer pursuant to and in compliance with the Merger Protocol; and

•	either (a) Barclays fails to communicate a revised offer within five business days after having received notice of the Competing Offer or (b) the ABN AMRO boards reaffirm to Barclays in writing at the end of such five-day period, after taking into account any revised offer from Barclays, that the ABN AMRO boards intend to recommend the Competing Offer.
      Notwithstanding any provision to the contrary, neither party shall be permitted to terminate the Merger Protocol if such party’s failure to comply with any provisions of the Merger Protocol has been the cause of, or materially contributed to, the non-fulfillment of any condition to the exchange offer or the merger.
Compensation for Loss and Damages
      An amount of €200 million shall be paid by ABN AMRO to Barclays by way of compensation for loss and damages as follows:

•	if ABN AMRO or Barclays terminates the Merger Protocol

•	as a result of the ABN AMRO board recommending a competing offer; or

•	following non-fulfillment of any condition to the exchange offer or merger where the main cause of such non-fulfillment is ABN AMRO’s breach of the Merger Protocol; or

•	if Barclays terminates the Merger Protocol

•	as a result of a material breach of the Merger Protocol by ABN AMRO; or

•	as a result of a contradictory public statement by ABN AMRO, in the absence of a material breach by Barclays of the Merger Protocol and settlement of the exchange offer or any other offer by Barclays for ABN AMRO shares having occurred.
      An amount of €200 million shall be paid by Barclays to ABN AMRO by way of compensation for loss and damages as follows:

•	if ABN AMRO or Barclays terminates the Merger Protocol

•	as a result of a revocation of the recommendation by the Barclays board; or

•	following non-fulfillment of any condition to the exchange offer or merger where the main cause of such non-fulfillment is Barclays breach of the Merger Protocol; or

•	if ABN AMRO terminates the Merger Protocol

•	as a result of a material breach of the Merger Protocol by Barclays; or

•	as a result of a contradictory public statement by Barclays, in the absence of a material breach by ABN AMRO of the Merger Protocol and settlement of the exchange offer or any other offer by Barclays for ABN AMRO shares having occurred.
      Barclays and ABN AMRO have acknowledged that, under the Merger Protocol as it existed prior to the Second Merger Protocol Amendment Letter, dated July 30, 2007, withdrawal of the recommendation of the exchange offer by the ABN AMRO Boards would have resulted in a right for Barclays to terminate the Merger Protocol and to receive immediate payment of €200 million by way of compensation for loss and damages suffered. Barclays has agreed that, in view of Barclays and ABN AMRO’s desire not to terminate the Merger Protocol and the continued support of the ABN AMRO Boards, Barclays will defer the collection of the €200 million unless and until Barclays terminates the Merger Protocol in accordance with its terms. Barclays shall not be entitled to receive this sum if the exchange offer has been declared unconditional or if the ABN AMRO Boards renew their recommendation of the exchange offer and Barclays terminates the Merger Protocol during the currency of that recommendation.
Conduct of Business Pending the Combination
      Under the Merger Protocol, until the earlier of the date of the settlement of the exchange offer and the date on which the Merger Protocol is terminated, Barclays and ABN AMRO have agreed to conduct their respective businesses and operations in the ordinary and usual course of business consistent with best practices, preserve intact business organization and assets, maintain rights, franchises and authorizations and existing relations with customers, employees, suppliers, business associates and governmental authorities, and refrain from taking any action which may impair its ability to perform its obligations under and related to the Merger Protocol.
      Each of Barclays and ABN AMRO has further agreed to comply with the following (except as otherwise indicated) except with the prior written consent of the other party:

•	not to make any material changes to its corporate or group structure;

•	not to merge, demerge or consolidate with or into any other company or business, except for any such transaction solely among its subsidiaries, or change its or its business identity or character;

•	not to enter into any capital commitment or investment that individually (or taken with other such commitments or investments which could be regarded as constituting a single commitment or investment) amounts to €250 million or more and has not been provided for in such party’s 2007 budget or fairly disclosed to the other party before the date of the Merger Protocol, other than (a) intra-group capital investments and (b) loans and investments in the ordinary course of business consistent with past practice, including private equity investments;

•	not to create, extend, grant, issue or allow any third-party rights over any of its material assets, except in the ordinary course of business;

•	not to amend its articles of association or equivalent or similar constitutional documents, except for changes to the constitutional documents of its direct and indirect subsidiaries not material to the relevant group taken as a whole, or to the rights attaching to any shares in any member of its group;

•	not to propose to nominate any new members to any of the ABN AMRO boards, except that ABN AMRO may propose to nominate a new member of its supervisory board to its general meeting of shareholders held on April 26, 2007;

•	not to agree to declare or pay any dividend or any distribution in kind except for (a) the proposed dividends relating to the financial year ended December 31, 2006 and any interim dividends in respect of the financial year commencing January 1, 2007, provided that any such interim dividend is consistent with such party’s dividend policy prevailing as at the date of the Merger Protocol and does not exceed reasonable market expectations as on April 20, 2007 and (b) any distributions due under the terms of preference shares and hybrid capital instruments issued or agreed to be issued as at the date of the Merger Protocol;

•	to the extent in the best interest of the relevant group company, to maintain the services of its directors, officers and key employees, and its business relationships with key customers and others having material business dealings with its group;

•	in relation to employees and consultants, to make no material change to any contract term or compensation or benefits arrangements unless the change is (a) consistent with existing policies and governance processes in operation at the time of execution of the Merger Protocol, (b) commercially necessary or reasonably desired and (c) would not materially adversely affect any of the agreed planned synergy savings;

•	except in the ordinary course of the party’s private equity or merchant bank business, not to acquire or dispose of any material legal entities or businesses or a material part of its assets (including strategic stakes) or engage in a series of such acquisitions or disposals, with legal entities, businesses or parts of assets material if having a book value of or being bought or sold for €500 million or more;

•	not to settle or initiate any litigation or arbitration or similar proceedings involving an amount of €250 million or more after announcement of the offer (with any series of proceedings (or claims) arising out of the same or substantially the same originating cause to be treated as one proceeding (or claim));

•	not to make any changes with respect to accounting policies or procedures, except as (a) required by applicable law or changes in applicable generally accepted accounting principles or (b) as either party, after consulting the advice of its regulated public accounting firm and with the other party, determines in good faith advisable to conform to best accounting practices;

•	not to make or alter any material tax election or take any material position on any material tax return filed on or after the date hereof or adopt any tax method therefore that is inconsistent with elections made, positions taken, or methods used in preparing or filing any tax return in prior periods or settle or otherwise finally resolve any dispute with respect to an amount of tax of €250 million or more;

•	to procure that neither it nor any other member of its group:

•	issues, authorizes or proposes the issue of additional shares of any class or securities in its capital or similar securities or transfer or sells or authorizes or proposes the transfer or sale of shares out of treasury (save as between such party and its subsidiaries and save for the issue or transfer out of treasury of shares on the exercise of options granted before the date of the Merger Protocol in the ordinary course of business);

•	enters into, varies, authorizes or proposes to enter into or vary any contract, transaction, arrangement or commitment (whether in respect of capital expenditure or otherwise) of a long-term, unusual or onerous nature and which may be material in the context of its group or which is likely to be restrictive on the business of any member of the combined group;

•	proposes, agrees to provide or modifies in material respect the terms of any share option or incentive scheme;

•	makes, agrees or consents to any significant change to the terms or benefits of any pension scheme established for directors, employees or dependents of such, or carries out any act which may lead to the commencement of the winding up of the pension scheme or which could give rise to a liability arising pursuant to any law or regulation applicable to the scheme, or agrees to make any additional funding to the pension scheme as part of any negotiations with the trustees of the pension scheme other than as required by applicable law or under the terms or rules of the pension scheme or as has been fairly disclosed to the other party prior to the date of the Merger Protocol;

•	implements, effects or authorizes any merger, demerger, or liquidation or apply for bankruptcy or suspension of payments or enters into negotiations with any one or more of its creditors with a view to the readjustment or rescheduling of its debts, or enters into any similar transaction or arrangement, otherwise than in the ordinary course of business and except for any such transaction solely among subsidiaries provided it does not involve any insolvent liquidation, application for bankruptcy or suspension of payment or entering into negotiations with any one or more creditors with a view to the readjustment or rescheduling of its debt or similar actions; nor

•	purchases, redeems or repays any of its own shares or other securities or reduces or makes any other change to any part of its share capital to an extent which is material in the context of its group (save that ABN AMRO is permitted to repurchase any of its ordinary shares at a price not exceeding, at the time of the repurchase, the ordinary exchange ratio multiplied by a short-term average Barclays ordinary share price converted to Euro and Barclays is permitted to repurchase any of its ordinary shares at a price not exceeding the market price of such shares at the time of repurchase);

•	generally not to do anything that could be expected to compromise the proposed synergy plans as discussed between the parties and delivery of the underlying savings;

•	not to trade in or encourage any other party to trade in any shares or other securities of the other party, as long as it has price sensitive information except for any actions in the ordinary course of each party’s respective businesses, provided that such actions could not result in a breach of any applicable law or regulations with respect to the use of price sensitive information;

•	ABN AMRO has agreed that all risk transfers for capital and risk management purposes in respect of subordinated capital instruments including either or both tier one or two securities must comply with the rules of the FSA;

•	ABN AMRO has agreed that no member of its group shall tender any ABN AMRO ordinary shares held by it into the exchange offer; and

•	ABN AMRO is prohibited from distributing by any means proceeds received under the LaSalle Agreement on a sale of LaSalle.
      Notwithstanding the foregoing, the Merger Protocol provides that either party may undertake certain actions during the period from the date of the Merger Protocol until the earlier of the date of the settlement of the exchange offer or the date on which the Merger Protocol is terminated. Namely, either party may complete (a) any disposals of assets, undertaking and businesses fairly disclosed to the other party in writing prior to the execution of the Merger Protocol, or (b) such other disposals with gross sale proceeds not to exceed €500 million and the aggregate value of the gross sale proceeds of any such disposals not to exceed €2.5 billion, provided that (i) any such disposal is entered into on an arm’s-length basis and at the best market price available, (ii) in relation to any disposal with an individual value of more than €500 million, a fairness opinion has been issued by an independent reputable international investment bank, (iii) such party gives the other party notice at least two business days prior to any proposed agreement or public announcement and takes into account such other party’s reasonable requests and (d) such party keeps the other party fully informed of progress in relation to any such disposal.
      Subject to the need to observe fiduciary duties, none of the members of the Barclays Board shall withdraw, modify or qualify the unanimous recommendation by the Barclays Board as set out in the Merger Protocol and shall not make any contradictory public statements as to their position with respect to the exchange offer (including by way of statements concerning any Barclays Alternative Proposal) nor fail to announce or reaffirm their unanimous recommendation as required under the Merger Protocol unless it has been terminated. Subject to the need to observe fiduciary duties and ABN AMRO’s right to discuss Competing Offers, none of the members of the ABN AMRO Boards shall (a) make any contradictory public statement with respect to the exchange offer that would constitute a significant change in the ABN AMRO Boards’ position as an expression of support for the strategic benefits of the combination or (b) make any public statement recommending any Alternative Proposal with respect to ABN AMRO, unless (i) ABN AMRO has consulted with Barclays about such statement prior to it being made public, or (ii) ABN AMRO or Barclays has terminated the Merger Protocol.
Disputes and Arbitration
      Under the Merger Protocol, Barclays and ABN AMRO have agreed that the governing law shall be Dutch law and all disputes will be finally settled in accordance with the Arbitration Rules of The Netherlands Arbitration Institute, with each party appointing one arbitrator and the two appointed arbitrators appointing a third to act as chairman (or in the case of summary arbitral proceedings the unitary arbitrator shall be appointed by the President of the London Court of International Arbitration). The place of arbitration shall be Amsterdam.
      In addition, if ABN AMRO or Barclays disagrees that any of the pre-offer conditions or offer conditions have not been fulfilled or waived and submits a notice of disagreement, a binding advisor agreed upon by both Barclays and ABN AMRO will settle the dispute by way of a binding advice under article 7:900 and further of the Dutch Civil Code and in accordance with the terms of the binding advisor, as set out in the Merger Protocol. The binding advisor will settle the dispute as binding advisor, not as arbitrator.
      Further, in the event either party is party to proceedings against a third party in a dispute relating to the Merger Protocol or the exchange offer or any agreements resulting therefrom, the other party shall be entitled to demand to be allowed to join and/or intervene in the proceedings against such third party.
Fees and Expenses
      Whether or not the exchange offer and merger are consummated, all costs and expenses incurred by either party in connection with the preparation for, or performance of, its obligations under the Merger Protocol or in connection with the preparation or conclusion of the exchange offer will be paid by the party incurring the expense, except as otherwise expressly provided in the Merger Protocol. See “— Compensation for Loss and Damages”.

TAXATION
      This discussion deals only with US holders who hold the ABN AMRO ordinary shares or ABN AMRO ADSs as capital assets and does not apply if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for their securities holdings;

•	a bank;

•	a life insurance company;

•	a tax-exempt organization;

•	a person that actually or constructively owns 10% or more of Barclays voting stock;

•	a person that owns ABN AMRO ordinary shares or ABN AMRO ADSs as part of a straddle or conversion transaction for tax purposes; or

•	a United States person whose functional currency for tax purposes is not the US dollar.
      You will be a US holder if you are a beneficial owner of the ABN AMRO ordinary shares or ABN AMRO ADSs for US federal income tax purposes and you are:

•	a citizen or resident of the United States;

•	a US corporation organized under the laws of the United States or other entity taxable as a corporation for US federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate whose income is subject to United States federal income taxation regardless of its source; or

•	a trust if a United States court is able to exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.
      In addition, you will be a US holder only if:

•	you are not and have not been a citizen of any other jurisdiction (including, without limitation, The Netherlands and UK); or

•	you are not and have not been resident or ordinarily resident for tax purposes in any other jurisdiction (including, without limitation, The Netherlands and UK).
      If you are not a US holder, this discussion does not apply to you and you are encouraged to consult with your own tax advisor.
Material United States Federal Income Tax Considerations
      The following is a description of the material US federal income tax consequences that may be relevant with respect to any tender of ABN AMRO ordinary shares or ABN AMRO ADSs pursuant to the exchange offer. In connection with the exchange offer, Barclays has received the opinion of Sullivan & Cromwell LLP, its US counsel, that the following discussion, subject to the qualifications and limitations therein, represents the opinion of Sullivan & Cromwell LLP as to all of the material US federal income tax consequences of the combination. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations, rulings and decisions thereunder, all of which are subject to change, possibly with retroactive effect. In addition, this section is based in part upon the representations of the Depositary and the assumption that each obligation of the Deposit Agreement and any related agreement will be performed in accordance with its terms. This discussion does not describe all of the tax considerations that may be relevant to you. All holders should consult with their own tax advisor about the United States federal, state, local and other tax consequences of tendering their ABN AMRO ordinary shares or ABN AMRO ADSs in the exchange offer.

Consequences of the Exchange Offer
      The surrender of your ABN AMRO ordinary shares or ABN AMRO ADSs pursuant to the exchange offer will be a taxable exchange. Subject to the discussion below under the heading “Taxation — Material United States Federal Income Tax Considerations — Passive Foreign Investment Company Considerations”, you will recognize capital gain or loss on the surrender of your ABN AMRO ordinary shares or ABN AMRO ADSs pursuant to the exchange offer equal to the difference between the sum of (i) the cash, (ii) the fair market value of Barclays ordinary shares or Barclays ADSs and (iii) any cash in lieu of fractional Barclays ordinary shares or ADSs you receive on the surrender and your tax basis in your ABN AMRO ordinary shares or ABN AMRO ADSs. Your basis in your ABN AMRO ordinary shares or ABN AMRO ADSs will generally equal the price you paid for the ABN AMRO ordinary shares or ABN AMRO ADSs. Capital gain of a noncorporate US holder that is recognized in taxable years beginning before January 1, 2011 is generally taxed at a maximum rate of 15% where the holder has a holding period greater than one year. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes.
Consequences of Owning Barclays Ordinary Shares or Barclays ADSs
      Subject to the discussion below under the heading “Taxation — Material United States Federal Income Tax Considerations — Passive Foreign Investment Company Considerations”, the gross amount of any dividend paid to you by Barclays with respect to any Barclays ordinary shares or Barclays ADSs you receive in the exchange offer out of its current or accumulated earnings and profits (as determined for United States federal income tax purposes) will be subject to United States federal income taxation. If you are a noncorporate US holder, dividends paid to you in taxable years beginning before January 1, 2011 that constitute qualified dividend income will be taxable to you at a maximum tax rate of 15% provided that, subject to applicable limitations, you hold the Barclays ordinary shares or Barclays ADSs for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date. Dividends paid by Barclays with respect to the Barclays ordinary shares or Barclays ADSs will be qualified dividend income. A dividend will be ordinary income that you must include in income when you (or in the case of Barclays ADSs, the Depositary) receive the dividend, actually or constructively. Dividends will not be eligible for the dividends-received deduction generally allowed to United States corporations in respect of dividends received from other United States corporations. The amount of a dividend distribution that you must include in your income as a US holder will be the US dollar value of the Euro or Sterling payments made, determined at the spot Euro or Sterling to US dollar rate on the date the dividend distribution is includible in your income, regardless of whether the payment is in fact converted into US dollars. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date you include the dividend payment in income to the date you convert the payment into US dollars will be treated as ordinary income or loss and will not be eligible for the special tax rate applicable to qualified dividend income. Such gain or loss generally will be income or loss from sources within the United States for foreign tax credit limitation purposes. Distributions in excess of current and accumulated earnings and profits, as determined for United States federal income tax purposes, will be treated as a non-taxable return of capital to the extent of your basis in the Barclays ordinary shares or Barclays ADSs and therefore as capital gain. Your basis in the Barclays ordinary shares or Barclays ADSs will be their fair market value on the date you receive them.
      Dividends will be income from sources outside of the United States and, depending on your circumstances, will generally be “passive” or “general” income which, in either case, is treated separately for purposes of computing the foreign tax credit allowable to you.
      If you dispose of your Barclays ordinary shares or Barclays ADSs, you will recognize capital gain or loss equal to the difference between the amount that you realize and your tax basis in your Barclays ordinary shares or Barclays ADSs. Capital gain of a noncorporate US holder that is recognized in taxable years beginning before January 1, 2011 is generally taxed at a maximum rate of 15% where the holder has a holding period greater than one year. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes.

Passive Foreign Investment Company Considerations
      A non-United States corporation will be a passive foreign investment company (a “PFIC”) for any taxable year if either (1) 75% or more of its gross income in the taxable year is passive income or (2) 50% or more of the average value of its assets in the taxable year produces, or is held for the production of, passive income. Based upon certain management estimates and proposed Treasury regulation, ABN AMRO stated in its annual report for the fiscal year ended December 31, 2006 that it does not believe it was a PFIC for the 2006 taxable year. If ABN AMRO was a PFIC for any taxable year in which you held ABN AMRO ordinary shares or ABN AMRO ADSs, including the current taxable year, you may be subject to unfavorable tax consequences, including significantly more tax on the tender of your ABN AMRO ordinary shares or ABN AMRO ADSs.
      Based upon certain management estimates and proposed Treasury regulations, Barclays believes that it was not a PFIC for the 2006 taxable year and expects that it will not be a PFIC during the current or in subsequent taxable years. However, since Barclays status as a PFIC for any taxable year depends on the composition of Barclays’ income and assets (and the market value of such assets) from time to time, there can be no assurance that Barclays will not be considered a PFIC for any taxable year. If Barclays were considered a PFIC for any taxable year during which you hold Barclays shares or ADSs, you could be subject to unfavorable tax consequences, including significantly more tax upon a disposition of such shares or ADSs or upon receipt of certain dividends from Barclays.
      You should consult your own tax adviser regarding the application of the PFIC rules to you.
Backup Withholding and Information Reporting
      If you are a noncorporate US holder, information reporting requirements, on IRS Form 1099, generally will apply to the payment of the proceeds from the surrender of your ABN AMRO ordinary shares or ABN AMRO ADSs in the exchange offer and, in the case of the Barclays ordinary shares or Barclays ADSs that you will receive, to the payment of dividends or other taxable distributions or the payment of the proceeds from a sale in each case made within the United States or through certain US related financial intermediaries.
      Additionally, backup withholding will apply to such payments if you are a noncorporate US holder that: (1) fails to provide an accurate taxpayer identification number; (2) is notified by the IRS that you have failed to report all interest and dividends required to be shown on your federal income tax returns; or (3) in certain circumstances, fails to comply with applicable certification requirements. The amount of any backup withholding from a payment to you will be allowed as a credit against your United States federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the Internal Revenue Service.
Material Dutch Tax Consequences
      The following is a summary of the material Dutch tax consequences relating to the acceptance of the exchange offer and the ownership of Barclays ordinary shares or Barclays ADSs. In connection with the exchange offer, Barclays has received the opinion of Clifford Chance LLP, its Dutch counsel, that the following statements of Dutch tax law, subject to the limitations and qualifications in the following statements, represent the opinion of Clifford Chance LLP as to all of the material Dutch tax consequences of the transaction. The summary does not address any laws other than the tax laws of The Netherlands as currently in effect and in force and as interpreted in published case law by the courts of The Netherlands at the date hereof, which tax laws and case law are subject to change after such date, including changes that could have retroactive effect. The summary does not purport to be complete and in view of the general nature of this summary, it should be treated with corresponding caution. Each holder of ABN AMRO ordinary shares or ABN AMRO ADSs considering the exchange offer should consult his or her professional tax advisor with respect to the tax consequences of the exchange offer and the ownership of Barclays ordinary shares or Barclays ADSs.

      For the purposes of the principal Dutch tax consequences described below it is assumed that you are either an individual or a corporation or other entity taxable as a corporation for Dutch taxation purposes.
      This discussion does not apply if:

•	you have or will have a substantial interest or a deemed substantial interest in ABN AMRO or Barclays (Netherlands); or

•	in the case you are an individual, capital gains you derive from the ABN AMRO ordinary shares or ABN AMRO ADSs or Barclays (Netherlands) shares or Barclays ordinary shares or Barclays ADSs constitute income from miscellaneous activities (resultaat uit overige werkzaamheden) in The Netherlands as defined in the Income Tax Act 2001 (Wet inkomstenbelasting 2001), which include activities that exceed normal active portfolio management (normaal vermogensbeheer).
      Generally speaking, a person has a substantial interest in a company if such person directly or indirectly has the ownership of or certain rights over shares representing 5% or more of the total issued and outstanding capital (or the issued and outstanding capital of any class of shares) of the company, rights to acquire such interest in the share capital (whether or not already issued) of the company, or the ownership of profit participating certificates (winstbewijzen) that relate to 5% or more of the annual profit or liquidation proceeds of the company. In the case of an individual the 5% ownership criterion applies to that person jointly with his partner, if any. Further, a substantial interest is also present in the case of a less than 5% shareholding by an individual if his relatives in the direct line of descent and/or those of his partner hold a substantial interest. A person has a deemed substantial interest generally in respect of shares that have formed part of a substantial interest and in respect of which a non-recognition provision has applied, such that capital gain taxation thereon has been deferred to a later date.
      You are urged to consult your professional tax advisor to verify whether or not any capital gains you derive from the ABN AMRO ordinary shares or ABN AMRO ADSs or Barclays (Netherlands) shares or Barclays ordinary shares or Barclays ADSs constitute income from miscellaneous activities (resultaat uit overige werkzaamheden) in The Netherlands as defined in the Income Tax Act 2001 (Wet inkomstenbelasting 2001).
Consequences of the Exchange Offer
      You will not be subject to Dutch taxation in respect of any capital gains realized pursuant to the transfer of ABN AMRO ordinary shares or ABN AMRO ADSs and/or Barclays (Netherlands) shares pursuant to the Primary Exchange, or the transfer of ABN AMRO ordinary shares pursuant to the Alternative Exchange, unless such capital gains are attributable to an enterprise or part thereof that is either (a) effectively managed in The Netherlands or (b) carried on through a permanent establishment or a permanent representative in The Netherlands. If you are a corporation or other entity taxable as a corporation for Dutch taxation purposes and the capital gains are attributable to a permanent establishment in The Netherlands, such capital gains would generally be exempt from Dutch taxation if the participation exemption were applicable.
      The main condition for application of the participation exemption is that the shareholding interest represents at least 5% of the nominal paid up capital (or, under certain conditions, 5% of the voting rights) of the company concerned. Shareholdings of less than 5% in ABN AMRO may under certain conditions nevertheless still benefit from the participation exemption. Holders of ABN AMRO ordinary shares or ABN AMRO ADSs that are currently entitled to the participation exemption in relation to their ABN AMRO ordinary shares or ABN AMRO ADSs will not automatically be entitled to the participation exemption in relation to the Barclays (Netherlands) and/or Barclays ordinary shares or Barclays ADSs.

      If you are subject to Dutch taxation in respect of any capital gains realized in the exchange offer, an exemption from Dutch taxation should be available upon request provided that:

•	the Primary Exchange and the Alternative Exchange qualify as a share-for-share merger (aandelenfusie) as defined in article 3.55 of the Income Tax Act 2001 (Wet inkomstenbelasting 2001); and

•	if you claim the exemption, you record and continue to record the Barclays (Netherlands) shares and Barclays ordinary shares or Barclays ADSs at the same tax book value as that of the ABN AMRO ordinary shares or ABN AMRO ADSs at the moment immediately preceding acceptance of the exchange offer.
      The share for share merger exemption will not be available in respect of any cash payment (in the case of a rounding down of your entitlement to Barclays ordinary shares or Barclays ADSs) you would receive pursuant to the exchange offer.
      It is at your own discretion whether or not you would claim the benefits of this share for share merger exemption.
      Considering the terms of the exchange offer, it is unlikely that either the Primary Exchange or the Alternative Exchange qualifies as a share-for-share merger and that the share-for-share merger exemption will be available.
Consequences of Owning Barclays ordinary shares or Barclays ADSs
      You will not be subject to Dutch taxation on income or capital gains derived from the Barclays ordinary shares or Barclays ADSs, unless such income or capital gains are attributable to an enterprise or part thereof that is either (a) effectively managed in The Netherlands or (b) carried on through a permanent establishment or a permanent representative in The Netherlands and, if you are a corporation or other entity taxable as a corporation for Dutch tax purposes, at the level of the permanent establishment the participation exemption would not apply to the Barclays ordinary shares or Barclays ADSs.
Material United Kingdom Tax Consequences
      The following is a summary of the material United Kingdom tax consequences relating to the acceptance of the exchange offer. In connection with the exchange offer, Barclays has received the opinion of Clifford Chance LLP, its United Kingdom tax counsel, that the following statements of United Kingdom tax law, subject to the limitations and qualifications in the following statements, represent the opinion of Clifford Chance LLP as to all of the material United Kingdom tax consequences of the transaction. The comments set out below are based on existing United Kingdom tax law and what is understood to be current HM Revenue and Customs practice as at the date of this document, both of which are subject to change, possibly with retrospective effect. They are intended as a general guide only, and do not constitute taxation or legal advice and relate only to certain limited aspects of the taxation treatment of US holders of the ABN AMRO ordinary shares or ABN AMRO ADSs and subsequently Barclays ordinary shares on Barclays ADS.
      Other than in respect of the matters set forth under the heading “Material United Kingdom Tax Consequences — Stamp Duty and Stamp Duty Reserve Tax (“SDRT”)” below, the comments set out below apply only to US holders of the ABN AMRO ordinary shares or ABN AMRO ADSs and subsequently Barclays ordinary shares or Barclays ADS who hold the ABN AMRO ordinary shares or ABN AMRO ADSs and, subsequently, the Barclays ordinary shares or Barclays ADSs, as an investment and who are the absolute beneficial owners thereof. Certain categories of US holders, such as traders, broker-dealers, insurance companies and collective investment schemes, and US holders who have (or are deemed to have) acquired their ABN AMRO ordinary shares or ABN AMRO ADSs and subsequently Barclays ordinary shares or Barclays ADS by virtue of or in connection with an office or employment or US holders of ABN AMRO ordinary shares or ABN AMRO ADSs and subsequently Barclays ordinary shares or Barclays ADSs who acquire their ABN AMRO ordinary shares or ABN AMRO ADSs and subsequently Barclays ordinary shares on Barclays ADSs by exercising options, may be subject to special rules and this summary does not apply to such US holders. The comments set out below relate only to certain limited aspects of the taxation treatment of US holders of the ABN AMRO ordinary shares or ABN AMRO ADSs and subsequently Barclays ordinary shares or Barclays ADSs and assume that US holders of ABN AMRO ADSs and subsequently Barclays ordinary shares or Barclays ADSs will in practice be treated for United Kingdom tax as beneficial owners of the ABN AMRO ordinary shares represented by the ABN AMRO ADSs and subsequently Barclays ordinary shares or Barclays ADSs.
      Any US holders of ABN AMRO ordinary shares or ABN AMRO ADSs and subsequently Barclays ordinary shares or Barclays ADSs who are in any doubt about their tax position, or who are resident or otherwise subject to taxation in a jurisdiction outside the United States, should consult their own professional advisors immediately.
Primary Exchange — Disposal of ABN AMRO ordinary shares or ABN AMRO ADSs, receipt of Barclays (Netherlands) shares, receipt of Barclays ordinary shares or Barclays ADSs and/or cash
      A US holder of ABN AMRO ordinary shares or ABN AMRO ADSs who receives Barclays (Netherlands) Shares and subsequently Barclays ordinary shares or Barclays ADSs and cash pursuant to the Primary Exchange should not be liable to United Kingdom corporation tax on chargeable gains or capital gains tax (“CGT”) or other tax in the UK in respect of the receipt of the Barclays (Netherlands) shares and subsequent receipt of Barclays ordinary shares or Barclays ADSs and/or cash.
Alternative Exchange — Disposal of ABN AMRO ordinary shares and receipt of Barclays ordinary shares and/or cash
      A US holder of ABN AMRO ordinary shares who receives Barclays ordinary shares and/or cash pursuant to the alternative exchange should not be liable to CGT or other tax in the UK in respect of the alternative exchange.
Tax Clearances
Section 707 of the Income and Corporation Taxes Act 1988
      US Holders of ABN AMRO ordinary shares or ABN AMRO ADSs are advised that clearance under section 707 of the Income and Corporation Taxes Act 1988 has been obtained from HM Revenue and Customs stating that section 703 of the Income and Corporation Taxes Act 1988, which provides for the cancellation of a tax advantage arising from certain transactions in securities, will not apply.
Section 765 of the Income and Corporation Taxes Act 1988
      US Holders of ABN AMRO ordinary shares or ABN AMRO ADSs are advised that the consent of the Treasury has been obtained in respect of the transaction, that the transaction will not be unlawful under section 765 of the Income and Corporation Taxes Act 1988.
Taxation of dividends in respect of Barclays ordinary shares or Barclays ADSs
      Barclays is not required to withhold at source any amount in respect of United Kingdom tax when paying a dividend on the Barclays ordinary shares or Barclays ADSs.
      A US holder of Barclays ordinary shares or Barclays ADSs who does not carry on a trade, profession or vocation in the United Kingdom through a permanent establishment (where the US holder of Barclays ordinary shares or Barclays ADSs is a company) or through a branch or agency (where the US holder of Barclays ordinary shares or Barclays ADSs is not a company) should not be liable for UK tax in respect of any dividends received on the Barclays ordinary shares or Barclays ADSs.

Taxation of capital gains in respect of Barclays ordinary shares or Barclays ADSs
US holder of Barclays ordinary shares or Barclays ADSs with a permanent establishment or branch or agency in the United Kingdom.
      A disposal of Barclays ordinary shares or Barclays ADSs by a US holder of Barclays ordinary shares or Barclays ADSs who carries on a trade, profession or vocation in the UK through a permanent establishment (where the US holder of Barclays ordinary shares or Barclays ADSs is a company) or through a branch or agency (where the US holder of Barclays ordinary Shares or Barclays ADSs is not a company) and who has used, held or acquired the Barclays ordinary shares or Barclays ADSs for the purposes of such trade, profession or vocation or such permanent establishment, branch or agency (as appropriate) may, depending on the US holder’s circumstances and subject to any available exemption or relief, give rise to a chargeable gain or an allowable loss for the purposes of CGT.
US holder of Barclays ordinary shares or Barclays ADSs with no permanent establishment or branch or agency in the United Kingdom.
      A US holder of Barclays ordinary shares or Barclays ADSs who makes a disposal of such Barclays ordinary shares or Barclays ADSs and who does not carry on a trade, profession or vocation in the UK through a permanent establishment (where the US holder of Barclays ordinary shares or Barclays ADSs is a company) or through a branch or agency (where the US holder of Barclays ordinary shares or Barclays ADSs is not a company) should not be liable to CGT.
Inheritance Tax
      Where a US holder of Barclays ordinary shares or Barclays ADSs (if the Barclays ADSs are considered to be situated in the UK for inheritance tax purposes) is an individual and is not domiciled in the US for the purposes of the UK/US Estate and Gift Tax Treaty, UK inheritance tax may arise in the following circumstances:

(i)	on the death of that individual (depending on the value of the individual’s estate); and

(ii)	where that individual makes a gift of such Barclays ordinary shares or Barclays ADSs (including any transfer at less than full market value).
      Inheritance tax is not generally chargeable on gifts to individuals made more than seven years before the death of the donor.
      Subject to limited exclusions, gifts to settlements and to companies may give rise to an immediate inheritance tax charge. Where Barclays ordinary shares or Barclays ADSs are held in settlements they may be subject to inheritance tax charges periodically during the continuance of the settlement, on transfers out of the settlement and on certain other events.
A US holder who is an individual domiciled in the US for the purposes of the UK/US Estate and Gift Tax Treaty will not be subject to UK inheritance tax in respect of the Barclays ordinary shares or Barclays ADSs on the individual’s death or on a gift of such Barclays ordinary shares or Barclays ADSs made during the individual’s lifetime unless, inter alia, they are part of the business property of the individual’s permanent establishment situated in the UK or pertain to the individual’s UK fixed base used for the performance of independent personal services.
      In the event that US estate or gift taxes and UK inheritance tax are both payable then relief may be available under the UK/US Estate and Gift Tax Treaty.
Stamp Duty and Stamp Duty Reserve Tax (“SDRT”)
      The comments set out below relate to holders of ABN AMRO ordinary shares or ABN AMRO ADSs and subsequently Barclays ordinary shares or Barclays ADSs wherever resident for tax purposes (not only holders that are resident for tax purposes in the United Kingdom), but not to holders such as market makers, brokers, dealers and intermediaries, to whom special rules may apply.

Primary Exchange
      Barclays ordinary shares that are issued to holders of ABN AMRO ordinary shares opting for the Primary Exchange will be issued into Euroclear Nederland via the CREST account of Euroclear Nederland.
      Subject to certain exemptions, a charge to stamp duty or SDRT will arise on the issue or transfer of Barclays ordinary shares to, or to a nominee or agent for, (1) particular persons providing a clearance service or (2) an issuer of depositary receipts. The rate of stamp duty or SDRT will generally be 1.5 per cent. of either (x) in the case of an issue of Barclays ordinary shares, the issue price of the Barclays ordinary shares concerned, or (y) in the case of a transfer of Barclays ordinary shares, the amount or value of the consideration for the transfer or, in some circumstances, the value of the Barclays ordinary shares concerned, in the case of stamp duty rounded up if necessary to the nearest multiple of £5.
      Barclays will bear the cost of any stamp duty or SDRT that may arise in connection with the Primary Exchange (and only in connection with the Primary Exchange) with respect to the issue of Barclays ordinary shares into Euroclear Nederland via the CREST account of Euroclear Nederland and the initial receipt of the Barclays ordinary shares (or interests therein within Euroclear Nederland) or Barclays ADSs by holders of ABN AMRO ordinary shares or ABN AMRO ADSs who tender their ABN AMRO ordinary shares or ABN AMRO ADSs before the termination of the closing date of the exchange offer.
      No stamp duty need, in practice, be paid on the acquisition or transfer of interests in Barclays ordinary shares within Euroclear Nederland, provided that any instrument of transfer or contract of sale is executed and remains at all times outside the United Kingdom.
      An agreement for the transfer of interests in Barclays ordinary shares between accountholders of Euroclear Nederland while such Barclays ordinary shares are held within Euroclear Nederland will not give rise to a liability to SDRT provided that, at the time the agreement is made, Euroclear Nederland satisfies various conditions laid down in the relevant UK legislation.
      No stamp duty need, in practice, be paid on the acquisition or transfer of Barclays ADSs provided that any instrument of transfer or contract of sale is executed and remains at all times outside the United Kingdom.
      An agreement for the transfer of Barclays ADSs will not give rise to a liability to SDRT.
Alternative Exchange
      Barclays ordinary shares issued to holders of ABN AMRO ordinary shares opting for the Alternative Exchange will be held in CREST or in certificated form, and the following paragraphs proceed on the basis that such Barclays ordinary shares are not subsequently transferred to, or to a nominee or agent for, (1) particular persons providing a clearance service or (2) an issuer of depositary receipts.
      No liability to stamp duty will arise on the issue of Barclays ordinary shares into CREST or in certificated form.
      A conveyance or transfer on sale of Barclays ordinary shares which are not held within a clearance service (such as Euroclear Nederland) will usually be subject to ad valorem stamp duty, generally at the rate of 0.5% of the amount or value of the consideration for the transfer (rounded up to the nearest £5).
      An unconditional agreement for such transfer or a conditional agreement which subsequently becomes unconditional will be liable to SDRT, generally at the rate of 0.5% of the consideration for the transfer; but such liability will be cancelled if the agreement is completed by a duly stamped instrument of transfer within six years of the date of the agreement or, if the agreement was conditional, the date the agreement became unconditional. Where the stamp duty is paid, any SDRT previously paid will be repaid on the making of an appropriate claim. Stamp duty and SDRT are normally paid by the purchaser.
      Under the CREST system of paperless transfers, no stamp duty or SDRT will arise on a transfer of such Barclays ordinary shares into the system, unless such a transfer is made for consideration in money or money’s worth, in which case a liability to SDRT will arise (usually at a rate of 0.5% of the amount or value of the consideration given). Paperless transfers of shares within CREST will be liable to SDRT rather than stamp duty, also at a rate of 0.5%, and SDRT on relevant transactions settled within the system or reported through it for regulatory purposes will be collected by CREST.

DIRECTORS AND EXECUTIVE OFFICERS OF BARCLAYS AFTER THE COMBINATION
Directors of the Combined Group After the Combination
      The combined group will have a UK corporate governance structure with a unitary Group Board of Directors. Following the combination, the Group Board of Directors will initially consist of 19 members, with 10 members from Barclays and nine members from ABN AMRO. In addition, China Development Bank has the right to nominate a Barclays non-executive director and, subject to the combination becoming completed, Temasek will also have the right to nominate a Barclays non-executive director. In addition to the Chairman, the Deputy Chairman and the non-executive directors to be nominated by China Development Bank and Temasek, there will be 12 non-executive directors, with five initially nominated by Barclays and seven initially nominated by ABN AMRO. In the event that the number of directors of the Barclays Board shall in the two years following the consummation of the exchange offer be reduced, the pro rata representation of directors nominated by Barclays and ABN AMRO shall remain the same. It is expected that Mr. Hoffman, Dr. Cronjé, Professor Dame Sandra Dawson, Sir Andrew Likierman, Mr. Russell and Sir John Sunderland will retire from the Barclays Board with effect from the settlement date, and that, following the effective date, the Group Board of Directors composition will be as follows:1

Chairman	Position as from the Settlement Date

Mr. Martinez	Chairman

Non-Executive Directors

Mr. Agius	Deputy Chairman
Mr. Booth	Non-Executive Director
Sir Richard Broadbent	Non-Executive Director
Mr. Clifford	Non-Executive Director
Mr. Conti	Non-Executive Director
Mr. Groenink	Non-Executive Director
Mr. Kramer	Non-Executive Director
Ms. Maas-de Brouwer	Non-Executive Director
Mr. Olijslager	Non-Executive Director
Sir Nigel Rudd	Non-Executive Director
Mr. Ruys	Non-Executive Director
Mr. Scaroni	Non-Executive Director
Mr. van den Bergh	Non-Executive Director

Executive Directors

Mr. Varley	Group Chief Executive
Mr. Boumeester	Group Chief Administrative Officer
Mr. Diamond	President of Barclays and CEO of IBIM
Mr. Lucas	Group Finance Director
Mr. Seegers	CEO of GRCB
      Mr. Agius is expected to become deputy chairman of the Combined Group and will remain Chairman of Barclays Bank. It is expected that he will succeed Mr. Martinez as Chairman of the combined group when Arthur Martinez retires.
      From the settlement date, Mr. Groenink is expected to cease to be Chairman of the ABN AMRO Managing Board, Mr. Hoffman is expected to cease to be the Group Vice-Chairman, Mr. Boumeester,

[1]	China Development Bank has the right to appoint a Barclays non-executive director and, from the effective date, Temasek will also have the right to appoint a Barclays non-executive director.

successor to Mr. Scott-Barrett as Chief Financial Officer of ABN AMRO from July 1, 2007, is expected to cease to hold such office following the settlement date.
      Biographical information about each of these directors as of the date of this document is set forth in the following table.

Director	Biographical Information

Arthur Martinez, Chairman (age 67)	Mr. Arthur Martinez joined the ABN AMRO Supervisory Board in 2002 and became Chairman of the ABN AMRO Supervisory Board in April 2006. He has extensive experience as a CEO in the US and broad knowledge of US financial markets. Mr. Martinez is a former chairman and CEO of Sears, Roebuck & Co., Inc. and a former chairman of the Board of Directors of the Federal Reserve Bank in Chicago. Between 1992 and 1995 he served as Chairman and Chief Executive at Sears Merchandise Group, after a career at Saks Fifth Avenue, New York, starting in 1980 as Senior Vice President and Chief Financial Officer. Mr. Martinez is a non-executive Director of International Flavors and Fragrances, Inc., Liz Claiborne Inc., PepsiCo, Inc. and IAC/ Interactive Corp.

Marcus Agius, Deputy Chairman (age 61)	Mr. Marcus Agius joined the Barclays Board on September 1, 2006 and succeeded Matthew Barrett as Chairman from January 1, 2007. Mr. Agius is the senior non-executive Director of the BBC and was Chairman of Lazard in London and a Deputy Chairman of Lazard LLC until December 31, 2006. He was formerly Chairman of BAA PLC, a position he held from 2002 until December 20, 2006. Mr. Agius is Trustee to the Board of the Royal Botanic Gardens, Kew and Chairman of The Foundation and Friends of the Royal Botanic Gardens, Kew. From January 1, 2007, Mr. Agius became Chairman of the Board Corporate Governance and Nominations Committee and a member of the Barclays Remuneration Committee.

John Varley, Executive Director and member of Executive Committee (age 51)	Mr. John Varley was appointed as Group Chief Executive of Barclays on September 1, 2004, prior to which he had been Group Deputy Chief Executive from January 1, 2004. He held the position of Group Finance Director of Barclays from 2000 until the end of 2003. Mr. Varley joined the Executive Committee in September 1996 and was appointed to the Barclays Board in June 1998. He was Chief Executive of Retail Financial Services from 1998 to 2000 and Chairman of the Asset Management Division from 1995 to 1998. He is Chairman of Business Action on Homelessness and President of the Employer’s Forum on Disability and member of the International Advisory Panel of the Monetary Authority of Singapore. Mr. Varley is also a non-executive Director of AstraZeneca PLC and a Director of Ascot Racecourse.

Robert E. Diamond, Jr. Executive Director and member of Executive Committee (age 56)	Mr. Robert E. Diamond was appointed President of Barclays and became an executive director on June 1, 2005. He is responsible for the Investment Banking and Investment Management business for the Group. He has been a member of the Executive Committee of Barclays since September 1997. He joined Barclays in July 1996 from CSFB where he was Vice-Chairman and Head of Global Fixed Income and Foreign Exchange.

Frederik Seegers, Executive Director and member of Executive Committee (age 49)	Mr. Frederik Seegers was appointed as Chief Executive of Global Retail and Commercial Banking of Barclays and became an executive director of Barclays on July 10, 2006. He is responsible for all Barclays retail and commercial banking operations globally, including UK Banking (Retail and Business), International Retail and Commercial Banking and Barclaycard. He is also a non-executive Director of Absa Group Limited. Mr. Seegers joined the Board from Citigroup, where he previously held a number of senior positions, most recently CEO Global Consumer Group with a remit covering all retail operations in Europe, Middle East and Africa. He was also a member of the Citigroup Operating Committee and the Citigroup Management Committee.

Huibert Boumeester, Executive Director and member of Executive Committee (age 47)	Mr. Huibert Boumeester was appointed to the ABN AMRO Managing Board in January 2006 with responsibility for Corporate Development, Group M&A Portfolio, Group Risk Management and Antonveneta. As of July 1, 2007, Mr. Boumeester is CFO of ABN AMRO. Prior to his appointment to the ABN AMRO Managing Board Mr. Boumeester was Chief Executive Officer of ABN AMRO Asset Management. From 2000 to 2002 he was Managing Director Global Financial Markets, responsible for Leveraged Finance, Emerging Markets Debt Origination and Asset Securitization. Subsequently Mr. Boumeester was appointed Global head of Integrated Energy. Mr. Boumeester is director of the Rembrandt association.

Chris Lucas, Executive Director and member of Executive Committee (age 46)	Mr. Chris Lucas joined the Barclays Board on April 1, 2007. Mr. Lucas came from PricewaterhouseCoopers, where he was UK Head of Financial Services and Global Head of Banking and Capital Markets. He was Global Relationship Partner for Barclays for the 1999— 2004 financial years and subsequently held similar roles for other global financial services organizations. Mr. Lucas has worked across financial services for most of his career, including three years in New York as Head of the US Banking Audit Practice of PricewaterhouseCoopers.

Rijkman Groenink, Non-Executive Director (age 57)	Mr. Rijkman Groenink was appointed Chairman of the ABN AMRO Managing Board in May 2000. In 1974 Mr. Groenink joined Amro Bank. In 1988 he was appointed to the Managing Board of Amro Bank and following the merger of ABN and Amro Bank in 1990 he was appointed to the ABN AMRO Managing Board with responsibility for global clients in the Investment Banking division and later for The Netherlands division. Mr. Groenink is a member of the United Nations Advisors Group on Inclusive Financial Sectors, member of the European Financial Services Round Table, member of the Institut International d’Etudes Bancaires and member of the Supervisory Board of SHV, advisor to the management of Struik Holding, Chairman of the Foundation Priority Shares Aalberts Industries N.V., Chairman of the Supervisory Board of the Stedelijk Museum Amsterdam and supervisory board member of the Amsterdam Society for City Restoration.

David Booth Non-Executive Director (age 53)	Mr. Booth joined the Barclays Board on May 1, 2007. He currently manages his own venture capital investments, having retired from the Management Committee of Morgan Stanley in 1997. Mr. Booth was employed by Morgan Stanley from 1982 to 1992 and again from 1995 to 1997. He held various positions there, including Head of Government Bond Trading, Head of Mortgage Trading, Sales and Finance, and Head of Global Operations and Technology. In 1992-93, he was President and a Director of Discount Corporation of New York. In 1994-95, he was a consultant to Morgan Stanley regarding the relocation of its New York City headquarters. Mr. Booth is also a Trustee of the Brooklyn Botanic Garden, and Chair of its Investment Committee.

Sir Richard Broadbent Non-Executive Director (age 54)	Sir Richard joined the Barclays Board in September 2003. He was appointed Senior Independent Director on September 1, 2004. Sir Richard is Chairman of Arriva PLC and was previously the Executive Chairman of HM Customs and Excise from 2000 to 2003. He was formerly a member of the Group Executive Committee of Schroders PLC and a non-executive Director of the Securities Institute. Sir Richard is Chairman of the Board Risk Committee and Chairman of the Barclays Remuneration Committee. He is also a member of the Board Corporate Governance and Nominations Committee.

Leigh Clifford Non-Executive Director (age 59)	Mr. Clifford joined the Barclays Board on 1 October 2004. Mr. Clifford was a Director of Rio Tinto PLC from 1994 and Rio Tinto Limited from 1995 and was Chief Executive of the Rio Tinto Group from 2000 until May 2007. He held various roles at Rio Tinto since joining in 1970, including Managing Director of Rio Tinto Limited and Chief Executive of the Energy Group. He was a member of the Coal Industry Advisory Board of the International Energy Agency for a number of years and its Chairman from 1998 to 2000. He was formerly a Director of Freeport-McMoran Copper & Gold Inc. Mr. Clifford was appointed to the Bechtel Board of Counsellors in May 2007. He is a member of the Barclays Remuneration Committee and has recently been appointed to the Barclays Asia Pacific Advisory Committee.

Fulvio Conti Non-Executive Director (age 59)	Mr. Conti joined the Barclays Board on April 1, 2006. Mr. Conti is Chief Executive Officer and General Manager of Enel SpA, the Italian energy group, a position he has held since May 2005. He became Chief Financial Officer of Enel SpA in 1999. Mr. Conti was formerly Chief Financial Officer and General Manager of Telecom Italia and between 1996 and 1998 was General Manager and Chief Financial Officer of Ferrovie dello Stato, the Italian national railway. From 1991 to 1993, he was head of the accounting, finance, and control department of Montecatini and was subsequently in charge of finance at Montedison-Compart, overseeing the financial restructuring of the group. Mr. Conti is a member of the Board Audit Committee.

Gert-Jan Kramer Non-Executive Director (age 65)	Mr. Kramer was appointed to the ABN AMRO Supervisory Board in 2006. He holds various other directorships and is a former member of the Advisory Council of ABN AMRO. Mr. Kramer made his career as a civil engineer and was President and Chief Executive Officer of Fugro N.V., Consulting Engineers, until 2006 after 23 years at the company. Prior to his work at Fugro, Mr. Kramer was Director at Broekhoven Baggermaatschappij Zeist (today part of Van Oord N.V.) from 1977 through to 1983. He also worked as a project manager at Koninklijke Adriaan Volker Groep (today Koninklijke Volker Wessels Stevin N.V.), with the Royal Dutch Navy and as Design Engineer at the Department of Maritime Construction of the Dutch Government.

Trude Maas-de Brouwer Non-Executive Director (age 60)	Ms. Maas-de Brouwer was appointed to the ABN AMRO Supervisory Board in 2000 and was reappointed in 2004. She is a member of the ABN AMRO Supervisory Board’s Nomination and Compensation Committee and its Compliance Oversight Committee. Ms. Maas-de Brouwer was appointed President of the Hay Vision Society in 2001, a think tank for trends in the field of human resources. She retired from this position at the end of 2006. From 1998 to 2001, she worked as business developer at Hay Management Consultants B.V. From 1988 to 1998 she worked at Origin Netherlands, where she was appointed to the ABN AMRO Managing Board in 1996. Before her employment at Origin, Ms. Maas-de Brouwer managed several business units of BSO and BSO/ Origin and served as deputy director of CITO (institute for educational measurement). Ms. Maas-de Brouwer holds several other directorships and advisory posts. Ms. Maas-de Brouwer was a member of the Dutch Senate until 2007.

André Olijslager Non-Executive Director (age 63)	Mr. Olijslager was appointed to the ABN AMRO Supervisory Board in 2004. He became Vice Chairman of the Supervisory Board in April 2006. Mr. Olijslager is a member of the ABN AMRO Supervisory Board’s Audit Committee. Mr. Olijslager has enjoyed a distinguished business career in The Netherlands. From 1997 until 2004 he served as Chairman of the Board of Royal Friesland Foods N.V. (formerly Friesland Coberco Dairy Foods Holding N.V.). His career also includes senior positions at Van Gelder Papier and Alpinvest. As Chairman of the Board of Friesland Dairy Foods, he was closely involved in the merger of this company with Coberco in 1997. Mr. Olijslager holds a wide range of directorships and advisory posts. He was a member of ABN AMRO’s Advisory Council until he was appointed to the ABN AMRO Supervisory Board.

Sir Nigel Rudd Non-Executive Director (age 60)	Sir Nigel joined the Barclays Board in February 1996 and was appointed Deputy Chairman on September 1, 2004. He is non-executive Chairman of Pendragon PLC and a non-executive director of BAE Systems PLC and Sappi Limited. He was formerly Chairman of Alliance Boots PLC, a position he held until June 2007. He is a member of the Barclays Corporate Governance and Nominations Committee and, until December 31, 2006, was Chairman of the Barclays Remuneration Committee. Sir Nigel also chairs the Barclays Group’s Brand and Reputation Committee.

Anthony Ruys Non-Executive Director (age 60)	Mr. Ruys was appointed to the ABN AMRO Supervisory Board in 2005. Mr. Ruys is a member of the ABN AMRO Supervisory

Board’s Nomination and Compensation Committee. From 1974 to 1993, he worked at Unilever where he held various marketing and general management positions in The Netherlands, Colombia and Italy. He then joined Heineken N.V. as a member of the Executive Board in 1993, became Vice Chairman in 1996 and in 2002 was named Chairman of the Executive Board. He retired as Chairman in 2005.

Paolo Scaroni Non-Executive Director (age 60)	Mr. Scaroni was appointed to the ABN AMRO Supervisory Board in 2003 and was reappointed in 2007. After gaining his MBA at Columbia University, Paolo worked as an Associate for McKinsey & Company. From 1973 to 1983 he held several positions at Saint Gobain, a glass manufacturer, culminating in his appointment as Director of the Saint Gobain flat glass division with worldwide responsibility for all its related activities. In 1985 he became Chief Executive Officer at Techint. In 1996, he joined Pilkington, the British glass manufacturer, where he was appointed Group Chief Executive in 1997. In 2002 he was appointed Chief Executive Officer at Enel S.p.A., the Italian utility company. In 2005 he was appointed Chief Executive Officer at ENI S.p.A.

Rob van den Bergh Non-Executive Director (age 57)	Mr. van den Bergh was appointed as member of the ABN AMRO Supervisory Board in 2005. Mr. van den Bergh is a member of the ABN AMRO Supervisory Board’s Compliance Oversight Committee. Mr. van den Bergh joined VNU in 1980 and held important management positions within several business groups. He became a member of the Executive Board in 1992, Vice Chairman in 1998, and in 2000 he was named Chairman of the Executive Board. In April 2003, Mr. van den Bergh took on an additional role as Chairman and CEO of the Marketing Information group. He retired as Chairman of the Executive Board and CEO in November 2005.

Management of the Combined Group
      The head office of the combined group will be located in Amsterdam. Day to day management of the combined group is expected to be the responsibility of Mr. Varley, working with the group Executive Committee, which, at close of the exchange offer, is expected to consist of:

•	Mr. Varley, Group Chief Executive

•	Mr. Diamond, Barclays President and CEO of Investment Banking and Investment Management

•	Mr. Seegers, CEO of Global Retail and Commercial Banking

•	Mr. Overmars, CEO of Continental Europe and Asia, Global Retail and Commercial Banking

•	Mr. Teerlink, Chief Operating Officer of Global Retail and Commercial Banking

•	Mr. Idzik, Group Chief Operating Officer

•	Mr. Lucas, Group Finance Director

•	Mr. Boumeester, Group Chief Administrative Officer

      Biographical information about each of these individuals as of the date of this document is set forth above or in the following table.

Executive Committee Member	Biographical Information

Paul Idzik, Group Chief Operating Officer (age 46)	Mr. Paul Idzik became a member of the Executive Committee of Barclays and the Chief Operating Officer in November 2004. He is also the Chairman of Barclays Group Operating Committee. Mr. Idzik was formerly the Chief Operating Officer of Barclays Capital. He joined Barclays Capital in August 1999 following a career with Booz Allen & Hamilton, where he was a partner and senior member of the Financial Institutions Practice.

Piero Overmars, CEO of Continental Europe and Asia, Global Retail and Commercial Banking (age 43)	Mr. Piero Overmars was appointed to the ABN AMRO Managing Board in January 2006 and is responsible for BU Asia, BU Europe, Antonveneta and BU Global Markets and is also Chairman of the Commercial Client Segment. Prior to his appointment to the ABN AMRO Managing Board, he was Chief Executive Officer of Wholesale Clients. He was appointed head of Global Markets in 2004 and he was head of Financial Markets during 2002-2004. Mr. Overmars is a member of the Supervisory Board of Aronsohn Consulting Engineers, Rotterdam, effective on per July 1, 2007, and a director of a charitable foundation.

Ron Teerlink, Chief Operating Officer of Global Retail and Commercial Banking (age 46)	Mr. Ron Teerlink was appointed to the ABN AMRO Managing Board in January 2006 and is responsible for BU Latin America, BU Transaction Banking, Services and Market Infrastructures and is also Chairman of the Consumer Client Segment. Prior to his appointment to the ABN AMRO Managing Board, Mr. Teerlink was Chief Executive Officer of Group Shared Services. In 2002 he was appointed Chief Operating Officer, Wholesale Client Business and Senior Executive Vice President. In 2001 he was named Managing Director, Wholesale Clients Business Operations Europe. Mr. Teerlink is a member of the Supervisory Board of Equens N.V., member of the Board of Directors of ICC Nederland and member of the Advisory Board of EPC.nl.
Compensation of Directors and Executive Officers
      The combined group has not yet paid any compensation to its directors, executive officers or other managers. The form and amount of the compensation to be paid to each of the combined group’s directors, executive officers and other managers will be confirmed by the Barclays Board as soon as practicable prior to or following the successful completion of the combination. For historical compensation information about executive officers and directors of ABN AMRO and Barclays see the ABN AMRO 2006 Form 20-F and the Barclays 2006 Form 20-F incorporated by reference into this document.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF BARCLAYS
      The following selected historical consolidated financial information of Barclays as at and for each of the years ended December 31, 2006, 2005 and 2004 has been prepared in accordance with IFRS and has been derived from Barclays audited consolidated financial statements in the Barclays 2006 Form 20-F incorporated by reference into this document, and the Barclays 2005 Form 20-F, not incorporated by reference into this document.
      The data below should be read in conjunction with the consolidated financial statements, related notes and other financial information of Barclays incorporated by reference into this document.
      The selected historical consolidated financial information of Barclays as at and for each of the years December 31, 2003 and 2002 has been prepared in accordance with UK GAAP and has been derived from audited consolidated financial statements not incorporated by reference into this document.
      Barclays has prepared its consolidated financial statements as at and for the years ended December 31, 2006, 2005 and 2004 in accordance with IFRS. Prior to this it prepared its consolidated financial statements in accordance with UK GAAP. Both UK GAAP and IFRS differ in important respects from US GAAP, and Barclays financial statements prepared under IFRS are not comparable to Barclays financial statements for prior periods prepared in accordance with UK GAAP.
      For a discussion of the principal differences between IFRS and US GAAP as they relate to Barclays, see note 60 to Barclays audited consolidated annual financial statements at December 31, 2006 and for the year then ended in the Barclays 2006 Form 20-F, incorporated by reference into this document. Barclays presents its financial results in Sterling.
      For a discussion of the principal differences between UK GAAP and US GAAP as they related to Barclays, see note 52 to Barclays audited consolidated financial statements as at December 31, 2004 and for the year then ended in the Barclays Annual Report on Form 20-F for the year ended December 31, 2004, which was filed with the SEC on March 24, 2005 and amended on May 6, 2005, not incorporated by reference into this document.

Consolidated Income Statement Data of Barclays for the years ending December 31, 2006, 2005 and 2004

	For the year ended December 31,

	2006	2005	2004(a)

	£m	£m	£m
(IFRS)
Continuing operations
Net interest income	9,143	8,075	6,833
Net fee and commission income	7,177	5,705	4,847
Principal transactions	4,576	3,179	2,514
Net premiums from insurance contracts	1,060	872	1,042
Other income	214	147	131

Total income	22,170	17,978	15,367
Net claims and benefits paid on insurance contracts	(575)	(645)	(1,259)

Total income net of insurance claims	21,595	17,333	14,108
Impairment charges	(2,154)	(1,571)	(1,093)

Net income	19,441	15,762	13,015
Operating expenses	(12,674)	(10,527)	(8,536)
Share of post-tax results of associates and joint ventures	46	45	56
Profit on disposal of subsidiaries, associates and joint ventures	323	—	45

Profit before tax	7,136	5,280	4,580
Tax	(1,941)	(1,439)	(1,279)

Profit after tax	5,195	3,841	3,301

Profit attributable to minority interests	624	394	47
Profit attributable to equity holders of the parent	4,571	3,447	3,254

	5,195	3,841	3,301
Selected Financial Statistics of Barclays for the years ending December 31, 2006, 2005 and 2004

Basic earnings per share	71.9	p	54.4	p	51.0	p
Diluted earnings per share	69.8	p	52.6	p	49.8	p
Dividends per ordinary share	31.0	p	26.6	p	24.0	p
Dividend payout ratio	43.1%		48.9%		47.1%
Profit attributable to the equity holders of the parent as a percentage of:
average shareholders’ equity	24.7%		21.1%		21.7%
average total assets	0.4%		0.4%		0.5%
Cost: income ratio	59%		61%		61%
Cost: net income ratio	65%		67%		66%
Average US dollar exchange rate used in preparing the accounts	1.84		1.82		1.83
Average Euro exchange rate used in preparing the accounts	1.47		1.46		1.47
Average rand exchange rate used in preparing the accounts	12.47		11.57		11.83

(a)	Does not reflect the application of IAS 32, IAS 39 and IFRS 4 which Barclays adopted January 1, 2005.

Consolidated profit and loss account summary of Barclays for the years ending December 31, 2003 and 2002

For the year ended
December 31,

2003	2002

£m	£m
(UK GAAP)
Interest receivable	12,427	12,044
Interest payable	(5,823)	(5,839)

Net interest income	6,604	6,205
Fees and commissions receivable	4,896	4,454
Less: fees and commissions payable	(633)	(529)
Dealing profits	1,054	833
Other operating income	490	364

Operating income	12,411	11,327

Administration expenses— staff costs	(4,295)	(3,755)
Administration expenses— other	(2,404)	(2,312)
Depreciation	(289)	(303)
Goodwill amortization	(265)	(254)

Operating expenses	(7,253)	(6,624)

Operating profit before provisions	5,158	4,703

Provisions for bad and doubtful debts	(1,347)	(1,484)
Provisions for contingent liabilities and commitments	1	(1)

Provisions	(1,346)	(1,485)

Operating profit	3,812	3,218
Profit/(loss) from joint ventures	1	(5)
Profit/(loss) from associates	28	(5)
Exceptional items	4	(3)

Profit on ordinary activities before tax	3,845	3,205
Tax on profit on ordinary activities	(1,076)	(955)

Profit on ordinary activities after tax	2,769	2,250
Minority interests (including non-equity interests)	(25)	(20)

Profit for the financial year attributable to the members of Barclays PLC	2,744	2,230
Dividends	(1,340)	(1,206)

Profit retained for the financial year	1,404	1,024

Selected Financial Statistics for Barclays for the years ending December 31, 2003 and 2002

(UK GAAP)
Basic earnings per share	42.3	p	33.7	p
Diluted earnings per share	42.1	p	33.4	p
Dividends per ordinary share	20.50	p	18.35	p
Dividend payout ratio	48.5%	54.5%
Attributable profit as a percentage of:
average shareholders’ funds	17.0%	14.7%
average total assets	0.6%	0.5%
Average US dollar exchange rate used in preparing the accounts	1.64	1.50
Average Euro exchange rate used in preparing the accounts	1.45	1.59

Consolidated Balance Sheet Data of Barclays as at December 31, 2006, 2005 and 2004

	As at December 31,

	2006		2005		2004(a)

	£m		£m		£m
(IFRS)
Assets
Cash and other short-term funds	9,753		5,807		3,525
Treasury bills and other eligible bills	n/a		n/a		6,658
Trading and financial assets designated at fair value	292,464		251,820		n/a
Derivative financial instruments	138,353		136,823		n/a
Debt securities and equity shares	n/a		n/a		141,710
Loans and advances to banks	30,926		31,105		80,632
Loans and advances to customers	282,300		268,896		262,409
Available for sale investments	51,703		53,497		n/a
Reverse repurchase agreements and cash collateral on securities borrowed	174,090		160,398		n/a
Property, plant and equipment	2,492		2,754		2,282
Other assets	14,706		13,257		40,965

Total Assets	996,787		924,357		538,181

Liabilities
Deposits and items in the course of collection due to banks	81,783		77,468		112,229
Customer accounts	256,754		238,684		217,492
Trading and financial liabilities designated at fair value	125,861		104,949		n/a
Liabilities to customers under investment contracts	84,637		85,201		n/a
Derivative financial instruments	140,697		137,971		n/a
Debt securities in issue	111,137		103,328		83,842
Repurchase agreements and cash collateral on securities lent	136,956		121,178		n/a
Insurance contract liabilities, including unit-linked liabilities	3,878		3,767		8,377
Subordinated liabilities	13,786		12,463		12,277
Other liabilities	13,908		14,918		87,200

Total liabilities	969,397		899,927		521,417

Shareholders’ equity
Shareholders’ equity excluding minority interests	19,799		17,426		15,870
Minority interests	7,591		7,004		894

Total shareholders’ equity	27,390		24,430		16,764

Total liabilities and shareholders’ equity	996,787		924,357		538,181

Risk weighted assets and capital ratios
Risk weighted assets	297,833		269,148		218,601
Tier 1 ratio(b)	7.7%		7.0%		7.6%
Risk asset ratio(b)	11.7%		11.3%		11.5%
Selected financial statistics
Net asset value per ordinary share	303	p	269	p	246	p
Year-end US dollar exchange rate used in preparing the accounts	1.96		1.72		1.92
Year-end Euro exchange rate used in preparing the accounts	1.49		1.46		1.41
Year-end rand exchange rate used in preparing the accounts	13.71		10.87		10.86

(a)	Does not reflect the application of IAS 32, IAS 39 and IFRS 4 which Barclays adopted January 1, 2005.

(b)	Capital ratios for 2004 are based on UK GAAP and have not been restated as these remain as reported to the Financial Services Authority (FSA). As at January 1, 2005 the tier 1 ratio was 7.1% and the risk asset ratio was 11.8% reflecting the impact of IFRS, including the adoption of IAS 32, IAS 39 and IFRS 4 at this date.

Consolidated Balance Sheet Data of Barclays as at December 31, 2003 and 2002

	As at December 31,

	2003		2002

	£m		£m
(UK GAAP)
Assets
Loans and advances to banks and customers	288,743		260,572
Other assets	139,818		129,136

	428,561		389,708
Infrastructure	6,624		6,015

	435,185		395,723
Retail life-fund assets attributable to policyholders	8,077		7,284

Total assets	443,262		403,007

Liabilities
Deposits by banks, customer accounts and debt securities in issue	328,529		304,817
Other liabilities	77,660		64,067

	406,189		368,884

Capital resources
Undated loan capital	6,310		6,678
Dated loan capital	6,029		4,859

Total subordinated liabilities	12,339		11,537

Minority interests	283		156
Shareholders’ equity excluding minority interests	16,374		15,146

Total shareholders’ equity	16,657		15,302

Total capital resources	28,996		26,839

	435,185		395,723
Retail life-fund liabilities attributable to policyholders	8,077		7,284

Total liabilities and shareholders’ equity	443,262		403,007

Risk weighted assets and capital ratios
Risk weighted assets	188,997		172,748
Tier 1 ratio	7.9%		8.2%
Risk asset ratio	12.8%		12.8%
Selected financial statistics
Net asset value per ordinary share	250	p	230	p
Year-end US dollar exchange rate used in preparing the accounts	1.78		1.61
Year-end Euro exchange rate used in preparing the accounts	1.41		1.54

US GAAP Selected Financial Data of Barclays as at and for the years ended December 31, 2006, 2005, 2004, 2003 and 2002

	2006(a)	2006	2005	2004	2003	2002

	¢	p	p	p	p	p
(US GAAP)
Barclays PLC Group
Earnings per 25p ordinary share (basic)	132.4	67.9	46.3	47.5	26.8	37.4
Dividends per 25p ordinary share	54.2	27.8	25.0	21.7	19.1	17.2
Book value per 25p ordinary share	599	307	291	266	260	242

		%	%	%	%	%
Net income as a percentage of:
— average total assets		0.5	0.4	0.5	0.3	0.5
— average shareholders’ equity		23.4	16.8	18.0	10.6	16.6
Dividends as a percentage of net income		42.0	54.0	46.5	71.5	44.7
Average shareholders’ equity as a percentage of average total assets		2.3	2.6	2.5	3.2	3.1

Barclays Bank PLC Group
Net income as a percentage of:
— average total assets		0.6	0.5	0.5	0.4	0.5
— average shareholders’ equity		20.6	13.8	17.2	10.1	15.6
Average shareholders’ equity as a percentage of average total assets		2.8	3.0	2.7	3.5	3.4

	2006(a)	2006	2005	2004	2003	2002

	$m	£m	£m	£m	£m	£m
(US GAAP)
Net income:
Barclays PLC Group	8,420	4,318	2,932	3,032	1,740	2,476
Barclays Bank PLC Group	9,068	4,650	3,164	3,137	1,842	2,578

Shareholders’ equity:
Barclays PLC Group	39,062	20,032	18,461	16,953	16,830	16,015
Barclays Bank PLC Group	48,883	25,068	23,114	19,594	18,646	17,846
Total assets:
Barclays PLC Group	1,809,711	928,057	840,657	654,580	541,969	491,466
Barclays Bank PLC Group	1,809,157	927,773	840,470	654,699	542,080	491,586

(a)	The US dollar financial information has been translated for convenience at the rate of $1.95 to £1, the Noon Buying Rate for cable transfers in New York City, payable in Sterling, at December 31, 2006.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF ABN AMRO
      The following selected historical consolidated financial information presented in Euros of ABN AMRO as at and for each of the years ended December 31, 2006, 2005 and 2004 have been prepared in accordance with IFRS and have been derived from ABN AMRO’s audited consolidated financial statements in the ABN AMRO 2006 Form 20-F incorporated by reference into this document, and the consolidated financial statements in the ABN AMRO 2005 Form 20-F, not incorporated by reference into this document.
      The selected historical consolidated financial information of ABN AMRO as at and for each of the years ended December 31, 2003 and 2002 have been prepared in accordance with Dutch GAAP and have been derived from audited consolidated financial statements in the ABN AMRO 2003 Form 20-F not incorporated by reference into this document.
      ABN AMRO has prepared its consolidated financial statements as at and for the years ended December 31, 2006, 2005 and 2004 in accordance with IFRS. Prior to this it prepared its consolidated financial statements in accordance with Dutch GAAP. Both Dutch GAAP and IFRS differ in important respects from US GAAP, and ABN AMRO financial statements prepared under IFRS are not comparable to ABN AMRO financial statements for prior periods prepared in accordance with Dutch GAAP.
      A description of the principal differences between IFRS and US GAAP as they relate to ABN AMRO’s consolidated financial statements is set forth in Note 50 to the consolidated financial statements included in the ABN AMRO 2006 Form 20-F.
      A description of the principal differences between Dutch GAAP and US GAAP as they relate to ABN AMRO’s consolidated financial statements is set forth in Note 45 to the consolidated financial statements included in the ABN AMRO 2003 Form 20-F, not incorporated by reference into this document.
      The data below should be read in conjunction with the consolidated financial statements, related notes and other financial information of ABN AMRO.

Selected Consolidated Income Statement of ABN AMRO for the years ending December 31, 2006, 2005 and 2004.

	For the year ended December 31,

	2006(a)	2006	2005	2004

	$m	€m	€m	€m
(IFRS)
Net interest income	13,371	10,575	8,785	8,525
Net fee and commission income	7,665	6,062	4,691	4,485
Net trading income	3,767	2,979	2,621	1,309
Results from financial transactions	1,374	1,087	1,281	905
Share of result in equity accounted investments	307	243	263	206
Other operating income	1,747	1,382	1,056	745
Income of consolidated private equity holdings	6,718	5,313	3,637	2,616
Operating income	34,948	27,641	22,334	18,791
Operating expenses	26,189	20,713	16,301	15,180
Loan impairment and other credit risk provisions	2,345	1,855	635	607
Total expenses	28,534	22,568	16,936	15,787
Operating profit before tax	6,414	5,073	5,398	3,004
Income tax expense	1,140	902	1,142	715
Profit from continuing operations	5,274	4,171	4,256	2,289
Profit from discontinued
operations net of tax	770	609	187	1,651
Profit for the year	6,044	4,780	4,443	3,940
Attributable to shareholders of the parent company	5,961	4,715	4,382	3,865
Dividends on ordinary shares	2,722	2,153	2,050	1,665
Per share financial data
Average number of ordinary shares outstanding (in millions)	—	1,882.5	1,804.1	1,657.6
Basic earning per shares (in €)	—	2.50	2.43	2.33
Fully diluted earnings per share (in €)	—	2.49	2.42	2.33
Net profit per ordinary share from continuing operations (in €)(b)	—	2.18	2.33	1.34
Fully diluted net profit per ordinary share from continuing operations (in €)(b)	—	2.17	2.32	1.34
Dividend per ordinary share (in €)(b)	—	1.15	1.10	1.00
Net profit per American Depositary
Share (in US dollars)(b)(c)	—	3.16	3.01	2.91
Dividend per American Depositary Share (in US dollars) (b)(d)	—	1.50	1.34	1.27

(a)	Solely for your convenience, Euro amounts have been translated into US dollars at an exchange rate of $1 = € 0.7909, which is the rate equal to the average of the month-end rates for 2006.

(b)	Adjusted for increases in share capital, as applicable. See Note 13 to ABN AMRO’s consolidated financial statements for a description of the computation of earnings per ordinary share.

(c)	Solely for your convenience, this item has been translated into US dollars at the rate equal to the average of the month-end rates for the applicable year.

(d)	Solely for your convenience, this item has been translated into US dollars at the applicable rate on the date of payment, other than for the 2006 final dividend, which has been translated into US dollars at the March 16, 2006 exchange rate of $1 = € 0.7515, the latest practicable date for which information is available.

Selected Consolidated Income Statement of ABN AMRO for the years ending December 31, 2003 and 2002

	For the Year Ended
	December 31,

	2003	2002

	€m	€m
	(except per share data)
(Dutch GAAP)
Net interest revenue	9,723	9,845
Net commissions	4,464	4,639
Results from financial transactions	1,993	1,477
Other revenue	2,613	2,319

Total revenue	18,793	18,280
Operating expenses	12,585	13,148
Provision for loan losses	1,274	1,695
Operating profit before taxes	4,918	3,388
Net profit	3,161	2,207
Net profit attributable to Ordinary Shares	3,116	2,161
Dividends on Ordinary Shares	1,589	1,462
Per Share Financial Data
Average number of Ordinary Shares outstanding (in millions)	1,610.2	1,559.3
Net profit per Ordinary Share (in €)(a)	1.94	1.39
Fully diluted net profit per Ordinary Share (in €)(a)	1.93	1.38
Dividend per Ordinary Share (in €)(a)	0.95	0.90
Net profit per American Depositary Share (in US$)(a)(b)	2.21	1.48
Dividend per American Depositary Share (in US$)(a)(c)	1.09	0.92

(a)	Adjusted for increases in share capital, as applicable.

(b)	This item has been translated into US dollars at the rate equal to the average of the month-end rates for the applicable year.

(c)	Solely for your convenience, this item has been translated into US dollars at the applicable rate on the date of payment.

Selected Consolidated Balance Sheet Data of ABN AMRO as at December 31, 2006, 2005 and 2004

	At December 31,

	2006(a)	2006	2005	2004

	$m	€m	€m	€m
(IFRS)
Assets
Financial assets held for trading	271,283	205,736	202,055	167,035
Financial investments	165,327	125,381	123,774	102,948
Loans and receivables — banks	177,772	134,819	108,635	83,858
Loans, and receivables — customers	584,476	443,255	380,248	320,022
Total Assets	1,301,543	987,064	880,804	727,454
Liabilities
Financial liabilities held for trading	191,677	145,364	148,588	129,506
Due to banks	247,882	187,989	167,821	133,529
Due to customers	477,838	362,383	317,083	281,379
Issued debt securities	266,418	202,046	170,619	121,232
Capitalization
Equity attributable to shareholders of the parent company(c)	31,115	23,597	22,221	14,815
Equity attributable to minority interests	3,030	2,298	1,931	1,737
Subordinated liabilities	25,334	19,213	19,072	16,687
Group capital(c)	59,479	45,108	43,224	33,239
Per Share Financial data
Ordinary shares outstanding (in millions)	—	1,853.8	1,877.9	1,669.2
Equity attributable to shareholders of the parent company per ordinary share (in €)(c)	—	12.73	11.83	8.88
Equity attributable to shareholders of the parent company per American Depositary Share (in $)(b)(c)	—	16.78	14.00	12.11

(a)	Solely for your convenience, Euro amounts have been translated into US dollars at an exchange rate of $1 = € 0.75838, which is the year-end rate for 2006.

(b)	This item has been translated into US dollars at the applicable year-end rate.

(c)	Pursuant to a directive of the Dutch “Raad voor de Jaarverslaggeving” (Council for Annual Reporting), from January 1, 2003, ABN AMRO calculates shareholders’ equity before profit appropriation instead of after profit appropriation, which is how ABN AMRO used to present its financials. The consequence of this new directive is that the profit during the year will be added to shareholders’ equity for the full amount until shareholders have approved the proposed profit appropriation. To be able to compare on a like for like basis, ABN AMRO has re-presented shareholders’ equity, group capital and shareholders’ equity per ABN AMRO ordinary share and per ABN AMRO ADS as at December 31, 2002 before profit appropriation.

Selected Consolidated Balance Sheet Data of ABN AMRO as at December 31, 2003 and 2002

	At December 31,

	2003	2002

	€m	€m
	(except per share data)
(Dutch GAAP)
Assets
Banks	58,800	41,924
Loans	296,843	310,903
Interest-bearing securities	132,041	141,494
Total assets	560,437	556,018

Liabilities
Banks	110,887	95,884
Total customer accounts	289,866	289,461
Debt securities	71,688	71,209

Capitalization
Fund for general banking risks	1,143	1,255
Shareholders’ equity(a)	13,047	11,081
Minority interests	3,713	3,810
Subordinated debt	13,900	14,278
Group capital(a)	31,803	30,424

Per Share Financial Data
Ordinary Shares outstanding (in millions)	1,637.9	1,585.6
Shareholders’ equity per Ordinary Share (in €)(a)	7.47	6.47
Shareholders’ equity per American Depositary Share (in US$)(a)(b)	9.42	6.79

(a)	Pursuant to a directive of the Dutch “Raad voor de Jaarverslaggeving” (Council for Annual Reporting), from January 1, 2003, ABN AMRO calculated shareholders’ equity before profit appropriation instead of after profit appropriation, which is how ABN AMRO used to present its financials. The consequence of this new directive is that the profit during the year will be added to shareholders’ equity for the full amount until shareholders have approved the proposed profit appropriation. To be able to compare on a like for like basis, ABN AMRO has re-presented shareholders’ equity, group capital and shareholders’ equity per ABN AMRO ordinary share and per ABN AMRO ADS as at December 31, 2002 before profit appropriation.

(b)	This item has been translated into US dollars at the applicable year-end rate.

Selected US GAAP Financial Data of ABN AMRO as at and for the years ended December 31, 2006, 2005 and 2004
      The following financial data in accordance with US GAAP illustrate the effect of reconciling items under US GAAP based on the IFRS balance sheet and income statement.

	For the year ended December 31,

	2006(a)	2006	2005	2004

	$m	€m	€m	€m
	(except per share data)
(US GAAP)
Income Statement Data
Net interest income	11,430	9,040	8,565	8,886
Non-interest income	15,224	12,041	8,247	5,995
Total revenue	26,654	21,081	16,812	14,881
Loan impairment and other credit risk provisions	2,419	1,913	536	(191)
Operating profit before tax	6,345	5,018	3,246	2,447
Net profit	5,640	4,461	2,870	2,824
Balance Sheet Data
Shareholders’ equity	37,026	28,080	28,494	21,537
Minority interests	3,030	2,298	1,931	1,737
Total assets	1,289,731	978,106	876,366	725,172
Share Information
Basic earnings per Ordinary Share (in €)		2.35	1.57	1.68
Diluted earnings per Ordinary Share (in €)		2.34	1.56	1.67
Basic earnings per American Depositary Share (in $)(b)		2.97	1.94	2.09
Shareholders’ equity per Ordinary Share (in €)		14.73	14.76	12.44
Shareholders’ equity per American Depositary Share (in $)(c)		19.43	17.47	16.97

(a)	Solely for your convenience, Euro amounts have been translated into US dollars for income statement items at an exchange rate of $1 = € 0.7909, the rate equal to the average of the month-end rates for 2006, and for balance sheet items at an exchange rate of $1 = € 0.75838, the exchange rate on December 31, 2006.

(b)	This item has been translated into US dollars at the rate equal to the average of the month-end rates for the applicable year.

(c)	This item has been translated into US dollars at the applicable year-end rate.

Selected US GAAP Financial Data of ABN AMRO as at and for the years ended December 31, 2003 and 2002
      The following financial data in accordance with US GAAP illustrate the effect of reconciling items under US GAAP based on the Dutch GAAP balance sheet and income statement.

	At or for the Year Ended
	December 31,

	2003	2002

	€m	€m
	(except per share data)
(US GAAP)
Income Statement Data
Net interest revenue	8,052	7,879
Non-interest revenue	9,472	10,057
Total revenue	17,524	17,936
Loan impairment and other credit risk provisions	1,274	1,695
Pre-tax profit	4,967	3,711
Net profit	3,119	2,110

Balance Sheet Data
Shareholders’ equity	20,143	19,013
Minority interests	3,713	3,810
Total assets	565,039	562,478

Share Information
Basic earnings per ordinary share (in €)	1.91	1.32
Diluted earnings per ordinary share (in €)	1.90	1.32
Basic earnings per American Depositary Share (in $)(a)	2.17	1.25
Shareholders’ equity per ordinary share (in €)	11.80	11.47
Shareholders’ equity per American Depositary Share (in $) (b)	14.87	12.03

(a)	This item has been translated into US dollars at the rate equal to the average of the month-end rates for the applicable year.

(b)	This item has been translated into US dollars at the applicable year-end rate.

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION
Introduction
      The following unaudited pro forma combined condensed balance sheet as at, and unaudited pro forma combined condensed income statement for the year ended, December 31, 2006 and the notes thereto (together, the “pro forma financial information”) are based on the historical financial statements of ABN AMRO and Barclays after giving effect to the proposed combination using the purchase method of accounting by applying the estimates, assumptions and adjustments described in the accompanying notes to the pro forma financial information.
      The historical financial statements of both ABN AMRO and Barclays for the year ended December 31, 2006 have been prepared in accordance with IFRS and reconciled to US GAAP.
      For the purposes of the preparation of the pro forma financial information:

•	The consolidated balance sheet of Barclays at December 31, 2006 has been combined with the consolidated balance sheet of ABN AMRO at December 31, 2006, both of which are prepared in accordance with IFRS and reconciled to US GAAP, as if the proposed combination giving effect to the sale of LaSalle had occurred on December 31, 2006;

•	The consolidated income statement of Barclays for the year ended December 31, 2006 has been combined with the consolidated income statement of ABN AMRO for the year ended December 31, 2006, both of which are prepared in accordance with IFRS and reconciled to US GAAP, as if the proposed combination giving effect to the sale of LaSalle had occurred on January 1, 2006; and

•	The presentation currency of the combined group is Sterling as this is consistent with the presentation currency of the Barclays 2006 Form 20-F. The presentation currency of the combined group will be Euro should the proposed combination occur.
      The pro forma financial information includes appropriate adjustments to account for the events directly associated with the proposed combination. Any potential synergy benefits are not included within the pro forma financial information. Only costs which are expected to be directly incurred as part of the proposed combination have been included within the pro forma financial information.
      The pro forma adjustments directly relating to the proposed combination are based on effecting the pre-acquisition disposal of LaSalle, an estimate of the fair value of the consideration to be provided, and preliminary assessments of the fair values of assets acquired and liabilities assumed and available information and assumptions. If the proposed combination did occur, a final determination of these fair values will be based on Barclays management’s estimates of the fair values of the remaining assets and liabilities and an assessment of the fair values of the intangible assets as at the actual date of the combination. The final determination of these fair values will result in potentially material changes to the pro forma adjustments and the pro forma financial information included herein.
      The actual purchase price allocation will also be subject to change as a result of finalisation of asset and liability valuations. These final valuations will be based on the actual net tangible and intangible assets that existed as of the closing dates of the proposed combination. The effect of the final fair valuation of assets and liabilities and the determination of the final consideration may cause material differences to the following pro forma financial information.
      The final consideration will be determined based on the exchange ratio of ABN AMRO ordinary shares to Barclays ordinary shares and the fair value of Barclays ordinary shares at the date at which the offer is declared unconditional. As such, any changes in the fair value of the shares prior to that date may also cause material differences to the pro forma financial information. In addition, any changes in the foreign exchange rate prior to the date at which the offer is declared unconditional, may cause material differences.

      The pro forma financial information and accompanying notes should be read in conjunction with the historical financial statements and the related notes thereto of Barclays for the year ended December 31, 2006. This data should also be read in conjunction with;

•	ABN AMRO 2006 20-F; and

•	The consolidated IFRS balance sheet of LaSalle as at December 31, 2006 published by ABN AMRO within the ABN AMRO Unaudited Pro Forma Condensed Financial Statements filed by ABN AMRO with the SEC on a Current Report on Form 6-K on April 25, 2007.
      The unaudited pro forma combined condensed financial information is presented for information purposes only and does not represent what the results of operations would actually have been if the combination had occurred on the dates indicated nor does it project the results of operations for any future period.

Unaudited Pro Forma Combined Condensed Balance Sheet as at December 31, 2006
IFRS basis

						New share
			Pre			issuance —
			Acquisition	Acquisition	Share Options	CDB & TH	Notes to	Pro forma
	Barclays	ABN AMRO(1)	Disposal(2)	Adjustments(3)	Adjustments(3)	Adjustments(3)	adjustments	combined

	£m	£m	£m			£m		£m
Assets
Cash and other short-term funds	9,753	8,266	9,395	(16,810)	400	6,525	(a)	17,529
Trading and financial assets designated at fair value	292,464	72,767	(870)					364,361
Derivative financial instruments	138,353	72,851	—					211,204
Loans and advances to banks	30,926	19,362	(3,004)					47,284
Loans and advances to customers	282,300	234,590	(32,477)	2,237			(b)	486,650
Available for sale investments	51,703	80,150	(16,250)					115,603
Reverse repurchase agreements and cash collateral on securities borrowed	174,090	134,017	—					308,107
Property, plant and equipment	2,492	4,208	(632)					6,068
Other assets	14,706	36,248	(3,846)	19,774			(b) & (c)	66,882

Total assets	996,787	662,459	(47,684)	5,201	400	6,525		1,623,688

Liabilities
Deposits and items in the course of collection due to banks	81,783	67,266	(8,122)	(5)			(b)	140,922
Customer accounts	256,754	204,399	(30,189)	(54)			(b)	430,910
Trading and financial liabilities designated at fair value	125,861	32,484	(142)					158,203
Liabilities to customers under investment contracts	84,637	3,666	—					88,303
Derivative financial instruments	140,697	69,442	—					210,139
Debt securities in issue	111,137	133,897	(11,637)	(654)			(b)	232,743
Repurchase agreements and cash collateral on securities lent	136,956	97,711	—					234,667
Insurance contract liabilities, including unit linked liabilities	3,878	2,738	—					6,616
Subordinated liabilities	13,786	12,895	(3,913)	129			(d)	22,897
Other liabilities	13,908	20,582	(2,107)	3,255			(e)	35,638

Total liabilities	969,397	645,080	(56,110)	2,671	—	—		1,561,038

Net assets	27,390	17,379	8,426	2,530	400	6,525		62,650

Shareholders’ equity
Shareholders’ equity excluding minority interests	19,799	15,837	8,625	2,530	400	6,525		53,716
Minority interests	7,591	1,542	(199)					8,934

Total shareholders’ equity	27,390	17,379	8,426	2,530	400	6,525		62,650

(1)	The financial information of ABN AMRO in this unaudited pro forma combined condensed income statement reflects the IFRS financial information for continuing operations presented in the financial statements for the year ended December 31, 2006 published by ABN AMRO within the ABN AMRO 2006 Form 20-F. Such information does not reflect any comments that the management of Barclays might make had they performed a detailed review. ABN AMRO financial statements have been reformatted to be consistent with Barclays line item presentation.

(2)	See Note 2 to the unaudited pro forma combined condensed financial information.

(3)	See Note 3 to the unaudited pro forma combined condensed financial information.

Unaudited Pro Forma Combined Condensed Income Statement for the year ended December 31, 2006
IFRS basis

			Pre
			Acquisition	Other	Notes to	Pro forma
	Barclays	ABN AMRO(1)	Disposal(2)	Adjustments(3)	adjustments	combined

	£m	£m	£m	£m		£m
Continuing operations
Net interest income	9,143	6,681	(1,439)	(1,145)	(f)	13,240
Net fee and commission income	7,177	4,124	(427)	—		10,874
Principal transactions	4,576	3,279	(140)	—		7,715
Net premiums from insurance contracts	1,060	1,076	—	—		2,136
Other income	214	4,484	(195)	—		4,503

Total income	22,170	19,644	(2,201)	(1,145)		38,468
Net claims and benefits incurred on insurance contracts	(575)	(1,005)	—	—		(1,580)

Total income net of insurance claims	21,595	18,639	(2,201)	(1,145)		36,888
Impairment charges	(2,154)	(1,262)	42	—		(3,374)
Net income	19,441	17,377	(2,159)	(1,145)		33,514
Operating expenses	(12,674)	(14,090)	1,393	(1,204)	(g)	(26,575)
Share of post-tax results of associates and joint ventures	46	165	(3)	—		208
Profit on disposal of subsidiaries, associates and joint ventures	323	—	—	—		323

Profit before tax	7,136	3,452	(769)	(2,349)		7,470
Tax	(1,941)	(614)	158	634	(h)	(1,763)

Profit after tax	5,195	2,838	(611)	(1,715)		5,707

Profit attributable to minority interests	624	44	(14)	—		654
Profit attributable to equity holders of the parent	4,571	2,794	(597)	(1,715)		5,053

	5,195	2,838	(611)	(1,715)		5,707

Earnings per share data (pence)
— Basic	71.9	148.3				44.9
— Diluted	69.8	147.6				44.1

Number of shares (million)
Weighted average ordinary shares	6,357	1,883				11,243
Weighted average dilutive shares	6,507	1,896				11,393

(1)	The financial information of ABN AMRO in this unaudited pro forma combined condensed income statement reflects the IFRS financial information for continuing operations presented in the financial statements for the year ended December 31, 2006 published by ABN AMRO within the ABN AMRO 2006 Form 20-F. Such information does not reflect any comments that the management of Barclays might make had they performed a detailed review. ABN AMRO financial statements have been reformatted to be consistent with Barclays line item presentation.

(2)	See Note 2 to the unaudited pro forma combined condensed financial information.

(3)	See Note 3 to the unaudited pro forma combined condensed financial information.

1.	Description of proposed combination and estimated pro forma purchase price
      The pro forma financial information has been prepared on the basis of preliminary estimates and assumptions. The key assumptions used to prepare the pro forma financial information (excluding those in relation to LaSalle which are disclosed in note 2) are:

•	Potential cost synergy, revenue benefits and associated restructuring costs are not included within the pro forma financial information;

•	Only costs which are expected to be directly incurred as part of the proposed combination have been included within the pro forma financial information;

•	The presentation currency of the combined group is pound sterling as this is consistent with the presentation currency of Barclays 2006 Form 20-F and Barclays Bank combined Annual Report on Form 20-F filed with the SEC. The presentation currency of the combined group will be Euro should the proposed combination occur;

•	Further to the announcement on April 23, 2007 where the Barclays Board unanimously resolved to make an exchange offer for 100% of ABN AMRO ordinary shares, the Board announced the terms of a revised offer to ABN AMRO ordinary shareholders on July 23, 2007. The revised offer per ABN AMRO ordinary share consists of:

—	€13.15 in cash and

—	2.13 ordinary shares in Barclays;

•	The announcement of July 23, 2007 also featured the financing of the revised offer. Barclays will finance the cash component of the revised offer from the following sources:

—	Approximately €12 billion (£8.1 billion) of capital released from the sale of LaSalle to Bank of America and previously intended to be returned to shareholders post closing of the transaction will be used to fund part of the cash consideration.

—	€9.8bn (£6.6 billion) of cash consideration is funded by the proposed investments of China Development Bank and Temasek.

—	Barclays will fund approximately €3 billion (£2 billion) of the consideration from available cash resources.

•	The consideration calculations have been translated using the exchange rates of 1.4839 (€ : £) and 2.0293 ($ : £) as published in the Financial Times on August 2, 2007;

•	All ABN AMRO employee share options not exercised as at July 30, 2007 (amounting to 30,691,954 shares), will become exercisable on the combination date and will be subject to the exchange offer on the same terms as all ABN AMRO ordinary shares. The cash inflow from employees on exercising these options has been assumed to be the weighted average strike price of €19.35 per share per the ABN AMRO 2006 Annual Report;

•	ABN AMRO equity settled share awards have been assumed to roll over to Barclays equity settled share awards. Due to limited information available on the unvested share awards by grant date together with information on the income statement charge, no adjustment has been made within the unaudited pro forma combined condensed financial information;

•	The unaudited pro forma combined condensed financial information reflects the purchase price of the proposed combination to be £44,204m consisting of cash, Barclays ordinary shares and direct transaction costs;

•	The ABN AMRO income statement has been translated at a 2006 average exchange rate of 1.47 (€ : £) and the ABN AMRO balance sheet has been translated at the December 31, 2006 closing exchange rate of 1.49 (€ : £) in line with the exchange rates used in the published financial statements of Barclays for the year ended December 31, 2006;

•	Fair value adjustments of financial assets and liabilities have been made in line with publicly available information and are amortised on a straight line basis over the appropriate maturity;

•	The fair value of property, plant & equipment and other non-financial instruments are not materially different to the balance sheet carrying values disclosed in the ABN AMRO 2006 Form 20-F;

•	Calculation of goodwill is based on the closing price of Barclays ordinary shares of £6.86 as listed on the LSE Daily Official List on August 2, 2007;

•	The split of goodwill and intangible assets arising from the proposed combination has been based on a ratio of 70 : 30 in line with historical combinations within the financial services industry;

•	Intangible assets have been amortised on a straight line basis over the estimated useful economic life of 5 years; and

•	Different tax rates have been applied to individual adjustments by reference to the nature of the adjustment.
Estimated pro forma allocation of purchase price of the proposed combination
      The total estimated pro forma purchase price of the proposed transaction is as follows:

£m

Fair value of Barclays ordinary shares and Barclays ADSs issued[1]	27,424
Cash to acquire ABN AMRO ordinary shares[2]	16,632
Cash to acquire ABN AMRO (formerly convertible) preference shares	1
Estimated direct transaction costs (legal, accounting and other transaction costs)	147

Total estimated purchase price	44,204

Footnotes

1	Fair value has been calculated based on 1,877m ABN AMRO ordinary shares converted at the exchange ratio of 2.13 into 3,998m Barclays ordinary shares issued at the closing price on August 2, 2007 of £6.86.

2	Cash consideration has been calculated based on exchanging 1,877m ABN AMRO ordinary shares at €13.15 at the closing exchange rate published on August 2, 2007 of 1.4839 (€:£)
     For the purposes of this pro forma, the proposed combination has been accounted for using the purchase method of accounting in accordance with IFRS. An estimated allocation of the purchase price to reflect the estimated fair values of certain ABN AMRO assets and liabilities has been reflected in the unaudited pro forma combined condensed financial information. Based on the initial estimates, and subject to changes which may be material upon completion of a final valuation, the preliminary allocation of the estimated pro forma purchase price is as follows:

£m

Cash and other short-term funds		18,062
Trading and financial assets designated at fair value		71,897
Derivative financial instruments		72,851
Loans and advances to banks		16,358
Loans and advances to customers		204,350
Available for sale investments		63,900
Reverse repurchase agreements and cash collateral on securities borrowed		134,017
Property, plant and equipment		3,576
Other assets (including intangible assets)		33,717

Total assets		618,728

Deposits and items in the course of collection due to banks		59,139
Customer accounts		174,156
Trading and financial liabilities designated at fair value		32,342
Liabilities to customers under investment contracts		3,666
Derivative financial instruments		69,442
Debt securities in issue		121,606
Repurchase agreements and cash collateral on securities lent		97,711
Insurance contract liabilities, including unit linked liabilities		2,738
Subordinated liabilities		9,109
Other liabilities		21,730

Total liabilities		591,639

Net Assets		27,089

Estimated purchase consideration		44,204
Less: Estimated fair value of net assets	27,089
Minority interests of ABN AMRO not acquired	(1,343)

Estimated fair value of net assets excluding minority interests		(25,746)

Goodwill		18,458

      If the proposed combination occurs, Barclays will perform a valuation after the closing date to determine the actual values assigned to all acquired assets and liabilities associated with the proposed combination. Identified intangible assets, upon completion of the final valuation, will be amortised over their estimated useful economic lives.

2.	Pre acquisition disposal

•	The potential transaction is subject to an offer condition that prior to completion of the exchange offer, the LaSalle Agreement has been completed in accordance with its terms, or a purchase and sale agreement with another party with respect to the sale of LaSalle has been completed in accordance with its terms.

•	The adjustment represents the effect of the disposal of LaSalle and is based upon the consolidated IFRS balance sheet of LaSalle as at December 31, 2006 published by ABN AMRO within the ABN AMRO Unaudited Pro Forma Condensed Financial Statements, filed by ABN AMRO with the SEC on a Current Report on Form 6-K on April 25, 2007.

•	A closing exchange rate of 1.49 (€ : £) has been used to convert the LaSalle balance sheet and an average exchange rate of 1.47 (€ : £) has been used to convert the LaSalle income statement for presentational purposes within the pro forma financial statements in line with the exchange rates used in the published financial statements of Barclays for the year ended December 31, 2006.

•	The $21 billion (£10 million at the exchange rate on August 1, 2007 of 2.0293 ($ : £)) purchase price under the LaSalle Agreement will be adjusted in accordance with the terms of the LaSalle Agreement if the actual net income of LaSalle for the three months ended March 31, 2007 and the net income of LaSalle, with certain limited adjustments, for the period commencing on April 1, 2007 and concluding on the earlier of the date of the closing of the sale of LaSalle and December 31, 2007 is less than a pre-defined income threshold. No adjustment has been made to the LaSalle purchase price as insufficient information on the performance of LaSalle is available.

3.	Other adjustments
      The other adjustments included in the pro forma financial information have been prepared as if the proposed combination was completed at December 31, 2006 for balance sheet purposes and at January 1, 2006 for income statement purposes.
Adjustments to the balance sheet reflect:

(a)	Adjustments reflecting the cash flows of:
                    Acquisition adjustments

These comprise cash outflows relating to the acquisition of ABN AMRO ordinary shares (£16,632m), stamp duty (£30m), cash to acquire ABN AMRO (formerly convertible) preference shares (£1m) and estimated transaction costs (£147m).
                    Share Options Adjustment

All ABN AMRO employee share options not exercised as at July 30, 2007 (amounting to 30,691,954 shares), will become exercisable on the combination date and will be subject to the exchange offer consistent with all ABN AMRO ordinary shares. The cash inflow (£400m) from employees on exercising these options has been assumed to be the weighted average strike price of €19.35 per share as per the ABN AMRO 2006 Form 20-F.
                    New share issuance — China Development Bank & Temasek

Cash inflows relating to the issue of 888,513,514 new Barclays ordinary shares to China Development Bank, Temasek and the placees under the clawback placing at £7.40 per share, less £50m of fees and expenses (£6,525m).

(b)	Adjustments reflecting the difference between carrying value and fair value of ABN AMRO financial assets and liabilities at the balance sheet date. These adjustments are disclosed in euro in the ABN AMRO 2006 Form 20-F and have been converted to pounds sterling at the December 31, 2006 closing exchange rate of 1.49 (€ : £) as follows:

	Carrying		Fair value
	amount	Fair value	adjustment

	£m	£m	£m
Financial Assets
Interest earning securities held-to-maturity	2,503	2,526	23
Loans & receivables — customer	297,487	299,724	2,237

Total	299,990	302,250	2,260

Financial Liabilities
Due to banks	126,167	126,162	(5)
Due to customers	243,210	243,156	(54)
Issued debt securities	133,897	133,243	(654)

Total	503,274	502,561	(713)

The above adjustments exclude the impact of professional securities transactions. The following methods and significant assumptions have been applied in determining the fair values of financial instruments carried at cost:

i.	The fair value of assets maturing within 12 months is assumed to approximate their carrying amount.

ii.	The fair value of demand deposits and savings accounts (included in due to customers) with no specific maturity is assumed to be the amount payable on demand at the balance sheet date.

iii.	The fair value of variable rate financial instruments is assumed to be approximated by their carrying amounts and, in the case of loans, does not, therefore, reflect changes in their credit quality, as the impact of credit risk is recognised separately by deducting the allowances for credit losses from both carrying amounts and fair values.

iv.	The fair value of fixed-rate loans and mortgages carried at amortised cost is estimated by comparing market interest rates when the loans were granted with current market rates offered on similar loans. Changes in the credit quality of loans within the portfolio are not taken into account in determining gross fair values, as the impact of credit risk is recognised separately by deducting the amounts of the allowances for credit losses from both carrying amounts and fair values.

(c)	Removal of remaining existing goodwill, intangible assets and related deferred tax assets in ABN AMRO (£6,725m). The recognition of estimated purchased goodwill and intangible assets of £26,367m arising from the proposed combination and the deferred tax asset (£109m) in relation to the recognition of the post retirement employee benefit liabilities at the balance sheet date (see adjustment (e) below). The calculation of goodwill is based on the closing price of Barclays ordinary shares of £6.86 as listed on the LSE Daily Official List on August 2, 2007 and the split of goodwill and intangible assets arising from the proposed combination has been based on a ratio of 70 : 30 in line with historical combinations within the financial services industry

(d)	Adjustment reflecting the difference between carrying value and fair value of ABN AMRO subordinated liabilities at the balance sheet date. This adjustment is disclosed in Euros in the ABN AMRO 2006 Form 20-F and has been converted to pounds sterling at the December 31, 2006 closing exchange rate of 1.49 (€ : £) as follows:

	Carrying		Fair value
	amount	Fair value	adjustment

	£m	£m	£m
Subordinated liabilities	12,895	12,996	101

Total	12,895	12,996	101

An additional adjustment is required to represent the fair value of the ABN AMRO DR Preference Shares. The price offered to the holders of ABN AMRO DR Preference Shares as part of the Barclays offer is £0.59 for each of the 1,369,815,864 shares held as at December 31, 2006. The carrying value in the ABN AMRO financial statements as disclosed in ABN AMRO 2006 Form 20-F is £0.56 per share which leads to a fair value adjustment in subordinated liabilities of £41m (£28m).

(e)	Adjustments required to reflect the difference between carrying value and fair value of the ABN AMRO net post retirement employee benefits obligations (£413m), and the deferred tax liability associated with the recognition of intangible assets (£1,908m) and fair value adjustments to financial assets and liabilities (£761m). The deferred tax liability associated with the recognition of intangible assets (£1,908m) includes the removal of the existing deferred tax liability relating to intangible assets (£307m) in ABN AMRO.
      Additional adjustment required to reflect the difference between carrying value and fair value of the ABN AMRO liabilities arising from cash settled share based payments is as follows:

	Carrying		Fair value
	amount	Fair value	adjustment

	£m	£m	£m
Liabilities arising from cash settled share based payments (7,103,489 shares)	7	180	173

Total	7	180	173

Adjustments to the income statement reflect:

(f)	Amortization of the fair value adjustments applied to the assets and liabilities of ABN AMRO. The adjustment for each individual asset and liability class is as follows and is based on amortisation of the fair value adjustment on a straight line basis over the appropriate maturity (between one and five years):

	Fair value	Estimated
Asset/Liability class	adjustment	useful life	Amortisation

	£m	years	£m
Interest earning securities held-to-maturity	23	5	5
Loans & receivables — Customer	2,237	5	447
Due to banks	5	1	5
Due to customers	54	1	54
Issued debt securities	654	1	654
Subordinated liabilities	(101)	5	(20)

Total	2,872		1,145

(g)	Amortization of the estimated purchased intangible assets recognised as a result of the proposed combination. The total adjustment is made up of the reversal of the 2006 ABN AMRO software and other intangible assets amortization charge (£378m) and the amortization of purchased intangible assets recognised as a result of the combination (£1,582m). The value of purchased intangible assets recognised as a result of the combination is £7,909m and derives from the split of goodwill and intangible assets arising from the proposed combination being based on a ratio of 70 : 30 in line with historical combinations within the financial services industry. The purchased intangible assets recognised as a result of the combination will be amortised on a straight line basis over a period of five years.

(h)	Current and deferred tax credits relating to the amortization of intangibles (£331m), amortization of the fair value adjustment applied to the assets and liabilities of ABN AMRO (£303m).

4.	Post-combination effects on income statement
      The fair value adjustments applied to the identified assets and liabilities of ABN AMRO and the purchased intangible assets recognised as part of the proposed combination (as detailed in Note 3) will be amortised on a straight line basis over the appropriate maturity (between one and five years). The pre-tax impact on the income statement for the years ending December 31, 2006 to December 31, 2010 is as follows:

	2006	2007	2008	2009	2010

	£m	£m	£m	£m	£m
Amortization of fair value adjustments on financial assets and liabilities	(1,145)	(432)	(432)	(432)	(431)
Amortization of purchased intangible assets recognised as a result of the combination	(1,582)	(1,582)	(1,582)	(1,582)	(1,581)

Total amortisation relating to the proposed combination	(2,727)	(2,014)	(2,014)	(2,014)	(2,012)

5.	Unaudited comparative historical and pro forma earnings per share data
      Earnings used for the basic pro forma combined earnings per share calculation is the pro forma profit attributable to the equity holders of the parent for the year ended December 31, 2006.
      The weighted average number of shares outstanding during the year ended December 31, 2006 for the combined entity is based on the estimated equivalent weighted average number of ordinary shares for Barclays following the proposed combination. For illustrative purposes, earnings per share are calculated as if the exchange of ABN AMRO shares for Barclays equivalent shares had occurred at January 1, 2006. Under the terms of the proposed combination, ABN AMRO shares are expected to be exchanged at an estimated ratio of 2.13:1, increasing the weighted average by 3,998 million shares. Additionally, new Barclays shares are to be issued to China Development Bank and Temasek Holdings, increasing the weighted average by approximately a further 888 million shares.
Calculated on an IFRS basis

£m

Profit attributable to equity holders of parent	5,053
Dilutive impact of convertible options	(30)

Profit attributable to equity holders of parent including dilutive impact of convertible options	5,023

2006

Million

Basic weighted average number of shares in issue	6,357
Share issuance under proposed combination	4,886

Basic weighted average number of shares in issue following the proposed combination	11,243
Number of potential ordinary shares	150

Diluted weighted average number of shares	11,393

Calculated on a US GAAP basis

£m

Profit attributable to equity holders of parent	5,193
Dilutive impact of convertible options	(21)

Profit attributable to equity holders of parent including dilutive impact of convertible options	5,172

2006

Million

Basic weighted average number of shares in issue	6,357
Share issuance under proposed combination	4,886

Basic weighted average number of shares in issue following the proposed combination	11,243
Number of potential ordinary shares	106

Diluted weighted average number of shares	11,349

Reconciliation to US GAAP
      A reconciliation of the unaudited pro forma profit attributed to equity holders of the parent under IFRS to the unaudited pro forma net income attributed to the parent company under US GAAP for the year ended December 31, 2006 and shareholders’ equity excluding minority interests under IFRS to shareholders’ equity excluding minority interests under US GAAP as at December 31, 2006 is set out below. For additional information on these adjustments, refer to note 60 in the Barclays 2006 Form 20-F and ABN AMRO 2006 Form 20-F.

2006

£m
Total pro forma profit attributed to equity holders of the parent under IFRS	5,053
US adjustments:
Goodwill	(8)
Intangible assets	(127)
Pensions	(267)
Post-retirement benefits	(17)
Leasing	(342)
Other compensation arrangements	66
Insurance	(96)
Revaluation of property	85
Hedging	655
Financial instruments	(71)
Foreign exchange on available for sale securities	320
Fee and cost recognition	31
Consolidation	(33)
Securitisation	(48)
Guarantees	(9)
Classification of debt and equity	58
Loans held for sale	(11)
Non-financial instruments	1
Disposal of foreign subsidiaries, associates and joint ventures	(34)
Restructuring provisions	(109)
Other	43
Tax effect of the above items	53

Total pro forma net income under US GAAP	5,193

Pro forma combined basic earnings per share	46.2
Pro forma combined diluted earnings per share	45.6

2006

£m
Total pro forma shareholders’ equity excluding minority interests under IFRS	53,716
US adjustments:
Goodwill	533
Intangible assets	(694)
Pensions	324
Post-retirement benefits	(32)
Leasing	(342)
Compensation arrangements	176
Life Assurance	(33)
Revaluation of property	(136)
Hedging	295
Financial instruments	(91)
Fee and cost recognition	62
Consolidation	9
Securitisation	307
Guarantees	(3)
Classification of debt and equity	179
Loans held for sale	(11)
Non-financial instruments	(3)
Tax effect of the above items	(307)

Total pro forma shareholders’ equity excluding minority interests under US GAAP	53,949

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE INFORMATION
      The following table summarizes share information for Barclays and ABN AMRO on a historical basis, an unaudited pro forma combined basis for the combined group and equivalent information per ABN AMRO ordinary share, based on the exchange ratio of 2.13 Barclays ordinary share and €13.15 in cash for each ABN AMRO ordinary share.
      The following information should be read in conjunction with the audited consolidated financial statements of Barclays and ABN AMRO incorporated by reference into this document, and the unaudited pro forma combined condensed financial information. The unaudited pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the combination had been completed as of the beginning of the period presented, nor is it necessarily indicative of the future operating results or financial position of the combined companies.
      The historical book value per share is computed by dividing closing shareholders’ equity attributable to the shareholders of the parent company by the number of ordinary shares outstanding at the end of the period. The unaudited pro forma basic earnings per ordinary share are computed by dividing the pro forma profit attributable to the shareholders of the parent company by the pro forma weighted average number of ordinary shares outstanding.
      ABN AMRO equivalent unaudited pro forma combined dividend and earnings per share amounts are calculated by multiplying pro forma combined basis per share amounts by 2.13, the number of Barclays ordinary shares that would be exchanged for each ABN AMRO ordinary share in the exchange offer. ABN AMRO equivalent pro forma book value per share is calculated by multiplying the pro forma combined book value per share amount by 2.13 and increasing this value by €13.15 representing the cash component of the exchange offer. The historical per share information of ABN AMRO was derived from its historical annual financial statements.

Year Ended
December 31,
2006

Barclays— Historical
Historical per ordinary share:
Basic earnings per ordinary share	£ 0.72
Dividend per ordinary share	£ 0.31
Book value per share	£ 3.03
ABN AMRO— Historical
Historical per ordinary share:
Basic earnings per ordinary share	€2.50
Dividend per ordinary share	€1.15
Book value per share	€12.73
Unaudited Pro Forma on a combined basis per ordinary share
Unaudited pro forma on a combined basis per ordinary share:
Basic earnings per ordinary share	€44.95
Dividends declared per ordinary share	€0.45
Book value per share	€7.01
Unaudited Pro Forma per ABN AMRO Ordinary Share Equivalents
Unaudited pro forma per share of ABN AMRO ordinary shares:
Basic earnings per ordinary share	€95.74
Dividend per ordinary share	€0.96
Book value per share	€28.08

COMPARATIVE MARKET PRICE AND DIVIDEND PER SHARE INFORMATION
      Barclays ordinary shares trade on the LSE and the TSE under the symbol “BARC”. Barclays ADSs trade on the NYSE under the symbol “BCS”. ABN AMRO ordinary shares trade on Euronext under the symbol “AABA”. ABN AMRO ADSs trade on the NYSE under the symbol “ABN”.
      The following table presents trading information for Barclays ordinary shares, Barclays ADSs and ABN AMRO ordinary shares and ABN AMRO ADSs on March 16, 2007, the last trading day before Barclays and ABN AMRO confirmed they were in exploratory discussions, April 20, 2007, the last trading day before the public announcement of the execution of the Merger Protocol, July 20, 2007, the last trading day before the announcement of the revised exchange offer, and August 2, 2007, the last practicable trading day before the date of the commencement of the exchange offer.

	Barclays Ordinary Shares	ABN AMRO Ordinary Shares

March 16, 2007	£6.825	€27.29
April 20, 2007	£7.50	€36.29
July 20, 2007	£7.135	€36.63
August 2, 2007	£6.86	€35.24

	Barclays ADSs	ABN AMRO ADSs

March 16, 2007	$53.50	$36.24
April 20, 2007	$60.00	$49.29
July 20, 2007	$58.63	$50.84
August 2, 2007	$56.13	$48.49
      For illustrative purposes, the following table provides ABN AMRO equivalent per ABN AMRO ordinary share and ABN AMRO ADS information on each of the relevant dates. ABN AMRO equivalent per ABN AMRO ordinary share and ABN AMRO ADS amounts are calculated by multiplying the Barclays ordinary share and Barclays ADS amounts, respectively, by the relevant exchange ratio and adding the relevant cash amount.

	Barclays Ordinary Shares	ABN AMRO Equivalent per Share

March 16, 2007	£6.825	€34.37	(a)
April 20, 2007	£7.50	€36.70	(b)
July 20, 2007	£7.135	€35.73	(c)
August 2, 2007	£6.86	€34.83	(d)

(a)	Based on the Barclays ordinary share closing price of £6.825 on March 16, 2007 and an exchange rate of £1.00 = €1.4597, as published by the Financial Times on March 17, 2007.

(b)	Based on the Barclays ordinary share closing price of £7.50 on April 20, 2007 and an exchange rate of £1.00 = €1.4739, as published by the Financial Times on April 21, 2007.

(c)	Based on the Barclays ordinary share closing price of £7.135 on July 20, 2007 and an exchange rate of £1.00 = €1.4856, as published by the Financial Times on July 21, 2007.

(d)	Based on the Barclays ordinary share price of £6.86 on August 2, 2007 and the exchange rate of £1 = €1.4839, as published by the Financial Times on August 2, 2007.

	Barclays ADSs	ABN AMRO Equivalent per ADS

March 16, 2007	$53.50	$45.99	(a)
April 20, 2007	$60.00	$49.82	(b)
July 20, 2007	$58.63	$49.41	(c)
August 2, 2007	$56.13	$47.87	(d)

(a)	Based on the Barclays ADS closing price of $53.50 on March 16, 2007 and an exchange rate of €1.00 = $1.3307, as published by the Financial Times on March 17, 2007.

(b)	Based on the Barclays ADS closing price of $60.00 on April 20, 2007 and an exchange rate of €1.00 = $1.3593, as published by the Financial Times on April 21, 2007.

(c)	Based on the Barclays ADS closing price of $58.63 on July 20, 2007 and an exchange rate of €1.00 = $1.3835, as published by the Financial Times on July 21, 2007.

(d)	Based on the Barclays ADS closing price of $56.13 on August 2, 2007 and an exchange rate of €1.00 = $1.3676, as published by the Financial Times on August 2, 2007.
     The tables below set forth, for the periods indicated, the high and low closing prices of Barclays ordinary shares and ABN AMRO ordinary shares as reported on the LSE and Euronext, respectively, as well as the annual dividend amounts paid since 2002.

	Barclays Ordinary Shares			ABN AMRO Ordinary Shares

	High	Low	Dividends	High	Low	Dividends

2002	£6.24	£3.55	£0.1835	€22.78	€10.45	€0.90
2003	£5.27	£3.11	£0.205	€18.88	€11.93	€0.95
2004	£5.86	£4.43	£0.24	€19.79	€16.47	€1.00
2005	£6.145	£519.5	£0.266	€22.34	€18.27	€1.10
2006	£7.37	£5.86	£0.31	€25.92	€20.46	€1.15

	Barclays Ordinary		ABN AMRO
	Shares		Ordinary Shares

	High	Low	High	Low

First Quarter 2005	£6.14	£5.41	€21.40	€18.80
Second Quarter 2005	£5.70	£5.20	€20.35	€18.27
Third Quarter 2005	£5.895	£5.49	€21.24	€19.14
Fourth Quarter 2005	£614.5	£5.29	€22.34	€19.10
First Quarter 2006	£6.84	£5.875	€25.92	€21.62
Second Quarter 2006	£7.01	£5.88	€24.98	€20.56
Third Quarter 2006	£6.80	£5.86	€23.00	€20.46
Fourth Quarter 2006	£7.37	£6.76	€24.72	€22.53
First Quarter 2007	£7.90	£6.735	€32.75	€24.20
Second Quarter 2007	£7.56	£6.96	€36.75	€32.10
December 2006	£7.37	£6.76	€24.72	€22.53
January 2007	£7.68	£7.40	€25.06	€24.20
February 2007	£7.90	£7.40	€27.94	€24.66
March 2007	£7.58	£6.735	€32.75	€26.34
April 2007	£7.56	£7.125	€36.75	€32.10
May 2007	£7.445	£7.12	€36.70	€34.78
June 2007	£7.49	£6.96	€35.98	€34.05
July 2007	£7.385	£6.81	€37.15	€34.04
August 2007 (through August 2, 2007)	£6.86	£6.775	€35.24	€34.60
      The tables below set forth, for the periods indicated, the high and low closing prices of Barclays ADSs and ABN AMRO ADSs as reported on the NYSE, as well as the annual dividend amounts paid since 2002.

	Barclays ADSs			ABN AMRO ADSs

	High	Low	Dividends	High	Low	Dividends

2002	$36.80	$22.30	$1.16	$20.32	$10.54	$0.92
2003	$36.35	$20.60	$1.43	$23.48	$13.39	$1.09
2004	$45.68	$33.06	$1.80	$26.65	$19.67	$1.27
2005	$46.76	$37.57	$1.89	$27.86	$22.95	$1.34
2006	$58.38	$42.03	$2.41	$32.60	$25.57	$1.50

	Barclays ADSs		ABN AMRO ADSs

	High	Low	High	Low

First Quarter 2005	$46.76	$41.05	$27.86	$24.39
Second Quarter 2005	$43.01	$37.94	$25.46	$23.25
Third Quarter 2005	$42.53	$38.85	$25.85	$23.45
Fourth Quarter 2005	$42.73	$37.57	$26.41	$22.95
First Quarter 2006	$47.76	$42.03	$31.34	$26.17
Second Quarter 2006	$51.02	$43.29	$30.93	$25.57
Third Quarter 2006	$51.49	$43.23	$29.22	$25.75
Fourth Quarter 2006	$58.38	$51.48	$32.60	$28.93
First Quarter 2007	$62.46	$53.35	$43.96	$31.48
Second quarter 2007	$60.37	$55.79	$50.28	$42.94
December 2006	$58.38	$53.89	$32.60	$30.08
January 2007	$60.21	$58.14	$32.48	$31.48
February 2007	$62.46	$58.56	$36.85	$32.02
March 2007	$59.43	$53.35	$43.96	$34.91
April 2007	$60.37	$56.85	$50.28	$42.94
May 2007	$59.13	$55.95	$49.90	$46.54
June 2007	$59.51	$55.79	$48.45	$45.87
July 2007	$60.35	$54.93	$52.03	$46.46
August 2007 (through August 2, 2007)	$56.13	$55.80	$48.49	$47.45

EXCHANGE RATES
      The tables below shows the low, high, average and period end noon buying rates in The City of New York for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York for US dollar per each of €1 and £1. The average is computed using the noon buying rate on the last business day of each month during the period indicated. The averages listed below may differ slightly from the published exchange rate disclosed in the publicly available filings of Barclays and ABN AMRO due to differences in averaging and rounding conventions. The following exchange rates may differ from other exchange rates noted elsewhere in this document.
US Dollar per Euro

Year ended December 31,	Low	High	Average	Period End

2002	0.8594	1.0485	0.9454	1.0485
2003	1.0361	1.2597	1.1321	1.2597
2004	1.1801	1.3625	1.2438	1.3625
2005	1.1667	1.3476	1.2449	1.1842
2006	1.1860	1.3327	1.2563	1.3197
2007 (through August 2, 2007)	1.2904	1.3831	1.3365	1.3693
US Dollar per Sterling

Year ended December 31,	Low	High	Average	Period End

2002	1.4074	1.6095	1.5025	1.6095
2003	1.5500	1.7842	1.6347	1.7842
2004	1.7544	1.9482	1.8330	1.9160
2005	1.7138	1.9292	1.8204	1.7188
2006	1.7256	1.9794	1.8434	1.9586
2007 (through August 2, 2007)	1.9235	2.0626	1.9807	2.0346
      The tables below show the high and low noon buying rates for each month during the six months prior to the date of this document.
US Dollar per Euro

Month	Low	High

December 2006	1.3073	1.3327
January 2007	1.2904	1.3286
February 2007	1.2933	1.3246
March 2007	1.3094	1.3374
April 2007	1.3363	1.3660
May 2007	1.3419	1.3616
June 2007	1.3295	1.3526
July 2007	1.3592	1.3831
August 2007 (through August 2, 2007)	1.3682	1.3693

US Dollar per Sterling

Month	Low	High

December 2006	1.9458	1.9794
January 2007	1.9305	1.9847
February 2007	1.9443	1.9699
March 2007	1.9235	1.9694
April 2007	1.9608	2.0061
May 2007	1.9695	1.9993
June 2007	1.9657	2.0063
July 2007	2.0114	2.0626
August 2007 (through August 2, 2007)	2.0309	2.0346
      On August 2, 2007, the noon buying rate for Sterling was £1.00 = $2.0346 and for Euro was €1.00 = $1.3693.
      Fluctuations in the rate between the pound or Euro and the US dollar will affect the US dollar amounts received by holders of Barclays ADSs on conversion of dividends, if any, paid in Euro or Sterling on Barclays ordinary shares and may affect the US dollar price of Barclays ADSs on the NYSE.

DESCRIPTION OF BARCLAYS (NETHERLANDS)
Introduction
      Barclays (Netherlands) was incorporated on May 2, 2007 as a public company with limited liability under the laws of The Netherlands. Its statutory seat is in Amsterdam, The Netherlands and its registered office is at Fred. Roeskestraat 123-1, 1076 EE Amsterdam, The Netherlands, telephone number +31-20-5771177. It is registered with the trade register under number 34 27 30 29. The Barclays (Netherlands) Articles were last amended on June 8, 2007.
Share capital
      Barclays (Netherlands)’s authorized share capital is €600,000,000 divided into 5,000,000,000 ordinary shares (“Barclays (Netherlands) ordinary shares”) with a nominal value of €0.12 each. Its issued share capital is €300,000,000 divided into 2,500,000,000 Barclays (Netherlands) ordinary shares with a nominal value of €0.12 each.
      The Barclays (Netherlands) ordinary shares are in registered form. The Barclays (Netherlands) ordinary shares are admitted into the book-entry system operated by Euroclear Nederland on the basis of the Dutch Securites Giro Act and are administrated in the securities account of Barclays Investments (Netherlands) held with the Dutch listing and exchange agent.
Organizational structure and major shareholders
      Barclays owns the entire issued share capital in Barclays Investments (Netherlands) which, in turn, owns the entire issued share capital of Barclays (Netherlands). The Barclays (Netherlands) ordinary shares are admitted into the book-entry system operated by Euroclear Nederland on the basis of the Dutch Securities Giro Act and are administered in the securities account of Barclays Investments (Netherlands) held with the Dutch listing and exchange agent. Barclays (Netherlands) is indirectly owned by Barclays.
      The registered office of Barclays Investments (Netherlands) is at Fred. Roeskestraat 123-1, 1076 EE Amsterdam, The Netherlands.
Investments
      Barclays (Netherlands) has not transacted and will not before the exchange offer and the Barclays (Netherlands) ordinary share offer is completed transact any business other than activities in the context of the exchange offer described in this document and in the context of the Barclays (Netherlands) ordinary share exchange offer described herein.
Barclays (Netherlands) Articles of Association
      The following is a summary of the Barclays (Netherlands) Articles of Association. Copies of the Barclays (Netherlands) Articles of Association are available free of charge at the offices of Barclays (Netherlands): Fred. Roeskestraat 123/1, 1076 EE Amsterdam, The Netherlands and at the offices of the Listing and Exchange Agent: ABN AMRO Bank N.V., Gustav Mahlerlaan 10, 1082 PP Amsterdam, The Netherlands. They can also be inspected at these addresses.
Objects
      The objects of Barclays (Netherlands) are set out in full in Article 2 of the Barclays (Netherlands) Articles of Association which provides, among other things, that the objects are to:

(A)	incorporate, acquire, participate in, finance, manage and/or have any other interest in other companies or businesses of any nature;

(B)	acquire, develop, use and/or assign industrial and intellectual property rights;

(C)	raise, fund, by way of securities, bank loans, bond issues, promissory notes, and/or to borrow in any other way, to lend, to provide guarantees, to bind the company and/or to provide security for the debt of other parties;
as well as everything associated with the above, relating or conducive thereto, all in the widest sense of the word.
Directors and representation
      The board of managing directors of Barclays (Netherlands) (the “Barclays (Netherlands) Board”) consists of one or more members. The members of the Barclays (Netherlands) Board are appointed, suspended or dismissed by the general meeting of shareholders. The general meeting of shareholders shall determine the remuneration and further conditions of employment of each member of the Barclays (Netherlands) Board, as well as any further employment conditions.
      The Barclays (Netherlands) Board is entrusted with the management of Barclays (Netherlands). The Barclays (Netherlands) Board may lay down rules regarding its own decision making process, which rules are subject to the approval of the general meeting of shareholders. The Barclays (Netherlands) Board may determine which duties with which each member of the Barclays (Netherlands) Board will be charged. Such allocation is subject to the approval of the general meeting of shareholders.
      Resolutions by the board of managing directors concerning a significant change to the identity or the nature of Barclays (Netherlands) or its business are subject to the approval of the general meeting of shareholders, including:

(A)	the transfer of the enterprise of Barclays (Netherlands) or substantially the entire enterprise thereof to a third party;

(B)	Barclays (Netherlands) or its subsidiary entering into or terminating long term co-operation with another legal entity or company or as a fully liable partner in a limited partnership or partnership, if this cooperation or termination has far reaching consequences for Barclays (Netherlands); and

(C)	Barclays (Netherlands)’s or its subsidiary’s acquisition or divestment of a participation in the capital of a company worth at least one third of its assets according to the consolidated balance sheet with notes, based on Barclays (Netherlands)’s most recent adopted annual accounts.
      In the event of the absence or inability to act of one or more managing directors of Barclays (Netherlands), the remaining managing director or the remaining managing directors of Barclays (Netherlands) shall be charged with the management.
      In the event of the absence or inability to act of all the managing directors or the sole managing director of Barclays (Netherlands), the management of Barclays (Netherlands) shall be temporarily entrusted to person(s) designated for that purpose by the general meeting of shareholders.
      Barclays (Netherlands) is represented by the Barclays (Netherlands) Board. If the Barclays (Netherlands) Board consists of two or more managing directors, the representatives’ authorities shall, apart from being vested in the Barclays (Netherlands) Board as a corporate body, be vested in any two managing directors acting jointly. The Barclays (Netherlands) Board may appoint one or more attorneys-in-fact to represent Barclays (Netherlands).
      In case of a Barclays (Netherlands) managing director entering into an agreement with Barclays (Netherlands) or, in a private capacity, instituting legal proceedings against Barclays (Netherlands), Barclays (Netherlands) shall be represented in that matter by the remaining Barclays (Netherlands) managing directors provided that they act jointly in accordance with the above, unless the general meeting of shareholders designates another person for this purpose or unless the Dutch Law provides further designation in any other matter. Such person may also be the managing Barclays (Netherlands)

director to whom the conflict of interest relates. A Barclays (Netherlands) managing director having a conflict of interest different from the above shall be authorized like any other Barclays (Netherlands) managing director to represent the company, provided they act jointly in accordance with the above.
      One managing director will be appointed by the Barclays (Netherlands) Board as chairman. Resolutions of the Barclays (Netherlands) Board are validly adopted by simple majority.
Classes of shares and shareholders register
      Barclays (Netherlands) has one class of shares, being Barclays (Netherlands) ordinary shares with a nominal value of €0.12 each. The Barclays (Netherlands) ordinary shares are permitted to be included in a giro depot on collective deposit, as referred to in the Dutch Securities Giro Act.
      The Barclays (Netherlands) ordinary shares are in registered form. A register of shareholders is kept by or on behalf of Barclays (Netherlands), which register shall be regularly updated and, at the discretion of the Barclays (Netherlands) Board, may, in whole or in part, be kept in more than one copy and at more than one address. Part of the register may be kept abroad in order to comply with applicable foreign statutory provisions or applicable provisions set by a foreign stock exchange. A duplicate register of shareholders shall at all times be maintained in the United Kingdom, and any entry on the duplicate register shall immediately be reflected in the register kept by Barclays (Netherlands), and vice-versa.
Dividends and Dividend rights
      Barclays (Netherlands) may only make distributions of profits to shareholders and other parties entitled to profits to the extent the shareholders equity exceeds the paid up and called up part of its capital plus the reserves which are required to maintain by law. Distribution of profits may only be made after the adoption of the annual accounts showing that the distribution is permissible. The Barclays (Netherlands) Board shall determine which part of the profit shall be distributed. Any remaining parts shall be reserved. Dividend payment can also be made in shares instead of cash on the recommendation of the Barclays (Netherlands) Board and authorized by the general meeting of shareholders. In addition, the Barclays (Netherlands) Board may resolve to pay one or more interim dividends provided that the above capital reserves have been met, as evidence by an interim statement of assets and liabilities. Such a statement must be deposited with the trade register within eight days after which a resolution to distribute an interim dividend has been disclosed.
      Dividends and other distributions are payable on a date to be determined by the Barclays (Netherlands) Board, but in any case within four weeks after their adoption. Dividends and other distributions shall be made payable at an address or addresses in The Netherlands to be determined by the Barclays (Netherlands) Board. Cash distributions shall, if they are payable outside The Netherlands, be paid in the currency of the country concerned converted at the rate of exchange on the LSE at the close of business on the day before the date on which the distribution is declared. The person entitled to dividends or other distribution on shares shall be the person in whose name the share is registered.
Voting
      All shareholders and holders of right of usufruct or pledge who have right to vote, are entitled to attend the general meeting of shareholders, to address the general meeting of shareholders and to vote. Barclays (Netherlands) shareholders and holders of right of usufruct or pledge who have right to vote may be represented by proxies authorized in writing. Persons entitled to attend a general meeting of shareholders are only entitled to do so (in person or by proxy) if such person has informed the management board in advance of his intention to attend the meeting.
      Resolutions are validly adopted if adopted by simple majority of votes. Resolutions may also be adopted in writing provided they are adopted by unanimous votes representing the entire issued share capital. Each share shall confer the rights to cast one vote. All votes may be cast in respect of shares or by Barclays (Netherlands) itself or any of its subsidiaries.

Transfers
      Barclays (Netherlands) ordinary shares may be transferred within giro depots and collective depots, in accordance with the Securities Giro Act. Other forms of transfer require execution of a notarial deed. Unless Barclays (Netherlands) is itself party to such deed, the rights attached to the shares transferred can only be exercised after it has been acknowledged that the transfer has taken place and been notified to Barclays (Netherlands).
Return of Capital and Liquidation
      The general meeting of shareholders is entitled to resolve to dissolve Barclays (Netherlands). In such a case, it shall be wound up by the Barclays (Netherlands) Board unless determinate otherwise by the general meeting of shareholders. The assets of the liquidated Barclays (Netherlands) that remain after the creditors have been paid shall be distributed to the shareholders in proportion to the aggregate amount of their shares.
Purchase
      Barclays (Netherlands) can only acquire fully paid up shares in its own capital and for valuable consideration, up to a maximum of 10% of its issued share capital, if authorized by the general meeting of shareholders (which is valid for a period of a maximum of 18 months) and if its equity less the purchase price for such shares exceeds the paid up and called up share capital plus reserves that must be maintained by law.
Redemption
      The general meeting of shareholders may resolve to reduce the issued capital by cancellation of shares or by a reduction of the nominal amount of the shares, by amending Barclays (Netherlands)’ Articles of Association.
Annual and extraordinary general meetings
      Barclays (Netherlands) is required to hold a general meeting each year as its annual general meeting (to be held within six months after the end of each financial year, being the calendar year) in addition to other meetings (called extraordinary general meetings) as the Barclays (Netherlands) directors think fit and that must be held within 6 months after the expiration of the last financial year (within the calendar year).
      A general meeting of shareholders must be convened within three months after it becomes apparent to the Barclays (Netherlands) Board that Barclays (Netherlands)’ equity has reduced to an amount lower than half of the issued and paid up part of the share capital. In addition, holders of shares representing at least one-tenth of the issued capital may request the district court and summaries proceeding to be authorized to convene a general meeting of shareholders. These rights are in accordance with the rules as laid down in the Dutch Civil Code.
      At annual general meetings of Barclays (Netherlands) shareholders the following subjects shall be considered:

(A)	the annual accounts and the annual report;

(B)	discharge of members of the Barclays (Netherlands) Board;

(C)	possible appointment of managing directors;

(D)	other proposals placed on the agenda by the Barclays (Netherlands) Board;

(E)	other proposals made by shareholders or other persons entitled to attend the meeting representing at least 1% of the issued share capital or representing at least the stock market value as established by law at the time of the request, unless there is an important reason, such as to be determined in a binding manner by the Barclays (Netherlands) Board. Such proposal must be made no later than the sixtieth day before the annual shareholders meeting takes place.

      General meetings of shareholders shall be held in Amsterdam or Haarlemmermeer (Schiphol Airport). Convocations of the general meeting shall take place no later than on the 15th day prior to the meeting, and be accompanied by an agenda. General meeting of Barclays (Netherlands) shareholders shall be presided by a person nominated by the Barclays (Netherlands) Board of managing directors, which chairman shall appoint a secretary.
      Barclays (Netherlands) shareholders (and holders of a right of usufruct or pledge who have the right to vote) are entitled to attend, address and vote at general meetings of shareholders. Barclays (Netherlands) shareholders (and holders of a right of usufruct or pledge who have a right to vote) may be represented by proxies authorised in writing.
      Every holder of Barclays (Netherlands) ordinary shares that do not belong to a collective depot or a giro depot as referred to in the Dutch Securities Giro Act and every other party entitled to attend the meeting who derives his rights from such shares, is only entitled to attend the general meeting of shareholders in person, or represented by a person holding a written proxy, to address the meeting and, in as far as he has voting rights, to vote at the meeting, if he has informed the Barclays (Netherlands) Board in advance of his intention to attend the meeting ultimately seven days before such meeting. If the rights referred to in this paragraph pertain to shares that belong to a collective depot, anyone who has rights as a joint owner of the collective depot, is entitled to exercise these rights, provided he has, ultimately seven days before the meeting, submitted a written statement from an admitted institution at the offices of Barclays (Netherlands) or at another place as noted in the convocation to the meeting stating that the number of shares referred to in that statement belong to a collective depot and that the person referred to in that stated is a joint owner for the quoted number of shares and shall remain a joint owner until the end of the meeting. The Barclays (Netherlands) Board may determine that those entitled to vote and/or attend the meeting the general meeting of shareholders, are those who are registered in a register kept by the Barclays (Netherlands) Board at a certain point of time.
      If the rights to attend a meeting in accordance with the above paragraph are exercized by a person holding a written proxy the required notification and the proxy should be received by the Barclays (Netherlands) Board ultimately seven days before said meeting.
Limitations on foreign shareholders
      There are no restrictions imposed by the Barclays Investment (Netherlands) Articles or (subject to the effect of any economic sanctions that may be in force from time to time) by Dutch law.
Alteration of share capital
      In addition to the above on redemption and repurchase of shares, the Barclays (Netherlands) Board has the authority to resolve to issue shares and to determine the price and other terms and conditions of such issue. Such authority exists for a period of 5 years, starting from May 2, 2007 and ending on May 2, 2012. It can be extended by resolution of the general meeting of shareholders. If it is not extended, the authority to issue shares lies with the general meeting of shareholders. Existing shareholders have pre-emption rights (which can be limited by the Barclays (Netherlands) Board at the time of resolving to issue shares and no pre-emption rights exist in respect of shares issued to employees).
Indemnity
      Barclays (Netherlands) shall indemnify any existing or former managing director, officer or agent who in that capacity, becomes involved in civil, criminal, administrative or investigative litigation.

Amendment
      The Barclays (Netherlands) Articles can be amended by a general meeting of shareholders. The proposed amendment should be distributed to the shareholders prior to the general meeting of shareholders.
Squeeze-out rules
      Other than the squeeze-out rules as included in the Dutch Civil Code, there are no rules or provisions relating to squeeze-out in relation to the Barclays (Netherlands) ordinary shares. There are no rules or provisions relating to mandatory bids and/or sell-out rules in relation to the Barclays (Netherlands) ordinary shares.
Material Contracts
      Other than the co-operation agreement between Barclays, Barclays Investments (Netherlands), the nominee and Barclays (Netherlands) dated August 2, 2007 in relation to their co-operation (including with respect to the Primary Exchange and the Alternative Exchange) in relation with the transactions contemplated by them, including the actions Barclays, Barclays Investments (Netherlands), the nominee and Barclays (Netherlands) will take with respect to the Primary Exchange and the Alternative Exchange, Barclays (Netherlands) has not entered into any material contracts.
Subsidiaries
      Barclays (Netherlands) does not have any subsidiaries.
Working Capital Statement
      Barclays (Netherlands) is of the opinion that, taking account of existing cash resources, the working capital available to it is sufficient for its present requirements, that is, for at least the next twelve months from the date of publication of this document.
Legal and arbitration proceedings
      Save as disclosed in the this document, no member of the Barclays (Netherlands) is or has been involved in any governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which Barclays Investments (Netherlands) is aware) which may have, or have had during the period since its incorporation and the date of this document, a significant effect on Barclays (Netherlands) or Barclays financial position or profitability.
Capital Resources
      Currently the capital resources of Barclays (Netherlands) consist entirely of its shareholder equity.

Barclays (Netherlands) Directors
      The following table sets out information relating to each of the Barclays (Netherlands) directors:

Current Position in respect of
Name	Barclays (Netherlands)

Dirk Peter Stolp	Managing Director (Chairman)
Andreas Gerardus Maria Nagelmaker	Managing Director
Lawrence Dickinson	Managing Director
Mark Dominic Harding	Managing Director
      The business address of the Barclays (Netherlands) directors is Fred. Roeskestraat 123/1,1076 EE Amsterdam, The Netherlands, telephone number +31-20-5771177.
Directors’ Profiles
      The names, business experience and principal business activities outside the Barclays group of the current Barclays (Netherlands) directors, as well as the dates of their initial appointment as Barclays (Netherlands) directors are set out below.
Dirk Peter Stolp (Chairman, Managing Director)
      Mr. Stolp was appointed as managing director at the incorporation of Barclays (Netherlands) on May 2, 2007. He has been appointed for an indefinite period of time and hence there is no date of expiration of the current term of office. Mr. Stolp has been managing director of ATC Capital Markets (Amsterdamsch Trustee’s Kantoor B.V.) since 1999 and joined the company as trust manager in 1997. Between 1989 and 1996, Mr. Stolp was head of the legal department of a Dutch based corporate services provider. Mr. Stolp graduated from the University of Amsterdam in 1985 with a bachelors degree in modern history and law in 1987.
Andreas Gerardus Maria Nagelmaker (Managing Director)
      Mr. Nagelmaker was appointed as managing director at the incorporation of Barclays (Netherlands) on May 2, 2007. He has been appointed for an indefinite period of time and hence there is no date of expiration of the current term of office. Since 2003, he has been a director of ATC Corporate Services (Netherlands) B.V. and a board member of the Dutch Association of International Management Services. Between 1998 and 2003, Mr. Nagelmaker was a director of RCS Corporate Services, a subsidiary of Rabobank Nederland. Prior to that, he was senior manager of Credit Lyonnais Nederland (Oyens Trust) from 1992 to 1998 and was also senior account manager of ABN AMRO Bank (ABN AMRO Trust Company Netherlands B.V.) between 1988 and 1992. From 1987 to 1988, he served as an investment analyst of ABN Equity Research. Mr. Nagelmaker graduated from the Leiden University, The Netherlands, in 1987 with a masters degree in business law.
Lawrence Charles Dickinson (Managing Director)
      Mr. Dickinson was appointed as managing director of Barclays (Netherlands) on June 22, 2007. He has been appointed for an indefinite period of time and hence there is no date of expiration of the current term of office. Mr Dickinson joined Barclays from university in 1979. He undertook a variety of branch, regional and head office roles before becoming a branch manager. He then moved to Group Strategy and Planning where he was responsible for the development and implementation of economic capital, the basis for Barclays performance measurement system. He was appointed Chief of Staff in 1998 and after a short spell as Global Chief Operating officer in the Private Bank, Mr Dickinson was appointed Company Secretary in September, 2002.

Mark Dominic Harding (Managing Director)
      Mr. Harding was appointed as managing director of Barclays (Netherlands) on June 22, 2007. He has been appointed for an indefinite period of time and hence there is no date of expiration of the current term of office. Mr Harding has been Group General Counsel of Barclays since 2003. Between 2000 and 2003, Mr. Harding was a partner at the international law firm, Clifford Chance, and from 1996 to 2000 was European and then Global General Counsel at UBS Investment Bank. Between 1980 and 1996 he was an associate lawyer and then partner at Clifford Chance. Mr Harding graduated from the University of Cambridge in the UK in 1979 and holds a masters degree in modern languages and law. He is qualified as a solicitor of the Supreme Court of England and Wales.
Remuneration of the Barclays (Netherlands) Directors
      Barclays (Netherlands) pays an annual fee of € 6,000 to ATC Management B.V. for Messrs. Stolp and Nagelmaker being members of the Barclays (Netherlands) Board. Barclays (Netherlands) does not pay a salary to Messrs. Dickinson and Harding for being members of the Barclays (Netherlands) Board, who are employed by Barclays. Barclays (Netherlands) has not set aside or accrued to provide pension, retirement or similar benefits to the Barclays (Netherlands) directors.
Directors’ Confirmations
      At the date of this document, none of the Barclays (Netherlands) directors, during the last five years:

(A)	have been convicted in relation to a fraudulent offence;

(B)	have been associated with any bankruptcy, receivership or liquidation while acting in the capacity of a member of the administrative, management or supervisory body or of senior manager of any company;

(C)	have been subject to any official public incrimination and/or sanction by statutory or regulatory authorities (including designated professional bodies); or

(D)	have been disqualified by a court from acting as a member of the administrative, management or supervisory bodies of any issuer or from acting in the management or conduct of the affairs of any issuer.
No Service contracts with Barclays (Netherlands)
      No Barclays (Netherlands) director has entered into any service contract with Barclays (Netherlands) providing for benefits upon termination of any of them being a Barclays (Netherlands) director.
Conflicts of Interest
      In respect of any Barclays (Netherlands) director, there are no actual or potential conflicts of interests between any duties they have to Barclays (Netherlands), either in respect of the Barclays (Netherlands) ordinary share exchange offer or otherwise, and the private interests and/or other duties they may also have. There are no interests, including conflicting ones, that are material to the Barclays (Netherlands) ordinary share exchange offer.
      None of the Barclays (Netherlands) directors was selected to be a director or a proposed director of Barclays (Netherlands) pursuant to any arrangement or understanding with any major customer, supplier or other person having a business connection with Barclays (Netherlands).
      There are no family relationships between any of the Barclays (Netherlands) directors.
Directorships and Partnerships
      The Barclays (Netherlands) directors do not perform activities outside Barclays (Netherlands) that are significant with respect to Barclays (Netherlands).

Corporate Governance
      The Dutch Corporate Governance Code (Nederlandse Corporate Governance Code) does not apply to Barclays (Netherlands) as its shares will not be traded on any stock exchange.
Employees
      Barclays (Netherlands) does not have any employees.

DESCRIPTION OF BARCLAYS ORDINARY SHARES
      The following is a summary of the general terms of Barclays ordinary shares. This summary does not purport to be complete. See the memorandum and articles of association of Barclays, which is filed with the SEC as an exhibit to the registration statement on Form F-4, of which this document is a part, as well as the applicable provisions of English law.
General
      Barclays has two classes of shares, ordinary shares and staff shares, to which the provisions set out below apply.
Dividends
      Under English law, dividends are payable on Barclays ordinary shares only out of profits available for distribution, as determined in accordance with accounting principles generally accepted in the UK and by the Companies Act 1985. Barclays in general meeting may declare dividends by ordinary resolution, but such dividends may not exceed the amount recommended by the directors. The directors may pay interim or final dividends if it appears they are justified by Barclays financial position.
      The profits which are resolved to be distributed in respect of any financial period are applied first in payment of a fixed dividend of 20% per annum on the staff shares and then in payment of dividends on the ordinary shares.
      If a dividend is not claimed after 12 years of its becoming payable, it is forfeited and reverts to Barclays.
      The directors may, with the approval of an ordinary resolution of Barclays, offer shareholders the right to choose to receive an allotment of new ordinary shares credited as fully paid instead of cash in respect of all or part of any dividend.
Voting
      Every member who is present in person or represented at any general meeting of Barclays and who is entitled to vote has one vote on a show of hands. On a poll, every member who is present or represented has one vote for every share held.
      If any sum remains unpaid in relation to a member’s shareholding, that member is not entitled to vote that share unless the Barclays Board otherwise determines.
      If any member, or any other person appearing to be interested in any shares in Barclays, is served with a notice under Section 793 of the Companies Act 2006 and does not supply Barclays with the information required in the notice, then the Barclays Board, in its absolute discretion, may direct that that member shall not be entitled to attend or vote at any meeting of Barclays.
Liquidation
      In the event of any return of capital on liquidation the ordinary shares and the staff shares rank equally in proportion to the amounts paid up or credited as paid up on the shares of each class, except that in the event of a winding up of Barclays the holders of the staff shares are only entitled to participate in the surplus assets available for distribution up to the amount paid up on the staff shares plus 10%.
Redemption provisions
      Subject to the Companies Act 1985, any share may be issued on terms that it is, at the option of Barclays or the holder of such share, redeemable. Barclays has no redeemable shares in issue.

Calls on capital
      The directors may make calls upon the members in respect of any monies unpaid on their shares. A person upon whom a call is made remains liable even if the shares in respect of which the call is made have been transferred.
Variation of rights
      The rights attached to any class of shares may be varied with the sanction of an extraordinary resolution passed at a separate meeting of the holders of the shares of that class.

DESCRIPTION OF BARCLAYS AMERICAN DEPOSITARY SHARES
      The following is a summary of the general terms and provisions of the Deposit Agreement under which the Depositary will deliver Barclays ADSs. The Deposit Agreement is among Barclays, The Bank of New York, as the Depositary, and all holders from time to time of Barclays ADRs issued under the Deposit Agreement. This summary does not purport to be complete. You should read the entire Deposit Agreement, which is filed with the SEC as an exhibit to the registration statement on Form F-6, No. 333-96567, as amended. You may also read the Deposit Agreement at the corporate trust office of The Bank of New York in New York City and the office of The Bank of New York in London or obtain it from the SEC as described in “Where You Can Find More Information”.
Depositary
      The Bank of New York will act as the Depositary. The office of The Bank of New York in London will act as custodian. The Depositary’s principal office in New York City is presently located at 101 Barclay Street, Floor 21 West, New York, New York 10286, and the custodian’s office is presently located at One Canada Square, London E14 5AL, England.
American Depositary Receipts
      A Barclays ADR is a certificate evidencing a specific number of Barclays ADSs, each of which represents Barclays ordinary shares. Each Barclays ADS represents four Barclays ordinary shares, deposited with the London branch of The Bank of New York, as custodian. A Barclays ADR may evidence any number of Barclays ADSs.
Deposit and Issuance of Barclays ADRs
      When the custodian has received Barclays ordinary shares and applicable fees, charges and taxes, subject to the Deposit Agreement’s terms, the Depositary will execute and deliver at its corporate trust office in New York City to the person(s) specified by Barclays in writing, a Barclays ADR or ADRs registered in the name of such person(s) evidencing the number of Barclays ADSs corresponding to the Barclays ordinary shares.
      When the Depositary has received Barclays ordinary shares and applicable fees, charges and taxes, subject to the Deposit Agreement’s terms, the Depositary will execute and deliver at its principal office to the person(s) specified by Barclays in writing, a Barclays ADR or ADRs registered in the name of that person(s) evidencing the number of Barclays ADSs corresponding to the Barclays ordinary shares. The Depositary’s principal office is presently located at 101 Barclay Street, Floor 21 West, New York, New York 10286.
Withdrawal of Deposited Securities
      Upon surrender of Barclays ADRs at the Barclays Depositary’s corporate trust office in New York City and upon payment of the taxes, charges and fees provided in the Deposit Agreement and subject to its terms, a Barclays ADR holder is entitled to delivery, to or upon its order, at the Depositary’s corporate trust office in New York City or the custodian’s office in London, of the amount of Barclays ordinary shares represented by the Barclays ADSs evidenced by the surrendered ADRs. The Barclays ADR holder will bear the risk and expense for the forwarding of share certificates and other documents of title to the corporate trust office of the Depositary.
Dividends and Other Distributions
      The Depositary will distribute all cash dividends or other cash distributions that it receives in respect of deposited Barclays ordinary shares to Barclays ADR holders, after payment of any charges and fees provided for in the Deposit Agreement, in proportion to their holdings of Barclays ADSs. The cash amount distributed will be reduced by any amounts that Barclays or the Depositary must withhold on account of taxes.
      If Barclays makes a non-cash distribution in respect of any deposited Barclays ordinary shares, the Depositary will distribute the property it receives to Barclays ADR holders, after deduction or upon payment of any taxes, charges and fees provided for in the Deposit Agreement, in proportion to their holdings of Barclays ADSs. If a distribution that Barclays makes in respect of deposited Barclays ordinary shares consists of a dividend in, or free distribution of, Barclays ordinary shares, the Depositary may, if Barclays approves, and will, if Barclays requests, distribute to Barclays ADR holders, in proportion to their holdings of Barclays ADSs, additional Barclays ADRs evidencing an aggregate number of Barclays ADSs representing the amount of Barclays ordinary shares received as such dividend or free distribution. If the Depositary does not distribute additional Barclays ADRs, each Barclays ADS will from then forward also represent the additional Barclays ordinary shares distributed in respect of the deposited Barclays ordinary shares before the dividend or free distribution.
      If the Depositary determines that any distribution of property, other than cash or Barclays ordinary shares, cannot be made proportionately among Barclays ADR holders or if for any other reason, including any requirement that Barclays or the Depositary withhold an amount on account of taxes or other governmental charges, the Depositary deems that such a distribution is not feasible, the Depositary may dispose of all or part of the property in any manner, including by public or private sale, that it deems equitable and practicable. The Depositary will then distribute the net proceeds of any such sale (net of any fees and expenses of the Depositary provided for in the Deposit Agreement) to Barclays ADR holders as in the case of a distribution received in cash.
Record Date
      Whenever any dividend or other distribution becomes payable or shall be made in respect of Barclays ordinary shares, or the Depositary receives notice of any meeting at which holders of Barclays ordinary shares are entitled to vote, the Depositary will fix a record date for the determination of the Barclays ADR holders who are entitled to receive the dividend on distribution, or to give instructions for the exercise of voting rights at the meeting, subject to the provisions of the Deposit Agreement. This record date will be as near as practicable to the corresponding record date Barclays sets.
Voting of the Underlying Deposited Securities
      When the Depositary receives notice of any meeting or solicitation of consents or proxies of holders of Barclays ordinary shares, it will, at Barclays written request and as soon as practicable thereafter, mail to the record holders of Barclays ADRs a notice including:

•	the information contained in the notice of meeting;

•	a statement that the record holders of Barclays ADRs at the close of business on a specified record date will be entitled, subject to any applicable provision of English law, to instruct the Depositary as to the exercise of any voting rights pertaining to the Barclays ordinary shares represented by their Barclays ADSs; and

•	a brief explanation of how the record holders of Barclays ADRs may give instructions, including an express indication that the record holders of Barclays ADRs may instruct the Depositary to give a discretionary proxy to a designated member or members of the Barclays Board if no such instruction is received.
      The Depositary has agreed that it will endeavor, in so far as practical, to vote or cause to be voted the Barclays ordinary shares in accordance with any written non-discretionary instructions of record holders of Barclays ADRs that it receives on or before the record date set by the Depositary. The Depositary will not vote the Barclays ordinary shares except in accordance with such instructions or deemed instructions.

      If the Depositary does not receive instructions from any Barclays ADR holder on or before the date the Depositary establishes for this purpose, the Depositary will deem such holder to have directed the Depositary to give a discretionary proxy to a designated member or members of the Barclays Board. However, the Depositary will not give a discretionary proxy to a designated member or members of the Barclays Board with respect to any matter as to which Barclays informs the Depositary that:

•	Barclays does not wish the proxy to be given;

•	substantial opposition exists; or

•	the rights of holders of the Barclays ordinary shares may be materially affected.
      Holders of ADRs evidencing ADSs will not be entitled to vote Barclays ordinary shares directly.
Inspection of Transfer Books
      The Depositary will, at its corporate trust office in New York City, keep books for the registration and transfer of Barclays ADRs. These books will be open for inspection by Barclays ADR holders at all reasonable times. However, this inspection may not be for the purpose of communicating with Barclays ADR holders in the interest of a business or object other than Barclays business or a matter related to the Deposit Agreement or the Barclays ADRs.
Reports and Notices
      Barclays will furnish the Depositary with Barclays annual reports. The Depositary will make available at its corporate trust office in New York City, for any Barclays ADR holder to inspect, any reports and communications received from Barclays that are both received by the Depositary as holder of Barclays ordinary shares and made generally available by Barclays to the holders of those Barclays ordinary shares. This includes Barclays annual report and accounts. Upon written request, the Depositary will mail copies of those reports to Barclays ADR holders as provided in the Deposit Agreement.
      On or before the first date on which Barclays gives notice, by publication or otherwise, of:

•	any meeting of holders of Barclays ordinary shares;

•	any adjourned meeting of holders of Barclays ordinary shares; or

•	the taking of any action in respect of any cash or other distributions or the offering of any rights in respect of, Barclays ordinary shares.
      Barclays has agreed to transmit to the Depositary and the custodian a copy of the notice in the form given or to be given to holders of the Barclays ordinary shares. If requested in writing by Barclays, the Depositary will, at Barclays expense, arrange for the prompt transmittal or mailing of such notices, and any other reports or communications made generally available to holders of the Barclays ordinary shares, to all holders of Barclays ADRs evidencing Barclays ADSs.
Amendment and Termination of the Deposit Agreement
      The form of Barclays ADRs evidencing Barclays ADSs and any provisions of the Deposit Agreement relating to those Barclays ADRs may at any time and from time to time be amended by agreement between Barclays and the Depositary, without the consent of holders of Barclays ADRs, in any respect which Barclays may deem necessary or advisable. Any amendment that imposes or increases any fees or charges, other than taxes and other governmental charges, registration fees, transmission costs, delivery costs or other such expenses, or that otherwise prejudices any substantial existing right of holders of outstanding Barclays ADRs evidencing Barclays ADSs, will not take effect as to any Barclays ADRs until 30 days after notice of the amendment has been given to the record holders of those Barclays ADRs. Every holder of any Barclays ADR at the time an amendment becomes effective, if it has been given notice, will be deemed to continue to hold the Barclays ADR and to consent and agree to the amendment and to be bound by the Barclays Deposit Agreement or the Barclays ADR as amended. No amendment may impair the right of any holder of Barclays ADRs to surrender Barclays ADRs and receive in return the Barclays ordinary shares represented by the Barclays ADSs.
      Whenever Barclays directs, the Depositary has agreed to terminate the Deposit Agreement as to Barclays ADRs evidencing Barclays ADSs by mailing a termination notice to the record holders of all Barclays ADRs then outstanding at least 30 days before the date fixed in the notice of termination. The Depositary may likewise terminate the Deposit Agreement as to Barclays ADRs evidencing Barclays ADSs by mailing a termination notice to Barclays and the record holders of all Barclays ADRs then outstanding if at any time 90 days shall have expired since the Depositary delivered a written notice to Barclays of its election to resign and a successor Depositary shall not have been appointed and accepted its appointment.
      If any Barclays ADRs evidencing Barclays ADSs remain outstanding after the date of any termination, the Depositary will then:

•	discontinue the registration of transfers of those Barclays ADRs;

•	suspend the distribution of dividends to holders of those Barclays ADRs; and

•	not give any further notices or perform any further acts under the Barclays Deposit Agreement, except those listed below, with respect to those Barclays ADRs.
      The Depositary will, however, continue to collect dividends and other distributions pertaining to the Barclays ordinary shares. It will also continue to sell rights and other property as provided in the Deposit Agreement and deliver Barclays ordinary shares, together with any dividends or other distributions received with respect to them and the net proceeds of the sale of any rights or other property, in exchange for Barclays ADRs surrendered to it.
      At any time after the expiration of one year from the date of termination of the Deposit Agreement as to Barclays ADRs evidencing Barclays ADSs, the Depositary may sell the Barclays ordinary shares then held. The Depositary will then hold uninvested the net proceeds of any such sales, together with any other cash then held by it under the Deposit Agreement in respect of those Barclays ADRs, unsegregated and without liability for interest, for the pro rata benefit of the holders of Barclays ADRs that have not previously been surrendered.
Charges of the Depositary
      The Depositary will charge the party to whom it delivers Barclays ADRs against deposits, and the party surrendering Barclays ADRs for delivery of Barclays ordinary shares or other deposited securities, property and cash, $5.00 for each 100, or fraction of 100, Barclays ADSs evidenced by the Barclays ADRs issued or surrendered. Barclays will pay all other charges of the Depositary and those of any registrar, co-transfer agent and co-registrar under the Deposit Agreement, but unless the applicable prospectus supplement specifies otherwise, Barclays will not pay:

•	taxes, including issue or transfer taxes, U.K. stamp duty or U.K. stamp duty reserve tax other than that payable on the issue of Barclays ordinary shares to the custodian, and other governmental charges;

•	any applicable share transfer or registration fees on deposits or withdrawals of Barclays ordinary shares;

•	cable, telex, facsimile transmission and delivery charges which the Deposit Agreement provides are at the expense of the holders of Barclays ADRs or persons depositing or withdrawing Barclays ordinary shares; or

•	expenses incurred or paid by the Depositary in conversion of foreign currency into US dollars.
      Holders of Barclays ADRs will be responsible for any taxes or other governmental charges payable on their Barclays ADRs or on the Barclays ordinary shares underlying their Barclays ADRs. The Depositary may refuse to transfer Barclays ADRs or allow holders of Barclays ADRs to withdraw the Barclays ordinary shares underlying their Barclays ADRs until such taxes or other charges are paid. It may apply payments owed to holders of Barclays ADRs or sell deposited Barclays ordinary shares underlying the Barclays ADRs to pay any taxes owed, and holders of Barclays ADRs will remain liable for any deficiency. If the Depositary sells deposited Barclays ordinary shares, it will, if appropriate, reduce the number of Barclays ADSs to reflect the sale and pay to holders of Barclays ADRs any proceeds, or send to holders of Barclays ADRs any property, remaining after it has paid the taxes.
General
      Neither the Depositary nor Barclays will be liable to Barclays ADR holders if prevented or forbidden or delayed by any present or future law of any country or by any governmental authority, any present or future provision of Barclays articles of association or of the Barclays ordinary shares, or any act of God or war or other circumstances beyond Barclays control in performing its obligations under the Deposit Agreement. The obligations of Barclays under the Deposit Agreement are expressly limited to performing Barclays duties without gross negligence or bad faith.
      If any Barclays ADSs are listed on one or more stock exchanges in the United States, the Depositary will act as registrar or, at Barclays request or with its approval, appoint a registrar or one or more co-registrars for registration of the Barclays ADRs evidencing the Barclays ADSs in accordance with any exchange requirements. The Depositary may remove the registrars or co-registrars and appoint a substitute(s) if Barclays requests it or with Barclays approval.
      The Barclays ADRs evidencing Barclays ADSs are transferable on the books of the Depositary or its agent. However, the Depositary may close the transfer books as to Barclays ADRs evidencing Barclays ADSs at any time when it deems it expedient to do so in connection with the performance of its duties or at Barclays request. As a condition precedent to the execution and delivery, registration of transfer, split-up, combination or surrender of any Barclays ADR or withdrawal of any Barclays ordinary shares, the Depositary or the custodian may require the person presenting the Barclays ADR or depositing the Barclays ordinary shares to pay a sum sufficient to reimburse it for any related tax or other governmental charge and any share transfer or registration fee and any applicable fees payable as provided in the Deposit Agreement. The Depositary may withhold any dividends or other distributions, or may sell for the account of the holder any part or all of the Barclays ordinary shares evidenced by the Barclays ADR, and may apply those dividends or other distributions or the proceeds of any sale in payment of the tax or other governmental charge. The Barclays ADR holder will remain liable for any deficiency.
      Any Barclays ADR holder may be required from time to time to furnish the Depositary or the custodian with proof satisfactory to the Depositary of citizenship or residence, exchange control approval, information relating to the registration on Barclays books or those that the registrar maintains for Barclays for the Barclays ordinary shares in registered form, or other information, to execute certificates and to make representations and warranties that the Depositary deems necessary or proper. Until those requirements have been satisfied, the Depositary may withhold the delivery or registration of transfer of any Barclays ADR or the distribution or sale of any dividend or other distribution or proceeds of any sale or distribution or the delivery of any deposited Barclays ordinary shares or other property related to the Barclays ADR. The delivery, transfer and surrender of Barclays ADRs may be suspended during any period when the transfer books of the Depositary are closed or if Barclays or the Depositary deems it necessary or advisable.
      The Deposit Agreement and the Barclays ADRs are governed by and construed in accordance with the laws of the State of New York.

COMPARISON OF RIGHTS OF
HOLDERS OF BARCLAYS ORDINARY SHARES AND ABN AMRO ORDINARY SHARES
      Upon completion of the exchange offer, holders of ABN AMRO ordinary shares will become holders of Barclays ordinary shares. Barclays is a public limited company incorporated under the laws of England, and the rights of the holders of Barclays ordinary shares are governed by applicable English law and by Barclays memorandum and articles of association. ABN AMRO is a Dutch corporation, and the rights of the holders of ABN AMRO ordinary shares are governed by the applicable laws of The Netherlands and by ABN AMRO’s articles of association.
      The following is a summary comparison of:

•	the current rights of holders of ABN AMRO ordinary shares under the laws of The Netherlands and ABN AMRO’s articles of association; and

•	the rights that holders of ABN AMRO ordinary shares will have as holders of Barclays ordinary shares under English law and Barclays memorandum and articles of association upon the completion of the exchange offer.
      The following summary discusses some of the material differences between the current rights of holders of ABN AMRO ordinary shares under the laws of The Netherlands and under ABN AMRO’s articles of association as compared to the rights of holders of Barclays ordinary shares the articles of association under English law and under Barclays memorandum and articles of association. Copies of Barclays memorandum and articles of association and ABN AMRO’s articles of association will be sent to holders of ABN AMRO ordinary shares upon request. See “Where You Can Find More Information”. Holders of Barclays ADSs are not treated as holders of Barclays ordinary shares and do not have the same rights as holders of Barclays ordinary shares. The Depositary will be the holder of the Barclays ordinary shares underlying the Barclays ADSs. Holders of Barclays ADSs have rights as holders of Barclays ADSs, which are set out in the Deposit Agreement. The Deposit Agreement also sets out the rights and obligations of the Depositary. New York law governs the Deposit Agreement and the Barclays ADSs. See “Description of Barclays American Depositary Shares”.

Provisions applicable to	Provisions applicable to
Holders of ABN AMRO Ordinary Shares	Holders of Barclays Ordinary Shares

Share Capital

The authorized share capital of ABN AMRO amounts to €4,704,000,224 nominal value. ABN AMRO has three classes of shares, consisting of (i) four billion and four hundred ordinary shares, nominal value € 0.56 each, (ii) 4 billion underlying preference shares, nominal value € 0.56 each, subdivided into one series of 1.6 billion shares and six series of 400 million shares, and (iii) 100 million convertible shares, nominal value € 2.24 each, subdivided into one series of 20 million shares and eight series of 10 million shares. As of July 30, 2007, there were 1,846,114,758 ordinary shares (adjusted for treasury shares), options to purchase 30,136,303 ABN AMRO ordinary shares and conditional share awards in respect of 7,675,955 ABN AMRO ordinary shares, 1,369,815,864 underlying convertible preference finance shares and 44,988 formerly convertible preference finance shares outstanding.	The authorized share capital of Barclays amounts to £2,500 million. Barclays has two classes of shares, ordinary shares and staff shares. There are 9,996 million ordinary shares of 25 pence each and 1 million staff shares of £1 each. As of July 30, 2007, there were 6,545,671,873 ordinary shares and options to purchase 97,948,735 Barclays ordinary shares and 875,000 staff shares, outstanding.

Provisions applicable to	Provisions applicable to
Holders of ABN AMRO Ordinary Shares	Holders of Barclays Ordinary Shares

Issuance of Shares

By resolution at the 2007 annual General Meeting of Shareholders and after approval of the ABN AMRO Supervisory Board, the ABN AMRO Managing Board may issue ordinary shares, underlying preference shares and convertible shares (or grant rights to take up such classes of shares), subject to maximum of 10% of the issued capital of ABN AMRO in issue as of April 26, 2007. Such authority of the ABN AMRO Managing Board is to be for a period of 18 months, starting April 27, 2007. In the event that the authority of the ABN AMRO Managing Board to issue shares of capital stock terminates, the issuance of shares of capital stock would require a resolution of the ABN AMRO Shareholders’ Meeting, upon a proposal of the Managing Board, which is subject to the prior approval of the ABN AMRO Supervisory Board. The ABN AMRO Managing Board is also currently authorized by the ABN AMRO Shareholders’ Meeting to restrict or exclude pre-emptive rights with respect to ordinary shares and convertible shares and the granting of rights to acquire such shares. Only holders of ordinary shares are entitled to pre-emptive rights.	The Barclays articles of association provide that Barclays may issue shares with preferred, deferred or other rights or restrictions attached to them. These rights or restrictions can be decided whether by way of an ordinary resolution passed by the Barclays shareholders or, failing such determination, by the Barclays Board.
The Barclays articles of association provide that the directors can decide how to deal with any shares which have not been issued, provided they have appropriate shareholders’ authority and provided that pre-emptive rights, the articles of association and the rights attaching to any existing shares are complied with.
At the 2007 annual general meeting held on April 26, 2007 the Barclays Board was authorized to allot securities up to an amount equal to approximately one-third of the issued ordinary share capital of Barclays as at February 27, 2007 (excluding treasury shares). The authorization is effective until the next Barclays annual general meeting in 2008 or July 26, 2008, if earlier, unless previously renewed, varied or revoked by the company in general meeting.
The general meeting also authorized the Barclays Board to allot equity securities (or sell treasury shares) pursuant to a rights issue, or for cash up to an amount representing approximately 5% of the ordinary share capital of Barclays, without the need to first offer the shares to existing shareholders. The renewed authority would remain in force until the annual general meeting in 2008 or July 26, 2008, whichever is the earlier (unless previously renewed, varied or revoked by Barclays in general meeting).

Provisions applicable to	Provisions applicable to
Holders of ABN AMRO Ordinary Shares	Holders of Barclays Ordinary Shares

Ordinary Shares

Holders of ordinary shares are entitled to one vote per ordinary share.	Holders of ordinary shares are entitled to one vote per ordinary share.
Neither Dutch law nor the ABN AMRO articles of association limits the right of non-residents of The Netherlands to hold or vote ordinary shares.	If any sum remains unpaid in relation to a Barclays member’s holding, that member is not entitled to vote in relation to that holding unless the Barclays Board or Barclays determines otherwise.
The holders of ordinary shares are entitled to dividends as declared by ABN AMRO. Cash dividends payable in Euro on ordinary shares may be officially transferred from The Netherlands and converted into any other convertible currency.	The holders of ordinary shares are entitled to dividends at such times as may be declared by Barclays out of the profits available for distribution (see “— Dividends” below).
Ordinary shares have certain pre-emptive rights. See “— Shareholders’ Pre-emptive Rights”, below.	Ordinary shares have certain pre-emptive rights (see “— Shareholders’ Pre-emptive Rights” below).
Ordinary shares are issued in registered or bearer form. Ordinary shares in bearer form may be represented by a global certificate. Bearer shares are not issued share certificates.	Ordinary shares may be issued in certificated or uncertificated form.
(i) Ordinary Shares issued under the Primary Exchange
Barclays ordinary shares issued under the Primary Exchange will be in uncertificated form and will be issued into the Euroclear Netherlands system via the CREST account of Euroclear Netherlands, the Dutch central depository institution.
No share certificates are to be issued for such shares. The shares will be registered in the shareholders’ register, which is maintained by Barclays, in the name of Euroclear Netherlands as Dutch central depository institution.
The shares may be held by individual shareholders through their securities accounts with a custodian linked to Euroclear Netherlands. These shares are held and transferred by book-entry. Barclays pays any dividends to the custodian for the benefit of the applicable shareholders.
(ii) Ordinary Shares issued under the Alternative Exchange
No share certificates are to be issued for registered ordinary shares. Holders of registered ordinary shares are entered in the shareholders’ register, which is maintained by ABN AMRO. In cases where the registered shares are held by a custodian, the shares may be registered in the name of a central depositary institution or a custodian linked to the central depositary institution on behalf of the shareholders. Nearly all ordinary shares are registered in the name of Euroclear Netherlands, the Dutch central depository institution. The shares may be held by individual shareholders through their securities accounts with a custodian linked to Euroclear Netherlands. These shares are held and transferred by book-entry. ABN AMRO pays any dividends to the custodian for the benefit of the applicable shareholders.	Share certificates will be issued in hard copy form under seal or the securities seal (or in the case of shares on an overseas branch register, an official seal for use in that territory) or signed by a director and company secretary or two directors. Each certificate specifies the number of shares and class of shares to which it relates, the amount paid up and distinguishing numbers (if any) of the shares to which it relates. No certificates will be issued representing shares of more than one class.
Barclays also permits the issue of shares of any class to be held in uncertificated form and transferred through computer based systems and procedures permitted by the Uncertificated Securities Regulations 1995 (SI 1995 No. 95/3272) (as modified and replaced) and the rules of the LSE (including CREST) (“Regulations”) in which case Barclays will not issue, and no person is entitled to receive, a certificate in respect of any share and at any time for so long as the title to that share is evidenced otherwise than by a certificate and transfers may be made other than by a written instrument.

Provisions applicable to	Provisions applicable to
Holders of ABN AMRO Ordinary Shares	Holders of Barclays Ordinary Shares

At the request of a holder of registered ordinary shares that are not registered in the name of Euroclear Netherlands, ABN AMRO is required to provide an extract from the register of shareholders in the name of the holder. Transfer of such a registered share in the capital of ABN AMRO requires an instrument of transfer and, if ABN AMRO is not a party to the transfer, either a written acknowledgement by ABN AMRO or service of an instrument on ABN AMRO. The acknowledgement must be made in the instrument of transfer, either by a dated statement on the instrument of transfer or on a copy or extract thereof certified by a civil law notary or the transferor to be a true copy or extract of the instrument of transfer. Official service by an authorized Dutch process service provider of the instrument of transfer or of such copy or extract on ABN AMRO is considered to have the same effect as an acknowledgement by ABN AMRO of the transfer.	Transfers of shares in uncertificated form shall be made in accordance with the Regulations and the facilities and requirements of the relevant system (such as CREST) subject to any arrangements made by the Barclays Board pursuant to the Barclays articles of association.
Instruments of transfer of shares in certificated form shall be executed by or on behalf of the transferor and the transferor will be deemed to remain the holder of the share until the name of the transferee is entered into the register of members of Barclays.
In the case of an instrument of transfer executed by a recognized clearing house or nominee of a recognized clearing house or of a recognized investment exchange, the lodgement of a certificate for the shares being transferred will not be required unless certificates have been issued in respect of those shares.

Provisions applicable to	Provisions applicable to
Holders of ABN AMRO Ordinary Shares	Holders of Barclays Ordinary Shares

Rights of shareholders

The rights of shareholders derive from the ABN AMRO articles of association and Dutch law. Amendments to ABN AMRO’s articles of association must be proposed by the ABN AMRO Managing Board and are subject to the approval of the ABN AMRO Supervisory Board and a majority vote of the shareholders.	The rights of shareholders set out in this summary derive from the Barclays articles of association and English law.

Under the Companies Act, the Barclays shareholders have the power to amend the objects or purpose clause in the Barclays memorandum of association and any provision of the Barclays articles of association by special resolution, subject to, in the case of the objects clause, the rights of dissenting shareholders to apply to the courts to cancel the amendments.

Under the Companies Act, the Barclays Board is not authorized to change the memorandum of association or the articles of association.

The rights attached to any class of shares may be varied with the sanction of an extraordinary resolution passed at a separate meeting of holders of the shares of that class (see the section, “— Meetings of Classes of Shareholders”).

Neither English law nor the Barclays memorandum and articles of association limits the rights of non-residents or foreign persons to hold or vote on Barclays ordinary shares other than the limitations that would generally apply to all Barclays shareholders.
Voting

Each ordinary share in the capital of ABN AMRO is entitled to one vote. Subject to certain exceptions provided for by law or in ABN AMRO’s articles of association, resolutions are passed by an absolute majority of the votes cast.	Every member who is present in person or represented at any general meeting of Barclays and who is entitled to vote has one vote on a show of hands. On a poll, every member who is present or represented has one vote for every share held.

If any sum remains unpaid in relation to a member’s shareholding, that member is not entitled to vote that share unless the Barclays Board otherwise determines.

Provisions applicable to	Provisions applicable to
Holders of ABN AMRO Ordinary Shares	Holders of Barclays Ordinary Shares

Meetings of shareholders

General Meetings of Shareholders shall be held in Amsterdam, The Hague, Rotterdam, Utrecht or Haarlemmermeer (Schiphol). Annual meetings must be held within six months of the end of the financial year. In addition, General Meetings of Shareholders shall be held as deemed necessary by the ABN AMRO Managing Board or ABN AMRO Supervisory Board and when required by law or ABN AMRO’s articles of association.	Barclays is required to hold a general meeting each year as its annual general meeting in addition to other meetings (called extraordinary general meetings) at such time and place as the directors think fit. The type of meeting is specified in the notice calling it. Not more than 15 months may elapse between the date of one annual general meeting and the next.
General Meetings of Shareholders are convened by the ABN AMRO Managing Board or the ABN AMRO Supervisory Board or as determined by law. The convocation to the meeting, which takes place not later than 15 days prior to the day of the meeting, shall state the items to be discussed or indicate that shareholders may inspect such items at the ABN AMRO offices. Proposals relating to reducing the ABN AMRO share capital or amending ABN AMRO’s articles of association must be included in the convocation. Notices calling meetings must be published in at least one daily national newspaper and on the Official List of the Euronext. Each shareholder, each usufructuary or pledgee of shares holding voting rights, as well as each depositary receipt holder is entitled to attend the ABN AMRO Shareholders’ Meeting and to speak and, where applicable, to vote, either in person or by proxy granted in writing.	General meetings of shareholders may be convened by the Barclays Board at its direction, or on by requisition of members in accordance with the statutes.

In the case of an annual general meeting or a meeting for the passing of a special resolution (requiring the consent of a 75% majority) 21 clear days’ notice is required. In other cases 14 clear days’ notice is required. The notice must specify the place, the day and hour of the meeting, and the general nature of the business to be transacted.

Provisions applicable to	Provisions applicable to
Holders of ABN AMRO Ordinary Shares	Holders of Barclays Ordinary Shares

Voting at shareholders’ meetings is principally related to approval of the annual accounts of ABN AMRO, the adoption of the proposed dividend per ordinary share (See “— Dividends” below) and discharging the members of the ABN AMRO Managing Board and the ABN AMRO Supervisory Board. In addition, the shareholders may appoint the auditors that are required by law to be appointed. However, if they do not, the ABN AMRO Supervisory Board must do so. The shareholders of ABN AMRO also may resolve to: (1) delegate the authority to the ABN AMRO Managing Board to issue shares or to grant rights to acquire shares, (2) delegate the authority to the ABN AMRO Managing Board to restrict or exclude pre-emptive rights in respect of shares issued pursuant to authority granted in clause (1), (3) authorize the ABN AMRO Managing Board to engage in repurchases of capital stock of ABN AMRO or (4) amend ABN AMRO’s articles of association, but, in the case of clause (4), only following a motion by the ABN AMRO Managing Board that has been previously approved by the ABN AMRO Supervisory Board.

In addition, shareholders of ABN AMRO are entitled to appoint or, as the case may be, to reappoint the members of the ABN AMRO Managing Board and ABN AMRO Supervisory Board.	Voting at shareholders’ annual general meetings is principally related to the receipt of the audited accounts of Barclays for each financial year, the re- election or appointment of directors to the Board, and the re-appointment or appointment of auditors.

The shareholders of Barclays may also resolve to authorize the Barclays Board to allot shares, to restrict or exclude pre-emptive rights in respect of the shares issued, authorize the Barclays Board to engage in buy-backs of the Barclays shares or the amendment of the articles of association (see “— Issuance of Shares” above).

Subject as noted in the “— Voting” section above, all shareholders are entitled to attend and vote at general meetings. The articles of association do, however, provide that arrangements may be made for simultaneous attendance at a general meeting at a place other than that specified in the notice of meeting, in which case some shareholders may be excluded from the specified place.

Provisions applicable to	Provisions applicable to
Holders of ABN AMRO Ordinary Shares	Holders of Barclays Ordinary Shares

Meetings of classes of shareholders

A General Meeting of Shareholders of ABN AMRO must be held once a year in Amsterdam, The Hague, Rotterdam, Utrecht or Haarlemmermeer (Schiphol) in The Netherlands, no later than by the month of June to, among other things, adopt the annual accounts of ABN AMRO. General Meetings of Shareholders may be convened by the ABN AMRO Managing Board, the ABN AMRO Supervisory Board and, in certain circumstances, if authorized by the president of the Amsterdam court, the holders of shares (including holders of DR Prefs evidencing ownership interests in underlying preference shares) representing at least 10% of the total outstanding share capital of ABN AMRO, upon at least 15 days’ prior notice that must be published in at least one nationally distributed daily newspaper and the Official Price List of the Euronext. There are no quorum requirements applicable to general meetings, although certain quorum requirements may apply to specific proposed actions.	If the capital of Barclays is to be divided into different classes of shares, the holders of any class of shares have the power by extraordinary resolution passed at a meeting of holders of that class of shares to consent to:

•   the issue or creation of any shares ranking equally with the shares of that class,

•   the abandonment or alteration of any preference, privilege, priority or special right affecting the class of shares,

•   any scheme or reduction of capital prejudicially affecting the class of shares, compared with any other class, and not otherwise permitted under the articles of association,

•   any scheme for the distribution of assets in money or in kind on or before liquidation or any contract for the sale of the whole or part of the company, determining the manner in which, between the classes, the purchase consideration will be distributed, and

•   generally, any alteration, contract, compromise or arrangement which the persons voting on could consent to or enter into.

Any meeting to vary the rights of any class of shares will be convened and conducted in the same way as an extraordinary general meeting of Barclays (see “— Voting” above).

Provisions applicable to	Provisions applicable to
Holders of ABN AMRO Ordinary Shares	Holders of Barclays Ordinary Shares

Dividends

Subject to certain exceptions, dividends may only be paid out of profits, as set forth in the annual financial statements of ABN AMRO. Distributions may not be made if the distribution would reduce shareholders’ equity below the sum of the paid up and called up capital and the reserves required by Dutch law or the ABN AMRO articles of association.	Under English Law, dividends are payable on Barclays ordinary shares only out of the profits available for distribution, as determined in accordance with accounting principles generally accepted in the UK and by the Companies Act 1985. Barclays may in a general meeting declare dividends by ordinary resolution, but such dividend may not exceed the amount recommended by the directors. The directors may pay interim or final dividends if it appears they are justified by Barclays financial position.

ABN AMRO’s policy on reserves and dividends is determined and can be amended by the ABN AMRO Supervisory Board, upon the proposal of the ABN AMRO Managing Board.	The profits that are resolved to be distributed in respect of any financial period are applied first in payment of the fixed dividend of 20% per annum on the staff shares and then in payment of dividends on the ordinary shares.

The directors may, with the approval of an ordinary resolution of Barclays shareholders, offer shareholders the right to choose to receive an allotment of new ordinary shares credited as fully paid instead of cash in respect of all or part of any dividend.

Any dividend unclaimed after a period of twelve years from the date it became due for payment will be forfeited and reverts to Barclays.

Provisions applicable to	Provisions applicable to
Holders of ABN AMRO Ordinary Shares	Holders of Barclays Ordinary Shares

Shareholders’ Pre-emptive Rights

Upon the issuance of ordinary shares or convertible shares, holders of ordinary shares have pre-emptive rights to subscribe for new issuances in proportion to their holdings. Notwithstanding the foregoing, holders of ordinary shares will not have pre-emptive rights in respect of (i) issuances of shares to employees of ABN AMRO or group companies and (ii) issuances of shares for non-cash consideration. Holders of ordinary shares also do not have pre-emptive rights in connection with the issuance of ordinary shares and convertible shares pursuant to the exercise of a right to subscribe for such shares, such as options and warrants, although the holders of ordinary shares do have pre-emptive rights in respect of the issuance of such options and warrants.	Under the Companies Act, if Barclays proposes to issue for cash:

•   equity securities (which are securities carrying a right to participate in dividends or capital beyond a specified amount), or

•   rights to subscribe for equity securities,

they must be offered first to each person who holds equity securities on the same or more favorable terms in proportion to those securities which is as nearly as practicable equal in proportion to the nominal value of equity securities held by him or her to the aggregate issued equity securities.
The ABN AMRO Managing Board, subject to the approval of the ABN AMRO Supervisory Board, may be authorized by resolution of the ABN AMRO Shareholders’ Meeting to restrict or exclude pre-emptive rights with respect to the ordinary shares and convertible shares (and the granting of rights to acquire such shares) if the shareholders have delegated the authority to issue these shares (and these rights) to the ABN AMRO Managing Board. The authority of the ABN AMRO Managing Board to restrict or exclude pre-emption rights was recently renewed at the 2007 ABN AMRO Shareholders’ Meeting.	These pre-emption rights can be disapplied by a special resolution passed by the shareholders in a general meeting, either generally or specifically, for a maximum period not exceeding five years. Barclays usually partially disapplies the statutory pre-emption requirement on an annual basis. Broadly, this change permits the directors to make limited non pre- emptive issues and rights issues or open offers. At the Barclays AGM held on April 26, 2007, the directors were authorized to allot equity securities (or sell treasury shares) pursuant to a rights issue, or for cash up to an amount representing approximately 5% of the issued ordinary share capital of Barclays, without the need to first offer the shares to existing shareholders.

Provisions applicable to	Provisions applicable to
Holders of ABN AMRO Ordinary Shares	Holders of Barclays Ordinary Shares

Acquisition of its Own Shares

ABN AMRO may acquire fully paid-up shares of any class of its capital for a consideration, subject to certain provisions of Dutch law and ABN AMRO’s articles of association, if: (i) shareholders’ equity less the payment required to make the acquisition does not fall below the sum of paid-up and called up capital and any reserves required by Dutch law or ABN AMRO’s articles of association and (ii) ABN AMRO and its subsidiaries would thereafter not hold shares with an aggregate nominal value exceeding one-tenth of ABN AMRO’s issued share capital. Any shares held by ABN AMRO in its own capital may not be voted.	Barclays may purchase its own shares if the purchase is authorized by the memorandum and articles of association. The Barclays articles provide that subject to the rights attached to the existing shares, Barclays can purchase any of its shares.

At the Barclays AGM held on April 26, 2007, the shareholders approved a resolution authorizing Barclays to make market purchases (within the meaning of the Companies Act 1985) of up to 980,840,000 ordinary shares of 25 pence each in its capital and Barclays may hold such shares as treasury shares provided that:
An acquisition by ABN AMRO of fully paid-up shares of any class of its capital for a consideration may be effected by the Managing Board, subject to the approval of the Supervisory Board. Such acquisitions by ABN AMRO of shares in its own capital require the ABN AMRO Shareholders’ Meeting to grant the Managing Board the authority to effect such acquisitions. This authority may apply for a maximum period of 18 months and must specify the number of shares that may be acquired, the manner in which the shares may be acquired and the price limits within which shares may be acquired. No authority is required for the acquisition by ABN AMRO of shares in its own capital for the purpose of transferring the shares to employees of ABN AMRO or any subsidiary thereof pursuant to any arrangements applicable to such employees, provided that the shares are included in the price list of a stock exchange.

Dutch law provides that an acquisition as above is not allowed when a financial year has lapsed more than six months and the annual accounts have not been approved and adopted.	• the minimum price which may be paid for each ordinary share is not less than 25 pence,

•   the maximum price (exclusive of expenses) which may be paid for each ordinary share is not more than the higher of (i) 105% of the average of the market values of the ordinary shares (as derived from the Official List of the UKLA) for the five business days immediately preceding the date on which the purchase is made, and (ii) that stipulated by Article 5(1) of the Buy-back and Stabilization Regulation (EC 2273/2003), and the authority conferred by this resolution expires on the date of the 2008 Barclays annual general meeting or, if earlier, 15 months from the date of passing the resolution (except in relation to any purchase of shares the contract of which was concluded before such date and which would or might be executed after that date).

Under the Companies Act 1985, any share may be issued on terms that are at the option of Barclays or the holder of such share, redeemable. Barclays has no redeemable shares in issue.
Capital Reduction

Upon a proposal of the Managing Board, subject to the approval of the Supervisory Board, the ABN AMRO Shareholders’ Meeting may resolve to reduce the issued share capital of ABN AMRO by a cancellation of shares or by a reduction of the nominal amount of the shares by amendment of ABN AMRO’s articles of association. The resolution of the ABN AMRO Shareholders’ Meeting requires a majority of at least two-thirds of the votes cast if less than half of the issued share capital is present or represented at the meeting.	Barclays may, by special resolution, reduce its share capital or any capital redemption reserve or any share premium account or any other undistributable reserve in any manner authorized by the statutes.

Provisions applicable to	Provisions applicable to
Holders of ABN AMRO Ordinary Shares	Holders of Barclays Ordinary Shares

Liquidation Rights

In the event of the dissolution and liquidation of ABN AMRO, the assets remaining after payment of all debts are to be distributed first, to the holders of the preference shares and the convertible shares on a pro rata basis, in an amount equal to all dividends accrued from the beginning of the most recent full financial year through to the date of payment, and then the nominal amount of the preference shares or the amount paid in on the convertible shares, respectively, and second, to the holders of ordinary shares on a pro rata basis.	In the event of any return of capital on liquidation the ordinary shares and the staff shares rank equally in proportion to the amounts paid up or credited as paid up on the shares of each class, except that in the event of a winding up of Barclays the holders of the staff shares are only entitled to participate in the surplus assets available for distribution up to the amount paid up on the staff shares plus 10%.
Management and Supervision

ABN AMRO has a two-tier system of corporate governance, consisting of a Supervisory Board and a Managing Board. ABN AMRO is managed by the ABN AMRO Managing Board, consisting of (executive) managing directors, under the supervision of the ABN AMRO Supervisory Board consisting of (non-executive) supervisory directors. The ABN AMRO Supervisory Board is a separate body from the ABN AMRO Managing Board.	Under English law, Barclays is only required to have a single tier board. The Barclays Board is headed by a Chairman and has a majority of independent non- executive directors. The Barclays Board currently comprises the Chairman, 10 non-executive directors and five executive directors.

Provisions applicable to	Provisions applicable to
Holders of ABN AMRO Ordinary Shares	Holders of Barclays Ordinary Shares

The ABN AMRO Managing Board is responsible for ABN AMRO’s day to day management.

The ABN AMRO Supervisory Board supervises the policy conducted by the ABN AMRO Managing Board, as well as ABN AMRO’s general course of affairs and its business. In addition, it assists management with advice. In performing their duties, the members of the ABN AMRO Supervisory Board are guided by the interests of ABN AMRO and the enterprise connected therewith.

Certain powers are vested within the Supervisory Board, such as the approval of certain resolutions by the ABN AMRO Managing Board.

In addition, after having been presented the annual accounts by the ABN AMRO Managing Board, the ABN AMRO Supervisory Board submits these annual accounts for adoption to the general meeting of shareholders.

The ABN AMRO articles of association provide that the ABN AMRO Managing Board requires the approval from the ABN AMRO shareholders’ meeting for certain resolutions.	The Barclays Board is responsible to shareholders for creating and sustaining shareholder value through the management of the Barclays group’s business. It is also responsible for ensuring that management maintain a system of internal control that provides assurance of effective and efficient operations, internal financial controls and compliance with law and regulation. The Barclays Board is the decision-making body for all matters deemed material to the group in strategic, financial and reputational terms.

The Barclays Board has a formal schedule of matters reserved for its decision, including the approval of interim and final financial statements, significant changes in accounting policy and practice, the appointment or removal of directors or the company secretary, and changes to the Group’s capital expenditure.

The Barclays Board can delegate any of its powers, authorities, discretions and functions to any committee or committees of one or more persons or to a wholly owned subsidiary. Unless the directors decide not to allow this, any committee can sub-delegate any of its powers, authorities, discretions and functions to sub-committees. Any such subsidiary or committee must comply with the regulations which may from time to time be imposed by the Barclays Board.

The Barclays Board has delegated powers to the Board HR and Remuneration Committee, the Board Corporate Governance and Nominations Committee, the Board Audit Committee and the Board Risk Committee.

Responsibility for the day to day management of the Group is delegated to the Group Chief executive, who is supported by the Group Executive Committee which he chairs. The Committee meets weekly to develop strategies and policies for recommendation to the Board and to implement approved strategy.

The Barclays Board may also appoint any person to be the attorney or agent of Barclays with such powers, authorities, discretions and functions of attorneys. However, they cannot give an attorney any powers, authorities, discretions or functions which the directors do not have under the Barclays articles.

Provisions applicable to	Provisions applicable to
Holders of ABN AMRO Ordinary Shares	Holders of Barclays Ordinary Shares

Board

Following the ABN AMRO articles of association, both the ABN AMRO Managing Board and the ABN AMRO Supervisory Board shall consist of at least five members.	Under the Barclays articles of association, Barclays must have a minimum of five directors (disregarding alternate directors).
Appointment and election of Directors

Members of the ABN AMRO Managing Board are appointed by way of a resolution by the ABN AMRO Shareholders’ Meeting, to be adopted by more than 50% of the votes validly cast at the meeting, upon nomination by the ABN AMRO Supervisory Board. Such nomination shall be binding in the event that the nomination by the ABN AMRO Supervisory Board with respect to a vacant seat consists of a list of two or more candidates.	The shareholders of Barclays may, by passing an ordinary resolution, elect any eligible, willing person to be a director, either as an additional director or to fill a vacancy.
Members of the ABN AMRO Supervisory Board shall be appointed by the ABN AMRO Shareholders’ Meeting upon nomination by the ABN AMRO Supervisory Board. Such nomination shall be binding in the event that the nomination by the ABN AMRO Supervisory Board with respect to a vacant seat consists of a list of two or more candidates.

Pursuant to the ABN AMRO articles of association, the authority to represent ABN AMRO shall either reside with two members of the Managing Board acting jointly, or with one member of the ABN AMRO Managing Board and one duly authorized signatory acting jointly.

ABN AMRO may also be represented by authorized signatories, with due observance of any restrictions imposed upon their representative authority. The ABN AMRO Managing Board shall decide on their authority, their job title and the terms of appointment, on the understanding that the title of Senior Executive Vice President may only be granted in consultation with the Supervisory Board.	Subject to the Barclays articles of association, the directors can resolve to appoint any person to be a director, either to fill a casual vacancy or as an additional director. Any director appointed by the Barclays Board will hold office only until the next annual general meeting and shall then retire and will be eligible to stand for election.

Any director (other than an alternate director) can appoint any other person (including another director) to act in his place (called an “alternate director”). That appointment requires the approval of the Board, unless previously approved by directors or unless the appointee is another director of Barclays.

Provisions applicable to	Provisions applicable to
Holders of ABN AMRO Ordinary Shares	Holders of Barclays Ordinary Shares

Retirement of Directors

The Barclays articles of association provide that at each annual general meeting, one-third of the directors (or, if their number is not a multiple of three, the number nearest to but not greater than one-third) must retire from office. The directors to retire at each annual general meeting will be those who have been longest in office. Unless they otherwise agree between themselves, as between the directors who became directors on the same day, or who were last re-elected directors on the same day, those who are due to retire will be determined by lot.
Removal of Directors

The ABN AMRO Supervisory Board may suspend members of the ABN AMRO Managing Board at any time. If the shareholders’ meeting fails to reach a decision whether the member should be dismissed within three months of the suspension, the suspension shall be lifted. The shareholders may resolve to suspend a ABN AMRO Supervisory Board member by resolution adopted by more than 50% of the votes validly cast at the shareholders’ meeting.

The ABN AMRO Shareholders’ Meeting may resolve to (i) suspend or dismiss (without their consent) members of the Managing Board and Supervisory Board, other than pursuant to a recommendation of the Supervisory Board; and/or (ii) set aside the binding nomination right of the ABN AMRO Supervisory Board in relation to the appointment of new members of ABN AMRO’s boards and the right to then appoint new members of ABN AMRO’s boards that have not been nominated through a binding nomination by the supervisory board.	Under the Companies Act 1985, the Barclays shareholders may remove any director without cause by ordinary resolution, irrespective of any provision in the articles of association or any service contract between Barclays and the director, provided special notice (which requires at least 21 clear days) has been given. In these situations, Barclays may be required, pursuant to the service contracts with the directors, to pay damages or compensation to the removed director.

Provisions applicable to	Provisions applicable to
Holders of ABN AMRO Ordinary Shares	Holders of Barclays Ordinary Shares

Directors’ liability

Under Dutch law, members of the ABN AMRO Managing Board and the ABN AMRO Supervisory Board have a duty, determined on a case-by-case basis, to properly fulfill their tasks as a managing or supervisory director.

Under Dutch law, members of the ABN AMRO Managing Board and the ABN AMRO Supervisory Board are jointly and severally liable to ABN AMRO for failure to fulfill their duties properly. Members of either board may, in the event of ABN AMRO’s bankruptcy, be liable towards the trustee in bankruptcy for improper fulfillment of their duties. In certain circumstances, tort liability of members of the ABN AMRO Managing Board and members of the ABN AMRO Supervisory Board towards ABN AMRO’s shareholders or third parties such as contractors, may arise. Generally, members of the ABN AMRO Managing Board and members of the ABN AMRO Supervisory Board cannot be held liable by holders of ABN AMRO’s shareholders for damage sustained by ABN AMRO.	Under English law, each of the Barclays directors has a fiduciary duty to act in Barclays best interests. The duty includes an obligation not to create an actual or potential conflict of interest between the director’s duty to Barclays and duties to any other person or his personal interests as well as an obligation to exercise his powers only in accordance with the memorandum and articles of Barclays and any applicable legislation. In addition, each of the Barclays directors is obligated under English law to exercise reasonable care and skill.
Limitation on liability and indemnification

The provisions of Dutch law governing the liability of members of the ABN AMRO Managing Board and ABN AMRO Supervisory Board are mandatory.	The Barclays articles of association provide that, as far as the legislation allows, every director, officer and auditor and every former director, other former officer and former auditor will be indemnified out of the assets of the company against any liability incurred by them.

English law provides that a company can indemnify a director against any liability except for: (i) indemnity against liability incurred by the director to the company or any associated company, (ii) any indemnity against any liability incurred by the director to pay a fine imposed in criminal proceedings or a sum payable to a regulatory authority by way of penalty in respect of non-compliance with any requirement of a regulatory nature, (iii) any indemnity against any liability incurred by the director in defending criminal proceedings brought by the company or the associated company in which judgment is given against him or in connection with an application under certain sections of the Companies Act (acquisition by shares by an innocent nominee and relief in the case of honest and reasonable conduct) in which the court refuses to grant him relief.

Provisions applicable to	Provisions applicable to
Holders of ABN AMRO Ordinary Shares	Holders of Barclays Ordinary Shares

Class action suits and shareholder derivative suits

While the Dutch Civil Code does not specifically provide for class actions or derivative suits, Dutch law allows for certain procedures and actions that may result in, or be followed by an action for, liability of ABN AMRO or members of the ABN AMRO Managing Board or the ABN AMRO Supervisory Board vis-à-vis holders of ABN AMRO ordinary shares. These procedures and actions include the right of holders of shares (including holders of DR Prefs evidencing ownership interests in underlying preference shares) representing at least 10% of the total outstanding share capital of ABN AMRO, or holders of shares (including holders of DR Prefs evidencing ownership interests in underlying preference shares) holding at least €225,000 aggregate par value to request the Enterprise Chamber to institute an independent enquiry into the management and general course of business of ABN AMRO.	While English law currently permits a shareholder to initiate a lawsuit on behalf of the company only in limited circumstances, the Companies Act 1985 permits a shareholder whose name is on the register of shareholders of the company to apply for a court order:

•   when the company’s affairs are being or have been conducted in the manner unfairly prejudicial to the interests of all or some shareholders, including the shareholder making the claim, or

•   when any act or omission of the company is or would be so prejudicial. A court has wide discretion in granting relief, and may authorize civil proceedings to be brought in the name of the company by a shareholder on the terms that the court directs.

Except in limited circumstances, English law does not generally permit class action lawsuits by shareholders on behalf of the company on behalf of other shareholders.

Under provisions of the Companies Act 2006 which are coming into force in October 2007, a shareholder may bring a claim on behalf of Barclays in relation to an actual or proposed act or omission involving negligence, default, breach of duty or breach of trust by a director. Such a claim is referred to as a “derivative claim”, and may be brought against a director or another person.

Provisions applicable to	Provisions applicable to
Holders of ABN AMRO Ordinary Shares	Holders of Barclays Ordinary Shares

Transactions with interested directors

Under the Dutch Corporate Governance Code, any situation in which ABN AMRO has a conflict of interest with one or more members of the ABN AMRO Managing Board or the ABN AMRO Supervisory Board must be promptly reported to the Chairman of the ABN AMRO Supervisory Board. The relevant directors must not take part in any deliberations about the contemplated transaction. Decisions to enter into transactions in which there are conflicts of interest with members of the ABN AMRO Managing Board or the ABN AMRO Supervisory Board that are of material significance to ABN AMRO and/or to such persons require the approval of the ABN AMRO Supervisory Board.	Under the rules of the UKLA, Barclays must obtain shareholder approval for certain transactions with related parties. The UKLA provides that an announcement, a circular and prior approval of the shareholders in general meeting will be required before such transaction is entered into. The related party will not be allowed to vote on the resolution. The Barclays articles of association provide that, if the legislation and the FSA allows, and provided the director discloses the nature of his interest, the director is permitted to (i) have an interest in any other contract with, or involving, Barclays or any other company in which Barclays may be interested, (ii) hold any other position (other than the office of auditor of Barclays or any other company in the Barclays group) with Barclays as well as being a director, (iii) acting alone or through a firm in which he is interested, do paid professional work for Barclays, and (iv) hold any position within, or be otherwise interested in any other company in which Barclays may be interested.
In the event of a conflict of interest with one or more members of the ABN AMRO Managing Board, members of the ABN AMRO Supervisory Board will represent ABN AMRO the ABN AMRO shareholders’ meeting is at all times authorised to appoint another representative. If there is a transaction involving a conflict of interest with a member of the ABN AMRO Supervisory Board, members of the ABN AMRO Managing Board, if they are not conflicted, represent ABN AMRO. Lack of approval from the ABN AMRO Supervisory Board (as described above) does not invalidate any transaction with a bona fide third party.	Except as provided in the Barclays articles of association, a director cannot vote at any meeting of the Barclays Board in respect of any contract in which he has an interest which is a material interest. Interests as a result of interests in securities of Barclays are disregarded for these purposes.
Amendment of articles of association

Any amendment of the ABN AMRO articles of association requires a resolution adopted by a majority of more than 50% of the votes validly cast in the General Meeting of Shareholders. Such resolution may only be passed by the General Meeting of Shareholders following a proposal by the Managing Board which has been approved by the ABN AMRO Supervisory Board.	Under the Companies Act, the Barclays shareholders have the power to amend the objects or purpose clause in the company’s memorandum of association and any provision of the company’s articles of association by special resolution, subject to, in the case of the objects clause, the rights of dissenting shareholders to apply to the courts to cancel the amendments.

Under the Companies Act, the Barclays Board is not authorized to change the memorandum of association or the articles of association.

LEGAL MATTERS
      The legality of the Barclays ordinary shares to be issued pursuant to the exchange offer will be passed upon by Clifford Chance LLP, 10 Upper Bank Street, London E14 5JJ, United Kingdom.
EXPERTS
      The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this registration statement by reference to the Barclays 2006 Form 20-F have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.
      The consolidated financial statements of ABN AMRO appearing in the ABN AMRO 2006 Form 20-F, and the ABN AMRO management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 included therein, have been audited by Ernst & Young Accountants, independent registered accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
ENFORCEMENT OF CIVIL LIABILITIES
      Barclays is a public limited company incorporated under the laws of England. All but one of its directors and senior management, and some of the experts named in this document, currently reside or are organized outside the United States. All or a substantial portion of its assets and the assets of these persons are located outside the United States. As a result, it may not be possible for holders of Barclays ordinary shares or Barclays ADSs to effect service of process within the United States upon non-US resident directors or upon Barclays, and it may be difficult to enforce judgments against Barclays. Judgements of US courts are not directly enforceable in England. Barclays may comply with a US judgment voluntarily, but, if Barclays were not to do so, holders of Barclays ordinary shares or Barclays ADSs would have to apply to an English court for an original judgment. Consequently, it could prove difficult to enforce civil liabilities solely based on US securities law in England. In addition, awards of punitive damages made in actions in the United States or elsewhere are not enforceable in England.

WHERE YOU CAN FIND MORE INFORMATION
      Barclays and ABN AMRO file or furnish annual and special reports and other information with or to the SEC under the Exchange Act.
      You may read and copy any document Barclays or ABN AMRO files with or furnishes to the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the SEC at the above address, at prescribed rates. You may also inspect certain reports and other information concerning Barclays and ABN AMRO at the offices of the NYSE, 20 Broad Street, New York, New York 10005. The SEC maintains an internet site that contains reports and other information regarding issuers that file electronically with the SEC at www.sec.gov. Barclays maintains an internet site at www.barclays.com, and ABN AMRO maintains an internet site at www.abnamro.com.
      Barclays filed a registration statement on Form F-4 to register with the SEC Barclays ordinary shares to be issued pursuant to the exchange offer. This document is a part of that registration statement. As permitted by rules and regulations of the SEC, this document does not contain all the information you can find in the registration statement or the exhibits to the registration statement. Barclays also filed with the SEC a statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act to furnish certain information about the exchange offer. In addition, the Bank of New York, as the Depositary, has filed a registration statement on Form F-6, No. 333-96567, as amended, to register with the SEC Barclays ADSs to be issued in the exchange offer. You may obtain copies of the registration statement on Form F-4, the Schedule TO and the registration statement on Form F-6 (and exhibits and any amendments to those documents) in the manner described above, in order to refer to information omitted from this document.
      The SEC allows Barclays to “incorporate by reference” information into this document, which means that Barclays can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in this document. This document incorporates by reference the documents set forth below that Barclays and ABN AMRO have previously filed with the SEC. These documents contain important information about Barclays and ABN AMRO.
      Barclays incorporates by reference the following documents in this document:

•	Barclays 2006 Form 20-F;

•	Barclays Current Reports on Form 6-K, furnished to the SEC on June 21, 2007, June 19, 2007, May 31, 2007, April 27, 2007, July 23, 2007 (“New Investors and Revised Offer”) and August 2, 2007 (Interim Results Announcement for 2007, as amended to comply with the requirements of Regulation G and Regulation S-K);

•	ABN AMRO 2006 Form 20-F; and

•	ABN AMRO’s Current Reports on Form 6-K, furnished to the SEC on April 24, 2007 (“Purchase and Sale Agreement by and between ABN AMRO Bank N.V. and Bank of America Corporation”) and on July 30, 2007 (“ABN AMRO reports first half 2007 results”).
      Solely for purposes of US law and for the information of investors in the United States Barclays also incorporates by reference in this document each of the following documents that Barclays or ABN AMRO files with the SEC after the date of this document until the date that ABN AMRO ordinary shares and ABN AMRO ADSs are accepted by Barclays for exchange pursuant to the exchange offer (including during any subsequent offering period), or the date that the exchange offer is terminated:

•	any annual reports filed under Section 13(a), 13(c) or 15(d) of the Exchange Act, as amended; and

•	any current reports furnished on Form 6-K that indicate that they are incorporated by reference in this document.
      Except as provided above, no other information, including information on Barclays or ABN AMRO’s website, is incorporated by reference into this document.

ANNEX A—1
MERGER PROTOCOL

CLIFFORD CHANCE	CLIFFORD CHANCE LLP ADVOCATEN SOLICITORS NOTARIS BELASTINGADVISEURS Date: 23 April 2007
ABN AMRO Holding N.V.
and
Barclays PLC

MERGER PROTOCOL

A-1-1

CONTENTS

Clause	Page

1. The Offer	A-1-6
2. Rationale For The Offer, Delisting And Squeeze Out	A-1-12
3. Business Strategy And Future Governance	A-1-13
4. Recommendation	A-1-15
5. Pre-Offer Conditions	A-1-16
6. Offer Conditions	A-1-18
7. Undertakings And Interim Period	A-1-20
8. Regulatory Approvals	A-1-26
9. Competition Approvals	A-1-26
10. Contacts With Competent Authorities	A-1-26
11. Exclusivity	A-1-27
12. Competing Offer	A-1-30
13. Revocation Barclays Recommendation	A-1-31
14. Revocation ABN AMRO Recommendation	A-1-31
15. Confidentiality And Announcements	A-1-32
16. Confidential Information	A-1-32
17. Costs	A-1-34
18. Non-Solicitation	A-1-34
19. Termination	A-1-34
20. Miscellaneous	A-1-37
21. Notices	A-1-38
22. Governing Law And Disputes	A-1-40
Schedule 1 Pre-Offer Conditions	A-1-42
Schedule 2 Offer Conditions	A-1-46
Schedule 3 Interim Undertakings	A-1-51
Schedule 4 Definitions	A-1-54
Schedule 5 Adjustments To Exchange Ratio	A-1-62
Schedule 6 Announcement	A-1-65
Schedule 7 Terms Binding Advisor	A-1-66
EX-3.2
EX-5.2
EX-23.1
EX-23.2

A-1-2

      This MERGER PROTOCOL is made on 23 April 2007 between:

1.	BARCLAYS PLC, a public limited liability company, duly incorporated and validly existing under the laws of England, having its registered office at 1 Churchill Place, Canary Wharf, E14 5HP, London, United Kingdom (“Barclays”); and

2.	ABN AMRO Holding N.V., a public limited liability company, duly incorporated and validly existing under the laws of The Netherlands, having its registered office at Gustav Mahlerlaan 10, 1082 PP Amsterdam, The Netherlands (“ABN AMRO”);
      Barclays and ABN AMRO are hereinafter also individually referred to as a “Party” and collectively as the “Parties”. Capitalised terms used in this merger protocol shall have the meaning as ascribed to them in Schedule 4.
      WHEREAS:

(A)	ABN AMRO has listings on Euronext Amsterdam, Euronext Brussels and Euronext Paris (although the listing on Euronext Brussels is expected to terminate effective on 26 April 2007 and the listing on Euronext Paris shortly thereafter), and has listed its Ordinary Shares and the American Depositary Shares representing such Ordinary Shares (“ABN AMRO ADSs”) on the New York Stock Exchange and, together with its subsidiaries and group companies (together, the “ABN AMRO Group”), operates as an international banking group offering a wide range of banking products and financial services on a global basis;

(B)	Barclays has listings on The London Stock Exchange and the Tokyo Stock Exchange, and has listed its Barclays Shares and the American Depositary Shares representing such Barclays Shares (“Barclays ADSs”) on the New York Stock Exchange, and is engaged in various activities in the financial services and banking industry, including but not limited to commercial banking, investment banking, stockbroking, asset management and fund management;

(C)	At the date of this merger protocol (the “Merger Protocol”), ABN AMRO’s issued share capital amounts to EUR 1,804,813,305.12, divided into 1,852,885,086 ordinary shares with a nominal value of EUR 0.56 each (the “Ordinary Shares”), 1,369,815,864 convertible preference financing shares— for which depositary receipts have been issued (the “DR Prefs”), with a nominal value of EUR 0.56 each (the “Underlying Preference Shares”) and 44,988 formerly convertible preference shares with a nominal value of EUR 2.24 each (the “Convertible Shares”, and together with the Ordinary Shares, including the ABN AMRO ADSs and Ordinary Shares represented thereby, and the Underlying Preference Shares, the “ABN AMRO Shares”) with ABN AMRO and its subsidiaries holding 83,962,430 Ordinary Shares (and no other shares and depositary receipts of shares) (“Treasury Stock”);

(D)	At the date of this Merger Protocol, ABN AMRO has rights outstanding to subscribe for a maximum of 1,605,435 Ordinary Shares pursuant to existing employee option schemes, share incentive schemes and share ownership schemes (the “Conversion Rights”);

(E)	Barclays and ABN AMRO intend to integrate their respective businesses, and align their business strategies, drawing on the best from both organizations. By combining their experience in the financial services industry, Barclays and ABN AMRO believe that their combined businesses will be able to improve services to customers and to increase their global reach, delivering a high level of customer satisfaction and employee engagement. Considering their respective track records, Barclays and ABN AMRO expect to be able to successfully grow and invest in their businesses, in addition to delivering the anticipated benefits of the integration thereof. In view of the above, Barclays and ABN AMRO wish to merge their businesses to create a leading financial services provider (the “Merger”);

A-1-3

(F)	The Merger is to be effected through (i) a public offer or offers to be made by Barclays into The Netherlands, the United States and certain other jurisdictions to be determined in accordance with the terms of this Merger Protocol, in accordance with relevant laws and regulations to acquire all the issued and outstanding Ordinary Shares, including all Ordinary Shares represented by the ABN AMRO ADSs, in exchange for ordinary shares in the share capital of Barclays with a nominal value of 25 pence each (the “Barclays Shares”), including Barclays ADSs and Barclays Shares represented thereby, and to acquire all the issued and outstanding Convertible Shares of ABN AMRO against a consideration in cash, both as further described in this Merger Protocol, (ii) a public offer or offers, or other transaction or series of transactions to acquire all the issued and outstanding DR Prefs against a consideration in cash and/or securities to be issued by Barclays (“Barclays Securities”), as further described in this Merger Protocol (individually and collectively the “Offer”), and (iii) implementation of the transactions further described herein. The Parties will use a newly Dutch incorporated unregulated company (“Subco N.V.”) in the structure to hold shares in ABN AMRO following consummation of the Offer;

(G)	The making of the Offer is subject to fulfilment or waiver of the Pre-Offer Conditions set out in Schedule 1 and the Offer will be subject to fulfilment or waiver of the Offer Conditions set out in Schedule 2;

(H)	The Parties have signed a preliminary transaction agreement dated 21 March 2007 (the “Preliminary Transaction Agreement”);

(I)	At the date of this Merger Protocol, Barclays issued and outstanding ordinary share capital comprises 6,542,555,046 Barclays Shares;

(J)	The Parties have informed the involved trade unions and the relevant works councils in relation to the Offer. ABN AMRO and Barclays have each taken all corporate actions necessary to approve the execution of this Merger Protocol;

(K)	ABN AMRO’s management board (“Management Board”) and ABN AMRO’s supervisory board (“Supervisory Board”, and together with the Management Board, the “ABN AMRO Boards”), have decided to enter into this Merger Protocol and to unanimously recommend the Offer to ABN AMRO’s shareholders and the board of directors of Barclays (the “Barclays Board”) has decided to enter into this Merger Protocol and to unanimously recommend the Merger to Barclays shareholders;

(L)	The Management Board has received signed fairness opinions from Morgan Stanley & Co. Limited and from UBS Limited in connection with the Offer, copies of which have been provided to Barclays, stating that the Ordinary Share Exchange Ratio is, in the opinion of Morgan Stanley & Co. Limited and UBS Limited respectively, fair from a financial point of view to the holders of Ordinary Shares;

(M)	The Supervisory Board has received a signed fairness opinion from Goldman Sachs in connection with the Offer, a copy of which has been provided to Barclays, stating that the Ordinary Share Exchange Ratio is, in the opinion of Goldman Sachs, fair from a financial point of view to the holders of Ordinary Shares;

(N)	The Barclays Board has received external financial advice from Citigroup Global Markets Limited, Credit Suisse Securities (Europe) Limited, Deutsche Bank AG London Branch, JPMorgan Cazenove Limited and Lazard & Co., Limited in order to assist the Barclays Board in considering whether the Offer is in the best interests of Barclays shareholders and should be recommended. The recommendation of the Barclays Board to be contained in the Class 1 Circular will refer to such financial advice having been received;

A-1-4

(O)	The Parties have agreed on a Merger which as set out in this Merger Protocol reflects the mutual desire of the Parties to align their business strategies, drawing on the best from both organisations. The terms are intended to recognise the importance of the heritage of each of the organisations and to ensure continuity of each organisation’s traditions. The Parties have determined that it is important in this context to locate the head office of the combined organisation in Amsterdam and to have a UK incorporated holding company. The Parties have also resolved to achieve clarity as to the future governance and management arrangements from the outset of the Merger; and

(P)	Barclays and ABN AMRO wish to lay down in this Merger Protocol their agreement with respect to the Offer and the Merger, subject to the terms and conditions set forth herein.

A-1-5

HEREBY AGREE AS FOLLOWS:

1.	THE OFFER

1.1	Barclays undertakes to prepare and make the Offer, subject to the terms and conditions of this Merger Protocol. The Parties shall use their respective reasonable endeavours to ensure that the Offer will be consummated as soon as possible following the date of this Merger Protocol, subject to the terms and conditions hereof and to applicable laws and regulations.

1.2	Upon the terms of this Merger Protocol and subject to the Pre-Offer Conditions (as defined in Clause 5.1) and the Offer Conditions (as defined in Clause 6.1), Barclays shall be committed to offer:

(i)	3.225 Barclays Shares for each Ordinary Share (the “Ordinary Share Exchange Ratio”) and 0.80625 Barclays ADSs for each ABN AMRO ADS (the “ADS Exchange Ratio”), in each case tendered pursuant to the Offer (Barclays Shares, including Barclays Shares represented by Barclays ADSs, to be offered pursuant to the Offer, the “Consideration Shares”);

(ii)	an amount to be determined by Barclays, consisting of cash and/or Barclays Securities for each DR Pref tendered pursuant to the Offer (the “DR Pref Consideration”); and

(iii)	an amount, in cash equal to EUR 27.65 for each Convertible Share tendered pursuant to the Offer (the “Convertible Share Consideration”);

provided that Barclays shall at any time be entitled, but, subject to Clause 1.3 and applicable law, under no obligation whatsoever, to increase the consideration offered under any or all of the Ordinary Share Exchange Ratio, the DR Pref Consideration or the Convertible Share Consideration. In connection with the Offer, Barclays will only issue whole Consideration Shares and whole Barclays Securities (if any) forming part of the DR Pref Consideration.

1.3	The provisions of Schedule 5 shall apply to adjust the Ordinary Share Exchange Ratio and the related ADS Exchange Ratio, the DR Pref Consideration and Convertible Share Consideration where a Party undertakes a Capital Raising or a Capital Return (as such terms are defined in Schedule 5). Any dispute in relation to determining whether the Ordinary Share Exchange Ratio and the related ADS Exchange Ratio, the DR Pref Consideration and Convertible Share Consideration should be adjusted shall be settled by the Binding Advisor by way of a binding advice (bindend advies) under articles 7:900 Dutch Civil Code in accordance with the Terms Binding Advisor as set forth in Schedule 7. Either Party may refer in writing the dispute to the Binding Advisor and request such settlement.

1.4	Without prejudice to any of the Offer Conditions, the Offer shall be open for acceptance for a period of at least 20 (twenty) United States business days (as defined in Rule 14d-1(g) under the United States Securities Exchange Act of 1934, as amended, (the “Exchange Act”), and the rules and regulations thereunder or, if required by law in any other jurisdiction in which the Offer is made, 30 calendar days. For the purpose of this Merger Protocol, the closing date of the Offer shall be the initial date on which the Offer closes for acceptance (the “Closing Date”), unless Barclays, after having duly consulted ABN AMRO and duly taken into account all reasonable suggestions and representations made by ABN AMRO and subject to Clause 6.6, decides to extend the Offer, in which case the closing date shall be the last date on which the extended Offer closes for acceptance (the “Postponed Closing Date”). Subject to applicable rules and regulations and subject to Clause 6.6 Barclays may determine, after having duly consulted ABN AMRO, and duly taken into account all reasonable suggestions and representations made by ABN AMRO, the duration of the initial acceptance period, and of any extension thereof. In the event that Barclays declares the Offer unconditional (gestand doet), Barclays may, after having duly consulted ABN AMRO and duly taken into account all reasonable suggestions and representations made by ABN AMRO, and in accordance with market practice

A-1-6

and applicable rules and regulations, publicly announce a post-acceptance period (na-aanmeldingstermijn) and accept each Ordinary Share, Convertible Share or DR Pref, as the case may be, that is tendered after the date on which the relevant notice that Barclays will declare the Offer unconditional (gestand doet) is published.

1.5	The Parties shall comply in all material respects with, and shall procure that the Offer shall comply in all material respects with, all applicable laws and regulations, including but not limited to the applicable provisions of (i) the Dutch Securities Supervision Act 1995 (Wet toezicht effectenverkeer 1995; the “DSSA”), (ii) the Dutch Financial Supervision Act (Wet financieel toezicht, “DFSA”), (iii) the Dutch Securities Supervision Decree (Besluit toezicht effectenverkeer; the “DSSD”), (iv) the Dutch Temporary Exemption Regulation Public Offers (Tijdelijke Vrijstellingsregeling Overnamebiedingen), (v) any rules and regulations promulgated pursuant to the DSSA, DFSA and DSSD, (vi) the policy guidelines and instructions of the Netherlands Authority for the Financial Markets (Stichting Autoriteit Financiële Markten, the “AFM”), (vii) the Securities Act, the Exchange Act and, in each case, the rules and regulations thereunder, (viii) the policy guidelines, instructions, rules and requirements of the United Kingdom Financial Securities Authority (“FSA”), (ix) the Merger Code 2000 (SER-besluit Fusiegedragsregels 2000; the “Merger Code”), (x) the Dutch Works Council Act (Wet op de ondernemingsraden), (xi) the rules and regulations of Euronext Amsterdam and, to the extent relevant, Euronext Paris and Euronext Brussels, and the rules and regulations of The London Stock Exchange, the New York Stock Exchange and the Tokyo Stock Exchange, (xii) the Dutch Civil Code (the “DCC”), (xiii) the United Kingdom Financial Services and Markets Act 2000 and all regulations, codes, rules and statutory instruments published or enacted thereunder (the “FSMA”), (xiv) the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and any regulations made thereunder (the “HSR Act”), (xv) Council Regulation (EC) 139/2004 (the “EU Merger Regulation”) and (xvi) all relevant laws, rules and regulations in other applicable jurisdictions, including but not limited to the Netherlands, the United Kingdom and the United States (collectively the “Merger Rules”). The Parties acknowledge that it is anticipated that following the execution of this Merger Protocol, but before the Commencement Date, the laws, rules and regulations applicable to the Offer pursuant to the DSSA, DFSA and DSSD (together, the “Dutch Public Offer Rules”) are expected to be amended in accordance with (i) legislative proposals that also provide for certain amendments to the DCC and that are now being considered by the Upper House of Dutch Parliament (Eerste Kamer der Staten Generaal) as well as (ii) certain rules and regulations to be promulgated thereunder (together, the “New Dutch Public Offer Rules”) and effectively to be replaced by the New Dutch Public Offer Rules. Both Parties agree that where the New Dutch Public Offer Rules deviate from the Dutch Public Offer Rules, and there is discretion to apply either set of rules to the Offer, Barclays acting reasonably and after having duly consulted ABN AMRO and duly taken into account all reasonable suggestions and representations made by ABN AMRO shall determine which rule or rules shall be applied.

1.6	On the Commencement Date, Barclays shall make an offer document (biedingsbericht) generally available in the Netherlands, the United States and certain other jurisdictions in which the Parties agree the Offer shall be extended (such document, together with all amendments and supplements thereto the “Offer Document”) and shall disseminate such Offer Document in such jurisdictions in accordance with applicable law in any other jurisdiction where the Offer is made. The Parties agree that the Offer Document shall comply as to form and substance with the requirements of the Merger Rules and may include such additional information as the Parties reasonably agree should be included in the document, such agreement not to be unreasonably withheld or delayed and taking into account the rights of Barclays and ABN AMRO under Clause 1.14. The Offer Document shall be made available in the English language with a summary in Dutch. The AFM will be provided in a timely manner with, and may be asked, in accordance with the Dutch Public Offer Rules, to confirm that AFM has no further comments in relation to the Offer Document, or to approve the Offer Document in accordance

A-1-7

with the Dutch Temporary Exemption Regulation Public Offers (Tijdelijke Vrijstellingsregeling Overnamebiedingen) or the New Dutch Public Offer Rules, as the case may be.

1.7	The Offer Document shall, amongst others, contain (i) a full description of the envisaged transaction structure, (ii) a description of the undertakings contained in Clauses 3 and 7 and (iii) subject to and in accordance with Clause 4, a positive unanimous recommendation by the ABN AMRO Boards to the holders of ABN AMRO Shares to accept, to tender their ABN AMRO Shares into, the Offer in exchange for the Consideration Shares, the Convertible Share Consideration, or the DR Pref Consideration, as the case may be and to vote in favour of any resolutions proposed to the ABN AMRO Shareholders’ Meeting in accordance with Clause 7.4.

1.8	Barclays will prepare a registration statement on Form F-4, or other applicable form (as it may be amended or supplemented, and including any documents incorporated by reference or included therein, the “Registration Statement”) and the tender offer statement on Schedule TO or other applicable schedule or form (as it may be amended or supplemented, the “Schedule TO”), each to be filed by Barclays with the SEC in connection with the Offer, which shall contain the Offer Document, the Prospectus (as defined below), and such other information and materials pursuant to which the Offer will be made in the United States as are required by applicable laws and regulations and may include such additional information as the Parties reasonably agree should be included in the document, such agreement not to be unreasonably withheld or delayed and taking into account the rights of Barclays and ABN AMRO under Clause 1.14. Barclays shall also arrange for the filing of a Registration Statement on Form F-6 (as it may be amended or supplemented, and including any documents incorporated by reference or included therein, the “ADS Registration Statement”), registering Barclays ADSs that may be offered to ABN AMRO ADS holders. Provided that the Parties co-operate as required in Clause 1.12 and Clause 1.13 and elsewhere in this Merger Protocol, Barclays agrees to file the Registration Statement and Schedule TO with the SEC, and to arrange for the filing of the ADS Registration Statement and ABN AMRO agrees to file the Schedule 14D-9, in each case as promptly as reasonably practicable within the period prescribed by the Exchange Act and rules and regulations thereunder. Both Parties shall use their reasonable endeavours to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof.

1.9	On the Commencement Date, Barclays shall disseminate and make a prospectus generally available, as and to the extent permitted by applicable law, in the Netherlands, the United States and certain other jurisdictions as may be determined in accordance with Clause 1.6 above in which the Offer can legally be made to holders of ABN AMRO Shares, and shall disseminate such prospectus in such jurisdictions in accordance with applicable law. The prospectus shall relate to the issue, admission to trading and listing of the Consideration Shares offered in exchange for the relevant ABN AMRO Shares (such prospectus, together with all amendments and supplements thereto the “Prospectus”). The Parties agree that the Prospectus shall comply as to form and substance with the requirements of applicable English law, including the legislation implementing Directive 2004/109/ EC and shall be filed by Barclays with the FSA on or before the Commencement Date. The Prospectus shall be made available in the English language and translations of the summary section of the Prospectus as required by relevant authorities of EU member states other than the Netherlands (if any) into which the Prospectus is made available will be provided in a timely manner. The UKLA will be provided in a timely manner with, and will be asked to approve the Prospectus and a circular prepared pursuant to and in accordance with the Listing Rules of the UKLA and the requirements of applicable English law (the “Class 1 Circular”) and to provide a certificate of approval of the Prospectus to the AFM and to the competent authority in any other EU member state into which the Offer is to be made for the purposes of “passporting” the Prospectus in accordance with Articles 17 and 18 of Directive 2003/71/ EC (the “Prospectus Directive”) and section 87H to 87J of the FSMA.

A-1-8

1.10	On the Commencement Date, Barclays shall send to its shareholders the Class 1 Circular. The Class 1 Circular will contain an explanation of the Offer and its effects on Barclays, a unanimous recommendation from the directors of Barclays to vote in favour of the resolutions to be proposed, and will also include a notice to convene an extraordinary general meeting of its shareholders (the “Barclays Shareholders’ Meeting”) at which resolutions will be proposed to approve, inter alia: (i) the Offer and the Merger and the measures to implement it; (ii) the proposed appointments of the relevant Nominated Individuals to the Board of Barclays, subject to and with effect as of the time the Offer is declared unconditional; and (iii) the increase of Barclays authorised share capital and the issue of the Consideration Shares subject to the Offer being declared unconditional.

1.11	ABN AMRO shall prepare and file the Solicitation/ Recommendation Statement on Schedule 14D-9 (as amended or supplemented, the “Schedule 14D-9”) with the SEC, and disseminate to holders of ABN AMRO Shares as and to the extent required by applicable law, in connection with the foregoing, which shall, among other things, set forth the recommendation of the Boards as set out in Clause 4.1 and may include such additional information as the Parties reasonably agree should be included in the document, such agreement not to be unreasonably withheld or delayed, and taking into account the rights of Barclays and ABN AMRO under Clause 1.14.

1.12	Each of the Parties agrees to cooperate in the preparation of the Offer Document, Prospectus, Class 1 Circular, Registration Statement, the ADS Registration Statement and Schedule TO and to promptly furnish to the other Party, if relevant for inclusion all information concerning it, its respective subsidiary undertakings, directors, officers and shareholders as may be required by applicable law in connection with the foregoing sub-clauses or as reasonably agreed by the Parties, such agreement not to be unreasonably withheld or delayed, and taking into account the rights of Barclays and ABN AMRO under Clause 1.14, and to provide, and cause its respective directors, officers, employees, outside legal counsel, accountants and financial advisors to provide promptly, such customary assistance as may be reasonably requested by either Party, in connection with the foregoing, including, without limitation, providing legal opinions, disclosure letters, comfort letters, consents, certifications, certificates and other documents or information, in each case in form and substance reasonably satisfactory to Barclays.

1.13	The substance of the information contained in the Offer Document, the Prospectus, Class 1 Circular, the Registration Statement, Schedule TO and Schedule 14D-9, respectively, shall at all times be equivalent, except as required by applicable laws or regulations or for non-material details. The Parties envisage that the process for preparation of the various disclosure documents referred to in this Merger Protocol will be as follows:

1.13.1	Initial drafts of the Offer Document, Prospectus, Class 1 Circular, Registration Statement, the ADS Registration Statement and Schedule TO shall be prepared and circulated by Barclays and its advisors. ABN AMRO shall be given a reasonable opportunity to review and comment on the drafts of the Offer Document, Prospectus, Class 1 Circular, Registration Statement, the ADS Registration Statement and Schedule TO. A number of drafting sessions shall take place, during which the Parties and their advisors shall discuss and consider their respective comments. In this process, Barclays will take into account any reasonable suggestions or comments from ABN AMRO, such suggestions or comments not to be unreasonably delayed.

1.13.2	An initial draft of Schedule 14D-9 shall be prepared and circulated by ABN AMRO and its advisors. Barclays shall be given a reasonable opportunity to review and comment on the drafts of Schedule 14D-9. A number of drafting sessions shall take place, during which the Parties and their advisors shall discuss and consider their respective comments. In this process, ABN AMRO will take into account any reasonable suggestions or

A-1-9

comments from Barclays, such suggestions or comments not to be unreasonably delayed.

1.13.3	The Parties will provide each other and their respective counsel with (i) any comments or other communications, whether written or oral, that a Party or its counsel (and, in the case of communications from the UKLA, a Party’s sponsor or the sponsor’s counsel) may receive from time to time from the AFM, UKLA or SEC with respect to the Offer Document, Prospectus, Class 1 Circular, Registration Statement, the ADS Registration Statement, Schedule TO and Schedule 14D-9, as the case may be, or requests for additional information promptly after receipt of those comments or other communications, (ii) a reasonable opportunity to review and comment upon the response of Barclays or ABN AMRO, as the case may be, to those comments and (iii) an opportunity to participate with the other Party or its counsel (or in the case of communications from the UKLA, the other Party’s sponsor or the sponsor’s counsel) in any discussions or meetings with the AFM, UKLA or SEC, except for discussions with the AFM or UKLA which are of minor significance.

1.14	Acknowledging that ABN AMRO shall have primary responsibility for Schedule 14D-9 and Barclays and the members of its board of directors shall have primary responsibility for the Offer Document, Prospectus, Class 1 Circular, Registration Document, the ADS Registration Statement and Schedule TO, (i) Barclays, acting reasonably, shall nevertheless have the right to approve those parts of Schedule 14D-9 that relate to Barclays alone, such approval not to be unreasonably withheld or delayed taking into account ABN AMRO’s responsibility for the document, (ii) ABN AMRO, acting reasonably, shall nevertheless have the right to approve those parts of the Offer Document, Prospectus, Class 1 Circular, Registration Document, the ADS Registration Statement and Schedule TO that relate to ABN AMRO alone, such approval not to be unreasonably withheld or delayed taking into account Barclays responsibility for these documents and (iii) any information in Schedule 14D-9, the Offer Document, Prospectus, Class 1 Circular, Registration Document, the ADS Registration Statement and Schedule TO, which does not relate to either Party alone, shall be approved by both Parties, provided that neither Party shall unreasonably withhold or delay such approval and, in relation to (i) to (iii) (inclusive), it being understood that when a Party is under an obligation under applicable laws and regulations to make a public announcement or filing in relation to Schedule 14D-9, the Offer Document, Prospectus, Class 1 Circular, Registration Document, the ADS Registration Statement or Schedule TO, or to make any particular statement or disclosure in any such document, and it has made reasonable efforts to obtain the requisite approval of the other Party in relation thereto, such Party shall be entitled to comply with applicable laws and regulations without delay. For the avoidance of doubt, ABN AMRO and Barclays shall not be responsible for the fairness opinions as referred to in Recitals (L) and (M), or the financial advice as referred to in Recital (N) or any auditors’ statements to be included in the Offer Document, the Prospectus, Class 1 Circular, Registration Document, the ADS Registration Statement, Schedule TO and Schedule 14D-9.

1.15	Each Party agrees that to the best of their knowledge, information or belief, having taken all reasonable care to ensure such is the case, none of the information supplied by it for inclusion or incorporation by reference in:

(i)	each of the Offer Document, the Prospectus and the Class 1 Circular and any amendment or supplement thereto, if any, will, at the date of mailing or availability thereof, include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading;

(ii)	the registration statement or the ADS registration statement will, at the time the registration statement or the ADS registration statement and each amendment or supplement

A-1-10

thereto, if any, become effective under the Securities Act, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and

(iii)	each of Schedule TO and Schedule 14D-9 will, at the respective time of filing of Schedule TO, Schedule 14D-9 and any amendments or supplements to Schedule TO or Schedule 14D-9, as the case may be, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

1.16	Each Party further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Offer Document, the Prospectus, the Class 1 Circular, the Registration Statement, the ADS Registration Statement, Schedule TO, Schedule 14D-9, any amendment or supplement thereto, or any other document pursuant to which the Offer will be made in any jurisdiction, to be false or misleading with respect to any material fact or to omit to state any material fact necessary to make the statements therein not false or misleading, in light of the circumstances under which they were made, to promptly inform the other Party thereof and to take all appropriate steps to correct the relevant document or enable the other Party to do so, including without limitation causing, or enabling the other Party to cause, such documents, as so corrected, to be filed with the relevant stock market authorities and governmental authorities and, at such time as to be reasonably agreed by the Parties, subject to Clause 1.14, disseminated or made generally available, as and to the extent required by applicable law.

1.17	Barclays shall take all steps reasonably necessary to obtain (i) a primary listing of the Consideration Shares on the official list of the UKLA, with admission to trading on the London Stock Exchange’s main market for listed securities, and maintenance of the inclusion of Barclays Shares in the FTSE 100 Index with full weighting; (ii) a secondary listing on Euronext Amsterdam and inclusion of the Consideration Shares in the AEX Index and (iii) a listing of the Consideration Shares, and any Barclays ADSs representing such Consideration Shares, on the New York Stock Exchange, and a listing of the Consideration Shares on the Tokyo Stock Exchange in observance of all applicable listing requirements. ABN AMRO will provide all reasonable assistance in respect of the steps referred to in (i) to (iii) (inclusive).

1.18	Prior to the opening of the first trading day on Euronext following the execution of this Merger Protocol (which shall also be a trading day on The London Stock Exchange, the New York Stock Exchange and the Tokyo Stock Exchange), a joint public announcement of the Offer (the “Announcement”) will be made available to (i) Euronext, (ii) the AFM, (iii) the Social Economic Council (Sociaal Economische Raad), (iv) the London Stock Exchange, the New York Stock Exchange and the Tokyo Stock Exchange, (v) DNB, the FSA, the SEC and other relevant regulatory authorities, (vi) the relevant (international) press agents, (vii) the relevant works councils and European works councils and (viii) the relevant Dutch trade unions involved with ABN AMRO, in each case by way of the press release issued jointly by Barclays and ABN AMRO (which has been notified to the AFM and of which the AFM has confirmed it has no further comments), which will be filed with the SEC by Barclays and ABN AMRO as required by, and otherwise comply with, the Securities Act, the Exchange Act and, in each case, the rules and regulations promulgated by the SEC thereunder and other applicable law. A copy of the press release is attached hereto as Schedule 6.

1.19	Barclays shall announce the details of the Offer and the availability of the Offer Document, Class 1 Circular, and the Prospectus in the official price list of Euronext Amsterdam and in at least two daily newspapers with national circulation in the Netherlands and shall announce the availability of the registration statement, Schedule TO and the documents included therein, in all editions of a daily newspaper with national circulation in the United States, at all times in accordance with the Merger Rules, which will be filed with the SEC by Barclays and ABN AMRO

A-1-11

as required by, and otherwise comply with, the Securities Act, the Exchange Act and the rules and regulations thereunder and other applicable law.

1.20	The Parties will co-operate in ensuring that all filings required under Rules 165 and 425 promulgated by the SEC under the Securities Act and Rule 14d-2 and Rule 14d-9 promulgated by the SEC under the Exchange Act are timely and properly made.

1.21	The Parties will use their reasonable endeavours to work towards launch of the Offer before 1 August 2007.

2.	RATIONALE FOR THE OFFER, DELISTING AND SQUEEZE OUT

2.1	Barclays and ABN AMRO intend to integrate their respective businesses, and align their business strategies, drawing on the best from both organizations. By combining their experience in the financial services industry, Barclays and ABN AMRO believe that their combined businesses will be able to improve services to customers and to increase their global reach, delivering a high level of customer satisfaction and employee engagement. Considering their respective track records, Barclays and ABN AMRO expect to be able successfully to grow and invest in their businesses, as conducted from time to time, in addition to delivering the anticipated benefits of the integration thereof. In view of the above, Barclays and ABN AMRO wish to merge their businesses to create a leading financial services provider.

2.2	ABN AMRO and Barclays acknowledge that it is their intention, subject to applicable laws and regulations, to delist ABN AMRO Shares from Euronext Amsterdam and all other stock exchanges on which ABN AMRO Shares are listed as soon as possible after the settlement of ABN AMRO Shares tendered in the acceptance period and any post-acceptance period (na-aanmeldingstermijn) referred to in Clause 1.4.

2.3	With reference to the strategic rationale of the Merger and the benefits to be attained by the Merger, the Parties acknowledge that it is desirable that Barclays acquires all ABN AMRO Shares, including any ABN AMRO Shares that are not tendered in the Offer. Such ABN AMRO Shares may be acquired pursuant to compulsory buy-out procedures in accordance with article 2:92a DCC (the “Statutory Squeeze Out”) or, subject to implementation of the relevant provisions in Dutch law, the takeover buy-out procedures in accordance with the proposed article 2:359c DCC (the “Takeover Squeeze Out”). Barclays also envisages that a cross-border legal merger (grensoverschrijdende fusie) may take place, in which ABN AMRO would be the disappearing entity, and as a result of which holders of shares in the capital of ABN AMRO would become shareholders of Barclays (the “Cross Border Merger”). Alternatively any other legal means may be effected in accordance with the laws of The Netherlands and other applicable laws from time to time in order for Barclays to acquire all the ABN AMRO Shares (such legal means, including but not limited to the Cross Border Merger, the Statutory Squeeze Out and the Takeover Squeeze Out, collectively the “Post-Offer Actions”). Any Post-Offer Actions will be structured and implemented, using reasonable endeavours, in an efficient manner, both from an operational as well as a legal and tax perspective, taking into account relevant circumstances and applicable laws and regulations and will be implemented without prejudice to Clause 3.1 and the Parties’ obligations under Clause 3.2.

2.4	Following completion of the Offer, Barclays shall give due regard to the interests and position of any minority shareholders of ABN AMRO when structuring, pursuing and implementing any Post-Offer Actions in relation to ABN AMRO and otherwise in connection with the management of the business and affairs of ABN AMRO. In doing so, Barclays shall at all times act in accordance with applicable corporate governance best practices, and obtain independent financial, legal and tax advice, to the extent necessary or appropriate, and respect that ABN AMRO will also act in accordance with corporate governance best practices applicable to it.

A-1-12

3.	BUSINESS STRATEGY AND FUTURE GOVERNANCE

3.1	Barclays and ABN AMRO hereby agree that following consummation of the Offer:

(i)	Barclays will be the holding company of the Combined Group and will have a United Kingdom-style unitary board operating in accordance with United Kingdom governance principles and best practice prevailing at the time and clear governance and management structures;

(ii)	the Barclays Board will initially comprise 19 (nineteen) directors, including the Chairman, a Deputy Chairman, the Chief Executive Officer, 4 (four) other executive directors and twelve other non-executive directors;

(iii)	the board of directors of Subco N.V., will be as selected by Barclays;

(iv)	the next Chairman of the Barclays Board and 7 (seven) other non executive directors will be nominated by ABN AMRO, the next Deputy Chairman will be nominated by Barclays and the next Chief Executive Officer and 5 (five) non executive directors will be nominated by Barclays each of them to be appointed with effect from the time the Offer is declared unconditional;

(v)	the executive committee of Barclays will initially comprise Huibert Boumeester (Group Chief Administrative Officer), Piero Overmars (CEO Asia and Continental Europe, GRCB), Ron Teerlink (COO Global Retail and Commercial Banking), Robert E. Diamond (President, CEO Investment Banking and Investment Management), Frits Seegers (CEO, Global Retail and Commercial Banking), Paul Idzik (Chief Operating Officer), Chris Lucas (Group Finance Director) and John Varley (Group Chief Executive).

(vi)	the Barclays Board will also have a nomination committee, an audit committee and a remuneration committee which will perform important functions under the governance arrangements of the Barclays Board, and which will be chosen following a thorough consultation process by the next Chairman of the Barclays Board with the other individual members of the Barclays Board and the members of each such committee will include non executive directors with suitable experience and qualifications;

(vii)	the location of the registered office of Barclays will remain in England and the head office of Barclays will be located in Amsterdam, The Netherlands, which means that (i) the majority of the members of the executive committee of Barclays (i.e. the Group Chief Executive, the Group Finance Director, the Chief Operating Officer, the Group Chief Administrative Officer and the three executive officers responsible for global retail and commercial banking) and the global head office of retail and commercial banking will be based in The Netherlands, (ii) the meetings of the executive committee of Barclays will be held primarily in The Netherlands and (iii) the heads, senior management and appropriate core staff of all relevant group functions (including in any event Risk, Compliance, Legal, Audit, Human Resources and Finance) will be based in The Netherlands;

(viii)	the Barclays Shares, including the Consideration Shares, will have (i) a primary listing on the London Stock Exchange’s main market for listed securities, thereby maintaining the inclusion of Barclays Shares in the FTSE 100 Index with full weighting and (ii) a secondary listing on Eurolist by Euronext Amsterdam;

(ix)	Piero Overmars will be the Chairman of the Management Board and chairman of the management board of ABN AMRO Bank N.V., and each of the other members of the Management Board and the Supervisory Board and the supervisory board and the management board of ABN AMRO Bank N.V. will initially comprise members nominated by the Barclays Board; and

A-1-13

(x)	the board of directors of Barclays Bank PLC will initially comprise members nominated by the Barclays Board.

3.2	Both Parties shall:

(i)	work constructively with both the DNB and the FSA regarding the regulators’ arrangements for the appropriate regulation and supervision of the Combined Group in accordance with the decision of the DNB and the FSA that the FSA will be the lead supervisor of the Combined Group and that the DNB and the FSA will be the consolidated supervisors of the ABN AMRO Group and the Barclays Group respectively and to seek a smooth integration after completion of the Offer; and

(ii)	seek a ruling from both the Dutch and United Kingdom tax authorities that Barclays will remain United Kingdom tax resident following consummation of the Offer.

Both Parties shall take all reasonable steps to achieve the goal referred to in Clause 3.2(ii) (the “Structuring Action”). The Parties shall cooperate in making all notifications, filings and applications, including without limitation any applications for the Authorisations from the Competent Authorities, that are necessary or agreed by the Parties to be appropriate in connection with the matters referred to in this Clause 3.2, and shall take the steps required following the outcome of discussions with the Competent Authorities pursuant to Clause 3.2(i) provided that neither of the Parties shall be required to deviate from the arrangements relating to the Combined Group’s head office jointly proposed by the Parties to the Competent Authorities prior to the entering into of this Merger Protocol.

3.3	The Parties shall take all steps reasonably necessary to ensure that as of the time the Offer is declared unconditional, subject to applicable law, (i) the individuals nominated pursuant to Clause 3.1 (the “Nominated Individuals”) are appointed to the Barclays Board and the board of directors of Barclays Bank PLC, to the Management Board and the Supervisory Board and to the management board and supervisory board of ABN AMRO Bank N.V. (to the extent not already a member thereof) and to the board of Subco N.V. it being understood that individuals that currently are a member, and will remain a member of the Barclays Board, the ABN AMRO Boards, the board of directors of Barclays Bank PLC or the management board or supervisory board of ABN AMRO Bank N.V. will not be reappointed as part of the Offer and (ii) any other existing members of those boards that will not remain a board member following the Offer being declared unconditional will resign. Nominations must be made no later than is reasonably required to ensure prompt dispatch of the Offer Document and to ensure timely regulatory approvals in respect of such nominations.

3.4	Barclays agrees that it will indemnify any Nominated Individual that is to become a member of the Barclays Board for any damages, costs, liabilities or expenses incurred by any such Nominated Individual that arise out of inaccuracies or material misstatements in those parts of the Offer Document, Prospectus, Class 1 Circular, Registration Statement, the ADS Registration Statement, Schedule TO or Schedule 14D-9 for which such Nominated Individual is or was responsible solely in his capacity as a proposed member of the Barclays Board with respect to the period prior to such person becoming a director of Barclays to the same extent as available to members of the Barclays Board on the date thereof. The indemnity will provide for reimbursement of damages, costs, liability and expenses incurred by the relevant Nominated Individual in his capacity as a proposed member of the Barclays Board, on the same terms and to the same extent as is provided by Barclays to any other member of the Barclays Board, whether by Barclays itself or by way of any insurance cover put in place by Barclays for the benefit of such persons.

3.5	ABN AMRO agrees that it will indemnify any Nominated Individual that is to become a member of either of the ABN AMRO Boards for any damages, costs, liabilities or expenses incurred by any such Nominated Individual that arise out of inaccuracies or material misstatements in

A-1-14

those parts of the Offer Document, Prospectus, Class 1 Circular, Registration Statement, the ADS Registration Statement, Schedule TO or Schedule 14D-9 for which such Nominated Individual is or was responsible solely in his capacity as a proposed member of any of the ABN AMRO Boards with respect to the period prior to such person becoming a member of any of the ABN AMRO Boards to the same extent as available to members of any of the ABN AMRO Boards on the date thereof. The indemnity will provide for reimbursement of damages, costs, liability and expenses incurred by the relevant Nominated Individual in his capacity as a proposed member of any of the ABN AMRO Boards, on the same terms and to the same extent as is provided by ABN AMRO to any other members of the relevant ABN AMRO Board, whether by ABN AMRO itself or by way of any insurance cover put in place by ABN AMRO for the benefit of such persons.

3.6	Barclays and ABN AMRO intend to make the integration as smooth as possible. Therefore an integration planning committee, which will comprise senior management from both Barclays and ABN AMRO, will be established as soon as agreed between the Parties but in any event before 30 May 2007. Subject to applicable law, the integration planning committee will undertake preparatory work and planning activities in relation to the integration of the two businesses following completion of the Offer.

3.7	It is understood and agreed between the Parties that Barclays (including its affiliates) confirms and agrees that, also after the Settlement Date, it will respect and shall work within the employee co- determination regulations (medezeggenschap) as applied by ABN AMRO Group in accordance with applicable laws and regulations as well as the covenant with the central works council of ABN AMRO Group.

3.8	The name of the holding company of the Combined Group shall be Barclays PLC. As soon as reasonable possible after completion of the Offer, in public materials of Barclays, the ABN AMRO shield logo shall be used alongside the Barclays name. The Parties will cooperate to agree the branding of the businesses of the Combined Group, taking into account the markets in which such businesses operate and the interests of customers and other stakeholders. The ABN AMRO shield logo will be incorporated into business unit branding in due course consistent with the branding approach described above.

4.	RECOMMENDATION

4.1	ABN AMRO confirms that, because the ABN AMRO Boards consider that the Offer is in the best interest of ABN AMRO, the ABN AMRO Boards have unanimously resolved to (i) approve the entering into of this Merger Protocol and (ii) recommend the Offer for acceptance to the shareholders of ABN AMRO in exchange for the Consideration Shares, the Convertible Share Consideration, or the DR Pref Consideration, as the case may be and (iii) recommend that shareholders of ABN AMRO vote in favour of the resolutions to be proposed at the ABN AMRO Shareholders Meeting as described in Clause 7.4 below (the “ABN AMRO Boards Recommendation”).

4.2	Subject to Clause 12.2 and the need to observe their fiduciary duties, and act accordingly as contemplated in Clause 14, none of the members of the ABN AMRO Boards shall (i) withdraw, modify, amend or qualify the unanimous recommendation by the ABN AMRO Boards as set out in Clause 4.1 and shall not make any contradictory Public Statements as to their position with respect to the Offer (including without limitation by way of statements concerning any Alternative Proposal relating to ABN AMRO, as defined in Clause 11.2) or (ii) fail to announce or reaffirm their unanimous recommendation in accordance with Clause 12.2.5 or Clause 19.3 unless ABN AMRO or Barclays has terminated this Merger Protocol in accordance with Clause 13, Clause 14 or Clause 19. The sole remedy for breach of this Clause 4.2 is set forth in Clause 19.4 and 19.6.

A-1-15

4.3	Barclays confirms that, because the Barclays Board considers that the Merger is in the best interests of Barclays, the Barclays Board has unanimously resolved to (i) approve the entering into of this Merger Protocol and (ii) recommend that shareholders of Barclays vote in favour of the resolutions to be proposed at the Barclays Shareholders Meeting as described in Clause 1.10 above (the “Barclays Board Recommendation”).

4.4	Subject to the need to observe their fiduciary duties, and act accordingly as contemplated in Clause 13, none of the members of the Barclays Board shall (i) withdraw, modify, amend or qualify the unanimous recommendation by the Barclays Board as set out in Clause 4.3 and shall not make any contradictory Public Statements as to their position with respect to the Offer (including without limitation by way of statements concerning any Proposal in relation to Barclays, as defined in Clause 11.9) or (ii) fail to reaffirm its unanimous recommendation in accordance with Clause 19.4, unless Barclays or ABN AMRO has terminated this Merger Protocol in accordance with Clause 13, Clause 14 or Clause 19. The sole remedy for breach of this Clause 4.4 is set forth in Clause 19.5 and 19.7.

4.5	The Parties agree that the Announcement, the Offer Document, the Prospectus, the Class 1 Circular, the Registration Statement, Schedule TO and Schedule 14D-9 will state that the ABN AMRO Boards unanimously recommends the Offer and that the Barclays Board unanimously recommend the Offer, subject to such recommendations not having been withdrawn in accordance with the terms of this Merger Protocol.

5.	PRE-OFFER CONDITIONS

5.1	Subject to compliance with the Merger Rules, Barclays shall make the Offer (het bod uitbrengen), as soon as practicable after the fulfilment or waiver by either or both Barclays or ABN AMRO, as the case may be, of the conditions precedent set out in Schedule 1 below (the “Pre-Offer Conditions”), but no later than 10 (ten) Business Days thereafter, such date being the “Commencement Date”.

5.2	The Pre-Offer Conditions in Clauses 1.1, 1.2, 1.3, 1.5 (in relation to (i) under the definition of Frustrating Action and in relation to (ii) and (iii) under such definition to the extent relating to any member of the ABN AMRO Group), 1.6(i), 1.9, 1.10, 1.15, 1.17, 1.23, 1.27 and 1.28 of Schedule 1 are for the benefit of Barclays and may be waived by Barclays (either in whole or in part) at any time by written notice to ABN AMRO. The Pre-Offer Conditions in Clauses 1.4, 1.5 (in relation to (ii) and (iii) under the definition of Frustrating Action to the extent relating to any member of the Barclays Group), 1.6(ii), 1.11, 1.16, and 1.24 of Schedule 1 are for the benefit of ABN AMRO and may be waived by ABN AMRO (either in whole or in part) at any time by written notice to Barclays. The Pre-Offer Conditions in Clauses 1.7, 1.8, 1.12, 1.13, 1.14, 1.18 to 1.22 (inclusive), 1.25 and 1.26 of Schedule 1, are for the benefit of both Barclays and ABN AMRO, and may be waived (either in whole or in part) by either Party subject to agreement in writing from other Party except that Barclays shall only require the agreement of ABN AMRO to waive the Pre-Offer Conditions in Clauses 1.7 and 1.8 of Schedule 1 to the extent that the Pre-Offer Conditions in question relate to requirements applicable to members of the ABN AMRO Group or if the failure to fulfill the Pre-Offer Conditions in question would reasonably be expected to materially and adversely affect the ABN AMRO Group taken as a whole or the achievement of the Parties’ objectives set forth in Clause 3.1 and 3.2, and furthermore except that Barclays and/or ABN AMRO shall have the ability to waive the Pre-Offer Condition in Clause 1.26 in Schedule 2 in accordance with their rights under Clause 6.2 to waive the respective Offer Conditions set out in Schedule 2 if any become incapable of fulfilment). If any Pre-Offer Condition becomes permanently incapable of fulfillment, and this is caused as a result of a breach of this Merger Protocol (other than a non-intentional (niet-opzettelijke) breach) by any Party for whose benefit the Pre-Offer Condition is expressed to be agreed, such Pre- Offer Condition shall be deemed to be waived by such Party, whereupon the ability to waive or invoke such Pre-Offer Condition shall pass to the other Party. The Parties will notify

A-1-16

each other forthwith of any facts or circumstances that they become aware might reasonably be expected to cause non-fulfillment of any Pre-Offer Condition.

5.3	Subject to the provisions of this Merger Protocol, each of the Parties undertakes to use its reasonable endeavours to procure the fulfilment of the Pre-Offer Conditions as soon as reasonably practicable. Without prejudice to the generality of the foregoing and subject to the provisions of Clauses 8 and 9 below, each of the Parties will make the notifications, filings or applications required by the Pre-Offer Conditions and will use its best efforts to procure that all such information as is reasonably requested by the relevant authorities in connection with such applications and notifications is provided as promptly as practicable.

5.4	In the event either Party considers that all Pre-Offer Conditions have been fulfilled or waived, such Party shall give written notice thereof to the other Party, stating that the Pre-Offer Conditions that are for the sole or joint benefit of such Party are fulfilled or have been waived. Unless the other Party responds within 3 (three) Business Days in writing stating, in detail and supported by documents where possible, which of the Pre-Offer Conditions that are for the sole or joint benefit of such Party has not been fulfilled or waived (“Notice of Disagreement”), Barclays shall within 10 (ten) Business Days from the first mentioned notice proceed with the Offer as envisaged in Clause 5.1. For the avoidance of doubt, there is no obligation for either Party to confirm to the other Party that any Pre-Offer Conditions that are for the sole or joint benefit of such Party, are fulfilled (if such is, in its reasonable determination, not the case) or will be waived (unless such Party expressly agrees to do so).

5.5	In the event that Barclays waives any Pre-Offer Condition that is for its sole benefit in accordance with the terms of this Merger Protocol, Barclays may decide in its discretion to include such Pre-Offer Condition in the Offer Conditions, as appropriate. In such case, the relevant Offer Condition shall be for the benefit of Barclays. In the event that ABN AMRO waives any Pre-Offer Condition that is for its sole benefit in accordance with the terms of this Merger Protocol, ABN AMRO may decide in its discretion to include such Pre-Offer Condition in the Offer Conditions, as appropriate. In such case, the relevant Offer Condition shall be for the benefit of ABN AMRO. In the event that the Parties jointly waive any Pre-Offer Condition that is for their joint benefit in accordance with the terms of this Merger Protocol, the Parties may decide to include such Pre-Offer Condition in the Offer Conditions, as appropriate. In such case, the relevant Offer Condition shall be for the benefit of both Parties.

5.6	If a Party has sent a Notice of Disagreement to the other Party in accordance with Clause 5.4, the other Party shall reply within 3 (three) Business Days in writing thereto stating, in detail and supported by documents where possible, the reasons why the Pre-Offer Conditions identified by the other Party have been fulfilled or waived (“Counter-Notice of Disagreement”). Either Party shall be entitled upon lapse of 6 (six) Business Days from the Notice of Disagreement to submit the dispute in writing, with copy to the other Party, to a binding advisor to be agreed upon between the Parties within 2 (two) weeks after signing of this Merger Protocol (“Binding Advisor”) who shall settle the matter by way of a binding advice (bindend advies) under articles 7:900 and further of the Dutch Civil Code and in accordance with the Terms Binding Advisor as set forth in Schedule 7 (“Binding Advice”). If the agreed Binding Advisor is not available to act as Binding Advisor or if the Parties fail to reach agreement on the identity of the Binding Advisor within 2 (two) weeks after signing of this Merger Protocol, the President of the London Court of International Arbitration (“LCIA”) shall appoint a Binding Advisor. The Binding Advisor shall decide as binding advisor, not as arbitrator. The Parties shall fully cooperate with the Binding Advisor and shall provide him promptly with all information that he reasonably requires. The Binding Advice shall be rendered within 10 (ten) Business Days after the dispute having been referred to the Binding Advisor or such shorter or longer time as the Parties agree, such agreement not to be unreasonably withheld or delayed. If agreed by the Parties to be appropriate due to the relevant circumstances, the Parties agree to accelerate the process set out in this Clause 5.6 in order to resolve the issue as quickly as possible. The

A-1-17

Binding Advice shall be final and binding upon the Parties and each of Barclays and ABN AMRO shall fully comply with the Binding Advice and the content thereof. Barclays and ABN AMRO shall each pay one half of the Binding Advisor’s costs or as the Binding Advisor may determine.

5.7	If in relation to a dispute on the fulfilment or waiver of the Pre-Offer Condition in Clause 1.3 of Schedule 1 (no ABN AMRO Material Adverse Change), the Binding Advisor has not reached a decision within 10 (ten) Business Days after the dispute having been referred to the Binding Advisor or such shorter or longer time as agreed by the Parties, then an ABN AMRO Event shall be deemed to constitute an ABN AMRO Material Adverse Change if the event or circumstance has the effect of a fall in the ABN AMRO Ordinary Share price as reported on Eurolist by Euronext Amsterdam N.V. of at least 20 percentage points relative to the movement of the MSCI EUROPE/ Banks Index (a “Material Decrease”). This Clause applies mutatis mutandis to a dispute on the fulfilment or waiver of the Pre-Offer Condition in Clause 1.4 of Schedule 1 (no Barclays Material Adverse Change) in relation to a Barclays Event, whereby for such purpose the share prices of Barclays Shares as reported on the Official List of the London Stock Exchange shall be taken into account and compared to the remainder of MSCI EUROPE/ Banks Index. For the avoidance of doubt, this Clause shall not prejudice or influence in any way the ability of the Binding Advisor to conclude that there is an ABN AMRO Material Adverse Change or Barclays Material Adverse Change, as the case may be for whatever reason the Binding Advisor may deem appropriate. Equally, without prejudice to the above provisions, this Clause shall not prejudice or influence the ability of Barclays or ABN AMRO to assert that there has been a ABN AMRO Material Adverse Change or Barclays Material Adverse Change in the absence of a Material Decrease.

6.	OFFER CONDITIONS

6.1	The obligation of Barclays to declare the Offer unconditional (gestand te doen) shall be subject to the conditions precedent (the “Offer Conditions”) set out in Schedule 2 being fulfilled or waived, as the case may be, as of the Closing Date, or the Postponed Closing Date.

6.2	The Offer Conditions in Clauses 1.1, 1.2, 1.3, 1.5, (in relation to (i) under the definition of Frustrating Action and in relation to (ii) and (iii) under such definition to the extent relating to any member of the ABN AMRO Group), 1.6(i), 1.11, 1.17 and 1.20 of Schedule 2 are for the benefit of Barclays and may be waived by Barclays (either in whole or in part) at any time by written notice to ABN AMRO. The Offer Conditions in Clauses 1.4, 1.5 (in relation to (ii) and (iii) under the definition of Frustrating Action to the extent relating to any member of the Barclays Group), 1.6(ii) and 1.18 of Schedule 2 are for the benefit of ABN AMRO and may be waived by ABN AMRO (either in whole or in part) at any time by written notice to Barclays. The Offer Conditions in Clauses 1.7 to 1.10 (inclusive), 1.12 to 1.16 (inclusive) and 1.19 of Schedule 2 are for the benefit of both Barclays and ABN AMRO, and may be waived (either in whole or in part) by either Party subject to agreement in writing from the other Party (except that Barclays shall only require the agreement of ABN AMRO to waive the Offer Conditions in Clauses 1.7 or 1.8 of Schedule 2 to the extent that the Offer Conditions in question relate to requirements applicable to members of the ABN AMRO Group or if the failure to fulfill the Offer Conditions in question would reasonably be expected to materially and adversely affect the ABN AMRO Group taken as a whole or the achievement of the Parties’ objectives set forth in Clause 3.1 and 3.2). If any Offer Condition becomes permanently incapable of fulfillment and this is caused as a result of a breach of this Merger Protocol (other than a non-intentional (niet-opzettelijke) breach by a Party for whose benefit the Offer Condition is expressed to be agreed, such Offer Condition shall be deemed to be waived by such Party by written notice from the other Party whereupon the ability to waive such Offer Condition shall pass to that other Party. The Parties will notify each other forthwith of any facts or circumstances which they become aware might reasonably be expected to cause non-fulfillment of any Offer Condition.

A-1-18

6.3	Subject to the provisions of this Merger Protocol, each of the Parties undertakes to use its reasonable endeavours to procure the fulfilment of the Offer Conditions as soon as reasonably practicable. Without prejudice to the generality of the foregoing and subject to the provisions of Clauses 8 and 9 below, each of the Parties will to the extent not completed in accordance with Clause 5.3 make the notifications, filings or applications required by the Offer Conditions and will use its best efforts to procure that all such information as is reasonably requested by the relevant Competent Authorities in connection with such applications and notifications is provided as promptly as practicable.

6.4	A waiver by Barclays of the Offer Condition in 1.1 of Schedule 2 (Minimum Acceptance Conditions) will require approval of the Supervisory Board in the event the tendered ABN AMRO Shares, together with the ABN AMRO Shares already held by Barclays at the Closing Date, or, as the case may be, at the Postponed Closing Date would represent less than 50% (fifty per cent.) plus one of the voting rights represented by ABN AMRO’s issued and outstanding share capital and would represent less than 50% (fifty per cent.) plus one of the Ordinary Shares in ABN AMRO’s issued and outstanding ordinary share capital (excluding any Ordinary Shares held by ABN AMRO or its subsidiaries).

6.5	Delivery of the tendered ABN AMRO Shares will take place against delivery of the Consideration Shares, the Convertible Share Consideration, or the DR Pref Consideration, as the case may be, subject to the Offer having been declared unconditional (gestand gedaan). The Offer may be structured such that settlement of the Offer may take place in two stages, under which first delivery of the ABN AMRO Shares takes place against delivery of some other securities, which securities, upon delivery, are immediately as a second stage delivered against delivery of the Consideration Shares, Convertible Share Consideration or the DR Pref Consideration, as the case may be. Settlement is expected to occur on the date which is the fifth Business Day after the Offer has been declared unconditional (gestand gedaan). The date on which Settlement will take place shall be the “Settlement Date”. Delivery of ABN AMRO Shares tendered in any post-acceptance period (na-aanmeldingstermijn) will take place subject to the terms of any post-acceptance period, but no later than the fifth Business Day after the results of the post-acceptance period have been publicly announced.

6.6	If any of the Offer Conditions set out under 1.7 to 1.8 in Schedule 2 (Regulatory Approvals and Consents) is not fulfilled by the Closing Date, and all other Offer Conditions have been fulfilled or duly waived by Barclays, Barclays shall, to the extent it is permitted by applicable law and regulations, extend the acceptance period with a period that shall be reasonably determined by Barclays, taking into account applicable laws and regulations and after having duly consulted ABN AMRO and taken into account all reasonable suggestions and representations made by ABN AMRO.

6.7	In the event either Party considers that all Offer Conditions have been fulfilled or waived on the Closing Date or the Postponed Closing Date, such Party shall give written notice (also by fax and email) thereof to the other Party as soon as possible on the Closing Date or the Postponed Closing Date. Such written notice shall be sent simultaneously (also by fax and email) to the Binding Advisor. The other Party may respond no later than the following Business Day before midday Amsterdam time in writing (also by fax and email) stating, in detail and supported by documents where possible, which of the Offer Conditions that are for the sole or joint benefit of such Party has not been fulfilled or waived (Notice of Disagreement). The Notice of Disagreement shall be sent simultaneously (also by fax and email) to the Binding Advisor. Should the other Party not respond within such time, Barclays shall declare the Offer unconditional.

6.8	Parties shall be prepared to hold a conference with the Binding Advisor on the same day as the day on which the Notice of Disagreement has to be submitted or at any other time if so requested by the Binding Advisor. The Binding Advisor shall settle the matter by way of a binding advice (bindend advies) under articles 7:900 and further of the Dutch Civil Code and in

A-1-19

accordance with the Terms of Binding Advisor as set forth in Schedule 7. The Binding Advisor shall decide as binding advisor, not as arbitrator. The Parties shall fully cooperate with the Binding Advisor and shall provide him promptly with all information, which he reasonably requires. The Binding Advice shall be rendered as soon as possible after the dispute has been referred to the Binding Advisor and in any event no later than midday Amsterdam time on the Business Day before the last date on which Barclays is permitted under applicable law to announce whether or not it extends the Offer or, in case Barclays has not extended the Offer, midday Amsterdam time on the Business Day before the last date on which Barclays is permitted to announce whether or not it declares the Offer unconditional (gestand doen). The Binding Advice shall be final and binding upon the Parties and each of Barclays and ABN AMRO shall fully comply with the Binding Advice and the content thereof. Barclays and ABN AMRO shall each pay one half of the Binding Advisor’s costs or as the Binding Advisor may determine.

6.9	If in relation to a dispute on the fulfilment or waiver of the Offer Conditions in Clause 1.3 of Schedule 2 (No ABN AMRO Material Adverse Change) or Clause 1.4 of Schedule 2 (No Barclays Material Adverse Change), the Binding Advisor has not reached a decision at the earlier of (i) expiry of 10 (ten) Business Days following submission of the dispute to the Binding Advisor; and (ii) midday Amsterdam time on the Business Day before the last date on which Barclays is permitted under applicable law to announce whether or not it extends the Offer or, in case Barclays has not extended the Offer, midday Amsterdam time on the Business Day before the last date on which Barclays is permitted to announce whether or not it declares the Offer unconditional (gestand doen), the provisions of Clause 5.7 shall apply mutatis mutandis.

7.	UNDERTAKINGS AND INTERIM PERIOD
      7.1

(a)	As of the date of this Merger Protocol until the earliest of (i) the Settlement Date and (ii) the date on which this Merger Protocol is terminated in accordance with Clause 19 (the “Interim Period”), subject to the applicable competition laws, each Party shall conduct its and its Group’s business and operations in the ordinary and usual course of business consistent with best practice, use its reasonable endeavours to preserve intact its business organisation and assets and maintain its rights, franchises and authorisations and its existing relations with customers, employees, suppliers, business associates, and governmental authorities, and refrain from taking any action which may be reasonably expected to impair its ability to perform its obligations under this Merger Protocol or to consummate the transactions contemplated hereby except for any actions taken by either Party or any member of its Group: (i) as required by applicable law or by any competent court, regulatory authority or stock exchange; (ii) to fulfil a contractual obligation existing as at the date of this Merger Protocol; or (iii) as a result of or arising out of the entering into of this Merger Protocol and the transactions contemplated hereby, in the case of any material obligation referred to in either (ii) or (iii) to the extent fairly disclosed in the most recent published annual accounts of the Party concerned or by a later stock exchange announcement by that Party or otherwise in writing before the execution of this Merger Protocol by the Party affected to the other Party.

(b)	Furthermore, during the Interim Period, subject to the applicable competition laws, without the prior written consent of the other Party, which shall not unreasonably be withheld or delayed, each Party shall refrain from taking any of the actions, and it shall procure that the companies within its Group (in the case of any such companies which are not wholly-owned, only to the extent the Party concerned is able so to procure) shall refrain from taking any of the actions, set out in Schedule 3, except for any actions taken by either Party or any member of its Group (i) as required by applicable law or by any competent court, regulatory authority or stock exchange; or (ii) to fulfil a contractual obligation existing as at the date of this Merger Protocol; or (iii) as a result of or arising

A-1-20

out of the entering into of this Merger Protocol and the transactions contemplated hereby (including but not limited to the establishment of any intermediate holding company), in the case of any material obligation referred to in either (ii) or (iii) to the extent fairly disclosed in the most recent published annual accounts of the Party concerned or by a later stock exchange announcement by that Party or otherwise in writing before the execution of this Merger Protocol by the Party affected to the other Party. For the purposes of this Clause 7.1(b), it is agreed that pension scheme trustees acting in such capacity (and their agents) are not members of a Party’s Group.

(c)	ABN AMRO agrees that, in respect of transactions of its Group in the Interim Period involving risk transfers for capital and risk management purposes and in respect of subordinated capital instruments including either or both tier one and tier two securities, such transactions must comply with the rules of the UK Financial Services Authority (FSA) as set out in the FSA Handbook in addition to the similar Dutch rules provided that this does not apply to any such transactions which are being prepared on the date of this Merger Protocol.

7.2	Notwithstanding Clause 7.1, ABN AMRO may without the prior approval of Barclays continue its asset disposal programme (the “ABN AMRO Programme”) during the Interim Period subject to the following conditions:

(a)	Subject to Clause 7.17, ABN AMRO may progress to signing and completion of any disposals of assets, undertakings and businesses (each a “Disposal”) under the ABN AMRO Programme that have been fairly disclosed to Barclays in writing prior to the execution of this Merger Protocol;

(b)	ABN AMRO may as part of the ABN AMRO Programme initiate Disposals, provided that (i) the individual value of any such Disposal by reference to the gross sale proceeds received by ABN AMRO or any other member of the ABN AMRO Group does not exceed EUR 500 million, and that (ii) the aggregate value of any such Disposals determined as above under (i), does not exceed EUR 2.5 billion;

(c)	In relation to any Disposal within (a) or (b) above, any such Disposal must be entered into on an at arms’ length basis and at the best market price available;

(d)	In relation to any Disposal within (a) above, with an individual value of more than EUR 500 million and, in relation to any Disposal within (b) above with an individual value of more than EUR 500 million for which Barclays has given its prior approval, a fairness opinion addressed to ABN AMRO shall be issued by an independent reputable international investment bank;

(e)	In relation to any Disposal within (a) or (b) above, and subject to any applicable law, regulations, any rule of any relevant stock exchange, any governmental authority or other authority with relevant powers or court order, ABN AMRO shall give Barclays as soon as possible but at least 2 (two) Business Days’ notice in writing of any proposed agreement or public announcement of any such Disposal and shall take into account any reasonable requests from Barclays in relation to any such public announcement; and

(f)	ABN AMRO shall keep Barclays fully informed of progress in relation to any Disposal under negotiation or any proposed Disposal under the ABN AMRO Programme.

7.3	Notwithstanding Clause 7.1, Barclays may without the prior approval of ABN AMRO enter into disposals or acquisitions of assets, undertakings and businesses (each, a “Transaction”) during the Interim Period subject to the following conditions:

(a)	Barclays may progress to signing and completion of any Transactions that have been fairly disclosed to ABN AMRO in writing prior to the execution of this Merger Protocol;

A-1-21

(b)	Barclays may initiate Transactions, provided that (i) the individual value of any such Transaction by reference to the gross sale proceeds received by Barclays or any other member of the Barclays Group does not exceed EUR 500 million or the gross purchase price paid by Barclays or any other member of the Barclays Group does not exceed EUR 500 million, as the case may be, and that (ii) the aggregate value of any disposals as above under (i), does not exceed EUR 2.5 billion; and that (iii) the aggregate value of any acquisitions as above under (i), does not exceed EUR 2.5 billion.

(c)	In relation to any Transaction within (a) or (b) above, any such Transaction must be entered into on an at arms’ length basis and, in relation to disposals, at the best market price available;

(d)	In relation to any Transaction within (a) above, with an individual value of more than EUR 500 million and, in relation to any Transaction within (b) above with an individual value of more than EUR 500 million for which ABN AMRO has given its prior approval, a fairness opinion addressed to Barclays shall be issued by an independent reputable international investment bank;

(e)	In relation to any Transaction within (a) or (b) above, and subject to any applicable law, regulations, any rule of any relevant stock exchange any governmental authority or other authority with relevant powers or court order, Barclays shall give ABN AMRO as soon as possible but at least 2 (two) Business Days’ notice in writing of any proposed agreement or public announcement of any such Transaction and shall take into account any reasonable requests from ABN AMRO in relation to any such public announcement; and

(f)	Barclays shall keep ABN AMRO fully informed of progress in relation to any Transaction under negotiation or any proposed Transaction.

7.4	On or prior to the Commencement Date, ABN AMRO shall send a notice to convene the ABN AMRO Shareholders’ Meeting held not later than 8 (eight) days prior to the Closing Date in order to, inter alia, (i) provide its shareholders with required information concerning the Offer in accordance with applicable laws and regulations and (ii) if so requested by Barclays, propose to the shareholders to resolve to approve any amendments to ABN AMRO’s articles of association that are agreed between the Parties and the proposed appointments of the Nominated Individuals to the ABN AMRO Boards subject to and with effect as of the time the Offer is declared unconditional. If Barclays does not request ABN AMRO to propose such resolution to the ABN AMRO Shareholders’ Meeting to be held during the initial acceptance period, ABN AMRO shall undertake with Barclays to effect such steps as soon as possible following the time the Offer is declared unconditional, on terms reasonably satisfactory to Barclays.

7.5	Subject to applicable laws and regulations, Clause 15 and the reasonable belief of the Parties, after having considered the advice of outside legal counsel, that such action may materially prejudice an application required to be made in connection with the Offer to a Competent Competition Authority, and with full understanding and recognition of their respective confidentiality obligations, for the duration of the Interim Period, each Party undertakes to: (i) allow the other Party and its advisors reasonable access to its directors, board members, certain senior employees as agreed by both Parties, information, documentation and advisors as may be reasonably requested by the other Party in connection with the Offer and any post-Offer integration planning (except in respect of any event or circumstance which a Party would be required to notify to the other Party pursuant to Clause 11); (ii) furnish the other Party and its advisors as soon as such is available with regular updates on financial results and developments material to its Group; and (iii) provide, and use reasonable endeavours to cause its respective directors, officers, employees, outside legal counsel, accountants and financial advisors to provide promptly, such customary assistance as may be reasonably requested by the other Party in connection with any financing or regulatory compliance obligations which may be affected by the matters contemplated hereby, including, without limitation, providing cus-

A-1-22

tomary legal opinions, disclosure letters, comfort letters, consents, certifications, certificates and other documents or information, in each case in form and substance reasonably satisfactory to the other Party. No investigation by any Party of the business and affairs of the other Party, pursuant to this Clause or otherwise, will affect or be deemed to modify or waive any covenant or agreement in this Merger Protocol, or the Pre-Offer Conditions or Offer Conditions.

7.6	Barclays and ABN AMRO shall during the Interim Period:

7.6.1	consult each other and cooperate in respect of any relevant matters in pursuance of the Offer, including without limitation on publicity and public relations, and the resolution of any change of control issues triggered by the Offer and the change of control contemplated thereby, subject to the terms and provisions of this Merger Protocol; and

7.6.2	subject to the provisions of Clause 11, notify each other promptly (and supply copies of all relevant information) of any event or circumstance it may become aware of and which could reasonably be expected to (i) have a significant impact on the fulfilment of the Pre-Offer Conditions and/or the Offer Conditions or (ii) prejudice the success of the Offer or (iii) to cause or constitute a material breach of any covenants or agreements contained herein, provided that any delay in or absence of such notification by Barclays shall not prejudice any of Barclays rights under or pursuant to this Merger Protocol and that any delay in or absence of such a notification by ABN AMRO shall not prejudice any of ABN AMRO’s rights under or pursuant to this Merger Protocol.

7.7	The Parties agree for the benefit of, and to be enforced or waived by Barclays only, that they shall use their reasonable endeavours to obtain, prior to the Commencement Date, irrevocable undertakings for the benefit of Barclays from any holder of Ordinary Shares or DR Prefs that holds more than 3% (three per cent.) of the Ordinary Shares or more than 3% (three per cent.) of the DR Prefs to tender such securities in the Offer.

7.8	ABN AMRO shall take all steps reasonably necessary to ensure that the Stichting Administratiekantoor Preferente Financieringsaandelen ABN AMRO Holding (the “Foundation”) enters into the irrevocable agreement described in Paragraph 1.2 of Schedule 1 as soon as reasonably practicable following the date of this Merger Protocol, and shall consult with Barclays in relation to all such steps and the content of all communications with the Foundation, and shall provide Barclays with the opportunity to participate in all discussions with the Foundation with a view to achieving the above objective.

7.9	ABN AMRO shall cause all members of the ABN AMRO Boards who hold, directly or indirectly, or who are the beneficial owners of one or more ABN AMRO Shares, to as soon as possible after the date of this Merger Protocol, irrevocably undertake with Barclays to tender any such ABN AMRO Shares held, to be held or beneficially owned or to be beneficially owned by them to Barclays under the terms and conditions of the Offer, subject to the ABN AMRO Boards Recommendation not having been revoked, except to the extent a member of the ABN AMRO Boards has already irrevocably undertaken with Barclays to do so on terms acceptable to Barclays. Barclays shall cause all members of the Barclays Board who hold, directly or indirectly, one or more Barclays Shares, to cast the votes attached to those shares in favour of the resolution to be proposed at the Barclays Shareholders’ Meeting, subject to the Barclays Board Recommendation not having been revoked.

7.10	ABN AMRO confirms to Barclays that, other than the Conversion Rights, there are no rights or entitlements to subscribe for or convert into any securities in the capital of ABN AMRO.

7.11	The Parties agree that, in the ABN AMRO Employee Share Plans, insofar as the Rules refer in any section on takeovers to a Relevant Event meaning a tender offer for ABN AMRO’s Ordinary Shares, this means the Offer being declared unconditional (gestanddoening) and not the making of the Offer.

A-1-23

The Parties shall seek to agree prior to Commencement Date on an offer to be made by Barclays to exchange all subsisting awards and options under the ABN AMRO Employee Share Plans with new awards and options over Barclays shares on terms satisfying the requirements of the relevant ABN AMRO Employee Share Plan(s). Barclays will consult with ABN AMRO prior and in relation to the making of such offer and shall take into account any reasonable requests or suggestions that ABN AMRO makes in this regard.

If the Parties fail to reach agreement in respect of such offer prior to Commencement Date, each of the Supervisory Board, the Management Board and the corporate body or committee with authority with respect to the ABN AMRO Employee Share Plans may exercise at its discretion any authority it may have under the ABN AMRO Employee Share Plans (i) to cancel any awards or options in return for a cash payment to the holders of such awards or options, or to accelerate vesting following a change in control of ABN AMRO and (ii) to resolve that any award or option granted under the ABN AMRO Employee Share Plans may become vested and exercisable as a result of the Offer, provided that subsisting awards or options that may in accordance with the Rules be pro-rated are so pro-rated (on a time and/or performance basis) and provided that in the event that the discretion to satisfy any awards in cash is exercised, the total cash amount to be settled shall not exceed EUR 250 million.

For the purposes of this sub-clause, the “ABN AMRO Employee Share Plans” means the ABN AMRO Key Staff Stock Option Plan, the ABN AMRO Top Executive Stock Option Plan, the ABN AMRO Performance Share Plan, the ABN AMRO Share Investment and Matching Plan, the ABN AMRO UK Approved Stock Option Plan, the ABN AMRO Global Key Employee Retention Plan, the ABN AMRO Key Employee Equity Programme with Co-Investment Plan, the ABN AMRO Key Employee Equity Programme with Co-Investment Plan 2005, the ABN AMRO Asset Management Key Employee Retention Plan with Co-Investment Plan 2005, the ABN AMRO Asset Management Key Employee Retention Plan with Co-Investment, the ABN AMRO BU Brazil Long Term Incentive Plan, the ABN AMRO BU North American Long Term Incentive Plan, and any other employee share plan or long term incentive plan adopted or implemented by ABN AMRO, and the “Rules” means the rules under the ABN AMRO Employee Share Plans.

7.12	The Preliminary Transaction Agreement is hereby terminated, without prejudice to any accrued rights and obligations thereunder up to termination of the Preliminary Transaction Agreement.

7.13	Each Party undertakes not to, directly or indirectly trade in, or in any way encourage any other party to trade in, any shares or other securities of the other Party or any derivative products related to any such shares or other securities or any interests in any of them, as long as it has price sensitive information except for any actions in the ordinary course of each Party’s respective investment banking, stockbroking or asset or fund management businesses, provided, however, that such actions do not result nor could result in a breach of any applicable law or regulations with respect to abuse of price sensitive information in any jurisdiction, including without limitation, Dutch, United Kingdom and United States insider trading and antifraud rules.

7.14	Barclays agrees that it will not cast the votes attached to any ABN AMRO Shares acquired by it for its own account (i.e. outside of the ordinary course of its investment banking, stockbroking, asset or fund management businesses) after the date of this Merger Protocol (i) in favour of any shareholders’ resolutions in connection with an offer by Barclays for all of the ABN AMRO Shares which is not or no longer recommended by the ABN AMRO Boards or (ii) against any shareholders’ resolutions in connection with a Competing Offer (as defined in Clause 12) which is recommended by the ABN AMRO Boards.

7.15	The Parties will inform, in accordance with the Merger Code, the Unions in writing (unless agreed otherwise) on (a) the reasoning behind the Offer and the Merger; (b) the intentions with respect to the future business strategy, the related social, economic and legal consequences of the Offer and the Merger; and (c) any intended measures that will be taken in this

A-1-24

respect. During a meeting, the Unions will subsequently be given the opportunity to discuss the timing and manner of informing ABN AMRO Group’s employees. The Parties will also cooperate fully and coordinate in relation to informing and, to the extent legally required obtaining advice from, their respective works councils of the Offer and the Merger.

7.16	Barclays will extend the Offer into the United States, subject to applicable laws and regulations. ABN AMRO will use its reasonable endeavours and co-operate with Barclays, to determine whether persons resident in the United States together beneficially hold less than 40% (forty per cent.) of the outstanding ABN AMRO Shares, excluding ABN AMRO Shares held by any person that beneficially holds more than 10% (ten per cent.) of the outstanding Ordinary Shares. ABN AMRO will share with Barclays the results of such inquiries. ABN AMRO agrees that it will confirm to Barclays that in accordance with the applicable provisions in the Exchange Act and rules and regulations promulgated by the SEC thereunder, it has properly conducted such inquiries with the aim to correctly and accurately establish the number and percentage of outstanding ABN AMRO Shares beneficially held by persons resident in the United States.

7.17	The Parties have reached the following agreement in relation to LaSalle:

7.17.1	The Parties envisage that ABN AMRO will sell LaSalle and complete such sale prior to the Commencement Date.

7.17.2	ABN AMRO has entered into the LaSalle Agreement and agrees that, for so long as it shall not have been terminated, it will keep Barclays fully and promptly informed of the progress of the transaction contemplated by such agreement and further agrees not, without the prior written approval of Barclays (such approval not to be unreasonably withheld or delayed) to amend or vary such agreement in any material respect or waive any of its material rights thereunder or agree to do any of the same. Should the LaSalle Agreement be terminated without completion of the LaSalle Transaction, ABN AMRO will, after due consultation with Barclays, appoint an appropriate financial advisor to assist with the process to find an alternative buyer for LaSalle. Such process shall include the goal of achieving the highest possible price for the sale, taking into account all relevant considerations such as the suitability of the potential bidders and the time to completion of the regulatory process in the United States. ABN AMRO shall keep Barclays reasonably informed of progress on this proposed transaction and provide Barclays with copies of all material documents relating to the potential sale and in advance of (i) the publication of any sale materials, (ii) any key decision or (iii) the issue of any material correspondence, duly consult with Barclays and take into account all reasonable comments and representations it may make. The final terms of any sale shall be subject to the prior written approval of Barclays (such approval not to be unreasonable withheld). If ABN AMRO enters into a Sale Contract it agrees that, for so long as it shall not have been terminated, it will keep Barclays fully and promptly informed of the progress of the transaction contemplated by such agreement and further agrees not, without the prior written approval of Barclays (such approval not to be unreasonably withheld or delayed) to amend or vary such agreement in any material respect or waive any of its material rights thereunder or agree to do any of the same. The provisions of this sub-clause 7.17.2 are in addition to the provisions of Clause 7.2.

7.17.3	If the cash consideration actually received by ABN AMRO on completion of the LaSalle Agreement or on completion of a Sale Contract, in each case with such completion occurring prior to the Commencement Date, is less than US$ 21 billion, then the Ordinary Share Exchange Ratio and the related ADS Exchange Ratio will be adjusted in accordance with Schedule 5, on the basis that any such shortfall shall be deemed to be a Capital Return.

A-1-25

7.17.4	To the extent permissible under applicable laws and regulatory requirements, substantially all of the after tax proceeds received by ABN AMRO on completion of the LaSalle Agreement or on completion of a Sale Contract will be distributed to shareholders of the Combined Group following completion of the Offer on terms approved by the Barclays Board.

7.18	No member of the ABN AMRO Group shall tender any ABN AMRO Shares held by it into the Offer.

8.	REGULATORY APPROVALS
      Promptly after the signing of this Merger Protocol, the Parties shall cooperate fully and shall respectively prepare and file (or where relevant procure that the relevant member of its Group prepares and files) with the Competent Regulatory Authorities any notifications, filings or applications that are necessary or, as agreed by the Parties, appropriate in any jurisdiction in connection with the Merger or the Offer, the proposed acquisition of any shares or other securities in, or control of, ABN AMRO or any member of the Group by Barclays or any member of the Barclays Group, the implementation of the Structuring Action and the operation of the Combined Group as contemplated in this Merger Protocol, including without limitation any applications for any Authorisations from the Competent Regulatory Authorities that are necessary or that one or both of the Parties have determined to be appropriate, appropriate in respect of such matters and any notifications, filings or applications to secure the expiry, lapse or termination of any waiting period relating thereto, and may supply to the Competent Regulatory Authorities any information which is reasonably requested by those authorities or required by applicable law in connection therewith.

9.	COMPETITION APPROVALS

9.1	Promptly after the signing of this Merger Protocol, the Parties shall cooperate fully and shall file jointly or individually, as required by applicable law (or where relevant procure that the relevant member of its Group file jointly or individually, as required by applicable law) with the Competent Competition Authorities any notifications, filings or applications that are necessary or, in the view of the Party subject to a notification requirement under the applicable laws following local counsel advice, appropriate in connection with the Merger or the Offer, the proposed acquisition of any shares or other securities in, or control of, ABN AMRO or any member of the ABN AMRO Group by Barclays or any member of the Barclays Group, the implementation of the Structuring Action and the operation of the Combined Group as contemplated in this Merger Protocol, including without limitation any applications for any Authorisations from the Competent Competition Authorities that are necessary or, in the view of the Party subject to a notification requirement under the applicable laws following local counsel advice, appropriate in respect of such matters or notifications, filings or applications to secure the expiry, lapse or termination of any waiting period relating thereto, and shall supply the other Party or the Competent Competition Authorities any information which is reasonably requested by that Party or those authorities or required by applicable law in connection therewith.

9.2	The Parties shall take any and all provisional measures and actions reasonably requested by either Party, having taken into account the reasonable interests of the other Party, in order to enable prompt closing of the transactions contemplated by this Merger Protocol, provided that all such actions shall be conditioned on the occurrence of the Settlement Date.

10.	CONTACTS WITH COMPETENT AUTHORITIES

10.1	Further to Clauses 3, 7, 8 and 9 above, the Parties recognise that it is essential for the Parties to closely coordinate their approaches to, discussions with and notifications, filings and applica-

A-1-26

tions with and to, and applications for Authorisations from, the Competent Authorities. Therefore, each Party undertakes with the other Party that it shall:

(i)	continue discussing with the other Party in relation to an overview of the notifications, filings and applications with and to, and applications for Authorisations from, the Competent Authorities that the Parties believe are necessary or conducive to completing the Offer and the Merger, including any aspect thereof (the “Filings”), as well as the time required for preparing and submitting those Filings to the relevant Competent Authorities;

(ii)	keep the other Party reasonably informed of any discussions between such Party and its home state regulators (which, in relation to Barclays, shall mean the Competent Authorities in the United Kingdom and in relation to ABN AMRO, shall mean the Competent Authorities in the Netherlands (each a “Home State Regulator”)) in relation to the Offer, and engage in prior coordination with such other Party as to the timing, contents and manner of any discussions with its Home State Regulators in relation to the Offer to the extent such is reasonably deemed appropriate and conducive;

(iii)	keep the other Party reasonably informed of any discussions in relation to the Offer between such Party and its Competent Authorities in the United States (the “US Authorities”), and engage in prior coordination and consultation with such other Party as to: (i) the timing, contents and manner of any discussions in relation to the Offer with its US Authorities to the extent such is reasonably deemed appropriate and conducive; and (ii) as to the disclosure to its US Authorities of any Confidential Information;

(iv)	not approach or initiate discussions with any Competent Authority other than the respective Home State Regulators and the respective US Authorities (each, a “Remaining Competent Authority”) in relation to the Merger or the Offer, or any aspect thereof, and procure that its Representatives do not contact any Remaining Competent Authority in relation to the Merger or the Offer, or any aspect thereof without prior coordination with the other Party as to the timing, contents and manner of such approach or discussions, taking into account such other Party’s reasonable requests, and (subject to Clause 16.6) obtain such other Party’s prior written approval in relation to the disclosure to any Remaining Competent Authority of any Confidential Information provided by the other Party to such Party; and

(v)	promptly inform the other Party upon receiving, directly or indirectly, any communication, orally or in writing or in any other form, from any Remaining Competent Authority in relation to the Merger or the Offer, or any aspect thereof, and in particular upon receiving, directly or indirectly, any indication from any Remaining Competent Authority in relation to a fact or circumstance that will, or is reasonably expected to, adversely affect the ability of the Parties to complete the Merger or the Offer, or any aspect thereof, as envisaged by the Parties.

11.	EXCLUSIVITY
          Exclusivity Period

11.1	For the purposes of this Merger Protocol, the “Exclusivity Period” shall mean the period commencing on the date hereof and ending on the Completion Longstop Date, save in the event this Merger Protocol is terminated in accordance with Clause 19 in which case the Exclusivity Period shall end upon termination of this Merger Protocol.
          Restrictions during the Exclusivity Period in respect of ABN AMRO

11.2	During the Exclusivity Period, ABN AMRO shall not and shall cause that none of its subsidiaries, or subsidiary undertakings, directly or indirectly, nor any of its or their subsidiaries’ or subsidi-

A-1-27

ary undertakings’ directors, employees, affiliates, agents, or representatives shall, except as permitted pursuant to Clause 11.4, encourage, initiate, solicit, or enter into discussions or negotiations with, or provide any Confidential Information to, or enter into any agreement with, any third party with respect to the making of a bona fide unsolicited offer or a bona fide unsolicited proposal for the making of an offer for all or a substantial part of the issued share capital of ABN AMRO or for the whole or any material part of the undertaking, business, or assets of ABN AMRO Group or any bona fide unsolicited proposal involving the potential acquisition of a substantial interest of share capital, undertaking, or business assets in ABN AMRO or ABN AMRO Group, a merger, legal merger, consolidation or demerger involving ABN AMRO, material reorganisation or re-capitalisation of ABN AMRO, other than any action or matter falling in Clause 7.2 (an “Alternative Proposal”), except as disclosed by ABN AMRO to Barclays prior to the execution of this Merger Protocol. For the avoidance of doubt, following receipt by ABN AMRO of an Alternative Proposal or a bona fide unsolicited indication of interest in making an Alternative Proposal, ABN AMRO may have contacts with such third party to understand its contents, provided that ABN AMRO will comply with Clause 11.3. Subject to this Clause 11, ABN AMRO shall be allowed to continue discussions with a third party existing as at the date of this Merger Protocol, provided that it has notified Barclays thereof.

11.3	ABN AMRO will notify Barclays promptly (and in any event within 48 (forty eight) hours) if any communication, invitation, approach or enquiry, or any request for information, is received by ABN AMRO or any of its subsidiaries or undertakings or any of its or its subsidiaries’ or subsidiary undertakings’ directors, employees or affiliates directly or indirectly through its agents or representatives from any third party in relation to an Alternative Proposal, it being understood that ABN AMRO shall advise Barclays of the identity of such third party, the proposed consideration and the other principal terms of such Alternative Proposal, so as to enable Barclays to consider its position in light of such Alternative Proposal and to assess the (possible) effects of such Alternative Proposal on the Offer and the Offer’s chances of success, and shall keep Barclays informed of any discussions or developments with respect to such Alternative Proposal. This Clause 11.3 shall apply equally to the activities disclosed by ABN AMRO to Barclays prior to the execution of this Merger Protocol in accordance with Clause 11.8.

11.4	In the event that a third party has communicated to ABN AMRO an Alternative Proposal and the ABN AMRO Boards conclude, acting in good faith and observing their fiduciary duties under applicable law, that such Alternative Proposal would be reasonably likely to constitute or develop into a Competing Offer as described in Clause 12.1. ABN AMRO shall promptly, but in any event within 12 (twelve) hours of reaching such conclusion, give written notice thereof to Barclays. After having given such notice, ABN AMRO may, subject to compliance with Clauses 11.4 to 11.7 (inclusive), engage in discussions or negotiations in relation to the Alternative Proposal with such third party and disclose Confidential Information to such third party. In the event a notice is sent in accordance with the immediately preceding sentence in relation to (i) ABN AMRO’s intention to provide to a third party Confidential Information; or (ii) its intention to enter into negotiations with such third party or (iii) its intention to enter into any agreements with such third party, the notice will so specify.

11.5	Before engaging in discussions or negotiations with a third party regarding an Alternative Proposal or disclosing Confidential Information to a third party, each as contemplated in Clause 11.4, ABN AMRO shall first seek to enter into a confidentiality and standstill agreement with such third party on terms which are materially no less favourable to ABN AMRO than the terms of the Preliminary Transaction Agreement as it was entered into with Barclays. Except as otherwise provided for in this Merger Protocol, ABN AMRO undertakes to enforce its rights under any confidentiality and/or standstill agreement entered into by it and any third party in connection with an Alternative Proposal and ABN AMRO agrees not to waive any of its rights

A-1-28

under any such confidentiality and/or standstill agreement without the prior written consent of Barclays, such consent not to be unreasonably withheld or delayed. Unless this Merger Protocol is terminated, where Confidential Information regarding ABN AMRO and its subsidiaries has been provided to any third party in relation to an Alternative Proposal which will not be proceeding, ABN AMRO shall promptly request the return or destruction of all such Confidential Information provided to any such persons on, prior to or after the execution of this Merger Protocol pursuant to the terms of any confidentiality agreements or otherwise.

11.6	Under no circumstances shall ABN AMRO provide to a third party any Confidential Information that it has not provided to Barclays unless ABN AMRO shall also and promptly provide such Confidential Information to Barclays.

11.7	By its acceptance of the terms of this Merger Protocol, ABN AMRO agrees that it will not enter into any break fee arrangement, incentive fee, cost compensation or any similar arrangement with any third party in connection with an Alternative Proposal, unless the procedures set out in Clause 12.2 have been completed.

11.8	By its acceptance of the terms of this Merger Protocol, ABN AMRO confirms that it is at the date of signing of this Merger Protocol not in negotiations, activities or discussions with any third party that may lead to an Alternative Proposal or a Competing Offer and nor has it been in any such negotiations, activities or discussions with any third party which it expects may be revived or re-commenced after the date hereof, except as fairly disclosed by ABN AMRO to Barclays prior to the execution of this Merger Protocol.

          Restrictions during the Exclusivity period in respect of Barclays

11.9	During the Exclusivity Period, Barclays shall not and shall cause that none of its subsidiaries, or subsidiary undertakings, directly or indirectly, nor any of its or their subsidiaries’ or subsidiary undertakings’ directors, employees, affiliates, agents, or representatives shall, except as permitted pursuant to Clause 11.11, encourage, initiate, solicit, or enter into discussions or negotiations with, or provide any Confidential Information to, or enter into any agreement with, any third party with respect to the making of a bona fide unsolicited offer or bona fide unsolicited proposal for the making of an offer for all or a substantial part of the issued share capital of Barclays or for the whole or any material part of the undertaking, business or assets of Barclays Group or bona fide unsolicited any proposal involving the potential acquisition of a substantial interest of share capital, undertaking, business or assets in Barclays or Barclays Group, a merger, legal merger, consolidation or demerger involving Barclays, material reorganisation or re-capitalisation of Barclays, other than any action or matter falling in Clause 7.3 (a “Proposal in relation to Barclays”). For the avoidance of doubt, following receipt by Barclays of a Proposal in relation to Barclays or a bona fide unsolicited indication of interest in making a Proposal in relation to Barclays, Barclays may have contacts with such third party to understand its contents, provided that Barclays will comply with Clause 11.10.

11.10	Barclays will notify ABN AMRO promptly (and in any event within 48 (forty eight) hours) if any communication, invitation, approach or enquiry, or any request for information, is received by Barclays or any of its subsidiaries or undertakings or any of its or its subsidiaries’ or subsidiary undertakings’ directors, employees or affiliates directly or indirectly through its agents or representatives from any third party in relation to a Proposal in relation to Barclays, it being understood that Barclays shall advise ABN AMRO of the identity of such third party, the proposed consideration and the other principal terms of such Proposal in relation to Barclays, so as to enable ABN AMRO to consider its position in light of such Proposal in relation to Barclays and to assess the (possible) effects of such Proposal in relation to Barclays on the Offer and the Offer’s chances of success, and shall keep ABN AMRO informed of any discussions or developments with respect to such Proposal in relation to Barclays.

A-1-29

11.11	In the event that a third party has communicated to Barclays a Proposal in relation to Barclays and the Barclays Board concludes acting in good faith and observing its fiduciary duties under applicable law, Barclays shall promptly, but in any event within 12 (twelve) hours of reaching such conclusion, give written notice thereof to ABN AMRO. After having given such notice, Barclays may, subject to compliance with Clause 11.12, engage in discussions or negotiations in relation to the Proposal in relation to Barclays with such third party and disclose Confidential Information to such third party. In the event a notice is sent in accordance with the immediately preceding sentence in relation to (i) Barclays intention to provide to a third party Confidential Information; or (ii) its intention to enter into negotiations with such third party or (iii) its intention to enter into any agreements with such third party, the notice will so specify.

11.12	By its acceptance of the terms of this Merger Protocol, Barclays agrees that it will not enter into any break fee arrangement, incentive fee, cost compensation or any similar arrangement with any third party in connection with a Proposal in relation to Barclays, unless the Barclays Board Recommendation has been withdrawn.

11.13	By its acceptance of the terms of this Merger Protocol, Barclays confirms that it is at the date of signing of this Merger Protocol not in negotiations, activities or discussions with any third party that may lead to a Proposal in relation to Barclays, nor has it been in any such negotiations, activities or discussions with any third party which it expects may be revived or re-commenced after the date hereof.

12.	COMPETING OFFER

12.1	For the purpose of this Merger Protocol, a “Competing Offer” is an unsolicited written bona fide proposal from a third party involving an attempt to effect a change of control of ABN AMRO by way of a merger (juridische fusie) or through an offer for more than 50% (fifty per cent.) of the voting rights with respect to ABN AMRO’s share capital or its ordinary share capital or through an offer for the acquisition of all or substantially all assets, undertakings or business of the ABN AMRO Group, whereby for purposes of this Clause “substantially all” shall be construed to mean at least 95% (ninety five per cent.) of all assets of the ABN AMRO Group as shown in the ABN AMRO consolidated balance sheet as per 31 December 2006, which proposal is binding on the third party and which proposal is determined in the reasonable opinion of the ABN AMRO Boards, after having considered the advice of outside legal counsel and financial advisors, acting in good faith and observing their fiduciary duties under applicable law, to be a more beneficial offer than the Offer, specifically taking into account the overall terms set out in this Merger Protocol.

12.2	In the event that the ABN AMRO Boards determine that they intend to withdraw the recommendation of the Offer as set out in Clause 4, and recommend the Competing Offer:

12.2.1	ABN AMRO shall promptly inform Barclays in writing (such information in writing hereinafter the “Notice”) thereof, and shall confirm in the Notice that the Boards intend, acting in good faith and observing their fiduciary duties under applicable law and in the absence of a Revised Offer as described in 12.2.2 below, to withdraw their recommendation of the Offer and to recommend the Competing Offer for ABN AMRO, which Notice shall have attached the most current written version of such Competing Offer;

12.2.2	Barclays shall have 5 (five) Business Days following the date on which it has received the Notice to communicate to the ABN AMRO Boards a revision of the Offer (“Revised Offer”).

12.2.3	Provided that (i) ABN AMRO acts and has at all times acted in accordance with Clauses 11, 12.2.1 and 12.2.2 and (ii) either (a) Barclays fails to communicate a Revised Offer within 5 (five) Business Days after having received the Notice or (b) the ABN

A-1-30

AMRO Boards reaffirms to Barclays in writing at the end of such period, after taking into account any Revised Offer, acting in good faith and observing their fiduciary duties under applicable law, that the ABN AMRO Boards intend to recommend the Competing Offer, each of ABN AMRO and Barclays shall be entitled to terminate this Merger Protocol with immediate effect, without prejudice to Clause 19, and the ABN AMRO Boards may withdraw their recommendation of the Offer, and subsequently recommend the Competing Offer;

12.2.4	Neither ABN AMRO nor any of its Representatives shall, directly or indirectly, disclose or announce to any person or entity any intention on the part of the ABN AMRO Boards to withdraw their recommendation of the Offer and/or to recommend a Competing Offer unless and until Barclays has failed to communicate to the ABN AMRO Boards a Revised Offer within 5 (five) Business Days after receipt by Barclays of the Notice or has communicated its intention not to do so, and this Merger Protocol has been terminated in accordance with Clause 12.2.3. This sub-clause 12.2.4 is without prejudice to the ability of ABN AMRO generally to make public announcements in accordance with Clause 15.2, it being understood that pending completion of the procedures in this Clause 12.2, ABN AMRO shall not be permitted to make any public announcement that the ABN AMRO Boards will, or intend to, withdraw their recommendation of the Offer.

12.2.5	If Barclays has communicated a Revised Offer to the ABN AMRO Boards in accordance with Clause 12.2.2 and the ABN AMRO Board decided to recommend such Revised Offer, ABN AMRO shall notify the third party proposing the Competing Offer that it does not intend to recommend such Competing Offer and publicly announce the terms of the Revised Offer which shall be publicly recommended by the ABN AMRO Boards. ABN AMRO and Barclays shall not be permitted in such circumstances to terminate this Merger Protocol and ABN AMRO and Barclays and each of the members of the ABN AMRO Boards and the Barclays Board shall continue to be bound by their respective rights and obligations of this Merger Protocol, including in relation to any other Competing Offer.

12.3	This Clause 12 applies mutatis mutandis to any consecutive Competing Offer for ABN AMRO.

12.4	Nothing in this Merger Protocol shall preclude Barclays from making or continuing with an Offer or keeping the acceptance period of the Offer open, notwithstanding any withdrawal of the Boards’ recommendation of the Offer.

13.	REVOCATION BARCLAYS RECOMMENDATION

13.1	In the event that the Barclays Board, after having considered the advice of outside legal counsel and financial advisors, acting in good faith and observing its fiduciary duties under applicable law, determines that it intends to withdraw the Barclays Board Recommendation as set out in Clause 4.3:

13.1.1	Barclays shall promptly inform ABN AMRO in writing that the Barclays Board intends to withdraw the Barclays Board Recommendation; and

13.1.2	Each of ABN AMRO and Barclays shall be entitled to terminate this Merger Protocol with immediate effect, without prejudice to Clause 19, and the Barclays Board may withdraw its Barclays Board Recommendation.

14.	REVOCATION ABN AMRO RECOMMENDATION

14.1	Subject to the provisions of Clause 12 (Competing Offer) which shall exclusively apply in case an Alternative Proposal or Competing Offer is communicated to the ABN AMRO Boards, in the event that the ABN AMRO Boards, after having considered the advice of outside legal counsel and financial advisors, acting in good faith and observing their respective fiduciary duties

A-1-31

under applicable law, determine that they intend to withdraw the ABN AMRO Boards Recommendation as set out in Clause 4.1:

14.1.1	ABN AMRO shall promptly inform Barclays in writing that the ABN AMRO Boards intend to withdraw the ABN AMRO Boards Recommendation; and

14.1.2	Each of Barclays and ABN AMRO shall be entitled to terminate this Merger Protocol with immediate effect, without prejudice to Clause 19, and the ABN AMRO Boards may withdraw the ABN AMRO Boards Recommendation.

15.	CONFIDENTIALITY AND ANNOUNCEMENTS

15.1	Subject to the provisions of this Merger Protocol and without prejudice to Clause 15.3, neither Party shall, and agrees that none of its Representatives shall, without the prior written consent of the other Party, directly or indirectly, disclose or announce to any person or entity (other than to a Representative on a specified and need-to-know basis) anything in relation to this Merger Protocol, save as set out in Clause 15.3, the contents of the discussions that are taking place or have taken place concerning the Offer or the Merger or any part thereof or progress thereof, the fulfilment of the Pre-Conditions or Conditions, or any other aspect of the relationship between the Parties or any of the terms, conditions or other facts with respect thereto, including the status thereof, nor will either Party make any public announcement relating to any of the matters referred to herein, except as provided in Clause 15.2 and Clause 15.3 below.

15.2	Where either Party reasonably determines, after having taken advice from that Party’s outside legal counsel, and acting in good faith, that a disclosure or announcement is required by law, regulations, any rule of any relevant stock exchange, any governmental authority or other authority with relevant powers or court order (the “Announcing Party”) the disclosure or announcement shall be made by the Announcing Party, as appropriate in the reasonable opinion of the Announcing Party, after, to the extent permitted by applicable law, consultation (but without undue delay) between the Parties and taking into account both of the Parties’ reasonable requirements as to its timing, contents and manner of making or despatch.

15.3	Nothing in this Clause 15 shall preclude either Party from (i) providing a copy of this Merger Protocol to the DNB and the FSA and (ii) filing a copy of this Merger Protocol with the SEC in accordance with, and subject to, applicable law, provided that in relation to (i) and (ii) the other Party receives a copy of the correspondence in connection with providing or filing such copy.

16.	CONFIDENTIAL INFORMATION

16.1	Before the Interim Period the Parties have exchanged and during the Interim Period the Parties may exchange Confidential Information with each other. In this Merger Protocol, the term “Confidential Information” means— in relation to either Party— all business, financial, legal, operational and marketing information, or other information of a non-public, confidential or proprietary nature, relating to such Party’s business, orally or in writing or any other form, including but not limited to notes, analyses, interpretations, compilations, forecasts, studies or other documents prepared by the party receiving the Confidential Information (the “Receiving Party”) or its respective agents, representatives (including, but not limited to, outside legal counsel, accountants, consultants and financial advisors) or employees (together, the “Representatives”), that contain, reflect or are otherwise based in whole or in part upon such information; the term Confidential Information does not include any information which is:

(i)	generally known to the public, provided that such is not the result of any violation by the Receiving Party or any of its Representatives of any of the terms and conditions set forth in this Merger Protocol;

A-1-32

(ii)	available to the Receiving Party on a non-confidential basis from a source other than the Party disclosing the Confidential Information (the “Disclosing Party”) or its external advisors, unless the Receiving Party knows or should reasonably have known that the information was obtained unlawfully by such other source; or

(iii)	independently acquired or developed by the Receiving Party, without violating any of the obligations pursuant to this Merger Protocol and without using any of the Confidential Information.

16.2	The Receiving Party and its Representatives may use any Confidential Information received hereunder solely for the purpose of the assessment of the Disclosing Party for the purpose of evaluating, completing and concluding the Merger and the Offer and the other transactions provided for this Merger Protocol and shall not use the Confidential Information in any other way or for any other purpose.

16.3	The Confidential Information shall be kept secret and confidential and shall not, without the prior written consent of the Disclosing Party and subject to the provisions of this Merger Protocol, be disclosed, either directly or indirectly, by the Receiving Party in any manner whatsoever, in whole or in part.

16.4	The Receiving Party may only disclose Confidential Information to its Representatives who are directly concerned with the assessment of the Disclosing Party for the purpose of evaluating, concluding or completing the Merger and the Offer and the other transactions provided for in this Merger Protocol and only to such of the Representatives who need to know the Confidential Information for these purposes. Each Receiving Party shall keep an up-to-date list of all Representatives that are involved in the Offer. At the request of the Disclosing Party, the Receiving Party shall submit a copy of such list to the Disclosing Party.

16.5	Each Party shall take reasonable steps to ensure that its Representatives are aware of the terms of this Clause 16. In addition, each Receiving Party shall ensure that any of its Representatives who receives any Confidential Information complies with the terms of this Clause 16. Each Receiving Party will be responsible for any breach of this Clause 16 by its Representatives.

16.6	In the event that the Receiving Party or any of its Representatives becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information provided by or on behalf of the other Party, the Receiving Party or its Representatives, as applicable, shall, to the extent legally permissible:

(i)	use reasonable efforts to provide the Disclosing Party with prompt written notice of such requirement as soon as practicable after such requirement becomes effective;

(ii)	use reasonable efforts to provide the Disclosing Party, in advance of any such disclosure, with specific details of the Confidential Information provided by the Disclosing Party to the Receiving Party that the Receiving Party intends to disclose (and the relevant text of any disclosure language itself, if applicable) so that the Disclosing Party may seek a protective order or other appropriate remedy or the Disclosing Party may waive compliance with the terms of this Clause 16; and

(iii)	reasonably cooperate with the Disclosing Party in seeking such a protective order or other confidential treatment for the Confidential Information. In the event such protective order or other remedy is not obtained or the Disclosing Party waives compliance with the provisions hereof and the Receiving Party or any of its Representatives are, upon the advice of outside legal counsel to the Receiving Party, legally compelled to disclose the Confidential Information to any court or tribunal, the Receiving Party and its Representatives may furnish only that portion of the Confidential Information that is, upon the advice of outside legal counsel to the Receiving Party, legally required (provided that the

A-1-33

Receiving Party and its Representatives exercise all reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information).

17.	COSTS
      Subject to Clause 19, any costs incurred by either Party in connection with the preparation for or performance of its obligations under this Merger Protocol or in connection with the preparation or conclusion of the Offer shall be for such Party’s own account.

18.	NON-SOLICITATION

18.1	Each Party agrees that until and including 21 March 2008 or, if earlier, the Settlement Date, it and its group companies will not, directly or indirectly, solicit for employment or hire any employee of the other Party or any of its group companies with whom such Party or any of its Representatives has had contact or who became known to such Party or any of its Representatives in connection with such Party’s consideration of the Offer; provided, however, that the foregoing provision will not prevent such Party or its group companies from hiring or soliciting any such employee:

(i)	who responds to a general solicitation of such Party or any of its group companies conducted in the ordinary course of business (including any recruitment efforts conducted by any recruitment agency or pursuant to a bona fide advertisement or recruitment campaign in newspapers, magazines, internet or any other publications) and not directed specifically at the employees of the other Party;

(ii)	with an annual remuneration (including pensions and bonuses) of less than EUR 100,000;

(iii)	if such employee approaches such Party or any of its group companies on an unsolicited basis; if such employee has engaged in discussions in relation to a possible employment or hiring with such Party or its group companies within 6 (six) months prior to the date of this Merger Protocol and such discussions are continuing at the date of this Merger Protocol; or if notice has been given in relation to termination of the employment of such employee with the other Party or any of its group companies before the date of this Merger Protocol; or

(iv)	following termination of such employee’s employment with the other Party without any solicitation or encouragement by such Party or any member of its Group.

19.	TERMINATION

19.1	Except for Clauses 3.4, 3.5, 11.7 and Clauses 15 up to and including 22, which Clauses shall survive termination of this Merger Protocol, except that Clauses 15 (Confidentiality and Announcements) and Clause 16 (Confidential Information) shall expire upon the expiry of 12 (twelve) months following the date that this Merger Protocol terminates and that Confidential Information disclosed under the Preliminary Transaction Agreement or this Merger Protocol shall duly remain confidential, this Merger Protocol and the rights and obligations hereunder will immediately terminate:

19.1.1	if upon the Closing Date or Postponed Closing Date, as the case may be, not all Offer Conditions are fulfilled and the Offer is not declared unconditional or extended, as the case may be, in accordance with this Merger Protocol;

19.1.2	if upon 1 November 2007 not all Pre-Offer conditions have been either fulfilled or duly waived, as the case may be (the “Launch Longstop Date”); or

19.1.3	if upon 1 March 2008 the Offer has not been declared unconditional (gestand gedaan) (the “Completion Longstop Date”); or

A-1-34

19.1.4	if ABN AMRO or Barclays terminates this Merger Protocol in writing pursuant to Clause 12.2.3, Clause 13, Clause 14 or the remaining provisions of this Clause 19,

Provided that (i) if it becomes clear that any of the Pre-Offer Conditions or Offer Conditions that are for the benefit of Barclays (as set out in Clauses 5.2 and 6.2, respectively), cannot be fulfilled (which, in case of any Pre-Offer Condition or Offer Condition relating to any regulatory approval, authorisation or other action required for consummation of the Offer or any other transactions contemplated hereby, shall mean the denial of such approval, authorisation or action by final, non-appealable action of the relevant authority) and Barclays does not elect to waive that or those conditions, Barclays may, but is not required to, terminate this Merger Protocol with immediate effect and (ii) if it becomes clear that any of the Pre-Offer Conditions or Offer Conditions that are for the benefit of ABN AMRO (as set out in Clauses 5.2 and 6.2, respectively), cannot be fulfilled and ABN AMRO does not elect to waive that or those conditions, ABN AMRO may, but is not required to, terminate this Merger Protocol with immediate effect. The right to terminate this Merger Protocol under this Clause 19.1 shall not be available to either Party if its failure to comply with any provisions of this Merger Protocol has been the cause of, or materially contributed, to the failure of any Pre-Offer Condition or Offer Condition to be fulfilled. Any dispute in relation to determining whether a Pre-Offer Condition or an Offer Condition cannot be fulfilled shall be settled by the Binding Advisor by way of a binding advice (bindend advies) under articles 7:900 Dutch Civil Code in accordance with the Terms Binding Advisor as set forth in Schedule 7. Either Party may refer in writing the dispute to the Binding Advisor and request such settlement.

19.2	Barclays may terminate this Merger Protocol with immediate effect if ABN AMRO materially breaches any provision of this Merger Protocol or the Merger Rules to the extent that such breach has or can reasonably be expected to have material adverse repercussions on the Offer or the operation of the Combined Group in accordance with this Merger Protocol. This termination shall not affect the rights that Barclays may have vis-à-vis ABN AMRO for breach of this Merger Protocol.

19.3	ABN AMRO may terminate this Merger Protocol with immediate effect if Barclays materially breaches any provision of this Merger Protocol or the Merger Rules to the extent that such breach has or can reasonably be expected to have material adverse repercussions on the Offer or the operation of the Combined Group in accordance with this Merger Protocol. This termination shall not affect the rights that ABN AMRO may have vis-à-vis Barclays for breach of this Merger Protocol.

19.4	Barclays may terminate this Merger Protocol with immediate effect if any member of the ABN AMRO Boards withdraws, amend, modifies or qualifies their unanimous recommendation of the Offer or makes any contradictory Public Statements as to their position with respect to the Offer (including by way of statements concerning any Alternative Proposal), unless the ABN AMRO Boards shall have reaffirmed by way of a public announcement the ABN AMRO Board Recommendation as soon as possible, but in any event within 24 (twenty four) hours after ABN AMRO or Barclays has become aware of such contradictory Public Statement.

19.5	ABN AMRO may terminate this Merger Protocol with immediate effect if any member of the Barclays Board withdraws, amend, modifies or qualifies their unanimous recommendation of the Offer or makes any contradictory Public Statements as to their position with respect to the Offer (including by way of statements concerning any Proposal in relation to Barclays, unless the Barclays Board shall have reaffirmed by way of a public announcement the Barclays Board Recommendation as soon as possible, but in any event within 24 (twenty four) hours after ABN AMRO or Barclays has become aware of such contradictory Public Statement.

A-1-35

19.6	In the event that this Merger Protocol is terminated:

19.6.1	by ABN AMRO or Barclays pursuant to:

(a)	Clause 12.2.3 (Recommendation of Competing Offer); or

(b)	Clause 14.1 (Revocation of Recommendation by the ABN AMRO Boards); or

(c)	Clause 19.1 (Termination) following non-fulfilment of any Pre-Offer Condition or Offer Condition where the main cause of such non-fulfilment is a breach by ABN AMRO of this Merger Protocol; or

19.6.2	by Barclays pursuant to:

(a)	Clause 19.2 (Material Breach by ABN AMRO); or

(b)	Clause 19.4 (Contradictory Public Statement),

in each case in the absence of (i) a material breach by Barclays of this Merger Protocol; and (ii) Settlement of the Offer or any offer by Barclays for ABN AMRO Shares, having occurred, ABN AMRO shall immediately pay to Barclays an amount of EUR 200 million by way of compensation for loss and damages suffered.

19.7	In the event that this Merger Protocol is terminated:

19.7.1	by ABN AMRO or Barclays pursuant to:

(a)	Clause 13.1 (Revocation of Recommendation by the Barclays Board); or

(b)	Clause 19.1 (Termination) following non-fulfilment of any Pre-Offer Condition or Offer Condition where the main cause of such non-fulfilment is a breach by Barclays of this Merger Protocol; or

19.7.2	by ABN AMRO pursuant to

(a)	Clause 19.3 (Material Breach by Barclays); or

(b)	Clause 19.5 (Contradictory Public Statement),

in each case in the absence of (i) a material breach by ABN AMRO of this Merger Protocol; and (ii) Settlement of the Offer or any offer by Barclays for ABN AMRO Shares, having occurred, Barclays shall immediately pay to ABN AMRO an amount of EUR 200 million by way of compensation for loss and damages suffered.

19.8	Without prejudice to Clauses 19.2 to 19.7 (inclusive), in the event that this Merger Protocol is terminated pursuant to this Clause 19, none of the Parties shall have any claim against the other Parties, save where the Party is entitled to a payment under this Clause 19 and has not received such payment.

19.9	In the event that this Merger Protocol is terminated pursuant to this Clause 19 each Receiving Party shall, as soon as practicable and on its own initiative and expense so far as it is practicable to do so, (i) return all material embodying, or copies of, Confidential Information to the other or destroy such without keeping any copies thereof, (ii) expunge or destroy any Confidential Information from any computer, word processor or other device and (iii) destroy any notes, analyses, compilations, forecasts, studies, interpretations or other documents prepared by it on the basis of the Confidential Information, provided, however, that the Receiving Party and certain of such Party’s advisors shall not be obligated to return, expunge or destroy Confidential Information, or otherwise comply with the provisions of this Clause 19.9 to the extent otherwise required by: (a) any law, regulation, rule or practice; (b) any internal compliance policy or procedure of a banking or other regulated institution that is implemented pursuant to mandatory law or regulations; or (c) any internal policy or procedure relating to the safeguarding or backup storage of electronic data, provided that the confidentiality provi-

A-1-36

sions of this Merger Protocol shall continue to apply to any information so retained by the Receiving Party or such advisors.

19.10	In the event that this Merger Protocol is terminated pursuant to this Clause 19, each Receiving Party shall at the request of the Disclosing Party, provide the Disclosing Party with a written statement by it and its Representatives to the effect that to the best of their respective knowledge, information and belief, having made all reasonable enquiries, the obligations under Clause 19.9 have been fully complied with, save as otherwise permitted by Clause 19.9.

20.	MISCELLANEOUS

20.1	In this Merger Protocol, references to:

(i)	this Merger Protocol, shall include the Recitals and Schedules to this Merger Protocol, each of which constitutes an integral part of this Merger Protocol;

(ii)	Clauses and Schedules, are to the Clauses and Schedules to, this Merger Protocol and include the matters referred to in such Clauses and Schedules;

(iii)	statutes, acts and the like of whatever jurisdiction shall include any modification, re-enactment or extension thereof and any orders, regulations, instruments or other subordinate legislation made there under in force from time to time;

(iv)	the masculine gender shall include the feminine gender and neutral and vice versa;

(v)	the singular number shall include the plural and vice versa;

(vi)	persons shall include corporate bodies, corporate entities, firms, unincorporated or incorporated associations, foundations and partnerships;

(vii)	the headings are inserted for convenience only and shall not affect the construction of this Merger Protocol;

(viii)	for the purpose of this Merger Protocol, a “Business Day” means a day (other than a Saturday or Sunday) on which banks are generally open in The Netherlands, the United Kingdom and the United States for normal business;

(ix)	“reasonable endeavours” shall be deemed to refer to endeavours that are commercially reasonable given the intentions of the Party that agrees to use any reasonable endeavours, the objectives that such Party is pursuing upon entering into of this Merger Protocol and the benefits that the relevant Party can reasonably expect to arise for it from the Offer and the Merger. No duty or obligation whatsoever shall be implied, deduced or inferred to exist on the part of such Party to engage in, incur, or commit to undertake any action, cost or expense where such would not be commercially reasonable in light of such Party’s intentions, objectives and expected benefits from the Offer and the Merger; and

(x)	in this Agreement, the words “include”, “includes” and “ including” shall be construed as if followed by “without limitation”

20.2	The Parties hereby waive their rights under Clauses 6:265 to 6:272 inclusive and article 6:228 of the Dutch Civil Code (Burgerlijk Wetboek) to rescind (ontbinden) or nullify (vernietigen) on the ground of error (dwaling), or demand in legal proceedings the rescission (ontbinding) or nullification (vernietiging) of, this Merger Protocol.

20.3	The Parties undertake to each other to execute and perform all such deeds, documents, assurances, acts and things and to exercise all powers and rights available to them, in whatever capacity, including the giving of all waivers and consents and the passing of all resolutions reasonably required to ensure that the Parties and their representatives (if any) give effect to their obligations under the provisions of this Merger Protocol.

A-1-37

20.4	If part of this Merger Protocol is or becomes invalid or non-binding, the Parties shall remain bound to the remaining part. The Parties shall replace the invalid or non-binding part by provisions which are valid and binding and the legal effect of which, given the contents and purpose of this Merger Protocol, is, to the greatest extent possible, similar to that of the invalid or non-binding part.

20.5	This Merger Protocol shall only be amended or supplemented in writing.

20.6	For the purpose of this Merger Protocol, any approval of ABN AMRO shall be deemed to include the approval of the ABN AMRO Boards.

20.7	No Party may assign its rights and obligations pursuant to this Merger Protocol, or this legal relationship, to any third party, without the written consent of the other Party except that Barclays may assign its rights under Clause 19.6 to Barclays Bank PLC.

20.8	Nothing in this Merger Protocol shall prevent ABN AMRO or Barclays from acting in accordance with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Alternative Proposal relating to ABN AMRO, or a Proposal in relation to Barclays, as the case may be, provided that such rules will in no way eliminate or modify the effect that any action by such Party pursuant to such rules would otherwise have under this Merger Protocol.

20.9	The amounts mentioned in this Agreement are inclusive of any Value Added Tax, chargeable in respect thereof for which the payee is liable to account to the relevant tax authorities.

21.	NOTICES

21.1	Any notices or other formal communication to be provided pursuant to this Merger Protocol (which includes fax, but not email), must be in writing and may be delivered in person, or sent by post or fax (with true copy by post) to the Party to be served as follows:

21.1.1	to ABN AMRO and the ABN AMRO Boards at:

ABN AMRO Holding N.V. Gustav Mahlerlaan 10 1082 PP Amsterdam, The Netherlands Fax: +31 20 628 6293 Telephone: +31 20 628 2249 Attention: the Board of Management

A-1-38

With a copy (which shall not constitute a notice) to:

ABN AMRO Fax: +31 20 629 2163 Telephone: +31 651 479 970 Attention: Eva Simon Thomas

NautaDutilh N.V. Fax: +31 20 71 71 330 Telephone: +31 20 71 71 831 Attention: Hein Hooghoudt

Allen & Overy LLP Fax: +31 20 674 1837 Telephone: +31 20 674 1191 Attention: Jan Louis Burggraaf

Davis Polk and Wardwell Fax: +33 156 59 3770 Telephone: +33 156 59 3670 Attention: Margaret Tahyar

21.1.2	to Barclays and the Barclays Board at:

Barclays PLC Churchill Place 1 Canary Wharf, E14 5HP London, United Kingdom Att.: The Group Secretary, Barclays Corporate Secretariat Fax.: +44 207 116 7696

With a copy (which shall not constitute a notice) to:

Clifford Chance LLP Attention: Peter Charlton Telephone: +44 20 70061000 Fax: +44 20 70065555 Attention: Hans Beerlage Telephone: +31207119000 Fax: +31207119999

Sullivan & Cromwell LLP Fax: +1 212 558 3588 Telephone: +1 212 558 4000 Attention: H. Rodgin Cohen Fax: +44 20 7959 8950 Telephone: +44 20 7959 8900 Attention: George H. White

or at such other address or fax number as such Party may notify the other Parties under this Clause. Any notice or other document sent by post shall be sent by recorded delivery post (aangetekende post met ontvangstbevestiging) (if the place of destination is the same as its country of origin) or by overnight courier (if its destination is elsewhere).

A-1-39

21.2	Any notice or other communication shall be deemed to have been given:

21.2.1	if delivered in person, at the time of delivery; or

21.2.2	if sent by post, at 10.00 a.m. on the second Business Day after it was put into the post or at 10.00 a.m. (local time at the place of destination) on the first Business Day after it was put into the post by overnight courier; or

21.2.3	if sent by fax, on the date of transmission, if transmitted before 3.00 p.m. (local time at the place of destination) on any Business Day and in any other case on the Business Day, following the date of transmission).

21.3	In proving the delivery of a notice or other communication, it shall be sufficient to prove that delivery in person was made or that the envelope containing the communication was properly addressed and posted, either by recorded delivery post or by prepaid airmail, as the case may be, or that the fax was properly addressed and transmitted, as the case may be.

21.4	For all matters relating to this Merger Protocol, each Party nominates the address referred to in this Clause as its place of residence.

22.	GOVERNING LAW AND DISPUTES

22.1	This Merger Protocol, including the arbitration agreement contained in this Clause 22, is governed by, and shall be construed in accordance with, the laws of The Netherlands.

22.2	Except as provided for in Clause 5.6 and 6.8 respectively, all disputes arising out of or in connection with this Merger Protocol or the Offer generally or any agreements resulting from it shall be finally settled in accordance with the Arbitration Rules of the Netherlands Arbitration Institute (“NAI Arbitration Rules”).

The arbitral tribunal shall be composed of 3 (three) arbitrators. Instead of the list-procedure set forth in Article 14 of the NAI Arbitration Rules, the Parties agree to the following method of appointment:

Each Party shall appoint, in the request for arbitration and the short answer respectively, one arbitrator. If a Party fails to appoint such arbitrator in the request for arbitration or the short answer, the appointment shall be made by the President of the LCIA. The 2 (two) arbitrators thus appointed shall appoint the third arbitrator who will act as chairman of the arbitral tribunal. If within 30 (thirty) days after the appointment of the second arbitrator the two arbitrators have not agreed on the third arbitrator, such arbitrator shall be appointed by the President of the LCIA.

22.3	In case of summary arbitral proceedings the Parties agree that, instead of the method of appointment mentioned in Article 42f of the NAI Arbitration Rules, the sole arbitrator shall be appointed by the President of the LCIA as soon as practicable after he receives a copy of the request for summary arbitral proceedings with a request to appoint the arbitrator for such summary arbitral proceedings.

22.4	Any arbitrator to be appointed, whether in summary arbitral proceedings or otherwise, shall be a person with extensive experience in international disputes involving multinationals and the financial sector and with excellent English language skills.

22.5	The place of arbitration shall be Amsterdam, The Netherlands. The arbitral proceedings shall be conducted in the English language. The arbitral tribunal and the sole arbitrator in any summary arbitral proceedings shall decide in accordance with the rules of law.

22.6	Notwithstanding the foregoing, in case either Party is a party to proceedings against a third party in a dispute relating to this Merger Protocol and/or the Offer generally and/or any

A-1-40

agreements resulting from it, the other Party shall be entitled to demand to be allowed to join and/or intervene in the proceedings pending against that Party.

      This Merger Protocol has been signed in two identical copies on 23 April 2007.
For and on behalf of
BARCLAYS PLC

/s/ Chris Lucas

By: Chris Lucas	By:
Title: Group Finance Director	Title:
Place:	Place:
For and on behalf of
ABN AMRO HOLDING N.V.

/s/ Huibert Boumeester	/s/ Rijkman Groenink

By: Huibert Boumeester	By: Rijkman Groenink
Title: Member, ABN AMRO Managing Board	Title: Chairman, ABN AMRO Managing Board
Place:	Place:

A-1-41

SCHEDULE 1 PRE-OFFER CONDITIONS
The Offer

1.1	Barclays has received irrevocable undertakings, in forms acceptable to it, by the members of the ABN AMRO Boards in relation to the Ordinary Shares held or to be held by each of these persons, in terms of which each undertakes to tender all of his or her Ordinary Shares under the Offer.

1.2	The Foundation, which acts as depositary for the Underlying Preference Shares and has issued the DR Prefs, has irrevocably agreed with Barclays and ABN AMRO that, subject to:

(i)	the Offer being declared unconditional;

(ii)	an undertaking of Barclays not to exercise more voting rights on the Underlying Preference Shares than it could exercise as holder of DR Prefs for as long as the Ordinary Shares are listed on Eurolist by Euronext Amsterdam; and

(iii)	the amendment of the terms of the DR Prefs necessary for an exchange by Barclays of its DR Prefs for Underlying Preference Shares and any other actions as may be legally required to enable such exchange, it will take all necessary action to exchange any DR Prefs for Underlying Preference Shares, if and when requested by Barclays.
MAC & MAC related events

1.3	No ABN AMRO Material Adverse Change has occurred or has become known to Barclays between the date hereof and the Commencement Date, such that Barclays cannot reasonably be expected to continue with the Offer or the Merger.

1.4	No Barclays Material Adverse Change has occurred or has become known to ABN AMRO between the date hereof and the Commencement Date, such that ABN AMRO cannot reasonably be expected to continue with the Offer or the Merger.

1.5	No government or governmental, quasi-governmental, supranational, statutory, regulatory, environmental, administrative, fiscal or investigative body, court, or any other body or person whatsoever in any jurisdiction (each a “Third Party”) has decided to, or indicated any intention to, take, institute, implement or threaten any Frustrating Action, such that the Parties cannot be reasonably be expected to continue with the Merger.

1.6	No circumstance, occurrence or development has occurred since the date of this Merger Protocol that will constitute or constitutes:

(i)	suspension of or limitation in trading in the Ordinary Shares or the Convertible Shares (other than on a temporary basis in the ordinary course of trading); or

(ii)	suspension of or limitation in trading in the Barclays Shares (other than on a temporary basis in the ordinary course of trading).
Regulatory Approvals and Consents

1.7	All notifications, filings and applications that are necessary or that one or both of the Parties have determined to be appropriate in any jurisdiction in connection with the Merger or the Offer, its implementation, the proposed direct or indirect acquisition of any shares or other securities in, or control of, ABN AMRO or any member of the ABN AMRO Group by Barclays or any member of the Barclays Group, the implementation of the Structuring Action and the operation of the Combined Group in accordance with this Merger Protocol, including, without limitation, any applications for any Authorisations that are necessary or that one or both of the Parties have determined to be

A-1-42

appropriate for or in respect thereof, have been made (other than those notifications, filings or applications that cannot be made until after the Commencement Date).

1.8	All Authorisations (other than with respect to the Offer Document, the Prospectus, Class 1 Circular and the registration statement) required in any jurisdiction for making of the Offer have been obtained where the failure to obtain those Authorisations would result in Barclays or any member of the Barclays Group contravening any law, would reasonably be expected to materially and adversely affect ABN AMRO or Barclays or any member of the Combined Group or would otherwise mean that Barclays cannot reasonably be expected to continue with the Offer or the Merger.

1.9	At least 60 (sixty) calendar days have passed following the date on which Barclays application under Section 3 of the United States Bank Holding Company Act of 1956, as amended, if required, has been accepted for processing by the Board of Governors of the United States Federal Reserve System.

1.10	Barclays has reasonably determined that the Offer Conditions in Clauses 1.7 and 1.8 of Schedule 2 will be fulfilled as of the date proposed to be the Closing Date.

1.11	ABN AMRO has reasonably determined that the Offer Conditions in Clauses 1.7 and 1.8 of Schedule 2 will be fulfilled as of the date proposed to be the Closing Date to the extent that such Offer Conditions relate to requirements applicable to members of the ABN AMRO Group or if the failure to fulfill such Offer Conditions would reasonably be expected to materially and adversely affect the ABN AMRO Group taken as a whole or the achievement of the Parties’ objectives set forth in Clauses 3.1 and 3.2.

1.12	Barclays and ABN AMRO have received notification in writing from each of the DNB and the FSA confirming that the FSA will be the competent authority that will exercise supervision on a consolidated basis of the Combined Group for the purposes of Directive 2006/48/EC or that will act as the coordinator in relation to the Combined Group for the purposes of Directive 2002/87/EC following consummation of the Offer and the other supervisory, reporting and regulatory capital arrangements and requirements that the DNB or, as the case may be, the FSA will implement or require in relation to the Combined Group (and the members thereof supervised by it) following consummation of the Offer in terms reasonably satisfactory to Barclays and ABN AMRO, and neither Party has received any notification from the DNB or the FSA indicating that there is likely to be any change with respect to the matters set out in those notifications.

1.13	Clearances and confirmations from the relevant tax authorities in The Netherlands and the United Kingdom that Barclays will be considered to be resident for Tax purposes in the United Kingdom, after consummation of the Offer, have been obtained in terms reasonably satisfactory to Barclays and ABN AMRO and such clearances and confirmations have not been withdrawn or modified (the “Tax Clearances”).

Corporate Action

1.14	All requisite employee consultations and information procedures with employee representative bodies of ABN AMRO and Barclays have been completed.

1.15	Barclays and ABN AMRO have received copies of resignation letters from those members of the ABN AMRO Boards and those members of the management board and supervisory board of ABN AMRO Bank N.V. who, it has been agreed, shall resign subject to the Offer being declared unconditional (gestanddoening).

1.16	Barclays and ABN AMRO have received copies of resignation letters from those members of the boards of Barclays who, it has been agreed, shall resign subject to the Offer being declared unconditional (gestanddoening).

A-1-43

1.17	All requisite corporate action has been taken in connection with the appointment of the Nominated Individuals to the supervisory board and management board of ABN AMRO Bank N.V. subject to and with effect as of the time the Offer being declared unconditional.
Approval of Offer Documents and Listing

1.18	The AFM has approved the Offer Document or has declared that it has no further comments with respect to the final draft of the Offer Document, as the case may be. The UKLA has approved the Class 1 Circular, the Prospectus and has provided a certificate of approval of the Prospectus to the AFM. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the registration statement shall have been issued and be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

1.19	There is no indication that the Consideration Shares will not be admitted to the Official List of the UKLA, admitted to trading on the main market for listed securities of the London Stock Exchange, Euronext Amsterdam and the Tokyo Stock Exchange and the Barclays ADSs representing such Consideration Shares or a portion thereof as reasonably determined by Barclays and having consulted ABN AMRO and having taken into account its reasonable requests, shall have been approved for listing on the NYSE, subject to official notice of issuance.

1.20	Euronext Amsterdam has confirmed it has no further comments on the proposed amendments to the articles of association of ABN AMRO.

1.21	The FTSE 100 Committee has provided written confirmation to the reasonable fulfilment of Barclays and ABN AMRO to the effect that the Barclays Shares will continue to be included in the FTSE 100 Index with full “weighting” as a single line of stock following the Offer being declared unconditional and the issue of Barclays Shares.
Illegality, Litigation and Insolvency

1.22	The Parties have not received a notification from the AFM pursuant to Clause 32a DSSD that the preparations of the Offer are in breach of Chapter IIA of the DSSA, as amended from time to time, in which case, pursuant to those rules, securities institutions (effecteninstellingen) would not be permitted to co-operate with the execution and completion of the Offer.

1.23	There has been no event, circumstance or series of linked events or circumstances, and no event, circumstance or series of linked events or circumstances has become known to Barclays that was not fairly disclosed in the Annual Report and Accounts of ABN AMRO for the year ended 31 December 2006 or in any public announcements by or on behalf of ABN AMRO before the date of this Merger Protocol or fairly disclosed in writing by ABN AMRO to Barclays before the execution of this Merger Protocol, and that has, or can be reasonably be expected to have, a negative impact on the consolidated operating income of ABN AMRO equal to 5% (five per cent.) or more of the consolidated operating income as stated in the Accounts of ABN AMRO for the year ended 31 December 2006.

1.24	There has been no event, circumstance or series of linked events or circumstances, and no event, circumstance or series of linked events or circumstances has become known to ABN AMRO that was not fairly disclosed in the Annual Report and Accounts of Barclays for the year ended 31 December 2006 or in any public announcements by or on behalf of Barclays before the date of this Merger Protocol or fairly disclosed in writing by Barclays to ABN AMRO before the execution of this Merger Protocol, and that has, or can be reasonably be expected to have, a negative impact on the consolidated operating income of Barclays equal to 5% (five per cent.) or more of the consolidated operating income as stated in the Accounts of Barclays for the year ended 31 December 2006.

A-1-44

Other

1.25	This Merger Protocol has not been terminated.

1.26	No Offer Condition has become permanently incapable of fulfilment and not waived.

1.27	Since the date of this Merger Protocol no Materially Burdensome Regulatory Condition having been or become reasonably likely to be imposed affecting any of the Barclays Group, the ABN AMRO Group or the Combined Group (measured on a scale relative to the relevant Group).

1.28	All regulatory approvals required for completion of the LaSalle Agreement or a Sale Contract, as the case may be, in accordance with its terms have been obtained.

A-1-45

SCHEDULE 2 OFFER CONDITIONS
The Offer

1.1	Such number of Ordinary Shares are tendered for acceptance and not, where permitted, withdrawn that these, together with the Ordinary Shares directly or indirectly held by Barclays at the Closing Date or the Postponed Closing Date (and excluding any Ordinary Shares held by ABN AMRO or by any of its subsidiaries at the Closing Date or the Postponed Closing Date, as the case may be), represent at least 80%, or such lower percentage as Barclays may in its discretion decide, of ABN AMRO’s issued ordinary share capital (geplaatst gewoon aandelenkapitaal) as at the Closing Date or the Postponed Closing Date as the case may be (excluding any Ordinary Shares held by ABN AMRO or by any of its subsidiaries as at the Closing Date or the Postponed Closing Date, as the case may be), and for this purpose including any Ordinary Shares which will be issued upon conversion of the Underlying Preference Shares by the holders thereof into Ordinary Shares.

1.2	The irrevocable agreement between the Foundation, Barclays and ABN AMRO in relation to the DR Prefs entered into prior to the Commencement Date continues to be in full force and effect.
MAC and MAC Related Events

1.3	No ABN AMRO Material Adverse Change has occurred or has become known to Barclays prior to or on the Closing Date or the Postponed Closing Date, as the case may be, such that Barclays cannot reasonably be expected to continue with the Offer or the Merger or declare the Offer unconditional (gestanddoening).

1.4	No Barclays Material Adverse Change has occurred or has become known to ABN AMRO prior to or on the Closing Date or the Postponed Closing Date, as the case may be, such that ABN AMRO cannot reasonably be expected to continue with the Offer or the Merger.

1.5	No Third Party has decided, or indicated any intention to, to take, institute, implement or threaten any Frustrating Action, such that the Parties cannot be reasonably be expected to continue with the Merger or declare the Offer unconditional (gestanddoening).

1.6	No circumstance, occurrence or development has occurred since the date of this Merger Protocol that will constitute or constitutes:

(i)	suspension of or limitation in trading in the Ordinary Shares or the Convertible Shares (other than on a temporary basis in the ordinary course of trading);

(ii)	suspension of or limitation in trading in Barclays Shares (other than on a temporary basis in the ordinary course of trading).
Regulatory Approvals and Consents

1.7	All:

(i)	notifications, filings and applications that are necessary or that one or both of the Parties have determined to be appropriate in any jurisdiction in connection with the Merger or the Offer, its implementation, the proposed direct or indirect acquisition of any shares or other securities in, or control of, ABN AMRO or any member of the ABN AMRO Group by Barclays or any member of the Barclays Group, and the implementation of the Structuring Action and the operation of the Combined Group in accordance with this Merger Protocol have been made;

(ii)	Authorisations that are necessary or that one or both of the parties have determined are appropriate in any jurisdiction for or in respect of the Merger or the Offer, its implementation, the proposed direct or indirect acquisition of any shares or other securities in, or control of, ABN AMRO or any member of the ABN AMRO Group by Barclays or any member of the Barclays Group, the implementation of the Structuring Action and the operation of the

A-1-46

Combined Group in accordance with this Merger Protocol have been obtained from all appropriate Third Parties (including without limitation any person or body with whom any member of the Combined Group has entered into any contractual arrangements) and remain in full force and effect and are not subject to any material term or condition which has not been satisfied or fulfilled;

(iii)	waiting periods (or extensions thereof) under any applicable legislation or regulation of any jurisdiction during which any Third Party may oppose or take or announce steps which could impede the Merger or the Offer, its implementation, the proposed direct or indirect acquisition of any shares or other securities in, or control of, ABN AMRO or any member of the ABN AMRO Group by Barclays or any member of the Barclays Group, the implementation of the Structuring Action or the operation of the Combined Group in accordance with this Merger Protocol (or which in any other way would reasonably be expected to materially and adversely affect ABN AMRO or Barclays or any member of the Combined Group) have expired, lapsed or been terminated; and

(iv)	statutory or regulatory obligations in any jurisdiction for or in respect of the Merger or the Offer, its implementation, the proposed direct or indirect acquisition of any shares or other securities in, or control of, ABN AMRO or any member of the ABN AMRO Group by Barclays or any member of the Barclays Group, the implementation of the Structuring Action and the operation of the Combined Group in accordance with this Merger Protocol have been complied with, where the failure to make those notifications, filings or applications, to obtain those Authorisations, to wait for the expiry, lapse or termination of such waiting period or to comply with such obligations would result in Barclays or any member of the Barclays Group contravening any law, would reasonably be expected to materially and adversely affect ABN AMRO or Barclays or any member of the Combined Group or would otherwise mean that Barclays cannot reasonably be expected to continue with the Offer or the Merger or declare the Offer unconditional (gestanddoening) and other than those notifications, filings, applications and obligations and, in relation to the Structuring Action, those Authorisations and waiting periods that cannot be made, be complied with, be obtained, expire or lapse before the consummation of the Offer.

1.8	Without limitation to paragraph 1.7 above:

(i)	the Competent Regulatory Authorities in The Netherlands have given their declaration of no-objection in accordance with and to the extent required by the DFSA in respect of each person (whether or not a member of the Combined Group) who will hold, obtain or increase a qualifying holding (for the purposes of the DFSA) or exercise any control relating to such a qualifying holding in any credit institution, financial institution, UCITS management company, investment firm, insurance undertaking or other undertaking, not being an aforementioned financial undertaking (financiële onderneming) within the meaning of the DFSA which is a member of the Combined Group (and for any reduction of own funds, taking over of assets and liabilities, merger or reorganisation to be carried out) in connection with the Merger or the Offer, its implementation, the proposed direct or indirect acquisition of any shares or other securities in, or control of, ABN AMRO or any member of the ABN AMRO Group by Barclays or any member of the Barclays Group, the implementation of the Structuring Action or the operation of the Combined Group in accordance with this Merger Protocol;

(ii)	the FSA has notified its approval in writing in respect of each person (whether or not a member of the Combined Group) who will acquire control or any additional or increased control (for the purposes of FSMA) over any UK authorised person (within the meaning of FSMA) which is a member of the Combined Group in connection with the Merger or the Offer, its implementation, the proposed direct or indirect acquisition of any shares or other securities in, or control or management of, ABN AMRO or any member of the ABN AMRO Group by Barclays or any member of the Barclays Group, the implementation of the Structur-

A-1-47

ing Action or the operation of the Combined Group in accordance with this Merger Protocol or, where no such notification has been made in respect of any such person, the period allowed under such Act for the FSA to notify any objections to such person acquiring such control or any such additional or increased control having expired without notification of such objection and the FSA has not cancelled or varied, and has not notified (or intimated that it may notify) any proposal to cancel or vary, any permission (within the meaning of FSMA) held by any such authorised person at the date of this Merger Protocol;

(iii)	DNB has confirmed that it has no objection in relation to the appointment of the Nominated Individuals to the management board and supervisory board of ABN AMRO Bank N.V., subject to and with effect as of the time the Offer is declared unconditional, and the FSA has approved the Nominated Individuals being appointed to the board of directors of Barclays Bank to perform the functions of a director thereof, subject to and with effect as of the time the Offer is declared unconditional;

(iv)	all approvals have been received or notices have been filed under United States federal or state banking laws that are necessary to permit consummation of the Offer and the Merger, and all required waiting periods have expired;

(v)	the European Commission has issued a decision under Article 6(1)(b) of the EU Merger Regulation, or is deemed to have done so under Article 10(6) of the EU Merger Regulation, declaring the Merger and the Offer compatible with the Common Market without attaching to its decision any conditions or obligations and in the event that a request under Article 9(2) of the EU Merger Regulation has been made by a Member State, the European Commission has indicated that it has decided not to refer the Merger or the Offer (or any part thereof) or any matter arising therefrom to a competent authority of a Member State in accordance with Article 9(1) of the EU Merger Regulation; and

(vi)	the applicable waiting period, if any, under the HSR Act in Relation to the Merger or the Offer has expired or been terminated, and no order is issued by any competent U.S. governmental authority (whether temporary, preliminary or permanent) preventing the implementation of the Merger or Offer and no U.S. governmental entity has indicated an intention or threatened to commence proceedings seeking the same and no proceedings seeking the same are pending and not finally resolved, and

(a) all such Authorisations remain in full force and effect, (b) no such Authorisations are subject to any material term or material condition which has not been fulfilled or satisfied.

1.9	Neither Barclays nor ABN AMRO has received any notification from the DNB or the FSA indicating that there is likely to be any change in the supervisory, reporting or regulatory capital arrangements and requirements that will apply in relation to the Combined Group (or any member thereof) following the consummation of the Offer as set out in the notifications referred to in Clause 1.12 of Schedule 1 by either of them before the making of the Offer.

1.10	The Tax Clearances from the relevant tax authorities in The Netherlands and United Kingdom have not been withdrawn or modified.
Corporate Action

1.11	Prior to the Closing Date, or, as the case may be, the Postponed Closing Date and subject to the Offer being declared unconditional, the general meeting of shareholders of ABN AMRO having unconditionally passed all appropriate resolutions (i) to give effect to the Offer and the Merger, (ii) amend the ABN AMRO articles of association in on agreed form, subject to the Offer being declared unconditional with effect from the Settlement Date, and (iii) appoint the Nominated Individuals to the ABN AMRO Boards, subject to the Offer being declared unconditional with effect as of the time the Offer is declared unconditional. The appointment of the Nominated Individuals to the supervisory board and management board of ABN AMRO Bank N.V., subject to and with effect

A-1-48

as of the time the Offer being declared unconditional, is still in force and effect as of the time the Offer is declared unconditional.

1.12	Prior to the Closing Date, or, as the case may be, the Postponed Closing Date and subject to the Offer being declared unconditional, the general meeting of shareholders of Barclays having passed all appropriate resolutions to give effect to (i) the Offer and the Merger and all measures to implement it, (ii) the proposed appointments of the Nominated Individuals to the Barclays Board, subject to and with effect from the Offer being declared unconditional, and (iii) the increase of Barclays share capital and the issue of the Barclays Shares to be issued pursuant to the Offer, subject to and with effect as of the time the Offer being declared unconditional.

Approval Offer Documents and Listing

1.13	The Registration Statement shall be effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

1.14	Confirmation has been given by the applicable listing authority and/or relevant stock exchange that, subject to the Offer being declared unconditional (gestanddoening), the Consideration Shares and Barclays ADSs representing such Consideration shares or a portion thereof as reasonably determined by Barclays and having consulted ABN AMRO and having taken into account its reasonable requests, shall have been authorised or approved, as the case may be for listing and trading on the London Stock Exchange, Euronext Amsterdam, the Tokyo Stock Exchange and on the NYSE.

1.15	Barclays and ABN AMRO have not received any notification from the FTSE 100 Committee indicating that it has withdrawn or modified, or may withdraw or modify, its confirmation provided to Barclays before the making of the Offer to the effect that Barclays Shares will continue be included in the FTSE 100 Index with full “weighting” as a single line of stock following the Offer being declared unconditional and the issue of the Barclays Shares.
Illegality, Litigation and Insolvency

1.16	On or prior to the Closing Date, or, as the case may be, the Postponed Closing Date, the Parties have not received a notification from the AFM pursuant to Clause 32a DSSD that the preparations of the Offer are in breach of Chapter IIA of the DSSA, as amended from time to time, in which case, pursuant to those rules, securities institutions (effecteninstellingen) would not be permitted to co-operate with the execution and completion of the Offer.

1.17	There has been no event, circumstance or series of linked events or circumstances, and no event, circumstance or series of linked events or circumstances has become known to Barclays that was not fairly disclosed in the Annual Report and Accounts of ABN AMRO for the year ended 31 December 2006 or in any public announcements by or on behalf of ABN AMRO before the date of this Merger Protocol or fairly disclosed in writing by ABN AMRO to Barclays before the execution of this Merger Protocol, and that has, or can be reasonably be expected to have, a negative impact on the consolidated operating income of ABN AMRO equal to 5% or more of the consolidated operating income as stated in the Accounts of ABN AMRO for the year ended 31 December 2006.

1.18	There has been no event, circumstance or series of linked events or circumstances, and no event, circumstance or series of linked events or circumstances has become known to ABN AMRO that was not fairly disclosed in the Annual Report and Accounts of Barclays for the year ended 31 December 2006 or in any public announcements by or on behalf of Barclays before the date of this Merger Protocol or fairly disclosed in writing by Barclays to ABN AMRO before the execution of this Merger Protocol, and that has, or can be reasonably be expected to have, a negative impact on the consolidated operating income of Barclays equal to 5% or more of the consolidated operating income as stated in the Accounts of Barclays for the year ended 31 December 2006.

A-1-49

Other

1.19	This Merger Protocol has not been terminated.

1.20	The LaSalle Agreement has completed in accordance with its terms or a Sale Contract has completed in accordance with its terms.

A-1-50

SCHEDULE 3 INTERIM UNDERTAKINGS
      It is agreed that any activity described in an exception within a particular paragraph of Schedule 3 is permitted for all purposes in relation to Schedule 3.

(a)	Not make any changes to (i) such Party’s corporate structure or (ii) the structure of its Group (other than either or both (x) any intra-Group change which does not materially and adversely affect the assets and liabilities of the relevant Group taken as a whole or (y) the creation of subsidiaries in the ordinary course of business consistent with past practice or the routine winding-up of subsidiaries as part of routine corporate housekeeping consistent with past practice);

(b)	Not merge, de-merge or consolidate with or into any other company or business, except for any such transaction solely among wholly-owned subsidiaries, or change in any manner its identity or character or that of its business (save for any such activity expressly permitted under (a) above);

(c)	In respect of such Party, not declare, pay or agree to pay or declare any dividend or make or agree to make any distribution in kind, whether from capital or reserves, in respect of any securities other than its ordinary shares except for any distributions due under the terms of preference shares and hybrid capital instruments issued or agreed to be issued as at the date of this Merger Protocol or which are otherwise permitted to be issued by or for the purposes of Clause 7.1(a) and Schedule 3. ABN AMRO is prohibited from distributing by any means (dividend, share repurchase or otherwise) proceeds received under the LaSalle Agreement or a Sale Contract;

(d)	Not amend its articles of association or equivalent or similar constitutional documents save that this does not apply to members of a Party’s Group (other than the Party) to the extent that changes do not materially and adversely affect the assets and liabilities of the relevant Group taken as a whole or the rights attaching to any shares in any member of a Party’s Group;

(e)	Not propose to appoint any new members on any of the ABN AMRO Boards, other than with respect to ABN AMRO, the appointment of a new member of the Supervisory Board proposed to ABN AMRO’s general meeting of shareholders to be held on 26 April 2007;

(f)	Subject to Clause 7.2 or Clause 7.3 (as the case may be) not create, extend, grant, issue, or agree to create, extend, grant, issue or allow any third party rights over any of its Group’s material assets or any part thereof, except in the ordinary course of business;

(g)	Not enter into any capital commitment or investment that individually (or taken with any other such commitment(s) or investment(s) which might together reasonably be regarded as constituting a single commitment or investment) amounts to EUR 250 million or more and that has not been provided for in its budget for the financial year commencing 1 January 2007 or fairly disclosed to the other Party before the execution of this Merger Protocol and other than (i) intra-Group capital investments, (ii) loans and investments in the ordinary course of business consistent with past practice including without limitation private equity investments;

(h)	To the extent in the best interest of the relevant Group company and reasonably possible, maintain the services of its directors, officers and key employees, and its business relationships with key customers and others having material business dealings with its Group;

(i)	In relation to employees and consultants, make no material change to any contract term or compensation or benefits arrangements unless the change is:

(a)	consistent with existing policies and governance processes in operation at the time of execution of this Merger Protocol; and

(b)	commercially necessary or reasonably desired; and

(c)	reasonably capable of documentary support in respect of (a) and (b);

A-1-51

and would not materially adversely affect any of the planned synergy savings as agreed between the Parties;

(j)	Except in the ordinary course of the Party’s private equity or merchant bank business or otherwise to the extent permitted by Clause 7, not acquire or dispose of any material legal entities, material businesses or all or a material part of its assets (including, without limitation, strategic stakes) or engage in series of acquisitions or disposals of such material legal entities, material businesses or all or part of its assets. For the purposes of this paragraph (j), a legal entity, business, asset or part of the Party’s assets shall be material if it has a book value of, or is bought or sold for, EUR 500 million or more. This paragraph (j) does not restrict anything permitted by Clause 7;

Merchant bank business of ABN AMRO in the context of this Schedule 3 shall mean: minority equity investments (i.e., non-controlling stakes, co-investments), generally in the range of Euro 20-100 million, which are primarily client-driven and intended to generate (i) private equity type return on investment, and, (ii) significant ancillary revenues for the various product groups within ABN AMRO. Merchant banking of ABN AMRO is primarily active in Europe and Asia and focuses on both the financial institutions sector (including all sub-sectors) and the corporate sector (including all sub-sectors);

(k)	Not settle or initiate any litigation or arbitration or similar proceedings that involves a payment or receipt (or a claim in respect of which the relevant group member is claimant) of an amount of EUR 250 million or more. For the purposes of this paragraph (k) a series of proceedings (or claims) arising out of the same or substantially the same originating cause shall be treated as one proceeding (or claim);

(l)	Not make any changes with respect to accounting policies or procedures, except as (i) required by applicable law or by changes in applicable generally accepted accounting principles or (ii) as either Party, after having obtained the advice of its independent auditors and after consultation with the other Party, determines in its good faith is advisable to conform to best accounting practices;

(m)	Not make or alter any material tax election or take any material position on any material tax return filed on or after the date hereof or adopt any tax method therefore that is inconsistent with elections made, positions taken, or methods used in preparing or filing any tax return in prior periods or settle or otherwise finally resolve any dispute with respect to an amount of tax which exceeds by EUR 250 million or more in aggregate the amount provided in the relevant Party’s consolidated balance sheet in its published audited account for the year ended 31 December 2006;

(n)	Procure that neither it nor any other member of its Group shall:

(i)	issue or authorise or propose the issue of additional shares of any class or securities in its capital, or securities convertible into, or exchangeable for, or rights, warrants or options to subscribe for or acquire, any such shares or convertible securities or transfer or sell or authorise or propose the transfer or sale of shares out of treasury (save, where relevant, as between such Party and its wholly-owned subsidiaries and save for the issue or transfer out of treasury of shares on the exercise of options granted before the date of this Merger Protocol in the ordinary course);

(ii)	enter into or vary or authorise, propose or announce its intention to enter into or vary any contract, transaction, arrangement or commitment (whether in respect of capital expenditure or otherwise) (otherwise than in the ordinary course of business) which is of a long term, unusual or onerous nature and which involves or could reasonably be expected to involve an obligation of a nature or magnitude which is, in any such case, material in the context of its Group or which is or is likely to be restrictive on the business of any member of the Combined Group;

A-1-52

(iii)	propose, agree to provide or modify in any material respect the terms of any share option scheme or incentive scheme;

(iv)	make, agree or consent to any significant change to the terms of any pension scheme established for its directors, employees or their dependants or the benefits which accrue, or to the pensions which are payable, thereunder, or to the basis on which qualification for, or accrual or entitlement to, such benefits or pensions are calculated or determined or to the basis on which the liabilities (including pensions) of such pension schemes are funded or valued, or carry out any act which may lead to the commencement of the winding up of the pension scheme or which could give rise directly or indirectly to a liability arising out of the operation of any statute in any jurisdiction in relation to the scheme or agree to make any additional funding to the pension scheme as part of any negotiations with the trustees of the pension scheme other than as required by applicable law or required under the terms or rules of the pension scheme or as has been fairly disclosed to the other Party prior to the date hereof;

(v)	save as expressly permitted under Clause 7, implement or effect, or authorise, propose or announce its intention to implement or effect any merger, de-merger, or liquidation or apply for bankruptcy or suspension of payments or enter into negotiations with any one or more of its creditors with a view to the readjustment or rescheduling of all or part of its debts, or enter into any other similar transaction or arrangement in any jurisdiction (other than the Offer) otherwise than in the ordinary course of business and except for any such transaction solely among wholly-owned subsidiaries provided that it does not involve any insolvent liquidation (within the meaning of English law), application for bankruptcy or suspension of payment or entering into negotiations with any one or more creditors with a view to the readjustment or rescheduling of all or part of its debt or similar actions under any jurisdiction;

(vi)	purchase, redeem or repay or announce any proposal to purchase, redeem or repay any of its own shares or other securities or reduced or, make any other change to any part of its share capital to an extent which (other than in the case of such Party) is material in the context of its Group save that:

(a)	ABN AMRO is permitted to repurchase any of its ordinary shares at a price not exceeding, at the time of the repurchase, either the market price of such shares or the Daily Reference Price. The Daily Reference Price is calculated as the Ordinary Share Exchange Ratio (adjusted in accordance with Schedule 5 as if the date of repurchase were the Settlement Date) multiplied by the Barclays Reference Price as at the date of repurchase. The Barclays Reference Price for a day is the 5 (five) day rolling average of the mid-market Barclays ordinary share price for the 5 (five) preceding trading days as per the London Stock Exchange Daily Official List (calculated in Euros with each of the 5 (five) trading days’ Sterling price converted using the spot Euro-Sterling exchange rate as at the close of the relevant trading day on the London Stock Exchange); and

(b)	Barclays is permitted to repurchase any of its ordinary shares at a price not exceeding the market price of such shares at the time of repurchase;

(o)	Generally, not do anything that can reasonably be expected to compromise the proposed synergy plans as discussed between the Parties and delivery of the underlying savings; or

(p)	Not enter into any contract, commitment, agreement or arrangement or pass any resolution or make any offer (which remains open for acceptance) with respect to or announce an intention to, or to propose to, effect any of the transactions, matters or events referred to in this Schedule.

A-1-53

SCHEDULE 4 DEFINITIONS

ABN AMRO	refers to ABN AMRO Holding N.V., a public limited liability company, duly incorporated and validly existing under the laws of The Netherlands, having its registered office at Gustav Mahlerlaan 10, 1082 PP Amsterdam, The Netherlands;

ABN AMRO ADSs	has the meaning ascribed thereto in Recital (A);

ABN AMRO Boards	has the meaning ascribed thereto in Recital (K);.

ABN AMRO Boards Recommendation	has the meaning ascribed thereto in Clause 4.1;

ABN AMRO Employee Share Plans	has the meaning ascribed thereto in Clause 7.11;

ABN AMRO Event	means any event, events or circumstance that results or could reasonably be expected to result in a material adverse effect on the business, cash flow, financial or trading position, assets, profits, operational performance, capitalization, prospects or business of the ABN AMRO Group taken as a whole, that, in either case, does not arise as a result of:

(i) a general economic decline in the financial services and banking industry, including but not limited to commercial banking, investment banking, stock broking, asset management and fund management; or

(ii) a general economic decline affecting Barclays and ABN AMRO in a similar and proportionate way; or

(iii) any matter known to Barclays, its group companies and Barclays advisors from information filed by any member of ABN AMRO Group as a matter of public record, made public by ABN AMRO pursuant to the Merger Rules or fairly disclosed by ABN AMRO to Barclays, its group companies or Barclays advisors prior to the date hereof and which matter Barclays could reasonably be expected to know on signing of this Agreement would, but for this exception (iii) constitute an ABN AMRO Event; or

(iv) the announcement, making and implementation of the Offer;

ABN AMRO Group	has the meaning ascribed thereto in Recital (A);

ABN AMRO Material Adverse Change	means (i) an ABN AMRO Event; or (ii) a change since the date hereof in national (including, without limitation, United States, United Kingdom, The Netherlands or any other member state of the European Economic Area) or international capital markets (including without limitation, an adverse change in the tax laws of such states), financial, political or economic conditions or currency exchange rates or exchange controls (whether or not arising as a result of or in connection with any outbreak or escalation of hostilities or declaration of war or national emergency or act of terrorism or other

A-1-54

national or international calamity), that does not arise as a result of:

(i) a general economic decline in the financial services and banking industry, including but not limited to commercial banking, investment banking, stock broking, asset management and fund management; or

(ii) a general economic decline affecting Barclays and ABN AMRO in a similar and proportionate way; or

(iii) the announcement, making and implementation of the Offer;

ABN AMRO Programme	has the meaning ascribed thereto in Clause 7.2;

ABN AMRO Shareholders’ Meeting	means the extraordinary general meeting of shareholders of ABN AMRO that is held in accordance with the Merger Rules prior to the Closing Date and is convened by ABN AMRO on or prior to the Commencement Date;

ABN AMRO Shares	has the meaning ascribed thereto in Recital (C);

ADS Registration Statement	has the meaning ascribed thereto in Clause 1.8;

AFM	means the Netherlands Authority for the Financial Markets (Stichting Autoriteit Financiële Markten);

Alternative Proposal	has the meaning ascribed thereto in Clause 11.2;

Announcement	has the meaning ascribed thereto in Clause 1.18;

Announcing Party	has the meaning ascribed thereto in Clause 15.2;

Authorisation	means any authorisation, order, grant, recognition, confirmation, consent, licence, clearance, certificate, permission, exemption or approval;

Barclays	means Barclays PLC, a public limited liability company, duly incorporated and validly existing under the laws of England, having its registered office, at 1 Churchill Place, Canary Wharf, London, E14 5HP, United Kingdom;

Barclays ADSs	has the meaning ascribed thereto in Recital (B);

Barclays Board	has the meaning ascribed thereto in Recital (K);

Barclays Board Recommendation	has the meaning ascribed thereto in Clause 4.3;

Barclays Event	means any event, events or circumstance that results or could reasonably be expected to result in a material adverse effect on the business, cash flow, financial or trading position, assets, profits, operational performance, capitalization, prospects or business of the Barclays Group taken as a whole that does not arise as a result of:

(i) a general economic decline in the financial services and banking industry, including but not limited to commercial banking, investment banking, stock broking, asset management and fund management; or

A-1-55

(ii) a general economic decline affecting Barclays and ABN AMRO in a similar and proportionate way; or

(iii) any matter known to ABN AMRO, its group companies and ABN AMRO’s advisors from information filed by any member of Barclays Group as a matter of public record, made public by Barclays pursuant to the Merger Rules or fairly disclosed by Barclays to ABN AMRO, its group companies or ABN AMRO’s advisors prior to the date hereof and which matter ABN AMRO could reasonably be expected to know on signing of this Merger Protocol would, but for this exception (iii), constitute a Barclays Event; or

(iv) the announcement, making and implementation of the Offer;

Barclays Group	Barclays, its subsidiaries, its group companies and its affiliated companies;

Barclays Material Adverse Change	means (i) an Barclays Event or (ii) a change since the date hereof in national (including, without limitation, United States, United Kingdom, The Netherlands or any other member state of the European Economic Area) or international capital markets (including without limitation, an adverse change in the tax laws of such states), financial, political or economic conditions or currency exchange rates or exchange controls (whether or not arising as a result of or in connection with any outbreak or escalation of hostilities or declaration of war or national emergency or act of terrorism or other national or international calamity), that does not arise as a result of:

(i) a general economic decline in the financial services and banking industry, including but not limited to commercial banking, investment banking, stock broking, asset management and fund management; or

(ii) a general economic decline affecting Barclays and ABN AMRO in a similar and proportionate way; or

(iii) the announcement, making and implementation of the Offer;

Barclays Securities	has the meaning ascribed thereto in Recital (F);

Barclays Shares	means ordinary shares in the share capital of Barclays with a nominal value of 25 pence each;

Barclays Shareholders’ Meeting	has the meaning ascribed thereto in Clause 1.10;

Binding Advice	has the meaning ascribed thereto in Clause 5.6;

Binding Advisor	has the meaning ascribed thereto in Clause 5.6;

Business Day	means a day (other than a Saturday or Sunday) on which banks are generally open in The Netherlands, the United Kingdom and the United States for normal business;

Calculation Date	has the meaning ascribed thereto in Schedule 5;

A-1-56

Class 1 Circular	means a circular prepared pursuant to and in accordance with the Listing Rules of the UKLA and the requirements of applicable English law;

Closing Date	has the meaning ascribed thereto in Clause 1.4;

Combined Group	means the ABN AMRO Group and the Barclays Group together;

Commencement Date	has the meaning ascribed thereto in Clause 5.1;

Competent Authorities	means the Competent Competition Authorities and the Competent Regulatory Authorities and other governments and governmental, quasi-governmental, supranational, statutory, regulatory or self- regulatory, administrative or other bodies or agencies in any jurisdiction;

Competent Competition Authorities	means the bodies or agencies in jurisdictions where filings are envisaged in accordance with Clause 9.1;

Competent Regulatory Authorities	means governments and governmental, quasi-governmental, supranational, statutory, regulatory or self-regulatory, administrative or other bodies or agencies exercising regulatory, supervisory or other functions in respect of matters relating to any banking, securities, insurance or other financial services business or any other business carried on by a member of the Combined Group (including without limitation any exchanges, trading systems, clearing houses and settlement or payment systems of which any member of the Combined Group is a member) or foreign exchange, foreign investment or similar matters in any jurisdiction;

Competing Offer	has the meaning ascribed thereto in Clause 12.1;

Completion Longstop Date	has the meaning ascribed thereto in Clause 19.1.3;

Confidential Information	has the meaning ascribed thereto in Clause 16.1;

Consideration Shares	has the meaning ascribed thereto in Clause 1.2 (i);

Convertible Share Consideration	has the meaning ascribed thereto in Clause 1.2 (iii);

Convertible Shares	has the meaning ascribed thereto in Recital (C);

Conversion Rights	has the meaning ascribed thereto in Recital (D);

Cross Border Merger	has the meaning ascribed thereto in Clause 2.3;

DCC	means the Dutch Civil Code;

DFSA	means The Dutch Financial Supervision Act (Wet financieel toezicht);

Disclosing Party	has the meaning ascribed thereto in Clause 16.1(ii);

Disposal	has the meaning ascribed thereto in Clause 7.2(a);

DNB	means De Nederlandsche Bank N.V. (the Dutch Central Bank);

DR Prefs	has the meaning ascribed thereto in Recital (C);

DR Pref Consideration	has the meaning ascribed thereto in Clause 1.2 (ii);

A-1-57

DSSA	means the Dutch Securities Supervision Act 1995 (Wet toezicht effectenverkeer 1995) as amended and/or replaced by the New Dutch Public Offer Rules;

DSSD	means the Dutch Securities Supervision Decree 1995 (Besluit toezicht effectenverkeer 1995) as amended and or replaced by the New Dutch Public Offer Rules;

Enquiries	has the meaning ascribed thereto in Schedule 7;

EU Merger Regulation	means Council Regulation (EC)139/2004;

Exchange Act	has the meaning ascribed thereto in Clause 1.4;

Exclusivity Period	means the period commencing on the date of this Merger Protocol and ending on the Completion Longstop Date;

Filings	has the meaning ascribed thereto in Clause 10.1;

Foundation	has the meaning ascribed thereto in Clause 7.8;

Frustrating Action	means any action, proceeding, suit, investigation, enquiry or reference, or any act taken or otherwise anything done or any statute, regulation, decision, order or change to published practice which has been enacted made or proposed and any statute, regulation, decision or order, which is continuing to be outstanding and which could reasonably be expected to (i) make the Offer (including the proposed Merger), its implementation or the acquisition or proposed acquisition of any shares or other securities in, or control of, ABN AMRO by Barclays, or the issue, listing or admission to trading of the Consideration Shares, void, illegal and/or unenforceable under the laws of any jurisdiction, or otherwise directly or indirectly, prohibit, restrain, restrict, delay or otherwise interfere with the implementation of, or impose additional conditions or obligations with respect to, or otherwise challenge or require amendment of, the Offer or the acquisition of any such shares or securities by Barclays; (ii) impose any limitation on, or result in a delay in, the ability of Barclays directly or indirectly to acquire or hold or to exercise effectively all or any rights of ownership in respect of shares or other securities in ABN AMRO or on the ability of any member of the ABN AMRO Group or any member of the Barclays Group directly or indirectly to hold or exercise effectively any rights of ownership in respect of shares or other securities (or the equivalent) in, or to exercise management control over, any member of the ABN AMRO Group; or (iii) except as fairly disclosed in writing by ABN AMRO to Barclays prior to the execution of this Merger Protocol or as publicly announced by or on behalf of ABN AMRO before that date, otherwise affect the business, assets, profits or prospects of any member of the ABN AMRO Group or any member of the Barclays Group;

FSA	means the United Kingdom Financial Services Authority;

A-1-58

FSMA	The United Kingdom Financial Services and Markets Act 2000 and all regulations, codes, rules and statutory instruments published or enacted thereunder;

Group	means, in relation to any legal entity, its subsidiaries, its subsidiary undertakings, group companies and affiliates;

HSR Act	means the US Hart-Scott-Rodino Antitrust Improvement Act of 1976 and any regulations made thereunder;

Interim Period	has the meaning ascribed thereto in Clause 7.1(a);

LaSalle	means ABN AMRO North America Holding Company and its downstream subsidiaries and group companies;

LaSalle Agreement	means the agreement entered into prior to the execution of this Merger Protocol between ABN AMRO Bank N.V. and Bank of America Corporation in relation to the sale by ABN AMRO Bank N.V. of all of the outstanding shares of LaSalle to Bank of America Corporation;

Launch Longstop Date	has the meaning ascribed thereto in Clause 19.1.2;

LCIA	has the meaning ascribed thereto in Clause 5.6;

Management Board	has the meaning ascribed thereto in Recital (K);

Material Decrease	has the meaning ascribed thereto in Clause 5.7;

Materially Burdensome Regulatory Condition	means any action, condition, sanction or restriction imposed by a Competent Authority or third party that has or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of the relevant Party;

Matters in Dispute	has the meaning ascribed thereto in Schedule 7;

Merger	has the meaning ascribed thereto in Recital (E);

Merger Code	means the Merger Code 2000 (SER-besluit Fusiegedragsregels 2000);

Merger Protocol	has the meaning ascribed thereto in the Preamble;

Merger Rules	has the meaning ascribed thereto in Clause 1.5;

NAI Arbitration Rules	has the meaning ascribed thereto in Clause 22.2;

Nominated Individuals	has the meaning ascribed thereto in Clause 3.3;

Notice	has the meaning ascribed thereto in Clause 12.2;

Notice of Disagreement	has the meaning ascribed thereto in Clause 5.4;

Offer	has the meaning ascribed thereto in Recital (F);

Offer Conditions	means the conditions as set out in Schedule 2;

Offer Document	means the offer document (biedingsbericht), together with all amendments and supplements thereto, which Barclays shall make generally available in the Netherlands on the Commencement Date;

A-1-59

Ordinary Shares	has the meaning ascribed thereto in Recital (C);

Ordinary Share Exchange Ratio	has the meaning ascribed thereto in Clause 1.2;

Parties	has the meaning ascribed thereto in the Preamble;

Post-Offer Actions	has the meaning ascribed thereto in Clause 2.3;

Postponed Closing Date	has the meaning ascribed thereto in Clause 1.4;

Preference Shares	means the Underlying Preference Shares and Convertible Shares together;

Preliminary Transaction Agreement	has the meaning ascribed thereto in Recital (H);

Pre-Offer Conditions	means the conditions as set out in Schedule 1;

Proposal in relation to Barclays	has the meaning ascribed thereto in Clause 11.9;

Prospectus	means a prospectus, together with all amendments and supplements thereto, that Barclays shall make generally available in the Netherlands and the United Kingdom on the Commencement date, relating to the issue and listing of the Consideration Shares offered in exchange for the relevant ABN AMRO Shares;

Prospectus Directive	means EU Directive 2003/71/ EC;

Public Statement	means any public statement or any non-public statement that is intended to become public, has become public or will become public;

Receiving Party	has the meaning ascribed thereto in Clause 16.1;

Registration Statement	has the meaning ascribed thereto in Clause 1.8;

Remaining Competent Authority	has the meaning ascribed thereto in Clause 10.1;

Representatives	has the meaning ascribed thereto in Clause 16.1;

Sale Contract	means an agreement relating to the sale of LaSalle by ABN AMRO, other than the LaSalle Agreement;

Schedule 14D-9	means ABN AMRO’s Solicitation/ Recommendation statement on Schedule 14D-9, as amended or supplemented;

Schedule TO	has the meaning ascribed thereto in Clause 1.8;

SEC	means the United States Securities and Exchange Commission;

Securities Act	means the United States Securities Act of 1933, as amended;

Settlement	has the meaning ascribed thereto in Clause 6.5;

Settlement Date	has the meaning ascribed thereto in Clause 6.5;

Share Price	has the meaning ascribed thereto in Schedule 5;

Structuring Action	has the meaning ascribed thereto in Clause 3.2;

Subco N.V.	has the meaning ascribed thereto in Recital (F);

Supervisory Board	has the meaning ascribed thereto in Recital (K);

A-1-60

Tax Clearances	has the meaning ascribed thereto in Clause 1.13 of Schedule 1;

Third Party	means any government or governmental, quasi governmental, supranational, statutory, regulatory, environmental, administrative, fiscal or investigative body, court, trade agency, association, institution or any other body or person whatsoever in any jurisdiction;

Transaction	has the meaning ascribed thereto in Clause 7.3;

Treasury Stock	has the meaning ascribed thereto in Recital (C);

Underlying Preference Shares	has the meaning ascribed thereto in Recital (C);

US Authorities	has the meaning ascribed thereto in Clause 10.1; and

Value Added Tax	means (a) any tax imposed in compliance with the council directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112), or predecessor legislation, and (b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in (a), or elsewhere;

A-1-61

SCHEDULE 5 ADJUSTMENTS TO EXCHANGE RATIO

1.	A Party may (notwithstanding Clause 7.1 of this Merger Protocol and Schedule 3, other than the final sentence of paragraph (c) of Schedule 3) effect a Capital Raising or Capital Return as defined in paragraph 4 below, subject to the Ordinary Share Exchange Ratio and the related ADS Exchange Ratio and, if relevant, the DR Pref Consideration being adjusted as contemplated by this Schedule 5 and provided always that none of the proceeds under the LaSalle Agreement or a Sale Contract may in any circumstance be distributed during the Interim Period by any means whatsoever.

2.	The Parties agree that the Ordinary Share Exchange Ratio is expressed on the basis of the value of Barclays Shares by reference to the closing share price on the Calculation Date relative to the value of ABN AMRO Ordinary Shares implied by the Ordinary Share Exchange Ratio and the purpose of the adjustments contemplated in this Schedule 5 is to factor into this ratio the impact on the relative values of Barclays and ABN AMRO arising from certain actions.

3.	For the purposes of clarity, the proposed dividends relating to the financial year ended 31 December 2006 and any interim dividends in respect of the financial year commencing 1 January 2007 (provided any such interim dividend is consistent with the dividend policy of such Party prevailing as at the date of this Merger Protocol and does not exceed reasonable market expectations as on 20 April 2007) and any repurchase of ordinary shares permitted by paragraph (n)(vi) of Schedule 3 shall not result in an adjustment of any ratio contemplated by this Schedule 5.

4.	Where there is a Capital Raising or Capital Return, the Ordinary Share Exchange Ratio shall be adjusted in accordance with the following formula (calculated to 3 decimal places):-
          Adjusted Ordinary Share Exchange Ratio is equal to:
(Ordinary Share Exchange Ratio on Calculation Date × Barclays Share Price on Calculation
Date × Number of ABN AMRO Ordinary Shares in issue on Calculation Date
-
Aggregate value of Capital Return(s) by ABN AMRO between Calculation Date and
Settlement Date (in GBP)
+
Aggregate value of Capital Raising(s) by ABN AMRO between Calculation Date and
Settlement Date (in GBP))
/
(Number of ABN AMRO Ordinary Shares in issue on Settlement Date)

divided by:
(Barclays Share Price on Calculation Date ×
Number of ordinary Barclays Shares in issue on Calculation Date
-
Aggregate value of Capital Return(s) by Barclays between Calculation Date and Settlement Date
+
Aggregate value of Capital Raising(s) by Barclays between Calculation Date and Settlement Date)
/
(Number of ordinary Barclays Shares in issue on Settlement Date)

5.	In any calculation of the Adjusted Ordinary Share Exchange Ratio, the GBP/ EUR exchange rate shall be the relevant reference rate as published by the European Central Bank (and quoted on its website) prevailing on the date of the Capital Return or the Capital Raising.

A-1-62

6.	In this Schedule 5:

“ADS Exchange Ratio” has the meaning ascribed to it in Clause 1.2(i) of this Merger Protocol.

“Calculation Date” means 20 April 2007.

“Capital Raising” means the issue of (i) any ordinary shares by a Party; or (ii) paid-for newly granted rights to acquire the issued ordinary shares of either Party (whether or not otherwise permitted under or for the purposes of Clause 7.1 of this Merger Protocol and Schedule 3).

“Capital Return” means the declaration of a dividend, capital repayment or any other distribution by a Party in respect of its ordinary shares (whether or not otherwise permitted under or for the purposes of Clause 7.1 of this Merger Protocol and Schedule 3, other than the final sentence of paragraph (c) of Schedule 3), but excluding any transaction referred to in paragraph 3 of this Schedule 5.

“Ordinary Share Exchange Ratio” has the meaning ascribed to it in Clause 1.2(i) of this Merger Protocol.

In respect of each Party, the number of shares in issue are calculated on a fully diluted basis, minus the number of shares in issue on the Calculation Date that were held by that Party as Treasury shares, plus all ordinary shares repurchased by that Party from the Calculation Date to the Settlement Date.

Unless specifically defined in this Schedule 5, defined words and phrases shall have the meaning ascribed to them in this Merger Protocol.

7.	Where ABN AMRO receives cash consideration for the sale of LaSalle (the “LaSalle Proceeds”) which is less than US$ 21 billion (the “LaSalle Amount”), an amount equal to the shortfall shall be deemed to have been a distribution by ABN AMRO and therefore amounts to a Capital Return by ABN AMRO for the purposes of this Schedule 5. However, where the LaSalle Proceeds are in excess of the LaSalle Amount, this shall not amount to a Capital Raising for the purposes of this Schedule 5 and, consequently, there shall be no adjustment to the Ordinary Share Adjustment Ratio as a result of the excess proceeds.

8.	Where a Party undertakes a Capital Raising or Capital Return (i) the relevant ADS Exchange Ratio; (ii) the DR Pref Consideration; and (iii) Convertible Share Consideration shall be equitably adjusted to the extent necessary to reflect the Adjusted Ordinary Share Exchange Ratio on a basis consistent with the principles of this Schedule 5.

9.	Where a Party elects to undertake a Capital Raising or a Capital Return it shall promptly provide the other Party with a calculation of the effect on the Adjusted Ordinary Share Exchange Ratio (and the related ratios) and use all reasonable endeavours to reach agreement on such adjustments. In the absence of agreement within 5 Business Days of the calculation being submitted for agreement, the matter shall be referred to an expert pursuant to Clause 6.8.

10.	For the avoidance of doubt, except as provided in paragraph 1 of this Schedule 5, any adjustment made pursuant to the provision of this Schedule shall not constitute a waiver or settlement with respect to any breach by any Party of the provisions of Schedule 3 or Clause 7.1(a) and shall not limit any rights of any Party with respect thereto.

11.	This Schedule 5 shall cease to operate, and no adjustment shall be made to the final exchange ratio, after the date the Offer is declared unconditional. During the period from then until the settlement of any final acceptances under the Offer, no action may be taken by either party which would otherwise have given rise to an adjustment under this Schedule 5.

A-1-63

12.	The intended operation of this Schedule 5 is illustrated in the following worked examples:

13.	Example 1. Barclays issues 1,000m new shares at £5.25

Value per Barclays share on Calculation Date	£7.50
Number of Barclays shares issued and outstanding on Calculation Date	6,389m
Ordinary Share Exchange Ratio	2.0
Implied ABN AMRO share price on Calculation Date (expressed in GBP)	£15.00
Share price at which placement is made (expressed in GBP)	£5.25
Number of shares issued in the placement	1,000m
Number of Barclays shares outstanding post placement	7,389m
Adjusted Ordinary Exchange Ratio = (15.00) / ((7.50 × 6,389 + 1,000 × 5.25) / 7,389)	2.08

14.	Example 2. ABN AMRO pays a special dividend of €500m

Value per Barclays share on Calculation Date	£7.50
Ordinary Share Exchange Ratio	2.0
Implied ABN AMRO share price on Calculation Date (expressed in GBP)	£15.00
Number of ABN AMRO shares issued and outstanding on Calculation Date	1,846m
EUR-GBP exchange rate on Calculation Date	1.47
Special dividend declared and paid by ABN AMRO	€500m
Adjusted Ordinary Exchange Ratio = ((15.00 × 1,846 - 500/1.47) / 1,846) / (7.50)	1.98

A-1-64

SCHEDULE 6 ANNOUNCEMENT
[Previously Disclosed]

A-1-65

SCHEDULE 7 TERMS BINDING ADVISOR

(a)	These Terms indicate the proceedings and the basis for the binding advice in respect of the matters in dispute between the Parties (the “Matters in Dispute”).

(b)	The Matters in Dispute are to be set out in the Parties’ respective notices, including any notices delivered by either Party under Clause 1.3 or Clause 19.1. The Parties agree that such notices together set out all of the Matters in Dispute between the Parties which are to be the subject of the Binding Advice process contemplated herein.

(c)	The Binding Advisor shall be entitled to make such additional enquiries as he may determine in his discretion (“Enquiries”) in order to assist with the Binding Advice. Any such Enquiries will be made in writing jointly to the Parties setting out the issues that the Binding Advisor considers that either or both Parties should address.

(d)	The Binding Advisor shall ensure that either Party has a reasonable opportunity to present its arguments and shall treat the Parties equally.

(e)	The Binding Advisor may seek advice from experts where there is any question or issue arising from any of the information submitted which require specialist expertise outside the scope of the Binding Advisor’s own expertise. In the event the Binding Advisor decides to obtain external advice, he will make the requirement known to the Parties. The Binding Advisor will allow the parties to comment on the questions that he intends to submit to the expert and will allow the parties to comment on the answers given by the expert.

(f)	The Parties require this dispute to remain confidential between them, the Binding Advisor and any expert engaged by the Binding Advisor. The Binding Advisor agrees to observe and ensure such confidentiality and to ensure that all documentation and correspondence remain confidential. The Binding Advisor will not disclose any confidential information concerning the Parties’ business to third parties without the relevant Party’s prior written consent unless otherwise required by law, a court of competent jurisdiction, taxation authorities or other government or regulatory authority.

(g)	The Binding Advisor shall render its Binding Advice as amiable compositeur. The Binding Advice shall be final and binding on the Parties as regards the fulfilment and/or waiver of the Pre-Offer Conditions or Offer-Conditions, as the case may be.

(h)	The Binding Advice shall set out in writing, for each of the Matters in Dispute, a decision as to the fulfilment or waiver and a brief explanation of the basis upon which the Binding Advisor reaches his Binding Advice. In the situation mentioned in Clause 6.8 of this Merger Protocol the Binding Advisor may submit the written explanation of his decision within 2 (two) Business Days of his Binding Advice, unless Parties agree to allow an extension.

(i)	Billings will be presented equally for the account of each Party unless the Binding Advisor determines otherwise.

(j)	The Parties may terminate the Binding Advice proceedings jointly in writing. The Parties shall pay the Binding Advisor for all services rendered and expenses incurred as of the date of termination.

A-1-66

ANNEX A—2
MERGER PROTOCOL AMENDMENT LETTER OF JULY 23, 2007
ABN AMRO Holding N.V.
Gustav Mahlerlaan 10
1080 PP Amsterdam
The Netherlands
Attention: Mr. A. Martinez (Chairman of the
Supervisory Board) and Mr. R.W.J. Groenink
(Chairman of the Managing Board)
Dear Sirs
Merger Protocol Amendment Letter
      We refer to the merger protocol that was made on 23 April 2007 between:

(i)	ABN AMRO Holding N.V., a public limited liability company, duly incorporated and validly existing under the laws of The Netherlands, having its registered office at Gustav Mahlerlaan 10, 1082 PP Amsterdam, The Netherlands (“ABN AMRO”); and

(ii)	Barclays PLC, a public limited liability company, duly incorporated and validly existing under the laws of England, having its registered office at 1 Churchill Place, Canary Wharf, E14 5HP, London, United Kingdom (“Barclays”)
in connection with an intended public offer for all outstanding shares in the capital of ABN AMRO (the “Merger Protocol”). We have made a revised proposal to you that you wish to be allowed to consider for a period of time before you respond to us without this triggering immediate consequences under the Merger Protocol. You have asked to be allowed to consider the revised proposal until after your Supervisory Board meeting on 27 July 2007. Neither of us wish to terminate the Merger Protocol at this stage and so the purpose of this letter is to accommodate the above arrangements and facilitate the announcement of our revised proposal to the markets by open of business on 23 July 2007. Unless the context provides otherwise, capitalised terms used herein shall have the meaning assigned thereto in the Merger Protocol.
      Upon your countersignature of this letter agreement (the “Amendment Letter”), we hereby mutually agree to amend and supplement the Merger Protocol as follows:

1.	Placement of Press Release

1.1	Before opening of trading on Eurolist by Euronext Amsterdam and the London Stock Exchange on 23 July 2007 the press releases attached hereto as Annex A (together, the “Press Release”) will be issued by Barclays and the press release attached hereto as Annex D (the “ABN AMRO Press Release”) will be issued by ABN AMRO.

1.2	In the Press Release, which has been notified to the Netherlands Authority for the Financial Markets (Autoriteit Financiële Markten) (the “AFM”) and of which the AFM has, to the extent relevant, confirmed it has no further comments, Barclays announces a revision of the Offer on the terms set out in the Press Release and as reflected in this Amendment Letter (the “Revised Offer”). The AFM has also confirmed that it has no further comments to the ABN AMRO Press Release.

A-2-1

2.	Amendment of the Merger Protocol

2.1	Certain provisions of the Merger Protocol will be amended as set out herein below:

2.1.1	Clause 1.2 of the Merger Protocol shall be amended to read as follows:

“1.2 Upon the terms of this Merger Protocol and subject to the Pre-Offer Conditions (as defined in Clause 5.1) and the Offer Conditions (as defined in Clause 6.1), Barclays shall be committed to offer:

(i) 2.13 Barclays Shares for each Ordinary Share (the “Ordinary Share Exchange Ratio”) and an amount of EUR 13.15 in cash for each Ordinary Share (the “Ordinary Share Cash Consideration”, and together with the Ordinary Share Exchange Ratio, the “Ordinary Share Consideration”) and 0.5325 Barclays ADSs for each ABN AMRO ADS (the “ADS Exchange Ratio”) and USD 18.18 in cash for each ABN AMRO ADS, (the “ADS Cash Consideration”, and together with the ADS Exchange Ratio, the “ADS Consideration”) in each case tendered pursuant to the Offer (Barclays Shares, including Barclays Shares represented by Barclays ADSs, to be offered pursuant to the Offer, the “Consideration Shares”);

(ii) an amount to be determined by Barclays, consisting of cash or Barclays Securities for each DR Pref tendered pursuant to the Offer (the “DR Pref Consideration”); and

(iii) an amount, in cash equal to EUR 27.65 for each Convertible Share tendered pursuant to the Offer (the “Convertible Share Consideration”);

provided that Barclays shall at any time be entitled, but, subject to Clause 1.3 and applicable law, under no obligation whatsoever, to increase or revise the consideration offered under any or all of the Ordinary Share Exchange Ratio, the Ordinary Share Cash Consideration, the DR Pref Consideration or the Convertible Share Consideration, provided any revision shall not constitute a decrease of any such consideration offered or a relative decrease in the cash element offered by the Ordinary Share Consideration.

In connection with the Offer, Barclays will only issue whole Consideration Shares and whole Barclays Securities (if any) forming part of the DR Pref Consideration.

In connection with the Offer Barclays will make available to holders of ABN AMRO Shares a mix and match facility pursuant to which holders may, subject to availability, elect to vary the proportions in which they receive New Barclays Shares and cash in respect of their holdings of ABN AMRO Shares on terms that are to be further specified in the Offer Memorandum.”

2.1.2	Clause 6.5 of the Merger Protocol shall be amended to read as follows:

“Delivery of the tendered ABN AMRO Shares will take place against delivery of the Consideration Shares, Ordinary Share Cash Consideration, the ADS Cash Consideration, the Convertible Share Consideration, or the DR Pref Consideration, as the case may be, subject to the Offer having been declared unconditional (gestand gedaan). The Offer may be structured such that settlement of the Offer may take place in two stages, under which first delivery of the ABN AMRO Shares takes place against delivery of some other securities, which securities, upon delivery, are immediately as a second stage delivered against delivery of the Consideration Shares, Ordinary Share Cash Consideration, the ADS Cash Consideration, Convertible Share Consideration or the DR Pref Consideration, as the case may be. Settlement is expected to occur on the date which is the fifth Business Day after the Offer has been declared unconditional (gestand gedaan). The date on which Settlement will take place shall be the “Settlement Date”. Delivery of ABN AMRO Shares tendered in any post-acceptance period (na-aanmeldingstermijn) will take place subject

A-2-2

to the terms of any post-acceptance period, but no later than the fifth Business Day after the results of the post-acceptance period have been publicly announced.”

2.1.3	The Offer Condition set out under 1.8 in Schedule 2 (Offer Conditions) shall be amended to read in accordance with Annex B (Regulatory Clearances).

2.1.4	The following definitions shall be added to Schedule 4 (Definitions):

“ADS Cash Consideration”	has the meaning ascribed thereto in Clause 1.2(i);
“ADS Consideration”	has the meaning ascribed thereto in Clause 1.2(i);
“Barclays Share Buy Back”	means the proposed programme to buy back Barclays Shares as described in the Press Release;
“Barclays Share Placement”	means the placement by Barclays of new Barclays ordinary shares with Chorus and Tango as referred to in the Press Release, including the Barclays Shares to be made available to existing holders of Barclays Shares by way of claw back;
“Chorus”	means China Development Bank;
“Ordinary Share Consideration”	has the meaning ascribed thereto in Clause 1.2(i);
“Ordinary Share Cash Consideration”	has the meaning ascribed thereto in Clause 1.2(i);
“Tango”	means Temasek;

2.1.5	Schedule 5 (Adjustments to Exchange Ratio) shall be amended to read in accordance with Annex C (Adjustments to Exchange Ratio).

2.1.6	All references in the Merger Protocol and this Amendment Letter to the Offer shall be deemed to be references to the Offer as revised by the Revised Offer.

3.	Recommendation, Pre-Offer Condition and Offer Conditions

3.1	The Parties hereby agree that Barclays shall not hold ABN AMRO to any obligations under the Merger Protocol to include a recommendation by the ABN AMRO Boards in any press release, Offer Document, Registration Statement, Schedule TO, Prospectus or related communication to be published by Barclays that may be published on or before 30 July 2007, the next Business Day following a meeting of the ABN AMRO Supervisory Board that is scheduled to take place on 27 July. Should ABN AMRO serve notice on or before 30 July 2007 under Clause 12.2 of the Merger Protocol, Barclays shall not hold ABN AMRO to any obligations under the Merger Protocol to include a recommendation by the ABN AMRO Boards in any press release, Offer Document, Prospectus or related communication to be published by Barclays for the duration of the five Business Days after Barclays having received the notice provided for in Clause 12.2.

3.2	The statements contained in the ABN AMRO Press Release and any Public Statement regarding the Offer (but not concerning any Alternative Proposal) by ABN AMRO or any member of any ABN AMRO Board that is consequential to, and fully consistent with, the statements contained in the ABN AMRO Press Release (“Consistent Public Statements”) and that is made during the period referred to in Clause 3.1 of this Amendment Letter shall not be deemed to be a breach of the Merger Protocol as amended and supplemented by this Amendment Letter.

3.3	The Parties agree that should the ABN AMRO Boards determine on or before 30 July 2007 that they intend to withdraw their recommendation of the Offer and recommend a Competing Offer, ABN AMRO may make a public announcement to that effect immediately after such determination and without the requirement to take into account the five Business Day notice period set out in Clause 12.2 (but taking into account the provisions of Clause 15.2 of the Merger Protocol). For the avoidance of doubt, Parties confirm that in such case the other rights

A-2-3

of Barclays pursuant to Clause 12, including the right to terminate the Merger Protocol in case the ABN AMRO Boards withdraw their recommendation and recommend a Competing Offer and the consequential rights under the Merger Protocol set out in Clause 19.6 of the Merger Protocol shall apply as if the five Business Day notice period and the corresponding steps set out in Clause 12.2 had been followed. Should the ABN AMRO Boards determine after 30 July 2007 that they intend to withdraw their recommendation of the Offer and recommend a Competing Offer, the procedures and consequential rights of Barclays pursuant to Clause 12.2 of the Merger Protocol shall apply in full.

3.4	The preceding provisions in Clause 3.1 through Clause 3.3 above do not amend any other contractual rights and obligations of Barclays or ABN AMRO under the Merger Protocol, including any other rights of Barclays under Clause 12 or any rights of Barclays under Clause 19, save that the right of Barclays to terminate the Merger Protocol pursuant to Clause 19.4 shall no longer be available to Barclays if and only to the extent that any member of the ABN AMRO Boards makes a Consistent Public Statement made in accordance with Clause 3.2 and during the period referred to in Clause 3.1 of this Amendment Letter.

3.5	A new Pre-Offer Condition shall be added in Schedule 1 of the Merger Protocol, which shall read as follows:

“1.29 The ABN AMRO Boards having confirmed in writing, and having made an appropriate press release confirming, their unanimous recommendation of the Revised Offer consistent with the terms of the Merger Protocol on or before 30 July 2007 or such later date as may be determined by Barclays.”

For purposes of Clause 5 of the Merger Protocol, this Pre-Offer Condition shall be for the sole benefit of Barclays.

3.6	A new Offer Condition shall be added in Schedule 2 of the Merger Protocol, which shall read as follows:

“1.21 The obligation of the Offeror to declare the Offer unconditional shall be subject to the condition precedent that no Third Party declares or reaffirms that it makes or intends to make an offer or an amended offer for shares in ABN AMRO.”

In case this Offer Condition is not fulfilled, the Offeror may change the consideration offered in the Offer, provided that the change shall not comprise a decrease of the consideration offered in the Offer compared to the consideration offered by the Offer just prior to the time such change is made. For so long as the Merger Protocol is not terminated, the Offeror agrees with ABN AMRO that it shall not invoke this Offer Condition without announcing a change to the consideration offered in the Offer, unless it has obtained the prior written agreement of ABN AMRO.

For purposes of Clause 6 of the Merger Protocol, this Offer Condition shall be for the sole benefit of Barclays.

4.	Supplemental Provisions

4.1	ABN AMRO agrees that Barclays shall be permitted under the Merger Protocol as amended and supplemented by this Amendment Letter to carry out all actions in respect of the Revised Offer, the Barclays Share Placement, the Barclays Share Buy Back and their implementation, all as described in the Press Release. In addition, subject to its legal and statutory obligations, ABN AMRO agrees to carry out all actions, and procure that its group companies carry out all actions in relation to the payment of a EUR 12 billion dividend by ABN AMRO Holding following completion of the LaSalle Agreement or a Sale Contract, as contemplated by the Press Release, and obtaining any requisite regulatory clearances therefor. Immediately following execution of this Amendment Letter Barclays shall provide ABN AMRO with a copy of all executed agreements regarding the Barclays Share Placement and the Barclays Share Buy Back, including the

A-2-4

strategic partnership agreement referred to in Appendix II of the Press Release. If and to the extent the position of ABN AMRO and ABN AMRO shareholders under the Merger Protocol is adversely affected by any of the agreements referred to in the preceding sentence in a manner that is not reasonably apparent from the Press Release, the Parties confirm that they will enter into discussions with a view to identifying and assessing any such issues and agreeing the appropriate way to resolve them.

4.2	It is recognised and accepted that each of Chorus and Tango shall have the right to nominate a non-executive director for appointment to the Barclays Board effective after consummation of the Offer. The Parties confirm that they will enter into discussions with a view to reaching agreement no later than 30 July 2007 as to the composition of the Barclays Board following consummation of the Offer, with due regard to such composition as originally envisaged by the Merger Protocol at the time it was entered into on 23 April 2007.

4.3	Both Parties note that, subject to waiver or satisfaction of the Pre-Offer Conditions, launch of the Revised Offer must be on or before a date set or to be set by the AFM, and agree to cooperate fully in accordance with the procedures laid down in the Merger Protocol to endeavour to meet such deadline, including making available in a timely fashion all relevant information that must be included in the Offer Document, Prospectus, the Class 1 Circular, the Registration Statement, Schedule TO and Schedule 14D-9.

4.4	The entering into of this Amendment Letter shall, other than as explicitly agreed in this Amendment Letter, not affect any accrued rights and obligations under the Merger Protocol prior to the entering into of this Amendment Letter.

5.	Governing law and disputes

This Letter Agreement is governed by, and shall be construed in accordance with, the laws of The Netherlands. The provisions of Clause 22 (Governing Law And Disputes) of the Merger Protocol shall apply to this letter as if incorporated herein.
      Please confirm that you agree to the provisions of this Amendment Letter by signing and dating where indicated below on a copy of this letter and returning it to us. This Amendment Letter may be executed in any number of counterparts, each of which when executed and delivered shall be an original but all counterparts together constitute one and the same instrument.

A-2-5

Signed for and on behalf of
BARCLAYS PLC

/s/ L. C. Dickinson

By: L. C. Dickinson
Title: Company Secretary
Place:
Signed for and on behalf of
ABN AMRO HOLDING N.V.

/s/ R. Groenink	/s/ H.W. Nagtglas Versteeg

By: R. Groenink	By: H.W. Nagtglas Versteeg
Title: Chairman of the Managing Board	Title: Company Secretary
Place: Amsterdam	Place: Zeist

A-2-6

ANNEX A — PRESS RELEASE

•	Revised Offer Announcement

•	Share Placing Announcement
[Previously Disclosed]

A-2-7

ANNEX B — REGULATORY CLEARANCES

1.8	Without limitation to paragraph 1.7 above:

(i)	the Competent Regulatory Authorities in The Netherlands have given their declaration of no-objection in accordance with and to the extent required by the DFSA in respect of each person (whether or not a member of the Combined Group) who will hold, obtain or increase a qualifying holding (for the purposes of the DFSA) or exercise any control relating to such a qualifying holding in any credit institution, financial institution, UCITS management company, investment firm, insurance undertaking or other undertaking, not being an aforementioned financial undertaking (financiële onderneming) within the meaning of the DFSA which is a member of the Combined Group (and for any reduction of own funds, dividend or distribution of or payment from an item of reserves, taking over of assets and liabilities, merger or reorganisation to be carried out) in connection with the Merger or the Offer, its implementation, the proposed direct or indirect acquisition of any shares or other securities in, or control of, ABN AMRO or any member of the ABN AMRO Group by Barclays or any member of the Barclays Group, the payment of any dividend or other distribution by ABN AMRO Bank N.V. or ABN AMRO following the Offer relating to the proceeds of the disposal of LaSalle, the implementation of the Structuring Action or the operation of the Combined Group in accordance with this Merger Protocol;

(ii)	the FSA has notified its approval in writing in respect of each person (whether or not a member of the Combined Group) who will acquire control or any additional or increased control (for the purposes of FSMA) over any UK authorised person (within the meaning of FSMA) which is a member of the Combined Group in connection with the Merger or the Offer, its implementation, the proposed direct or indirect acquisition of any shares or other securities in, or control or management of, ABN AMRO or any member of the ABN AMRO Group by Barclays or any member of the Barclays Group, the implementation of the Structuring Action or the operation of the Combined Group in accordance with this Merger Protocol or, where no such notification has been made in respect of any such person, the period allowed under such Act for the FSA to notify any objections to such person acquiring such control or any such additional or increased control having expired without notification of such objection and the FSA has not cancelled or varied, and has not notified (or intimated that it may notify) any proposal to cancel or vary, any permission (within the meaning of FSMA) held by any such authorised person at the date of this Merger Protocol;

(iii)	DNB has confirmed that it has no objection in relation to the appointment of the Nominated Individuals to the management board and supervisory board of ABN AMRO Bank N.V., subject to and with effect as of the time the Offer is declared unconditional, and the FSA has approved the Nominated Individuals being appointed to the board of directors of Barclays Bank to perform the functions of a director thereof, subject to and with effect as of the time the Offer is declared unconditional;

(iv)	all approvals have been received or notices have been filed under United States federal or state banking laws that are necessary to permit consummation of the Offer and the Merger, and all required waiting periods have expired;

(v)	the European Commission has issued a decision under Article 6(l)(b) of the EU Merger Regulation, or is deemed to have done so under Article 10(6) of the EU Merger Regulation, declaring the Merger and the Offer compatible with the Common Market without attaching to its decision any conditions or obligations and in the event that a request under Article 9(2) of the EU Merger Regulation has been made by a Member State, the European Commission has indicated that it has decided not to refer the Merger or the Offer (or any part thereof) or any matter arising therefrom to a competent authority of a Member State in accordance with Article 9(1) of the EU Merger Regulation;

A-2-8

(vi)	the applicable waiting period, if any, under the HSR Act in Relation to the Merger or the Offer has expired or been terminated, and no order is issued by any competent U.S. governmental authority (whether temporary, preliminary or permanent) preventing the implementation of the Merger or Offer and no U.S. governmental entity has indicated an intention or threatened to commence proceedings seeking the same and no proceedings seeking the same are pending and not finally resolved; and

(vii)	all notifications, filings, applications and Authorisations that are necessary in any jurisdiction in connection with the proposed acquisition by Chorus or Tango (or any subsidiary of either of them) of shares in Barclays pursuant to the Barclays Share Placement (or any resulting indirect acquisition of any interest in any member of the Barclays Group or the ABN AMRO Group) have been made or obtained from all appropriate Third Parties and any waiting periods (or extensions thereof) under any applicable legislation of any jurisdiction during which any Third Party may oppose or take or announce steps which could impede such acquisition have expired, lapsed or been terminated (except for those that cannot be made, obtained, expire or lapse before the acquisition of those shares).

A-2-9

ANNEX C — ADJUSTMENTS TO EXCHANGE RATIO

1.	A Party may (notwithstanding Clause 7.1 of this Merger Protocol and Schedule 3, other than the final sentence of paragraph (c) of Schedule 3) effect a Capital Raising or Capital Return as defined in paragraph 4 below, subject to the Ordinary Share Exchange Ratio and the related ADS Exchange Ratio and, if relevant, the DR Pref Consideration being adjusted as contemplated by this Schedule 5 and provided always that none of the proceeds under the LaSalle Agreement or a Sale Contract may in any circumstance be distributed during the Interim Period by any means whatsoever.

2.	The Parties agree that the Ordinary Share Exchange Ratio is expressed on the basis of the value of Barclays Shares by reference to the closing share price on the Calculation Date relative to the value of ABN AMRO Ordinary Shares implied by the Ordinary Share Exchange Ratio and the purpose of the adjustments contemplated in this Schedule 5 is to factor into this ratio the impact on the relative values of Barclays and ABN AMRO arising from certain actions.

3.	For the purposes of clarity, the proposed dividends relating to the financial year ended 31 December 2006 and any interim dividends in respect of the financial year commencing 1 January 2007 (provided any such interim dividend is consistent with the dividend policy of such Party prevailing as at the date of this Merger Protocol and does not exceed reasonable market expectations as on 20 April 2007) and any repurchase of ordinary shares permitted by paragraph (n)(vi) of Schedule 3 shall not result in an adjustment of any ratio contemplated by this Schedule 5.

4.	Where there is a Capital Raising or Capital Return, the Ordinary Share Exchange Ratio shall be adjusted in accordance with the following formula (calculated to two (2) decimal places):-
          Adjusted Ordinary Share Exchange Ratio is equal to:
(Ordinary Share Exchange Ratio on Calculation Date x Barclays Share Price on Calculation
Date × Number of ABN AMRO Ordinary Shares in issue on Calculation Date
-
Aggregate value of Capital Return(s) by ABN AMRO between Calculation Date and
Settlement Date (in GBP)
+
Aggregate value of Capital Raising(s) by ABN AMRO between Calculation Date and
Settlement Date (in GBP)
-
((Number of ABN AMRO Ordinary Shares in issue on Settlement Date — Number of ABN AMRO Ordinary Shares in issue on Calculation Date) × Ordinary Share Cash Consideration)))
/
(Number of ABN AMRO Ordinary Shares in issue on Settlement Date)

divided by:
(Barclays Share Price on Calculation Date ×
Number of ordinary Barclays Shares in issue on Calculation Date
-
Aggregate value of Capital Return(s) by Barclays between Calculation Date and Settlement Date
+
Aggregate value of Capital Raising(s) by Barclays between Calculation Date and Settlement Date)
/
(Number of ordinary Barclays Shares in issue on Settlement Date)

5.	In any calculation of the Adjusted Ordinary Share Exchange Ratio, the GBP/ EUR exchange rate shall be the relevant reference rate as published by the European Central Bank (and quoted on its website) prevailing on the date of the Capital Return or the Capital Raising.

A-2-10

6.	In this Schedule 5:

“ADS Exchange Ratio” has the meaning ascribed to it in Clause 1.2(i) of this Merger Protocol.

“Calculation Date” means 20 July 2007.

“Capital Raising” means the issue of (i) any ordinary shares by a Party; or (ii) paid-for newly granted rights to acquire the issued ordinary shares of either Party (whether or not otherwise permitted under or for the purposes of Clause 7.1 of this Merger Protocol and Schedule 3). Capital Raising shall exclude monies raised and shares issued under the Barclays Share Placement.

“Capital Return” means the declaration of a dividend, capital repayment or any other distribution by a Party in respect of its ordinary shares (whether or not otherwise permitted under or for the purposes of Clause 7.1 of this Merger Protocol and Schedule 3, other than the final sentence of paragraph (c) of Schedule 3), but excluding any transaction referred to in paragraph 3 of this Schedule 5. For the avoidance of doubt, any repurchase of ordinary shares at market at the time of the repurchase shall not result in an adjustment of any ratio contemplated by this Schedule 5.

“Ordinary Share Exchange Ratio” has the meaning ascribed to it in Clause 1.2 (i) of this Merger Protocol.

In respect of each Party, the number of shares in issue are calculated on a fully diluted basis, minus the number of shares in issue on the Calculation Date that were held by that Party as Treasury shares, plus all ordinary shares repurchased by that Party from the Calculation Date to the Settlement Date. Shares issued under the Barclays Share Placement shall be excluded from the calculation of Barclays shares in issue on Settlement Date.

Unless specifically defined in this Schedule 5, defined words and phrases shall have the meaning ascribed to them in this Merger Protocol.

7.	Where ABN AMRO receives cash consideration for the sale of LaSalle (the “LaSalle Proceeds”) which is less than US$ 21 billion (the “LaSalle Amount”), an amount equal to the shortfall shall be deemed to have been a distribution by ABN AMRO and therefore amounts to a Capital Return by ABN AMRO for the purposes of this Schedule 5. However, where the La Salle Proceeds are in excess of the La Salle Amount, this shall not amount to a Capital Raising for the purposes of this Schedule 5 and, consequently, there shall be no adjustment to the Ordinary Share Adjustment Ratio as a result of the excess proceeds.

8.	Where a Party undertakes a Capital Raising or Capital Return (i) the relevant ADS Exchange Ratio; (ii) the DR Pref Consideration; and (iii) Convertible Share Consideration shall be equitably adjusted to the extent necessary to reflect the Adjusted Ordinary Share Exchange Ratio on a basis consistent with the principles of this Schedule 5.

9.	Where a Party elects to undertake a Capital Raising or a Capital Return it shall promptly provide the other Party with a calculation of the effect on the Adjusted Ordinary Share Exchange Ratio (and the related ratios) and use all reasonable endeavours to reach agreement on such adjustments. In the absence of agreement within 5 Business Days of the calculation being submitted for agreement, the matter shall be referred to an expert pursuant to Clause 6.8.

10.	For the avoidance of doubt, except as provided in paragraph 1 of this Schedule 5, any adjustment made pursuant to the provision of this Schedule shall not constitute a waiver or settlement with respect to any breach by any Party of the provisions of Schedule 3 or Clause 7.1(a) and shall not limit any rights of any Party with respect thereto.

11.	This Schedule 5 shall cease to operate, and no adjustment shall be made to the final exchange ratio, after the date the Offer is declared unconditional. During the period from then until the settlement of any final acceptances under the Offer, no action may be taken by either party which would otherwise have given rise to an adjustment under this Schedule 5.

A-2-11

12.	The intended operation of this Schedule 5 is illustrated in the following worked examples:

13.	Example 1. Barclays issues 1,000m new shares at £5.25

Value per Barclays share on Calculation Date	£7.135
Number of Barclays shares issued and outstanding on Calculation Date	6,389m
Ordinary Share Exchange Ratio	2.13
EUR-GBP exchange rate on Calculation Date	€1.48
Ordinary Share Cash Consideration	€13.15
Ordinary Share Cash Consideration (expressed in GBP)	£8.89
Implied ABN AMRO share price on Calculation Date (expressed in GBP)	£24.08
Share price at which placement is made (expressed in GBP)	£5.25
Number of shares issued in the placement	1,000m
Number of Barclays shares outstanding post placement	7,389m
Adjusted Ordinary Exchange Ratio = (2.13 × 7.135) / ((7.135 × 6,389 + 1,000 × 5.25) / 7,389)	2.21

14.	Example 2. ABN AMRO pays a special dividend of €500m

Value per Barclays share on Calculation Date	£7.135
Ordinary Share Exchange Ratio	2.13
EUR-GBP exchange rate on Calculation Date	1.48
Ordinary Share Cash Consideration	€13.15
Ordinary Share Cash Consideration (expressed in GBP)	£8.89
Implied ABN AMRO share price on Calculation Date (expressed in GBP)	£24.08
Number of ABN AMRO shares issued and outstanding on Calculation Date	1,846m
Special dividend declared and paid by ABN AMRO	€500m
Adjusted Ordinary Exchange Ratio =((2.13 × 7.135 × 1,846 - 500 / 1.48) / 1,846) / 7.135	2.10

A-2-12

ANNEX D — ABN AMRO Press Release
[Previously Disclosed]

A-2-13

ANNEX A—3
MERGER PROTOCOL AMENDMENT LETTER OF JULY 30, 2007
Barclays PLC
Churchill Place 1
Canary Wharf, E14 5HP
London, United Kingdom
Attention: Mr John Varley, Group Chief Executive
Dear Sirs
Merger Protocol Amendment Letter
      We refer to the merger protocol that was made on 23 April 2007 between:

(i)	ABN AMRO Holding N.V., a public limited liability company, duly incorporated and validly existing under the laws of The Netherlands, having its registered office at Gustav Mahlerlaan 10, 1082 PP Amsterdam, The Netherlands (“ABN AMRO”); and

(ii)	Barclays PLC, a public limited liability company, duly incorporated and validly existing under the laws of England, having its registered office at 1 Churchill Place, Canary Wharf, E14 5HP, London, United Kingdom (“Barclays”);
in connection with an intended public offer for all outstanding shares in the capital of ABN AMRO, as amended from time to time (the “Merger Protocol”). Unless the context provides otherwise, capitalised terms used herein shall have the meaning assigned thereto in the Merger Protocol. On 20 July 2007 you made a revised proposal and at that time neither of us wished to terminate the Merger Protocol. We therefore agreed by letter of 23 July 2007 (the “First Amendment Letter”) to certain amendments of the Merger Protocol to accommodate our review of the revised offer and to facilitate the announcement of your revised offer to the markets by open of business on 23 July 2007. In light of present circumstances, the ABN AMRO Boards, after having considered the advice of outside legal counsel and financial advisors, acting in good faith and observing their fiduciary duties, have concluded not to continue to recommend the Offer for acceptance to the shareholders of ABN AMRO at this stage, whilst the ABN AMRO Boards continue to support the Offer. We have agreed that neither of us at this time wishes to terminate the Merger Protocol and/or claim payment of the break fee as contemplated by the Merger Protocol.
      Upon your countersignature of this letter agreement (the “Second Amendment Letter”), we hereby mutually agree as follows:

1.	Placement of Press Release/Filing of 14D-9

1.1	Before opening of trading on Eurolist by Euronext Amsterdam and the London Stock Exchange on 30 July 2007, the press release attached hereto as Annex A (the “ABN AMRO Press Release”) which has been notified to the Netherlands Authority for the Financial Markets (Autoriteit Financiële Markten) (the “AFM”) and of which the AFM has confirmed it has no further comments, will be issued by ABN AMRO.

1.2	In the course of 30 July 2007, ABN AMRO shall file a Schedule 14D-9 with the SEC in accordance with the draft thereof attached hereto as Annex B.

1.3	Before opening of trading on Eurolist by Euronext Amsterdam and the London Stock Exchange on 30 July 2007, the press release attached hereto as Annex C (the “Barclays Press Release”) which has been notified to the AFM and of which the AFM has confirmed it has no further comments, will be issued by Barclays.

A-3-1

2.	Amendment of the Merger Protocol

2.1	Certain provisions of the Merger Protocol will be amended as set out herein below:

2.1.1	Recital (K) of the Merger Protocol shall be amended to read as follows:

“(K) ABN AMRO’s management board (“Management Board”) and ABN AMRO’s supervisory board (“Supervisory Board”, and together with the Management Board, the “ABN AMRO Boards”), decided on 22 April 2007 to enter into this Merger Protocol and to unanimously recommend the initial Offer to ABN AMRO’s shareholders. On 27 July 2007 ABN AMRO Boards, after having considered the advice of outside legal counsel and financial advisors, acting in good faith and observing their fiduciary duties, concluded not to continue to recommend the Offer for acceptance to the shareholders of ABN AMRO from a financial point of view, but to continue to support the Offer. The board of directors of Barclays (the “Barclays Board”) has decided to enter into this Merger Protocol and to unanimously recommend the Merger to Barclays shareholders;

2.1.2	Recitals (L) and (M) of the Merger Protocol and the references thereto in Clause 1.14 of the Merger Protocol shall be deleted.

2.1.3	The text of paragraph (i) in Clause 1.2 shall be amended to read as follows:

“(i) 2.13 Barclays Shares for each Ordinary Share (the “Ordinary Share Exchange Ratio”) and an amount of EUR 13.15 in cash for each Ordinary Share (the “Ordinary Share Cash Consideration”, and together with the Ordinary Share Exchange Ratio, the “Ordinary Share Consideration”) and 0.5325 Barclays ADSs for each ABN AMRO ADS (the “ADS Exchange Ratio”) and such amount in USD, based on the conversion of the Euro consideration to which holders of ABN AMRO ADSs are entitled, net of any applicable fees and expenses, into USDs at the average exchange rate obtainable by The Bank of New York, the ADS exchange agent, calculated over the five business days prior to the date the cash consideration is received by the ADS exchange agent for delivery in respect of such ABN AMRO ADSs in cash for each ABN AMRO ADS (the “ADS Cash Consideration”, and together with the ADS Exchange Ratio, the “ADS Consideration”) in each case tendered pursuant to the Offer (Barclays Shares, including Barclays Shares represented by Barclays ADSs, to be offered pursuant to the Offer, the “Consideration Shares”);”

2.1.4	Clause 1.7 of the Merger Protocol shall be amended to read as follows:

“1.7 The Offer Document shall, amongst others, contain (i) a full description of the envisaged transaction structure, (ii) a description of the undertakings contained in Clauses 3 and 7 and (iii) the ABN AMRO Boards Position.”

2.1.5	Clauses 4.1 and 4.2 of the Merger Protocol shall be amended to read as follows:

“4. ABN AMRO Boards Position/Recommendation of Competing Offer

4.1 ABN AMRO confirms that the ABN AMRO Boards have unanimously resolved to approve the entering into of this Merger Protocol.

4.2 Subject to Clause 12.2 and the need to observe their fiduciary duties, and act accordingly as contemplated in Clause 14, none of the members of the ABN AMRO Boards (a) shall make any contradictory Public Statement as to their position with respect to the Offer that would constitute a significant change in the nature of the ABN AMRO Boards Position as an expression of support of the strategic benefits of the combination with Barclays (a “Contradictory Public Statement”), or (b) shall make any Public Statement recommending any Alternative Proposal relating to ABN AMRO, as defined in Clause 11.2, unless (i) ABN AMRO has consulted with Barclays about such statement prior to it being made public, or (ii) ABN AMRO or Barclays has terminated

A-3-2

this Merger Protocol in accordance with Clause 13, Clause 14 or Clause 19. The sole remedy for breach of this Clause 4.2 is set forth in Clause 19.4 and 19.6.”

2.1.6	Clause 4.5 of the Merger Protocol shall be amended to read as follows:

“4.5 The Parties agree that the Offer Document, the Prospectus, the Class 1 Circular, the Registration Statement, Schedule TO and Schedule 14D-9 will include the ABN AMRO Boards Position and will state that the Barclays Board unanimously recommend the Offer, subject to such recommendation not having been withdrawn in accordance with the terms of this Merger Protocol.”

2.1.7	Clauses 7.7 and 7.9 of the Merger Protocol shall be deleted.

2.1.8	Clause 12.2 of the Merger Protocol shall be amended to read as follows:

“12.2 In the event that the ABN AMRO Boards determine that they intend to recommend the Competing Offer:

12.2.1 ABN AMRO shall promptly inform Barclays in writing (such information in writing hereinafter the “Notice”) thereof, and shall confirm in the Notice that the Boards intend, acting in good faith and observing their fiduciary duties under applicable law and in the absence of a Revised Offer as described in 12.2.2 below, to recommend the Competing Offer for ABN AMRO, which Notice shall have attached the most current written version of such Competing Offer;

12.2.2 Barclays shall have 5 (five) Business Days following the date on which it has received the Notice to communicate to the ABN AMRO Boards a revision of the Offer (“Revised Offer”);

12.2.3 Provided that (i) ABN AMRO acts and has at all times acted in accordance with Clauses 11, 12.2.1 and 12.2.2 and (ii) either (a) Barclays fails to communicate a Revised Offer within 5 (five) Business Days after having received the Notice or (b) the ABN AMRO Boards reaffirm to Barclays in writing at the end of such period, after taking into account any Revised Offer, acting in good faith and observing their fiduciary duties under applicable law, that the ABN AMRO Boards intend to recommend the Competing Offer, each of ABN AMRO and Barclays shall be entitled to terminate this Merger Protocol with immediate effect, without prejudice to Clause 19, and the ABN AMRO Boards may recommend the Competing Offer; and

12.2.4 If Barclays has communicated a Revised Offer to the ABN AMRO Boards in accordance with Clause 12.2.2 and the ABN AMRO Boards decide not to recommend the Competing Offer, ABN AMRO shall notify the third party proposing the Competing Offer that it does not intend to recommend such Competing Offer and publicly announce the terms of the Revised Offer which shall be publicly recommended by the ABN AMRO Boards. ABN AMRO and Barclays shall not be permitted in such circumstances to terminate this Merger Protocol and ABN AMRO and Barclays and each of the members of the ABN AMRO Boards and the Barclays Board shall continue to be bound by their respective rights and obligations of this Merger Protocol, including in relation to any other Competing Offer.”

2.1.9	Clause 19.4 of the Merger Protocol shall be amended to read as follows:

“19.4 Barclays may terminate this Merger Protocol with immediate effect if any member of the ABN AMRO Boards makes any Contradictory Public Statement or makes any Public Statement recommending any Alternative Proposal in relation to ABN AMRO, unless the ABN AMRO Boards shall have reaffirmed by way of a public announcement the ABN AMRO Boards Position and that the ABN AMRO Boards do not recommend any Alternative Proposal as soon as possible, but in any event within 24 (twenty four) hours

A-3-3

after ABN AMRO or Barclays has become aware of any such Public Statement referred to above.”

2.1.10	The following text shall be added beneath the text of the Offer Condition set out under 1.8 in Schedule 2 (Offer Conditions):

“and (a) all such Authorisations remain in full force and effect, (b) no such Authorisations are subject to any material term or material condition which has not been fulfilled or satisfied.”

2.1.11	The definition of “ABN AMRO Boards Recommendation” in Schedule 4 shall be amended to read as follows:

“ABN AMRO Boards Position means the opinion (gemotiveerde standpuntbepaling) of the Management Board and Supervisory Board in respect of the Offer as announced on 30 July 2007 by way of the ABN AMRO Press Release attached as Annex A as adjusted from time to time by ABN AMRO without such adjustments individually or jointly constituting a Contradictory Public Statement.”

2.1.12	Any reference in the Merger Protocol to “ABN AMRO Boards Recommendation” or recommendation of the Offer by the ABN AMRO Boards shall be deemed to be a reference to “ABN AMRO Boards Position” to the extent consistent with the terms of this Second Amendment Letter, and without prejudice to Clause 3.2 below.

3.	Pre-Offer Conditions

3.1	Barclays hereby agrees to waive Pre-Offer Condition 1.1 (irrevocable undertakings).

3.2	The Pre-Offer Condition set out in 1.29 under Schedule 1 shall be rolled-over as an Offer Condition and shall be added as Offer Condition set out under 1.23 in Schedule 2, and shall read as follows:

“1.23 Before the Closing Date, the ABN AMRO Boards having confirmed in writing, and having made an appropriate press release confirming, their unanimous recommendation of the Offer for acceptance by the holders of ABN AMRO Shares and the ABN AMRO ADSs.”

3.3	For purposes of Clause 6 of the Merger Protocol, the Offer Condition set out in Clause 3.2 above shall be for the sole benefit of Barclays. The first sentence of Clause 6.3 and the last sentence of Clause 6.2 are not applicable to the Offer Condition set out in Clause 3.2 above.

4.	Supplemental Provisions

4.1	ABN AMRO shall be entitled (i) to engage in discussions or negotiations with the consortium consisting of Royal Bank of Scotland plc, Fortis S.A./ N.V. and Banco Santander Central Hispano, S.A. (the “Consortium”) and (ii) subject to Clause 11.6 of the Merger Protocol, to provide the Consortium with Confidential Information, without ABN AMRO having to notify Barclays that the ABN AMRO Boards have concluded that the offer published by them on 20 July 2007 would be reasonably likely to constitute or develop into a Competing Offer.

4.2	Clause 3.1 of the First Merger Protocol Amendment Letter is hereby replaced with the following:

“The Parties hereby agree that the ABN AMRO Boards Position shall be included in the Offer Document, the Prospectus, Registration Statement, Schedule TO, Schedule 14D-9 or related communication to be published by Barclays.”

4.3	This Second Amendment Letter replaces the provisions of sections 3.2 through 3.4 of the Amendment Letter.

4.4	It is recognised and accepted that each of China Development Bank and Temasek shall have the right to nominate a non-executive director for appointment to the Barclays Board effective

A-3-4

after consummation of the Offer. Parties recognise and accept that if such directors are appointed, this would result in an expansion of the Barclays Board from nineteen (19) directors, as envisaged by Clause 3.1 of the Merger Protocol, to twenty-one (21) directors, including sixteen (16) non-executive directors. In the event that the number of directors of the Barclays Board shall in the two years following the consummation of the Offer be reduced, the pro rata representation of directors nominated by ABN AMRO and of directors nominated by Barclays shall remain the same.

4.5	The Parties confirm that the employee consultation and information procedures as set out in the Pre-Offer Condition 1.14 under Schedule 1 of the Merger Protocol have been completed.

4.6	For the avoidance of doubt, Barclays and ABN AMRO shall continue to cooperate with each other in preparing the Offer Document, the Prospectus, Registration Statement, Schedule TO, Schedule 14D-9 or related communications and Barclays and ABN AMRO shall in accordance with Clauses 1.5 to Clause 1.16 of the Merger Protocol continue to take responsibility for information included in these publications that is provided by any of them. Any press release, the Offer Document, the Prospectus, Registration Statement, Schedule TO, Schedule 14D-9 or related communication to be published by Barclays or ABN AMRO shall continue to describe the proposed transaction as a “merger” between ABN AMRO and Barclays.

4.7	The Parties acknowledge that under the existing Merger Protocol, withdrawal of the recommendation of the Offer by the ABN AMRO Boards results in a right for Barclays to terminate the Merger Protocol and to receive immediate payment of EUR 200 million by way of compensation for loss and damages suffered. In view of the wish of the Parties not to terminate the Merger Protocol and in view of the continued support of the ABN AMRO Boards, Barclays agrees to defer the collection of the above sum until any public announcement is made by Barclays by way of a press release that the Merger Protocol is terminated in accordance with its terms (whether or not the Offer has been launched), in which case ABN AMRO shall pay the above sum within 48 hours after Barclays has made such announcement, provided that Barclays shall not have a right to receive payment of this sum: (a) in case the Offer has been declared unconditional; or (b) in case ABN AMRO announces following the date of this Second Amendment Letter that the ABN AMRO Boards renew the recommendation of the Offer and, during the currency of that recommendation, Barclays subsequently announces that the Merger Protocol is terminated in accordance with its terms without the Offer having been declared unconditional (whether or not the Offer has been launched). Clause 20.9 of the Merger Protocol applies to any payment of the above sum of EUR 200 million. Barclays shall be entitled to assign any and all rights under this Clause to Barclays Bank PLC. This Clause 4.7 is without prejudice to Barclays’ other rights under Clause 19.6 of the Merger Protocol, provided that the sum of EUR 200 million as referred to in Clause 19.6 of the Merger Protocol shall be payable only once. Likewise the sum of EUR 200 million as referred to in Clause 19.7 shall be payable only once.

4.8	The entering into of this Second Amendment Letter shall, other than as explicitly agreed in this Second Amendment Letter, not affect any accrued rights and obligations under the Merger Protocol prior to the entering into of this Second Amendment Letter.

5.	Governing law and disputes

This Second Amendment Letter is governed by, and shall be construed in accordance with, the laws of The Netherlands. The provisions of Clause 22 (Governing Law And Disputes) of the Merger Protocol shall apply to this letter as if incorporated herein.
Please confirm that you agree to the provisions of this Second Amendment Letter by signing and dating where indicated below on a copy of this letter and returning it to us. This Second Amendment Letter may be executed in any number of counterparts, each of which when executed and delivered shall be an original but all counterparts together constitute one and the same instrument.

A-3-5

Signed for and on behalf of
BARCLAYS PLC

/s/ John Varley

By: J. Varley
Title: CEO
Place: London
Signed for and on behalf of
ABN AMRO HOLDING N.V.

/s/ Rijkman Groenink	/s/ Huibert Boumeester

By: Rijkman Groenink	By: Huibert Boumeester
Title: Chairman of the Managing Board	Title: Chief Financial Officer
Place: Amsterdam	Place: Amsterdam

A-3-6

ANNEX A — ABN AMRO PRESS RELEASE
[Previously Disclosed]

A-3-7

ANNEX B — SCHEDULE 14D-9
[Previously Disclosed]

A-3-8

ANNEX C — BARCLAYS PRESS RELEASE
[Previously Disclosed]

A-3-9

ANNEX A-4
LETTER AGREEMENT OF AUGUST 3, 2007
Barclays PLC
1 Churchill Place, London, E14 5HP
(registered in England number 48839)
3 August 2007
ABN AMRO Holding N.V.
Gustav Mahlerlaan 10
1082 PP Amsterdam
The Netherlands
Attention: the Board of Management
Dear Sirs
Fulfilment, Waiver and Roll-Over of Pre-Conditions to the Offer
      Prior to Barclays PLC making the Offer contemplated under the merger protocol entered into by and between Barclays and ABN AMRO on 23 April 2007, as amended on 23 July and 30 July 2007 (the “Merger Protocol”), the Pre-Offer Conditions detailed in Schedule 1 to the Merger Protocol need to be fulfilled, waived or “rolled-over” in accordance with the provisions of Clause 5 of the Merger Protocol. Defined terms in this letter bear the same meaning as in the Merger Protocol unless otherwise stated.
      The purpose of this letter is to reflect our agreement as to which Pre-Offer Conditions have been fulfilled or waived prior to the Offer and which will be made conditions to the Offer.
      The agreement contained in this letter takes effect upon receipt of notifications that (i) the AFM has declared that it has no further comments with respect to the final draft of the Offer Document; and (ii) the UKLA has approved the Class 1 Circular and the Prospectus and will provide a certificate of approval of the Prospectus to the AFM.
      We hereby agree that for practical reasons the procedures for fulfilment, waiver and roll-over of the Pre-Offer Conditions set out in Clause 5 of the Merger Protocol shall be waived and the terms of this letter shall determine all matters as to the fulfilment, waiver and roll-over of such conditions.
      It is further agreed that the following Pre-Offer Conditions have been fulfilled or shall be treated as fulfilled, or to the extent that they have not been so fulfilled, they are hereby waived (no waiver in this letter constituting a waiver of any Offer Condition similar to any Pre-Condition):

•	Pre-Condition 1.1 (Irrevocable undertakings provided by members of the ABN Boards to Barclays) has been waived in the amendment letter to the Merger Protocol of 30 July 2007;

•	Pre-Condition 1.3: No ABN AMRO Material Adverse Change has occurred or has become known to Barclays;

•	Pre-Condition 1.4: No Barclays Material Adverse Change has occurred or has become known to ABN AMRO;

•	Pre-Condition 1.5: No third party has decided to, or indicated any intention to take Frustrating Action;

•	Pre-Condition 1.6: No circumstance has arisen that will suspend or limit trading in the Ordinary Shares, Convertible Shares or Barclays Shares;

•	Pre-Condition 1.7: All necessary or applicable notifications, filings and applications have been made;

A-4-1

•	Pre-Condition 1.8: Receipt of Authorisations required by any jurisdiction to make the Offer (other than in respect of the approval of the Offer Document, the Prospectus, Class 1 Circular and the Registration Statement);

•	Pre-Condition 1.9: At least 60 calendar days have passed since acceptance for processing of Barclays section 3 USBHC application, if required;

•	Pre-Condition 1.10: Barclays having determined that Offer Conditions 1.7 and 1.8 will be fulfilled by the Closing Date;

•	Pre-Condition 1.11: ABN AMRO having determined that Offer Conditions 1.7 and 1.8 will be fulfilled by the Closing Date (to the extent they relate to the ABN AMRO Group);

•	Pre-Condition 1.12: Notification having been received from FSA and DNB confirming that FSA will be the competent regulatory authority;

•	Pre-Condition 1.13: UK tax residence of Barclays having been confirmed by the Netherlands and UK tax authorities;

•	Pre-Condition 1.14: Requisite Employee consultations having been completed;

•	Pre-Condition 1.17: appointment of the Nominated Individuals to the ABN AMRO Boards and to the supervisory board and management board of ABN AMRO Bank N.V.;

•	Pre-Condition 1.18: AFM having no further comments on the offer Document, UKLA approving the Prospectus and the Registration Statement having become effective;

•	Pre-Condition 1.19: No indication having been given that Barclays shares will not be admitted to the Official List, or to trading on the London Stock Exchange, Euronext Amsterdam and Tokyo Stock Exchange. The Barclays ADSs having been approved by the NYSE;

•	Pre-Condition 1.20: Euronext Amsterdam confirming that it has no further comments on the amended ABN AMRO articles;

•	Pre-Condition 1.21: FTSE 100 Committee confirming that Barclays shares will be included in the FTSE 100;

•	Pre-Condition 1.22: The Parties not having received a notification from the AFM that the preparation of the Offer is in breach of Chapter IIA of the DSSA;

•	Pre-Condition 1.23: No undisclosed events being identified which may have a negative impact of 5% or more on the consolidated operating income of ABN AMRO;

•	Pre-Condition 1.24: No undisclosed events being identified which may have a negative impact of 5% or more on the consolidated operating income of Barclays; and

•	Pre-Condition 1.26: No Offer Condition becoming permanently incapable of fulfilment and not waived.
      It is hereby agreed that the following Conditions shall be rolled-over as Offer Conditions in their current form:

•	Pre-Condition 1.2: Irrevocable agreement with the Foundation in respect of the DR Prefs;

•	Pre-Condition 1.15: Barclays and ABN AMRO having received resignation letters from resigning members of the ABN AMRO Boards and from resigning members of the management board and supervisory board of ABN AMRO Bank N.V. (in both cases if they are not Nominated Individuals);

•	Pre-Condition 1.16: Barclays and ABN AMRO having received resignation letters from resigning members of the Barclays Board;

•	Pre-Condition 1.27: No Materially Burdensome Regulatory Condition having been imposed or being reasonably likely to be imposed; and

A-4-2

•	Pre-Condition 1.28: All regulatory approvals required for the completion of the La Salle Agreement or a Sale Contract having been obtained.
      It is agreed that Offer Condition 1.11 is deleted on the basis of the following agreement between Barclays and ABN AMRO:

(i)	ABN AMRO agrees with the contents of the memorandum called “Governance ABN AMRO Holding and Bank and SPV’s” and of the “Rules Governing the Supervisory Board’s special committee”, both as attached as annexed to this letter. On or before 10 August 2007 (or such later date as may be agreed), the Parties will agree on the list of candidates from which the independent members of the Supervisory Board and the members of the supervisory board of ABN AMRO Bank will be selected;

(ii)	ABN AMRO undertakes to convene after the Offer has been declared unconditional an extra-ordinary meeting of shareholders at the request of Barclays, to take place at such moment following the Settlement Date as Barclays may request, for the appointment of the Nominated Individuals to the ABN AMRO Boards and the supervisory board and management board of ABN AMRO Bank N.V. and (if applicable) the above mentioned independent members to the Supervisory Board and the supervisory board of ABN AMRO Bank N.V. and to vote on such other shareholders resolutions as may be proposed by Barclays to give effect to the Offer and the Merger;

(iii)	each of ABN AMRO and Barclays undertakes to use its reasonable endeavours to obtain all necessary approvals (including but not limited to a declaration of no objection (verklaring van geen bezwaar) from the Dutch Central Bank (De Nederlandsche Bank) and take any actions reasonably necessary for the above mentioned appointments, all prior to such extra-ordinary meeting of shareholders being convened; and

(iv)	the Parties agree that Clause 7.1 of the Merger Protocol is hereby amended to the effect that if the Offer is declared unconditional, the undertakings on the part of ABN AMRO as set out in Clause 7 and Schedule 3 of the Merger Protocol do not terminate on the Settlement Date but shall be extended to the time that the Nominated Individuals to the ABN AMRO Boards and the supervisory board and management board of ABN AMRO Bank N.V. are appointed.
      It is agreed that Offer Condition 1.12 shall be amended by the deletion of “(ii) the proposed appointments of the Nominated Individuals to the Barclays Board, subject to and with effect from the Offer being declared unconditional” and that the number “(iii)” will be replaced by “(ii)”.
      Subject to the Offer being declared unconditional, Barclays undertakes that the Barclays Board will unanimously resolve to propose resolutions to the shareholders of Barclays to approve the re-election of the Nominated Individuals at the next annual general meeting of the shareholders of Barclays, subject in each case to the relevant Nominated Individual giving his written consent to stand for re-election. For the avoidance of doubt, nothing in this paragraph shall oblige any member of the Barclays Board, in his or her sole discretion, to place himself or herself in breach of his or her fiduciary duty to Barclays.
      It is agreed that Offer Condition 1.1 shall be amended by the deletion of “..., or such lower percentage as Barclays may in its discretion decide,...” after “80%” and prior to “of the issued ABN AMRO Ordinary Share capital.”
      It is agreed that Offer Condition 1.13 shall be amended and replaced by the following: “The Registration Statement has become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.”
      The provisions of Clause 22 of the Merger Protocol (“Governing Law And Disputes”) shall apply to this letter as if incorporated herein.

A-4-3

      Please confirm that you agree to the provisions of this letter by signing and dating where indicated below on a copy of this letter and returning it to us. This letter may be executed in any number of counterparts, each of which when executed and delivered shall be an original but all counterparts together constitute one and the same instrument.
Signed for and on behalf of
BARCLAYS PLC
/s/ Chris Lucas

______________________________________________________
By: Chris Lucas
Title: Group Finance Director
Place:
We hereby agree to be bound by the provisions of this letter.
Signed for and on behalf of
ABN AMRO HOLDING N.V.

/s/ W. G. Jiskoot By: W. G. Jiskoot Title: Member of the Managing Board Place:	/s/ H.W. Nagtglas Versteeg Name: H.W. Nagtglas Versteeg Title: Company Secretary Place:

A-4-4

ANNEX
Governance ABN AMRO Holding and Bank and SPV’s
Rules Governing the Supervisory Board’s special committee

A-4-5

Governance ABN AMRO Holding, ABN AMRO Bank and SPVs

1.	Governance at ABN AMRO Holding and Bank level

1.1	Identical boards between ABN AMRO Holding and ABN AMRO Bank

Both ABN AMRO Holding N.V. and ABN AMRO Bank N.V. will continue to have a two tier board structure (i.e. a supervisory board and a management board) and these boards will be identical for ABN AMRO Holding and ABN AMRO Bank in order to comply with the Central Works Council covenant in this respect.

1.2	Supervisory Boards

1.2.1	Assuming continuation of existing appointment procedures, each supervisory board will consist of 5 persons which will be appointed by (the new Board of) Barclays Plc.

1.2.2	The Barclays appointees are likely to be (new) Barclays PLC executive board members. This would be considered appropriate from an overall governance point of view and is also likely to be positively received by the Netherlands Central Bank and by the Works Council and Unions. Suggested appointments: John Varley, Frits Seegers, Huibert Boumeester;

1.2.3	In the event that less than 95% of the ordinary shares are tendered in the Offer, two members of the Supervisory Boards will need to be independent from Barclays (in accordance with requirements imposed by recent Dutch case law). The independent supervisory board members will as members of this board have full supervisory board responsibility, but will form a special committee with the specific additional task of protecting the interests of minority shareholders in ABN AMRO Holding. The independent members will be nominated by the current Supervisory Board from a list jointly agreed between Barclays and ABN AMRO and will be appointed by ABN AMRO’s extra-ordinary shareholders meeting to be held at the request of Barclays, to take place at such moment following the Settlement Date as Barclays may request. Attached in the Appendix II hereto are the rules governing the special committee of the supervisory boards;

1.2.4	Frequency of supervisory board meetings: these boards will be expected to meet approximately 4 times annually, provided that during the period in which a minority shareholding exists, more frequent meetings may be required to consider particular issues affecting the minority;

1.2.5	Audit committee: an audit committee for ABN AMRO Holding and ABN AMRO Bank will be required for as long as Holding continues to be a listed entity and will remain subject to the Tabaksblat Code. Arguably however it could explain in its governance statement that the entire supervisory board — possibly together with (or in attendance of) the chairman of the Barclays PLC audit committee — fulfils this function and that consequently there is no separate audit committee.

1.3	Management boards

1.3.1	The suggested members of the management boards are: Piero Overmars (chair), Chris Lucas, Paul Idzik, Ron Teerlink and Wilco Jiskoot;

1.3.2	Frequency of management meetings: To be decided.
2.  Governance at SPV level

Barclays Netherlands N.V. and Barclays Investments Netherlands N.V. will not have a supervisory board. The management boards of these companies will, post consummation of the Offer, compromise members of the Barclays PLC executive committee and perhaps others nominated by (the new Board of) Barclays PLC. To secure the Dutch tax residency of these entities, it is in any case desirable

A-4-6

to have the majority of board members resident in the Netherlands. Suggested members: Chris Lucas, Frits Seegers, Piero Overmars

3.	Tasks of the independent supervisory board members

The rules governing the special committee of the Supervisory Boards set out in Appendix II will become part of the profile of the supervisory board and will as such become available to the public.
Governance Barclays Bank PLC
      The Board of Barclays Bank PLC is expected to have 7 members consisting of 3 (new) Barclays PLC executive directors and 4 (new) Barclays PLC non-executive directors. Proposed composition: Marcus Agius (chairman). Executive directors will include John Varley, Chris Lucas and Huibert Boumeester.
Appendix I: Overview of proposed composition of boards
Appendix II: Rules of the special committee of the Supervisory Boards

A-4-7

Appendix I:
Overview of proposed composition of boards
ABN AMRO HOLDING N.V.

Supervisory Board John Varley Frist Seegers Huibert Boumeerster Independent (if applicable) Independent (if applicable)	Management Board Piero Overmars (chairman) Chris Lucas Paul Idzik Ron Teerlink Wilco Jiscoot
ABN AMRO BANK N.V.

Supervisory Board John Varley Frits Seegers Huibert Boumeerster Independent (if applicable) Independent (if applicable)	Management Board Piero Overmars (chairman) Chris Lucas Paul Idzik Ron Teerlink Wilco Jiscoot
BARCLAYS INVESTMENTS (NETHERLANDS) N.V.
Management Board
Chris Lucas
Frits Seegers
Piero Overmars
BARCLAYS (NETHERLANDS) N.V.
Management Board
Chris Lucas
Frits Seegers
Piero Overmars

A-4-8

Appendix II:
Rules of the special committee of the Supervisory Boards
ANNEX F TO “RULES GOVERNING THE SUPERVISORY BOARD’S PRINCIPLES AND BEST PRACTICES”
RULES GOVERNING THE SUPERVISORY BOARD’S SPECIAL COMMITTEE

1.	Appointment, Term and Qualifications

1.1	The special committee consists of two members. The members are appointed by the supervisory board from among their number.

1.2	The appointment of the members will take effect after the extraordinary general meeting of shareholders of the company held following the public offer of Barclays Plc for the shares of the company and the subsequent consummation of that offer. The tenure of these members ends once Barclays Plc holds all of the ordinary shares in the issued share capital of the company or, if earlier, once Barclays Plc has obtained a final court ruling in a statutory squeeze out procedure in favour of compulsory transfer of all ordinary shares to Barclays.

1.3	The members collectively have adequate knowledge of and financial and management expertise in minority protection and corporate transactions.

1.4	Prior to the end of the tenure of the members of the special committee, the supervisory board, as well as the members of the special committee, may terminate (each of) the/their appointment(s) as a member of the special committee by prior written notice. In case of termination, a press release shall forthwith be issued.
2.  Duties

2.1	The Special committee shall have the authority to advise the management board and the supervisory board in connection with the entering into of any transaction outside the ordinary course of business, directly or indirectly, with Barclays Plc and/or any of its group companies.

2.2	Pursuant to article [●][1] of the articles of association of the company and the decision taken by the EGM in its meeting of [DATE] 2007, decisions of the managing board in respect of the transactions mentioned in article 2.1 above are subject to the prior approval of the supervisory board. The supervisory board shall not approve these decisions without the prior consent of the special committee.

2.3	In order to enable the special committee to fulfil its duties as laid down in this article, the managing board and the supervisory board shall provide the special committee with all required information and assistance.

2.4	In addition to the obligation on the supervisory board pursuant to article 2.3 of the supervisory board rules, the special committee shall prepare and publish a separate report on its functioning and activities during the preceding financial year. The report will be included in the annual report of the company and shall at least include the information referred to in the articles 3.4 and 3.5 of the supervisory board rules and the articles 3.1 and 3.2 below.

3.	Composition, expertise and independence

3.1	The members of the special committee should be able to come to an assessment of transactions brought before them independent from Barclays Plc and any of its group companies. In this respect they will in any case need to fulfil the following requirements. In addition and without prejudice to

1	Articles of association of ABN AMRO Holding N.V. and ABN AMRO Bank N.V. should be amended to reflect that certain management board decisions, to be identified by the general meeting of shareholders (e.g. the ones in 2.2. above), require prior approval of the supervisory board.

A-4-9

article 3.4 of the supervisory board rules, a member of the special committee will not be considered independent (and will accordingly be considered independent if none of the below apply to him/her) if he/she or his/her wife/husband, registered partner or other life companion, foster child or relative by blood or marriage up to the second degree:

(a)	has been an employee or member of the managing board of Barclays Plc (which for the purposes of this article includes group companies in the sense of 2:24b of the Dutch Civil Code) in the five years prior to his/her appointment;

(b)	receives personal financial compensation from Barclays Plc;

(c)	has had an important business relationship with Barclays Plc, or a company associated with the Barclays Plc in the year prior to his/her appointment. This will in any event include the situation where a member of the special committee, or the firm of which he/she is a shareholder, partner, associate or advisor, has acted as advisor to Barclays Plc (consultant, external auditor, civil notary and lawyer) and the situation where a member of the special committee is a managing director or an employee of any bank with which Barclays Plc has a lasting and significant relationship;

(d)	is a member of the managing board of a company, of which a member of the board or the executive committee of Barclays Plc is a supervisory board member (cross-ties);

(e)	holds at least ten percent of the shares in Barclays Plc (including the shares held by natural persons or legal entities that co-operate with him/her under a legal, tacit, oral or written agreement);

(f)	is a member of the managing or supervisory board — or is a representative in some other way — of a legal entity that holds at least ten percent of the shares in Barclays Plc; or

(g)	has temporarily managed Barclays Plc during the preceding twelve months while members of the executive committee were absent or unable to discharge their duties.

3.2	A member of the special committee shall not take part in a discussion and/or decision-making on a subject or transaction if he/she is no longer independent in accordance with article 3.4 of the supervisory board rules and article 3.1 above.

4.	Meetings and modus operandi

4.1	The special committee meets at least three times annually and as and when needed. The chairman of the managing board attends, upon invitation, the meetings.

4.2	As needed, the special committee provides the supervisory board with written or verbal reports regarding its duties.

4.3	The special committee may ask the advice of internal and external experts on matters within the competence of the committee.

5.	Compensation
      In addition to the remuneration as mentioned in article 7.1 of the supervisory board rules, the members of the special committee will receive an additional annual compensation and allowance for expenses as determined and reviewed from time to time in accordance with article 7 of these rules.

A-4-10

The ADS Exchange Agent for the Exchange Offer in the United States is:
The Bank of New York

By Mail:	By Hand Delivery	By Overnight Delivery
The Bank of New York Tender & Exchange Department P.O. Box 11248 Church Street Station New York, NY 10286-1248	The Bank of New York Reorganization Services 101 Barclay Street Receive and Deliver Window, Street Floor New York, NY 10286	The Bank of New York Tender & Exchange Department — 11 West 101 Barclay Street New York, NY 10286
The Dutch Listing and Exchange Agent for the Exchange Offer is:
ABN AMRO Bank
By Mail:
ABN AMRO Bank N.V.
Kemelstede 2
4817 ST Breda
The Netherlands
Tel: +31(0) 76 579 9455 or
+800 2222 0024

      Any questions or requests for assistance or additional copies of the document, the letter of transmittal and related materials may be directed to the information agent at its telephone number and location listed below. Holders of ABN AMRO ordinary shares or ABN AMRO ADSs may also contact their local broker, commercial bank, trust company or nominee for assistance concerning the exchange offer.
The Information Agent for the Exchange Offer in the United States is:
Georgeson

US and Canada	Europe
17 State Street, 10th floor New York, NY 10004 Banks and Brokers call: (212) 440-9800 Toll Free: (888) 605 7547	Vintners’ Place 68 Upper Thames Street London UK EC4V 3BJ Banks and Brokers Call: +44 (0) 870 703 6357 Toll Free: 0800 408 0099

The Dealer Manager for the Exchange Offer in the United States is:
Deutsche Bank Securities Inc.
60 Wall Street
New York, NY 10005

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers
      Barclays is subject to the provisions of the Companies Act 1985 (as amended) (the “1985 Act”). The relevant provisions of the 1985 Act in respect of the indemnification of directors and officers are sections 309A, 309B, 309C, 310, 337A and 727.
      Section 309A of the 1985 Act (as amended by the Companies (Audit, Investigations and Community Enterprise) Act 2004) provides:

(1)	This section applies in relation to any liability attaching to a director of a company in connection with any negligence, default, breach of duty or breach of trust by him in relation to the company.

(2)	Any provision which purports to exempt (to any extent) a director of a company from any liability within subsection (1) is void.

(3)	Any provision by which a company directly or indirectly provides (to any extent) an indemnity for a director of — (a) the company, or (b) an associated company — against any liability within subsection (1) is void. This is subject to subsections (4) and (5).

(4)	Subsection (3) does not apply to a qualifying third party indemnity provision (see section 309B(1)).

(5)	Subsection (3) does not prevent a company from purchasing and maintaining for a director of — (a) the company, or (b) an associated company — insurance against any liability within subsection (1).

(6)	In this section, “associated company”, in relation to a company (“C”), means a company which is C’s subsidiary, or C’s holding company or a subsidiary of C’s holding company; “provision” means a provision of any nature, whether or not it is contained in a company’s articles or in any contract with a company.
      Section 309B of the 1985 Act (as amended by the Companies (Audit, Investigations and Community Enterprise) Act 2004) provides:

(1)	For the purposes of Section 309A(4) a provision is a qualifying third party indemnity provision if it is a provision such as is mentioned in Section 309A(3) in relation to which conditions A to C below are satisfied.

(2)	Condition A is that the provision does not provide any indemnity against any liability incurred by the director — (a) to the company, or (b) to any associated company.

(3)	Condition B is that the provision does not provide any indemnity against any liability incurred by the director to pay — (a) a fine imposed in criminal proceedings, or (b) a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising).

(4)	Condition C is that the provision does not provide any indemnity against any liability incurred by the director — (a) in defending any criminal proceedings in which he is convicted, or (b) in defending any civil proceedings brought by the company, or an associated company, in which judgment is given against him, or (c) in connection with any application under any of the following provisions in which the court refuses to grant him relief, namely, (i) section 144(3) or (4) (acquisition of shares by innocent nominee), or (ii) section 727 (general power to grant relief in case of honest and reasonable conduct).

(5)	In paragraph (a), (b) or (c) of subsection (4) the reference to any such conviction, judgment or refusal of relief is a reference to one that has become final.

(6)	For the purposes of subsection (5) a conviction, judgment or refusal of relief becomes final — (a) if not appealed against, at the end of the period for bringing an appeal, or (b) if appealed against, at the time when the appeal (or any further appeal) is disposed of.

(7)	An appeal is disposed of — (a) if it is determined and the period for bringing any further appeal has ended, or (b) if it is abandoned or otherwise ceases to have effect.

(8)	In this section “associated company” and “provision” have the same meaning as in Section 309A.
      Section 309C of the 1985 Act (as amended by the Companies (Audit, Investigations and Community Enterprise) Act 2004) provides:

(1)	Subsections (2) and (3) impose disclosure requirements in relation to a directors’ report under section 234 in respect of a financial year.

(2)	If — (a) at the time when the report is approved under section 234A, any qualifying third-party indemnity provision (whether made by the company or otherwise) is in force for the benefit of one or more directors of the company, or (b) at any time during the financial year, any such provision was in force for the benefit of one or more persons who were then directors of the company, the report must state that any such provision is or (as the case may be) was so in force.

(3)	If the company has made a qualifying third-party indemnity provision and — (a) at the time when the report is approved under section 234A, any qualifying third-party indemnity provision made by the company is in force for the benefit of one or more directors of an associated company, or (b) at any time during the financial year, any such provision was in force for the benefit of one or more persons who were then directors of an associated company, the report must state that any such provision is or (as the case may be) was so in force.

(4)	Subsection (5) applies where a company has made a qualifying third-party indemnity provision for the benefit of a director of the company or of an associated company.

(5)	Section 318 shall apply to — (a) the company, and (b) if the director is a director of an associated company, the associated company, as if a copy of the provision, or (if it is not in writing) a memorandum setting out its terms, were included in the list of documents in section 318(1).

(6)	In this section — “associated company” and “provision” have the same meaning as in section 309A; and “qualifying third-party indemnity provision” has the meaning given by section 309B(1).
      Section 310 of the 1985 Act (as amended by the Companies (Audit, Investigations and Community Enterprise) Act 2004) provides:

(1)	This section applies to any provision, whether contained in a company’s articles or in any contract with the company or otherwise, for exempting any person (whether an officer or not) employed by the company as auditor from, or indemnifying him against, any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the company.

(2)	Except as provided by the following subsection, any such provision is void.

(3)	This section does not prevent a company — (a) from purchasing and maintaining for any such auditor insurance against any such liability, or (b) from indemnifying any such auditor against any liability incurred by him — (i) in defending any proceedings (whether civil or criminal) in which judgment is given in his favour or he is acquitted, or (ii) in connection with any application under section 727 (general power to grant relief in case of honest and reasonable conduct) in which relief is granted to him by the court.

      Section 337A of the 1985 Act (as amended by the Companies (Audit, Investigations and Community Enterprise) Act 2004) provides:

(1)	A company is not prohibited by section 330 from doing anything to provide a director with funds to meet expenditure incurred or to be incurred by him — (a) in defending any criminal or civil proceedings, or (b) in connection with any application under any of the provisions mentioned in subsection (2).

(2)	The provisions are — section 144(3) and (4) (acquisition of shares by innocent nominee), and section 727 (general power to grant relief in case of honest and reasonable conduct).

(3)	Nor does section 330 prohibit a company from doing anything to enable a director to avoid incurring such expenditure.

(4)	Subsections (1) and (3) only apply to a loan or other thing done as mentioned in those subsections if the terms on which it is made or done will result in the loan falling to be repaid, or any liability of the company under any transaction connected with the thing in question falling to be discharged, not later than — (a) in the event of the director being convicted in the proceedings, the date when the conviction becomes final, (b) in the event of judgment being given against him in the proceedings, the date when the judgment becomes final, or (c) in the event of the court refusing to grant him relief on the application, the date when the refusal of relief becomes final.

(5)	For the purposes of subsection (4) a conviction, judgment or refusal of relief becomes final — (a) if not appealed against, at the end of the period for bringing an appeal, or (b) if appealed against, at the time when the appeal (or any further appeal) is disposed of.

(6)	An appeal is disposed of — (a) if it is determined and the period for bringing any further appeal has ended, or (b) if it is abandoned or otherwise ceases to have effect.
      Section 727 of the 1985 Act provides:

(1)	If in any proceedings for negligence, default, breach of duty or breach of trust against an officer of a company or a person employed by a company as auditor (whether he is or is not an officer of the company) it appears to the court hearing the case that that officer or person is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that the court may relieve him, either wholly or partly, from his liability on such terms as it thinks fit.

(2)	If any such officer or person as above-mentioned has reason to apprehend that any claim will or might be made against him in respect of any negligence, default, breach of duty or breach of trust, he may apply to the court for relief; and the court on the application has the same power to relieve him as under this section it would have had if it had been a court before which proceedings against that person for negligence, default, breach of duty or breach of trust had been brought.

(3)	Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant or defender ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case in whole or in part from the jury and forthwith direct judgment to be entered for the defendant or defender on such terms as to costs or otherwise as the judge may think proper.

      Article 160 of the articles of association of Barclays PLC provide:

(a)	Subject to the provisions of the statutes, but without prejudice to any indemnity to which he or she may otherwise be entitled, every director, other officer and auditor of the company and every former director, other former officer and former auditor of the company shall be indemnified out of the assets of the company against any liability, loss or expenditure incurred by him or her in the actual or purported execution and/or discharge of his or her duties and/or the exercise or purported exercise of his or her powers and/or otherwise in relation to or in connection with his or her duties, powers or office including (without prejudice to the foregoing) any liability incurred by him or her in defending any proceedings, whether civil or criminal, which relate to anything done or omitted to be done or alleged to have been done or omitted to be done by him or her as a director, officer or auditor of the company and in which judgment is given in his or her favour or in which he or she is acquitted or which are otherwise disposed of without any finding or admission of guilt or breach of duty on his or her part or incurred in connection with any application in which relief is granted to him or her by the court from liability in respect of any such act or omission or from liability to pay any amount in respect of shares acquired by a nominee of the company.

(b)	To the extent permitted by the statutes, the board may arrange and maintain insurance cover at the cost of the company in respect of any liability, loss or expenditure incurred by any director, other officer or auditor of the company in relation to anything done or alleged to have been done or omitted to be done by him or her as a director, officer or auditor.
      The term “statutes” is defined in the articles of association as: the Companies Act 1985, the Companies Act 1989, the Companies Act 2006 and every other Act and statutory instrument for the time being in force concerning companies and affecting the company.
      Liability insurance coverage:
      Each of Barclays and Barclays (Netherlands) has obtained director’s and officer’s liability insurance coverage which, subject to policy terms and limitations, includes coverage for directors and officers of Barclays and Barclays (Netherlands) and to reimburse Barclays and Barclays (Netherlands) for amounts paid to directors or officers of Barclays and Barclays (Netherlands) by way of lawful indemnity.

Item 21.	Exhibits and Financial Statement Schedules

(a)	Exhibit Index

Exhibit
Number	Description

2.1	Merger Protocol, dated April 23, 2007, between ABN AMRO Holding N.V. and Barclays PLC, as amended by the Merger Protocol Amendment Letter, dated July 23, 2007, the Merger Protocol Amendment Letter, dated July 30, 2007, and the letter agreement, dated August 3, 2007 (included as Annex A-1, Annex A-2, Annex A-3 and Annex A-4, respectively, to the offer document/prospectus contained in this registration statement)
3.1	Memorandum and Articles of Association of Barclays PLC, as adopted on April 26, 2007 (incorporated by reference to the Current Report on Form 6-K of Barclays PLC, filed on June 21, 2007)
3.2	Articles of Association of Barclays (Netherlands) N.V.
5.1	Opinion of Clifford Chance LLP with respect to the validity of the Barclays ordinary shares to be registered***
5.2	Opinion of Clifford Chance LLP with respect to the validity of the Barclays (Netherlands) ordinary shares to be registered
8.1	Opinion of Sullivan & Cromwell LLP with respect to material US tax consequences of the transaction***
8.2	Opinion of Clifford Chance LLP with respect to material UK and Dutch tax consequences of the transaction***

Exhibit
Number	Description

10.1	First Subscription Agreement among Barclays PLC and Upper Chance Group Limited and China Development Bank, dated July 23, 2007**
10.2	Conditional Investment Agreement among Barclays PLC, China Development Bank, Upper Chance Group Limited and JPMorgan Cazenove Limited, dated July 23, 2007**
10.3	Fullerton Subscription Agreement among Barclays PLC, Clover Investments (Mauritius) PTE LTD, Centaura Investments (Mauritius) PTE LTD, Baytree Investments (Mauritius) PTE LTD, Fullerton Management PTE LTD and JPMorgan Cazenove Limited, dated July 23, 2007**
21.1	Subsidiaries of Barclays PLC (incorporated by reference to Exhibit 8.1 to the Annual Report on Form 20-F of Barclays PLC and Barclays Bank PLC for the year ended December 31, 2006, filed on March 26, 2007)
23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm
23.2	Consent of Ernst & Young Accountants, independent registered public accounting firm
23.3	Consent of Clifford Chance LLP (included in Exhibit 5.1, Exhibit 5.2 and Exhibit 8.2)
23.4	Consent of Sullivan & Cromwell LLP (included in Exhibit 8.1)
24.1	Power of Attorney of Certain Directors and Officers of Barclays PLC*
24.2	Power of Attorney of Authorized Representative in the United States of Barclays PLC*
99.1	Form of Consent of Proposed Directors*
99.2	Form of ADS Letter of Transmittal (ABN AMRO ADSs)***
99.3	Form of Deed of Transfer — Primary Exchange (ABN AMRO ordinary shares)***
99.4	Form of Deed of Transfer — Alternative Exchange (ABN AMRO ordinary shares)***
99.5	Form of Notice of Guaranteed Delivery (ABN AMRO ADSs)***
99.6	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (ABN AMRO ADSs)***
99.7	Form of Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (ABN AMRO ADSs)***
99.8	Consent of Mr. Martinez***
99.9	Consent of Mr. Boumeester***
99.10	Consent of Mr. Groenink***
99.11	Consent of Mr. Kramer***
99.12	Consent of Ms. Maas-de Brouwer***
99.13	Consent of Mr. Olijslager***
99.14	Consent of Mr. Ruys***
99.15	Consent of Mr. Scaroni***
99.16	Consent of Mr. van den Bergh***

*	Previously filed with the Barclays Registration Statement on Form F-4 on June 12, 2007.

**	Previously filed with Pre-Effective Amendment No. 2 to the Barclays Registration Statement on Form F-4 on July 27, 2007.

***	Previously filed with Pre-Effective Amendment No. 3 to the Barclays Registration Statement on Form F-4 on August 3, 2007.

Item 22.	Undertakings.
      The undersigned registrant hereby undertakes:

(a) (1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 per cent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8A of Form 20-F at the start of any delayed offering or throughout a continuous offering;

(5)	To include any financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3;

(b)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue;

(d)	(i) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the US for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request; and

(e)	To supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, on this sixth day of August 2007.

Barclays plc

By:	/s/ Lawrence Dickinson

Name: Lawrence Dickinson
Title: Company Secretary
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons, in the capacities indicated, on August 6, 2007.

Signature	Title

* Marcus Agius	Chairman (Chairman of the Board)

* John Varley	Group Chief Executive (Board and Executive Committee member)

* Robert E. Diamond Jr.	President, Barclays PLC and CEO of Investment Banking and Investment Management (Board and Executive Committee member)

* Gary Hoffman	Group Vice Chairman (Board member)

* Christopher Lucas	Group Finance Director (Board and Executive Committee member)

* Frederik Seegers	Chief Executive, Global Retail and Commercial Banking (Board and Executive Committee member)

* David Booth	Non Executive Director (Board member)

* Sir Richard Broadbent	Senior Independent Director (Board member)

* Fulvio Conti	Non Executive Director (Board member)

* Dr. Daniël Cronjé	Non Executive Director (Board member)

Signature	Title

* Professor Dame Sandra Dawson	Non Executive Director (Board member)

* Sir Andrew Likierman	Non Executive Director (Board member)

* Sir Nigel Rudd	Deputy Chairman (Board member)

* Sir John Sunderland	Non Executive Director (Board member)

* James Walker	Authorized Representative in the United States

*By: /s/ Lawrence Dickinson

Lawrence Dickinson
Attorney-in-Fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Amsterdam, on this sixth day of August 2007.

Barclays (Netherlands) n.v.

By:	/s/ Dirk Peter Stolp

Name: Dirk Peter Stolp
Title: Managing Director
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons, in the capacities indicated, on August 6, 2007.

Signature	Title

* Mark Harding	Managing Director

* Andreas Gerardus Maria Nagelmaker	Managing Director

/s/ Dirk Peter Stolp Dirk Peter Stolp	Managing Director

* James Walker	Authorized Representative in the United States

*By:	/s/ Dirk Peter Stolp

Dirk Peter Stolp
Attorney-in-Fact

Exhibit Index

Exhibit
Number	Description

2.1	Merger Protocol, dated April 23, 2007, between ABN AMRO Holding N.V. and Barclays PLC, as amended by the Merger Protocol Amendment Letter, dated July 23, 2007, the Merger Protocol Amendment Letter, dated July 30, 2007, and the letter agreement, dated August 3, 2007 (included as Annex A-1, Annex A-2, Annex A-3 and Annex A-4, respectively, to the offer document/prospectus contained in this registration statement)
3.1	Memorandum and Articles of Association of Barclays PLC, as adopted on April 26, 2007 (incorporated by reference to the Current Report on Form 6-K of Barclays PLC, filed on June 21, 2007)
3.2	Articles of Association of Barclays (Netherlands) N.V.
5.1	Opinion of Clifford Chance LLP with respect to the validity of the Barclays ordinary shares to be registered***
5.2	Opinion of Clifford Chance LLP with respect to the validity of the Barclays (Netherlands) ordinary shares to be registered
8.1	Opinion of Sullivan & Cromwell LLP with respect to material US tax consequences of the transaction***
8.2	Opinion of Clifford Chance LLP with respect to material UK and Dutch tax consequences of the transaction***
10.1	First Subscription Agreement among Barclays PLC and Upper Chance Group Limited and China Development Bank, dated July 23, 2007**
10.2	Conditional Investment Agreement among Barclays PLC, China Development Bank, Upper Chance Group Limited and JPMorgan Cazenove Limited, dated July 23, 2007**
10.3	Fullerton Subscription Agreement among Barclays PLC, Clover Investments (Mauritius) PTE LTD, Centaura Investments (Mauritius) PTE LTD, Baytree Investments (Mauritius) PTE LTD, Fullerton Management PTE LTD and JPMorgan Cazenove Limited, dated July 23, 2007**
21.1	Subsidiaries of Barclays PLC (incorporated by reference to Exhibit 8.1 to the Annual Report on Form 20-F of Barclays PLC and Barclays Bank PLC for the year ended December 31, 2006, filed on March 26, 2007)
23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm
23.2	Consent of Ernst & Young Accountants, independent registered public accounting firm
23.3	Consent of Clifford Chance LLP (included in Exhibit 5.1, Exhibit 5.2 and Exhibit 8.2)
23.4	Consent of Sullivan & Cromwell LLP (included in Exhibit 8.1)
24.1	Power of Attorney of Certain Directors and Officers of Barclays PLC*
24.2	Power of Attorney of Authorized Representative in the United States of Barclays PLC*
99.1	Form of Consent of Proposed Directors*
99.2	Form of ADS Letter of Transmittal (ABN AMRO ADSs)***
99.3	Form of Deed of Transfer — Primary Exchange (ABN AMRO ordinary shares)***
99.4	Form of Deed of Transfer — Alternative Exchange (ABN AMRO ordinary shares)***
99.5	Form of Notice of Guaranteed Delivery (ABN AMRO ADSs)***
99.6	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (ABN AMRO ADSs)***
99.7	Form of Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (ABN AMRO ADSs)***
99.8	Consent of Mr. Martinez***
99.9	Consent of Mr. Boumeester***
99.10	Consent of Mr. Groenink***
99.11	Consent of Mr. Kramer***
99.12	Consent of Ms. Maas-de Brouwer***
99.13	Consent of Mr. Olijslager***
99.14	Consent of Mr. Ruys***
99.15	Consent of Mr. Scaroni***
99.16	Consent of Mr. van den Bergh***

*	Previously filed with the Barclays Registration Statement on Form F-4 on June 12, 2007.

**	Previously filed with Pre-Effective Amendment No. 2 to the Barclays Registration Statement on Form F-4 on July 27, 2007.

***	Previously filed with Pre-Effective Amendment No. 3 to the Barclays Registration Statement on Form F-4 on August 3, 2007.